SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

SK-1300 Technical Report Summary Elk Creek Project, Nebraska	Prepared For: NioCorp Developments Ltd. EFFECTIVE DAte: June 30, 2026 Signature Date: September 23, 2026

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Prepared and Signed by:

1.
Dahrouge Geological Consulting USA Ltd.
2.
SMH Process Innovation.
3.
Dumas Contracting USA Inc.
4.
Amplify Mine Planning LLC
5.
BBA Consultants International LP
6.
Olsson
7.
Adrian Brown Consultants Inc.
8.
Andrieux & Associates Geomechanics Consulting, L.P.
9.
Tetra Tech
10.
Metallurgy Concept Solutions
11.
Magemi Mining Inc.
12.
T Engineering
13.
Scott Honan, M.Sc., SME-RM, NioCorp Developments Ltd.

i | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Table of Contents

1	Executive Summary	1
1.1	Principal Outcomes	1
1.2	Property Location, Description & Ownership	1
1.3	History	2
1.4	Geological Setting & Mineralization	2
1.5	Exploration and Drilling	3
1.6	Mineral Processing & Metallurgical Testing	3
1.6.1	Mineral Processing	3
1.6.2	Hydrometallurgical Testing (Hydromet)	4
1.6.3	Pyrometallurgical Processing (Pyromet)	4
1.7	Mineral Resource Estimation	5
1.8	Mineral Reserve Estimation	6
1.9	Mining Methods	7
1.10	Recovery Methods	8
1.11	Project Infrastructure	9
1.11.1	Tailings	10
1.12	Markets and Contracts	10
1.13	Environmental Studies, Permitting & Social or Community Impact	11
1.14	Capital Cost Estimate	13
1.15	Operating Cost Estimate	14
1.16	Economic Analysis	14
1.17	Conclusions and Recommendations	16
2	Introduction	18
2.1	Registrant	18
2.2	Terms of Reference and Purpose of the Report	18
2.3	Sources of Information	19
2.4	Effective Date	19
2.5	Details of Inspection	19
2.6	Qualifications of Qualified Persons	20
2.7	Units of Measure	22
3	Property Description & Location	22
3.1	Property Location	22
3.2	Mineral Title and Land Tenure	23
3.2.1	Nature and extent of Issuer’s Interest	25
3.3	Royalties, Agreements and Encumbrances	25
3.4	Environmental Liabilities and Permitting	25
3.5	Other Significant Factors and Risks	26
4	Accessibility, Climate, Local Resources, Infrastructure and Physiography	27
4.1	Accessibility and Transportation to the Property	27
4.2	Climate and Length of Operating Season	28
4.3	Physiography	28
4.4	Infrastructure and Local Resources	28
5	History	29
5.1	Exploration History	29
5.2	Ownership History	30
5.3	Historical Mineral Resource Estimates	30
5.4	Historical Mineral Reserve Estimates	30

ii | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

5.5	Historical Production	31
6	Geological Setting, Mineralization and Deposit	32
6.1	Regional Geology	32
6.2	Property Geology	34
6.2.1	Marine Sedimentary Rocks	36
6.2.2	Elk Creek Carbonatite	37
6.2.3	Structural Geology	38
6.3	Mineralization	39
6.3.1	Niobium and Titanium Mineralization	40
6.3.2	Scandium Mineralization	42
6.3.3	Rare Earth Element Mineralization	42
6.4	Deposit Type	43
7	Exploration and Drilling	46
7.1	Exploration	46
7.2	Drilling	47
7.2.1	Project Drilling Procedures	50
7.2.1.1	Collar and Downhole Surveys	50
7.2.1.2	Geomechanical Core Logging	51
7.2.1.3	Geological Core Logging	51
8	Sample Preparation, Analyses & Security	52
8.1	Sample Preparation & Security	52
8.2	Sample Analysis Procedures	54
8.3	Quality Assurance & Quality Control (“QAQC”) Programs	55
8.3.1	Historical QAQC	55
8.3.1.1	Molycorp, 1973-1986	57
8.3.1.2	NioCorp, 2011-2014	58
8.3.1.3	Historical Re-Sampling Programs, 2010-2021	58
8.3.1.4	Quality Assurance and Quality Control	59
8.3.2	NioCorp 2025 QAQC	60
8.3.2.1	Field Quartz Blanks	60
8.3.2.2	Certified Reference Material	62
8.3.2.2.1	Nb2O5standards and Certified Reference Material	63
8.3.2.2.2	Sc standards and Certified Reference Material	64
8.3.2.2.3	TiO2 standards and Certified Reference Material	65
8.3.2.2.4	Certified Reference Material and other REE results.	65
8.3.2.3	Duplicates	67
8.3.2.4	Third Party Check Samples	74
8.4	Qualified Person’s Opinion on the Adequacy of Sample Preparation, Security & Procedures	77
9	Data Verification	78
9.1	Data Validation	78
9.1.1	Core Processing Protocols	79
9.1.2	Database Validation	79
9.1.3	NioCorp QAQC	79
9.2	Limitations	79
9.3	Qualified Person’s Opinion	80
10	Mineral Processing and Metallurgical Testing	81
10.1	Historical Test Work	81
10.2	Mineral Processing	81

iii | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

10.3	Hydrometallurgy	82
10.3.1	Mineralogy and Feed Characterization	82
10.3.2	Process Development & Flowsheet	83
10.3.2.1	Metallurgical Recoveries and Performance	83
10.3.2.1.1	Area 100 – Ore Activation	84
10.3.2.1.2	Area 200 - Ammonium Chloride Cycle	84
10.3.2.1.3	Area 300 - Hydrochloric Leach	87
10.3.2.1.4	Area 400 – Sulfuric Acid	90
10.3.2.1.5	Area 500 – Chlorination	92
10.3.2.1.6	Area 600 – Rare Earth Elements Extraction	96
10.3.2.1.7	Area 700 - Rare Earth Separation	98
10.3.2.1.8	Area 800 - Chloride Recovery	104
10.3.3	Significant Factors	107
10.4	Pyrometallurgy	108
11	Mineral Resource Estimate	112
11.1	Introduction	112
11.2	Source Database	112
11.3	Geological Domaining	113
11.4	Density Determination and Assignment	113
11.5	Exploratory Data Analysis	114
11.5.1	Distributed Analysis	114
11.5.2	Top Cut Analysis	119
11.5.3	Declustering	124
11.5.4	Correlation Analysis	125
11.6	Data Preparation	126
11.7	Variography	127
11.8	Block Model Resource Estimation	132
11.8.1	Block Model Configuration	132
11.8.2	Estimation Method	133
11.8.3	Estimation Pass Structure	133
11.9	Model Validation	135
11.10	Mineral Resource Classification	140
11.11	Reasonable Prospects of Eventual Economic Extraction	140
11.12	Cut-Off Grade	141
11.13	Mineral Resource Tabulation	141
11.14	Mineral Resource Sensitivity	142
11.15	Relevant Factors	143
12	Mineral Reserve Estimates	144
12.1	Introduction	144
12.2	Conversion, Assumptions, Parameters & Methods	146
12.2.1	Dilution	146
12.2.2	Recovery	148
12.2.3	COG / NSR Calculation	149
12.2.4	Mine Design	153
12.3	Reserves	153
12.4	Relevant Factors	156
13	Mining Methods	157
13.1	Geology Overview	157
13.2	Rock Engineering	157

iv | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

13.2.1	Geomechanical Appraisal	157
13.2.1.1	Available Geomechanical Data	157
13.2.1.2	Data Gaps	158
13.2.1.3	In-Situ Stress Conditions	159
13.2.1.4	Rock Mass Geomechanical Domains	159
13.2.1.5	Intact Rock Properties	160
13.2.1.6	Property-Scale Structures	161
13.2.1.7	Rock Mass Jointing	161
13.2.1.8	Rock Mass Classification	163
13.2.1.9	Anticipated Rock Mass Behaviour	163
13.2.2	Geomechanical Guidelines for Mine Design	165
13.2.2.1	Stope Dimensions and Dilution Estimates	165
13.2.2.2	Dimension of Pillars	166
13.2.2.3	Backfill Strength Requirement	167
13.2.2.4	Seismic Conditions	167
13.2.2.5	Infrastructure Proximity Relative to Ore Body	167
13.2.2.6	Ground Support	168
13.3	Hydrogeology Design Parameters	169
13.3.1	Conceptual Hydrogeology	170
13.3.2	Mine Inflow Control	176
13.3.2.1	Mine Inflow	176
13.3.2.2	Groutability of the Elk Creek Orebody	178
13.3.2.3	Grouting Design	181
13.3.2.4	Grout hole drilling	185
13.3.2.5	Inrush Safety	186
13.4	Mine Design	189
13.4.1	Selection of Mining Method	189
13.4.2	Stope Optimization	191
13.4.3	Stope Design	192
13.4.4	Development Design	194
13.4.5	Mine Access	198
13.4.5.1	Dual Portal Box Cut	198
13.4.5.2	Fresh Air Raise	199
13.5	Production Schedule	200
13.5.1	Productivity	200
13.5.2	Box Cut, Portal and Ramp Development	203
13.5.3	Primary Haulage Ramp & Secondary Access Ramp	205
13.5.4	Development and Production Schedule	205
13.6	Mining Operations	208
13.6.1	Production Schedule	208
13.6.2	Development	209
13.6.3	Truck and LHD Haulage	209
13.6.3.1	Development Phase Haulage	209
13.6.3.2	Transition to Railveyor Haulage	210
13.6.3.3	Production Phase Haulage	210
13.6.4	Backfilling	211
13.6.4.1	Normal Operation	211
13.6.4.1.1	Paste Backfill Quality Control	211
13.6.4.2	Upset Conditions	211

v | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

13.6.5	Ground Support	212
13.6.6	Grade Control and Reconciliation	212
13.7	Ventilation	212
13.8	Airflow Requirements	213
13.8.1	Ventilation Controls	218
13.8.1.1	Ventilation on Demand (VOD)	218
13.8.1.2	Surface Intake Fans	218
13.8.1.3	Auxiliary Fans	218
13.8.1.4	Monitoring and Control Infrastructure	219
13.8.2	Ventilation Model	219
13.8.2.1	Ventilation Numerical Modelling	219
13.8.3	Ventilation Equipment	221
13.8.3.1	Main Surface Ventilation	221
13.8.3.2	Auxiliary Ventilation	223
13.8.3.3	Development Headings	223
13.8.3.4	Crosscut (Draw Points) and Ore/Waste Pass Ventilation	223
13.8.3.5	Substations, Sumps, and Refuge Station Ventilation	223
13.8.3.6	Railveyor Loadout Ventilation	223
13.8.4	Recommended Ventilation Infrastructure	224
13.8.5	Ventilation Power Consumption	225
13.8.6	Mine Air Heating	226
13.8.6.1	Primary Equipment Heat	226
13.8.6.2	Railveyor Heat Loads	226
13.8.6.3	Sumps, Substations, Shops, and Refuge Stations	226
13.8.7	Thermal Exposure	231
13.9	Mine Infrastructure and Services	231
13.9.1	Material Handling System	231
13.9.2	Mine Dewatering System	233
13.9.3	Compressed Air System	235
13.9.4	Underground Water Supply	236
13.9.5	Underground Fuel Storage and Distribution	236
13.9.6	Workshop, Maintenance Bays, and Warehouse	237
13.9.7	Explosives Storage	238
13.9.8	Refuge Stations	239
13.9.9	Surface Electrical Distribution	240
13.9.10	Underground Electrical Distribution	241
13.9.11	Electrical Buried Services Distribution	242
13.9.12	Development Face Grouting	243
13.9.13	Dust Suppression System	244
13.9.14	Communications Systems	244
13.9.15	Safety and Health	245
13.9.16	Workforce	246
13.9.16.1	Development Phase	246
13.9.16.2	Full Production Phase	246
13.9.16.3	Direct and Indirect Designations	246
13.9.16.4	Engineering Maturity and Risk Statement	247
13.9.17	Equipment	247
13.9.17.1	Equipment Strategy and Fleet Basis	247
13.9.17.2	Underground Haulage and Material Handling	247

vi | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

13.9.17.2.1	Load-Haul-Dump Equipment	248
13.9.17.2.2	Engineering Maturity and Implementation	248
13.9.17.2.3	Equipment Table	248
14	Process and Recovery Methods	251
14.1	Overview	251
14.2	Process Plant Design Criteria	252
14.2.1	Surface Crushing, Ore Storage & Mineral Processing	252
14.2.2	Hydrometallurgical Plant	254
14.2.3	Pyrometallurgical Plant	277
14.3	Flowsheets and Process Description	279
14.3.1	Surface Crushing, Ore Storage & Mineral Processing Plant	279
14.3.2	Hydrometallurgical Plant	281
14.3.3	Pyrometallurgical Plant	299
14.3.3.1	Furnace Feed System	301
14.3.3.2	Furnace Operation	302
14.3.3.3	Design of the Induction Furnace	302
14.3.3.3.1	Tapping Schedule — Design Basis	302
14.4	Mass Balances	303
14.4.1	Surface Crushing, Ore Storage & Mineral Processing Plant	303
14.4.2	Hydrometallurgical Plant	304
14.4.3	Pyrometallurgical Plant	310
14.5	Process Equipment	312
14.5.1	Surface Crushing, Ore Storage & Mineral Processing Plant	312
14.5.2	Hydrometallurgical Plant	313
14.5.3	Pyrometallurgical Plant	340
14.6	Power Requirements	341
14.6.1	Surface Crushing, Ore Storage & Mineral Processing Plant	341
14.6.2	Hydrometallurgical Plant	341
14.6.3	Pyrometallurgical Plant	342
14.7	Plant Layout	342
14.7.1	General	342
14.7.2	Mineral Processing Plant, Surface Crushing and Ore Storage	343
14.7.3	Hydrometallurgical Plant	344
14.7.4	Pyrometallurgical Plant	344
15	Project Infrastructure	349
15.1	General Information Site Layout	349
15.2	Electrical Power	350
15.2.1	Microgrid	350
15.2.2	Electrical Power Distribution - Plant and Facilities	350
15.2.3	Electrical Power Distribution – Underground	350
15.2.4	Emergency Power Generation	350
15.3	Control & Communications	351
15.3.1	Process Control System	351
15.3.2	Site Communications	351
15.3.3	Access and Security System	351
15.4	Natural Gas	351
15.4.1	Natural Gas Pipeline to Site	351
15.4.2	Natural Gas Distribution on Site	351
15.5	Plant Water	351

vii | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

15.5.1	Water Treatment Plant	351
15.5.1.1	Flow Equalization	353
15.5.1.2	Softening Clarification	353
15.5.1.3	Multimedia Filtration	353
15.5.1.4	Reverse Osmosis (RO) System	354
15.5.1.5	Sludge Handling	354
15.5.1.6	Evaporation and Crystallization System	355
15.5.2	Process Water	357
15.5.3	Fire Water	357
15.5.4	Potable Water	358
15.6	Auxiliary Buildings and Facilities	358
15.6.1	Mining Infrastructure	358
15.6.2	Supporting Infrastructure	360
15.7	Roads	362
15.7.1	Main Access Road to Site	362
15.7.2	Secondary Site Access Roads	362
15.7.3	Secondary Site Roads	362
15.8	Carbonatite Rock Stockpile	362
15.9	Surface Water Management for TSF and Temporary Stockpile Areas	364
15.9.1	Stockpile	364
15.9.2	Tailings Storage Facility (“TSF”)	364
15.10	Tailings Surface Logistics	367
15.11	Tailings Storage and Associated Facilities	367
15.11.1	Overview and Capacity	367
15.11.2	Design Basis	368
15.11.3	Embankment Configuration	368
15.11.4	Liner System	369
15.11.5	Instrumentation	369
15.11.6	Conceptual Closure	370
15.12	Salt Management Cells	370
15.12.1	Mine Water Holding Function	370
15.12.2	Wastewater Treatment Solids Disposal	371
15.13	Paste Backfill System and Underground Distribution	372
15.13.1	Paste Backfill Plant	372
15.13.1.1	Basis of Design	372
15.13.1.2	Key Design Parameters	373
15.13.1.3	Process Description	374
15.13.1.4	Paste Backfill Plant Design	376
15.13.1.5	Power Requirements	379
15.13.2	Paste Distribution System	379
15.13.2.1	Throughput	379
15.13.2.2	Hydraulic Modelling	379
15.13.2.3	Paste Distribution System Process Description	380
15.13.3	Paste Backfill Test Work	380
15.13.3.1	Characterization	381
15.13.3.2	Paste Mix Design	381
16	Market Studies	382
16.1	Market Studies	382
16.1.1	Niobium Market Overview	382

viii | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

16.1.2	Titanium Tetrachloride (TiCl4) Market Overview	384
16.1.3	Scandium Trioxide Market Overview	388
16.1.3.1	Scandium Trioxide Market Supply	389
16.1.3.2	Scandium Trioxide Market Demands	390
16.1.3.3	Scandium Trioxide Pricing	394
16.1.4	Rare Earth Market Overview	396
16.1.4.1	Market Demand	398
16.1.4.2	Pricing	400
16.2	Contracts and Status	403
16.2.1	Ferroniobium Offtake Agreement with Thyssen Krupp Metallurgical Products GmbH	403
16.2.2	Definitive Offtake Agreement with Traxys North America LLC	404
16.3	Market Dynamics	406
16.3.1	Scandium	406
16.3.2	Dysprosium and Terbium	410
16.3.3	Economic Model Pricing	411
17	Environmental Studies, Permitting & Plans, Negotiations, or Agreements with Local Individuals or Groups	413
17.1	Environmental Studies	413
17.1.1	Soils	413
17.1.2	Climate/Meteorology/Air Quality	413
17.1.3	Cultural and Archaeological Resources	413
17.1.4	Vegetation	413
17.1.5	Wildlife	414
17.1.6	Threatened, Endangered, and Special Status Species	414
17.1.7	Land Use	415
17.1.8	Hydrogeology (Groundwater)	415
17.1.9	Hydrology (Surface Water)	416
17.1.10	Environmental Geochemistry	416
17.1.11	Known Environmental Issues	419
17.2	Waste Management & Disposal	419
17.2.1	Mine Overburden	419
17.2.2	Tailings/Waste Rock/Process Waste (Onsite)	419
17.2.3	Project Waste Disposal (Offsite)	419
17.2.4	Site Monitoring	420
17.2.5	Water Management	420
17.2.6	Chemical and Reagents Handling	420
17.3	Project Permitting Requirements	421
17.3.1	Nebraska Underground Injection Control	426
17.3.2	DHHS Radioactive Materials Program and Licensing	426
17.3.3	Nebraska Air Quality Permitting	426
17.3.4	Nebraska Dam Permitting	427
17.3.5	Permitting Status	428
17.3.6	Post-Performance and Reclamation Bonding	429
17.4	Community Relations and Social Responsibilities	430
17.4.1	Safety and Health	430
17.5	Reclamation & Closure	430
17.5.1	Surface Disturbance	430
17.5.2	Buildings and Equipment	431
17.5.3	Tailings Disposal Facility	431

ix | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

17.5.4	Closure Cost Estimate	431
17.6	International Standards & Guidelines	432
18	Capital and Operating Costs	433
18.1	Capital Cost Estimate	433
18.1.1	Basis of Estimate	433
18.1.1.1	Mining, Process, and Infrastructure Capital Cost	433
18.1.1.2	Tailings and Tailings Water Management Capital Costs	433
18.2	Capital Cost Summary	433
18.2.1	Capitalized Pre-production Costs	434
18.2.2	Mining Capital Costs	434
18.2.3	Processing Plant Capital Costs	435
18.2.3.1	Processing Indirects	436
18.2.3.2	Process Commissioning	436
18.2.4	Tailings, Stockpile, Salt Management and Paste Tailings Costs	436
18.2.5	Water Management and Infrastructure	437
18.2.6	Site Preparation and Infrastructure Capital Costs	437
18.2.7	Owner’s Costs	437
18.2.8	Closure and Reclamation	438
18.2.9	Sustaining Capital Costs	439
18.2.10	Contingency	439
18.3	Operating Costs	439
18.3.1	Basis of Estimate (BoE)	439
18.3.1.1	Mining Operating Costs BoE	439
18.3.1.2	Process Plant Operating Costs BoE	440
18.3.1.3	Tailings Management Costs	441
18.3.1.4	General and Administrative (G&A) Costs BoE	441
18.3.1.5	Water Supply Operating Costs BoE	441
18.3.1.6	Closure and Reclamation	441
18.3.2	Operating Cost Summary	442
18.3.2.1	Mining Operating Costs	442
18.3.2.2	Process Plants Operating Costs	443
18.3.2.3	Tailings and Salt Management Operating Costs	446
18.3.2.4	Site G&A Operating Costs	446
18.3.3	Mine Operating Costs	448
19	Economic Analysis	450
19.1	Cautionary Statement	450
19.2	Methodology Used	450
19.3	Financial Model Parameters and Assumptions	451
19.3.1	Physicals	452
19.3.2	Revenue	453
19.3.3	Operating	456
19.3.4	Capital Costs	456
19.4	Cashflow Forecasts & Annual Production Forecasts	457
19.5	Taxes, Royalties & Other Interests	458
19.6	Sensitivity Analysis	459
20	Adjacent Properties	465
21	Other Relevant Data and Information	466
21.1	Project Implementation Plan	466
21.1.1	Project Cost Objectives	466

x | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

21.1.2	Project Schedule Objectives	466
21.1.3	Early Works	467
21.1.4	Project Team	467
21.1.5	Project and Document Control	467
21.1.6	Engineering	468
21.1.7	Supply Chain and Procurement	468
21.1.8	Construction Management	468
21.1.9	Commissioning, Operational Readiness, and Early Operations	469
21.2	Risk Assessment	470
21.2.1	2022 Risk and Current Status	470
22	Interpretations and Conclusions	476
22.1	Geology & Mineral Resource	476
22.2	Mining & Mineral Reserve	477
22.3	Recovery Methods	477
22.4	Processing & Metallurgical Testing	478
22.5	Infrastructure	479
22.5.1	Tailings Storage Facility	480
22.6	Environmental, Permitting & Social or Community Considerations	480
22.7	Market Studies & Contracts	481
22.8	Projected Economic Outcomes	482
23	Recommendations	483
23.1	Geology and Resources	483
23.2	Hydrometallurgical Plant	483
23.3	Geomechnical	484
23.4	Mining & Reserves	484
23.5	Pyrometallurgical Plant	485
23.6	Recovery Methods	485
23.7	Infrastructure	485
23.8	Environmental & Social	486
23.9	Summary of Costs for Recommended Work	487
24	References	488
24.1	Definition of Terms	493
24.2	Abbreviations	495
25	Reliance on Information Provided By the Registrant	499
26	Signature Page	500

xi | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

List of Figures

Figure 3-1:	Project Location Map	23
Figure 3-2:	Project Tenure Map	24
Figure 3-3:	Net Smelter Return (“NSR”) Map	25
Figure 4-1:	Project Access	27
Figure 6-1:	Regional Geology	33
Figure 6-2:	Merged Aeromagnetic Anomaly Map of Nebraska, Kansas and Oklahoma showing Midcontinental Rift and Nemaha Uplift	34
Figure 6-3	Generalized Stratigraphy of the Elk Creek Area	35
Figure 6-4:	(Left) Drill core illustrating the transition from eroded paleosurface of the Elk Creek Carbonatite Complex to the “Limestone Breccia”. (Right) Photographs of microstructures in the drill core.	36
Figure 6-5:	Plan view of the location of the mineralized carbonatite (outlined in red) with underground development projected to surface	40
Figure 6-6:	Plan and Cross -Sections of Geologic Model Hanging Wall Boundary and Mineralized Domain	40
Figure 6-7:	Basic Statistics of Nb2O5Mineralization	41
Figure 6-8:	Correlation Statistics of Nb2O5 and TiO2 and Fe2O3	42
Figure 6-9:	Basic Statistics of Sc Mineralization	42
Figure 6-10:	Schematic Diagram of St. Honoré Carbonatite	45
Figure 7-1:	Geology of the Elk Creek Carbonatite as expressed in drill holes at an elevation of 394 ft (120 m) AMSL (approximately 755 ft or 230 m BGS)	46
Figure 7-2:	All drilling completed within the area of the Elk Creek Carbonatite Complex	48
Figure 7-3:	2025 Drillhole locations on the Project	49
Figure 8-1:	Sample Process Flow Chart (2014 - 2025 drill programs)	53
Figure 8-2:	NioCorp Technicians cutting core at the project site.	53
Figure 8-3:	Secure storage of the NioCorp Drill holes and pulps.	54
Figure 8-4:	Summary of Blank Control Charts for Nb2O5, Sc, TiO2 Submission SGS for the 2025 Drill Program	62
Figure 8-5:	Summary of Blank Control Charts for Nd, Pr, Dy and Tb Submissions to SGS	62
Figure 8-6:	OREAS465 and OREAS464 Results for Nb2O5	64
Figure 8-7:	OREAS465 and OREAS464 Results for Sc	64
Figure 8-8:	OREAS465 and OREAS464 Results for TiO2	65
Figure 8-9:	Paired Relative Difference and an XY Scatter Comparison of Original Versus Quarter (Pulp Duplicate) Core Duplicate Analysis for Analytes Nb2O5 and Sc	67
Figure 8-10:	Paired Relative Difference and an XY Scatter Comparison of Original Versus Quarter (Pulp Duplicate) Core Duplicate Analysis for Analytes TiO2, Nd, Pr, Dy and Tb	68
Figure 8-11:	Paired Relative Difference and an XY Scatter Comparison of Original Versus Quarter (Coarse Reject Duplicate) Core Duplicate Analysis for Analytes Nb2O5, Sc and TiO2	69
Figure 8-12:	Paired Relative Difference and an XY Scatter Comparison of Original Versus Quarter (Coarse Reject Duplicate) Core Duplicate Analysis for Analytes Nd and Pr.	70
Figure 8-13:	Paired Relative Difference and an XY Scatter Comparison of Original Versus Quarter (Coarse Reject Duplicate) Core Duplicate Analysis for Analytes Dy and Tb.	71
Figure 8-14:	Paired Relative Difference and an XY Scatter Comparison of Original Versus Quarter (Coarse Reject Duplicate) Core Duplicate Analysis for Analytes Nb2O5, Sc and TiO2	72

xii | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Figure 8-15:	Paired Relative Difference and an XY Scatter Comparison of Original Versus Quarter (Coarse Reject Duplicate) Core Duplicate Analysis for Analytes Nd and Pr	73
Figure 8-16:	Paired Relative Difference and an XY Scatter Comparison of Original Versus Quarter (Coarse Reject Duplicate) Core Duplicate Analysis for Analytes Dy and Tb	74
Figure 8-17:	Paired Relative Difference and an XY Scatter Comparison of Original Versus Quarter (External Lab Duplicate) Core Duplicate Analysis for Analytes Nb2O5, Sc and TiO2	75
Figure 8-18:	Paired Relative Difference and an XY Scatter Comparison of Original Versus Quarter (External Lab Duplicate) Core Duplicate Analysis for Analytes Nd and Pr	76
Figure 8-19:	Paired Relative Difference and an XY Scatter Comparison of Original Versus Quarter (External Lab Duplicate) Core Duplicate Analysis for Analytes Dy and Tb.	77
Figure 10-1:	Calcium (top) and Magnesium (bottom) concentration over time and moving average trendline.	86
Figure 10-2:	Ammonium chloride leach performance for Ca and Mg.	87
Figure 10-3:	Ca and Mg leaching performance per countercurrent leach stage.	87
Figure 10-4:	(a) Ca and Mg distribution in the precipitate from the Ca Precipitation (CaP) and the Magnesium Precipitation (MgP). (b) The aqueous concentration in grams per liter of Ca and Mg after the precipitation process.	87
Figure 10-5:	Leach efficiencies for leach 1 and leach 2 in the counter current leach process.	90
Figure 10-6:	Ti and Nb water leaching efficiency of acid baked material over various tests.	91
Figure 10-7:	Aqueous concentration in gram per liter throughout the hydrolysis procedure for Ti and Nb. (a) NCPn-16, (b) NCPn-17, (c) NCPn-18.	92
Figure 10-8:	L3 2026	93
Figure 10-9:	Phase II Chlorination Equipment Design	95
Figure 10-10:	Concentration of elements over time in the Extraction stage of the solvent extraction system.	99
Figure 10-11:	Concentration of elements over time in the Scrub stage of the solvent extraction system.	99
Figure 10-12:	Concentration of elements over time in the Strip 1 stage of the solvent extraction system.	100
Figure 10-13:	Concentration of elements over time in the Strip 2 and Strip 3 stages of the solvent extraction system.	101
Figure 10-14:	Distribution of the LREEs throughout the circuit.	102
Figure 10-15:	Distribution of the SEG REEs throughout the circuit.	103
Figure 10-16:	Distribution of the Tb, Dy, and Y throughout the circuit.	104
Figure 10-17:	Distribution of the HREEs throughout the circuit.	104
Figure 10-18:	Demonstration Ferric Chloride Pyro-Hydrolysis Reactor Unit Photo	105
Figure 10-19:	Demonstration Ferric Chloride Pyro-Hydrolysis Reactor Unit Schematic	106
Figure 10-20:	Iron Oxide Residue	107
Figure 10-21:	Pyrohydrolysis residue elemental distribution.	107
Figure 10-22:	Chemical analysis results for the 400 g sample supplied by L3 Process Development	110
Figure 11-1:	Nb2O5Grade distribution by domain	115
Figure 11-2:	TiO2 Grade distribution by domain	116
Figure 11-3:	Sc Grade distribution by domain	117
Figure 11-4:	TREO Grade distribution by domain	118
Figure 11-5:	Nb2O5Log Probability Plot	121
Figure 11-6:	TiO2 Log Probability Plot	121

xiii | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Figure 11-7:	Sc Log Probability Plot	122
Figure 11-8:	TREO Log Probability Plot	123
Figure 11-9:	Nb2O5 Ortho Directional Variogram for MCarb Domain.	128
Figure 11-10:	Sc Omni Directional Variogram for MCarb Domain	129
Figure 11-11:	TiO2 Omni Directional Variogram for MCarb Domain	130
Figure 11-12:	TREO Omni Directional Variogram for MCarb Domain.	131
Figure 11-13:	Swath Plot Nb2O5for the MCarb Domain	137
Figure 11-14:	Swath Plot Sc for the MCarb Domain	137
Figure 11-15:	Swath Plot TiO2for the MCarb Domain	138
Figure 11-16:	Swath Plot TREO for the MCarb Domain	139
Figure 12-1:	2026 Elk Creek Study Mine Design	145
Figure 12-2:	Sources of Mining Dilution for Typical Stope Layout (Not to scale).	147
Figure 12-3:	NioCorp Grade (Nb2O5)-Tonne Curves Based on NSR Cut-Off	150
Figure 12-4:	NioCorp Grade/Tonne Curves Based on NSR Cut-Off (TiO2)	151
Figure 12-5:	NioCorp Grade (Sc ppm) – Grade Tonne Curves Based on NSR Cut-Off	151
Figure 12-6:	NioCorp Grade (TREO %) – Grade Tonne Curves Based on NSR Cut-Off	152
Figure 12-7:	Current Mine Design	153
Figure 13-1:	Lower hemisphere equal angle plots showing the structural data and joint sets interpretation per structural domain	163
Figure 13-2:	Regional Hydrogeology	172
Figure 13-3:	Hydrogeology of the Elk Creek Mine – view looking northeast	173
Figure 13-4:	Hydraulic Conductivity of Geologic Materials at the Elk Creek Mine	175
Figure 13-5:	Mine inflow with no controls — Schematic	177
Figure 13-6:	Mine inflow with grout control — Schematic	178
Figure 13-7:	Geophysical tests showing widely spaced high permeability flow zones (left panel) and corresponding widely-spaced large aperture voids (right panel)	180
Figure 13-8:	Grout hole location plan, showing grouting boreholes, development drifts, mining stopes and sections.	182
Figure 13-9:	Section A-A' looking northeast, showing geology, grouting boreholes, development drifts, and mining stopes	183
Figure 13-10:	Section B-B looking northwest, showing geology, grouting boreholes, development drifts, and mining stopes	184
Figure 13-11:	Example of a mobile concrete batch plant (Photo courtesy of Techwill Inc.)	186
Figure 13-12:	Stability of grouted stope outer pillar against water drive — Force diagram	187
Figure 13-13:	Vertical stress in 65.6 foot- (20 meter) thick and 131.2 foot- (40 meter) high grouted stope outer pillar located 3,280 feet (1,000 meters) below ground surface with 10 MPa (1,450 psi) water drive applied to outer edge of terminal pillar (blue arrows). All stresses reported in MPa, mesh blocks are 3.28-foot (1-meter) cubes.	188
Figure 13-14:	2026 Current Design	190
Figure 13-15:	Undiluted Stope Optimization Results for Varying NSR Cut-Offs	192
Figure 13-16:	Stopes and Crosscut Accesses (Cross Section View)	193
Figure 13-17:	Level Layout with Stopes and Footwall Accesses (Rotated View Looking North)	194
Figure 13-18:	Completed Mine Design (Plan View)	195
Figure 13-19:	Completed Mine Design (Cross Sectional View)	195
Figure 13-20:	Completed Mine Design - Main Infrastructure (Looking South)	196
Figure 13-21:	Mine Design Coloured by Nb2O5Grade.	196
Figure 13-22:	Mine Design Coloured by NSR ($/t)	197
Figure 13-23:	Box Cut Design Dimensions – Plan View Looking Northeast	203
Figure 13-24:	GSI Proposal for Slope Stability	204

xiv | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Figure 13-25:	Initial Ramp Development – Isometric View Looking North	205
Figure 13-26:	Mine Production Schedule - Colored by Year	208
Figure 13-27:	Current Overall Mine Ventilation Layout	213
Figure 13-28:	Stage 1 Development to 210 Level	220
Figure 13-29:	Life-of-Mine (LoM) Stage	221
Figure 13-30:	Main Fan Configuration	222
Figure 13-31:	Railveyor System Schematic	233
Figure 14-1:	Overall Crushing Conceptual Block Flow Diagram	281
Figure 14-2:	Area 100 – Ore Activation Block Flow Diagram	281
Figure 14-3:	Area 200 – Ammonium Chloride Cycle Block Flow Diagram	282
Figure 14-4:	Area 300 – Hydrochloric Acid Leach Block Flow Diagram	284
Figure 14-5:	Area 400 – Sulfuric Acid Block Flow Diagram	286
Figure 14-6:	Area 500 – Chlorination Block Flow Diagram	288
Figure 14-7:	Area 600 - REE Recovery Block Flow Diagram	292
Figure 14-8:	Area 700 – Rare Earth Separation Block Flow Diagram	294
Figure 14-9:	Area 800 – Chloride Recovery Block Flow Diagram	298
Figure 14-10:	Area 900 – Sulfate Effluent Block Flow Diagram	299
Figure 14-11:	Pyrometallurgical Processing Simplified Flowsheet	301
Figure 14-12:	Product Summary Block Flow Diagram	304
Figure 14-13:	Summary of the pyrometallurgical plant	312
Figure 14-14:	Process Plant Layout	343
Figure 14-15:	Hydromet Plant	344
Figure 14-16:	Pyromet Building Southeast View	345
Figure 14-17:	Bulk Feed and Storage	345
Figure 14-18:	FeNb Furnace Feed System	346
Figure 14-19:	FeNb Furnace, Pelletization Basin, Dryer and Packaging Equipment	346
Figure 14-20:	Office and Control Room	347
Figure 14-21:	Pyromet Building Northwest View	348
Figure 14-22:	Dust Collection and Cooling Systems	348
Figure 15-1:	Elk Creek Project Site Plan Layout	349
Figure 15-2:	Process Water Treatment Plant Block Flow Diagram	356
Figure 15-3:	Overall Water Balance	357
Figure 15-4:	Building 31 A – General Mine Admin, First Aid, Dry, and Underground Central Control	359
Figure 15-5:	Building 31C - Shop and Battery Charging	360
Figure 15-6:	Carbonatite Stockpile Layout	363
Figure 15-7:	TSF West Cells Water Management	366
Figure 15-8:	TSF East Cells Water Management	366
Figure 15-9:	TSF General Arrangement	368
Figure 15-10:	Process Flow Diagram of Paste Backfill Plant - Page 1	375
Figure 15-11:	Process Flow Diagram of Paste Backfill Plant - Page 2	376
Figure 15-12:	Plan View of the Paste Backfill Plant and SSF	377
Figure 15-13:	Elevation View of the Paste Backfill Plant and SS	378
Figure 15-14:	Paths of the Paste Distribution System Modelled	380
Figure 16-1:	Ferroniobium Demand 2025-2035 (kt Nb)	384
Figure 16-2:	Ferroniobium Price Forecast 2025-2035 (US$/kg)	384
Figure 16-3:	Chinese Indicative TiCl4Pricing	386
Figure 16-4:	Historical and Forecast TiCl4 Pricing	388
Figure 16-5:	Sc2O3tonnes Supply and Demand; Established Demand Segments Only	393

xv | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Figure 16-6:	Projected Sc2O3Price per Kg through 2035	395
Figure 16-7:	Lanthanide Series for REE's modified after Van Gosen 2014.	397
Figure 16-8:	Historical global consumption and forecasted demand for NdFeB magnets by end-use category	399
Figure 16-9:	Forecasted China domestic price of dysprosium oxide	401
Figure 16-10:	Forecasted China domestic price of terbium oxide	402
Figure 16-11:	Forecasted China price of neodymium oxide, praseodymium oxide and didymium oxide.	402
Figure 18-1:	Reagent Consumption Percentages for the Hydrometallurgical facility	445
Figure 18-2:	Natural Gas Consumption per Process area in Hydrometallurgy	446
Figure 19-1:	Pre-Tax NPV Sensitivity Analysis	460
Figure 19-2:	Pre-Tax IRR Sensitivity Analysis	460
Figure 19-3:	After-Tax NPV Sensitivity Analysis	460
Figure 19-4:	After-Tax IRR Sensitivity Analysis	461
Figure 19-5:	Pre-Tax NPV Sensitivity to Grade and Recovery	461
Figure 19-6:	After Tax NPV Sensitivity to Grade and Recovery	462
Figure 19-7:	Pre-Tax IRR Sensitivity to Grade and Recovery	462
Figure 19-8:	After Tax IRR Sensitivity to Grade and Recovery	463
Figure 19-9:	Before-Tax NPV Profile	463
Figure 19-10:	After-Tax NPV Profile	464
Figure 20-1:	Adjacent Properties	465
Figure 21-1:	Likelihood and Consequence Matrix	470

xvi | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

List of Tables

Table 1-1:	Elk Creek Mineral Resource Estimate by Classification Inclusive of Reserves	5
Table 1-2:	Elk Creek Mineral Resource Estimate by Classification Exclusive of Reserves	5
Table 1-3	Elk Creek Mineral Reserves	6
Table 1-4:	Capital Costs Summary (US$ 000’s)	13
Table 1-5:	Operating Cost Summary	14
Table 1-6:	Indicative Economic Results	15
Table 2-1:	A summary of the site visit inspections by the QP consultants	19
Table 2-2:	List of Qualified Persons responsible for sections of this Report	21
Table 3-1:	Active Option to Purchase Agreements Covering the Project	24
Table 5-1:	Historical Exploration Summary	30
Table 6-1:	Project rock types as defined by Molycorp and DGC	37
Table 6-2:	List of Elements & Oxides Associated with REE Mineralization	43
Table 7-1:	Drilling Completed within the Carbonatite Complex	47
Table 7-2:	2025 Drill Hole Summary	49
Table 8-1:	Analytical methods used for sample assay.	54
Table 8-2:	Summary of Historical Sample Preparation, Analysis, and QA/QC Programs — Elk Creek Project	56
Table 8-3:	Summary of Field Quartz Blank Performance — 2011 and 2014 Drill Programs (Nb₂O₅)	59
Table 8-4:	Summary of designed level of insertion of QC submissions in the 2025 drill program.	60
Table 8-5:	Summary of 2025 Drill Program Field Blank Insertion	61
Table 8-6:	Summary of the CRM used for the 2025 Program	62
Table 8-7:	Summary of the Nb2O5Results per CRM (SGS)	63
Table 8-8:	Summary of the Sc Results per CRM (SGS)	64
Table 8-9:	Summary of the TiO2Results per CRM (SGS)	65
Table 8-10:	REE performance on CRM's OREAS 465, ORES463, GRE-11 and GRE-08	66
Table 9-1:	Summary of QP Site Visits	78
Table 10-1:	Summary of Historical Technical Reports	81
Table 10-2:	Ore Feed Characterization Summary	83
Table 10-3:	Product Recoveries per area	83
Table 10-4:	Ammonium chloride test conditions and associated recoveries for select tests.	84
Table 10-5:	HCl-PLS composition of for high and low density scenarios.	88
Table 10-6:	Test conditions and leach efficiencies for select HCl leaching tests.	89
Table 10-7:	Experiment test conditions and results for select acid bake-water leach tests.	90
Table 10-8:	Experiment test conditions and results for select hydrolysis tests.	91
Table 10-9:	Phase I Experimental Conditions	93
Table 10-10:	Phase I Results	93
Table 10-11:	Phase II Experimental Conditions	95
Table 10-12:	Phase II Results	96
Table 10-13:	Extraction PLS Description	96
Table 10-14:	Experiment test conditions and results for select DGA-6 extraction tests	96
Table 10-15:	Experiment test conditions and results for select DGA-6 scrub tests	97
Table 10-16:	REE solvent extraction operational parameters.	98
Table 11-1:	Bulk density by estimation domain	114
Table 11-2:	Top Cut Summary by Domain and Analyte	124

xvii | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Table 11-3:	Optimum cell size ranges used for cell declustering by domain and analyte.	125
Table 11-4:	Pearson Correlation Matrix (Capped Composite Grades by Domain)	126
Table 11-5:	Variogram Model Parameters: All Domains and Analytes	127
Table 11-6:	Block Model Configuration Parameters	132
Table 11-7:	Bulk Density Summary by Geologic Domain	133
Table 11-8:	Multi-Pass Estimation Parameters	134
Table 11-9:	Mineral Resource Classification Material	140
Table 11-10:	NSR Conversion, Recoveries and Pricing	141
Table 11-11:	Elk Creek Mineral Resource Estimate Inclusive of Reserve - Effective June 30, 2026	141
Table 11-12:	Elk Creek Mineral Resource Estimate Exclusive of Reserve – Effective June 30, 2026	142
Table 11-13:	Elk Creek Mineral Resource Sensitivity	142
Table 12-1:	Mineral reserves as of June 30, 2026 and stated in this report	144
Table 12-2:	Potential sources of mining dilution by stope type (primary and secondary) for a typical stope geometry and standard mining practices in the ground conditions expected at Elk Creek.	148
Table 12-3:	Example of an NSR Block Calculation	149
Table 12-4:	Operating Costs Used for Mine Design NSR Cut-off	152
Table 12-5:	In-situ Underground Mineral Reserves Estimate for Elk Creek, Effective Date June 30, 2026	154
Table 13-1:	Summary of available geomechanical data from drill holes for the Elk Creek Project	157
Table 13-2:	In-situ stress conditions considered for the Elk Creek Project	159
Table 13-3:	Number of valid intact rock strength laboratory tests per geomechanical domain used to establish intact rock strength envelopes.	160
Table 13-4:	Summary of intact rock mechanical properties per geomechanical domain.	160
Table 13-5:	Summary of mean joint set orientations per structural domain	162
Table 13-6:	Summary of rock mass classification per geomechanical domain	163
Table 13-7:	Undiluted Stope Optimization Results for Varying NSR Cut-offs	192
Table 13-8:	Mine Design Summary - by Activity Type	197
Table 13-9:	Productivity Rates	200
Table 13-10:	Dimensions by Heading Types	201
Table 13-11:	Workforce Schedule Parameters for Underground	202
Table 13-12:	Cut Design Dimensions	203
Table 13-13:	Mine Production Schedule	206
Table 13-14:	Airflow Determination	215
Table 13-15:	Ventilation Infrastructure Matrix	224
Table 13-16:	Equipment Heat	228
Table 13-17:	Underground Equipment	249
Table 14-1:	Process Design Criteria	252
Table 14-2:	Plant Design Criteria	255
Table 14-3:	Area 100 – Ore Activation Process Design Criteria	255
Table 14-4:	Area 200 – Ammonium Chloride Cycle Process Design Criteria	255
Table 14-5:	Area 300 – Hydrochloric Acid Leach Process Design Criteria	257
Table 14-6:	Area 400 – Sulfuric Acid Process Design Criteria	258
Table 14-7:	Area 500 – Chlorination Process Design Criteria	260
Table 14-8:	Area 600 – Solvent Extraction Process Design Criteria	264
Table 14-9:	Area 700 – Rare Earth Separation	266
Table 14-10:	Area 800 – Chloride Recovery Process Design Criteria	275

xviii | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Table 14-11:	Area 900 – Sulfate Effluent Treatment Process Design Criteria	276
Table 14-12:	Pyrometallurgical process design criteria.	277
Table 14-13:	Comminution Circuit Material Balance	303
Table 14-14:	Recovery of Saleable Products	304
Table 14-15:	Area 100 / 200 Summary Mass Balance Table	306
Table 14-16:	Area 300 / 400 Summary Mass Balance Table	307
Table 14-17:	Area 500 Summary Mass Balance Table	308
Table 14-18:	Area 600 / 700 Summary Mass Balance Table	308
Table 14-19:	Area 700 Summary Mass Balance Table	309
Table 14-20:	Area 800 Summary Mass Balance Table	309
Table 14-21:	Reagent and approximate feed rate (t/d).	311
Table 14-22:	FeNb Furnace Partition Coefficients	311
Table 14-23:	Primary Equipment List	312
Table 14-24:	Ancillary Equipment List	313
Table 14-25:	Area 100 – Ore Activation Summary Equipment List	314
Table 14-26:	Area 200 – Ammonium Chloride Cycle Summary Equipment List	315
Table 14-27:	Area 300 - Hydrochloric Acid Leach Summary Equipment List	319
Table 14-28:	Area 400 – Sulfuric Acid Summary Equipment List	321
Table 14-29:	Area 500 – Chlorination Summary Equipment List	324
Table 14-30:	Area 600 – Solvent Extraction Summary Equipment List	328
Table 14-31:	Area 700 – Rare Earth Separation Summary Equipment List	330
Table 14-32:	Area 800 – Chloride Recovery Summary Equipment List	338
Table 14-33:	Area 900 – Sulfate Effluent Summary Equipment List	340
Table 14-34:	Pyrometallurgical processing major equipment list.	341
Table 14-35:	Installed power breakdown	342
Table 14-36:	FeNb Furnace Power Requirements	342
Table 15-1:	Design Requirements	352
Table 15-2:	TSF Infrastructure Description	364
Table 15-3:	TSF Capacity Summary	367
Table 15-4:	Expected Quality of Formation Water to WWT	370
Table 15-5:	Primary Expected Solid Flows to Salt Cell from Process Water Treatment	371
Table 15-6:	Paste Backfill System Key Design Parameters	373
Table 15-7:	Backfill Throughput Rates	379
Table 16-1:	Niobium Producers	383
Table 16-2:	North American TiCl₄ Producers (2024)	385
Table 16-3:	TiCl4 Demand by End-Use Application (Excl. TiO2 Pigment)	386
Table 16-4:	Indicative TiCl4Production Cost Breakdown (TZMI Model)	388
Table 16-5:	Known Scandium Oxide Producers, Feedstock and Status	389
Table 16-6:	Scandium Oxide Supply vs. Demand by Year	393
Table 16-7:	Price Forecast by Region 2025 through 2035	395
Table 16-8:	Comparison of NioCorp Pricing to publicly available information.	402
Table 16-9:	Price projections, current US$, scandium oxide per Kg by source, 2025-35.	408
Table 16-10:	Revised Price projections, current US$, scandium oxide per Kg by source, 2025-36	409
Table 16-11:	Argus Non-Ferrous Market Pricing for Dy and Tb	410
Table 16-12:	Pricing Comparison – Resource/Reserve versus Economic Model	412
Table 17-1:	Project Permits	421
Table 18-1:	Capital Costs Summary (US$ 000’s)	434
Table 18-2:	Mine Direct Initial Capital Cost Breakdown	435

xix | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Table 18-3:	Mine Indirect Capital Cost Breakdown	435
Table 18-4:	Process Plant Costs Summary	435
Table 18-5:	Processing Indirects Cost Summary	436
Table 18-6:	Pre-production Facilities	436
Table 18-7:	Owner’s Costs	437
Table 18-8:	LOM Operating Cost Unit Rate Summary	442
Table 18-9:	Steady State Mining Operating Unit Cost	443
Table 18-10:	ROM Processing Operating Cost Unit Rate Breakdown	444
Table 18-11:	Support Roles for Facility Operations	447
Table 18-12:	Steady State Mining Operating Unit Cost	448
Table 19-1:	General Assumptions	451
Table 19-2:	Mining Physicals	452
Table 19-3:	Processing Physicals	453
Table 19-4:	Pricing Assumptions	453
Table 19-5:	Scandium Trioxide Pricing Assumptions	454
Table 19-6:	TREO Pricing Assumptions	454
Table 19-7:	Operating Cost Summary	456
Table 19-8:	Capital Cost Summary (US$ 000’s)	456
Table 19-9:	Initial Capital Costs Summary (US$ 000’s)	457
Table 19-10:	Indicative Economic Results (US$ 000’s)	457
Table 22-1:	Hydromet Elemental Recovery Summary	478
Table 24-1:	Summary of general mining terms potentially used in this Technical Report Summary.	493
Table 25-1:	Information supplied by Registrant	499

xx | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

1 Executive Summary

NioCorp Developments Ltd. (“NioCorp” or the “Company”) is a U.S.-based mineral development company focused on developing several critical minerals from the proposed Elk Creek, Nebraska Critical Minerals Mine (the “Elk Creek Mine,” the “Elk Creek Project” or the “Project”). NioCorp plans to produce eight commercial mineral products — ferroniobium, scandium oxide, titanium tetrachloride, NdPr oxide, Tb oxide, Dy oxide, SEG carbonate and heavies carbonate from a single underground orebody. All of the Elk Creek Project’s products have been designated as “Critical Minerals” by the U.S. Government, as have the rare earth elements. NioCorp is a publicly traded company that is listed on the NASDAQ under the ticker symbol “NB”.

This Technical Report Summary ( this “Technical Report Summary,” “TRS” or “Report”) for the Elk Creek Project (“the Project”) located in southeast Nebraska was prepared for NioCorp in accordance with Item 601(b)(96) and subpart 1300 of Regulation S-K (“Regulation S-K 1300”) promulgated by the United States Securities and Exchange Commission (“SEC”) by Dahrouge Geological Consulting USA Ltd. (“DGC”), SMH Process Innovation (“SMH”), Amplify Mine Planning LLC (“Amplify”), Adrian Brown Consultants, Inc. (“ABC”), BBA Consultants International LP, formerly Tierra Group International, Ltd. (“Tierra Group/BBA”), Olsson, Andrieux & Associates Geomechanics Consulting, L.P. (“A2GC”), Magemi Mining Inc. (“Magemi”), Dumas Contracting USA Inc. (“Dumas”), T Engineering (“T Eng”), Tetra Tech, Metallurgy Concept Solutions (“MCS”), and Scott Honan, M.Sc., SME-RM, NioCorp (collectively, the “Qualified Persons” or “QPs”).

This Technical Report Summary summarizes the results of a pre-feasibility study (as that term is defined under Regulation S-K 1300) (the “2026 Elk Creek Study”) prepared by the Qualified Persons. The reason that the 2026 Elk Creek Study does not qualify as feasibility study under Regulation S-K 1300 is because additional work with respect to the engineering of and procurement for the planned surface plant is required to allow the Qualified Person to reduce the overall contingency range attributed to the initial capital expenditure estimate for the Elk Creek Project from the current 14% to less than or equal to 10%.

1.1 Principal Outcomes

This Technical Report Summary is based on processing of 45,929,462 tons of ore over a 40-year operational life to produce 205,464 tons of Nb in the form of ferroniobium, 4,585 tons of scandium oxide, 2,341,367 tons of TiCl4, 25,923 tons of NdPr oxide, 690 tons of Tb oxide, 2,649 tons of Dy oxide, 13,886 tons of SEG carbonate and 10,161 tons of heavies carbonate.

This has been estimated using a cut-off of US$218/ton.

The initial capital cost is US$ 1,849 million. The total capital cost is US$ 4,019 million including sustaining and closure/reclamation capital. The overall contingency on initial capital is 14%.

Based on current assumptions and design listed in this report, the project returns a pre-tax NPV 8% of US$ 4,111 million and an IRR of 24.0% along with an after-tax NPV 8% of US$ 3,441 million and IRR of 22.8%.

1.2 Property Location, Description & Ownership

The Project is located in southeast Nebraska, USA. It is located approximately 47 miles southeast of Lincoln, Nebraska (the state capital), and 68 miles south of Omaha, Nebraska. The Property is located

1 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

within the U.S. Geological Survey Tecumseh Quadrangle Nebraska SE (7.5-minute series) mapsheet in Sections 1-6, 9-11; Township 3N; Range 11 and Sections 19-23, 25-36; Township 4N, Range 11. The area is well developed with direct access to roads, rail, supply and distribution companies, and a local workforce including heavy equipment operators.

The Project consists of one 709.93-acre parcel of land 100% owned by the Company along with six option-to purchase agreements covering approximately 1,010.96 acres. Option agreements are between NioCorp's wholly owned subsidiary Elk Creek Resources Corp. (“ECRC”) and the individual landowners. The parcel owned by the Company contains most of the Mineral Resources and Mineral Reserves associated with the project. NioCorp retains 100% of the mineral rights to the Property and is the operator. The option agreements are in the form of pre-paid Exploration Lease Agreements (ELA), with an Option to Purchase (OTP) the mineral rights and/or the surface rights at any time during the term of the agreement. The individual landowners have title to the surface and subsurface rights, and the agreements are primarily concerned with only the mineral and surface interest of each property. The agreements convey to the Company adequate surface rights to access the land and to complete mineral exploration work. The option agreements that the Company currently holds include all the Mineral Resources and Mineral Reserves described in this report.

Except for a 2% NSR royalty attached to the parcel owned by NioCorp and the OTPs that include the mineral rights, the Property has no other outstanding royalties, agreements, or encumbrances.

1.3 History

Exploration activities on the Property prior to NioCorp ownership were conducted by the University of Nebraska – Lincoln, Nebraska Conservation and Survey Division, United States Geological Survey (“USGS”), Cominco American Inc. (“Cominco American”), Molybdenum Corporation of America and later Molycorp Inc. (“Molycorp”). These activities consisted of airborne magnetic and gravity surveys, geochemical sampling and core drilling.

Since 2011, NioCorp has completed extensive project development work on its Elk Creek Project, including Reverse Circulation (RC) drilling, core drilling, metallurgical testing, multiple Mineral Resource Estimates and Mineral Resource updates, two Preliminary Economic Assessments completed in 2015, and feasibility studies completed in, 2017, 2019 and 2022.

1.4 Geological Setting & Mineralization

The Project includes the Elk Creek Carbonatite (“the Carbonatite”) that intruded older Precambrian granitic and low to medium grade metamorphic basement rocks. Both the Carbonatite and Precambrian rocks are interpreted to be unconformably overlain by approximately 650 ft of Paleozoic marine sedimentary rocks of Pennsylvanian age. As a result of this thick cover, there is no surface outcrop within the Property area of the Carbonatite, which was identified and targeted through magnetic surveys and confirmed through subsequent drilling. The available magnetic data indicates dominant northeast, west-northwest striking lineaments, and secondary northwest and north-oriented features that mimic the position of regional faults parallel and/or perpendicular to the Nemaha Uplift.

The Carbonatite hosts significant niobium (reported as Nb2O5), titanium (reported as TiO2) and scandium (reported as Sc) and is composed predominantly of dolomite, calcite and ankerite, with lesser chlorite, barite, phlogopite, pyrochlore, serpentine, fluorite, sulphides and quartz. Niobium is

2 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

contained primarily within the mineral pyrochlore, and rare earth element (REE) mineralization is reported to occur as bastnäsite, parisite, synchysite and monazite.

The Elk Creek Deposit (“the Deposit”), as defined in the Mineral Resource Estimate, consists of niobium, titanium, scandium and rare earth mineralization that is chiefly hosted within a magnetite (hematite) dolomite carbonatite.

1.5 Exploration and Drilling

Multiple drilling programs have been completed on the Project. The first were conducted by Molycorp during the 1970s and 1980s, followed by a second program by Quantum Rare Earth Development Corp. (predecessor to NioCorp) in 2011 and another three programs by NioCorp in 2014, 2015 and 2025. The 2014 program included nineteen holes drilled for resource estimation, totalling 52,389 ft. The 2015 program included five holes, totaling 11,000 ft drilled for hydrogeological and geotechnical studies and were not used for resource estimation. To date, a total of 160 drillholes have been completed within the Carbonatite complex totalling 269,905 ft (82,267 m), with 79 drillholes completed on the Property totalling 178,602 ft (54,438 m).

The 2025 drilling program was specifically designed to target gaps within the current Mineral Resource in support of converting a portion of the Resource from Indicated and Inferred to Measured, Indicated and Inferred. The drilling for the 2025 program was completed by Boart Longyear Company – Western Coring, 7013 West Augusta Ave, Glendale, Arizona 85303. Drilling was initiated on April 29, 2025, and was completed on October 3, 2025. During this campaign a total of 16 HQ diameter drillholes were completed totalling 37,861 ft (11,540 m) utilizing 2 (two) LF-160 drill rigs, one track mounted and one truck mounted core drill. All drilling was completed using diamond coring methods (Table 7‑2). Overburden was cased using HWT casing, and the remainder of the drillholes were completed using HQ thereafter.

1.6 Mineral Processing & Metallurgical Testing

1.6.1 Mineral Processing

The comminution test work was completed in two stages at SGS Canada Inc. (“SGS”) in Lakefield, Ontario in 2016. The primary stage test work (SGS Canada Inc., 2016a) was conducted on six composite samples and 13 variability samples and included:

•
Bond Rod Mill Work Index (Rwi) testing.
•
Bond Ball Mill Work Index (Bwi) testing.
•
Bond Abrasion Index (Ai) testing.
•
Bond Low-energy Impact (Cwi) testing.
•
JK Drop Weight (JKDW) testing.
•
Semi-autogenous grinding (SAG) Mill Comminution (SMC) testing.

The second stage of comminution test work (SGS Canada Inc., 2016b) was conducted on a single composite sample, using a LABWAL high-pressure grinding roll (HPGR) semi-pilot scale test work program.

3 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

The test work results indicate that the Project ore is categorized as soft to moderately hard in terms of ore hardness, and amenable to standard grinding as well as an HPGR operation.

A bulk representative sample (approximately 3,000 kg) of ore was subjected to locked cycle pilot scale testing at NRRI-Coleraine in Minnesota. The ore tested indicates that it is amenable to processing via the HPGR. Autogenous layer buildup and flake generation were both acceptable, and there was, on average, 40% < 1 mm product generated from the HPGR when in steady state.

The most notable observations from the testing are:

(1)
Final product particle size is largely independent of press force and moisture.
(2)
Specific energy increases as both moisture and press force increase.
(3)
There is a decrease in specific throughput as the press force increases.
(4)
There is a decrease in specific throughput as the feed moisture increases.

Based on the results as indicated above, it would be recommended to run an installed HPGR at lower pressures, i.e. 3.0 N/mm2 or less, and to remove as much free water from the circuit as possible. This will have the effect of reducing power requirements with limited to no impacts on size reduction.

The data as collected to date is suitable for full HPGR scale up and process guarantees around envisioned plant operation conditions.

1.6.2 Hydrometallurgical Testing (Hydromet)

Metallurgical test work was conducted at L3 Process Development between 2021 and 2026, with post-FS optimization test work on-going. The test work campaigns were used to develop and optimize the flowsheet and process units to extract and purify a crude niobium oxide product suitable for further treatment into ferroniobium (FeNb) as well as marketable products of titanium chloride, scandium trioxide, dydimium oxide (Nd(Pr) oxide), terbium oxide and dysprosium oxide from Elk Creek Ore.

Test work consisted of multiple bench and pilot scale hydrometallurgical test programs followed by the operation of an integrated demonstration scale circuit aimed at further refining the final flowsheet using different reagents and technologies. The operation of the demonstration plant showed that high recovery rates of the niobium, scandium, rare earths and titanium could be achieved, and that recycling and regeneration of reagents was also possible; thus, minimizing fresh reagent input and waste generation. Recoveries of 84.7% Nb, 80.5% Ti, 94.3% Sc, 88.7-94.4% NdPr, 94.4% Tb, and 94.6% Dy have been demonstrated.

1.6.3 Pyrometallurgical Processing (Pyromet)

The initial KPM test work completed in 2016 established the basis for the Pyromet process, with niobium recovery estimated at 96%. Building on this work, XPS testing conducted in September 2025 successfully demonstrated the production of ferroniobium alloy from the sodium-bearing Hydromet feed. Further evaluation completed in April 2026 confirmed the technical viability of the process and established that titanium must be removed from the Hydromet feed. The remaining development priorities include achieving consistent Hydromet feed composition, improving slag fluidity and metal–slag separation, selecting an appropriate refractory, implementing effective phosphorus control, and conducting additional representative-scale testing to confirm the achievable niobium recovery.

4 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

1.7 Mineral Resource Estimation

The Mineral Resource Estimate for the Elk Creek Carbonatite Project has been prepared by Dahrouge Geological Consulting USA Ltd. (DGC) and has an effective date of June 30, 2026. The estimate is reported in accordance with Regulation S-K 1300.

The resource is estimated within three geological domains (MCARB, DOL_CARB, and LAMP) utilizing hard boundaries and modeled in Leapfrog GeoTM. All domains are defined from lithological logging of 65 diamond core drill holes of HQ size. Grade estimation is completed in Maptek VulcanTM using Ordinary Kriging informed by a domain specific variogram model, applied to a database of 39,098 composites. Top cutting is applied selectively by domain and analyte to manage high grade outliers, and cell declustering is applied throughout to correct for clustered drill spacing. The resulting block model is validated through global mean comparison, swath plot analysis, and grade tonnage curve comparison, and is considered unbiased and geologically reasonable. Mineral Resources are reported in-situ and effective as of June 30, 2026.

Mineral resources are classified as Measured, Indicated or Inferred based on estimation pass number and slope of regression, and are reported at a cut-off of NSR > US$218/ton, reflecting updated operating cost assumptions from the 2026 Elk Creek Study (Table 1‑1).

Table 1‑1: Elk Creek Mineral Resource Estimate by Classification Inclusive of Reserves

Classification	Cut-off NSR (US$/ton)	Tonnage (Mtons)	Nb₂O₅ (%)	TiO₂ (%)	Sc (ppm)	TREO (%)
Measured	218	21.7	0.61	2.46	69.1	0.35
Indicated	218	187.4	0.5	2.36	59.85	0.36
Measured + Indicated	218	209.1	0.51	2.38	60.81	0.36
Inferred	218	169.2	0.38	2.14	51.02	0.39

Table 1‑2: Elk Creek Mineral Resource Estimate by Classification Exclusive of Reserves

Classification	Cut-off NSR (US$/ton)	Tonnage (Mtons)	Nb₂O₅ (%)	TiO₂ (%)	Sc (ppm)	TREO (%)
Measured	218	14.1	0.53	2.05	47.6	0.39
Indicated	218	149.0	0.43	1.70	42.5	0.39
Measured + Indicated	218	163.1	0.44	1.89	45.3	0.39
Inferred	218	169.2	0.38	2.14	51.02	0.39

Source: Dahrouge 2026

5 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

(1)
Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the Mineral Resource will be converted to Mineral Reserves.
(2)
Mineral Reserves are reported separately in Section 12 of this report.
(3)
Prepared in accordance with Regulation S-K 1300
(4)
NSR cut-off of US$218/ton (US$240/tonne) based on longhole stoping underground mining; incorporates metallurgical recoveries of Nb 86.72%, TiO₂ 83.65%, Sc 92.00%, and REE by-products 92.00%, at metal prices of US$52.00/kg Nb, US$2,000.00/kg Sc, US$1.86/kg TCl4, US$1,845.00/kg Tb₂O₃, US$125.00/kg NdPr, and US$8.97/kg SEG carbonate.
(5)
TREO = LREO + HREO expressed as a percentage (TREO% = TREO ppm ÷ 10,000)
(6)
Tonnages in millions of short tons (Mtons). Grades rounded to reflect the approximate nature of resource estimates.
(7)
Totals may not sum due to rounding.

This estimate supersedes the 2022 Mineral Resource Estimate and reflects the introduction of a Measured category, revised Inferred tonnage in the DOL_CARB domain, and an increased NSR cut-off. Full detail on the estimation methodology, parameters, and classification criteria is provided in Section 11 of this report.

1.8 Mineral Reserve Estimation

The Project has advanced from late-stage exploration into initial development, with underground long hole stoping identified as the preferred mining method based on the Deposit geometry and available geotechnical information. The mine plan incorporates paste backfill to improve recovery, enable adjacent stope extraction, and reduce the need for rib pillars. Mineral Reserves were defined by applying appropriate modifying factors to Measured and Indicated Mineral Resources in accordance with Regulation S-K 1300.

As of June 30, 2026, the Elk Creek underground Mineral Reserve Estimate totals 45.93 million tons, comprising 7.57 million tons Proven and 38.36 million tons Probable reserves at an NSR cut-off of US$218/ton. The total reserve grades average 0.759% Nb₂O₅, 2.68% TiO₂, 69.3 ppm Sc, and 0.34% TREO. The reserve supports a 43-year life of mine (3 years development, 40 years operating), with a design strategy targeting an average cut-off grade of 0.650% Nb₂O5 and a life-of-mine average NSR of US$590.84/ton. Mineral Reserves are represented as in-situ, as of June 30, 2026.

Table 1‑3 Elk Creek Mineral Reserves

2026 Reserve
Mineral Reserve Classification	Cut-off NSR	Tonnage	Grade	Grade	Grade	Grade
	(US$/ton)	(ton)	(Nb2O5%)	(TiO2%)	(Sc ppm)	(TREO %)
Proven	218	7,570,098	0.760	2.70	71.5	0.32
Probable	218	38,359,365	0.759	2.67	68.8	0.35
Total	218	45,929,462	0.759	2.68	69.3	0.34

Classification	Tonnage (ton)	Nb2O5 Grade (%)	FeNb (ton)	Payable Nb (ton)	TiO2 Grade (%)	Payable TiCl4 (ton)	Sc Grade (ppm)	Payable Sc2O3 (ton)	TREO Grade (ppm)	Payable TREO (ton)
Proven	7,570,098	0.76	53,651	34,873	2.70	405,938	71.5	762	3,232	22,509
Probable	38,359,365	0.76	271,386	176,401	2.67	2,036,334	68.8	3,717	3,489	123,115

6 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Total	45,929,462	0.76	325,038	211,274	2.68	2,442,272	69.3	4,479	3,446	145,625

Source: Amplify Mine Planning LLC, 2026.

Notes:

(1)
All figures are rounded to reflect the accuracy of the estimates. Totals may not sum due to rounding.
(2)
The Qualified Person for the Mineral Reserve estimate is Amplify Mine Planning LLC. The estimate has an effective date of June 30, 2026.
(3)
The Mineral Reserve is based on the mine design and mine plan, utilizing an average cut-off grade of 0.650% Nb2O5 with an NSR of US$ 218/ton.
(4)
The estimate of Mineral Reserves may be materially affected by metal prices, environmental, permitting, legal, title, taxation, socio-political, marketing, infrastructure development, or other relevant issues.

The underground mine design uses primary and secondary stoping within three mining horizons separated by partially recoverable sill pillars. Standard stope dimensions are planned at approximately 49 ft wide, with variable stope lengths of 33 ft to 49 ft and 131 ft level spacing. Primary and secondary stopes are expected to achieve 95% recovery, while sill pillar stopes are assigned 62.5% recovery. Mining dilution averages approximately 6%, derived from 3% dilution for primary stopes, 9% for secondary stopes, and 5% for ore development.

Access to the deposit will be provided by two spiral ramps driven from a surface box cut: a primary access ramp for personnel, equipment, services, intake ventilation, and logistics; and a secondary haulage ramp serving as exhaust ventilation, a secondary escapeway, and the route for a Railveyor® ore haulage system. The haulage ramp has been extended deeper than prior feasibility study designs to reflect the increased Mineral Reserve base and to improve access to higher-grade ore zones. The Railveyor® system is sized to support the planned daily mine and mill production requirements.

Ore will be mined using underground LHDs, trucks, ore passes, conveyors, and the Railveyor® system for transport to surface stockpiles. Mine access, underground infrastructure, surface infrastructure, ventilation, tailings, and material handling systems have been designed to align with production requirements and the selected mining method. Based on the information presented, no known environmental, permitting, legal, socio-economic, marketing, political, or other factors are currently identified that would materially affect the underground Mineral Reserve Estimate.

1.9 Mining Methods

Geomechanical investigations included core logging, televiewer surveys, laboratory rock strength testing, and numerical modelling. Geomechanical analyses supported the selected mining method, stope dimensions, dilution assumptions, ground support requirements, and backfill strength criteria.

The selected mining method for the deposit is underground longhole stoping with cemented paste backfill, chosen to balance economic viability, geotechnical suitability, orebody geometry, and the need for selective extraction of higher-grade Nb₂O₅ mineralization. While bulk mining methods such as block or sub-level caving may be technically and economically feasible, they were not preferred due to limited grade selectivity under the 3,047 tpd milling constraint. The mine plan is organized into three resource blocks mined generally together using a declining-grade strategy, with bottom-up sequencing, primary/secondary stoping, and partial sill pillar recovery. Stope designs use 49 ft widths, 33–49 ft panel lengths, and 131 ft level spacing, with dilution of approximately 6% and 95% ore recovery applied. The resulting design supports approximately 45.93 million ore tons at 0.759% Nb₂O₅, producing an estimated 316,099 tons of ferroniobium over a mine life of about 43 years,

7 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

including 40 years at full production. The schedule targets steady-state production of 3,047 tpd and approximately 8,282 t/y ferroniobium, with production beginning 16 months after ramp development starts and ramping up over the following six months.

1.10 Recovery Methods

The recovery process is an integrated multi-stage hydrometallurgical flowsheet designed to extract and separate the following products: niobium, titanium, scandium, and four magnetic rare earth elements (Pr, Nd, Tb and Dy) from the Elk Creek Ore. All major unit operations are commercially demonstrated technologies. The overall circuit has been engineered to achieve commercially relevant specification for all products while minimizing tailings.

The principal commercial products are niobium oxide intended for conversion into ferroniobium, titanium tetrachloride (TiCl₄), high-purity oxides of didymium (NdPr), terbium, dysprosium and scandium. Mixed SEG (Sm, Eu, Gd) and HREY (Ho, Er, Tm, Yb, Lu, Y) carbonate concentrates are produced as secondary products.

Process sequence:

• Area 100 – Ore Activation: Indirect-fired calcination converts carbonate minerals to oxides and recovers CO₂ for reuse.

• Area 200 – Ammonium Chloride Cycle: Two-stage counter-current ammonium chloride leaching selectively removes calcium and magnesium from the ore. Both are mineralized as carbonates, fully regenerating the ammonium chloride solution; a portion of the carbonates is used in the process for neutralization purposes while the excess reports to paste backfill.

• Area 300 – Hydrochloric Acid Leach: Two-stage counter-current HCl leaching dissolves the rare earth elements (including scandium) and associated impurities, generating a pregnant leach solution for solvent extraction and a niobium-titanium residue.

• Area 400 – Sulfuric Acid Treatment: Acid baking, water leaching, hydrolysis and calcination convert the niobium-titanium residue into a chlorination feed.

• Area 500 – Chlorination: Fluid-bed chlorination followed by staged condensation and purification produces commercial-grade TiCl₄. Niobium and iron are recovered as a mixed chloride that is hydrolyzed and calcined to an oxide intermediate feed to pyrometallurgy for ferroniobium production.

• Area 600 – Rare Earth Element Recovery: Diglycolamide solvent extraction recovers scandium and the rare earths from the HCl pregnant leach solution.

• Area 700 – Rare Earth Separation: A multi-circuit solvent extraction unit using Cyanex 801 and Cyanex 572 extractants separates the mixed rare-earth solution into high-purity didymium, terbium, dysprosium and scandium oxides, together with the two mixed carbonate by-products.

• Area 800 – Chloride Recovery: Pyro-hydrolysis of the chloride waste streams regenerates hydrochloric acid and recovers metal oxides for disposal into paste backfill.

• Area 900 – Sulfate Effluent Management: Neutralization and dewatering of sulfate streams produce solids suitable for paste backfill, with treated water returned to the process.

8 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

The flowsheet is deliberately sequenced to first remove acid-consuming calcium and magnesium, then extract the rare earths and scandium together with the majority of the base metals, followed by treatment of the refractory niobium-titanium minerals, and finally recovery and recycle of the principal reagents (ammonium chloride, hydrochloric acid, and carbon dioxide). This design supports efficient production of multiple critical minerals while minimizing consumable requirements and environmental discharges.

1.11 Project Infrastructure

There are several local communities near the Project, including Elk Creek, Tecumseh, Pawnee City and Syracuse that are intended to provide local housing for the Project construction and operating staff. There are several other communities within driving distance, and the large cities of Lincoln and Omaha are within reasonable driving distance. Both cities have substantial regional airports.

Presently, the site has no existing infrastructure except for access via the Nebraska State Highway 50 and County Road 721. The Project will be accessed from the North from County Road 721 through a guarded gate house into the Project property. A secondary access point is available on the east side of the project from Highway 50.

The Project will incorporate surface and underground infrastructure, as well as surface tailings and salt storage facilities. The offsite infrastructure includes a water supply pipeline from the City of Tecumseh along with temporary and permanent natural gas pipelines.

On-site power will be provided by a third party microgrid based off modular 2.5 MW natural gas fired generators, rated at approximately 50 MW. A small amount of grid power (200 kW) will also be used. Telecommunications service will be provided by the local telecom supplier with on-site telecommunications distribution consisting of a combination of hardwire and fiber optics systems.

The on-site surface infrastructure will include:

•
the microgrid generation system, including switchgear, transformer and a power distribution system;
•
on-site telecommunications;
•
fuel storage and dispensing system for above ground vehicles;
•
temporary fuel storage and dispensing system for the underground mine during mine construction;
•
truck scale;
•
process water treatment center;
•
potable water/fire water system including tankage, distribution and hydrants;
•
sanitary wastewater collection system with lift stations pumping to an on-site sewage lagoon
•
natural gas distribution to site loads; and
•
access roads to the site with parking, fencing and security.

9 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Infrastructure building facilities will have an administration building and security gate house, assay laboratory, combination warehouse and maintenance shop, modular warehouse/maintenance shop offices, process water treatment plant building, and the mine change building.

The mining related facilities will include a lined mine waste rock and ore storage area, surface water control facilities, and the tailings and salt impoundments. The mine surface facilities include the mine portal, surface Railveyor installation and Railveyor maintenance facility, mine control room, mine substations, paste backfill plant, the mine ventilation system and the mine dry.

The underground facilities will include shop / warehouse areas, offices, explosives storage areas, electrical distribution system, water pumping and discharge system, process water distribution, ventilation infrastructure, compressed air distribution, and the backfill distribution system. The underground material handling system includes three loadout facilities equipped with grizzlies to load the Railveyor system, which will transport ore and waste to surface.

A modular grout plant will be constructed near injection well NEC15-003 at the approximate geographic center of the resource. The grout plant will provide grout for the underground grouting program in the first year of construction, as well as shotcrete for underground use. The modular grout plant will then be relocated adjacent to the mine portal and will continue to supply shotcrete for mine use.

1.11.1 Tailings

The tailings storage facilities (“TSFs”) are designed for storage of paste tailings solids in lined facilities permitted under State of Nebraska Industrial Solid Waste regulations. Based on the parameters and assumptions outlined in Section 18.11, the TSFs have been designed with adequate containment and capacity to manage the planned production of waste streams over the life of the mine.

1.12 Markets and Contracts

Market studies for niobium, titanium dioxide and scandium trioxide are an important part of the proposed Elk Creek Mine. These products, especially niobium and scandium trioxide (scandium), are thinly traded without an established publicly available price discovery mechanism. Marketing studies and product price assumptions are based on research, and forecasts and NioCorp management’s knowledge of the markets for the following products:

•
Niobium: CMP Group Market Report, 2025
•
Scandium: OnG Market Reports, 2025 and 2026
•
Titanium: TZMI Market Report and Pricing Estimate, 2025
•
Magnetic Rare Earths: Adamas Intelligence Q2/25 outlook, base case
•
SEG and Heavy Rare Earths: Adamas forecast 2025, base case

NioCorp is considering selling ferroniobium, scandium trioxide and titanium dioxide products from the Project through all avenues, which include entering into long-term offtake contracts and Letters of Intent with buyers.

Niobium, titanium, scandium and rare earth elements (“REEs”) comprise the mineral reserve reported in this Technical Report Summary, as well as the mineral resource. The rare earth elements (lanthanides plus yttrium), comprise a wide variety of markets, some more thinly traded and opaque

10 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

than others. However, the "magnetic” rare earths (neodymium, praseodymium, terbium, and dysprosium) which are used to manufacture rare earth permanent magnets are more widely traded and are the primary REEs of interest for the Project. The Company has utilized market studies and forecasts from Adamas Intelligence (Adamas Intelligence, 2019 and 2022) to support inclusion of the REEs into the mineral resource.

At the time of this report, NioCorp had entered into two off-take agreements covering 75% of the ferroniobium and an MOU for the balance of production.

It is assumed that product not covered by an offtake agreement will be sold on a spot price, ex-mine gate basis.

1.13 Environmental Studies, Permitting & Social or Community Impact

NioCorp has developed information and conducted the following environmental studies for baseline site characterization:

•
Soils
•
Climate/meteorology/air quality
•
Cultural and archeological resources
•
Vegetation
•
Wildlife
•
Threatened, endangered, and special status species
•
Land use
•
Hydrogeology (groundwater)
•
Hydrology (surface water)
•
Wetlands/riparian zones
•
Geochemistry (Section 17.1.10)

There are low levels of naturally occurring radioactive materials (NORMs) in this ore body. Therefore, waste materials (e.g., RO treatment salts and process waste/tailings), water sourced from the carbonatite and wastewater have the potential for low radioactivity levels. Gross alpha, gross beta, and radioactivity of nine isotopes analyzed in process tailings indicated that fugitive dust and external radiation exposure are potential concerns for this setting. Three parameters (gross alpha, Ra-226, and Ra-228) exceeded the screening level but were below respective MCLs. Results indicate that the site materials are non-hazardous and will be permitted/managed as non-hazardous.

Confirmation testing will be performed as the mine processes are developing and as permitting processes proceed. These waste materials will be landfilled in the on-site solid waste disposal units and closed according to those permits.

Dewatering will be required during excavation of the mine portal. A construction dewatering permit has been secured from the Nebraska Department of Water, Energy, and Environment (DWEE) and NioCorp will maintain compliance with conditions of this permit. Dewatered groundwater from the portal excavation will be directed to a stormwater detention pond which will gradually discharge to an intermittent tributary to Elk Creek.

Demonstration process plant residuals (water leach residue, Fe-oxide, and Mg/Ca Carbonate) were analyzed with a comprehensive suite of static tests. Tailings were also characterized using the Toxicity Characteristic Leaching Procedure (“TCLP”), including the eight inorganic substances

11 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

expected to be present in the material (organic parameters are not expected to be present in the material). This set of results has no parameters exceeding regulatory action levels. Details can be found in Section 17.1.10.

Detailed geochemical results from the demonstration process plant indicated, in sum, that while some waste material contained acidic characteristics, treatment and disposal facilities planned for the site would be sufficiently protective of the environment. Acid-base accounting results indicate that water leach would not have persistent acid-containing potential.

Excavated portal material/uncontaminated overburden consists of marine sediments and will be crushed and used as construction fill/material.

The permitted solid waste disposal units will receive waste from the surface production plant and from the mining operation. These waste sources include waste rock, tailings, process wastes, and slag. Waste rock sourced from the carbonatite will be placed in a lined impoundment on the surface or co-disposed with the tailings in lined impoundments. Plant waste streams will be combined with water, cement, and fly ash and either pumped underground as structural fill in the underground mine or pumped to engineered and lined surface disposal impoundments. Pyrometallurgical slag will be hauled to the same engineered and lined surface disposal impoundments.

Once the mine is in operation, it is expected up to 200 gpm of mine groundwater will be pumped and treated through an RO treatment system. This clean water will be used in the process plant, and the RO reject will be evaporated and crystallized and disposed of in the onsite Salt Management Cell.

Stakeholder engagement has been previously completed for the Project, including town halls (Most recently in December 2025) and individual meetings with pertinent stakeholders. NioCorp met with Johnson, Pawnee, Nemaha, and Richardson County representatives as well as representatives from the Southeast Nebraska Development District (Batty et al. 2022). No additional stakeholder engagement has been identified for the Project at this stage, as the community at large remains supportive of the Project.

The mineral exploration process is permitted through Nebraska’s Mineral Exploration Permit. Nebraska does not have a specific permit for operating mines but has a comprehensive permitting process that applies to any industrial undertaking. This permitting process includes mining plans, mining reclamation and bonding/financial assurance. While the formal operational permitting program for the Project is dependent upon the completion of the mine plan, preliminary permitting and consultation as necessary to initiate portal excavation and construction has been completed. These permits and authorizations have allowed for the commencement of mine portal excavation and construction, and other construction and operations permits as needed have been scheduled for initiation as needed to support the remaining stages of construction and commencement of operation.

The Project has or will provide these items including financial surety for proper closure and reclamation of the site; the estimated direct cost for closure and reclamation, is US$106 million using a 2026 cost basis.

Engagement of local and state regulators is currently in progress. At this time, NioCorp has completed the following:

(1)
Nebraska Department of Water, Energy, and Environment (DWEE) Mineral Exploration Permit for exploration drilling;

12 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

(2)
DWEE air quality construction permit;
(3)
DWEE authorization for Class V underground injection well for the hydrogeological portion of the exploration drilling;
(4)
Johnson County road use and maintenance agreement;
(5)
Johnson County special use permit;
(6)
DWEE construction stormwater permit;
(7)
DWEE construction dewatering discharge permit;
(8)
notification of Commencement of Operations with the Mine Safety and Health Administration (MHSA); and
(9)
Johnson County floodplain development permit.

At this time, there are no known environmental concerns that would materially impact NioCorp’s ability to extract the mineral reserves at the Elk Creek Project. Environmental permitting timelines at the state level require up to six months for processing of most individual permits, with roughly 18 months needed for solid waste permitting for tailings impoundments. Broadly speaking, general permits can be active within seven to 10 days of providing a full and complete application package.

1.14 Capital Cost Estimate

Table 1‑4 shows the breakout in initial and sustaining capital estimates. An overall 14% contingency factor has been applied to the initial capital estimate. The pre-production period is defined as the first 35 months, after which the mine and plant are operating at nameplate capacity.

Table 1‑4: Capital Costs Summary (US$ 000’s)

Description	Initial	Sustaining	Total
Capitalized Preproduction Expenses	$2,506		$2,506
Site Preparation and Infrastructure	$24,722	$42,032	$66,754
Processing Plant	$870,468	$309,322	$1,179,790
Water Management & Treatment	$13,000		$13,000
Mining Infrastructure	$144,938	$382,347	$527,285
Tailings Management	$56,874	$168,930	$225,804
Site Wide Indirects	$3,894		$3,894
Processing Indirects	$33,620		$33,620
Mining Indirects	$169,167	$999,917	$1,169,084
Owner's Costs Indirects	$296,437	$2,522	$298,959
Closure and Reclamation	$0	$95,930	$95,930
Contingency	$233,409	$169,168	$402,577
13 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Description	Initial	Sustaining	Total
Total Capital Costs	$1,849,036	$2,170,168	$4,019,204

Source: NioCorp 2026

1.15 Operating Cost Estimate

Operating cost estimates were developed to show monthly and annual costs for production. All unit costs are expressed as US$/ton processed and are based on Q2 2026 US$. Operating cost metrics in the technical economic model are developed on a unit rate basis and applied to the 40-year operating period of the project, from the end of construction to the end of the mine life.

The total operating cost unit rate of US$ 268.78/st processed is summarized in Table 1‑5.

Table 1‑5: Operating Cost Summary

Description	LOM $/st ore
Hydromet	128.01
Mining	71.34
Pyromet	17.69
Water Management	14.44
Site G&A	13.26
Infrastructure	8.60
Paste Plant	7.34
Mineral Processing	7.12
Product Packaging	0.97
Total	268.78

Source: NioCorp 2026

1.16 Economic Analysis

The results of the economic analysis represent forward-looking information that is subject to a number of known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those presented here. Forward-looking statements in this Report include, but are not limited to, statements with respect to future niobium, scandium, titanium and rare earth prices, the estimation of Mineral Resources and Mineral Reserves, the estimated mine production and niobium, scandium, titanium, and rare earths recovered, the estimated capital and operating costs, and the estimated cash flows generated from the planned mine production.

Actual results may be affected by:

•
Differences in estimated initial capital costs and development time from what has been assumed in this Technical Report Summary.

14 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

•
Unexpected variations in the quantity of ore, grade or recovery rates, or presence of deleterious elements that would affect the process plant or waste disposal.
•
Unexpected geotechnical and hydrogeological conditions from what was assumed in the mine designs, including water management during construction, mine operations, and post mine closure.
•
Differences in the timing and amount of estimated production, costs of future production, sustaining capital requirements, future operating costs, assumed currency exchange rate, requirements for additional capital, and unexpected failure of plant, equipment or processes not operating as anticipated.
•
Changes in government regulation of mining operations, environment, and taxes.
•
Unexpected social risks, higher closure costs and unanticipated closure requirements, and mineral title disputes.

The production schedules and financial analysis annualized cash flow tables are presented with conceptual years shown. Years shown in these tables are for illustrative purposes only. If additional mining, technical, and engineering studies are conducted, these may alter the Project assumptions as discussed in this Report and may result in changes to the calendar timelines presented and the information and statements contained in this Report.

The technical economic model metrics are prepared on an annual pre-tax and after-tax basis, the results of which are summarized in Table 1‑6. Based on current assumptions and design listed in this Report, the project returns a pre-tax NPV 8% of US$ 4,111 million and an IRR of 24.0% along with an after-tax NPV 8% of US$ 3,441 million and IRR of 22.8%.

Table 1‑6: Indicative Economic Results

Pre-Tax NPV8% ($M)	$4,111
Pre-Tax IRR	24.0%
After-Tax NPV8% ($M)	$3,441
After-Tax IRR	22.8%
After-Tax Payback Period (years)	2.93
Total Upfront CAPEX ($M)	$1,849
Mine Life (years)	40
LoM Gross Revenue ($M)	$37,435
Niobium ($M)	$9,781
Scandium ($M)	$14,331
Titanium ($M)	$3,946
Rare Earths ($M)	$9,378
NdPr Oxide ($M)	$3,255
Dy Oxide ($M)	$3,137
Tb Oxide ($M)	$2,827
SEG Carbonate ($M)	$113
Heavy Rare Earth Carbonate ($M)	$46
Average Annual EBITDA ($M)	$608

15 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Average EBITDA Margin[1] over LoM (EBITDA as % of total revenue)	67%
Average Annual Operating Cash Flow over LoM ($M)	$519
Revenue Per Ton, (US$/ton)	$815
Annual Operating Cost (OPEX) (US$/ton)	($255)
Effective Tax Rate	14.3%
Development Timeline (months)	35

Source: NioCorp 2026

1.17 Conclusions and Recommendations

Based on the data available and the analyses described in this Technical Report Summary, the Project has a valid Mineral Resource and Mineral Reserve. The Elk Creek deposit is a carbonatite-hosted, multi-element system defined by drilling and geophysics across three estimation domains (MCARB, DOL_CARB, LAMP); the Mineral Resource Estimate, effective June 30, 2026 and prepared in accordance with Regulation S-K 1300 which totals 209.1 Mt Measured + Indicated and 169.2 Mt Inferred at a US$218/ton NSR cut-off, and is considered unbiased and geologically reasonable based on domain-specific variography, Ordinary Kriging, and validation against the declustered composite mean. DGC is not aware of any drilling, sampling, or QA/QC factors that would materially affect the reliability of the resource database. Key uncertainties are geological confidence at depth and along the peripheral DOL_CARB domain margins, the relatively large Inferred tonnage compared to Measured and Indicated, and the sensitivity of the NSR cut-off to metallurgical recovery and commodity prices across seven analytes, particularly niobium and scandium. Long-hole open stoping, with a primary/secondary paste-backfill sequence, is confirmed as the appropriate mining method based on geotechnical characterization, and the mine design, production schedule (3,047 tons/d steady state), and grouting-based hydrogeological control plan are considered technically sound.

Metallurgical testing indicates the ore is amenable to standard grinding or HPGR comminution, and demonstration-plant operation of the hydrometallurgical circuit has achieved high recoveries of niobium, scandium, rare earths, and titanium (84.7% Nb, 80.5% Ti, 94.3% Sc, 88.7-94.4% NdPr, 94.4% Tb, 94.6% Dy), supported by a flowsheet update that reduced acid consumption, reagent use, and process complexity while adding rare earth products. The Pyromet program has established the technical feasibility of producing ferroniobium alloy from Hydromet feed via aluminothermic reduction; SMH, MCS, and Magemi Mining are confident the design will yield the expected product suite, though further development work is required to confirm slag behavior, feed consistency, and refractory selection at commercial scale. Project infrastructure, including power, water, and site facilities, is expected to meet the Project's needs based on current design assumptions, and six tailings storage facilities have been designed with adequate capacity for the mine plan. It is recommended that hydrometallurgical optimization continue, focused on the ammonium chloride and chloride pyrohydrolysis circuits and on larger-scale piloting of the chlorination and rare earth separation units to reduce capital cost and finalize process calibration; that a larger-scale Pyromet test program be conducted using representative Hydromet feed to confirm design parameters, refractory compatibility, and phosphorus control at commercial scale; and that a comprehensive paste backfill testing and heat-integration (Pinch Analysis) program be undertaken to address the identified impact of carbonate content on backfill strength and to optimize energy recovery in the Hydromet flowsheet.

16 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

No known environmental factors are expected to materially affect the Project's ability to extract its mineral reserves, and NioCorp has obtained the permits needed to commence mine portal excavation and construction, with a current closure and reclamation cost estimate of US$106 million; risks remain in the permitting process given the limited precedent for this type of mining in Nebraska. Market studies support the marketability of the Project's product suite notwithstanding thinly traded pricing, with offtake and marketing agreements in place for a substantial portion of planned production. Total life-of-mine capital costs are estimated at US$4,019 million (including initial capital of US$1,849 million over a 35-month construction period), and total operating costs are estimated at US$268.78 per ton processed; on this basis, the Project is expected to generate a pre-tax NPV (8% discount) of US$4,111 million and an IRR of 24.0%, and a post-tax NPV of US$3,441 million and an IRR of 22.8%, over a 40-year mine life. Olsson recommends continued, transparent engagement with identified stakeholders and with state and local regulators throughout construction and operation, to maintain a shared, current understanding of the mine plan and to keep permitting timelines predictable as the Project advances toward construction.

17 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

2 Introduction

2.1 Registrant

This Technical Report Summary (this “Technical Report Summary,” “TRS” or “Report”) was prepared in accordance with Item 601(b)(96) and subpart 1300 of Regulation S-K (“Regulation S-K 1300”) promulgated by the United States Securities and Exchange Commission (“SEC”) for NioCorp Developments Ltd (“NioCorp” or “the Company”).

The TRS was prepared by Qualified Persons listed in Section 1 for the proposed Elk Creek, Nebraska Critical Minerals Mine (the “Elk Creek Mine,” the “Elk Creek Project” or the “Project”), located in southeastern Nebraska.

NioCorp is a publicly held company with its corporate office located at:

7000 S. Yosemite Street, Suite 115

Centennial, Colorado 80112 USA

This Technical Report Summary summarizes the results of a pre-feasibility study (as that term is defined under Regulation S-K 1300) (the “2026 Elk Creek Study”) prepared by the Qualified Persons. The reason that the 2026 Elk Creek Study does not qualify as feasibility study under Regulation S-K 1300 is because additional work with respect to the engineering of and procurement for the planned surface plant is required to allow the Qualified Person to reduce the overall contingency range attributed to the initial capital expenditure estimate for the Elk Creek Project from the current 14% to less than or equal to 10%.

2.2 Terms of Reference and Purpose of the Report

This Technical Report Summary has been prepared for NioCorp in accordance with the requirements of Regulation S-K 1300. The purpose of the TRS is to provide a technical summary of the Elk Creek Project.

The Elk Creek Project is an existing project for which previous exploration, drilling, geological interpretation, metallurgical testwork, engineering studies, and other technical evaluations have been completed. The current study incorporates the available historical information together with subsequent technical work and updated project assumptions considered appropriate as of the effective date of this TRS.

The scope of the 2026 Elk Creek Study includes, as applicable, an update, review and evaluation of the geological database, data verification and quality assurance/quality control procedures, update of the Mineral Resource estimation and Mineral Reserve estimation, geotechnical and hydrogeological considerations, mining methods, metallurgical testwork, mineral processing and recovery methods, infrastructure requirements, environmental and permitting considerations, market assumptions, capital and operating cost estimates, and economic analysis.

The conclusions and estimates presented in this TRS are based on information available to the Qualified Persons as of the effective date of June 30, 2026. The Qualified Persons have reviewed the information relevant to their respective areas of responsibility and consider the data and supporting technical studies adequate for the purposes of the disclosures presented in this TRS.

18 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

2.3 Sources of Information

The parties responsible for generating this TRS are listed on Page i.

The sources of information provided by NioCorp and utilized in the preparation of this Report include:

•
Information on land ownership and land agreements in the Project Area
•
Information on permitting requirements for the Project and the status of the Company’s permitting efforts
•
Information related to NioCorp’s relationships with local community and community groups
•
Market reports and market data related to niobium, scandium, titanium and rare earth elements

The Qualified Persons relied on certain information provided by the following persons in preparation of portions of this Technical Report Summary. The Qualified Persons responsible for the sections of this Technical Report Summary indicated below have reviewed and adopted such information and do not disclaim responsibility therefor.

•
Dr. Andrew Matheson, OnG Commodities – Sections 16.1.3 and 16.3.1 (Scandium Market)
•
Cari Anderson, SRK Consulting – Section 17.5 (Reclamation and Closure)
•
Mark Willow, SRK – Section 17.5 (Reclamation and Closure)
•
David Bird, M.Sc, PG, Consulting Hydrogeochemist, Section 17.2 (Waste Management and Disposal)

External sources of information used to prepare the TRS are listed in Section 24 (References).

2.4 Effective Date

The overall effective date of this Technical Report Summary is June 30, 2026.

2.5 Details of Inspection

A summary of the Qualified Persons that completed a site visit are summarized below in Table 2‑1.

Table 2‑1: A summary of the site visit inspections by the QP consultants

QP	Company	Expertise	Date(s) of Visit	Details of Inspection
Anthony (Tony) Linton	Dumas Contracting USA Inc.	Mine Engineering	March 10 to 11, 2026	View ongoing Portal Excavation
Trevor Mills	Dahrouge Geological Consulting USA Ltd.	Geology	Multiple times from April 24, 2025 through November 17, 2025	Review of drill core, review, verification of the geological setting / environment, logging, sampling, analytical, QA/QC, site facilities.

19 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

QP	Company	Expertise	Date(s) of Visit	Details of Inspection
Jacob Andersdon	Dahrouge Geological Consulting USA Ltd.	Geology Resources	September 8 to 10, 2025	Review of drill core, review, verification of the geological setting / environment, logging, sampling, analytical, QA/QC, site facilities, drill collar locations
Janine Brown	Dahrouge Geological Consulting USA Ltd.	Geology	May 10 to 16, 2025	Review of drill core, review, verification of the geological setting / environment, logging, sampling, analytical, QA/QC, site facilities.
Amélie C. Ouellet	Andrieux & Associates Geomechanics Consulting	Rock Mechanics	May 13-14, 2025	Review of drilling operations and drill core logging
Scott Britton	Amplify Mine Planning	Reserves/Mining	March 30 to 31, 2026	Review of field operations, resource and reserve locations, property position
Adrian Brown	Adrian Brown Consultants Inc	Hydrogeology	July 25 to August 12, 2025; September 23 to September 25, 2025	Oversight of drilling operations related to hydrogeologic investigations and grouting test program.
Troy Meyer	Tierra Group/BBA	Tailings	January 22, 2026	Review of field operations, resource and reserve locations, property position
Eric Larochelle	SMH Process Innovation	Hydrometallurgy & Process Engineering	March 12, 2026	Review of field operations, resource and reserve locations, property position

2.6 Qualifications of Qualified Persons

The Qualified Persons preparing this Report are specialists in the fields of geology, exploration, Mineral Resource and Mineral Reserve estimation and classifications, underground mining, mining backfill, geotechnical, environmental, permitting, metallurgical testing, mineral processing, processing design, pipeline design, capital and operating cost estimation, and mineral economics.

None of the Qualified Persons, nor any associates involved in the preparation of this Technical Report Summary, holds any beneficial interest in NioCorp. The Qualified Persons are not insiders, associates, or affiliates of NioCorp. The conclusions and results presented in this Technical Report Summary are independent and are not influenced by any prior agreements regarding the outcomes to be reached, nor are there any undisclosed arrangements concerning future business dealings between NioCorp and the Qualified Persons. The Qualified Persons have been compensated for their services in accordance with standard professional consulting practices.

Technical expertise and specialist services used in the preparation of this Technical Report Summary were provided by the Qualified Persons identified in Table 2-2. The areas of contribution included geology, exploration, Mineral Resource and Mineral Reserve estimation, mining, geotechnical

20 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

engineering, environmental studies and permitting, metallurgy and mineral processing, infrastructure design, cost estimation, and mineral economics.

The Qualified Persons, along with the sections of this Technical Report Summary for which they are responsible, are identified in Table 2‑2.

Table 2‑2: List of Qualified Persons responsible for sections of this Report

Qualified Person	Sections
Dahrouge Geological Consulting USA Ltd.	1.1 to 1.5, 1.7, 1.12, 1.17, 2, 3, 4, 5, 6, 7, 8, 9, 11, 16, 20, 22.1, 22.7, 23.1, 23.9, 24, and 25
SMH Process Innovation	1.6, 1.6.2, 1.10, 10, 10.1, 10.3, 14.1, 14.2, 14.2.2, 14.3, 14.3.2, 14.4, 14.4.2, 14.5, 14.5.2, 14.6, 14.6.2, 22.3, 22.4, 23.2, and 23.6
Dumas Contracting USA Inc.	13.4.5, 13.5.2, 13.7, 13.8, 13.9, 15.2.3, 15.2.4, and 15.6.1
Amplify Mine Planning LLC	1.8, 1.9, 12, 13.1, 13.4, 13.4.1, 13.4.2, 13.4.3, 13.4.4, 13.5, 13.5.1, 13.5.3, 13.5.4, 13.6, 13.6.1, 13.6.2, 13.6.3, 13.6.6 22.2 and 23.4
Tierra Group/BBA	1.11.1, 15.8, 15.9, 15.10, 15.11, 15.12, and 22.5.1,
Olsson	1.13, 17, 22.6, and 23.8
Adrian Brown Consultants Inc.	13.3
Andrieux & Associates Geomechanics Consulting, L.P.	13.2, 13.6.5, and 23.3
Tetra Tech	1.11, 14.7, 15.1, 15.2, 15.2.1, 15.2.2, 15.3, 15.4, 15.5, 15.6, 15.6.2, 15.7, 22.5, and 23.7
T Engineering	13.6.4 and 15.13
Magemi Mining Inc.	1.6.1, 10.2, 14.2.1, 14.3.1, 14.4.1, 14.5.1, and 14.6.1
Metallurgy Concept Solutions	1.6.3, 10.4, 14.2.3, 14.3.3, 14.4.3, 14.5.3, 14.6.3, and 23.5
Scott Honan, M.Sc., SME-RM, NioCorp	1.14 to 1.16, 18, 19, 21, and 22.8

As described in Section 2.3, the Qualified Persons reviewed and incorporated into their opinions and conclusions contained herein certain information that was provided to the Qualified Persons by NioCorp and others throughout the course of the investigations.

The Qualified Persons used their experience to determine if the information from previous reports was suitable for inclusion in this Technical Report Summary and adjusted information that required amending. This report includes technical information, which required subsequent calculations to derive subtotals, totals and weighted averages. Such calculations inherently involve a degree of rounding and consequently introduce a margin of error. Where these occur, the Qualified Persons do not consider them to be material.

21 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Except as specifically disclosed herein, the Qualified Persons have not independently verified legal, commercial, financial, taxation, permitting, or other non-technical information relied upon in this Technical Report Summary, nor have the Qualified Persons sought independent legal opinions regarding such matters.

2.7 Units of Measure

Unless otherwise noted, the following measurement units, formats and systems are used throughout this Report:

•
All references to measurement units use the Imperial System for measurement unless otherwise noted.
•
All references to orientation and coordinates in this Report are presented as UTM.
•
Currencies outline in this Report are stated in U.S. dollars (US$) unless otherwise noted.
•
Symbols and abbreviations used in this Report are outline in Section 24.2

3 Property Description & Location

3.1 Property Location

The Property is located in southeastern Nebraska, USA (Figure 3‑1M). The Property is situated within the United States Geological Survey (“USGS”) Tecumseh SE Quadrangle (7.5-minute series) mapsheet and encompasses Sections 1–6 and 9–11, Township 3 North, Range 11 East, as well as Sections 19–23 and 25–36, Township 4 North, Range 11 East. The approximate center of the Project is located at UTM coordinates 739240 E and 4461282 N (NAD83, Zone 14N). The Project is located approximately 47 miles southeast of Lincoln, the state capital of Nebraska, and 68 miles south of Omaha, Nebraska. The nearest municipalities are Elk Creek, located approximately 3 miles east-northeast of the Property, and Tecumseh, located approximately 7 miles north of the Project.

The mineralized body is located within Johnson County, Nebraska; however, NioCorp land ownership extends across both Johnson and Pawnee counties.

22 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

500000
600000
700000
800000
900000
4700000
4600000
4500000
4400000
N
South Dakota
Canada
USA
Mexico
Iowa
Nebraska
I-680
I-29
Omaha
Grand Island
I-80
Lincoln
I-35
Tecumseh
Beatrice
Elk Creek Project Location
0 12.5 25 50 Miles
Spatial Reference
PCS: NAD 1983 UTM Zone 14N
Kansas
Legend
Elk Creek Project Location
Cities
Missouri River
US Intersate System
Highways

Source: DGC, 2026

Figure 3‑1: Project Location Map

3.2 Mineral Title and Land Tenure

The Property consists of a 709.93-acre (287.30 ha) parcel of land owned by the Company along with six option-to-purchase agreements covering approximately 1010.96 acres (463.72 ha). Option agreements are between NioCorp's subsidiary Elk Creek Resources Corp. (“ECRC”) and the individual landowners (Figure 3‑2). The surface and mineral rights owned by the Company were purchased in a series of transactions with landowners between 2021 and 2025. The parcel owned by the Company contains the Mineral Resources and Mineral Reserves associated with the Project. ECRC is a Nebraska-based wholly owned subsidiary of NioCorp. NioCorp retains 100% of the mineral rights to the Project and is the operator. The option agreements are in the form of pre-paid Exploration Lease Agreements (ELA), with an Option to Purchase (“OTP”) the mineral rights and/or the surface rights at any time during the term of the agreement. The individual landowners have title to the surface and subsurface rights, and the agreements are primarily concerned with only the mineral and surface interest of each property. The agreements convey to the Company adequate surface rights to access the land and to complete mineral exploration work. The parcels ECRC 5 and ECRC 1, of which the Company owns all surface and mineral rights, include all the Mineral Resources and Mineral Reserves described in this report. Active OTP agreements are listed in Table 3‑1.

23 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

737000
738000
739000
740000
741000
742000
743000
744000
4464000
4463000
4462000
4461000
4460000
4459000
N
ECRC 2
Krueger 001
ECRC 4
ECRC 3
Woltemath 002
ECRC 6
ECRC 5
ECRC 1
Heideman 005
Beethe 007
Shuey 001
Nielson 001
Legend
Mineral and Surface - Option to Purchase
Mineral Only -ECRC
Mineral and Surface - ECRC
Surface Only -ECRC
Resource Location
0 0.2 0.4 0.8
Miles
Spatial Reference
PCS: NAD 1983 UTM Zone 14N

Source: DGC 2026

Figure 3‑2: Project Tenure Map

Table 3‑1: Active Option to Purchase Agreements Covering the Project

Agreement Identifier	Hectares	Acres	Agreement Expiry
Beethe007	66.27	163.75	20-Jan-31
Heidemann005	79.55	196.57	16-Mar-30
Nielsen001	100.91	249.32	25-Jun-30
Woltemath002	152.49	376.81	4-Dec-29
Krueger001	32.78	63.79	12-Nov-30
Shuey001	32.37	80	27-May-40

Source: NioCorp 2026

The majority of the Mineral Resource is located on Company-owned parcels, and additional surface rights have been secured through OTP agreements as required. The Company’s land package provides sufficient area for mine waste and tailings disposal, a processing plant, and related infrastructure.

24 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

3.2.1 Nature and extent of Issuer’s Interest

The Company has secured surface rights under the exploration OTP agreements, allowing access for drilling and related exploration activities. Certain agreements also include mineral rights subject to a 2% NSR royalty, with options to acquire the surface rights, mineral rights, or both during the agreement term.

3.3 Royalties, Agreements and Encumbrances

The leases covering the Property are 100% owned by NioCorp. Except for a 2% NSR royalty attached to the land owned by NioCorp and the OTPs that include the mineral rights, there are no other outstanding royalties, agreements, or encumbrances affecting the Property (Figure 3‑3).

N
ECRC 2
Krueger 001
ECRC 4
ECRC 3
Woltemath 002
ECRC 1
ECRC 6
ECRC 5
Heideman 005
Beethe 007
Shuey 001
Nielson 001
0 0.2 0.4 0.8 Miles
Spatial Reference
PCS: NAD 1983 UTM Zone 14N
Legend
Surface Only -ECRC
2% NSR
Resource Location
737000
738000
739000
740000
741000
742000
743000
744000
4459000
4460000
4461000
4462000
4463000
4464000

Source: DGC 2026

Figure 3‑3: Net Smelter Return (“NSR”) Map

3.4 Environmental Liabilities and Permitting

At this time, there are no known environmental concerns that would materially impact NioCorp’s ability to extract the mineral reserves or mineral resources near Elk Creek. Environmental permitting timelines at the state level require up to six months for processing of most individual permits, with roughly 18 months needed for solid waste permitting for tailings impoundments. Broadly speaking,

25 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

general permits can be active within seven to 10 days of providing a full and complete application package

Exploration work conducted to date on the Project has been completed under Exploration Permit NE0211001 issued by the Nebraska Department of Environment and Energy (“NDEE”). The permit provides the Company with the right to have ten open boreholes active at the Project at any given time.

The Project will require various federal, state, and local permits for operations. Most permits are routine and involve standard applications and fees. Certain Nebraska permits, including a Solid Waste Permit and Air Operating Permit, are discretionary and require state approval. While the risk involved in such permits is low, such discretionary permits require more processing time by the state and do require the state agency to make a decision in favor of issuance of the permit.

Permit costs and timelines are included in the Project execution plan. The Company has already received a Construction Air Permit from the State of Nebraska and a Special Use Permit from Johnson County, Nebraska. Details on the project’s permitting requirements can be found in Section 0 of this report.

3.5 Other Significant Factors and Risks

There are no known other significant factors or risks which could have a material impact on the ability to affect access, titles, or the right to perform exploration and development work on the Project.

26 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

4 Accessibility, Climate, Local Resources, Infrastructure and Physiography

4.1 Accessibility and Transportation to the Property

The Project is easily accessible year-round as it is situated approximately 47 miles southeast of Lincoln (State Capital), Nebraska and approximately 68 miles south of Omaha, Nebraska. Access to the site can be achieved via interstates and state highways from one of the regional airports. There are several regular scheduled flights to both Lincoln and Omaha (Figure 4‑1), with Omaha providing more regularly commercially serviced options.

From Eppley Airfield in Omaha, Nebraska, the Project is accessed via paved roads by the following:

•
Abbott drive to Interstate I-480 for approximately 3.4 miles until exit 425C to merge onto Interstate I-80W towards Lincoln, Nebraska;
•
Then continue west on interstate I-80 for approximately 15 miles until exit 440 for state highway NE-50.
•
Then head south on State Highway NE-50 for approximately 62 miles through Tecumseh, Nebraska to the Project entrance.

675000
700000
725000
750000
775000
800000
825000
4575000
4550000
4525000
4500000
4475000
N
Omaha
Lincoln
Tecumseh
Nebraska
Iowa
Mi
I-80
I-29
Hwy 50
I-90
I-76
I-70
Elk Creek Project
0 3.75 7.5 15
Miles
Spatial Reference
PCS: NAD 1983 UTM Zone 14N
Legend
Elk Creek Project Location
Cities
Missouri River
US Intersate System
Highways

Source: DGC 2026

Figure 4‑1: Project Access

27 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

4.2 Climate and Length of Operating Season

Southeast Nebraska is situated in a Humid Continental Climate (Dfa) under the Köppen climate classification system. This climate is generally characterized by hot, humid summers and cold winters. Based on 1991–2020 climate normals for Tecumseh, Nebraska, average winter (January) temperatures are approximately 13°F to 35°F, while average summer (July) temperatures are approximately 65°F to 88°F.

Average monthly precipitation (rain and liquid-equivalent snowfall) at the Tecumseh 1S station ranges from approximately 0.8 inches to 5.3 inches, with a mean annual total of approximately 32.3 inches (30-year “Normal”). Average annual snowfall in Tecumseh is approximately 22 inches. Exploration and mining-related activities may be conducted year-round, although severe winter weather and spring/early-summer thunderstorm activity can periodically affect operations.

Nebraska is located within a region of the central United States that experiences severe thunderstorms and tornadoes, with peak tornado occurrence generally during May through July, although events can occur outside this period.

4.3 Physiography

The local topography of eastern Nebraska is relatively low relief with shallow rolling hills intersected by shallow river valleys. Elevation varies from 1,066 ft to 1,276 ft (325 to 390 m) above mean sea level. Bedrock outcrop exposure is nonexistent in the Project area.

Much of the Project area is used for cultivation of corn and soybeans, along with use as grazing land. Native vegetation typical of eastern Nebraska is upland tall-grass, prairie, and upland deciduous forests.

4.4 Infrastructure and Local Resources

Technical and trades personnel can be sourced from local colleges and universities. An underground-experienced mining-related workforce can be found around Weeping Water, Nebraska as well as in neighboring states such as Salt Lake City, Utah, South Dakota and Denver, Colorado (eight hours drive west of the Project).

Additional detailed information regarding specific infrastructure required for the Project can be found in Section 15.

28 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

5 History

5.1 Exploration History

Regional airborne magnetic surveys were completed between November 1963 and January 1964 which identified regional features within southeast Nebraska. Further investigation of the Project was not completed until 1970 when a gravity survey was conducted by the Conservation and Survey Division (CS) of the University of Nebraska-Lincoln (“UNL”). Coinciding independent work was also being completed by the UNL geology department mapping the magnetic expression of the Nemaha Arch and Humbolt Fault systems. The comparison of the two surveys results identified a positive of the two geophysical survey results showed positive correlations between the magnetic and gravity anomalies which is now defined as the Elk Creek gravity anomaly (Anzman, 1976). The gravity survey outlined a near-circular anomaly, along with a concurrent magnetic anomaly, approximately 4.35 miles (7 km) in diameter. Analysis of the geophysical data provided a model of a cylindrical mass with of indefinite length with a radius of 5,500 ft (1,676 m) (Carlson & Treves, 2005).

This early work resulted in early drilling by the Nebraska Geological Survey and the United States Bureau of Mines. In 1971, test hole 2-B-71 intersected carbonatite with pyrochlore mineralization and elevated niobium and rare earth elements, confirming the source of the anomaly.

A private mineral leasing and exploration phase began in the early 1970s. Cominco American Inc. acquired mineral rights in 1973 and undertook exploration work, after which the rights were acquired by Molycorp in 1974. Molycorp completed detailed aeromagnetic surveying in 1973 and, in 1980, carried out a regional exploration program including gravity work, magnetic surveying, geologic mapping, surface sampling, and drilling. Between 1973 and 1986, Molycorp completed a regional drill program over an approximately 4.3 mi × 4.3 mi (7 km × 7 km) gravity anomaly, totaling 114 drill holes for approximately 157,992 ft (48,156 m). Within the Elk Creek Deposit area, 27 holes totaling 52,848 ft (16,108 m) were drilled during the 1970–1980 period, forming the foundation of the historical drilling database.

The TRS notes that no known exploration was completed on the Property between 1986 and 2011. In 2010–2011, Quantum initiated verification and modernization of the historical dataset through DGC, compiling and checking historical drilling, lithology, and assay information, and completing resampling of historical material to assess comparability with historical results. Quantum then completed a 2011 diamond drilling program consisting of five inclined holes totaling 11,220 ft (3,420 m) of HQ core; three holes 7,605 ft (2,318 m) targeted the Elk Creek Deposit and two holes tested regional REE targets (not used in the Mineral Resource Estimate).

Following acquisition, NioCorp advanced the project through additional diamond drilling programs to improve confidence and support updated technical studies. Between 2014 and 2015 NioCorp drilled a total of 24 holes within the Elk Creek Deposit totaling 63,389 ft (19,321 m). The program included data validation, metallurgical and mineralogical studies, geotechnical and hydrogeological studies all in support of resource estimation. Details of the program are provided in previous technical studies (Batty et al., 2022; Nordmin, 2019; SRK, 2014, 2015, 2017; Tetra Tech Wardrop, 2012).

Table 5‑1: Historical Exploration Summary

Year	Company	Exploration Work

29 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

1963-1964	US Geological Survey	Regional Airborne Survey
1970	UNL	Airborne Gravity & Magnetic Surveys
1971	Nebraska Geological Survey and the United States Bureau of Mines	1 Drill hole 2-B-71 (NN-1)
1973	Cominco American	4 Drill holes within the Carbonatite Complex
1973-1986	Molycorp	114 Drill holes within the Carbonatite Complex
2010-2011	Quantum	Historical Data Verification; 5 Drill holes within Carbonatite Complex
2014-2015	NioCorp	24 Drill holes

Source: Dahrouge 2026

5.2 Ownership History

Details of the original ownership of the complete Project area remain unclear; however, previous reports note that the initial land packages over the Project were controlled by Cominco American Inc. (“Cominco American”) and Molycorp Inc. (“Molycorp”) during the early 1970’s. Much of the historical exploration work completed over the Project area was done by Molycorp before 1984. On May 4, 2010, Quantum Rare Earth Developments Corp. (“Quantum”) announced the acquisition of the mineral rights to the Project and on March 3, 2013, Quantum announced an official name change to NioCorp Developments Ltd. (“NioCorp”).

5.3 Historical Mineral Resource Estimates

Multiple historical resource estimates have been completed on the project and are detailed in the reports listed below. The previous resource estimate was completed by Understood Mineral Resources Ltd. in 2022.

•
Internal Molycorp Memo (Cook & Shearer, 1986)
•
Elk Creek NB Project, Nebraska, US Resource Estimate Update Tetra Tech Wardrop Estimate April 23, 2012 (Tetra Tech Wardrop, 2012)
•
NI 43-101 Technical Report on Resources Elk Creek Niobium Project, Nebraska (SRK, 2014)
•
NI 43-101 Technical Report Updated Preliminary Economic Assessment, Elk Creek Niobium Project, Nebraska (SRK, 2015)
•
NI 43-101 Technical Report Feasibility Study Elk Creek Niobium Project Nebraska NI 43-101 Technical Report Feasibility Study, Elk Creek, Superalloy Materials Project, Nebraska Nordmin Engineering April 16, 2019 (Nordmin, 2019)

5.4 Historical Mineral Reserve Estimates

There is no historical reserve estimate on the Project.

5.5 Historical Production

There has been no historical production at the Project.

30 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

6 Geological Setting, Mineralization and Deposit

6.1 Regional Geology

The Nebraska Precambrian basement is comprised mainly of granite, diorite, basalt, anorthosite, gneiss, schist and clastic sediments. A series of island arcs sutured onto the Archean continent created the basic framework of the area. This suture left a north-trending intervening boundary zone ancestral to the Nemaha Uplift, providing a pre-existing tectonic framework which controlled the trend of the later Midcontinent Rift System (1.0 to 1.2 Ga) (Carlson & Treves, 2005). The Elk Creek Carbonatite is located at the northeast extremity of the Nemaha Uplift.

The Midcontinent Rift System, or Keweenawan Rift, comprises mafic igneous rocks and forms a belt over 1,242 mi (2,000 km) long and 34 mi (55 km) wide that is exposed at the surface in the Lake Superior Region and extends southwards through the states of Michigan, Wisconsin, Minnesota, Iowa, Nebraska and into Kansas (Carlson, 1992). Both basalt and associated red clastic sedimentary rocks are found in the Precambrian basement of southeastern Nebraska. These rocks are very similar to those found in the Lake Superior region and are thus considered to be a product of the Keweenawan rifting (Burchett & Reed, 1967; Treves & Low, 1983). Figure 6‑1 illustrates the major rock types of the Midcontinental Rift system.

The Nemaha Uplift (300 Ma) extends southward as a narrow belt from around Omaha, Nebraska across Kansas to around Oklahoma City, along the midcontinent rift system (King, 1969) (Figure 6‑1 and Figure 6‑2). Along the northern and eastern margins are complex fault zones and steeply dipping units. Regional north-northeast to northeast striking faults are locally transected by northwest trending ones, including the Central Plains mega-shear (Central Missouri Fault) to the north and the Oklahoma mega shear to the south (McBee, 2003). The Elk Creek Carbonatite body intruded near to the axis of the Nemaha uplift and has similar age dates to a cluster of carbonatites north of Lake Superior that are in the range of 560 to 580 Ma. (Erdosh, 1979; Woolley, 1989). Temporally, the carbonatite occurs near the boundary between the Penokean Orogen (approximately 1,840 Ma) and the Dawes terrane (1,780 Ma) of the Central Plains Orogen (Carlson & Treves, 2005).

Regional geophysical data and drilling have confirmed the presence of kimberlitic intrusive bodies in northern Kansas to the southwest of the Elk Creek Carbonatite. These kimberlites were emplaced along the rift system during the Cretaceous time (Berendsen, P. & Weis, 2001).

The eastern portion of Nebraska was glaciated several times throughout the early Pleistocene (Wayne, 1981), resulting in the deposition of up to 164 ft of unconsolidated till.

Figure 6‑2 shows a merged airborne magnetic anomaly map of Nebraska, Kansas, and Oklahoma states (Sweeney & Hill, 2005) showing the Midcontinent Rift and Nemaha Uplift systems.

31 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Source: Modified from (Palacas et al., 1990)

Figure 6‑1: Regional Geology

32 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Source: Modified from Sweeney and Hill, 2005

Figure 6‑2: Merged Aeromagnetic Anomaly Map of Nebraska, Kansas and Oklahoma showing Midcontinental Rift and Nemaha Uplift

6.2 Property Geology

The Property includes the carbonatite that has intruded older Precambrian granitic and low- to medium-grade metamorphic basement rocks. The carbonatite and Precambrian rocks are unconformably overlain by approximately 656 ft (200 m) of Paleozoic marine sedimentary rocks of Pennsylvanian age ranging from ca. 299 to 318 Ma.

33 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Source: Modified from KGS O-F Report 91-52

Figure 6‑3 Generalized Stratigraphy of the Elk Creek Area

As a result of this thick cover, there is no surface outcrop within the Project area of the carbonatite, which was identified and targeted through magnetic surveys and confirmed through subsequent drilling. The available magnetic data indicates dominant northeast, west-northwest striking lineaments and secondary northwest and north-oriented features that mimic the position of regional faults parallel and/or perpendicular to the Nemaha Uplift (Figure 6‑2).

Previous technical report summaries interpreted the contact between the Elk Creek carbonatite and the Pennsylvanian sedimentary sequence as a sheared and oxidized contact zone, suggesting an intrusive relationship between the carbonatite and the Pennsylvanian strata, and described associated brittle to brittle-ductile deformation features (tension veins, sheared veins, and slickensided fault planes) affecting both units (Batty et al., 2022). Based on subsequent review of drill core and the sub-horizontal, planar geometry of the broken rubble zone at the contact, the current interpretation is the Pennsylvanian–carbonatite boundary is an erosional unconformity rather than a shear-generated contact. This revised interpretation is consistent with the regional framework described by Carlson and Treves (2005), who concluded that uplift on the Nemaha Uplift was followed by significant erosion that likely truncated (beveled) the top of the carbonatite body, prior to reburial beneath Upper Pennsylvanian marine sediments. Under the revised model, the “brecciated limestone” immediately above the carbonatite is interpreted as a basal Pennsylvanian

34 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

unit formed by transgressive–regressive reworking and erosion during early Pennsylvanian deposition, rather than as a product of shearing along the contact (Figure 6‑4). Brittle faults, veins, and related deformation features described previously remain recognized in core (Figure 6‑4); however, they are interpreted as superimposed structural features that may locally modify the contact zone but are not considered the primary process responsible for formation of the unconformity.

Source: NioCorp 2025; SRK 2014

Figure 6‑4: (Left) Drill core illustrating the transition from eroded paleosurface of the Elk Creek Carbonatite Complex to the “Limestone Breccia”. (Right) Photographs of microstructures in the drill core.

6.2.1 Marine Sedimentary Rocks

The state-wide Nebraska test hole database contains information for about 5,500 test holes drilled since 1930 by the CSD (Conservation and Survey Division of the University of Nebraska-Lincoln (UNL), School of Natural resources (SNR), (UNL-CSD/SNR), and cooperating agencies. Test hole

35 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

location data, as well as lithological descriptions, stratigraphic interpretations, and geophysical log records, are included in the database. In addition, UNL-CSD/SNR maintains an extensive collection of geologic samples obtained from the drilling process (UNL-CSD/SNR website).

There are active limestone quarries, and underground mines within approximately 43 miles of the Project site that create road materials, lime, fill, and construction materials. These quarries are actively mining approximately 2.2 million tons/year from within the Pennsylvanian limestone units. The Pennsylvanian limestone unit is the same as is currently located above the carbonatite unit at the Project site.

6.2.2 Elk Creek Carbonatite

The Elk Creek Carbonatite Complex is an elliptical magmatic body with a northwest-trending long axis perpendicular to the strike of the 1.1 Ga Midcontinent Rift System (Figure 6‑1 and Figure 6‑2), near the northern part of the Nemaha uplift (Burchett, 1982; Carlson, 1992). The definitive confirmation of carbonatite was completed using Rare Earth Element (REE), P2O5 and Sr87/Sr86 isotope analysis (Brookins et al., 1975). The carbonatite has also been compared to the Iron Hill carbonatite stock in Gunnison County, Colorado, based on similar mineralogy (Xu, 1996).

The lithological units present in the carbonatite complex were originally defined by Molycorp during their drill programs, additional studies by Xu in 1996 based on select drillholes (2-B-71 (also known as "NN-1"), EC-40, EC-42, EC-50, EC-70, and EC- 82) and were further simplified by DGC for interpretation purposes during each stage of the Project (2011, 2014, 2025). The carbonatite phase was classified into two main units (defined by texture, massive or brecciated) and several sub-units including a massive carbonatite (dolomite carbonatite, apatite bearing dolomite carbonatite and pyrochlore-bearing Carbonatite, apatite dolomite carbonatite, hematite dolomite carbonatite and magnetite dolomite carbonatite) and brecciated carbonatite. Xu (1996) also classified several silicate units including an altered basalt, altered lamprophyre and altered syenite.

During the 2014, 2015 and 2025 drilling campaigns, DGC geologists split the dolomite carbonatite (“dolCarb”) units down into a number of key units using the information of the different phases of carbonatite. The main carbonatite lithologies used for geologic interpretation are:

•
Dolomite Carbonatite – dolCarb
•
Dolomite Carbonatite Breccia – dolCarbBc
•
Hematite Dolomite Carbonatite – hemdolCarb
•
Magnetite Dolomite Carbonatite – mdolCarb
•
Magnetite Dolomite Carbonatite Breccia – mdolCarbBc

DGC considers the more detailed split of the carbonatite units for geologic interpretation to be relevant to determining the distribution of different grade populations as supported by statistics (discussed in Section 8.3). The most significant difference is the change in the logging codes between dolCarb and mdolCarb, in terms of the major rock types.

Summarized below in Table 6‑1 are the lithological units captured from compiled drillhole logs and corresponding geology reports, and the nomenclature applied by DGC.

Table 6‑1: Project rock types as defined by Molycorp and DGC

Unit Name (Molycorp)	Code	Unit Name (DGC)	Code
Overlying Lithologies

36 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Unit Name (Molycorp)	Code	Unit Name (DGC)	Code
Quaternary sediments	Qt	Overburden (~165 ft)	Ovb
Pennsylvanian Sediments	Pu	Pennsylvanian Sediments (~656 ft thick)	sed
Elk Creek Complex
Younger Mafic Rock	ym	Mafic Breccia	mafBc
Barite Beforsite III	bb III	Barite Dolomite Carbonatite	dolCarb
Barite Beforsite II	bb II
Beforsite Breccia	bbx	Dolomite Carbonatite Breccia	dolCarbBc
Barite Beforsite I	bb I	Barite Dolomite Carbonatite	dolCarb
Apatite Beforsite II	ab II	Apatite Dolomite Carbonatite Breccia	dolCarb
Apatite Beforsite I	ab I
Older Mafic Rock	om	Mafic dyke, vein or fragment	maf
		Lamprophyre	Lamp
Magnetite Beforsite	mb	Magnetite Dolomite Carbonatite	mdolCarb
Syenite II	sy II	Syenite	sy
Syenite I	sy I
Host Rocks
Granite/Gneiss	pCgg	Granite/Gneiss	gn
Amphibole Biotite — Gneiss	pCbg	Amphibole Biotite — Gneiss	gn

Source: DGC 2026

Limited age dating of the Elk Creek Carbonatite has been carried out with recent U-Pb zircon dates from the carbonatite ranging from 480 ±20 to Ma 540 ±14 (Farmer et al., 2013). The carbonatite consists predominantly of dolomite, calcite and ankerite, with lesser chlorite, barite, phlogopite, pyrochlore, serpentine, fluorite, sulphides and quartz (Xu, 1996). The stratigraphic reconstruction based on drill core observation in the area suggests that the carbonatite is unconformably overlain by approximately 656 feet (200 meters) of essentially flat-lying Palaeozoic marine sedimentary rocks, including carbonates, sandstones, and shales of Pennsylvanian age (ca. 299 to 318 Ma).

6.2.3 Structural Geology

Based on data provided to carry out the structural study, the Project contains five main sets of brittle faults variably cutting through the Pennsylvanian rocks and the carbonatite boundary which appears to be tectonic. The orientations of the faults were determined by comparing Acoustic Televiewer (“ATV”) logs with specific customized structural core logging data, and by undertaking a preliminary interpretation of the provided geophysics images.

This data has been used to model the fault pattern in 3D for use in further resource estimation and geotechnical studies. The overall fault model included approximately 28 structures with the vicinity

37 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

of the Project with varying levels of confidence. Based on a review within the mineralization, at least three key northeast-trending faults have been identified and used during the geological modeling process.

The joints and veins define orientation sets comparable to the fault trends. Hematite veins, which may be up to 3.28 feet (one meter) thick, represent the weakest fault- and joint-infilling material which may be problematic for mining and should, therefore, be given more attention during any future geotechnical studies.

6.3 Mineralization

The Property hosts niobium, titanium, and scandium mineralization as well as REE and barium mineralization that occur within the Elk Creek Carbonatite. In this TRS, niobium, titanium, scandium, and rare earth elements are considered the main elements of interest.

The current extent of modelled mineralization is 3,937 ft (1,200 m) along strike, 1,640 ft (500 m) wide, and 2,461 ft (750 m) in dip extent below the unconformity. Previous reports found that that the mineralization is open in all directions. The recent drilling reported in this report indicates that there is a hanging wall contact between the Nb-Ti-Sc rich magnetite-dolomite-carbonatite lithology and the surrounding dolomite carbonatite to the south of the deposit, demonstrated in Figure 6‑5 and Figure 6‑6.

738900E
739100E
739300E
739500E
739700E
N
4461500N
4461300N
4461100N
4460900N
Stope Design
Portal Adit
Main Ramp
Railveyor Ramp
Miles
0
0.05
0.1

Source: DGC 2026

38 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Figure 6‑5: Plan view of the location of the mineralized carbonatite (outlined in red) with underground development projected to surface

Source: DGC 2026

Figure 6‑6: Plan and Cross -Sections of Geologic Model Hanging Wall Boundary and Mineralized Domain

6.3.1 Niobium and Titanium Mineralization

The deposit contains significant concentrations of niobium. Based on the metallurgical test work completed to date at several laboratories using QEMSCAN® analysis, the niobium mineralization is known to be fine-grained, and that 77% of the niobium occurs in the mineral pyrochlore, while the balance occurs in an iron-titanium-niobium oxide mineral of varying composition. Distribution and

39 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

statistical review of Nb2O5 within the mineralized carbonatite, are shown in Figure 6‑7 and discussed in Section 6.4 and Section 11.

Figure 6‑8 demonstrates that there is a fairly high correlation between increasing Nb2O5 grade and Fe2O3 and TiO2 grades.

Linear Histogram
n = 31,099
Mean = 0.4078%
Median = 0.2800%
CV = 0.952
Max = 4.0930%
Mean 0.408%
Median 0.280%
Frequency
Nb_2O_5 (%)
Log-Scaled Histogram
Mean 0.408%
Median 0.280%
BDL excluded (n=2,721)
Frequency
Nb_2O_5 (%) — log scale
Log-Probability Plot
Cumulative Probability (%)
Nb_2O_5 (%)
Grade-Tonnage Curve (Global)
NSR proxy
~0.18%
% Above cut-off
Mean grade above cut-off
% Composites Above Cut-off
Mean Nb_2O_5 above cut-off (%)
Cut-off Grade Nb_2O_5 (%)

Source: DGC 2026

Figure 6‑7: Basic Statistics of Nb2O5 Mineralization

Source: DGC 2026

40 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Figure 6‑8: Correlation Statistics of Nb2O5 and TiO2 and Fe2O3

6.3.2 Scandium Mineralization

Within the Elk Creek Carbonatite, a host of other elements exist with varying degrees of concentration. The Company has completed both whole rock analysis and multi-element analysis on all samples for the 2014 program, plus re-sampling programs of selected historical core and/or pulps between 2011 and 2021.

As the metallurgical test work advanced during 2014 and 2015, the ability to obtain a titanium dioxide (TiO2) and scandium (Sc) product became apparent. TiO2 is strongly and positively correlated with niobium grades, whereas the scandium mineralization is spatially related to niobium and titanium mineralization, but with lesser degree of correlation. Basic statistics for Sc mineralization are shown in Figure 6‑9. Detailed discussion is presented in Section 14.

Linear Histogram
n = 31,099
Mean = 50.2 ppm
Median = 49.0 ppm
CV = 0.638
Max = 306.0 ppm
Mean 50.2 ppm
Median 49.0 ppm
Frequency
Sc (ppm)
Log-Scaled Histogram
Mean 50.2 ppm
Median 49.0 ppm
Frequency
Sc (ppm) — log scale
Log-Probability Plot
Cumulative Probability (%)
Sc (ppm)
Grade-Tonnage Curve (Global)
% Above cut-off
Mean grade above cut-off
% Composites Above Cut-off
Mean Sc above cut-off (ppm)
Cut-off Grade Sc (ppm)

Source: DGC 2026

Figure 6‑9: Basic Statistics of Sc Mineralization

6.3.3 Rare Earth Element Mineralization

Within the Elk Creek Carbonatite complex, there are several occurrences of REE mineralization, including the Project area. REE mineralization is associated with a barite dolomite carbonatite and occurs within the following minerals:

•
Bastnäsite ([Ce,La,Y]CO3F)
•
Parisite (Ca[Ce,La]2[CO3]3F2)
•
Synchysite (Ca[Ce,La][CO3]F)
•
Monazite ([Ce,La]PO4)

41 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Based on an excerpt from Molycorp’s drill logs: “Lanthanide minerals occur as radial patches and random aggregates of needles, irregular patches and vein-like aggregates. The aggregates occur with and without quartz. The aggregates appear as light-gray patches in reddish-brown, hematite-altered beforsite. Although individual lanthanide mineral grains are in the micrometer size range, aggregates of lanthanide minerals range from 0.23 to 8 mm. in maximum dimension. Monazite and bastnäsite have been identified in the aggregates, and EDX spectra show Ce > La."

Present day nomenclature for REE is shown in Table 6‑2. Promethium (Pm) is not included as it is very rare in nature. The division into light and heavy rare-earth elements made below is based on differences in processing. Elsewhere in literature, the division has been made between gadolinium and terbium (atomic number 64 and 65) based on the lack of paired electrons in the inner incomplete subshell (4f) (Van Gosen et al., 2017).

Statistical analysis of distribution and correlation of REEs within the deposit are presented in Section 11.

Table 6‑2: List of Elements & Oxides Associated with REE Mineralization

Element	Element Acronym	Compound
Associated Elements and Oxides	Nb	Nb2O5
Niobium
Light Rare Earth Metals and Oxides (LREO)
Lanthanum	La	La203
Cerium	Ce	Ce203
Praseodymium	Pr	Pr203
Neodymium	Nd	Nd203
Heavy Rare Earth Metals and Oxides (HREO)
Samarium	Sm	Sm2O3
Europium	Eu	Eu203
Gadolinium	Gd	Gd203
Terbium	Tb	Tb203
Dysprosium	Dy	Dy203
Holmium	Ho	Ho203
Erbium	Er	Er203
Thulium	Tm	Tm203
Ytterbium	Yb	Yb203
Lutetium	Lu	Lu203
Yttrium	Y	Y203

Source: DGC 2026

6.4 Deposit Type

The Project is hosted within the Elk Creek Carbonatite. By definition, a carbonatite is an igneous rock body with greater than 50% modal carbonate minerals, mainly in the form of calcite, dolomite, ankerite, or sodium- and potassium-bearing carbonates. Carbonatites commonly occur as intrusive bodies, such as isolated sills, dykes, or plugs, although they can rarely occur as extrusive rocks (Oldoinyo Lengai, Tanzania). Many carbonatites are associated with alkalic silicate complexes which include syenite, nepheline syenite, ijolite, urtite, and pyroxenite. Carbonatites are generally related to large-scale, intra-plate fractures, grabens, or rifts that correlate with periods of extension, and

42 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

range from Precambrian to recent in age. They are usually surrounded by an aureole of metasomatically altered rocks called fenites. Carbonatite-associated deposits can be classified as magmatic or metasomatic types (Richardson & Birkett, 1996).

Carbonatites have been classified based on chemical classification into four classes (Woolley and Kempe, 1989; Wyllie and Lee, 1998), and further subdivided based on mineralogical and textural characteristics:

•
Calcio-carbonatite coarse-grained: sövite, and finer-grained: alvikite
•
Magnesio-carbonatite dolomite-rich: beforsite, and ankerite-rich: rauhaugite
•
Ferro-carbonatite (iron-rich carbonates)
•
Natro-carbonatite (sodium-potassium-calcium carbonates)

The use of a chemical classification of carbonatites should be used with caution when replacement, or metasomatic, processes have altered the primary composition of the carbonatite rock (Mitchell, 2005).

The majority of carbonatite deposits are located within stable, intra-plate crustal units, although some are linked with orogenic activity or plate separation. It is also important to note that carbonatites tend to occur in clusters, and in many places, there has been a repetition of intrusive activity over time (Woolley, 1989).

Carbonatite-hosted deposits occur almost exclusively in intrusive carbonatite and may be subdivided into magmatic, replacement/veins, and residual sub-types. The Elk Creek Carbonatite can be classified as a magmatic sub-type, similar to the St-Honoré deposit in Quebec, Canada (Niobec niobium mine, Iamgold – Figure 6‑10), the Mountain Pass Deposit in California, U.S.A. (REE), and the Palabora Deposit in South Africa (apatite).

The pipe-like carbonatites typically occur as sub-circular or elliptical shapes and can be up to 1.9-2.5 mi (3-4 km) in diameter. Magmatic mineralization within pipe-like carbonatites is commonly found in crescent shaped, steeply dipping zones. As carbonatite magma is typically volatile rich with low viscosity, it may ascend rapidly through the mantle, fracturing the crust on impact, causing a characteristic alternating ring (crescent) structure of carbonatite and wall rock to be formed. Metasomatic mineralization occurs as irregular forms, breccias, or veins. Carbonatites typically consist of multiple phases of intrusion with different mineralogical and textural characteristics. Early phases tend to consist mainly of calcite with later phases mainly consisting of dolomite, ankerite, or siderite. The later phases are typically more enriched in niobium or tantalum with the latest phases more enriched in rare earth minerals. In general, geochemical zonation of phases begin with calcio-carbonatite intrusion, followed by magnesio-carbonatite and finally ferro-carbonatite. Fenitization (alkali metasomatism) is common around many carbonatite intrusions.

43 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Source: Jaroslav 2025 (Modified after Valliéres et al. (2013))

Figure 6‑10: Schematic Diagram of St. Honoré Carbonatite

The major mineral constituents are calcite, dolomite, siderite, ferroan calcite, ankerite as carbonates, and hematite, biotite, titanite, olivine, and quartz. Economic minerals include fluorite (F), apatite (P), pyrochlore (Nb), anatase (Ti), columbite (Nb-Ta), monazite (REE), bastnaesite (REE), parasite (REE), zircon (Zr), and magnesite (Mg), among others. Mineralization within carbonatites is typically syn- to post-intrusion. The mineralization is controlled primarily by fractional crystallization within the intrusion, with tectonic and local structures influencing the form of metasomatic mineralization (Birkett & Simandl, 1999; Richardson & Birkett, 1996; Woolley & Kempe, 1989).

Worldwide, carbonatite deposits are mined for niobium, REE, iron, copper, phosphate (apatite), vermiculite and fluorite; with barite, zircon/baddeleyite, tantalum and uranium as common by-products (Richardson & Birkett, 1996).

44 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

7 Exploration and Drilling

7.1 Exploration

Regional airborne magnetic surveys in 1963–64 first identified geophysical features in southeast Nebraska, followed by a 1970 gravity survey by UNL's Conservation and Survey Division that, combined with concurrent UNL mapping of the Nemaha Arch and Humboldt Fault systems, revealed a positive correlation between magnetic and gravity anomalies now known as the Elk Creek gravity anomaly. This anomaly was modeled as a near-circular feature roughly 4.35 miles (7 km) in diameter, corresponding to a cylindrical mass of indefinite length with a 5,500 ft (1,676 m) radius. This work prompted early drilling by the Nebraska Geological Survey and U.S. Bureau of Mines, and in 1971 test hole 2-B-71 intersected carbonatite with pyrochlore mineralization and elevated niobium and rare earth elements, confirming the anomaly's source.

The carbonatite complex is a 3.7-4.9 mi (6–8 km) diameter alkaline intrusive body buried beneath roughly 656 ft (200 m) of Pennsylvanian marine sedimentary rocks with no surface expression, meaning exploration has relied entirely on geophysics and drilling. It comprises several lithologies dominated volumetrically by apatite dolomite, with the magnetite dolomite unit — though volumetrically minor — serving as the primary host of niobium mineralization (Figure 7‑1).

Source: Drenth 2014

Note:

(1)
The term beforsite used in this figure has been superseded by the terms magnesio-carbonatite or dolomite carbonatite. Other rock-type names have been modified subsequently (see Table 6‑1).

Figure 7‑1: Geology of the Elk Creek Carbonatite as expressed in drill holes at an elevation of 394 ft (120 m) AMSL (approximately 755 ft or 230 m BGS)

45 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

There is no other relevant exploration work outside of drilling completed on the Property on behalf of current and previous owners.

Detailed descriptions of the geotechnical data, testing and analysis are included in Section 13.2. Descriptions, characterization and analysis of hydrogeology are included in Section 13.3.

7.2 Drilling

Mineral Resource definition drilling on the Project has been conducted in four phases:

•
Phase I: Drilling Campaigns completed during the 1970s and 1980s by MolyCorp.
•
Phase II: Initial Restart Drilling completed in 2011 by Quantum (NioCorp’s predecessor).
•
Phase III: Focused Resource Drilling completed in 2014 & 2015 by NioCorp.
•
Phase IV: Focused Resource Drilling completed in 2025 by Niocorp.

To date, 94 drill holes have been completed on the Project for a total of 196,114 ft (59,775 m) (Figure 7‑2; Table 7‑1), including 16 drill holes totaling 37,861 ft (11,540 m) completed in 2025. A further five holes totaling 11,598 ft (3,353.1 m) were drilled in 2015 for hydrogeological and geotechnical studies but were not used for resource estimation. All drilling has been completed using a combination of tricone, reverse circulation (RC) or diamond drilling (DDH) core in the upper portion of the hole within the Pennsylvanian sediments. A portion of the 2014 drill holes used RC drilling within the Pennsylvanian sediments to increase drilling efficiency through cover material within areas of strong geological confidence. All drilling within carbonatite has been completed using diamond coring methods.

To date, local labor has been used by drilling contractors when preparing the drill hole pads. All drilling has been completed using standardized procedures which are in line with international standards of best practice. The drilling by Molycorp was completed using company-owned equipment and sampling procedures. The drilling companies used by the Company between 2011 and 2015 programs are detailed below:

•
2011: Black Rock Drilling, LLC (BRD Personnel and Leasing Corp.), 17525 E Euclid Ave, Spokane Valley, WA 99216
•
2014: Envirotech Drilling LLC, 900 East 4th Street, Winnemucca, NV 89445
•
2014: West-Core Drilling, LLC, 561 W Main Elko, NV 89801 USA; and
•
2014: Idea Drilling, 1997 9th Avenue North, Virginia, MN 55792
•
2015: Idea Drilling, LLC, 1997 9th Avenue North, Virginia, MN 55792
•
2015: Envirotech Drilling LLC, 900 East 4th Street, Winnemucca, NV 89445

Table 7‑1: Drilling Completed within the Carbonatite Complex

Year	Company	Number of Holes in Carbonatite Complex	Number of holes on Project	Project Hole Average Depth (m)	Project Hole Average Depth (ft)	Total Length (ft) Drillholes on Project	Total Length (m) Drillholes on Project
1971-1986	Molycorp	114	49	530	1,738	85,171	25,960
2011	Quantum	5	4	739	2,423	9,692	2,954
2014-2015	NioCorp	24	24	805	2,641	63,390	19,321
2025	NioCorp	17	17	679	2,227	37,861	11,540

46 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Subtotal:	160	94	688	2,257	196,114	59,775

Source: DGC 2026

735000
737500
740000
742500
745000
4465000
4462500
4460000
N
EC-023
EC-009
EC-080
EC-046A
EC-046
EC-099
EC-081
EC-062
EC-079
EC-045
EC-088
EC-069
EC-063
EC-065
EC-075
EC-057
EC-060
EC-100
EC-068
EC-070
EC-002
EC-101
EC-071
EC-039
EC-040
EC-050
EC-041
EC-082
EC-078
EC-090
EC-084
EC-094
EC-077
EC-044
EC-103
EC-004
EC-010
EC-007
NEC11-005
EC-076
EC-092
NEC14-011
EC-017
EC-067
EC-074
NEC25-026
NEC25-024
EC-105
EC-102
NEC25-030
EC-047A
NEC25-028a
NEC25-033
EC-059
EC-001
EC-047
EC-083
NEC25-031a
EC-052
NEC25-034
EC-104
EC-093
NEC14-007
NEC25-037
NEC15-003
NEC11-004
EC-003
EC-106
NEC15-002
EC-053
EC-012
EC-095
EC-064
EC-006
EC-058
EC-066
EC-056
EC-089
EC-043
EC-098
EC-061
EC-096
EC-072
EC-091
EC-085
EC-086
EC-049
EC-097
EC-073
0 0.3 0.6 1.2
Miles
Spatial Reference
PCS: NAD 1983 2011 UTM Zone 14N
Legend
NioCorp (2025)
Quantum (2011)
Molycorp (1971-1986)
Mineral and Surface - ECRC
Surface Only -ECRC
Mineral and Surface - Option to Purchase
Mineral Only -ECRC

Source: DGC 2026

Figure 7‑2: All drilling completed within the area of the Elk Creek Carbonatite Complex

During 2015 five holes (NEC15-001 to NEC15-005) were completed totalling 11,001 ft (3,353.1 m) for hydrogeological and geotechnical studies. The drilling was carried out by Idea Drilling and Envirotech Drilling LLC with Envirotech Drilling LLC as subcontractor.

Not all the drill holes within the Project were used in the 2026 Mineral Resource Estimation, as many do not intersect the Nb2O5 anomaly and are located a significant distance away from the Deposit (Figure 7‑2). A total of 79 drill holes has been drilled within the Project, of these 65 drill holes were used to inform the Elk Creek Deposit Mineral Resource Estimation (Figure 7‑3). Note that there are more holes within the Project area, but some holes were excluded from the Mineral Resource as they were drilled for other purposes (geotechnical, hydrogeology) and were not sampled. A summary of the drilling in the Project area can be seen in Figure 7‑2.

47 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

739000
739500
740000
4461500
4461000
N
NEC14-016
NEC14-011
NEC15-004
NEC14-009
NEC25-029
NEC25-027
EC-020
EC-031
NEC14-MET-03
NEC15-005
EC-029
NEC14-MET-02
EC-028
NEC25-024
NEC14-013
EC-014
EC-027
EC-036
EC-032
NEC15-001
NEC25-025
EC-021
NEC25-026
NEC25-028
EC-019
EC-034
NEC14-MET-01
EC-026
NEC25-028a
EC-054
EC-016
EC-025
EC-037
NEC25-031
EC-051
NEC14-006
EC-033
EC-024
NEC25-033
NEC25-038
EC-018
NEC14-014
NEC25-030
NEC25-031a
NEC25-032
EC-022
EC-030
NEC25-034
NEC14-008
EC-011
EC-035
NEC14-010
NEC14-007
NEC14-012
NEC25-035
NEC14-015
NEC11-002
NEC14-023
NEC25-036
NEC11-003
NEC14-022
NEC11-001
NEC25-037
EC-013
0 0.03 0.06 0.12
Miles
Spatial Reference
PCS: NAD 1983 2011 UTM Zone 14N
Legend
NioCorp (2025)
Molycorp (1971-1986)
Surface Only -ECRC
Mineral and Surface - ECRC
Quantum (2011) and Niocorp (2014-15)
Mineral and Surface - Option to Purchase
Mineral Only -ECRC
739000
739500
740000

Source: DGC 2026

Figure 7‑3: 2025 Drillhole locations on the Project

The 2025 drilling program was specifically designed to target gaps within the current Mineral Resource in support of converting a portion of the Resource from Indicated and Inferred to Measured, Indicated and Inferred. The drilling for the 2025 program was completed by Boart Longyear Company – Western Coring, 7013 West Augusta Ave, Glendale, Arizona 85303. Drilling was initiated on April 29, 2025, and was completed on October 3, 2025. During this campaign a total of 16 HQ diameter drillholes were completed totalling 37,861 ft (11,540 m) utilizing 2 (two) LF-160 drill rigs, one track mounted and one truck mounted core drill. All drilling was completed using diamond coring methods (Figure 7‑2). Overburden was cased using HWT casing, and the remainder of the drillholes were completed using HQ thereafter.

Table 7‑2: 2025 Drill Hole Summary

Drill hole ID	Easting	Northing	Elevation (m)	Length	Azimuth	Inclination	Comments
NEC25-024	739068.9	4461370.1	350.7	740.7	118	-81
NEC25-025	739201.9	4461347	354.9	935.6	300	-85
NEC25-026	739002.9	4461298.9	349.8	920.8	30	-80

48 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Drill hole ID	Easting	Northing	Elevation (m)	Length	Azimuth	Inclination	Comments
NEC25-027	739217.1	4461460	353.5	859.8	182	-83
NEC25-028	739000.9	4461296.2	349.8	229.1	30	-63	Lost hole.
NEC25-028a	739000.6	4461295.6	349.8	410.6	30	-63	Re-drill of NEC25-028
NEC25-029	739182	4461456.5	355.4	850.7	205	-80
NEC25-030	739478.9	4461193	345.5	768.7	280	-75
NEC25-031	739074.8	4461223.2	347.9	292.1	20	-65
NEC25-031a	739074.8	4461223.2	347.9	545.9	20	-65	Wedge: NEC25-031.
NEC25-032	739309.6	4461173.3	344.5	801.6	25	-85
NEC25-033	739448.9	4461218.6	347.8	900.7	290	-68
NEC25-034	739444.9	4461139.4	341.7	451.4	30	-75
NEC25-035	739494.9	4461120.7	340.8	431.3	30	-80
NEC25-036	739524.2	4461088.2	340.6	451.5	30	-75
NEC25-037	739489.6	4460945.9	340.5	1,000.10	295	-65
NEC25-038	739075.6	4461210.1	347.5	949.4	320	-80

Source: DGC 2026

7.2.1 Project Drilling Procedures

Historical Molycorp drilling (1970s–80s) was never reviewed by DGC, though presumed to reflect era-appropriate industry practice, while the 2011 Quantum program and all NioCorp drilling since 2014 were managed under consistent DGC/SRK quality control protocols. Drill collars were staked and oriented using GPS, compass, and Azimuth Pointing System equipment, with core drilled by West-Core, Idea Drilling, and Boart Longyear and transitioned from PQ to HQ size beneath the Pennsylvanian-carbonatite contact; completed holes were either piezometer-equipped or grouted and abandoned per standard procedure.

Eight of the 2014 drill holes were completed with piezometers using locking steel casing, cement pads, and identification nameplates, while the remaining holes were marked with steel posts and nameplates noting hole number, depth, and orientation. All non-piezometer holes were abandoned with grout from total depth to the Pennsylvanian contact and cemented to surface, while piezometer holes were grouted from total depth to the base of the piezometer.

7.2.1.1 Collar and Downhole Surveys

Drill collar locations were surveyed by ESP, Inc., Jorgensen Surveying, and CES Group using GPS/RTK equipment with horizontal accuracies of approximately 10–11 mm, referenced to NAD83(2011)/NAVD88, with historical Molycorp and 2011 collars re-excavated and re-surveyed as needed. Downhole survey methods evolved from compass readings historically, to Devico DeviFlex

49 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

surveys in 2011, to Reflex GYRO surveys in 2014 (chosen to avoid magnetic interference from deposit mineralogy), to TruGyro gyrocompass surveys in 2025 at 50–100 ft intervals, all using non-magnetic tools appropriate to hole lengths exceeding 2,300 ft (700 m).

7.2.1.2 Geomechanical Core Logging

Geomechanical logging was performed by DGC personnel under direction of A2GC, following a project-specific manual and on-site training in May 2025, using the Q-system (Barton, 1974) to assess rock mass quality. Recorded parameters included RQD, joint characteristics, fracture data, and lithological/alteration data, entered into a customized MX Deposit database. Additionally, geomechancial core logging data was also collected in 2014 and 2015 under the supervision of SRK.

7.2.1.3 Geological Core Logging

The Qualified Person has reviewed the drilling, surveying, and core-logging procedures used across the 2011, 2014, and 2025 programs and considers them adequate and consistent with industry-standard practice to support Mineral Resource estimation, including collar and downhole survey methods, geomechanical logging, and geological logging and sample QAQC procedures. Historical Molycorp drilling and survey data (1970s–80s) have not been independently verified by the QP unless otherwise discussed in Section 8 and are relied upon with correspondingly reduced confidence due to their age, wider measurement spacing, and use of older equipment. The QP considers the sampling, security, and data verification methods described in this section adequate to support the reliability of the analytical results used in Mineral Resource estimation, consistent with the internal controls disclosure required under § 229.1305.

50 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

8 Sample Preparation, Analyses & Security

8.1 Sample Preparation & Security

In 2025, drill core was transported daily to the Project core processing facility in the core boxes for logging, photographing, sampling, and storage. Diamond drilling was monitored by DGC geologists and trained geological staff, with professional oversight provided by DGC.

Standardized logging codes and lithological descriptions, developed from historical procedures, were used to maintain consistency between logging geologists. Geological observations, including lithology, texture, structure, mineralization, alteration, and color, were recorded by sample interval in the MX Deposits database. Drill core was digitally photographed at high resolution before cutting.

Sample intervals were generally 3.28 ft (1 m) long and were assigned unique sample numbers. Specific gravity measurements were collected at approximately 19.67 ft (6 m) intervals. HQ core was split in half along orientation marks using water-cooled diamond saws. Broken or soft intervals were split as evenly as practicable. Split core was cleaned before bagging, and cutting equipment was routinely cleaned between samples.

Samples were placed in labelled, barcoded sample bags containing backup sample tags. Original samples and field-inserted control samples were scanned, secured in five-gallon shipping pails, and accompanied by hard-copy and digital shipping records and laboratory preparation instructions. Samples were transported to the analytical laboratory by bonded carrier. The remaining half-core was retained in labelled core boxes and securely stored at the Project site for reference and potential future sampling.

Sample security measures included redundant sample identification, secure bag closures, controlled storage, and shipment in sealed pails. The authors consider these procedures consistent with industry practice for a project of this scale.

The sampling, preparation, and shipment procedures were standardized and monitored to minimize sample identification and handling errors. The on-site geologist managed the QA/QC program, which included certified reference materials, quartz blanks, field duplicates, coarse-reject duplicates, pulp duplicates, and external check analyses. Samples were prepared and analyzed at SGS and Activation Laboratories, with selected samples submitted for secondary check analysis.

The data collection from the processed drill core is outlined in Figure 8‑1 process flow.

51 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Field Crew
Drill Core
1 in 20 (5%)
1/4 Core Duplicate
Crushing
Coarse Sample
Pulverizing
Field Duplicate
Original Section (1/2 or 1/4 core Original)
CRM Standard (6%)
Coarse Blanks (5%)
Crushing
Preparation Lab (may be same as Analytical)
Primary Analytical Lab
Secondary Analytical Lab
Coarse Sample
1 in 20 (5%)
(or 1 in 50)
Split
Coarse Sample Duplicate
Pulverizing
Course Duplicate Sample
1 in 20 (5%)
External Lab Pulp Duplicate
Controls Included
External Lab Pulp Duplicate Sample
Pulverizing
1 in 20 (5%)
Split
Split C: External
Split
External Lab Duplicate
Controls Included
External Lab Duplicate Original Sample
Split
1 in 20 (5%)
Pulp Sample
Split
Split B: Pulp Duplicate
Pulp Duplicate Sample
Split
Split A: Original Sample
Original Core Section

Source: DGC 2014

Figure 8‑1: Sample Process Flow Chart (2014 - 2025 drill programs)

Source: NioCorp 2026

Figure 8‑2: NioCorp Technicians cutting core at the project site.

52 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Source: NioCorp 2026

Figure 8‑3: Secure storage of the NioCorp Drill holes and pulps.

8.2 Sample Analysis Procedures

Analytical methods used during the program included fusion XRF, fusion ICP-MS, and sodium peroxide fusion ICP-MS/ICP-OES methods available from SGS and Act labs. The recommended methodologies each have differences in the sample decomposition technique, analytical finish, and intended concentration range, and are applicable to the mineralization. The results generated by different laboratories and methods were compared with consideration of method-specific digestion efficiency, detection limits, upper reporting limits, and the mineralogical deportment of the elements of interest.

Table 8‑1: Analytical methods used for sample assay.

Company	Method	Decomposition	Finish	Use
Act labs	FUS-XRF	Lithium borate fusion	XRF	Whole rock / major oxides
Act labs	FUS-MS	Lithium borate fusion	ICP-MS	Trace elements / REE / HFSE
SGS	GC_XRF72MET	Borate fusion	XRF	Metallurgical / concentrate-grade material
SGS	GC_XRF76V	Borate fusion	XRF	Ore-grade / overlimit XRF
SGS	GE_IMS91A50	Sodium peroxide fusion	ICP-MS	Trace-level refractory elements
SGS	GE_ICP91A50	Sodium peroxide fusion	ICP-OES / ICP-AES	Higher concentration multi-element work

Source: DGC 2026

53 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

The selected analytical methods are considered appropriate for the sample material and elements reported. The method-specific detection limits, overlimit procedures, and QAQC performance are reviewed accordingly.

Overall, the analytical methods reviewed are considered appropriate for the elements and sample types reported; however, comparisons between laboratories should be assessed with reference to the specific decomposition method, analytical finish, reporting limits, and QAQC performance for each dataset.

8.3 Quality Assurance & Quality Control (“QAQC”) Programs

Quality Control (QC) measures are typically set in place to ensure the reliability and trustworthiness of exploration data. Appropriate documentation of quality control measures and regular analysis of quality control data are essential as a safeguard for project data and form the basis for the Quality Assurance (QA) program implemented during exploration.

Analytical QC measures typically involve internal and external laboratory procedures implemented to monitor the precision and accuracy of the sample preparation and assay data. They are also important to identify potential sample sequencing errors and to monitor for contamination of samples.

Sampling and analytical QA/QC protocols typically involve taking duplicate samples and inserting quality control samples (CRMs and blanks) to monitor the reliability of the assay results throughout the drill program. Umpire check assays are typically performed to evaluate the primary lab for bias and involve re-assaying a set proportion of sample rejects and pulps at a secondary umpire laboratory

8.3.1 Historical QAQC

The following section summarizes the historical sampling methodologies, analytical procedures, and quality assurance and quality control (QAQC) programs applied to the Elk Creek Project from the original Molycorp drilling campaigns (1973–1986) through to NioCorp's 2021 re-sampling program. Detailed descriptions of all procedures, QAQC results, and the Qualified Person's (QP's) opinion are provided for in the 2022, S-K 1300 Elk Creek Technical Report Summary. Sampling at the Elk Creek Project spans five decades and multiple operators. Table 8‑2 summarizes the key attributes of each program era, including core size, laboratory, analytical methods, and QA/QC controls employed

Table 8‑2: Summary of Historical Sample Preparation, Analysis, and QA/QC Programs — Elk Creek Project

Program Era	Period	Core Size	Laboratory	Primary Analytical Methods	QA/QC Controls Employed
Molycorp (Historical)	1973–1986	NQ / BQ	Molycorp Louviers Lab (CO); occasional Bondar-Clegg	WD-XRF on pressed powder pellets (pulverized to -325 mesh); Nb₂O₅ and LnO (total lanthanides) reported; individual REEs not reported	Internal Elk Creek standards; instrumentation changed (Philips PW1212 → PW1400, 1981); limited external checks

54 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Program Era	Period	Core Size	Laboratory	Primary Analytical Methods	QA/QC Controls Employed
Quantum / NioCorp Re-Sampling	2010	NQ / HQ pulps	ALS Chemex, Reno NV (prep); ALS North Vancouver BC (analysis)	XRF (ME-XRF10): pulverized to 90% passing -70 μm, Li-borate flux fusion; Nb₂O₅ reported; Sc and TiO₂ not included	SRM SX18-01 & SX18-05 (Dillinger Hütte); field pulp duplicates; quartz blanks; subset checked at Hazen (Golden, CO)
NioCorp Drilling (2011 Program)	2011	HQ core (half)	Actlabs, Ancaster, ON (primary); Inspectorate (external check)

XRF (Panalytical Axios-mAX, Li-metaborate/ tetraborate fusion, 2 g): Nb₂O₅ and Ta₂O₅. ICP/MS (Perkin Elmer Sciex, Li-borate fusion): 43 major/trace elements including REEs. Preparation: crush 90% <2 mm, riffle split 250 g, pulverize 95% <75 μm (Actlabs RX1)

					SRM SX18-01, SX18-04, SX18-05 (Dillinger Hütte); CRM AMIS0185; field quartz blanks (5%); 1/4-core field duplicates (5%); coarse-reject and pulp duplicates; Inspectorate external pulp check (~5%)
NioCorp Drilling (2014 Program)	2014	HQ / PQ core (half / quarter)	Actlabs, Ancaster, ON (primary); SGS Lakefield, ON (secondary check)	Same as 2011 program. Additional fluoride analysis (4F-F method) for NEC14-006/007/008. SGS secondary: XRF (GO_XRF76V) for Nb₂O₅ and 13 major oxides; Sc by GE_JCP90A (ICP-MS, 5 ppm DL)	SRM SX18-01, -02, -04, -05; field quartz blanks (5%); 1/4-core duplicates (~4.3%); coarse-reject duplicates (~2.7%); pulp duplicates (~4.9%); SGS external check pulps (~5%)
Re-Sampling: Sc Infill	2014–2015	Molycorp pulps / coarse splits	SGS Lakefield, ON	Sc analysis only (GE_JCP90A); 1,410 samples from 2010 ALS program lacking Sc values	CRM GRE-04 (Geostats; Nb₂O₅, Sc, TiO₂, REE); pulp duplicates (0.6%); insertion rate ~4.8% CRM
Re-Sampling: Multi-Element Infill	2016	Molycorp pulps / fine crush	Actlabs, Ancaster, ON	Full multi-element ICP/MS and XRF (Code 8-Nb₂O₅, WRA4B2); 667 samples targeting missing TiO₂, Sc, and REE results from 2015 MRE	CRM GRE-03 and GRE-04 (Geostats); SRM SX18-01; pulp duplicates (6.6%); insertion rate ~6.2% total standards
Re-Sampling: REE / Sc Infill	2021	Molycorp pulps / coarse / chip splits	Actlabs, Ancaster, ON	Full multi-element ICP/MS and XRF (same as 2011/2014 programs); 1,094 interval samples targeting REE and Sc gaps in outer resource	CRM GRE-03 (Geostats), Oreas 460 and 464, AMIS0185; insertion rate ~7% total control samples

55 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Program Era	Period	Core Size	Laboratory	Primary Analytical Methods	QA/QC Controls Employed
boundaries across 19 historical drillholes

Source: DGC 2022

8.3.1.1 Molycorp, 1973-1986

Detailed documentation of Molycorp's sampling procedures was not formally preserved, and the QPs did not directly review primary source records. Based on a review of previous technical reports and discussions with a former Molycorp sampling technician, the following procedures were reconstructed:

•
Drill core was photographed at the time of drilling.
•
Samples were derived from 5 ft (1.52 m) or 10 ft (3.05 m) intervals of hydraulically split, predominantly NQ diameter core, with minor BQ diameter material. Core was crushed on site prior to dispatch.
•
The on-site crusher was cleaned between samples using limestone blank material.
•
Core samples were shipped to Molycorp's exploration laboratory at Louviers, Colorado, for niobium (Nb₂O₅) and total lanthanide oxide (LnO) analysis by wavelength-dispersive XRF on pressed powder pellets, following pulverization to -325 mesh. Individual REE values were not reported.
•
Molycorp employed internal Elk Creek samples as standards. Over the project duration, the number and identification of these standards changed several times. In 1981, the primary instrument was upgraded from a Philips PW1212 to a PW1400. A limited number of samples from holes EC-27 and EC-30 were checked against an external commercial laboratory (possibly Bondar-Clegg), which used a single standard from hole EC-11 compared to 19 standards used by Louviers.
•
Sample homogenization methods were not clearly defined in historical records, and photographs of core were not included with available historic records.

Historical drill core, coarse-reject splits, and pulverized material were donated to and are currently stored at a facility managed by the University of Nebraska-Lincoln (UNL), located approximately 5.2 mi (8.5 km) south of Mead, Nebraska. NioCorp and DGC have completed multiple site visits to confirm the condition and organization of stored material. The facility is secured and maintained by UNL. Select Molycorp samples were subsequently re-assayed in 2010, 2014, 2016, and 2021 to expand the analytical suite and apply modern QA/QC protocols.

8.3.1.2 NioCorp, 2011-2014

Re-sampling programs of historical Molycorp core and pulps were conducted between 2010 and 2014 to verify results and QA/QC procedures. In 2015 a re-assay program was conducted on pulps to add scandium and titanium analysis. Further re-sampling was conducted between 2016 and 2021.

NioCorp implemented a detailed core processing and sampling program commencing with the 2011 drilling program, with continuous improvements applied through the 2014 program. Diamond drilling utilized HQ core as the standard size, with minor PQ intervals. Core was boxed at the drill site daily and transported to the on-site processing facility, where it was photographed, logged, and split.

56 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Professional oversight was provided by geologists and engineers from DGC, SRK Consulting, and NioCorp.

Core logging used standardized codes entered the Datamine Fusion drillhole database. The full carbonatite intersection was sampled at approximately 3.28 ft (1 m) intervals. Core was halved using electric, water-cooled diamond-bladed core saws (BD 3003E). Sampled intervals were placed in barcoded sample bags, secured in five-gallon plastic pails, and shipped via bonded trucking company to Activation Laboratories Ltd. (Actlabs), Ancaster, Ontario. Redundant barcode identification was applied both inside and outside each sample bag to ensure accurate chain of custody. Half-core not used for analysis was retained in labelled core boxes at the secured on-site facility.

At Actlabs, samples were prepared using the RX1 modified preparation package: dried at 140°F (60°C) for 12 hours; crushed by jaw crusher to 90% passing 2 mm (with quartz wash between samples); riffle split to 250 g; and pulverized using ring and puck ESSA pulverizers to 95% passing 75 μm (with quartz wash between each sample). Primary analysis was by XRF (Panalytical Axios-mAX, Li-metaborate/tetraborate fusion, 2 g aliquot) for Nb₂O₅ and Ta₂O₅, and by ICP/MS (Perkin Elmer Sciex, Li-borate fusion) for 43 major and trace elements including the full REE suite. Actlabs maintained ISO/IEC 17025 and ISO 9001 accreditation throughout the program periods.

SGS Lakefield, Ontario (ISO 17025 accredited) served as the secondary umpire laboratory for the 2014 program. SGS analyzed pulp splits for Nb₂O₅ and 13 major oxides by XRF (GO_XRF76V borate fusion) and Sc by ICP-MS (GE_JCP90A, 5 ppm detection limit). Fluoride analysis (method 4F-F) was additionally completed for holes NEC14-006, NEC14-007, and NEC14-008.

8.3.1.3 Historical Re-Sampling Programs, 2010-2021

NioCorp in 2010 and 2021, undertook four re-sampling programs targeting the historical Molycorp sample archive to expand analyte coverage, infill QA/QC data, and address gaps identified during successive resource estimates.

2010 Re-Sampling (Quantum/NioCorp): A total of 1,860 pulverized or coarse-split samples from Molycorp drillholes were submitted to ALS Chemex (preparation in Reno, NV; analysis in North Vancouver, BC) using method ME-XRF10 (Li-borate flux, XRF). Samples were selected based on geological interpretation and proximity to elevated Nb₂O₅ values. The program introduced NioCorp's first systematic QA/QC protocol over historical material, including SRM SX18-01 and SX18-05 (Dillinger Hütte), quartz blanks, and field pulp duplicates. A subset of results was checked at Hazen Research, Golden, Colorado. Note: Nordmin (2019) identified that SRM results ran consistently low using the ME-XRF10 methodology relative to later programs; this methodology was not used in the 2011 or 2014 drilling programs.

2014–2015 Sc Infill Re-Sampling: The 2015 Mineral Resource Estimate (SRK) identified that the 2010 ALS program did not include Sc analysis and that a portion of the database lacked TiO₂ and Sc values. A total of 1,410 pulverized Molycorp samples were submitted to SGS Lakefield for Sc-only analysis (GE_JCP90A), with CRM GRE-04 (Geostats; Nb₂O₅, Sc, TiO₂, REE certified) inserted at approximately 4.8%.

2016 Multi-Element Infill Re-Sampling: A second infill phase submitted 667 pulverized and fine-crush Molycorp samples to Actlabs for full multi-element analysis (Code 8-Nb₂O₅ XRF and WRA4B2 ICP/MS), targeting residual TiO₂, Sc, and REE gaps from the 2015 MRE. QA/QC included CRM GRE-03 and GRE-04 (Geostats), SRM SX18-01, and pulp duplicates at 6.6% insertion rate.

57 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

2021 REE and Sc Infill Re-Sampling: An internal evaluation identified 1,095 intervals across 19 historical Molycorp drillholes that contained Nb₂O₅ results but lacked REE and Sc values within the outer resource boundaries. A total of 1,094 interval samples (1,047 pulverized splits, 24 coarse splits, and 23 chip splits) were submitted to Actlabs using the same ICP/MS and XRF methods applied in the 2011 and 2014 programs. QA/QC included CRMs GRE-03 (Geostats), Oreas 460 and 464, and AMIS0185, at a combined insertion rate of approximately 7%.

8.3.1.4 Quality Assurance and Quality Control

NioCorp integrated a systematic QA/QC program across all 2011–2021 programs. Control sample types inserted at the field stage included: optical-quality quartz blanks (5%), CRMs and SRMs (5–6%), and field quarter-core duplicates (5%). These were supplemented by laboratory-generated coarse-reject and pulp duplicates, and external umpire laboratory check analysis. Table 8‑3 summarizes blank performance across the 2011 and 2014 drill programs.

Table 8‑3: Summary of Field Quartz Blank Performance — 2011 and 2014 Drill Programs (Nb₂O₅)

Drill Program	No. of Blanks Submitted	Insertion Rate	Blank Failure Rate (Nb₂O₅)
2011	90	5.1%	39% (early program; corrected)
2014	454	4.7%	4% (following corrective measures)

Source: DGC 2022

Note: (1) Failure defined as result exceeding 2× XRF detection limit.

The elevated blank failure rate observed in the 2011 program (39%) was attributed to contamination early in the program. This was identified, reported to the laboratory, and corrective measures were implemented, resulting in a significant reduction to 4% failure in the 2014 program. Failing blanks were re-analyzed to differentiate between contamination and analytical error. The QPs concluded that blank material exhibited acceptable levels of error with no evidence of material contamination following corrective action.

CRMs and SRMs used across the programs were sourced from carbonatite-matrix certified reference materials (Dillinger Hütte SX18-series; Geostats GRE-03 and GRE-04; Oreas 460 and 464; AMIS0185), all carrying certified values for Nb₂O₅, Sc, TiO₂, and REE as appropriate to the program era. Where SRM or CRM failures were identified, ten samples on either side of the failing control were re-assayed, with the re-assay result accepted as the final value. For the 2011 program, no standards required re-assay at a level of concern.

Reject and pulp duplicate programs confirmed acceptable sampling precision throughout both drill programs, with most duplicate pairs plotting within expected variability ranges for the deposit type. Third-party external check analysis submitted to Inspectorate (2011) and SGS Lakefield (2014) confirmed the primary laboratory results were free from systematic bias.

8.3.2 NioCorp 2025 QAQC

Routine QAQC procedures throughout the sampling and analytical analysis for the 2025 drilling programs continued at the highest level of quality standard throughout the process. Insertion of duplicate samples taken from various stages of the process, insertion of known control samples

58 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

(SRMs, CRMs and blanks) and sending third-party pulps to the secondary lab was done similarly to previous sampling programs.

Table 8‑4: Summary of designed level of insertion of QC submissions in the 2025 drill program.

Sample Type	Sample Sub-type	Type	Number	Actual Insertion Rate
Blanks	Field Quartz Blanks	Optical Quartz	463	6%
Certified Reference Material	OREAS 465	Nb CRM	116	6%
	OREAS 464	Nb CRM	95
	GRE-11	Nb CRM	123
	GRE-08	Nb CRM	120
Duplicates	Field quartered core	¼ HQ Core	398	6%
External Lab Checks	Coarse-Rejects	Reject split	282	4%
	Pulp	Pulp split	490	6%

Source: DGC 2026

To meet the planned QAQC insertion rates the following guidelines were followed:

•
Field quartz blanks (1 in 20, or 5%) were inserted within or immediately after samples collected from mineralized intervals, targeting zones of elevated visual mineralization, where possible.
•
CRMs (1 in 20, or 5%) were inserted in the field with the sample sequence.
•
Field quarter-core duplicates (1 in 20, or 5%) were inserted to test mineralization and sampling variability.

The following sections provide detail on the types of samples used to validate the QA/QC results and the certain discussion around how the results were managed.

8.3.2.1 Field Quartz Blanks

The 2025 Drill program had a similar methodology utilizing coarse natural clear quartz blanks (sourced from an optical-quality quartz quarry, in Arkansas, USA) whereby the samples were inserted into the sample sequence to identify potential contamination and to confirm sample sequence consistency.

Table 8‑5: Summary of 2025 Drill Program Field Blank Insertion

Element Nb2O5	Drill Program
# of Assays sent to Lab	7,198
# of Field Quartz Blanks Sent to Lab	462
Insertion Rate of Blanks	6%
# of Blank Failure (2x XRF Detection Limit)	51
Percentage of Blank Failure Rate	11%

Source: DGC 2026

The TiO2 data for the blank quartz material is more variable than the Nb2O5 data. Results for Sc were 99% below the control line of 2 x XRF detection limit of 5ppm. Overall good results were returned for Nb2O5 and Sc.

59 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

DGC considers that the blank material has acceptable levels of error and there is limited evidence of any major contamination issues at the laboratory. The laboratory utilised internally supplied blank material at the sample preparatory stage.

Quartz Blank - Nb2O5 Results (n= 463)
2x XRF Det Limit
Nb2O5 - Qtz Blanks
% Nb2O5
0.4
0.35
0.3
0.25
0.2
0.15
0.1
0.05
0
1
101
201
301
401

Quartz Blank -Sc Results (n=463)
2x Det limit
Sc - Qtz Blank
Sc ppm
60
50
40
20
10
0
0
50
100
150
200
250
300
350
400
450
500

Quartz Blank - TiO2 (n=463)
2x Det Limit
TiO2 - Qtz Blank
TiO2 %
0.5
0.45
0.4
0.35
0.3
0.25
0.2
0.15
0.1
0.05
0
1
51
101
151
201
251
301
351
401

Source: DGC 2026

Figure 8‑4: Summary of Blank Control Charts for Nb2O5, Sc, TiO2 Submission SGS for the 2025 Drill Program

60 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Source: DGC 2026

Figure 8‑5: Summary of Blank Control Charts for Nd, Pr, Dy and Tb Submissions to SGS

8.3.2.2 Certified Reference Material

Certified reference material was selected for the 2025 sampling program to monitor the accuracy of the analytical methods.

Four CRMS were selected for the sampling program based on their representativity of the carbonatite matrix. The main purpose of the CRM insertion was to provided controls of Nb2O5, Sc and TiO2.

The CRM selected were OREAS464 and OREAS 465 from Ore Research & Exploration and GRE-11 and GRE-08 from Geostats. These were added as the best representation the Sc, TiO2, REE’s and the Nb2O5 ranges for the orebody.

Table 8‑6: Summary of the CRM used for the 2025 Program

Analyte	Unit	CRM - Certified Values
		OREAS 465	OREAS 464	GRE-11	GRE-08
Nb2O5%		0.67	0.272	0.875	0.148
Sc	ppm	149	141	72	91
TiO2%		10.52	3.26	-	-
La	ppm	24100	12000	523	1467
Ce	ppm	39500	15300	135	5099
Pr	ppm	3772	2597	601	953
Nd	ppm	11800	9940	3574	4433
Sm	ppm	1361	1498	452	515
Eu	ppm	286	324	82.7	108.8
Gd	ppm	584	676	183	283

61 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Analyte	Unit	CRM - Certified Values
		OREAS 465	OREAS 464	GRE-11	GRE-08
Tb	ppm	57	54	17.5	33.4
Dy	ppm	217	178	67	143
Ho	ppm	27.7	21.3	8.5	19.1
Er	ppm	50	38.2	17.1	33.8
Tm	ppm	4.52	3.56	1.9	3
Yb	ppm	19	15.7	9.9	14.6
Lu	ppm	1.72	1.69	1.2	1.8
Y	ppm	524	449	179	448

Source: DGC 2026

8.3.2.2.1 Nb2O5 standards and Certified Reference Material

The summary of the results for Nb2O5 analysis for each CRM is summarized below. The 2025 drill program performed well showing a very low failure rates, less than 2%. Bulk of the results returned were within the acceptable 3 Standard deviation limits.

Very low Bias overall was reported. With GRE11- and GRE08 reporting -4% and 2% respectively. The OREAS 464 and OREAS465 reported very low at 1% and 0%.

Table 8‑7: Summary of the Nb2O5 Results per CRM (SGS)

Standard (Nb2O5)	Count	Certified Value (%)	STD DEV (%)	Mean Assay (%)	Range (%)	Min (%)	Max (%)	N outside 3SD
OREAS 465	113	0.67	0.043	0.6691	0.43	0.27	0.7	1	1%
OREAS 464	94	0.2723	0.0115	0.2747	0.41	0.25	0.66	1	1%
GRE-11	123	0.87	0.03	0.84	0.77	0.15	0.92	2	2%
GRE-08	119	0.148	0.005	0.154	0.04	0.13	0.17	1	1%

Source: DGC 2026

The failure on OREAS464 and OREAS465 was due to a mislabelling of the CRM when sampled. The mislabelling was corrected in the database, Figure 8‑6 shows results of the original data before the correction.

The performance observed for the certified reference material and their coverage support accurate assay results received for the assay labs and the incorporation of these results in future work is recommended.

62 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Source: DGC 2026

Figure 8‑6: OREAS465 and OREAS464 Results for Nb2O5

8.3.2.2.2 Sc standards and Certified Reference Material

The summary of the results for Sc analysis for each CRM is summarized below. The 2025 drill program showed erratic values for Sc on OREAS465. The lab was contacted and the results began to improve. Failure rates on OREAS464, GRE-11 and GRE-08 showing a failure rate below 9%. Bulk of the results returned were within the acceptable 3 Standard deviation limits.

Table 8‑8: Summary of the Sc Results per CRM (SGS)

Standard (Sc)	Count	Certified Value ppm)	STD DEV ppm)	Mean Assay ppm)	Range (ppm)	Min (ppm)	Max (ppm)	N outside 3SD
OREAS 465	113	149	9.1	156.07	69	132	201	31	27%
OREAS 464	94	141	5.8	139.9	40	123	163	8	9%
GRE-11	123	72	5	66.47	33	59	92	1	1%
GRE-08	889	91	6	83.12	17	76	93	0	0%

Source: DGC 2026

Very low Bias overall was reported. With GRE11- and GRE08 reporting very low bias at -8% and -9% respectively. The OREAS 464 and OREAS465 reported a low bias at 5% and -1% respectively.

Source: DGC 2026

Figure 8‑7: OREAS465 and OREAS464 Results for Sc

63 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

8.3.2.2.3 TiO2 standards and Certified Reference Material

The summary of the results for TiO2 analysis for each CRM is summarized below. The 2025 drill program showed variability at the start of the program. Internal Lab issues were addressed with SGS and results started showing more consistency.

Failure rates on OREAS464 and OREAS465 showed low failure rates of 1%. GRE-08 and GRE-11 were not reported as the CRM did not have an approved methodology for reporting of the TiO2 analyte.

Overall results returned were within the acceptable 3 Standard deviation limits.

Table 8‑9: Summary of the TiO2 Results per CRM (SGS)

Standard (Ti02)	Count	Certified Value (%)	STD DEV (%)	Mean Assay (%)	Range (%)	Min (%)	Max (%)	N outside 3SD
OREAS 465	113	10.51	0.307	10.36	7.33	3.27	10.6	1	1%
OREAS 464	94	3.26	0.099	3.32	7.4	3.043	10.53	1	1%
GRE-11	123	-	-	0.632	0.25	0.46	0.71	not measured
GRE-08	119	-	-	0.458	0.04	0.43	0.48	not measured

Source: DGC 2026

OREAS465 and OREAS 464 reported -1 and 2% bias respectively. Differences after correction at the lab were negligible.

Source: DGC 2026

Figure 8‑8: OREAS465 and OREAS464 Results for TiO2

8.3.2.2.4 Certified Reference Material and other REE results.

The CRM’s used for the 2025 Drill programs provide reference control of Nd, Pr, Dy and Tb. These CRMs performed within acceptable ranges with a low bias across all grade ranges for both Nd and Pr. Reported results for both Dy and Tb were generally close to the expected values.

There is a 1% to 8% percent sample failure rate for Nd, Dy and Tb. Pr showed a good performance on OREAS464 and OREAS465 with bias less than 1%, however on GRE08 and GRE11 result reported a positive bias between 3% to 9% resulting from several of the results falling outside the upper limits. These certified reference materials are not individually suited for REE evaluations but when considered in combination, the overall performance of REE’s across the 4 CRMS submitted to the lab is within acceptable limits. The results represent the expected levels of REE.

64 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Overall, the CRM’s performed well. Using this information obtained from external carbonatite projects assisted with compiling a better understanding of what is to be expected.

Table 8‑10: REE performance on CRM's OREAS 465, ORES463, GRE-11 and GRE-08

OREAS 465
Element	Count	Certified Assay Value (ppm)	STD DEV (ppm)	Mean Assay (ppm)	Range (ppm)	Min (ppm)	Max (ppm)	N outside 3 STD DEV
Nd	113	11800	500	11596	2907	9693	12600	1	1.00%
Pr	113	3772	18.13	3781	1400	2800	4200	1	1.00%
Dy	113	217	13	59	28.17	48.05	76.22	5	4.00%
Tb	113	57	3.1	226	101	180	281	9	8.00%

OREAS 464
Element	Count	Certified Assay Value (ppm)	STD DEV (ppm)	Mean Assay (ppm)	Range (ppm)	Min (ppm)	Max (ppm)	N outside 3 STD DEV
Nd	94	9940	320	9828.6	2286	9114	11400	5	5.00%
Pr	94	2597	106	2625.1	2900	1000	3900	5	5.00%
Dy	94	178	8	184.89	51	171	222	5	5.00%
Tb	94	54	2.7	54.8	14.37	49.1	63.47	4	4.00%

GRE-11
Element	Count	Certified Assay Value (ppm)	STD DEV (ppm)	Mean Assay (ppm)	Range (ppm)	Min (ppm)	Max (ppm)	N outside 3 STD DEV
Nd	123	3574	153	3514.1	1482	2926	4408	4	3.00%
Pr	123	601	22	637	475	525	1000	19	15.00%
Dy	123	67	2	67.6	89.07	56.93	146	8	7.00%
Tb	123	17.5	0.9	17.07	17.38	14.61	31.99	3	2.00%

GRE-08
Element	Count	Certified Assay Value (ppm)	STD DEV (ppm)	Mean Assay (ppm)	Range (ppm)	Min (ppm)	Max (ppm)	N outside 3 STD DEV
Nd	119	4433	197	4361.3	734	3996	4730	0	0.00%
Pr	119	953	36	982.7	600	700	1300	20	17.00%
Dy	119	143	6	144.64	26	132	158	0	0.00%
Tb	119	33.4	1.6	32.89	6.65	28.98	35.63	0	0.00%

Source: DGC 2026

65 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

8.3.2.3 Duplicates

Pulp Duplicates

The Pulp duplicates that were taken after pulverization, were sent to the lab as part of the 2025 sample submission. The 463 pairs represent approximately ~6% of total sample submissions from the 2025 drilling program. The results indicate a reasonable comparison between the original and duplicate assays (Figure 8‑9 and Figure 8‑10). All REE’s were evaluated, charted, and classified as reasonable comparisons, during this review and the targeted REE’s element charts.

Pulp Duplicate Pairs - Nb2O5
Relative PErcentage Difference
40.00%
30.00%
20.00%
10.00%
0.00%
-10.00%
-20.00%
-30.00%
-40.00%
R² = 5E-05
0
0.5
1
1.5
2
2.5
3
Pair Average value

Pulp Duplicates - Pairs - Nb2O5
Duplicate Value
R² = 0.9992
0
0.5
1
1.5
2
2.5
3
3.5
Original Value

Pulp Duplicate Pairs - Sc
Relative PErcentage Difference
40.00%
30.00%
20.00%
10.00%
0.00%
-10.00%
-20.00%
-30.00%
-40.00%
R² = 0.0017
0
20
40
60
80
100
120
140
160
180
Pair Average value

Pulp Duplicates - Pairs - Sc
Duplicate Value
R² = 0.9995
0
50
100
150
200
Original Value

Source: DGC 2026

Figure 8‑9: Paired Relative Difference and an XY Scatter Comparison of Original Versus Quarter (Pulp Duplicate) Core Duplicate Analysis for Analytes Nb2O5 and Sc

66 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Source: DGC 2026

Figure 8‑10: Paired Relative Difference and an XY Scatter Comparison of Original Versus Quarter (Pulp Duplicate) Core Duplicate Analysis for Analytes TiO2, Nd, Pr, Dy and Tb

Course Reject Duplicates

67 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

A total of 282 coarse duplicate samples, taken after crushing, were sent to the lab for analysis (blind) as part of the sample submission. This represent ~3% of the total sample submissions from the 2025 drilling program.

Upon review there was a positive mean difference trend for TiO2, Tb, Pr, Dy where Nb2O5, Sc showed a negative mean bias. Overall, the precision of the results is within the acceptable limits as no analyte fell beyond the 10% average relative difference boundary (Figure 8‑11 to Figure 8‑13).

Source: DGC 2026

Figure 8‑11: Paired Relative Difference and an XY Scatter Comparison of Original Versus Quarter (Coarse Reject Duplicate) Core Duplicate Analysis for Analytes Nb2O5, Sc and TiO2

68 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Coarse Rejects Duplicates - Pairs- Nd
Relative Percentage Difference
Pair Average value
R² = 1E-04
40.00%
30.00%
20.00%
10.00%
0.00%
-10.00%
-20.00%
-30.00%
-40.00%
0 500 1000 1500 2000 2500 3000 3500 4000 4500 5000

Coarse Rejects Duplicates - Pairs - Nd
Duplicate Value
Original Value
R² = 0.9985
0 500 1000 1500 2000 2500 3000 3500 4000 4500 5000

Coarse Rejects Duplicates - Pairs- Pr
Relative Percentage Difference
Pair Average value
R² = 0.0052
40.00%
30.00%
20.00%
10.00%
0.00%
-10.00%
-20.00%
-30.00%
-40.00%
0 200 400 600 800 1000 1200 1400 1600

Coarse Rejects Duplicates - Pairs - Pr
Duplicate Value
Original Value
R² = 0.9949
0 200 400 600 800 1000 1200 1400 1600 1800
0 300 600 900 1200 1500 1800

Source: DGC 2026

Figure 8‑12: Paired Relative Difference and an XY Scatter Comparison of Original Versus Quarter (Coarse Reject Duplicate) Core Duplicate Analysis for Analytes Nd and Pr.

69 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Coarse Rejects Duplicates - Pairs- Dy
Relative Percentage Difference
Pair Average value
R² = 0.0012
40.00%
30.00%
20.00%
10.00%
0.00%
-10.00%
-20.00%
-30.00%
-40.00%
0
50
100
150
200
250
300

Coarse Rejects Duplicates - Pairs - Dy
Duplicate Value
Original Value
R² = 0.9977
0
50
100
150
200
250
300

Coarse Rejects Duplicates - Pairs- Tb
Relative Percentage Difference
Pair Average value
R² = 0.0009
40.00%
30.00%
20.00%
10.00%
0.00%
-10.00%
-20.00%
-30.00%
-40.00%
0
10
20
30
40
50
60
70
80

Coarse Rejects Duplicates - Pairs - Tb
Duplicate Value
Original Value
R² = 0.997
0
10
20
30
40
50
60
70
80

Source: DGC 2026

Figure 8‑13: Paired Relative Difference and an XY Scatter Comparison of Original Versus Quarter (Coarse Reject Duplicate) Core Duplicate Analysis for Analytes Dy and Tb.

Field ¼ Core Duplicates

A total of 398 field duplicate samples comprised of ¼ core were resubmitted to the lab representing 5.5% of total sample submissions for 2025.

The results for the ¼ core duplicates were relatively good. A small positive bias was reported for TiO2, Nd, Pr, Dy and TiO2 and a slight negative bias on Nb2O5 and Sc less than 1%. Overall excellent precision reported for the samples retuned for the 2025 exploration program (Figure 8‑14 to Figure 8‑16).

70 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Source: DGC 2026

Figure 8‑14: Paired Relative Difference and an XY Scatter Comparison of Original Versus Quarter (Coarse Reject Duplicate) Core Duplicate Analysis for Analytes Nb2O5, Sc and TiO2

71 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

1/4 core Duplicates - Pairs - Nd
Relative Percentage Difference
40.00%
30.00%
20.00%
10.00%
0.00%
-10.00%
-20.00%
-30.00%
-40.00%
0
1000
2000
3000
4000
5000
6000
7000
Pair Average value
R² = 0.0033

1/4 core Duplicates - Pairs - Nd
Duplicate Value
Original Value
7000
6000
5000
4000
3000
2000
1000
0
R² = 0.9799

1/4 core Duplicates - Pairs - Pr
Relative Percentage Difference
40.00%
30.00%
20.00%
10.00%
0.00%
-10.00%
-20.00%
-30.00%
-40.00%
0
200
400
600
800
1000
1200
1400
1600
1800
Pair Average value
R² = 0.0002

1/4 core Duplicates - Pairs - Pr
Duplicate Value
Original Value
1800
1600
1400
1200
1000
800
600
400
200
0
300
600
900
1200
1500
R² = 0.9684

Source: DGC 2026

Figure 8‑15: Paired Relative Difference and an XY Scatter Comparison of Original Versus Quarter (Coarse Reject Duplicate) Core Duplicate Analysis for Analytes Nd and Pr

72 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

1/4 core Duplicates - Pairs - Dy
Relative Percentage Difference
200.00%
150.00%
100.00%
50.00%
0.00%
-50.00%
-100.00%
-150.00%
-200.00%
R² = 0.0011
0
50
100
150
200
250
300
Pair Average value

1/4 core Duplicates - Pairs - Dy
Duplicate Value
300
250
200
150
100
50
0
R² = 0.9798
0
50
100
150
200
250
300
Original Value

1/4 core Duplicates - Pairs - Tb
Relative Percentage Difference
200.00%
150.00%
100.00%
50.00%
0.00%
-50.00%
-100.00%
-150.00%
-200.00%
R² = 0.0014
0
10
20
30
40
50
60
70
Pair Average value

1/4 core Duplicates - Pairs - Tb
Duplicate Value
70
60
50
40
30
20
10
0
R² = 0.9815
0
10
20
30
40
50
60
70
Original Value

Source: DGC 2026

Figure 8‑16: Paired Relative Difference and an XY Scatter Comparison of Original Versus Quarter (Coarse Reject Duplicate) Core Duplicate Analysis for Analytes Dy and Tb

8.3.2.4 Third Party Check Samples

For 2025, pulp duplicates of the samples that SGS labs prepared samples were submitted to Actlabs for alternative analyses. These 463 pulps represent approximately ~6% of total sample submissions from the 2025 drilling program. An additional 27 of those external duplicated were duplicated and sent to an umpire lab for testing. Overall, 490 external pulps were analysed to determine if there is any bias.

There is a slightly high bias observed from these results. A possible reason for these results could be that most duplicate samples are expected to a have a degree of variability between laboratories and analytical methods.

•
It is recommended to utilise a higher relative difference cutoff be considered when comparing third party duplicate check analysis.

The Samples for both analyses reviewed remain below an average 10% relative difference, identifying a degree of risk, but falling within accepted limits.

73 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Source: DGC 2026

Figure 8‑17: Paired Relative Difference and an XY Scatter Comparison of Original Versus Quarter (External Lab Duplicate) Core Duplicate Analysis for Analytes Nb2O5, Sc and TiO2

74 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

External LAB Pulp Duplicate Pairs - Nd
Relative Percentage Difference
Pair Average value
R² = 0.1398
40.00%
30.00%
20.00%
10.00%
0.00%
-10.00%
-20.00%
-30.00%
-40.00%
0
500
1000
1500
2000
2500
3000
3500
4000
4500
5000

External LAB Pulp Duplicate Pairs - Nd
Duplicate Value
Original Value
R² = 0.996
5000
4000
3000
2000
1000
0
0
1000
2000
3000
4000
5000

External LAB Pulp Duplicate Pairs - Pr
Relative Percentage Difference
Pair Average value
R² = 0.0556
40.00%
30.00%
20.00%
10.00%
0.00%
-10.00%
-20.00%
-30.00%
-40.00%
0
200
400
600
800
1000
1200
1400
1600

External LAB Pulp Duplicate Pairs - Pr
Duplicate Value
Original Value
R² = 0.9913
1800
1500
1200
900
600
300
0
0
300
600
900
1200
1500
1800

Source: DGC 2026

Figure 8‑18: Paired Relative Difference and an XY Scatter Comparison of Original Versus Quarter (External Lab Duplicate) Core Duplicate Analysis for Analytes Nd and Pr

75 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

External LAB Pulp Duplicate Pairs - Dy
Relative Percentage Difference
Pair Average value
R² = 0.2684
40.00%
30.00%
20.00%
10.00%
0.00%
-10.00%
-20.00%
-30.00%
-40.00%
0
50
100
150
200
250
300

External LAB Pulp Duplicate Pairs - Dy
Duplicate Value
Original Value
R² = 0.9946
300
250
200
150
100
50
0
0
50
100
150
200
250
300

External LAB Pulp Duplicate Pairs - Tb
Relative Percentage Difference
Pair Average value
R² = 0.1581
40.00%
30.00%
20.00%
10.00%
0.00%
-10.00%
-20.00%
-30.00%
-40.00%
0
10
20
30
40
50
60
70

External LAB Pulp Duplicate Pairs - Tb
Duplicate Value
Original Value
R² = 0.994
80
70
60
50
40
30
20
10
0
0
10
20
30
40
50
60
70
80

Source: DGC 2026

Figure 8‑19: Paired Relative Difference and an XY Scatter Comparison of Original Versus Quarter (External Lab Duplicate) Core Duplicate Analysis for Analytes Dy and Tb.

8.4 Qualified Person’s Opinion on the Adequacy of Sample Preparation, Security & Procedures

It is the QP’s opinion that the sample preparation, security, and analytical procedures used by NioCorp are consistent with standard industry practices and that the data is suitable for the 2026 Mineral Resource Estimate. The continuation of a robust QAQC program from the 2022 work has led to the opinion that there are no material concerns with the geological or analytical procedures used or the quality of the resulting data.

The QP confirms that the Elk Creek geological database is of suitable quality to support both Mineral Resource and Mineral Reserve estimation. The QPs responsible for the preparation of this report have reviewed the historical sample preparation, analytical procedures, and QA/QC protocols and have confirmed they remain current and applicable to the geological database used in this report. No new material scientific or technical information has become available that would alter the QP's opinion on the adequacy of the historical data.

76 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

9 Data Verification

The QPs responsible for this report have reviewed the data verification section of the 2022 Technical Report Summary and are satisfied that the procedures described therein are adequate for the purposes of this report. The QPs confirm that the geological database is of suitable quality to support the Mineral Resource and Mineral Reserve estimates disclosed herein.

9.1 Data Validation

Site visits to the Elk Creek Project between 2025 and 2026 are detailed below in Table 9‑1:

Table 9‑1: Summary of QP Site Visits

QP	Company	Expertise	Date(s) of Visit
Jacob Anderson, CPG, MAusIMM	Dahrouge Geological Consulting USA Ltd.	Mineral Resources	September 8 to 10, 2025
Janine Brown, P.Geo.	Dahrouge Geological Consulting USA Ltd.	Geology	May 10 to 16, 2025
Trevor Mills	Dahrouge Geological Consulting USA Ltd.	Geology; procedures; QAQC	Multiple times from April 24, 2025 to November 17, 2025
Amélie C. Ouellet, P.Eng	Andrieux & Associates Geomechanics Consulting	Rock Mechanics	May 13-14 2025
Scott Britton, P.E.	Amplify Mine Planning	Reserves/Mining	March 30 to 31, 2026
Adrian Brown, P.E.	Adrian Brown Consultants Inc	Hydrogeology	July 25 to August 12, 2025; September 23 to September 25, 2025
Troy Meyer, P.E. P.Eng	Tierra Group/BBA	Tailings	January 22, 2026
Anthony (Tony) Linton, FEC, P.Eng., IntPE (Canada)	Dumas Contracting USA Inc.	Mine Engineering	March 10 to 11, 2026
Eric Larochelle, B.Eng	SMH Process Innovation	Hydrometallurgy & Process Engineering	March 12, 2026

During the site visits completed by the Qualified Persons, the following site visit included:

•
Review of current drilling, logging, sampling, analytical and QAQC procedures used during the 2025 drilling program.
•
Review and verification of the interpreted geological setting of the Project.
•
Visual confirmation of some previously completed drill hole collars.

77 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

•
Visual confirmation of previously completed drilling in 2011 and 2014.
•
Review of overall site facilities.

9.1.1 Core Processing Protocols

Core processing was completed by DGC during the 2011 and later work programs. As such, the QPs have relied on DGC’s database to review the core logging procedures, collection of samples, and chain of custody associated with those programs. DGC provided the QPs with data exports from the project drillhole database (MX Deposit) and electronic copies of the original assay certificates and procedural documentation. The QA/QC protocols employed by DGC included the routine insertion of field duplicates, laboratory pulp duplicates, blanks, and niobium, scandium, titanium and REE certified reference standards.

No significant issues were identified during the site visit. It is DGC’s opinion that the geological data collection procedures and the chain of custody were found to be consistent with industry standards and in accordance with NioCorp’s internal procedural documentation.

9.1.2 Database Validation

Multiple database validations have been completed by SRK between 2014 and 2017, with subsequent validations completed by Nordmin in 2019, Understood and Optimize in 2022. Detailed information on database validations is described in detail in previous technical reports on the Project.

Data validation for the current report is summarized below. Validation consisted of the verification of collar locations, downhole survey data, geologic and assay data, along with checks for missing values, duplicate entries and inconsistencies among tables. Checks were applied to confirm that the aforementioned data types were accurate and fell within the appropriate thresholds. All inaccuracies that were identified were corrected before incorporating them into the final dataset.

9.1.3 NioCorp QAQC

It is the opinion of the QPs that NioCorp implemented a robust QA/QC process, as described in Section 11. Assay results were actively monitored throughout all drill programs including the 2025 drill program and QA/QC results were summarized. A number of failures for standard and blank reference materials were documented. Most of the reference materials performed as expected within tolerances of 2 to 3 standard deviations of the mean grade. The QP is satisfied that the QA/QC process is performing as designed to ensure the quality of the assay data.

9.2 Limitations

All Qualified Persons were not limited in access to any of the supporting data use for the resource estimation or describing the geology and mineralization in this report. The database verification is limited to the procedures described above. All mineral resource data relies on industry professionalism and integrity of those who collected and handled the database.

9.3 Qualified Person’s Opinion

It is of the opinion of the QP that all geological data collection, standard operating procedures and QA/QC procedures implemented during all programs since 2011 are of suitable quality to support the Mineral Resource and Mineral Reserve Estimates and meet industry best practice standards.

78 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

79 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

10 Mineral Processing and Metallurgical Testing

This section describes the mineral processing and metallurgical testing conducted for the Elk Creek Niobium, Scandium, Titanium, and Rare Earth Production Facility.

The Qualified Persons (QPs) for this section have reviewed the testwork and modeling results and opine that they provide a reasonable basis for the process flowsheet, subject to the limitations noted. The process targets production of niobium, scandium, titanium tetrachloride (TiCl4), and rare earth products from the Elk Creek orebody. It is the QP’s opinion that the data generated from the testwork is adequate for the purposes of this TRS, and that the data itself was produced using conventional industry practice.

The metallurgical program for the Elk Creek Project has evolved through multiple phases, incorporating drill core analysis, mineralogical reconciliation, bench-scale tests, pilot campaigns, and demonstration plant operations. Recoveries and performance metrics presented in this section are derived from empirical data as observed by L3 Process Development during various bench scale and demonstration scale testing campaigns. L3 is independent of the Company and is not certified by any standards association. The QP (SMH) provided oversight for all of the metallurgical work conducted at L3’s facilities in Trois Rivieres, Quebec.

10.1 Historical Test Work

Historical metallurgical test work was conducted at SGS Canada Inc. (SGS), Hazen Research (Hazen) and Kingston Process Metallurgy (KPM) throughout 2014, 2015, 2016 and into 2017 to properly design the required process units for the conversion of mined ore into niobium, titanium and scandium products. The preliminary test work was performed on flotation concentrate, which has since been abandoned due to the poor recovery it offered. Test work then focused on whole ore as a feed and consisted of the extensive exploratory bench and pilot scale hydrometallurgical test programs aimed at defining and proving out a flowsheet using different reagents and technologies. The historical process flowsheet was therefore established and proven by test work and piloting performed in all the process units. Historical metallurgical test work has been previously extensively disclosed in technical reports issued during the period 2015-2022.

Table 10‑1: Summary of Historical Technical Reports

Technical Report Stage	Issue Date	Source
Preliminary Economic Assessment	2015-05-15	(SRK, 2015)
Feasibility Study	2017-08-10	(SRK, 2017)
Feasibility Study	2019-05-29	(Nordmin, 2019)
Feasibility Study	2022-06-28	(Batty et al., 2022)

10.2 Mineral Processing

The comminution test work was completed in two stages at SGS Canada Inc. (SGS) in Lakefield, Ontario in 2016. The primary stage test work (SGS 2016a) was conducted on six composite samples and 13 variability samples and included:

•
Bond Rod Mill Work Index (Rwi) testing.
•
Bond Ball Mill Work Index (Bwi) testing.
•
Bond Abrasion Index (Ai) testing.

80 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

•
Bond Low-energy Impact (Cwi) testing.
•
JK Drop Weight (JKDW) testing.
•
Semi-autogenous grinding (SAG) Mill Comminution (SMC) testing.

The second stage of comminution test work (SGS 2016b) was conducted on a single composite sample, using a LABWAL high-pressure grinding roll (HPGR) semi-pilot scale test work program.

The test work results indicate that the Project ore is categorized as soft to moderately hard in terms of ore hardness, and amenable to standard grinding as well as an HPGR operation.

A bulk representative sample (approximately 3,000 kg) of ore was subjected to locked cycle pilot scale testing at NRRI-Coleraine in Minnesota. The ore tested indicates that it is amenable to processing via the HPGR. Autogenous layer buildup and flake generation were both acceptable, and there was, on average, 40% < 1 mm product generated from the HPGR when in steady state.

The most notable observations from the testing are:

a)
Final product particle size is largely independent of press force and moisture
b)
Specific energy increases as both moisture and press force increase
c)
There is a decrease in specific throughput as the press force increases
d)
There is a decrease in specific throughput as the feed moisture increases

Based on the results as indicated above, it would be recommended to run an installed HPGR at lower pressures, i.e. 3.0 N/mm2 or less, and to remove as much free water from the circuit as possible. This will have the effect of reducing power requirements with limited to no impacts on size reduction.

The data as collected to date is suitable for full HPGR scale up and process guarantees around envisioned plant operation conditions.

10.3 Hydrometallurgy

10.3.1 Mineralogy and Feed Characterization

The following ore samples were received by L3 Process Development and used in the execution of bench scale, pilot scale and demonstration scale underlying the flowsheet disclosed in this technical report. The material was characterized as screen undersized material from the High-Pressure Grinding Rolls (HPGR) test work performed by Weir.

The ore used in the HPGR test was obtained from assay reject samples from exploration activity, all passing 10 mesh. These samples were received from the 2014 core drilling program and were used as feed material to test the HPGR circuit. A total of ten representative samples representing different areas of the mine that could be reasonably expected during production were combined into a composite sample and used as feed to the HPGR program.

The material received at the demonstration plant was analyzed, and the results are shown in Table 10‑2.

81 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Table 10‑2: Ore Feed Characterization Summary

Parameter	Value/Source
Key Minerals	Carbonates (converted to oxides), MgO, CaO, REE-bearing phases
Elemental Content	Reconciled from drill core assays
Water Content	Estimated from anhydrous/hydroxide minerals
Mass Loss (Calcination)	~30% (CO2 + H2O)

10.3.2 Process Development & Flowsheet

The process flowsheet follows a sequential structure divided into areas and units. The area breakdown is as follows:

Area 100 – Ore Activation

Area 200 – Ammonium Chloride Cycle

Area 300 – Hydrochloric Acid Leach

Area 400 – Sulfuric Acid Baking and Water Leaching

Area 500 – Niobium and Titanium Recovery

Area 600 – Rare Earth Elements Extraction

Area 700 – Rare Earth Separation

Area 800 – Chloride Recovery

Area 900 – Sulfate Effluent Treatment

10.3.2.1 Metallurgical Recoveries and Performance

Table 10‑3 summarizes the product recoveries for each of the areas.

Table 10‑3: Product Recoveries per area

Element/Unit	100 / 200	300	400	500	600	700	Overall
Ti	100%	99.00%	81.20%	100%			80.50%
Nb	100%	99.70%	85.40%	99.60%			84.70%
Sc	100%	96.20%			98.10%		94.30%
Pr	100%	90.00%			100%	98.50%	88.70%
Nd	100%	94.90%			100%	99.40%	94.40%
Tb	100%	95.00%			100%	99.30%	94.40%
Dy	100%	95.00%			100%	99.50%	94.60%

82 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

10.3.2.1.1 Area 100 – Ore Activation

The activation process involves the thermal decomposition of carbonates minerals to oxides in an indirect natural gas rotary calciner at 1,454°F (790°C). During this process, CO2 is released then recovered, dehydrated and used to mineralize calcium and magnesium in Area 200 - Ammonium Chloride Cycle.

Ore activation is performed using a continuous rotary kiln processing 10 kg per hour at an external tube temperature of 1,652°F (900°C) for an average of 15 minutes. In this process, calcium and magnesium carbonates are converted to their respective oxides and made available for leaching by an ammonium chloride solution. Approximately 21 wt% of the initial ore mass is lost during this stage. Between 2022 and 2023, L3 generated approximately 2,400 kg of calcined ore. As part of an on-going optimization campaign, L3 has processed an additional 1,153 kg since January 2026.

10.3.2.1.2 Area 200 - Ammonium Chloride Cycle

The ammonium chloride cycle is a closed loop process using an ammonium chloride solution to selectively leach Ca and Mg as chlorides, followed by their mineralization as carbonates, regenerating the ammonium chloride leach solution.

The demonstration unit has been operated during 11 months between 2022 and 2024 to process the 2,400 kg of calcined material. The continuous demonstration unit operation revealed that the leaching process was effective with over 80% calcium removal achieved. The complex equilibria between ammonia (a weak base) and carbonic acid (a weak acid) in combination with magnesium and calcium ions resulted in difficulty precipitating the MgCO3 from solution in initial design of the Carbonate Mineralization portion of the circuit. As a result, additional test work was performed to identify a steady-state process that would successfully mineralize MgCO3 from solution.

During the 2026 Elk Creek Study, L3 modeled the system and the speciation across the unit. The difference in behavior between calcium and magnesium allowed for a 2-stage selective precipitation of both elements in sequence and for a potential increase in calcium recovery. Since 2025, L3 has performed various optimization campaigns to support the 2026 Elk Creek Study modeling and associated recovery of calcium. Selected experiments conditions and leach efficiencies are presented as Table 10‑4. Concentration of feed and residue in the NHL leach unit is presented in Figure 10‑1.

Table 10‑4: Ammonium chloride test conditions and associated recoveries for select tests.

Experiment ID	NCPn NHL25	NCPn NHL28	NCPn NHL31	NCPn NHL33
Leaching Conditions	Concurrent	Concurrent	Countercurrent	Countercurrent
Temperature (°C) (Leach 1/Leach 2)	99/99	99/99	98/98	99/100
NH4Cl Conc. (gpL)	125	125	125	125
Leach pH (1/2)	7.69/8.06	7.03/6.85	7.77/7.73	7.67/7.59
% Solids	10%	10%	10%	10%
Reaction time (min) (Leach 1/Leach 2)	135/50	90/60	120/50	120/50
Leach Efficiency
Ca	82%	68%	79%	80%

83 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Mg	40%	43%	73%	66%
Fe	5%	2%	0%	0%
LREE	0%	0%	0%	0%
MREE	0%	0%	0%	0%
HREE	0%	0%	0%	0%
TREE + Y	0%	0%	0%	0%

Source: L3 2026

Ca
Ca Concentration (g/L)
25
20
15
10
5
Mg
Mg Concentration (g/L)
8
6
4
2
Feed
Residue
Feed Avg
Residue Avg
2023-05-08
2023-05-11
2023-05-16
2023-05-30
2023-06-12
2023-07-04
2023-07-11
2023-07-14
2023-07-19
2023-08-10
2025-07-16
2025-08-11
2025-08-20
2025-10-21
2025-10-29
2025-11-06
2026-02-26
2026-03-10
2026-03-19
2026-03-24
2026-03-27
2026-04-01
2026-04-07

Source: L3 2026

Figure 10‑1: Calcium (top) and Magnesium (bottom) concentration over time and moving average trendline.

Recovery of selected concurrent and counter current campaigns are presented as Figure 10‑2. A detailed look at the countercurrent leach recoveries is presented as Figure 10‑3. The demonstration

84 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

unit was modified in March 2026 to reflect the dual precipitation process, and initial data is presented in Figure 10‑4.

Concurrent
Countercurrent
Ca
Mg
Leaching Effiency (%)
0
20
40
60
80
100
24
25
26
27
28
31
32
33
34
35
36
37
38
39
Test Number

Source: L3 2026

Figure 10‑2: Ammonium chloride leach performance for Ca and Mg.

Ca
Mg
Leach 1
Leach 2
Leach Total
Leaching Effiency (%)
Test Number
0
20
40
60
80
100
31
32
33
36
37
38

Source: L3 2026

Figure 10‑3: Ca and Mg leaching performance per countercurrent leach stage.

85 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Source: L3 2026

Figure 10‑4: (a) Ca and Mg distribution in the precipitate from the Ca Precipitation (CaP) and the Magnesium Precipitation (MgP). (b) The aqueous concentration in grams per liter of Ca and Mg after the precipitation process.

10.3.2.1.3 Area 300 - Hydrochloric Leach

The hydrochloric acid leach area employs a counter-current HCl leach circuit to solubilize metals and concentrate niobium and titanium in the residue. The following section is adapted from Larochelle et al., 2024: “A new paradigm for the recovery of rare earth elements: the high activity flowsheet as applied to the Elk Creek deposit” (Proceedings IMPC 2024: XXXI international mineral processing congress).

The initial hydrochloric acid leach unit was composed of a cascade of three 1-hour residence time agitated reactors with temperature controlled at 80 ºC. L3 operated this unit for approximately 6 months, processing ammonium chloride circuit residue. During the demonstration campaign and following the optimization of the ammonium chloride operation, it became obvious that the HCl pregnant leach solution (HCl-PLS) had too much residual acid, with molarities up to 5 M HCl, for the subsequent solvent extraction circuits. Slurry handling equipment constraints between the reactor stages at the chosen scale prevented L3 from increasing the solids content in the leach circuit. Thus, it was decided that HCl-PLS would be recycled in the leach circuit to mimic a high solids content. L3 operated the hydrochloric acid leach circuit for approximately 5 months in its initial configuration and for three months in the configuration where recycled PLS was used on fresh solids to mimic the high-density leaching operation. The circuit processed approximately 1,500 kg of ammonium chloride leach residue. The leach efficiency and HCl-PLS composition for both scenarios is presented in Table 10‑6. The typical HCl-PLS composition for each scenario is presented as Table 10‑5. The low- density leaching operation aggregates data from approximately 1-month continuous campaign while the high-density operation aggregates data from over a month of HCl-PLS fed to the solvent extraction process covering many leach campaigns. XRF assays are identified using a * and are elements that do not have a significant impact in the solvent extraction circuit. The improved process allowed for smaller and more efficient solvent extraction circuits.

86 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Table 10‑5: HCl-PLS composition of for high and low density scenarios.

		Low Density Leaching		High Density Leaching
Element	Unit	Average	σ	Average	σ
Mg	mg/L	2,657	440	6,545	273
Ca	mg/L	7,331	2,003	36,759	2,192
Si*	mg/L	10	9	1.6	3.0
Al*	mg/L	980	423	1,607	155
Fe	mg/L	20,854	1,862	58,502	3,185
Mn*	mg/L	840	163	1,485	98
Zn*	mg/L	55	14	115.8	12.4
Ti	mg/L	266	29	97.1	9.5
Nb	mg/L	22.6	6	7.5	0.9
Sc	mg/L	10.2	2.3	24.4	2.1
TREE	mg/L	429	56	1,144	114
Th	mg/L	45.5	6.9	160.7	9.6

Source: L3 2026

The PLS generated during those campaigns was used to operate the solvent extraction demonstration circuit described in Section 10.3.2.1.6.

Following the initial campaign, L3 has modified the leaching unit to transition from a co-current unit toward a counter-current unit. Initial test work revealed this arrangement was more effective in leaching the rare earths and scandium. Selected experiments are presented in Table 10‑6.

Table 10‑6: Test conditions and leach efficiencies for select HCl leaching tests.

Experiment ID	NCPl HCL03	NCPl HCL04	NCPm HCL12	NCPm HCL13	NCPn HCL15	NCPn HCL16
Leaching Conditions
Temperature (°C) (Leach 1/Leach 2)	90/90	90/90	90/60	80/60	80/60	80/60
PLS Acid Molarity	NA	1.88	4.56	7.04	3.03	2.65
Feed Iron Mass %	27.2%	18.0%	21.3%	20.4%	20.9%	19.3%
% Solids	25%	25%	17%	17%	30%	30%
Reaction time (min)	120	120	60	60	20	20
Leach Efficiency
87 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Experiment ID	NCPl HCL03	NCPl HCL04	NCPm HCL12	NCPm HCL13	NCPn HCL15	NCPn HCL16
Ca	98%	97%	91%	90%	91%	89%
Mg	99%	99%	97%	94%	99%	94%
Fe	97%	97%	90%	86%	89%	82%
Th	96%	73%	89%	93%	75%	67%
Nb	<1%	<1%	<1%	<1%	<1%	<1%
Ti	<1%	<1%	<1%	<1%	<1%	<1%
Sc	98%	88%	96%	98%	89%	86%
LREE	98%	89%	93%	92%	88%	84%
MREE	98%	92%	95%	95%	90%	82%
HREE	98%	87%	94%	93%	80%	59%
TREE + Y	98%	89%	94%	93%	89%	82%

Source: L3 2026

Two tests were performed using material optimally processed in the ammonium chloride circuit. The tests were performed using 4,500 g of ammonium chloride circuit residue and subjected to a counter current leach using 13 liters of PLS from the previous stage 2 experiment and 15 liters of 32 wt.% hydrochloric acid. Both leaches were performed at 194°F (90°C) for 120 minutes. The individual rare earth recoveries for these experiments are presented as Table 10‑3.

Source: L3 2026

88 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Figure 10‑5: Leach efficiencies for leach 1 and leach 2 in the counter current leach process.

10.3.2.1.4 Area 400 – Sulfuric Acid

The sulfuric acid area employs a pug mill, where concentrated sulfuric acid is mixed with the residue from the Hydrochloric Acid leach circuit, and a rotary calciner to convert niobium and titanium to water-soluble sulfates. This is then followed by their dissolution and hydrolysis. Selected experiments are presented Table 10‑7. Calculated recoveries of typical experiments are presented as Source: L3 2026

Figure 10‑6. However, it should be noted that the system is designed to account for the residual concentrations following the recycling of barren solution in the water leach and hydrolysis circuit. Therefore, such concentration profiles for selected representative experiments are presented as Figure 10‑7.

Table 10‑7: Experiment test conditions and results for select acid bake-water leach tests.

Experiment ID	NCPm-ABK03	NCPm-ABK04	NCPn-ABK05
Acid Bake Conditions
Outlet Temperature °C	300	300	300
Acid/Solid Ratio (m/m)	48%	49%	36%
Cake Yield	132%	134%	81%

Experiment ID	NCPm-WTL09	NCPm-WTL10	NCPn-WTL10
Water Leach Conditions
Temperature °C	90	90	40
Reaction Time (min)	120	120	30
% Solid	23%	23%	23%
Wash Conditions
Number of Washes	3	3	3
Final Cake Humidity	30%	34%	36%
Conversion Efficiency
Fe	72%	89%	65%
Ti	86%	79%	80%
Nb	89%	85%	91%

Source: L3 2026

Table 10‑8: Experiment test conditions and results for select hydrolysis tests.

Experiment ID	NCPm-HYD07	NCPm-HYD08	NCPm-HYD12	NCPm-HYD15
Hydrolysis Conditions
Temperature °C	105	105	105	105
Reaction Time (min)	30	30	30	30

89 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Water to PLS Ratio	2	2	2	2
Residual Concentration	(g/L)
Fe	0.52	0.75	0.30	0.22
Ti	0.28	0.73	0.24	0.16
Nb	0.06	0.23	0.50	0.01

Source: L3 2026

Source: L3 2026

Figure 10‑6: Ti and Nb water leaching efficiency of acid baked material over various tests.

(a)
(b)
(c)
Ti
Nb
Barren Concentration (gpL)
0
1
2
3
4
5
PLS In
PLS 100 °C
Contact 1
Contact 2
Contact 3
Barren Out

Source: L3 2026

90 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Figure 10‑7: Aqueous concentration in gram per liter throughout the hydrolysis procedure for Ti and Nb. (a) NCPn-16, (b) NCPn-17, (c) NCPn-18.

10.3.2.1.5 Area 500 – Chlorination

Carbo-chlorination (Chlorination) is the primary commercial process to convert titanium oxide into titanium tetrachloride, which is then purified by distillation. It has also been applied successfully to other refractory metals. The reaction involving both carbon and chlorine is presented as Eq.

MxOy + yC + yCl2 → xMCl2y/x + yCO

Chlorination test work was performed in two phases of increasing complexity. The goals of the test work campaigns were to demonstrate that the chlorination and separation of Nb from Ti from hydrolysate material could be achieved. A minimum working chlorinator and condensing train was designed, fabricated, and operated. The phase I unit is illustrated as Figure 10‑8.

.

T1
330 °C
T3
295 °C
T5
200°C
T2
310 °C
T4
210 °C
T6
100 °C
T0
900 °C
RATIO IN
Carb./H.Cake
1C / 6 H
MASSE IN (g)
S.A.
IN Fluid Bed
S.E.
OUT Fluid Bed
S.B.
S.C.
S.D.
CL2
F1 start
5 CFH
F1 stop
5 CFH

Source: L3 2026

Figure 10‑8: L3 2026

Phase I consisted of 5 experiments, involving the processing of 502g of hydrolysate material. While the technical feasibility of niobium chlorination was demonstrated, the design of the unit did not allow for the calculation of a mass balance. A summary of the test work parameters and results is presented as Table 10‑9 and Table 10‑10 respectively.

91 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Table 10‑9: Phase I Experimental Conditions

Test No	Hydrolysate Mass	Graphite Feed Ratio	Temperature	Cl2 Flow	Retention Time
	g	m/m	°C	CFH	min
1	70	0.17	900	5	60
2	120	0.67	900	5	70
3	108	0.50	900	3	120
4	108	0.50	900	3	120
5	96	0.33	900	3	120

Source: L3 2026

Table 10‑10: Phase I Results

		Recovery		Nb/Ti Ratio (wt.%)
Test No	Mass Out	Nb	Ti	In	C1	C2	C3
2	30.1	N/A	N/A	0.31	9.32	12.69	0.03
3	N/A	N/A	N/A	0.43	3.31	0.35	0.06
4	28.49	96%	93%	0.43	17.45	10.44	0.03
5	8.26	99%	99%	0.36	10.09	28.01	0.04

Source: L3 2026

The first series of tests allowed the researchers to ensure the safe operation (test 1, not presented) and validate the operating procedures while starting the data collection. This first campaign demonstrated that chlorination was an effective method for recovering niobium and separating it from titanium. Recoveries are estimated from the chlorinator feed and residue and should be used as indicative only.

Phase II involved the addition of a titanium tetrachloride scrubbing loop similar to the commercial flowsheet design. The goal of phase II was to demonstrate that niobium could be recovered and separated from titanium using selective condensation and titanium vaporization with an emphasis on the composition of the niobium product. Recoveries should also be considered as indicative because the campaign did not aim at their optimization. The phase II unit is presented as Figure 10‑9.

92 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Source: L3 2026

Figure 10‑9: Phase II Chlorination Equipment Design

Phase II consisted of 3 weeks of tests, involving the processing of 2,779 g of hydrolysate material. The technical feasibility of niobium separation and recovery from titanium was demonstrated with niobium samples with low titanium concentration. Summary of the test work is presented as Table 10‑11 and Table 10‑12.

Table 10‑11: Phase II Experimental Conditions

Week	Hydrolysate Mass	Graphite Ratio	Temperature	Cl2Flow	Retention Time
	g	C:H	°C	CFH	min
1	820.8	0.21	900	3	60
2	1096.8	0.20	900	3	60
3	861.6	0.21	900	3	60

Source: L3 2026

93 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Table 10‑12: Phase II Results

		Nb/Ti Ratio
Week	Residue (g)	In	Out	Nb
1	495	0.36	73.41	22.24
2	513	0.39	119.12	27.1
3	402	0.35	125.71	27.27

Source: L3 2026

10.3.2.1.6 Area 600 – Rare Earth Elements Extraction

The Rare Earth Elements Extraction area uses dimethyloctyl dihexyl diglycolamide (DMODHDGA, DGA-6) to selectively extract rare earths and scandium from HCl PLS at high activity. Co-extracted impurities are then scrubbed and the rare earth are stripped using a weakly acidic chloride solution. Residual iron in the strip liquor is precipitated out as iron hydroxide using ammonium hydroxide and the REE-rich strip solution is sent to Area 700 – Rare Earth Separation.

Bench scale extraction test work was performed on HCl PLS at different acidity and activity levels. Selected extraction experiments are described as Table 10‑13, with results presented as Table 10‑14. Each test was performed using a matrix approach to reproduce the effect of a 3-stage counter-current extraction circuit and derive distribution ratios from developed profiles using aqueous-based mass balance. The data presented is the 3rd stage extraction data.

Table 10‑13: Extraction PLS Description

Experiment ID (NCPt)
DG6-01	Base Case HCl PLS
DG6-02	DG6-01 PLS Neutralized to 2.11M HCl using MgCO3
DG6-03	DG6-01 PLS diluted to 1.5 M HCl using ROW
DG6-04	DG6-01 PLS Neutralized to 1.0M HCl using MgCO3

Source: L3 2026

Table 10‑14: Experiment test conditions and results for select DGA-6 extraction tests

Experiment ID (NCPt)	DG6-01	DG6-02	DG6-03	DG6-04
Extraction parameters
O:A	1:3	1:3	1:3	1:3
PLS Free Acid (M)	2.72	2.11	1.54	0.96
Contact Time (min)	30	30	30	30
Results
Raff. Free Acid (M)	2.63	2.27	1.17	1.09
Disengagement (sec)	30	30	15	30
Phase Separation (min)	3.5	4.0	1.3	5.0

94 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Experiment ID (NCPt)	DG6-01	DG6-02	DG6-03	DG6-04
Distribution Ratio*
Mg	0.07	0.11	0.21	0
Ca	0.62	0.57	1.37	0.55
Al	0.03	0.11	0.47	0
Fe	1.53	1.07	1.49	1.25
Ti	1.31	0.82	0.62	0.28
Nb	1.04	2.08 **	0.36	0
Sc	5.2	3.65	313	3.43
Y	4.03	3.10	11.61	3.53
La	4.24	3.08	4.91	3.31
Ce	5.95	4.25	22.99	4.36
Nd	7.46	5.33	73.71	5.88
Dy	3.86	7.61	37.05	5.23
Th	0.65	0.58	0.44	0.14

* Sc, Y and Dy had raffinate concentrations near the ICP-OES detection limit and should be considered indicative only.

** DL in organic phase assay.

Source: L3 2026

Bench scale scrubbing test work was performed on loaded organic at different acidity and activity levels. Selected scrub experiments are described as Table 10‑15. Each test was performed using a matrix approach to reproduce the effect of a 3-stage counter-current scrub circuit.

Table 10‑15: Experiment test conditions and results for select DGA-6 scrub tests

Experiment ID (NCPt)	DG6-01 SCB-01	DG6-01 SCB-02	DG6-08 DGB-07
Extraction parameters
O:A	1:1	1:1	3:1
Scrub Solution Free Acid (M)	0.01	0.01	0
Scrub Solution MgCl2 (M)	0.5	0.1	1.2
Contact Time (min)	15	15	15
Scrub Stage No	3	3	1
Results
SCB Liquor Free Acid (M)	0.53	0.45	0.37
Disengagement (sec)	15	15	60
Phase Separation (min)	2.0	2.0	5.0
Distribution Ratio

95 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Experiment ID (NCPt)	DG6-01 SCB-01	DG6-01 SCB-02	DG6-08 DGB-07
Mg	N/A	N/A	0.07
Ca	2.73	1.12	1.05
Fe	0.66	0.35	1.81
Sc	Note 1	2,724	553.9
Y	4,018	157	1,288
La	5.28	1.66	52.1
Ce	19.58	4.14	409.2
Nd	Note 1	21.47	150.8
Dy	Note 1	180.77	Note 1
Th	Note 1	4.43	N/A

Source: L3 2026

Note 1. UDL in the scrub liquor.

10.3.2.1.7 Area 700 - Rare Earth Separation

L3 used its predictive rare earth separation simulation software and literature extraction data to design a separation flowsheet to recover magnet rare earth elements. The first circuit in the area was assembled and operated over a 3-month period using synthetic PLS with ratios similar to the modeled REE extraction circuit strip liquor to generate calibration data for more accurate circuit modeling. The circuit was designed with 2 saponification stages, 6 extraction stages, 16 scrub stages, 24 strip 1 stages, 6 strip 2 stages and 2 strip 3 stages. The organic phase was prepared using 35 v% Cyanex 572 diluted in D80 kerosene. The circuit operated as intended and a summary of the operation, with the circuit concentration of target element across the various discharge streams is presented as Figure 10‑10 to Figure 10‑13. The relative distribution of each element across those streams is then presented as Figure 10‑14 to Figure 10‑17.

The operation parameters are presented as Table 10‑16.

Table 10‑16: REE solvent extraction operational parameters.

	SAP	EXT	SCB	STR1	STR2	STR3
Flow Rate (mL/min)
Aqueous	9.1	100	8	6.4	4.1	3.1
Recirculation	0	0	13	16	5	20
Org	22	22	22	22	22	22
[H+]/[OH-]	0.25		0.5	1	1.5	3

Source: L3 2026

96 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Concentration (ppm)
1750
1500
1250
1000
750
500
250
0
2025-10-19
2025-10-21
2025-10-23
2025-10-25
2025-10-27
2025-10-29
2025-10-31
2025-11-02
2025-11-04
2025-11-06
2025-11-08
PLS_Nd
PLS_Sm
PLS_Dy
PLS_Y
Raf_Nd
Raf_Sm
Raf_Dy
Raf_Y

Source: L3 2026

Figure 10‑10: Concentration of elements over time in the Extraction stage of the solvent extraction system.

Concentration (ppm)
20000
17500
15000
12500
10000
7500
5000
2500
0
2025-10-19
2025-10-21
2025-10-23
2025-10-25
2025-10-27
2025-10-29
2025-10-31
2025-11-02
2025-11-04
2025-11-06
2025-11-08
SCB_Nd
SCB_Sm
SCB_Dy
SCB_Y

Source: L3 2026

Figure 10‑11: Concentration of elements over time in the Scrub stage of the solvent extraction system.

97 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Concentration (ppm)
20000
17500
15000
12500
10000
7500
5000
2500
0
2025-10-19
2025-10-21
2025-10-23
2025-10-25
2025-10-27
2025-10-29
2025-10-31
2025-11-02
2025-11-04
2025-11-06
2025-11-08
STR1_Nd
STR1_Sm
STR1_Dy
STR1_Y

Source: L3 2026

Figure 10‑12: Concentration of elements over time in the Strip 1 stage of the solvent extraction system.

Concentration (ppm)
10000
8000
6000
4000
2000
0
2025-10-19
2025-10-21
2025-10-23
2025-10-25
2025-10-27
2025-10-29
2025-10-31
2025-11-02
2025-11-04
2025-11-06
2025-11-08
STR2_Nd
STR2_Sm
STR2_Dy
STR2_Y
STR3_Nd
STR3_Sm
STR3_Dy
STR3_Y

Source: L3 2026

98 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Figure 10‑13: Concentration of elements over time in the Strip 2 and Strip 3 stages of the solvent extraction system.

Source: L3 2026

99 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Figure 10‑14: Distribution of the LREEs throughout the circuit.

Source: L3 2026

100 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Figure 10‑15: Distribution of the SEG REEs throughout the circuit.

Source: L3 2026

101 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Figure 10‑16: Distribution of the Tb, Dy, and Y throughout the circuit.

Source: L3 2026

Figure 10‑17: Distribution of the HREEs throughout the circuit.

10.3.2.1.8 Area 800 - Chloride Recovery

The ferric chloride pyrohydrolysis demonstration unit was designed and fabricated to demonstrate the technical feasibility of using pyrohydrolysis for the recovery of hydrochloric acid from ferric chloride solutions. A photo and a schematic of the demonstration unit are presented respectively as Figure 10‑18 and Figure 10‑19.

The demonstration unit operated for 190 hours over 6 weeks and processed 122 gallons of ferric chloride produced by the iron recovery circuit.

102 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Source: L3 2026

Figure 10‑18: Demonstration Ferric Chloride Pyro-Hydrolysis Reactor Unit Photo

103 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

AIR
FROM COMPRESSOR
VENT
90-PFD-001
TO SCRUBBER
FI 352
35 -SPN-001
Fe2O3 RECOVERY
SPRAY PYROYSIS NOZZLE
35 -MEP-001
PLS REGENRATION
METERING PUMP
35 -DRM-001
PLS
DRUM
TE 351
35 -BUN-002
Fe2O3 RECOVERY
PROPANE BURNER
35 -BUN-001
Fe2O3 RECOVERY
PROPANE BURNER
TCV 351
35 -TAK-001
Fe2O3 RECOVERY
RECUPERATION TANK
35 -DRM-001
Fe2O3 RECOVERY
DRUM
F3
324 gr/hr
PROPANE
35 -CYC-001
Fe2O3 RECOVERY
CYCLONE
35 -CYC-002
Fe2O3 RECOVERY
CYCLONE
35 -DRM-002
Fe2O3 RECOVERY
DRUM
35 -DRM-002
Fe2O3 RECOVERY
DRUM
35 -ROV-001
Fe2O3 RECOVERY
ELECTRO STATIC PRECIPITATOR
35 -DRM-004
Fe2O3 RECOVERY
DRUM
COOLING WATER
XX-PFD-001
FROM COOLING SUPPLY
COOLING RETURN
XX-PFD-001
TO COOLING WATER CHILLER
M
35 -HTX-001
HCl REGENERATION
HEAT EXCHANGER
35 -REA-002
HCl REGENERATION
REACTOR
35 -MEP-002
HCl PLS
METERING PUMP
35 -DRM-003
HCl
DRUM

Source: L3 2026

Figure 10‑19: Demonstration Ferric Chloride Pyro-Hydrolysis Reactor Unit Schematic

The unit was not optimized, and signs of corrosion are observable in the ferric oxide residue. This was specific to the pilot unit and is not representative of commercial operation. A typical residue produced during the operation is presented as Figure 10‑20. The distribution of elements in the residue is presented as Figure 10‑21. It should be noted that most of the base metals such as Mo, Ni and Cr assayed in the solid residue are likely corrosion products from the demonstration unit itself as they are not present in the ferric chloride liquor.

The demonstration unit is designed as a spray roaster pyrohydrolyser, operating at 0.9 gallon per hour, at a temperature of 1200°F, and using natural gas burners.

104 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Source: L3 2026

Figure 10‑20: Iron Oxide Residue

Residue Distribution (%)
0
20
40
60
80
100
Fe2O3
Cl
Cr2O3
SiO2
CaO
NiO
P2O5
Al2O3
MoO3
K2O

Source: L3 2026

Figure 10‑21: Pyrohydrolysis residue elemental distribution.

10.3.3 Significant Factors

A sufficient level of test work was conducted to support the design for the Hydrometallurgical Facility included in this Technical Report Summary and to reduce the risk of a fatal flaw in the flowsheet to a negligible level. (Here the term ‘fatal flaw’ is defined as an impairment or risk that is significant enough that if realized, would prevent the process from operating as intended, create a significant operating cost burden or result in a much lower recovery than expected for targeted metals). It’s

105 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

important to note that optimization was not achieved in all areas, and some areas were not operated at the pilot or demonstration level. In addition, a vendor testing program is essential to the final equipment selection effort. Process optimization should continue to be explored both in preparation for and throughout detailed design.

While the current model for rare earth separation has been successfully calibrated to a level sufficient for this Technical Report Summary, L3 recommends that the full circuit be piloted and that commercial samples be produced to perform the final calibration of the model for each circuit and to optimize the circuit design and operation.

Finally, it is likely that the facility design could be optimized by increasing the project mass balance definition through process simulation of monthly elemental feed composition using the processing plant model and the compositions from the mine plan.

10.4 Pyrometallurgy

The purpose of the pyrometallurgical plant is to reduce the niobium oxide present in the Hydromet feed and convert it into a saleable ferroniobium metal. Pyrometallurgical test work has been conducted at multiple facilities, including:

•
Consulting & Testwork Services (XPS), Sudbury, Ontario, Canada (Spring 2015)
•
Kingston Process Metallurgy (KPM), Kingston, Ontario, Canada (Summer 2017)
•
Consulting & Testwork Services (XPS), Sudbury, Ontario, Canada (Fall 2025)
•
Consulting & Testwork Services (XPS), Sudbury, Ontario, Canada (ongoing, 2026)

The 2015 and 2017 test programs did not fully characterize the chemical nature of the compounds present in the Hydromet feed; however, the material was identified as being rich in titanium. Subsequent Hydromet process improvements led to a significant reduction in titanium content by 2025, shifting the focus of the pyrometallurgical process toward the treatment of niobium–sodium–oxide compounds formed following calcination. More recent 2026 testing identified the presence of titanium oxide along with phosphorus-bearing niobium oxide phases, indicating variability in feed composition. Despite these variations, the aluminothermic reaction has consistently demonstrated the capability to produce a Fe–Nb alloy, supporting the development of multiple processing options pending confirmation of the ongoing test program.

For the 2025 test campaign conducted at the Glencore XPS facility in Sudbury, Ontario, Canada, approximately 400 g of material was used for pyrometallurgical testing. The sample was supplied by L3 Process Development (Trois-Rivières, Québec, Canada), and the corresponding chemical analysis results are presented in Figure 10‑22.

Hydrometallurgical process improvements implemented between 2019 and 2023 resulted in a significant reduction in titanium content in the product stream feeding the pyrometallurgical stage. Chemical analysis indicated that titanium was present only at trace levels, thereby mitigating previous concerns related to slag handling and slag chemistry. However, the chemical analysis did not provide information regarding the specific nature of the compounds present in the hydrometallurgical precipitate. X-ray diffraction (XRD) analysis identified a polyoxoniobate compound, Na₇(H₃O)(Nb₆O₁₉)·(H₂O)₁₄, as the dominant phase.

This compound cannot be directly reduced in its existing form. Thermal decomposition at elevated temperature (approximately 1,022°F (550 °C)) results in the formation of sodium niobate (NaNbO₃),

106 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

which can subsequently be reduced using aluminum in the presence of Fe₂O₃ to produce a ferroniobium alloy.

For the 2025 test campaign, a discrete Fe0.₈₇Nb intermetallic phase was not directly identified. However, microstructural and compositional analyses of the produced alloy indicated Fe/Nb ratios consistent with the targeted FeNb alloy composition. These results confirm that, despite the complex chemical form of niobium in the Hydromet feed, the NaNbO₃ phase obtained after calcination can be effectively reduced through the pyrometallurgical process to produce a ferroniobium alloy meeting compositional expectation.

107 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Source: L3 Process Development, 2026

Figure 10‑22: Chemical analysis results for the 400 g sample supplied by L3 Process Development

108 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

While the pyrometallurgical test work successfully demonstrated the production of FeNb alloy, several aspects require further evaluation and optimization prior to advancement to detailed engineering:

•
Improved understanding and control of polyoxoniobate formation within the Hydromet circuit to ensure consistent feed chemistry
•
Larger-scale testing to optimize slag fluidity and enhance metal–slag separation
•
Optimization of flux composition to promote effective slag formation while maintaining acceptable refractory life and plant availability
•
Production of sufficient quantities of FeNb alloy to define product handling and shipping requirements
•
Evaluation of suitable crucible and refractory materials compatible with process chemistry and operating temperatures
•
Determination of the optimal Fe/Nb ratio based on both market requirements and process performance

Pyrometallurgical test work conducted at Kingston Process Metallurgy confirmed the technical viability of producing a saleable FeNb alloy through aluminothermic reduction of niobium-bearing precipitates, including under conditions of elevated TiO₂ content. The test program demonstrated niobium recovery on the order of 96% and validated the use of hematite (Fe₂O₃) as an effective iron source. Within this framework, the pyrometallurgical circuit functions both as a metal production step and as a contributing mechanism for managing residual titanium-bearing compounds.

Ongoing test work is evaluating process performance under updated feed conditions, with results pending at the time of this report. Variations in feed composition and compound speciation, particularly with respect to titanium-bearing phases, are expected to influence process behavior and phase distribution. The current program is therefore focused on confirming the applicability of earlier assumptions and refining the operating basis where required.

109 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

11 Mineral Resource Estimate

11.1 Introduction

The Mineral Resource Estimate for the Elk Creek Carbonatite Project was prepared by Dahrouge Geological Consulting USA Ltd. and has an effective date of June 30, 2026. The Mineral Resource Estimate was reported by Dahrouge Geological Consulting USA Ltd.

The geology was modeled in Leapfrog Geo™ software, and the 3D bock model, grade estimation and classification were developed in Maptek Vulcan™ software. The resource encompasses four commodity streams niobium (Nb₂O₅), titanium (TiO₂), scandium (Sc), and total rare earth oxides (TREO) — hosted within a carbonatite intrusive complex located in Johnson County, Nebraska, USA.

The methodology followed a systematic, domain-controlled estimation workflow comprising of source database validation, geological domaining, exploratory data analysis (EDA) and compositing, variography, ordinary kriging block model estimation, model validation, and resource classification. Each phase is described in the subsections that follow.

It is of the opinion of the QP that all geological data collection, standard operating procedures and QA/QC procedures implemented during all programs since 2011 are of suitable quality to support the Mineral Resource Estimate and meet industry best practice standards. All issues relating to all relevant technical and economic factors likely to influence the prospect of economic extraction can be resolved with further work.

11.2 Source Database

The drillhole database used for resource estimation was managed in MX Deposit and transferred into Maptek Vulcan™ for compositing and estimation. The database was compiled and maintained by DGC for independent resource estimation.

The resource database comprises 65 drill holes totalling approximately 127,569 ft (38,883 m) of HQ diamond core, with individual holes ranging from surface to a maximum depth of approximately 3,280 ft (1,000 m). All mineralised intercepts are located within the carbonatite intrusive complex and were drilled using diamond core methods. The full composite dataset contains 38,876 approximately 3.28 ft (one-meter) and 336 sub 3.28 foot (one-meter) composite intervals for a total of 39,098 composite sales spanning depths of 587 ft to 3,280 ft (179 m to 1,000 m) below surface, consistent with the sub-cropping nature of the deposit beneath approximately 656 ft (200 m) of Pennsylvanian marine sediment cover.

The assay database includes determinations for the following analytes used in resource estimation: Nb₂O₅ (%), range 0.010–4.093%; TiO₂ (%), range 0.001–11.570%; Sc (ppm), range 0–306 ppm; LREO (ppm, calculated), range 0–43,642 ppm; HREO (ppm, calculated), range 0–2,480 ppm; and TREO (ppm, calculated), range 0.01–44,004 ppm.

LREO is calculated as the sum of La₂O₃, Ce₂O₃, Pr₂O₃, Nd₂O₃, and Sm₂O₃; HREO is calculated as the sum of Eu₂O₃, Gd₂O₃, Tb₂O₃, Dy₂O₃, Ho₂O₃, Er₂O₃, Tm₂O₃, Yb₂O₃, and Lu₂O₃; and TREO is the sum of LREO and HREO (14 rare earth oxides in total).

Prior to compositing, DGC carried out standard database validation procedures within MX Deposit and Maptek Vulcan™ including checks for overlapping sample intervals, missing or inconsistent collar and survey data, and interval length consistency. No material errors were identified, and no

110 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

significant corrections were required. The database was considered suitable for resource estimation purposes.

11.3 Geological Domaining

Three estimation domains were defined by DGC for the Elk Creek resource estimate, based on the primary lithological controls on mineralisation within the carbonatite intrusive complex. Domain wireframes were constructed by DGC geologists in Leapfrog Geo™ using logged lithological contacts from all 65 drill holes in the resource database. Domain boundaries were interpreted to honour the principal lithological transitions observed in core logging and were not grade driven. All three domain boundaries were treated as hard boundaries for estimation purposes, meaning no composites from one domain were permitted to inform grade estimates in an adjacent domain. This treatment is justified by the pronounced grade contrasts between domains: Domain contacts were validated by visual inspection of drill sections and plans in Leapfrog Geo™. The three domains are described below:

(1)
MCARB – Magnetite / Dolomite Carbonatite (Primary Resource Domain)

The MCARB domain encloses the magnetite-dolomite carbonatite, which is the principal host of economic mineralisation at Elk Creek. This domain contains 18,675, 3.28-foot (one-meter) composites from 46 drill holes and represents the highest-grade, most continuous mineralised unit in the deposit. Mean grades within MCARB of 0.560% Nb₂O₅, 2.434% TiO₂, 65.7 ppm Sc, and 2,837 ppm TREO are markedly elevated relative to all other domains. Grade distributions within MCARB are comparatively well-behaved, with coefficients of variation (“CV”) of 0.74 for Nb₂O₅ and 0.53 for TiO₂, consistent with a spatially coherent, continuously mineralised carbonatite body.

(2)
DOL_CARB – Dolomite Carbonatite (Peripheral Domain)

The DOL_CARB domain is composed of dolomite carbonatite peripheral to and transitional with the MCARB unit. It contains 9,845 composites from 54 drill holes. Grades are substantially lower than MCARB across all analytes. The DOL_CARB domain is highly variable with CVs (coefficient of variation) of 1.12 for Nb₂O₅ and 1.53 for TiO₂. TREO grades in DOL_CARB are more erratic, with a high CV of 1.51 and a pronounced high-grade tail.

(3)
LAMP – Lamprophyre (Intrusive Dyke Domain)

The LAMP domain encloses lamprophyre dykes that intrude the carbonatite complex. It contains 2,858 composites from 19 drill holes, spanning depths of 623 ft (190 m) to 3,317 ft (950 m). Lamprophyre is lithologically and geochemically distinct from the carbonatite units, with moderate Nb₂O₅ grades (mean 0.149%), elevated TiO₂ relative to DOL_CARB (mean 1.782%), and subdued Sc (mean 29.7 ppm).

(4)
Non Mineralized Domain

There are 7,720 non mineralized composites in the database. These intervals are contained within the overlying Marine Sediments are were not used in the estimation.

11.4 Density Determination and Assignment

Dry bulk density values were determined from 3,382 core samples collected from diamond core during the 2025 drilling program. Density was measured by two methods: volumetric determination

111 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

from dry weight and dimensional measurements (primary method, 2,955 measurements), and water immersion.

Domain average dry bulk density values were calculated as the arithmetic mean of valid measurements within each domain and assigned uniformly to all estimated blocks within the corresponding domain wireframe. No spatial interpolation of density applied. Density statistics by domain are summarized in Table 11‑1.

Table 11‑1: Bulk density by estimation domain

Domain	Number of Samples	Mean SG (t/m3)	Std. Dev.
MCARB	1,471	3.06	0.23
DOL_CARB	898	2.87	0.17
LAMP	784	2.86	0.19

The large measurement populations and low standard deviations, particularly for DOL_CARB and LAMP, support the use of domain arithmetic means as representative density values. The elevated MCARB density (3.06 t/m3) is consistent with the abundant magnetite characteristic of the magnetite-dolomite carbonatite lithology that defines this domain.

11.5 Exploratory Data Analysis

Exploratory data analysis (EDA) was carried out by DGC on the 3.28-foot (one-meter) composite database following domain assignment, conducted independently for the MCARB, DOL_CARB, and LAMP domains across Nb₂O₅, TiO₂, Sc, and TREO.

11.5.1 Distributed Analysis

Grade distributions were examined using histograms, log-probability plots, and summary statistics (Figure 11‑1 through Figure 11‑4).

112 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Grade Distribution Histograms — Nb_2O_5 (%)
Elk Creek Carbonatite | Capped Composite Grades | Below-Detection Values Excluded

MCarb (n=18,675)
Cap = 3.0
Mean = 0.5695
Frequency
0
200
400
600
800
1000
1200
1400
0.0
0.5
1.0
1.5
2.0
2.5
3.0
Dol_Carb (n=9,845)
Cap = 1.0
Mean = 0.2133
0
100
200
300
400
500
0.0
0.2
0.4
0.6
0.8
1.0
Lamprophyre (n=2,858)
Cap = 1.2
Mean = 0.1806
0
50
100
150
200
250
300
0.0
0.2
0.4
0.6
0.8
1.0
1.2
Nb₂O₅ (%)

Domain	n	n (DL excl.)	Mean	Std Dev	CV	P95	P99	Max
MCarb	18,330	345	0.5695	0.4083	0.717	1.3255	1.8560	3.0000
Dol_Carb	7,525	2,320	0.2133	0.1559	0.731	0.4828	1.0000	1.0000
Lamprophyre	2,324	534	0.1806	0.1395	0.772	0.4690	0.7395	1.2000

Source: DGC 2026

Figure 11‑1: Nb2O5 Grade distribution by domain

113 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Grade Distribution Histograms — TiO_2 (%)
Elk Creek Carbonatite | Capped Composite Grades | Below-Detection Values Excluded

MCarb (n=18,675)
Mean = 2.4362
Frequency
Dol_Carb (n=9,845)
Cap = 3.57
Mean = 0.8103
Frequency
Lamprophyre (n=2,858)
Mean = 1.9438
Frequency
TiO₂ (%)

Domain	n	n (DL excl.)	Mean	Std Dev	CV	P95	P99	Max
MCarb	18,659	16	2.4362	1.2889	0.529	4.6611	6.2574	11.5700
Dol_Carb	6,813	3,032	0.8103	0.8650	1.068	2.8394	3.5700	3.5700
Lamprophyre	2,620	238	1.9438	1.1777	0.606	3.8790	4.5135	5.8900

Source: DGC 2026

Figure 11‑2: TiO2 Grade distribution by domain

114 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Grade Distribution Histograms — Sc (ppm)
Elk Creek Carbonatite | Capped Composite Grades | Below-Detection Values Excluded

MCarb (n=18,675)
Mean = 66.3111
Frequency
Dol_Carb (n=9,845)
Mean = 31.7259
Frequency
Lamprophyre (n=2,858)
Mean = 33.5252
Frequency
Sc (ppm)

Domain	n	n (DL excl.)	Mean	Std Dev	CV	P95	P99	Max
MCarb	18,511	164	66.3111	27.5339	0.415	114.0000	143.0000	306.0000
Dol_Carb	6,735	3,110	31.7259	18.7629	0.591	71.0000	99.6600	158.0000
Lamprophyre	2,536	322	33.5252	17.1941	0.513	68.0000	92.0000	114.0000

Source: DGC 2026

Figure 11‑3: Sc Grade distribution by domain

115 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Grade Distribution Histograms — TREO (ppm)
Elk Creek Carbonatite | Capped Composite Grades | Below-Detection Values Excluded
MCarb (n=18,675)
Mean = 3388.4101
Frequency
Dol_Carb (n=9,845)
Cap = 15000
Mean = 3002.7532
Frequency
Lamprophyre (n=2,858)
Mean = 2814.8240
Frequency
TREO (ppm)

Domain	n	n (DL excl.)	Mean	Std Dev	CV	P95	P99	Max
MCarb	15,638	3,037	3388.4101	1775.4759	0.524	6262.8339	10387.3273	33432.3450
Dol_Carb	6,540	3,305	3002.7532	2924.3600	0.974	10109.2951	15000.0000	15000.0000
Lamprophyre	2,261	597	2814.8240	1921.2474	0.683	5903.9200	12712.0662	16420.6300

Source: DGC 2026

Figure 11‑4: TREO Grade distribution by domain

116 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

11.5.2 Top Cut Analysis

Top-cut values were determined using a combination of three methods:

(1)
log-probability plot disintegration;
(2)
CV stabilisation analysis; and
(3)
fixed-percentile evaluation at the 99th percentile used as a cross-check.

Top-cut decisions were made on a per-analyte, per-domain basis. Sc was not top cut by any domain. Log probability plots show the upper tail tracking the fitted lognormal reference line continuously and is consistent with well behaved distributions that do not require outliner suppression (Figure 11‑5 through Figure 11‑8).

117 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Log-Probability Plot — Nb_2O_5 (%)
Elk Creek Carbonatite | Capped Composite Grades | Below-Detection Values Excluded

MCarb (n=18,675)
Cap = 3.0
Dol_Carb (n=9,845)
Cap = 1.0
Lamprophyre (n=2,858)
Cap = 1.2
Cumulative probability
0.999
0.99
0.9
0.5
0.1
0.01
0.001
10⁻²
10⁻¹
10⁰
Nb₂O₅ (%)

Domain	n	Mean	Std Dev	CV	P95	P99	Max
MCarb	18,330	0.5695	0.4083	0.717	1.3255	1.8560	3.0000
Dol_Carb	7,525	0.2133	0.1559	0.731	0.4828	1.0000	1.0000
Lamprophyre	2,324	0.1806	0.1395	0.772	0.4690	0.7395	1.2000

Source: DGC 2026

118 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Figure 11‑5: Nb2O5 Log Probability Plot

Log-Probability Plot — TiO_2 (%)
Elk Creek Carbonatite | Capped Composite Grades | Below-Detection Values Excluded

MCarb (n=18,675)
Dol_Carb (n=9,845)
Cap = 3.57
Lamprophyre (n=2,858)
Cumulative probability
0.999
0.99
0.9
0.5
0.1
0.01
0.001
10⁻²
10⁻¹
10⁰
10¹
TiO₂ (%)

Domain	n	Mean	Std Dev	CV	P95	P99	Max
MCarb	18,659	2.4362	1.2889	0.529	4.6611	6.2574	11.5700
Dol_Carb	6,813	0.8103	0.8650	1.067	2.8394	3.5700	3.5700
Lamprophyre	2,620	1.9438	1.1775	0.606	3.8790	4.5135	5.8900

Source: DGC 2026

Figure 11‑6: TiO2 Log Probability Plot

119 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Log-Probability Plot — Sc (ppm)
Elk Creek Carbonatite | Capped Composite Grades | Below-Detection Values Excluded

MCarb (n=18,675)
Dol_Carb (n=9,845)
Lamprophyre (n=2,858)
Cumulative probability
0.999
0.99
0.9
0.5
0.1
0.01
0.001
10^0
10^1
10^2
Sc (ppm)

Domain	n	Mean	Std Dev	CV	P95	P99	Max
MCarb	18,511	66.3111	27.5332	0.415	114.0000	143.0000	306.0000
Dol_Carb	6,735	31.7259	18.7615	0.591	71.0000	99.6600	158.0000
Lamprophyre	2,536	33.5252	17.1907	0.513	68.0000	92.0000	114.0000

Source: DGC 2026

Figure 11‑7: Sc Log Probability Plot

120 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Log-Probability Plot — TREO (ppm)
Elk Creek Carbonatite | Capped Composite Grades | Below-Detection Values Excluded

MCarb (n=18,675)
Cumulative probability
0.999
0.99
0.9
0.5
0.1
0.01
0.001
10^1
10^2
10^3
10^4
Dol_Carb (n=9,845)
Cap = 15000
Lamprophyre (n=2,858)
TREO (ppm)

Domain	n	Mean	Std Dev	CV	P95	P99	Max
MCarb	15,638	3388.4101	1775.4191	0.524	6262.8339	10387.3273	33432.3450
Dol_Carb	6,540	3002.7532	2924.1364	0.974	10109.2951	15000.0000	15000.0000
Lamprophyre	2,261	2814.8240	1920.8225	0.682	5903.9200	12712.0662	16420.6300

Source: DGC 2026

Figure 11‑8: TREO Log Probability Plot

121 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

After analysis the results of the top cut by analyte and domain are contained in Table 11‑2.

Table 11‑2: Top Cut Summary by Domain and Analyte

Domain	Analyte	Cap Value	Composites Affected	% of Domain	Mean Before	Mean After	Change
MCARB	Nb₂O₅	3.000%	21	0.11%	0.5595%	0.5591%	−0.1%
MCARB	TiO₂	Not applied	—	—	2.434%	2.434%	—
MCARB	TREO	Not applied	—	—	2,837 ppm	2,837 ppm	—
DOL_CARB	Nb₂O₅	1.000%	84	0.85%	0.1695%	0.1654%	−2.4%
DOL_CARB	TiO₂	3.570%	172	1.75%	0.5763%	0.5611%	−2.6%
DOL_CARB	TREO	15,000 ppm	99	1.01%	2,045 ppm	1,995 ppm	−2.5%
LAMP	Nb₂O₅	1.200%	1	0.03%	0.1489%	0.1487%	−0.1%
LAMP	TiO₂	Not applied	—	—	1.782%	1.782%	—
LAMP	TREO	Not applied	—	—	2,227 ppm	2,227 ppm	—

Source: DGC 2026

11.5.3 Declustering

Cell declustering was applied independently to each analyte (Nb₂O₅, TiO₂, Sc, TREO) across all three domains using the Vulcan™ cell declustering algorithm configured to minimise the weighted average grade. Isotropic cell geometry was used throughout (Y and Z anisotropy = 1.0), with 5 offsets per cell size and 10 cell sizes tested across domain-specific ranges bracketing the representative drill spacing. The resulting declustered weight fields were passed directly to the Vulcan™ estimator as sample weighting inputs. The optimum cell sizes and resulting declustered means are presented in Table 11‑3.

In the MCARB domain, declustered means are 7–14% lower than arithmetic means across all analytes, confirming a positive clustering bias in the high-grade core where infill drilling at closer spacing has preferentially sampled higher-grade material. The optimum cell sizes of 394-886 ft (120-270 m) in MCARB are consistent with the representative drill spacing of 164-246 ft (50-75 m) for Indicated resources and confirm that the declustering correction is geologically meaningful rather than an artefact of cell size selection. The declustered MCARB Nb₂O₅ mean of 0.484% is the reference grade against which the OK block model mean was benchmarked during validation, where the volume-weighted estimated mean was confirmed within 5% of this value.

In DOL_CARB, the pattern is more variable. Nb₂O₅ and Sc show moderate negative clustering bias (−16% and −20% respectively), consistent with a peripheral domain where wider-spaced holes have sampled both higher and lower grade zones unevenly. The near-zero declustering correction for TiO₂ (+0.6%) and small positive correction for TREO (+3.0%) in DOL_CARB reflect the more erratic spatial distribution of these analytes in the peripheral carbonatite. The short optimum cell size for DOL_CARB TREO (10 m) indicates that TREO in this domain has no meaningful clustering bias at deposit scale and the arithmetic mean is effectively the declustered mean. In LAMP, declustering

122 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

corrections are small (< 8%) across all analytes, consistent with the more uniform drill spacing in that domain.

Table 11‑3: Optimum cell size ranges used for cell declustering by domain and analyte.

Domain	Analyte	Units	Arithmetic Mean	Capped Mean	Optimum Cell Size (m)	Declustered Mean
MCARB	Nb₂O₅	%	0.5595	0.5591	120	0.4837
	TiO₂	%	2.434	2.434	250	2.224
	Sc	ppm	66	66	270	57
	TREO	ppm	2,837	2,837	260	2,634
DOL_CARB	Nb₂O₅	%	0.1695	0.1654	290	0.1391
	TiO₂	%	0.576	0.561	280	0.565
	Sc	ppm	22	22	280	17
	TREO	ppm	2,045	1,995	10	2,055
LAMP	Nb₂O₅	%	0.1489	0.1487	290	0.1433
	TiO₂	%	1.782	1.782	280	1.718
	Sc	ppm	30	30	120	28
	TREO	ppm	2,227	2,227	20	2,324

Source: DGC 2026

11.5.4 Correlation Analysis

Inter-element correlations were evaluated through bivariate scatter plots and Pearson correlation matrices within each domain (Table 11‑4). Strong positive correlations exist between Nb₂O₅ and TiO₂ within the MCARB domain, consistent with co-occurrences pyrochlore, magnetite, and rutile/ilmenorutile in the magnetite-dolomite carbonatite assemblage. Sc correlates positively with both Nb₂O₅ and TiO₂ in MCARB, supporting co-product NSR modelling. TREO correlations with base metals are moderate in MCARB and weaker in DOL_CARB, reflecting more erratic REE distribution in peripheral carbonatite.

123 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Table 11‑4: Pearson Correlation Matrix (Capped Composite Grades by Domain)

Source: DGC 2026

11.6 Data Preparation

Assay intervals were composited to a uniform 3.28 ft (1 m) downhole length using length-weighted averaging within Maptek Vulcan™. Compositing was performed independently within each estimation domain, with domain boundaries treated as hard constraints such that no composite interval spans more than one domain. At domain contacts, residual intervals shorter than the

124 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

nominal composite length were assigned to the dominant domain by majority interval length. The resulting composite database contains 39,098 samples with a length of 3.28 ft (1 m): 18,675 samples in MCARB, 9,845 samples in DOL_CARB, 2,858 samples in LAMP and 7,720 non mineralized samples. The mean composite length across all domains is 0.994 m, confirming a highly uniform support with minimal residual interval effects. Capped composite grades were used as inputs to variography and estimation.

11.7 Variography

Experimental semivariograms were computed and modelled by DGC for each estimation analyte within each domain using capped composite grades. All variograms were standardised to a total sill of 1.0. For all other domain-analyte combinations, the nugget was determined by visual fitting to the y-intercept of the experimental variogram, as data density in those domains and directions was insufficient to compute reliable downhole variograms. All structures were fitted using spherical models. The MCARB domain Nb₂O₅ variogram was computed directionally; all other domain-analyte combinations were modelled omni-directionally due to data density constraints. The complete variogram model parameters are presented in Table 11‑5.

Table 11‑5: Variogram Model Parameters: All Domains and Analytes

Domain	Analyte	Nugget	Str.	Type	Sill (C)	Maj Range (m)	Semi (m)	Min (m)	Orientation
MCARB	Nb₂O₅	0.30	1	Sph	0.70	110	70	30	Az30°/Pl75°/Dip90°
MCARB	TiO₂	0.30	1	Sph	0.70	35.8	35.8	35.8	Omni
MCARB	Sc	0.14	1	Sph	0.86	268.6	268.6	268.6	Omni
MCARB	TREO	0.35	1	Sph	0.42	60	60	60	Omni
MCARB	TREO	—	2	Sph	0.23	319	319	319	Omni
DOL_CARB	Nb₂O₅	0.30	1	Sph	0.70	38	38	38	Omni
DOL_CARB	TiO₂	0.30	1	Sph	0.70	11.8	11.8	11.8	Omni
DOL_CARB	Sc	0.20	1	Sph	0.80	31.8	31.8	31.8	Omni
DOL_CARB	TREO	0.20	1	Sph	0.80	380	380	380	Omni
LAMP	Nb₂O₅	0.25	1	Sph	0.75	92.4	92.4	92.4	Omni
LAMP	TiO₂	0.25	1	Sph	0.75	74.2	74.2	74.2	Omni
LAMP	Sc	0.13	1	Sph	0.87	14.0	14.0	14.0	Omni
LAMP	TREO	0.30	1	Sph	0.70	191	191	191	Omni

Source: DGC 2026

125 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Major Direction
NB2O5_CAP [BOUND=MCARB] A 30.00 P 75.00
Model
80% Sill: 0.8 Range: 57.6
90% Sill: 0.9 Range: 73.98
100% Sill: 1 Range: 110.03
Gamma
Range
Semi Direction
NB2O5_CAP [BOUND=MCARB] A 30.00 P -15.00
Model
80% Sill: 0.8 Range: 36.57
90% Sill: 0.9 Range: 47.23
100% Sill: 1 Range: 70.05
Gamma
Range
Minor Direction
NB2O5_CAP [BOUND=MCARB] A 120.00 P 0.00
Model
80% Sill: 0.8 Range: 15.72
90% Sill: 0.9 Range: 20.25
100% Sill: 1 Range: 30.06
Gamma
Range
Down Hole
NB2O5_CAP [BOUND=MCARB] Down Hole
Model
80% Sill: 0.8 Range: 55.01
90% Sill: 0.9 Range: 70.61
100% Sill: 1 Range: NaN
Gamma
Range

Source: DGC 2026

Figure 11‑9: Nb2O5 Ortho Directional Variogram for MCarb Domain.

126 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Semivariogram SC_RANKED_PPM [BOUND=MCARB]
SC_RANKED_PPM [BOUND=MCARB] <Positive> Omni directional
Model
80% Sill: 0.8 Range: 48.62
90% Sill: 0.9 Range: 105.21
100% Sill: 1 Range: 270.87
Gamma
Range
0
0.3
0.6
0.9
1.2
1.5
100
200
300
400
500

Source: DGC 2026

127 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Figure 11‑10: Sc Omni Directional Variogram for MCarb Domain

Semivariogram TIO2_RANKED_PCT [BOUND=MCARB]
TIO2_RANKED_PCT [BOUND=MCARB] <Positive> Omni directional
Model
80% Sill: 0.8 Range: 15.18
90% Sill: 0.9 Range: 23.41
100% Sill: 1 Range: 169
Gamma
Range

128 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Source: DGC 2026

Figure 11‑11: TiO2 Omni Directional Variogram for MCarb Domain

129 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Semivariogram TREO_CALC_CAP [BOUND=MCARB]
TREO_CALC_CAP [BOUND=MCARB] Omni directional
Model
80% Sill: 0.8 Range: 40.39
90% Sill: 0.9 Range: 60.45
100% Sill: 1 Range: 149.97
Gamma
Range
0
0.3
0.6
0.9
1.2
1.5
100
200
300
400
500

Source: DGC 2026

Figure 11‑12: TREO Omni Directional Variogram for MCarb Domain.

130 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

The MCARB Nb₂O₅ variogram demonstrates clear anisotropy with a major range of 361 ft (110 m) oriented steeply (Az30°, Pl75°), consistent with the near-vertical geometry of the carbonatite body. The minor range of 98 ft (30 m) reflects the across-strike horizontal continuity. Sc in MCARB has the longest range (882.5 ft, 269 m) and lowest nugget (0.14) of all MCARB analytes, consistent with its homogeneous distribution (CV 0.43). TREO in MCARB required a two-structure nested model capturing both local REE clustering (197 ft, 60 m) and broader deposit-scale continuity (1,046 ft, 319 m). In DOL_CARB, Nb₂O₅ displays very short-range continuity (125 ft, 38 m) while TiO₂, Sc, and TREO have long ranges reflecting broad compositional trends across the peripheral carbonatite rather than local high-grade continuity. In LAMP, Sc has an unusually short range (46 ft, 14 m) with a low nugget, while other analytes show moderate ranges of 243-627 ft (74–191 m).

11.8 Block Model Resource Estimation

11.8.1 Block Model Configuration

The resource block model was constructed in Maptek Vulcan™ (Version 2025) using a parent block size of 16.4 ft × 16.4 ft × 16.4 ft (5 m × 5 m × 5 m) throughout the model volume. Each block was discretized into a 4 × 4 × 4 grid of 64 points for kriging weight calculation, providing accurate volume-weighted grade estimates. The block model is named 'elk_creek_bm_dec2025.bmf'. The model was constrained by the geological domain wireframes described in Section 11.3, with each block coded to a single domain using the hard boundary assignment. The block model configuration parameters are summarised in Table 11‑6.

Table 11‑6: Block Model Configuration Parameters

Parameter	Value	Notes
Model geometry
Block size (X × Y × Z)	16.4 ft × 16.4 ft × 16.4 ft (5 m × 5 m × 5 m)	Parent blocks only
Sub-blocking	None	Fixed parent block; no sub-cells
Block discretization (kriging)	4 × 4 × 4 = 64 points per block	Per-block point grid for OK weight calculation
Model rotation (Bearing / Dip / Plunge)	0° / 0° / 0°	Axis-aligned; no rotation applied
Model origin and extents
Origin (Easting)	739,700.000 m E	SW lower corner of model volume
Origin (Northing)	4,461,000.000 m N	SW lower corner of model volume
Origin (Elevation)	−650.000 m RL	Below sea level
Block count and volume
Blocks in X (Easting)	130	650 m E–W extent
Blocks in Y (Northing)	185	925 m N–S extent

131 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Parameter	Value	Notes
Blocks in Z (Elevation)	170	2,779 ft (850 m) vertical extent
Total blocks in model	4,088,500	130 × 185 × 170
Model bounding box
Easting range	739,700 – 740,350 m E	650 m E–W
Northing range	4,461,000 – 4,461,925 m N	925 m N–S
Elevation range	−650 to +200 m RL	2,779 ft (850 m) vertical
Software and file
Estimation software	Maptek Vulcan™ (Version 2025)	Ordinary Kriging estimation
Block model file	elk_creek_bm_dec2025.bmf	Vulcan™ native block model format

Source: DGC 2026

11.8.2 Estimation Method

Grade estimation was carried out using Ordinary Kriging (OK) for all analytes (Nb₂O₅, TiO₂, Sc, and TREO) within all three domains. OK was selected on the basis of the moderate CVs in the primary MCARB domain (CV 0.43–0.74). The higher CVs in DOL_CARB for TiO₂ and TREO (CV 1.45–1.53 post-capping) were managed through top-cutting. Declustering weights were applied to all analytes in all domains during the OK run. An independent nearest neighbour (NN) check model was run for validation purposes (Section 14.8). All estimation used capped composite grades as inputs. Dry bulk density values were determined from 3,382 core samples collected from the 2014 and the 2025 drilling program. The density statistics and assigned values are summarized in Table 11‑7 below:

Table 11‑7: Bulk Density Summary by Geologic Domain

Domain	Measurements (n)	Mean SG t/m3)	Std dev (t/m3)	Assigned Density (t/m3)
MCARB	1,471	3.06	0.23	3.06
DOL_CARB	898	2.87	0.17	2.87
LAMP	784	2.86	0.19	2.86

Source: DGC 2026

The elevated MCARB density (3.06 t/m³) is consistent with the abundant magnetite in the magnetite-dolomite carbonatite lithology.

11.8.3 Estimation Pass Structure

A three-pass estimation strategy was employed for all domains. Pass 1 (flag = 1) uses tight search parameters and strict composite requirements, estimating only well-informed blocks. Pass 2 (flag = 2) expands the search and relaxes composite requirements for areas of moderate drill density. Pass 3 (flag = 3) uses the full variogram range and minimum composite requirements as a fill pass for peripheral blocks. For Nb₂O₅ in MCARB, Pass 3 estimated zero additional blocks, confirming that the

132 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

MCARB Nb₂O₅ model is fully populated within two passes. The DOL_CARB Nb₂O₅ Pass 3 search has no per-hole composite limit, consistent with its use as a low-confidence fill pass in a sparse data area.

The complete estimation parameters for all domain-analyte-pass combinations, as verified from the Vulcan™ BEF output files, are presented in Table 11‑8.

Table 11‑8: Multi-Pass Estimation Parameters

Domain	Analyte	Pass	Search Maj (m)	Search Semi (m)	Search Min (m)	Max Smp	Min Smp	Min Holes	Max/Hole
MCARB	Nb₂O₅	1	58	45	20	14	6	3	4
MCARB	Nb₂O₅	2	100	80	40	16	4	2	4
MCARB	Nb₂O₅	3	170	130	60	12	4	1	4
MCARB	TiO₂	1	50	35	20	16	8	3	4
MCARB	TiO₂	2	80	60	30	16	8	2	4
MCARB	TiO₂	3	170	120	60	12	4	1	4
MCARB	Sc	1	60	45	20	16	8	3	4
MCARB	Sc	2	120	85	35	14	6	2	4
MCARB	Sc	3	270	180	60	12	4	1	4
MCARB	TREO	1	75	75	35	16	8	3	4
MCARB	TREO	2	120	120	55	24	6	2	4
MCARB	TREO	3	220	220	90	32	4	1	4
DOL_CARB	Nb₂O₅	1	22	20	14	12	6	3	4
DOL_CARB	Nb₂O₅	2	40	35	25	16	4	2	4
DOL_CARB	Nb₂O₅	3	230	155	55	32	2	1	4
DOL_CARB	TiO₂	1	100	70	40	16	8	3	4
DOL_CARB	TiO₂	2	200	140	80	14	6	2	4
DOL_CARB	TiO₂	3	300	210	120	12	4	1	4
DOL_CARB	Sc	1	50	38	18	16	8	3	4
DOL_CARB	Sc	2	100	70	30	14	6	2	4
DOL_CARB	Sc	3	230	155	55	32	2	1	8
DOL_CARB	TREO	1	212	212	212	16	8	3	4
DOL_CARB	TREO	2	264	264	264	14	6	2	4

133 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Domain	Analyte	Pass	Search Maj (m)	Search Semi (m)	Search Min (m)	Max Smp	Min Smp	Min Holes	Max/Hole
DOL_CARB	TREO	3	380	380	380	12	4	1	4
LAMP	Nb₂O₅	1	60	50	35	14	6	3	4
LAMP	Nb₂O₅	2	105	85	65	16	4	2	8
LAMP	Nb₂O₅	3	180	145	95	12	4	1	4
LAMP	TiO₂	1	50	35	20	16	8	3	4
LAMP	TiO₂	2	80	55	30	16	4	2	4
LAMP	TiO₂	3	120	85	45	12	4	1	4
LAMP	Sc	1	70	50	22	16	8	3	4
LAMP	Sc	2	140	95	40	14	6	2	4
LAMP	Sc	3	300	200	70	12	4	1	4
LAMP	TREO	1	75	75	75	16	4	3	4
LAMP	TREO	2	120	120	120	24	4	2	4
LAMP	TREO	3	220	220	220	32	2	1	4

Source: DGC 2026

11.9 Model Validation

Model validation comprised four components: (1) global mean comparison between the OK model, declustered composite mean, and independent NN check model; (2) swath plot analysis in east–west, north–south, and vertical directions; (3) grade-tonnage curve comparison at multiple cut-off grades; and (4) visual inspection of estimated grades on drill sections and plans.

For each domain and analyte, the volume-weighted OK block model mean was within 5% of the declustered composite mean, satisfying the standard acceptance threshold for unbiased estimation. The close agreement between OK and NN check model means provides additional confidence that the estimation parameters are producing geologically reasonable results. Swath plots showed the OK model tracking composite swath means acceptably in all three directions with no persistent directional bias. Local deviations are attributable to kriging smoothing and variable composite density within swath panels. Grade-tonnage curves for the OK model are consistent with composite and NN curves across all relevant cut-off ranges, with the expected smoothing effect observed. Visual inspection on representative cross-sections and longitudinal projections confirmed geologically coherent grade transitions with no artefacts at domain boundaries.

134 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Z Direction
Mean
Range
0
0.1
0.2
0.3
0.4
0.5
0.6
0.7
-690
-590
-490
-390
-290
-190
-90
10
110
NB2O5_CAP [BOUND=MCARB] <NB2O5_Detect>
nb2o5_pct [lith=mcarb] <NB2O5_Detect>
X Direction
Mean
Range
0
0.2
0.4
0.6
0.8
1
738920
739020
739120
739220
739320
739420
739520
739620
NB2O5_CAP [BOUND=MCARB] <NB2O5_Detect>
nb2o5_pct [lith=mcarb] <NB2O5_Detect>
Y Direction
Mean
Range
0
0.1
0.2
0.3
0.4
0.5
4461020
4461120
4461220
4461320
4461420
4461520
NB2O5_CAP [BOUND=MCARB] <NB2O5_Detect>
nb2o5_pct [lith=mcarb] <NB2O5_Detect>

Source: DGC 2026

135 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Figure 11‑13: Swath Plot Nb2O5 for the MCarb Domain

Z Direction
sc_ppm [lith=mcarb] <Positive>
SC_RANKED_PPM [BOUND=MCARB] <Positive>
Mean
0
10
20
30
40
50
60
70
-650
-550
-450
-350
-250
-150
-50
50
150
Range

X Direction
sc_ppm [lith=mcarb] <Positive>
SC_RANKED_PPM [BOUND=MCARB] <Positive>
Mean
0
10
20
30
40
50
60
70
80
738920
739020
739120
739220
739320
739420
739520
739620
Range

Y Direction
sc_ppm [lith=mcarb] <Positive>
SC_RANKED_PPM [BOUND=MCARB] <Positive>
Mean
0
10
20
30
40
50
60
70
80
4461020
4461120
4461220
4461320
4461420
4461520
Range

Source: DGC 2026

Figure 11‑14: Swath Plot Sc for the MCarb Domain

136 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Z Direction
Mean
Range
tio2_pct [lith=mcarb]
TIO2_CAP [BOUND=MCARB]
0
0.5
1
1.5
2
2.5
-690
-490
-290
-90
110
X Direction
Mean
Range
tio2_pct [lith=mcarb]
TIO2_CAP [BOUND=MCARB]
0
0.5
1
1.5
2
2.5
3
738920
739120
739320
739520
Y Direction
Mean
Range
tio2_pct [lith=mcarb]
TIO2_CAP [BOUND=MCARB]
0
0.5
1
1.5
2
2.5
4461020
4461120
4461220
4461320
4461420
4461520
4461620

Source: DGC 2026

Figure 11‑15: Swath Plot TiO2 for the MCarb Domain

137 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Z Direction
treo_calc_ppm [lith=mcarb] <Positive>
TREO_CALC_CAP [BOUND=MCARB]
Mean
Range
X Direction
treo_calc_ppm [lith=mcarb] <Positive>
TREO_CALC_CAP [BOUND=MCARB]
Mean
Range
Y Direction
treo_calc_ppm [lith=mcarb] <Positive>
TREO_CALC_CAP [BOUND=MCARB]
Mean
Range

Source: DGC 2026

Figure 11‑16: Swath Plot TREO for the MCarb Domain

138 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

The Elk Creek block model is considered unbiased and geologically reasonable. The model is suitable for mineral resource classification and reporting.

11.10 Mineral Resource Classification

Mineral Resource classification was assigned in accordance with the definitions and requirements of Regulation S-K, Subpart 1300.

Classification was based on per-block estimation quality flags (pass number) and slope of regression (SoR) values computed during the OK estimation run, supplemented by geological confidence review.

Table 11‑9: Mineral Resource Classification Material

Classification	Nb₂O₅ flag	Nb₂O₅ SoR	Sc flag	Sc SoR	TREO flag	TREO SoR
Measured	1	> 0.3	1	> 0.3	1	> 0.3
Indicated	≤ 2	—	≤ 2	—	≤ 2	—
Inferred	≤ 3	—	≤ 3	—	≤ 3	—

Source: DGC 2026

The requirement that all three primary analytes meet classification thresholds simultaneously ensures that blocks are well-constrained across the full commodity suite contributing to NSR value. Classification boundaries were reviewed in three dimensions to confirm spatial coherence. The MCARB domain, with the greatest drill density and strongest variogram continuity, hosts the majority of Measured and Indicated resources. The DOL_CARB and LAMP domains contribute predominantly to the Inferred category.

11.11 Reasonable Prospects of Eventual Economic Extraction

The Elk Creek deposit is hosted within a carbonatite intrusive complex at depths ranging from approximately 590 ft to 3,280 ft (180 m to 1,000 m) below surface, beneath approximately 656 ft (200 m) of Pennsylvanian marine sediment cover with no surface outcrop. The deposit is considered amenable to underground bulk mining by longwall stoping, consistent with the geometry of the MCARB domain as a large, continuously mineralised tabular to sub-cylindrical carbonatite body.

Reasonable prospects of eventual economic extraction were evaluated by applying an NSR cut-off value to the block model. Only blocks with NSR values exceeding the cut-off and assigned a Measured, Indicated, or Inferred classification were included in the mineral resource statement. The NSR model incorporates process recoveries of 86.72% for Nb, 83.65% for TiO₂, and 92.00% for Sc, representing the concentration circuit recoveries applied in the block model NSR calculation as derived from metallurgical test work results described in Section 13 of this report.

The deposit is in a politically stable jurisdiction (Nebraska, USA) with established infrastructure and a supportive regulatory environment. There are no known legal, environmental, or social factors that would preclude eventual economic extraction at the time of reporting.

The deposit is in a politically stable jurisdiction (Nebraska, USA) with established infrastructure and a supportive regulatory environment. There are no known legal, environmental, or social factors that would preclude eventual economic extraction at the time of reporting.

139 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

11.12 Cut-Off Grade

The mineral resource is reported at a cut-off of NSR greater than US$218/ton (US$240/tonne) of mineralised material. NSR values were calculated for each block within Maptek Vulcan™ by applying elemental conversion factors, metallurgical recoveries, and assumed commodity prices to the estimated grades of Nb₂O₅, TiO₂, Sc, Tb₂O₃, NdPr Oxide, and Dy₂O₃.

Table 11‑10: NSR Conversion, Recoveries and Pricing

Product	Conversion Factor	Recovery (%)	Price (US$/kg)
Ferroniobium (FeNb)	0.699 × Nb₂O₅	86.72	52
Sc₂O₃	1.530 × Sc ppm	92	2,000.00
TiCl₄	2.350 × TiO₂	83.65	1.86
Tb₂O₃	—	92	1,845.00
NdPr Oxide	—	92	125
SEG Carbonate	—	92	8.97

Source: DGC 2026

The NSR cut-off of US$218/ton (US$240/tonne) was derived from preliminary operating and capital cost estimates developed during the 2026 Elk Creek Study and represents the minimum block value at which mineralised material is considered economically viable to mine and process under the assumed cost and price parameters. At the MCARB domain mean grades (0.560% Nb₂O₅, 2.434% TiO₂, 65.7 ppm Sc), the calculated NSR is approximately US$409/ton, confirming the mean MCARB grade is well above the reporting cut-off. The NSR formula incorporates six product streams: FeNb, Sc₂O₃, TiCl₄, Tb₂O₃, NdPr Oxide and SEG Carbonate. Of these, Nb₂O₅, TiO₂ and Sc are reported as mineral resource grades; Tb₂O₃, NdPr Oxide, and SEG Carbonate were estimated independently and contribute to the NSR calculation but are not reported as separate resource attributes.

11.13 Mineral Resource Tabulation

The in-situ Elk Creek Mineral Resource estimate, effective June 30, 2026, is presented in Table 11‑11. The estimate was prepared by Dahrouge Geological Consulting USA Ltd., in accordance with Regulation S-K 1300.

Table 11‑11: Elk Creek Mineral Resource Estimate Inclusive of Reserve - Effective June 30, 2026

Classification	Cut-off NSR (US$/ton)	Tonnage (Mtons)	Nb₂O₅ (%)	TiO₂ (%)	Sc (ppm)	TREO (%)
Measured	218	21.7	0.61	2.46	69.1	0.35
Indicated	218	187.4	0.50	2.36	59.85	0.36
Measured + Indicated	218	209.1	0.51	2.38	60.81	0.36
Inferred	218	169.2	0.38	2.14	51.02	0.39

140 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Table 11‑12: Elk Creek Mineral Resource Estimate Exclusive of Reserve – Effective June 30, 2026

Classification	Cut-off NSR (US$/ton)	Tonnage (Mtons)	Nb₂O₅ (%)	TiO₂ (%)	Sc (ppm)	TREO (%)
Measured	218	14.1	0.53	2.05	47.6	0.39
Indicated	218	149.0	0.43	1.70	42.5	0.39
Measured + Indicated	218	163.1	0.44	1.89	45.3	0.39
Inferred	218	169.2	0.38	2.14	51.02	0.39

Source: DGC 2026

Notes:

(1)
Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability. There is no certainty that all or any part of the Mineral Resource will be converted to Mineral Reserves.
(2)
Mineral Reserves are reported separately in Section 12 of this report.
(3)
Prepared in accordance with Regulation S-K 1300
(4)
NSR cut-off of US$218/ton (US$240/tonne) based on longhole stoping underground mining; incorporates metallurgical recoveries of Nb 86.72%, TiO₂ 83.65%, Sc 92.00%, and REE by-products 92.00%, at metal prices of US$52.00/kg Nb, US$2,000.00/kg Sc, US$1.86/kg TCl4, US$1,845.00/kg Tb₂O₃, US$125.00/kg NdPr, and US$8.97/kg SEG carbonate.
(5)
TREO = LREO + HREO expressed as a percentage (TREO% = TREO ppm ÷ 10,000)
(6)
Tonnages in millions of short tons (Mt). Grades rounded to reflect the approximate nature of resource estimates.
(7)
Totals may not sum due to rounding.
(8)
Qualified Person: Dahrouge Geological Consulting USA Ltd., effective date June 30, 2026.

11.14 Mineral Resource Sensitivity

The sensitivity of the Elk Creek Mineral Resource to the NSR cut-off grade is summarised in Table 11‑13. The base case cut-off of US$218/ton is highlighted. The resource responds predictably to changes in the NSR cut-off — lower cut-offs capture additional lower-grade peripheral material while higher cut-offs progressively exclude sub-marginal blocks.

Table 11‑13: Elk Creek Mineral Resource Sensitivity

NSR Cut-Off (US$/t)	Tonnage (Mt)	Nb₂O₅ (%)	TiO₂ (%)	Sc (g/t)	TREO (%)
136	216.7	0.50	2.24	59	0.36
163	215.2	0.50	2.25	60	0.36
190	212.6	0.50	2.27	60	0.36
218	209.1	0.51	2.38	61	0.36
245	201.8	0.52	2.33	62	0.36
272	195.3	0.53	2.35	63	0.36
300	188.1	0.55	2.38	64	0.36

Source: DGC 2026

141 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

11.15 Relevant Factors

The following factors are considered relevant to the interpretation and use of the Elk Creek Mineral Resource estimate.

Geological factors. The deposit has no surface exposure and is defined entirely by diamond drilling and geophysical interpretation. While domain wireframes are internally consistent and supported by strong lithological logging, the absence of outcrop means geological uncertainty at the deposit margins is higher than for a surface-exposed deposit. Inferred resources in the peripheral DOL_CARB domain carry correspondingly higher geological uncertainty.

Metallurgical factors. The NSR cut-off incorporates process recoveries derived from demonstration scale metallurgical test work. The recoveries used are: Nb 86.72%, TiO₂ 83.65%, Sc 92.00%, and REE by-products 92.00%. Overall plant recoveries incorporating downstream processing steps may differ from these concentration circuit values. Variations in metallurgical recovery across any of the primary commodities could have a material effect on the NSR value of individual blocks and consequently on reported resource tonnage at the stated cut-off.

Title and surface rights. NioCorp Developments Ltd. holds the Elk Creek property in fee simple, with full ownership of both surface and mineral rights. There are no known title disputes or encumbrances that would preclude resource development. Royalties and encumbrances. The entirety of the Mineral Resource is subject to a 2% NSR royalty held by the former owners of the lands that host the Resource. Permitting. The Elk Creek project is fully permitted. All material permits required for the proposed mining and processing operations have been obtained. There are no known outstanding permitting requirements that would materially affect the development timeline or the validity of the mineral resource estimate. Taxation. The project will be subject to standard federal and Nebraska state income tax, along with property taxes payable to Johnson County, Nebraska. Socio-economic and political factors. The Elk Creek project is located in Johnson County, Nebraska, USA, a politically stable jurisdiction with a well-established legal and regulatory framework for mining development. There are no known socio-economic, community, or indigenous land use factors that would materially affect the reasonable prospects of eventual economic extraction. Commodity price factors. The NSR model is based on commodity price assumptions current at the time of the 2026 Elk Creek Study and are based on independent market studies. Commodity prices may be subject to market volatility and are influenced by supply concentration, emerging technology demand, and geopolitical factors. A material decline in any primary commodity price, particularly niobium and scandium which dominate the NSR, would reduce the economic viability of the deposit and could reduce reportable resource tonnage at the stated cut-off.

Classification and data density. The Inferred resource (153.5 Mt / 169.2 Mtons) is large relative to the Indicated + Measured resource (189.8 Mt / 209.1 Mtons), reflecting the significant volume of DOL_CARB domain drilled at wider spacing. Conversion of Inferred to Indicated resources would require infill drilling, particularly in the peripheral carbonatite.

Reporting code compliance. Mineral Resource classification was assigned in accordance with the definitions and requirements of Regulation S-K 1300. Mineral Resources that are not Mineral Reserves do not have demonstrated economic viability. Mineral Reserves are reported separately in Section 12 of this report and are a subset of the total Mineral Resources reported herein. Inferred Mineral Resources are considered too speculative geologically to have the economic considerations

142 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

applied to them that would enable them to be categorised as Mineral Reserves, and there is no certainty that Inferred Mineral Resources will be upgraded through continued exploration.

12 Mineral Reserve Estimates

12.1 Introduction

The Project is currently in the late stages of exploration and has advanced to initial development as of the report date. Based on geotechnical information and mineralized geometry, an underground long hole stoping method (LHS) has been determined to be suitable for the Deposit. Paste backfill will be used to allow for higher recovery of material. “Modifying factors” were applied to the mineral resources to allow for the defining of mineral reserves as stated herein.

Table 12‑1: Mineral reserves as of June 30, 2026 and stated in this report

2026 Reserve
Mineral Reserve Classification	Cut-off NSR	Tonnage	Grade	Grade	Grade	Grade
	(US$/ton)	(ton)	(Nb2O5%)	(TiO2%)	(Sc ppm)	(TREO %)
Proven	218	7,570,098	0.760	2.70	71.5	0.32
Probable	218	38,359,365	0.759	2.67	68.8	0.35
Total	218	45,929,462	0.759	2.68	69.3	0.34

Source: Amplify Mine Planning, 2026

The stopes dimensions are planned at 49ft wide while using a stope length that varies - based on Nb2O5 mineralization grade - with a maximum of 49 ft and minimum of 33 ft per stope and a level spacing height of 131 ft. The variation on stope length allows optimizing the Nb2O5 grade with a minimal increase in operating costs. The spacing of 131 ft between levels was designed based in part on the analysis of beneficial estimated operating and sustaining capital costs.

Three ore blocks (“horizons”) are identified and are composed of several mining levels that are above a designed sill pillar level and contain stopes which are planned to be mined in their entirety on a primary and secondary mining sequence (Figure 12‑1). This mining strategy allows cemented paste backfill to be placed and cured between mining cycles. Each stope in the block is mined using a bottom-up excavation approach and is expected to recover 95% of the in-place volume in each stope. A paste backfill mixture of tailings that includes cement and/or fly ash as a binder and strengthening agent will be placed in the emptied primary stope and allowed to cure prior to mining the secondary stope on either side of the primary. This methodology allows mining of ore and establishes an early start to the mining of the upper mining block above the first sill pillar level while at the same time allowing the development of the lower mining blocks. The cemented backfill was designed to have adequate strength for mining adjacent to filled stopes, thus eliminating the need for rib pillars. A partially recoverable sill pillar level designed to be left between each of these mining blocks until such time as the life-of-mine sequence plans their extraction. Extracting ore from the sill pillar level is expected to be roughly 62.5% of the in-place volume using production up- holes through the lower 82ft of the 131ft thick sill pillar and is accounted for within the reserve statement.

143 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Source: Amplify Mine Planning, 2026

Figure 12‑1: 2026 Elk Creek Study Mine Design

There will be two spiral ramps (a primary “access” ramp and secondary “haulage” ramp) driven from a box cut type of surface excavation through the strata located in the first 655ft from surface and to efficiently reach the mineral deposit. Both ramps are excavated at the same time using conventional drifting methods in conjunction with a bolting, shotcrete, and grouting ground control procedure through the first 655ft from the surface to secure the strata around the ramps.

The primary “access” ramp is designed to facilitate main access and equipment/services movement, serve as the intake air ventilation, and provide mine material logistics. A short ventilation shaft connecting the primary access ramp to the surface will also be excavated to connect the ramp to the surface mounted mine fans and create the intake mine ventilation system. The haulage ramp will be excavated to a deeper elevation than in the previous feasibility studies to reflect an increase in defined mineral reserves. This also allows earlier access to higher grade ore in the central portion of the mine and to access higher grade ore in the lower mining blocks with a more efficient material handling system. The ventilation system is engineered as a positive-pressure (“push”) ventilation network, with surface facilities providing conditioned intake air to address the humid continental climate of southeast Nebraska (hot, humid summers and cold winters). Detailed airflow quantities, fan configurations, auxiliary ventilation, refrigeration, heating, and control philosophy are presented in subsequent sections of this report.

The secondary “haulage” ramp and return ventilation system is designed to serve as the mine exhaust air system and a second means of mechanical movement/escapeway. In addition, when mining the secondary access ramp (which will be as deep as the haulage ramp), it allows for an earlier start to key lateral development using a periodic ventilation connection drift between the two ramps. The secondary haulage ramp will install and operate a “Railveyor©” (“Railveyor”) conveying system to transport the ore from the loadout drifts to the surface stockpile. The Railveyor system is sized to support the daily production requirements of the mine and mill.

144 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Mined ore will be transported from the stopes via the access level drifts to the primary haulage Railveyor ramp system using underground LHDs filling trucks, which then dump into ore passes, and on to a conveyor loading into the Railveyor cars for transport out of the mine.

Access and infrastructure development for the underground workings was designed to support the mining method and was sized based on ventilation, mining equipment specifications, and production rate requirements. Surface infrastructure and tailings were designed to match the underground production rate requirements.

12.2 Conversion, Assumptions, Parameters & Methods

Defined blocks of Measured Resources were converted to Proven Reserves and Indicated Mineral Resources were converted to Probable Mineral Reserves by applying the appropriate modifying factors, as described within this sub-section, tied to potential mining block shapes created during the mine design process.

The undiluted tons and grade of each potential mining block are based on the resource block model estimated by DGC as described in Section 11 of this report.

All Mineral Reserve tonnages are expressed as "dry" tons (i.e., no moisture) and are based on the density values stored in the block model.

12.2.1 Dilution

Mining dilution of approximately 6% by volume was applied to all stopes and development excavations, based on geotechnical analysis and recommendations. This figure is an average based on calculating 3% dilution by volume for the primary stopes, 9% dilution by volume for the secondary stopes, and 5% dilution by volume for ore development. The mining dilution percentage was added to the designed tonnage to account for unplanned sources of dilution, such as backfill and host rock around the periphery of the ore mass. Mining dilution of host rock from around the periphery of the ore mass has been applied with zero grade as a conservative assumption even though some sources of this type of dilution will likely carry grade. The primary stopes will have extraneous ore, host rock and unconsolidated backfill as potential material that will slough into them while being extracted. It should be noted that the ore portion of the sloughed material is not included in calculation of the 3% dilution factor, since this ore is accounted for in the adjacent stopes. The higher dilution factor for the secondary stopes is due to the fact these stopes have more sources of waste material with no grade and less ore from adjacent stopes; therefore, a higher dilution factor of 9% has been applied to them. The 5% dilution of development drifts is the result of the mining process, which can potentially be exposed to higher amounts of initial dilution material.

As stated in Section 13.2, the thickness of external dilution is estimated as equivalent linear overbreak/slough (ELOS), for moderately weathered carbonatite, and for fresh to slightly weathered carbonatite. Sidewall and back dilution are not expected to be a problem because the dilution in the primary stopes (i.e. from adjacent secondary stopes) will be at grade, and dilution from the secondary stopes is managed by controlling backfill strength.

As shown in Figure 12‑2, sources of mining dilution for primary stopes include:

•
Backfill material on the floor/sill with no grade.
•
Backfill material from the hangingwall end with no grade if the stope is adjacent to a previously mined stope.

145 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

•
Low grade periphery rock dilution in the hangingwall or footwall if the stope is not adjacent to other stopes.

As shown in Figure 12‑2, sources of mining dilution for secondary stopes include:

•
Backfill material on the floor/sill with no grade.
•
Backfill material from the hangingwall end with no grade if the stope is adjacent to a previously mined stope.
•
Low grade periphery rock dilution in the hangingwall or footwall if the stope is not adjacent to other stopes.
•
For most situations, backfill material on both sidewalls with no grade.

Source: Nordmin, 2019

Figure 12‑2: Sources of Mining Dilution for Typical Stope Layout (Not to scale).

146 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Table 12‑2: Potential sources of mining dilution by stope type (primary and secondary) for a typical stope geometry and standard mining practices in the ground conditions expected at Elk Creek.

Footwall	P2	P1	P0
	S2	S1	S0
	P2	P1	P0
	S2	S1	S0
	P2	P1	P0
	S2	S1	S0

	Primary Stopes			Secondary Stopes
	P2	P1	P0	S2	S1	S0
Hanging Wall Dilution - Rock			Yes			Yes
Footwall Dilution - Rock	Yes			Yes
Hanging Wall Dilution - Backfill	Yes	Yes		Yes	Yes
Footwall Dilution - Backfill
Sidewalls - Rock (Ore)
Sidewalls - Backfill				Yes	Yes	Yes
Floor/Sill Dilution - Backfill	Yes	Yes	Yes	Yes	Yes	Yes

Source: Nordmin, 2019

12.2.2 Recovery

A stope recovery factor of 95% was calculated for mining all the primary and secondary stopes. The following parameters in combination were considered in calculating this factor:

•
Potential material loss into backfill (floor) of 0.4 m.
•
Potential material loss to side and end walls (under blast) of 0.2 m.
•
Potential material loss to mucking along edges and in blind corners (using limited visibility).
•
Additional potential loss factor due to rockfalls, sudden unanticipated regional stress load relief, and other geotechnical reasons.

A development recovery factor of 95% was also used for all horizontal drift development because it is subject to the same potential material loss as stated above.

A recovery factor of 62.5% was applied to sill pillar stopes was used to reflect the lower expected recovery of back-stopes excavated under previously mined stopes above.

147 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

12.2.3 COG / NSR Calculation

Net Smelter Return (NSR) is a commonly accepted method of evaluating a mineral deposit where revenue is generated from multiple elements. NSR is defined as the proceeds from the sale of mineral products after deducting off-site processing and distribution costs. NSR is typically expressed on a dollar per tonne basis.

An NSR (Net Smelter Return) approach was used and focused on targeted amounts of Nb2O5 and considers planned mining of four (4) elements (Nb2O5, Sc, TiO2, rare earths) that results in generating eight (8) separate products (FeNb, Sc2O3, TiCl4, NdPr Oxide, Tb2O3, Dy2O3, SEG Carbonate, Heavies Carbonate). Stope optimization was completed to identify economic mining areas based on these saleable products. The 3D mine design was completed on an elevated cut-off grade (CoG), which achieved an average of over 2.5 times the actual calculated cut-off grade.

Recoveries used are based on metallurgical test work discussed in Section 10. The NSR was evaluated for each block in the 3D geologic resource block model as of the report date. Table 12‑3 shows NSR parameters and an example NSR calculation for an individual block.

Table 12‑3: Example of an NSR Block Calculation

Input Parameters	Total	Nb2O5	TiO2	Sc(1)
Example Block Model Mass	100 t
Example Block Model Grades	100 t	0.70%	2.50%	60 ppm
Metallurgical Recoveries (2)		86.72%	83.65%	92%
Amount Payable		100.0%	100%	100.0%
Conversions from input grade to product		69.6%	235.0%	153.4%
Refining Charges		0	0	0
Price		US$ 52/kg	US$ 1.86/kg	US$ 2,000/kg
Calculate Contained Metal Nb2O5 TiO2 Sc	100 t	700 kg	2,500 kg	6 kg
Calculate Saleable Metal (conversion to product, discounted by recovery)	100 t			8.45 kg
Nb		424.3 kg
FeNb		653 kg
TiO2			4,914.6 kg
Sc (as Sc2O3)
Calculate Block Dollar Value for Each Metal FeNb TiO2 Sc	100 t	US$ 22,065	US$ 9,141	US$ 16,891

148 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Total Block Value Block Value per tonne	US$ 48,097 US$ 480.97/t

Source: DGC 2026

1.
Stored as PPM in the block model. Sc % = Sc ppm/10,000.
2.
Overall metallurgical recovery, including all losses

Figure 12‑3 through Figure 12‑6 provide a grade-tonne curve for the deposit using various NSR cut- off grades, (CoG). It includes only Proven and Probable material and shows average grades for each grade variable. All Inferred material is treated as having a zero-grade value in this mineral reserve estimation.

Nb2O5 Grade Tonnage Curve
300,000,000
250,000,000
200,000,000
150,000,000
100,000,000
50,000,000
-
Tons
1.20
1.00
0.80
0.60
0.40
0.20
-
Average Grade (%)
45 91 136 181 218 272 318 363 408 454 499 544 590 635 680 726
NSR Cut-Off (US $/Ton)
Tons
Nb2O5 (%)

Source: Amplify Mine Planning, 2026

Figure 12‑3: NioCorp Grade (Nb2O5)-Tonne Curves Based on NSR Cut-Off

149 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

TiO2 Grade Tonnage Curve
300,000,000
250,000,000
200,000,000
150,000,000
100,000,000
50,000,000
-
Tons
4.00
3.50
3.00
2.50
2.00
1.50
1.00
0.50
-
Average Grade (%)
45
91
136
181
218
272
318
363
408
454
499
544
590
635
680
726
NSR Cut-Off (US $/Ton)
Tons
TiO2 (%)

Source: Amplify Mine Planning, 2026

Figure 12‑4: NioCorp Grade/Tonne Curves Based on NSR Cut-Off (TiO2)

Sc Grade Tonnage Curve
300,000,000
250,000,000
200,000,000
150,000,000
100,000,000
50,000,000
-
Tons
100.00
90.00
80.00
70.00
60.00
50.00
40.00
30.00
20.00
10.00
-
Average Grade (ppm)
45 91 136 181 218 272 318 363 408 454 499 544 590 635 680 726
NSR Cut-Off (US $/Ton)
Tons
Sc (ppm)

Source: Amplify Mine Planning, 2026

Figure 12‑5: NioCorp Grade (Sc ppm) – Grade Tonne Curves Based on NSR Cut-Off

150 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Source: Amplify Mine Planning, 2026

Figure 12‑6: NioCorp Grade (TREO %) – Grade Tonne Curves Based on NSR Cut-Off

To establish the initial boundary of the mine design and to assure inclusion of all potential Mineral Reserves, a minimum CoG of US$218/ton was used based on the estimated costs shown in Table 12‑4.

Table 12‑4: Operating Costs Used for Mine Design NSR Cut-off

Category	2024 BOD Model
Mining Cost	$50.86	$46.14
Processing	$137.83	$125.04
Water Management and Infrastructure	$18.28	$16.58
Tailings Management	$2.21	$2.00
Other Infrastructure	$6.02	$5.46
General and Administrative	$9.80	$8.89
Royalties / Annual Bond Premium	$9.17	$8.32
Other Costs	$6.92	$6.28
Total Cost	$241.09	$218.71
	(US$/tonne mined)	(US$/ton mined)

Source: NioCorp, 2025

Notes:

151 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

(1)
Includes backfill.
(2)
Values used here differ from the economic model generated from the final overall site design. NioCorp, Dumas, and Amplify are satisfied that the values used were applicable to establishing the correct and optimum mining design.

12.2.4 Mine Design

Potential mining areas were identified using stope optimization within Deswik.SO StopeOptimizer© software. The stope optimizer output was reviewed on a level-by-level basis, and a 3D mine design was generated. The estimated cut-off NSR value (CoNSR) of US$ 218/ton provided by NioCorp was used as a starting point for this analysis. Generally, stopes would be selected based on the minimum CoG or CoNSR. However, as the CoNSR value is much lower than the resulting average stope NSR value, the CoNSR was not the decisive factor in the stope optimization process. Rather than using only a minimum CoNSR, the mine design also targeted an average cut-off Nb2O5 grade of 0.65% and targeted higher annual ferroniobium production during the first five years of production. With a milling constraint of 3,047 tpd, the steady-state life of mine average annual ferroniobium production during full production years was 8,282 tons annually. This strategy results in a LOM NSR average value of US$ 590.84/ton. The identified mining blocks provide an approximate 43-year LOM. The design includes stopes, development accesses, and necessary infrastructure. Figure 12‑7 shows the current mine design.

Source: Amplify Mine Planning, 2026

Figure 12‑7: Current Mine Design

12.3 Reserves

The 2026 Mineral Reserves were classified in accordance with Regulation S-K 1300. More specifically, the 2026 Mineral Reserves were classified using the guidelines developed by the Committee for Mineral Reserves International Reporting Standards (CRIRSCO) released in 2013 and adopted for the United States by the Society for Mining, Metallurgy and Exploration (SME) in 2017. Measured and Indicated Mineral Resources were converted to Proven and Probable Mineral

152 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Reserves by applying the appropriate modifying factors, as described earlier in this section, to potential mining block shapes created during the mine design process.

The underground mine design process resulted in a mine plan with an in-situ Mineral Reserve Estimate of 45.9 Mt (diluted) with an average grade of 0.76% Nb2O5, 2.68% TiO2, 69.3 ppm Sc, and 0.34% TREO. This estimate is based on a mine design using elevated CoGs and applying the US$ 218/t NSR CoG to capture all potential Mineral Reserves within the design and an average cut-off grade of 0.650% Nb2O5. These numbers include a 95% mining ore recovery to the designed wireframes (sill pillar recovery is 62.5%) in addition to applying approximately 6% - 9% unplanned dilution as described in Section 12.2.1. Table 12‑5 summarizes the underground reserves as of June 30, 2026.

Table 12‑5: In-situ Underground Mineral Reserves Estimate for Elk Creek, Effective Date June 30, 2026

2026 Reserve
Mineral Reserve Classification	Cut-off NSR	Tonnage	Grade	Grade	Grade	Grade
	(US$/ton)	(ton)	(Nb2O5%)	(TiO2%)	(Sc ppm)	(TREO %)
Proven	218	7,570,098	0.760	2.70	71.5	0.32
Probable	218	38,359,365	0.759	2.67	68.8	0.35
Total	218	45,929,462	0.759	2.68	69.3	0.34

Classification	Tonnage (ton)	Nb2O5 Grade (%)	FeNb (ton)	Payable Nb (ton)	TiO2 Grade (%)	Payable TiCl4 (ton)	Sc Grade (ppm)	Payable Sc2O3 (ton)	TREO Grade (ppm)	Payable TREO (ton)
Proven	7,570,098	0.76	53,651	34,873	2.70	405,938	71.5	762	3,232	22,509
Probable	38,359,365	0.76	271,386	176,401	2.67	2,036,334	68.8	3,717	3,489	123,115
Total	45,929,462	0.76	325,038	211,274	2.68	2,442,272	69.3	4,479	3,446	145,625

Source: Amplify Mine Planning, 2026.

Notes:

(1)
All figures are rounded to reflect the accuracy of the estimates. Totals may not sum due to rounding.
(2)
The Qualified Person for the Mineral Reserve estimate is Amplify Mine Planning LLC. The estimate has an effective date of June 30, 2026.
(3)
The Mineral Reserve is based on the mine design and mine plan, utilizing an average cut-off grade of 0.650% Nb2O5 with an NSR of US$ 218/ton.
(4)
The estimate of Mineral Reserves may be materially affected by metal prices, environmental, permitting, legal, title, taxation, socio-political, marketing, infrastructure development, or other relevant issues.
(5)
Annual life of mine (LOM) average production rate of ~8,282 tons of FeNb/annum in the years of full production,
(6)
Mining dilution of ~6% was applied to all stopes and development, based on 3% for the primary stopes, 9% for the secondary stopes, and 5% for ore development.
(7)
Mining recoveries of 95% were applied in longhole stopes and 62.5% in sill pillar stopes.
(8)
Price assumptions for FeNb, Sc2O3, TiO2 and TREO metals are based upon independent market analyses for each product.
(9)
Price and cost assumptions are based on the pricing of products at the “mine- gate,” with no additional down-stream costs required. The assumed products are a ferroniobium product (metallic alloy shots consisting of 65%Nb and 35% Fe), titanium in the form of TiCl4, scandium trioxide in powder form and rare earth oxides in either purified oxide or carbonate form. The Mineral Reserve has an average LOM NSR of US$590.84/ton.
(10)
The economic assumptions used to define Mineral Reserve cut-off grade are as follows:

153 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Parameter	Value	Unit
Mining Cost	46.14	US$/ton mined
Processing	125.04	US$/ton mined
Water Management and Infrastructure	16.58	US$/ton mined
Tailings Management	2.00	US$/ton mined
Other Infrastructure	5.46	US$/ton mined
General and Administrative	8.89	US$/ton mined
Royalties/Annual Bond Premium	8.32	US$/ton mined
Other Costs	6.28	US$/ton mined
Total Cost	218.71	US$/ton mined
Nb2O5 to Niobium conversion	69.9%
Niobium Process Recovery	86.72%
Niobium Price	23.59	US$/lb
TiCl4 Process Recovery	83.65%
TiCl4 Price	0.84	US$/lb
Sc Process Recovery	92%
Sc to Sc2O3 conversion	153.4%
Sc Price	891.76	US$/lb
Dy2O3 Process Recovery	92%
Dy2O3 Price	185.97	US$/lb
Nd2O3 Process Recovery	92%
Nd2O3 Price	56.70	US$/lb
Pr2O3 Process Recovery	92%
Pr2O3Price	56.70	US$/lb
Tb2O3 Process Recovery	92%
Tb2O3 Price	836.88	US$/lb

12.4 Relevant Factors

It is Amplify Mine Planning LLC’s opinion that there are no known environmental, permitting, legal, socio-economic, marketing, political, or other factors which could materially affect the underground Mineral Reserve Estimate. In addition, realistic and justifiable mining factors were used in determining the mine plan and schedule for reporting mineral reserves. These factors include geotechnical considerations, ore loss, dilution, mine extraction rates and metallurgical recovery.

The pricing for Niobium, Scandium, Titanium and Rare Earths used to support the Mineral Reserve estimate was based on third party market reports described in Section 16.1. It is Amplify Mine Planning LLC’s opinion that the pricing used is adequate and appropriate for use in estimating Mineral Reserves. Further details on the market assumptions and timeframes analyzed are disclosed in Chapter 16 of this report.
154 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

13 Mining Methods

13.1 Geology Overview

The mine planning work is based on the resource geology and block model, described in Section 11 of this Technical Report Summary. In addition to the mineralization, various other elements were estimated into the model for metallurgical purpose.

13.2 Rock Engineering

This section presents the rock mass characterization work (Section 13.2.1) and the associated rock engineering aspects of the project (Section 13.2.2).

13.2.1 Geomechanical Appraisal

This section is summarized from the rock mass characterization report completed in support of the mine design (A2GC, 2026a).

13.2.1.1 Available Geomechanical Data

The rock mass characterization is based on the following data sources:

•
Geomechanical core logging, which includes the description of the core intervals (RQD, strength, etc.) and the condition of every open joint. From this dataset, the rock mass can be classified according to the Q-system (Barton et al., 1974; NGI, 2022).
•
Televiewer surveys from which the orientation of the structures in the drill core is obtained from measured alpha and beta angles.
•
Laboratory intact rock strength testing from which intact rock strength parameters are derived.

A supplemental geomechanical drilling and strength testing program was conducted in 2025 to improve the geomechanical domains grouping. The available geomechanical data from drill holes are summarized in Table 13‑1.

Table 13‑1: Summary of available geomechanical data from drill holes for the Elk Creek Project

Type of data	2011 Investigation	2014 Investigation	2015 Investigation	2025 Investigation
Drillholes with RQD data only	5,005 ft (1,525 m) (3 holes)	4,920 ft (1,500 m) (3 holes)	3,555 ft (1,083 m) (2 holes)	23,550 ft (7,178 m) (11 holes)
Complete geomechanical core logging (with joints description)	-	36510 ft (11,128 m) (16 holes)	2505 ft (763 m) (2 holes)	13,115 ft (3,998 m) (6 holes)
Televiewer surveys	-	19,869 picks 13,454 open joints (13 holes)	2,236 picks 1,237 open joints (2 holes)	3,704 picks 554 open joints (9 holes)
Laboratory testing	-	31 UCS tests 40 UCSE tests 17 TCS tests 12 BTS tests		0 UCS tests 18 UCSE tests 54 TCS tests 35 BTS tests

Source: A2GC, 2026

155 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Notes:

(1)
UCS = Unconfined compressive strength.
(2)
UCSE = Unconfined compressive strength with measurements of elastic properties.
(3)
TCS = Confined triaxial compressive strength.
(4)
BTS = Indirect splitting tensile strength (Brazilian test).

13.2.1.2 Data Gaps

The amount, coverage and quality of data are sufficient for this level of study.

•
The orebody has good coverage from the geomechanical drillholes, including at depth.
•
The domaining approach is acceptable.
•
The joint sets interpretation is suitable for this stage of the project development, with Televiewer surveys having been conducted in several orientations to reduce the bias due to blind zones.
•
The fitting of the intact rock strength envelopes is satisfactory for most geomechanical domains.
•
Local stress measurements have been conducted.

However, the following data gaps are identified:

•
There are no underground mapping data, as would be expected for a project that has not been developed.
•
The presence, location and extent of degraded rock mass quality areas are not well known, although modeling efforts were made to improve the current understanding.
•
Results from local stress measurements show some variability in both magnitude and orientation.
•
Some geomechanical domains have insufficient strength testing data. The datasets for elastic properties are relatively small (five data points or less).

To address the above data gaps, the following supplemental data collection is recommended:

•
As underground development starts, underground mapping should be conducted as soon as possible to confirm rock mass conditions and joint sets orientation.
•
The presence, location and rock mass conditions of the degraded rock mass quality areas should be investigated. As such, it will be important to validate the location and thickness of the interpreted property-scale structures. A better definition and 3D understanding of the zones with lower quality (weathered areas) is needed for detailed and reliable planning of the stoping area.
•
As underground development progresses, field observations should be conducted to validate the measured stress field. This is done by observing the location of shear failure around the perimeter of isolated horizontal and vertical development and deducing the stress field orientation with respect to their orientation. If discrepancies are observed, supplemental in situ stress measurements should be conducted at several depths to constrain the pre-mining stress regime.

156 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

•
Additional strength testing data should be conducted in the weathered lamprophyre, weathered carbonatite and weathered mineralized domains. Supplemental elastic properties testing in all domains would increase the confidence in the dataset.

13.2.1.3 In-Situ Stress Conditions

Stress measurements were conducted by Agapito Associates Inc. (Agapito) at Elk Creek in Fall 2014. Measurements were done using the Sigra over-coring stress test tool. This technique enables a calculation of the magnitudes and orientation of the principal stresses in the plane perpendicular to the borehole axis. Testing was conducted between 425 ft (130 m) and 2,180 ft (665 m) below surface. A total of thirteen (13) tests were attempted, yielding eight successful tests.

Table 13‑2 summarizes the in-situ stress tensor considered for the Project, based on the stress testing results.

Table 13‑2: In-situ stress conditions considered for the Elk Creek Project

Principal stress component	Orientation (dip/azimuth)	Magnitude (MPa)
Major principal stress σ1	00° / 072°	0.036 z Where z is the depth in meters
Intermediate principal stress σ2 = σv	90° / 000°	0.029 z
Minor principal stress σ3	00° / 162°	0.021 z

Source: A2GC, 2026

13.2.1.4 Rock Mass Geomechanical Domains

For the purpose of geomechanical analyses and designs, the rock mass volume is typically divided into geomechanical domains with similar geological, structural and rock parameter characteristics. The domaining approach was refined based on the updated geological model, on the logged rock weathering index and on the geomechanical data collected in the 2025 investigation campaign.

The Elk Creek deposit is contained within carbonate rocks whose boundary lies well beyond the property. The carbonates are generally strong, hard and brittle rock masses, sparsely jointed to blocky. They are very heterogenous in nature exhibiting numerous macro and micro defects and frequent lithological changes. The initial domaining approach grouped all lithologies within the hanging wall, footwall and mineralized rocks into three (3) geomechanical domains.

Some areas within the carbonate rocks with significantly lower rock mass quality have been identified (higher degree of fracturing, higher degree of rock alteration); these areas are referred to as weathered areas (their logged weathering index in the drillhole database is usually high). A concentration of weathered rock was identified to the west of the orebody and hanging wall, but there are also other areas to the east. A conceptual weathering model was built and used to guide the geomechanical domaining approach.

The carbonate rocks are overlain by Pennsylvanian sedimentary rocks. Those exhibit various intensities of foliation, this foliation being generally sub-horizontal. The contact between the Pennsylvanian sediments and the carbonate rocks is generally weathered over several meters.

Seven (7) geomechanical domains are considered for the Elk Creek project:

157 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

(1)
Pennsylvanian sediments: limestone, mudstone and, to a lesser extent, sandstone found in the first 820 ft (250 m) (shallowest)
(2)
Carbonatite: rock forming the main orebody with a dominant carbonatite composition
(3)
Weathered carbonatite: pockets of carbonatite exhibiting significantly degraded rock mass quality
(4)
Lamprophyre: rock forming the main orebody with a dominant lamprophyre composition
(5)
Weathered lamprophyre: pockets of lamprophyre exhibiting significantly degraded rock mass quality
(6)
Mineralized domain: carbonatite identified as being mineralized
(7)
Weathered mineralized domain: pockets of mineralized carbonatite exhibiting significantly degraded rock mass quality

13.2.1.5 Intact Rock Properties

Intact rock strength was evaluated with laboratory strength tests on selected samples. Unconfined compressive strength tests with and without measurements of elasticity parameters (UCSE and UCS, respectively), Brazilian tensile strength tests (BTS) and triaxial compressive strength tests (BTS) were conducted. The number of valid intact rock strength laboratory tests per geomechanical domain used to establish intact rock strength envelopes is given in Table 13‑3.

Table 13‑3: Number of valid intact rock strength laboratory tests per geomechanical domain used to establish intact rock strength envelopes.

Lithology Unit	UCSE	UCS	Triaxial	Brazilian	Total
Sediments	20	6	14	13	53
Carbonatite	5	3	14	11	33
Weathered carbonatite	7	3	7	—	17
Mineralized	8	13	20	12	53
Weathered mineralized	5	2	2	3	12
Lamprophyre	10	2	12	7	31
Weathered lamprophyre	1	—	1	—	2
Total	56	29	70	46	201

Source: A2GC 2026

Hoek-Brown intact rock strength envelopes (Hoek, 1994) were obtained for each geomechanical domain by Bayesian fit through the selected datapoints. The intact rock mechanical properties per geomechanical domain are shown in Table 13‑4. Tests that have failed along a pre-existing discontinuity were excluded from the analysis.

Table 13‑4: Summary of intact rock mechanical properties per geomechanical domain.

Geomechanical domain	UCS (1)	BTS (2)	E (3)	𝜈 (4)	Density	𝜎ci (5)	mi (5)
Sediments	10,890 psi (73 MPa)	770 psi (5.3 MPa)	3.63 Mpsi (25 GPa)	0.29	156.1 lb/ft3 (2,500 kg/m3)	10,010 psi (69 MPa)	16.5
Carbonatite	17,985 psi (124 MPa)	1,405 psi (9.7 MPa)	11.02 Mpsi (76 GPa)	0.30	181.7 lb/ft3 (2,910 kg/m3)	21,900 psi (151 MPa)	21.1

158 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Geomechanical domain	UCS (1)	BTS (2)	E (3)	𝜈 (4)	Density	𝜎ci (5)	mi (5)
Weathered carbonatite	6,235 psi (43 MPa)	-	7.54 Mpsi (52 GPa)	0.25	176.7 lb/ft3 (2,830 kg/m3)	15,665 psi (108 MPa)	19.7
Mineralized	23,785 psi (164 MPa)	1,350 psi (9.3 MPa)	10.88 Mpsi (75 GPa)*	0.28*	189.8 lb/ft3 (3,040 kg/m3)	23,060 psi (159 MPa)	19.9
Weathered mineralized	20,885 psi (144 MPa)	710 psi (4.9 MPa)	10.44 Mpsi (72 GPa)	0.28	181.7 lb/ft3 (2,910 kg/m3)	15,665 psi (108 MPa)	26.3
Lamprophyre	21,755 psi (150 MPa)	1,365 psi (9.4 MPa)	9.28 Mpsi (64 GPa)	0.29	180.4 lb/ft3 (2,890 kg/m3)	16,680 psi (115 MPa)	15.1
Weathered lamprophyre	28,570 psi (197 MPa)*	-	7.69 Mpsi (53 GPa)*	0.29*	172.3 lb/ft3 (2,760 kg/m3)	11,315 psi (78 MPa)	14.0

Notes:

(1) unconfined compressive strength

(2) indirect splitting tensile strength (Brazilian Tensile Strength tests)

(3) Young’s modulus

(4) Poisson’s ratio

(5) sci, mi: Hoek-Brown parameters

* only one sample available

13.2.1.6 Property-Scale Structures

Property-scale structures were interpreted by SRK in 2016 based on drillcore data (RQD and lithological information) and the Televiewer orientation dataset. A total of 31 structures have been identified. Based on the evidence of structures being crossed in the drillcore, this model seems to be generally concordant (although some depth mismatches were observed). Conversely, many features crossed in the drillcore are not captured at the scale of this structural model.

As underground development progresses, the presence, location and extent of the property-scale structures should be confirmed.

13.2.1.7 Rock Mass Jointing

For joint sets interpretation, the carbonatite, mineralized, and lamprophyre (weathered and unweathered) geomechanical domains were grouped. The resulting sub-dataset is referred to as the carbonatite structural domain. The Pennsylvanian sediments constitute the second and distinct structural domain. The orientation of the mean joint sets is provided in Table 13‑5, per structural domain. The stereonets are shown in Figure 13‑1. The stereonets are shown in Figure 13‑1.

The Televiewer dataset shows high variability, reflecting the heterogeneous nature of the rock mass. In the carbonatite, joint set 1 is major and apparently more related to fracturing. Joint set 2, more related to foliation and contacts, also seems to be major but is more randomly distributed. Joint sets 3 and 4 are minor and could be seen more as areas on the stereonet where there are many random joints.

In the sediments, the dominant structural trend is sub-horizontal and related to their foliated nature. Some sub-vertical joints have also been logged. Their orientation trend is reported, although minor compared to that of the sub-horizontal set that remains the main driver.

159 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Table 13‑5: Summary of mean joint set orientations per structural domain

Structural Domain	Set	Area definition on stereonet	Average within the area
Carbonatite	1	Cone Dip: 70° Dip direction: 155° Cone angle: 33°	Dip: 69° Dip direction: 155°
	2	Cone Dip: 28° Dip direction: 063° Cone angle: 40°	Dip: 29° Dip direction: 065°
	3	Window Dip: 55 to 95° Dip direction: 190° to 260°	Dip: 75° Dip direction: 220°
	4	Window Dip: 50 to 80° Dip direction: 320° to 030°	Dip: 64° Dip direction: 357°
Sediments	H	Cone Dip: 00° Dip direction: 155° Cone angle: 30°	Dip: 01° Dip direction:268°
	1	Window Dip: 72 to 102° Dip direction: 125° to 175°	Dip: 87° Dip direction: 148°

Notes:

(1)
Dip is measured downwards from horizontal and varies between 00° (horizontal) and 90º (vertical). Values greater than 90° indicate that the window continues on the other side of the stereonet.
(2)
Dip direction varies clockwise from north (North is 000°, East is 090°, South is 180° and West is 270º).

Carbonatite	Sediments

Open and closed joints, with Foliation and Contact (Sediments excluded) (18694 poles)

0°
45°
90°
135°
180°
225°
270°
315°
1
2
3
4
Density (%)
15
12
9
6
3
0

Source: A2GC 2026

160 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Figure 13‑1: Lower hemisphere equal angle plots showing the structural data and joint sets interpretation per structural domain

13.2.1.8 Rock Mass Classification

Geomechanical core logging data were processed according to the Q-system (Barton et al., 1974; Grimstad & Barton, 2014; NGI, 2022). Rock mass quality has been assessed by geomechanical domain. The Pennsylvanian sediments, carbonatite, lamprophyre and mineralized domains are classified as ‘Good’ quality rock masses quality rock masses in the Q-system (30th percentiles and median values between 10 and 40). The weathered rock masses are classified as Fair in the Q-system (30th percentiles and median values between 4 and 10).

The rock mass classification results are provided in Table 13‑6 in terms of 10th, 30th and 50th percentile of the distribution of the ratings weighted per drill hole interval length. These percentiles, which can be considered on the conservative side, are commonly used for projects at this level of study.

It should be pointed out that the RQD values of the entire dataset are variable, with very high and very low values (8% of the drilling intervals logged in geomechanical drillholes have a RQD value lower than 25%). This is in accordance with the general rock mass aspect.

Table 13‑6: Summary of rock mass classification per geomechanical domain

Geomechanical domain	Q’-system*
	10th percentile	30th percentile	50th percentile
Sediments	12	33	50
Carbonatite	3.5	12.8	25
Weathered carbonatite	2.0	4.6	7.3
Mineralized	4.3	9.8	18
Weathered mineralized	2.1	6.7	12.4
Lamprophyre	8.2	24	47
Weathered lamprophyre	1.6	4.8	7.4

Source: A2GC 2026

Notes:

(1)
*Assuming dry conditions and excluding the influence of active stresses (excluding the Jw and SRF factors).

13.2.1.9 Anticipated Rock Mass Behaviour

The anticipated rock mass behaviour can be differentiated into the following main categories:

•
From surface to approximately 2135 ft (650 m) in depth (approximately 58% of the project tonnage, between levels L250 and L650):
o
Due to the low stress conditions, the rock mass behaviour around the openings is expected to be largely structurally controlled and influenced mainly by the occurrence, spacing, persistence and characteristics of the natural discontinuities, as well as their intersections.
o
The ground instabilities in stopes and around development is anticipated to be controlled by the relaxation of the jointed rock mass, which could result in gravity-driven wedge instabilities.

161 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

o
Due to relaxation, the dilution off the stope walls can be expected to be particularly sensitive to the length of time the stopes will remain open and the rock mass damage originating from drilling and blasting practices.
o
Minimum to no rock mass damage due to the induced stresses is expected to occur around typical stopes in this depth range, except in sectors of lower rock mass quality, for example in shallow stopes close to the Pennsylvanian contact.
•
From 2135 ft (650 m) to 3280 ft (1,000 m) in depth (approximately 42% of the project tonnage, between levels L650 and L930):
o
This depth range will constitute a transition between mainly relaxation-induced instabilities to stress damage-driven instabilities. The former are structurally controlled whereas the latter are controlled by the strength of the rock and healed discontinuities (such as veins).
•
With increasing depth, development could sustain some stress-induced damage near the mining fronts where stresses concentrate ahead of mining. The high stress front can be expected to concentrate close to the excavations (i.e., typically one stope strike length ahead and within the same retreating panel). Its intensity will increase with depth.
•
Higher stress mining fronts are expected only in lead primary stopes and the first panels in the secondary stopes. The second, third and beyond panels are anticipated to be in the stress shadow (i.e., in deconfined ground), even at depth.
•
Sill pillar levels (approximately 14% of the project tonnage)
o
Sill pillar levels are created where mining fronts will merge (vertically). The following levels are concerned: L490 and L690. The bottom-up sequence will push ground stresses upwards and concentrate them in sill pillars. Stress concentration increases should start to be tangible in the L690 sill pillar. Stress concentration on sill levels is anticipated to lead to spalling and local instabilities, as well as slippage and deformation along geological discontinuities. No rock bursting conditions are expected largely because all stopes are shallower than 3,280 ft (1,000 m). Some operational challenges are likely to be encountered during the mining of sill pillar stopes at depth, particularly in the lead stopes.
•
Poor rock-mass quality areas (evaluated at 15% of the project tonnage):
o
The rock mass in the vicinity of the interpreted property-scale faults is expected to be of lower quality. Areas of weathered rock mass have also been identified. Stopes located in and close to these areas can be expected to produce higher levels of dilution and require additional ground support.
o
Areas of poor rock mass quality could provide conduits for water infiltration into mine workings. FLAC3D numerical simulations did not consider hydrogeological effects.
•
The main joint set orientations are expected to be highly variable throughout the deposit. The geometry of gravity-driven wedge instabilities is thus anticipated to vary throughout the mine. At the scale of a drift, the large variability and complexity of the rock mass jointing is anticipated to result in variable conditions in terms of wedge instabilities.

162 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Development crossing property-scale structures will encounter lower rock mass quality and unraveling conditions. Other small-scale faults and geological features can also be expected to influence the rock mass behaviour locally.

Note that the mining sequence is planned to be progressing from the center of a horizon towards the abutments (i.e., there are no converging mining fronts within a horizon) to manage mining-induced stresses.

13.2.2 Geomechanical Guidelines for Mine Design

The geomechanical recommendations and guidelines presented below are based on geomechanical assessments that included empirical methods (stope dimensions, dilution estimates, backfill strength requirements) and mine-wide numerical simulations of the mining sequence with the advanced explicit three-dimensional finite-difference code for continuum mechanics engineering applications FLAC3DTM (Itasca, 2019).

This section is summarized from the rock engineering study completed in support of the mine design (A2GC, 2026b). The rock engineering study was completed based on the life of mine stope layout and mining sequence dated March 13, 2026.

13.2.2.1 Stope Dimensions and Dilution Estimates

The planned mining method is transverse longhole open stoping. The stopes are planned to be backfilled with cemented paste backfill. Stope dimensions were first established for the individual stopes to be stable according to the empirical Stability Graph method (Mathews et al., 1980; Nickson, 1992; Potvin, 1988), amongst others) and to have an external dilution of less than 3 ft (1.0 m) according to the equivalent linear overbreak/slough (“ELOS”) empirical method (Clark, 1998). These dimensions were later tested with the numerical modelling analyses.

The stope dimensions considered for the economic evaluation of the deposit are:

•
Vertical height between levels (floor-to-floor): 130 ft (40 mH)
•
Panel width (transversally, east-west): 50 ft (15 mW).
•
Maximum stope strike length (longitudinally, north-south): 50 ft (15 mL).

Following the numerical analyses – where local stress magnitudes, lithology effects and the interaction between stopes were examined more explicitly – the empirical ELOS estimates (i.e., less than 3 ft (1 m)) were maintained. The two main numerical assessment criteria to estimate dilution were the plastic state of the rock mass and its confinement level (minimum principal stress magnitude). Little rock mass failure is predicted from the numerical analyses, confirming the limited potential for dilution. However, in the weathered areas, estimated to represent about 15% of the production stopes, higher dilution is anticipated (up to 3 ft (1.0 m) or even 7 ft (2.0 m) in some cases).

In the end, an average ELOS of 6% in primary stopes and 9% in secondary stopes was considered in the economic evaluation of the deposit. For 50 ft-long (15 m-long) and wide stopes, this corresponds to 3.0 ft (0.90 m) and 4.4 ft (1.35 m), respectively, and is a conservative estimate.

These analyses are dependent on the pre-mining stress regime (orientation and magnitude). As stress data and observations become available and as mining experience is gained, the pre-mining stress regime should be confirmed. If the maximum principal stress magnitude is higher than anticipated, the potential for dilution could be higher. Conversely, if the maximum principal stress

163 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

orientation shows evidence of being more parallel to the orebody strike rather than perpendicular to it (as assumed), the potential for dilution could be lower.

Stope dimensions being an important control to reduce the potential for dilution, efficient mitigation measures should also be implemented and maintained during production, including the following:

•
Good blasting techniques, in terms of design and QA/QC. In particular, blasthole accuracy will be critical as any loaded blasthole deviating into a stope wall will immediately cause significant dilution;
•
Quick mucking following blasting; and,
•
Prompt backfilling, to further minimize the amount of time stopes will remain open.

13.2.2.2 Dimension of Pillars

Sill Pillar Mining

Two sill pillars will be created in the mining sequence (on levels L490 and L690). These sill pillars are planned to be extracted during the mining sequence. The thickness of the sill pillars is planned to be 131 ft (40 m) (similar to the rest of the stopes).

The anticipated stress conditions in the sill pillars were assessed based on numerical modelling results. The main assessment criterion was the pre-mining stress magnitude: the more stresses accumulate in a sill pillar prior to mining, the more operational challenges can be expected during its recovery.

None of the sill pillars are forecasted to yield (fail) prior to mining. Operational challenges due to mining in highly stressed ground are expected for the lead stopes of the first panel to be mined in the sill pillars at L690.

To reflect the operational rock mechanics-related challenges anticipated during mining of the sill pillars, a 62.5% estimated recovery was applied to all sill pillars. Increasing stoping cycle time (by 60-75% of the normal mining rate) and/or adding rehabilitation costs and delays could also be considered for the deeper sill pillar.

Waste Rib Pillars

Rib pillars are not planned to be left in place as part of the selected mining method. However, waste rib pillars could be left in place when the mineralization is not continuous. Some instances of waste rib pillars were present in the proposed stope layout. Such pillars should maintain at least a 1:1 aspect ratio, i.e., maintain the rib pillar strike length equal to, or longer than, the diluted horizontal width of the widest abutting stope. At depth, it would be preferable to systematically mine small rib pillars (with an aspect ratio less than 1:1) to avoid stress concentration and seismicity related issues. Waste rib pillars at depth with an aspect ratio up to 2:1 may benefit from their own specific stability analyses.

Crown Pillar

The orebody being contained within the carbonate rocks beneath the 820-ft (250-m) thick Pennsylvanian sediments, there is no crown pillar as such in the Elk Creek Project.

164 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

13.2.2.3 Backfill Strength Requirement

The production stopes will be backfilled with cemented paste backfill. Minimum backfill strength requirements were estimated for longitudinal mining using various common backfill limit equilibrium stability methods, namely the Mitchell (1982), and Li & Aubertin (2012 and 2014) approaches. In all cases the exposed backfill height was 130 ft (40 m), the backfill had a density of 137.3 lb/ft3 (2200 kg/m3) and a friction angle of 30° was considered, along with a factor of safety of 1.5. Based on the range of results provided by these methods, the A2GC recommendation is to maintain a minimum backfill UCS of 60 psi (400 kPa). In addition to ensuring self-standing exposed paste walls, this strength value would also prevent liquefaction triggered by nearby blasting.

Note that stopes sitting immediately above sill pillar stopes will require higher backfill strength as they will be undercut during sill mining. For these stopes the minimum UCS required is in the 75 to 145 psi (0.5 to 1.0 MPa) range, depending on geometry and to be confirmed by site-specific analyses. The higher strength will also be beneficial to reduce backfill dilution from blasting.

13.2.2.4 Seismic Conditions

Considering that:

•
Most of the mining will occur at a depth of less than 1475 ft (450 m) for the first years;
•
The mining sequence does not create converging pillars (except for the sill pillars);
•
The footprint of the orebody is not overly large (strike length less than 2295 ft (700 m) and at most 330 ft (100 m) wide); and,
•
The rock mass is generally not overly stiff, strong and brittle.

Problematic seismicity is not anticipated early in the mine life. Therefore, there is no stringent need to install a seismic system at the very start of the project. However, it will be important to closely monitor any signs of seismicity reported by the operations as the mine deepens. Typically, and as the numerical modelling analyses also suggest, seismic conditions could develop starting at a depth of around 2135 ft (650 m) in sill pillar stopes and will further increase with depth, and particularly in the lead stopes. If such signs start to appear, then a sufficiently sensitive and accurate seismic monitoring system should be promptly installed, and related triggered action response plans (TARPs) developed and implemented.

The costing of the installation of a microseismic monitoring system that would be installed at some point in the life of mine (sometime during the first few years so that reliable background seismic levels can be established), should be considered in future financial forecasts, especially if there is a potential to extend the mine deeper than the maximum depth considered in the current study.

13.2.2.5 Infrastructure Proximity Relative to Ore Body

Fixed infrastructure proposed locations were assessed based on numerical stress modelling results. The infrastructures and development were not explicitly included in the simulations at this stage and therefore the modelling results do not take into account the stress redistributions due to the presence of all future underground openings. The main assessment criteria were the variation of stress due to mining, the loss of confinement and the stress increase (relative to the strength of the intact rock) at the proposed underground infrastructure locations, but at this stage without physically including these excavations in the model.

165 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

The assessed infrastructures include:

•
Ramps
•
Levels accesses and main level drives (longitudinally following the orebody)
•
Ventilation raises (two segments in the first mining horizon only)
•
Ore passes (one for each mining horizon)
•
Underground shops (located on levels L450 and L650)

Based on the numerical modelling results and a general review of the currently planned infrastructure locations, the following were concluded.

•
The ramps are located within the area affected by mining (from a stress change perspective) but are not expected to be subjected to stress-induced damage (no excessive stress variation is anticipated).
•
The level accesses, linking the ramps to the level main drives, hence transitioning from a low mining-induced stress change area to closer to the mining area, will experience stress changes as they get nearer the orebody. Based on the modelling results, the level accesses in the analysed layout are not expected to experience excessive stress changes.
•
Main level drives are expected to be subjected to some stress-induced damage, particularly at depths below 1870 ft (570 m) (L570 and deeper). This has been taken into account in the ground support requirements (rehabilitation anticipated at least once or twice during the life-of-mine).
•
The ventilation raises, the ore passes and the underground shops are located within areas affected by mining but are not expected to be subjected to stress-induced damage.

13.2.2.6 Ground Support

Ground support requirements were derived with both empirical guidelines and limit equilibrium gravity driven wedge analyses. They were derived for costing purposes, based on current data and their interpretation, the assessments performed and A2GC’s experience.

Ground support consists of various combinations of rebar bolts, friction sets, cable bolts, mesh screen and shotcrete. Support was selected based on several parameters including excavation size, location and planned service time, local geology, mining-induced stress changes, as well as other factors that could affect its performance.

A high-level summary of the ground support recommendations is given hereafter. Please refer to A2GC, 2026b for accompanying notes and details (e.g., length of ground support elements, spacing and pattern).

•
Ramp and other permanent infrastructures such as level accesses: rebar bolts in the back and in the walls, with mesh screen
•
In adverse conditions, a layer of shotcrete is to be added, and Swellex may replace the rebar bolts for easier installation. This is considered for 30% to 50% and 15% to 40% of the Sediment and Carbonatite rock units, respectively.

166 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

•
For best practice, development faces should be supported with friction bolts and mesh screen.
•
Ore drives: Swellex bolts in the back and SplitSets in the walls, with mesh screen.
•
Intersections: secondary support added in the back (resin-grouted threaded bar bolts, or tensioned-plated single-strand plain cablebolts).
•
Permanent stationary infrastructures (refuges, parking areas, garages, shops): rebar bolts in the back and in the walls, with mesh screen, and secondary support in the back (resin-grouted threaded bar bolts, or tensioned-plated single-strand plain cablebolts) with shotcrete.
•
Vertical raises: rebar bolts in the walls, with mesh screen and possibly a shotcrete layer, depending on conditions. Note that ore passes and inter-level ventilation raises with no man entry can be left unsupported if in good ground.
•
Stopes: tensioned-plated single-strand plain cablebolts in the back
•
For cost estimation purposes, this recommendation should be applied to about 20% of primary stopes and up to 60% of secondary stopes in unweathered rock.
•
Stopes in adverse conditions (about 15% of the stopes) can be expected to require additional cablebolting.
•
Cablebolts should also be installed in the face for the first stope in sequence.
•
All stopes will be paste backfilled.
•
Surface boxcut excavation (under construction at the time of writing): rebar bolts in the face and in the walls, with mesh screen and shotcrete.
•
Mine portal (under construction at the time of writing): rebar bolts with mesh straps and shotcrete in the back and walls in the first 32.8 feet (10 meters) of the ramp. Mesh straps across the brow.

The ground support needs should be reassessed once the rock mass conditions and behaviour are confirmed once underground access becomes available. Changes in ground conditions will need to be monitored and ground support modified accordingly.

13.3 Hydrogeology Design Parameters

The hydrogeology of the deposit was characterized based on four phases of work:

Phase I:

The first phase of hydrogeological characterization was conducted during Phases 1 and 2 of the core drilling program and consisted of packer testing, installation of piezometers, and measurement of water levels (SRK, 2017). Specifically, the program included:

•
42 downhole packer-isolated injection and airlift tests in drill holes.

167 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

•
Installation of six 2“ PVC standpipe piezometers isolated in the carbonatite and open to large intervals of the deposit.
•
Installation of two nominal 2“ PVC standpipe piezometers isolated in the 600 ft thick Pennsylvanian aquitard above the carbonatite.
•
Frequent measurement of water levels in open drill holes and piezometers over a period of six months.

Phase 2:

Following the second phase of resource-related core drilling, a 10-day airlift pumping test was completed using a deep, open, vertical PQ drill hole as a pumping well (SRK, 2017). Water levels from the surrounding piezometers were recorded over the duration of the test and for several weeks following the test.

Phase 3:

The third phase of hydrogeological characterization involved installation of two multi-level piezometers and a deep 6” diameter injection well completed to depths of 2,800 feet, followed by the performance of a nominal 30-day injection test (SRK, 2017). The piezometers were completed within the carbonatite at distances between 0.4 to 0.8 miles from the center of the injection well, which was located at the center of the orebody. The injection test was chosen as a test method over a standard pumping test due to the salinity of the groundwater and the expense of handling the discharge water. During the injection test, surface water from Todd Creek was injected at rates of between 350 to 480 gpm over a period of 33 days, including downtime. Response to the injection test was monitored over the duration of the test and for more than eight weeks following the test.

Phase 4:

The fourth phase of geohydrological characterization was conducted in 2025 during Phase 3 of the core drilling program, and involved the characterization of the hydraulics, porosity and groutability of the carbonatite (ABC, 2026). The program involved the detailed logging of water take and voids in the 15 coreholes drilled in 2025, detailed flow testing of three of the boreholes for permeability and hydraulic characterization of voids, and direct demonstration of groutability of the carbonatite in three boreholes using a variety of grout mixes.

Groundwater hydrogeological characterization data collected in the four phases described above was completed by SRK, NioCorp, ABC, DGC, and the contract drilling companies present at the project site in 2014, 2015, and 2025. The data collection was conducted by Professional Hydrogeologists, Geologists, and Engineers in accordance with established procedures modified to be effective in the conditions presented at the Elk Creek mine site (ABC, 2026; SRK, 2017).

13.3.1 Conceptual Hydrogeology

The Elk Creek Deposit is hosted in the Elk Creek Carbonatite, a volcanic carbonatite plug located in south-east Nebraska. The carbonatite plug is 3 to 4 miles in diameter and contains the orebody at its approximate center (Figure 13‑2).

The carbonatite plug was vertically injected upward through and is surrounded by Precambrian age silicious rocks, which are of low permeability. This prevents significant lateral movement of water to or from the carbonatite, and together with the overlying marine sediments encloses the sodium

168 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

chloride brine in the carbonatite. The brine appears to be a remnant of connate sea water captured in the carbonatite plug during the Late Cretaceous period 66 to 94 million years ago, when the site was covered by an inland sea (Naugle, 2018).

The geology local to the orebody generally consists of a 50 to 100 ft thick layer of variable permeability Pleistocene-aged glacial till overlying 600-ft thick low-permeability Pennsylvanian-aged marine sediments, which rest on top of a moderate overall permeability Cambrian carbonatite volcanic plug extending to great depth (Figure 13‑3).

Source: ABC 2026

169 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Figure 13‑2: Regional Hydrogeology

Source: ABC 2026

Figure 13‑3: Hydrogeology of the Elk Creek Mine – view looking northeast

170 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Glacial Till

Pleistocene-aged glacial till covers the surface of the site, to a depth of between 40 to 100 feet. It is variably permeable, with lenticular glacial outwash features providing potable water to shallow wells that service local agriculture and homes. Water levels in these wells are typically within 30 ft of the ground surface.

Pennsylvanian Sediments

The Pennsylvanian sediments are made up of marine limestone, shale, and mudstone. The hydraulic conductivity of the Elk Creek Pennsylvanian Sediments has been evaluated by packer tests, active flowmeter tests, and laboratory tests on intact core. The results are compiled on Figure 13‑4 and the average is:

Hydraulic conductivity of the Elk Creek Pennsylvanian Sediments = 0.002 ± 0.001 gpd/ft² (10-9 m/s)

These marine sediments are functionally impermeable and will provide little groundwater inflow to the mine access drives and associated excavations The unit also functions as an aquiclude for vertical water movement, and effectively isolates the potable groundwater in the overlying glacial till from the brine in the carbonatite below.

Water levels in wells completed in the Pennsylvanian marine sediments are typically 150 feet below ground surface, indicating a vertical downward head gradient from the glacial till above to the carbonatite below. However, due to the very low vertical permeability of the sediments, there is essentially no vertical downward groundwater flow through them, even over geological time scales.

Cambrian Carbonatite

The Cambrian age carbonatite unit is a volcanic plug made up of carbonatite (volcanic calcium-magnesium-iron carbonate) with siliceous lamprophyre rock masses interspersed throughout. The intact carbonatite and lamprophyre rocks are essentially impermeable, and the rock mass is generally lightly fractured, resulting in locally low hydraulic conductivity. However, the carbonatite is intersected by a small number of widely spaced, narrow, extensive and connected void zones. These are interpreted to be related to faulting and hydraulic fracturing that occurred during volcanic carbonatite emplacement and hydrothermal ore emplacement (ABC, 2026; SRK, 2017). These widely spaced void zones are the primary conduits for groundwater flow in the carbonatite and form a three-dimensional groundwater-flow network.

Hydraulic Conductivity

The hydraulic conductivity of the Elk Creek carbonatite has been evaluated by pump tests, injection tests, packer tests, active flowmeter tests, and laboratory tests on intact core. The results are compiled on Figure 13‑4 and the average is:

Hydraulic conductivity of the Elk Creek Carbonatite = 3.3 ± 2.5 gpd/ft² (2×10-6 m/s)

The results in Figure 13‑4 show four orders of magnitude range of permeability for a single geological rock type (carbonatite). This is unusual in geohydrology studies. The explanation is one of scale: the impact of the sparse high permeability void zones distributed through the otherwise functionally impermeable intact carbonatite. On the left of the figure there are four long packer tests which have hydraulic conductivity less than 0.001 gpd/ft² (5×10-9 m/s). This is approximately the permeability of intact carbonatite and lamprophyre (based on 28 laboratory permeability tests), indicating that

171 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

the packer interval tested included no void zones, or any other significantly permeable features in the hundreds of feet of rockmass tested. To the right are the results of testing borehole intervals which are much more permeable; this permeability comes from one or more highly conductive void zones encountered in the test section. The hydraulic conductivity of a single void is proportional to the cube of the aperture, so variations in aperture creates large variations in permeability (Hoek & Bray, 1974). The observed large variation supports the conclusion that the permeability in each test is caused by a few narrow voids with varying aperture widths.

Source: ABC 2026

Figure 13‑4: Hydraulic Conductivity of Geologic Materials at the Elk Creek Mine

172 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Porosity

The void zones are also the main source of drainable porosity in the carbonatite. Drainable porosity is a key parameter for mine hydrology, as it controls the amount of water that will drain from the rock once the porewater pressure has been relieved. In addition – of importance to this project – at this site these voids have been shown to be large enough to be groutable, so it is also the groutable porosity: the volume of cured grout that would be required to seal a unit volume of carbonatite against flow.

In Phase 4 of the Elk Creek hydrology investigation drainable porosity was evaluated by core analysis of vugs and voids, downhole geophysical surveys of voids, and flowmeter tests of circulation loss (ABC, 2026). The result is:

Groutable porosity of the Elk Creek carbonatite = 0.09% ± 0.05%

This is very low porosity for a carbonate or volcanic rockmass. The voids that make up the groutable porosity are relatively large – between 1 inch and 3 inches aperture. However, they are very sparse, with a spacing ranging from 100 to 500 feet of borehole.

By contrast, the primary porosity of the intact carbonatite rocks is 1% or less, which is typical of an intact rock of almost any type. Permeability testing demonstrated that the porosity in the intact rock was effectively unconnected to the secondary porosity, due to the very low intact rock permeability (Figure 13‑4, shaded area).

13.3.2 Mine Inflow Control

13.3.2.1 Mine Inflow

Inflow with no controls

Based on the mine design in this report the mining will take place in a block of material within the carbonatite with the following approximate dimensions:

Length (L) = 2,500 feet (NW-SE)

Width (W) = 1,000 feet (NE-SW)

Height (D) = 2,400 feet (600 feet to 3,000 feet below ground surface)

The carbonatite block is submerged in brine with a current average piezometric surface 300 feet below ground surface. This brine exerts an average hydraulic head on the sides of the mined block as follows:

Hydraulic head (H) = AVERAGE(600 ft, 3,000 ft) — 300 ft = 1,500 ft (650 psi)

The average hydraulic conductivity of the carbonatite in the vicinity of the orebody was found by large-scale pumping tests to be in the order of 4 gpd/ft² (2x10-4 cm/s) (SRK, 2017).

Using these data, the peak inflow to the mine during mining without any external inflow control is estimated by treating the mine as a large diameter well (Figure 16.3-4). Computations use the steady state radial flow equation (Theim, 1870):

Q ≈ 2 π D K H / ln(R/r)

173 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

where: Q = mine inflow [gpm]

D = height mine exposed to carbonatite [2,400 ft]

K = hydraulic conductivity of carbonatite [4 gpd/ft² = 0.0028 gpm/ft²]

H = average drawdown at the mine opening [1,500 ft]

r = effective well radius of mine [≈ 1,000 ft]

R = radius of influence of mine [radius of carbonatite ≈ 10,000 ft]

Thus:

Q ≈ 2π*(2,400 ft)*(0.0028 gpm/ft²)*(1,500 ft) / ln(10,000 ft/1,000 ft) ≈ 26,000 gpm

This inflow is judged to be in excess of the inflow that could be safely allowed to flow into the mine or could be timely dewatered ahead of mining.

Source: Adrian Brown Consultants 2026

Figure 13‑5: Mine inflow with no controls — Schematic

Inflow with grouting control

Accordingly, the decision was taken in the mine planning process to control the mine inflow and make the mine safe for operation by grouting the mining block. This would plug the karst voids with cement grout, which has a hydraulic conductivity of approximately 0.0004 gpd/ft² (2x10-8 cm/s) (Carmichael & Arulraj, 2017; Whiting, 1988). Intact carbonatite in the mining block has a hydraulic conductivity of approximately 0.002 gpd/ft² (7x10-10 m/s) (Figure 13‑4). Filling the karst voids within that material with cement grout would reduce the overall hydraulic conductivity of the grouted volume to that of the carbonatite intact rock.

The grouting program is designed to limit the average mine inflow to 200 gpm, which is manageable from a dewatering and a water treatment perspective. To achieve this objective, it is necessary to grout the entire mining block to a minimum of 150 feet outside the proposed mined excavation, computed as follows.

174 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

As the mining progresses the grouted mining block will be "hollowed out", as the orebody is removed for processing, leaving a minimum 150-foot-wide grouted carbonatite flow barrier on all sides of the excavated mine. The mine will be at least partially backfilled with cemented fill after ore is extracted, but no credit is taken for the further resistance to inflow which this will create.

Inflow to the interior of the mine through all sides of the grouted mine block at the end of mining is shown Figure 13‑6, and is computed using Darcy’s Law (Darcy, 1856):

Q = K I A

where: Q = inflow through all sides and the base of the orebody block [gpm]

K = hydraulic conductivity of grouted carbonatite [0.002 gpd/ft²]

H = average hydraulic head across flow barrier [1,500 ft]

L = thickness of flow barrier [150 ft]

I = hydraulic gradient = H / L' = (1,500 ft) / (150 ft) = 10 ft/ft

A = area = 2*[(2,500 ft+1,000 ft)*(2,400 ft) + (2,500 ft*1,000 ft)] ≈ 22,000,000 ft²

Thus, the peak steady brine inflow to the grouted Elk Creek mine at the end of excavation is approximately:

Q ≈ (0.002 gpd/ft² / 1,440 min/day)*(10 ft/ft)*(22,000,000 ft²) ≈ 300 gpm

Source: ABC 2026

Figure 13‑6: Mine inflow with grout control — Schematic

13.3.2.2 Groutability of the Elk Creek Orebody

Groutability of fractured karst rock depends on the ability to deliver grout to the fractures and voids in the rock, and thereby to largely eliminate the ability of those conduits to convey groundwater to the mine workings. Cementitious grout is a mixture of portland cement, fly ash, blast furnace slag, bentonite, and fine-grained aggregate in water. After injection the grout cures to create a low permeability solid which seals the conduits.

The Elk Creek carbonatite is an attractive candidate for grouting. It is a largely intact rockmass with a sparse network of voids. The voids can be intersected by grout injection boreholes and will readily

175 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

accept grout (ABC, 2026). There are a number of lines of evidence from the investigations of the orebody that demonstrate the groutability of the Elk Creek Orebody:

1. Geology. The Elk Creek carbonatite is made up of essentially impermeable intact carbonatite, intersected with widely spaced narrow void zones ((SRK, 2017), App. 6K). These void zones are the only significant conduits for mine inflow and are also excellent high-transmissivity conduits for injection of grout to plug them. After the grout cures the resulting grouted rockmass has an overall permeability approximately equal to the intact rockmass permeability.

2. Drilling fluid take. During exploration diamond drilling approximately 10 gallons per minute of bentonite slurry is injected into the drill string to keep the drilling bit cool, lubricate the drill string to allow continued rotation, and transport the drill cuttings to the surface. Despite this, in all fifteen (15) drill holes in the 2025 drilling program in and around the orebody, circulation of this slurry carrying the drill cuttings was lost while drilling in the carbonatite. As a result, a measured total of 1,200,000 gallons of bentonite slurry and the drill cuttings it was carrying was inadvertently injected into the carbonatite. This demonstrates the ability of the carbonatite to accept large quantities of slurry and granular materials without plugging, which is an essential component of groutability.

3. Abandonment. After drilling, all boreholes in all of the Elk Creek drill programs were abandoned under supervision by the State of Nebraska. In general, this required filling the hole to refusal with low permeability material: high-viscosity bentonite slurry, topped off with neat cement grout. In all cases, this required the introduction of a volume of abandonment materials hundreds to thousands of gallons in excess of the volume needed to plug the borehole stem, indicating that even this high viscosity and rapidly-setting plugging material moved into the carbonatite formation readily through the voids.

4. Geohydrology. Three of the boreholes drilled in the 2025 Elk Creek program were tested for permeability by performing an active flowmeter test over their full length (ABC, 2026). This testing disclosed that essentially all of the flow injected during the tests (about 16 - 18 gpm) entered the formation in a few locations, each comprising less than a foot of the borehole length of 3,000 feet (Figure 13‑4). This confirms that the permeability of the Elk Creek orebody occurs in a small percentage of its length, and that those permeable sections must be of very high permeability, typical of voids, and easily groutable.

5. Direct demonstration. At the conclusion of the 2025 Elk Creek Mine drilling program a total of three groutability tests were performed (ABC, 2026). In these tests grout was injected by hand in batches to the full depth of the borehole until refusal. A variety of grout mixes were tested, including neat portland cement, neat ultrafine cement, and cement-bentonite, with and without retarding plasticizer to reduce the slurry viscosity and increase the time that the grout remained fluid. The results are that it was possible to inject as much as 12,000 gallons of cement grout into the formation through a single hole. This injection had the ability to plug the karst sheets encountered in the borehole to a computed distance of approximately 30 feet radially from the hole before the grout cured in about two days. This result was the same for grout using portland cement and ultrafine cement, both of which required the addition of a retardant to increase the setting time to be equal to or greater than the total time required for injection.

176 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

% of injected flow in borehole
0
10
20
30
40
50
60
70
80
90
100
Marine Sediments
Carbonatite
Carbonatite
Slant depth below ground surface (m)
0
100
200
300
400
500
600
700
800
900
1000
①
②
③
④
⑤
Up run # 2
Down run # 1
Aperture Width (cm)
0
5
10
15
20
25
30
Marine Sediments
Carbonatite
Carbonatite
Slant depth below ground surface (m)
ATV Void Aperture (cm)

Test:	Spinner Flowmeter (NEC25-037_FLOW_RAW_011326.csv)	Test:	Acoustic & Optical Televiewer (NEC25-037_ATVOTV_110425.csv)
Plot:	2 meter moving average of borehole flow at depths shown	Plot:	Void aperture width at depths shown
Injection Flow:	Down run = 18.6 gpm; Up run = 16.4 gpm	Circles:	Numbered flow loss zones based on flowmeter test

Source: ABC 2026

Figure 13‑7: Geophysical tests showing widely spaced high permeability flow zones (left panel) and corresponding widely-spaced large aperture voids (right panel)

177 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

13.3.2.3 Grouting Design

Grout quantity

The void volume required to be sealed in the entire mined volume is approximately 0.09% of the mine orebody volume:

Vvoids ≈ 0.0009*(2,500 ft)*(1,000 ft)*(2,400 ft)*(7.48 gal/ft³) ≈ 40 million gallons

Thus, grouting of the entire mining block will require approximately 40 million gallons of cured grout.

Grout mix

The grout mix demonstrated to be effective for injection at Elk Creek to produce 1,000 gallons of cured grout in the carbonatite is as follows:

Portland cement: 5,000 lb

Water: 1,000 gallons

Plasticizer/retarder: 30 lb

Accordingly, the total material usage for the project grouting is:

Portland cement: 100,000 tons

Water: 40,000,000 gallons

Plasticizer/retarder: 600 tons

Cured grout volume: 40,000,000 gallons

Grouting method

Grouting of the orebody and the immediately surrounding carbonatite will be conducted in two phases:

Phase 1: Primary grouting from surface. Grouting from surface under gravity with 68 holes in a grid with an average spacing between holes of 300 feet, and a length averaging 2,500 feet.

Surface grout holes: 68 holes @ 2,500 ft ≈ 170,000 feet

Phase 2: Dental grouting from underground. Horizontal grout holes drilled through a blowout preventer in advance of each development and stope, oriented NW-SE, spaced 150 feet apart horizontally and vertically, grouted under high pressure to refusal where continuous inflow of water is encountered.

Underground grout holes: 5 holes/level x 24 levels x 2,500 ft ≈ 300,000 ft

Surface Grout Hole Design

The surface grouting will be conducted through a total of 68 deep grout holes, installed as shown in Figure 13‑8, Figure 13‑9, and Figure 13‑10.

Grouting Concept

The grouting concept is as follows:

1. Grouted carbonatite flow control wall. An outer grout wall will be constructed, with injection wells spaced at 150 feet around the ends of the planned ore stopes. Grout will be

178 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

injected to refusal, with injected grout spreading out to a minimum of 150 feet beyond the planned location of the outermost stope headwall. This grouted “shell” provides flow control to 300 gpm throughout the mine life and also provides a stable outer wall to resist the water forces created by the high-pressure brine in the adjacent brine aquifer.

2. Stoping area grouting. The stoping area inside the flow control wall will be grouted at 300 feet spacing inside the stoping area. This is designed to block any karst conduits within the stoping area, so as to minimize inrushes through conduits that have not been sealed by the flow control wall, and to minimize the underground dental grouting that would be required to seal them.

3. Access drive area grouting. Inflow to the access drives located to the southwest of the stope area will be achieved by targeted grouting at approximately 300 feet spacing. It is expected that this surface grouting will limit inflow to the drives, with any remaining inflow being sealed off with underground grout holes drilled in advance of the development drifting.

For project access timing purposes, the access drive area grouting will be conducted from southeast to northwest first, followed by the installation of the flow-control wall and stope-area grouting from southwest to northeast.

4461600
4461500
4461400
4461300
4461200
4461100
4461000
4460900
4460800
738700
738800
738900
739000
739100
739200
739300
739400
739500
739600
739700
A
A'
B
B'
LEGEND
Mine Workings in Carbonatite
Surface Grout Hole Collars
Section
Mineral Rights Boundary

Source: ABC 2026

Figure 13‑8: Grout hole location plan, showing grouting boreholes, development drifts, mining stopes and sections.

179 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

‘

Source: Adrian Brown Consultants, 2026

Figure 13‑9: Section A-A' looking northeast, showing geology, grouting boreholes, development drifts, and mining stopes

180 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Source: ABC 2026

Figure 13‑10: Section B-B looking northwest, showing geology, grouting boreholes, development drifts, and mining stopes

181 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

13.3.2.4 Grout hole drilling

The surface grout holes will be drilled as follows:

1. Vertical holes. All grout holes will be drilled vertically to the total depth of the mine in the hole location. Vertical holes are the easiest and quickest to drill, and result in the minimum length of drilling for the project. Grouting effectiveness will be monitored during the project, and in the event that significant vertical karst features are present and are not grouted, the inclination of the grout holes will be adjusted.

2. Full depth grout holes. All grout holes will be drilled to lowest level of mining at the hole location prior to any underground activity in or near that location. This will free the underground works areas for safe operation with respect to drilling impact, inrush impact, and stope wall blowout. Grouting of the carbonatite rockmass to full depth is expected to seal off upflow through the base of the mine at all levels prior to any mining.

Drilling technology

Grout holes must be drilled to avoid plugging of the formation during drilling, and to create a borehole with sufficient capacity to allow injection of as much as 500,000 gallons of low-viscosity grout in each hole within 48 hours. The drilling specification to achieve this performance is as follows:

1. Reverse air dual-string rotary drilling. This drilling technique involves injection of compressed air into the drill string to air lift drill fluid and cuttings to the surface inside the drill string. The drill fluid return is screened to remove cuttings, and the resulting cuttings-free return is conducted down the drilling annulus. This prevents injection of the coarse rotary cuttings into the karst formations intersected by the drilling, leaving the voids open to accept grout at the completion of drilling.

2. Six-inch drilling. In order for the borehole to be able to conduct the required grout injection flow (500,000 gallons in 48 hours), it must be capable of passing a minimum of 200 gpm of low viscosity slurry down as much as 3,000 feet of well under gravity (which creates an available injection head loss of approximately 400 feet of water). This requires a 6-inch internal diameter well, which is readily advanced by rotary drilling.

Grouting technology

The grouting technology required to support the Elk Creek Mine water control project is as follows:

1. Batch Plant: A centrally located batch plant capable of continuous operation for 48 hours with a production of 500,000 gallons of grout slurry at a minimum rate of 200 gpm (Figure 13‑11).

2. Delivery: Pipe or ready-mix trucks operating 24 hours a day during grout injection.

3. Injection: Grout will be piped or poured into the well under gravity.

4. Completion: Injection will continue until refusal at each well, to ensure sealing of the void conduits.

182 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Figure 13‑11: Example of a mobile concrete batch plant (Photo courtesy of Techwill Inc.)

13.3.2.5 Inrush Safety

Mining of the Elk Creek orebody will result in the removal of ore from stopes that extend out to within 150 feet of the edge of the grouted carbonatite mine block. Outside of that grouted block there will be up to 2,700 feet of brine with a head pressure up to 1,400 psi. The mine pillars will be unsupported at various times during mining and will have to safely withstand the full applied lateral brine pressure.

Safety against blowout

The grouted wall at the end of the outermost stope in each level constitutes a 130 foot by 50-foot plug, which has to resist the applied force of the brine (Fw) (Figure 13‑12). This force is substantial: at full depth of the mine it is approximately 500,000 tons. It is resisted by friction on any fractures that are at the periphery of the plug (Fs). If the water force exceeds the resisting frictional force, the stope wall blows in to the stope, connecting any high-capacity karst water conduit outside the grouted envelope to the mine. The inrush flow would be sudden and large: up to 2,000 gpm. Blowouts of this size are hazardous to mining personnel, impact mine production, and are difficult and expensive to repair.

To ensure mine safety against blowout, the stability of the terminal stope wall plug has been evaluated (ABC 2026). To create a 99% confidence that the stope wall will be safe against blowout over the entire mine depth requires the grouted wall to be no less than 80 feet thick. This is achieved

183 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

in the design by surrounding the entire stopped volume of the mine with a line of full-depth grout holes spaced 160 feet apart and located outboard of the terminal wall of each line of stopes on each level, and grouting them to provide the 150-foot-thick flow control barrier.

Figure 13‑12: Stability of grouted stope outer pillar against water drive — Force diagram

Safety against pillar collapse

The terminal stopes in the mine are supported by pillars extending out into the un-mined carbonatite. These pillars are grouted and are subject to the lateral force exerted by the unrelieved brine pressure on their outer surface (at the limit of the grouting). Accordingly, they are laterally loaded columns, and they have to be thick enough to safely carry the load of the overlying rock while resisting the lateral brine load. If they are too thin, they will bend and fail progressively in compression on the stope face, resulting in inrush.

This safety of the terminal stope pillars against collapse has been evaluated using 3-dimensional numerical modeling (A2GC, 2026b). A typical cross-section of the analyses is presented in Figure 13‑13. Based on that analysis, the 150-foot-thick grouted terminal stope pillar will be stable with respect to stope pillar collapse. This is achieved in the design for inflow limitation and blowout mitigation.

184 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

FLAC3D 9.6
©2026 Itasca Consulting Group, Inc.
Zone YY Stress
Cut Plane: on
Calculated by: Constant
2.70E+03
0.00E+00
-5.00E+06
-1.00E+07
-1.50E+07
-2.00E+07
-2.50E+07
-3.00E+07
-3.50E+07
-4.00E+07
-4.50E+07
-4.77E+07
Geometry
Cut Plane: on
Geometry Set Name
Zone Displacement Vectors
Cut Plane: on
Maximum: 0.0109343
Scale: 300
Pillar
Stope
Backfill
Z
X
Y

Source: A2GC, 2026

Figure 13‑13: Vertical stress in 65.6 foot- (20 meter) thick and 131.2 foot- (40 meter) high grouted stope outer pillar located 3,280 feet (1,000 meters) below ground surface with 10 MPa (1,450 psi) water drive applied to outer edge of terminal pillar (blue arrows). All stresses reported in MPa, mesh blocks are 3.28-foot (1-meter) cubes.

Environmental Protection

The Elk Creek mine grouting program drills 68 deep injection boreholes and emplaces fifty million gallons of liquid grout containing cement, water, and plasticizer through them into the Elk Creek Carbonatite. The impacts to the environment are evaluated and where necessary mitigated as described below.

Drilling impacts

Drilling will be accomplished by reverse-air rotary technology, in which compressed air is injected into the drill string and drill water and drill cuttings are air-lifted through an inner drill pipe to the surface. All brine that is raised to the surface in this process will be re-injected down the drill hole annulus after removal of cuttings. All boreholes will have a steel casing through the surficial till materials, to protect the fresh water in them from impact. Drilling will be conducted under standard environmental protection requirements, which contain all drilling fluids and other materials to the

185 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

drill site. Following drilling, all boreholes will be abandoned by grouting to refusal. No significant impacts are expected to the carbonatite brine aquifer.

Grout impacts

The grout to be used in the Elk Creek project is a chemical mixture of non-hazardous constituents, which cures when injected and forms an effectively impermeable mass. In doing so, it immobilizes any chemical constituents in it, rendering them incapable of impacting the environment. The impact to the environment of the grout will be insignificant, the same as the impact to the environment of cured concrete in any other setting.

The grout is being introduced into an isolated brine aquifer, in which the natural salinity is in the order of 18,000 mg/L TDS (mainly NaCl). Accordingly, the grout program will not change the use category of the water in the aquifer, which is non-potable.

Brine displacement impacts

The grouting will inject 50 million gallons of grout into the carbonatite brine aquifer. This will displace a like volume of brine away from the mine block. It is important that the displaced brine does not emerge at the surface or in the shallow drinking water aquifer in the surficial glacial till. It will not, for the following reason.

The current brine piezometric level is approximately 300 feet below ground surface. Thus any displaced brine would need to raise the water table in the carbonatite at least this amount before brine could appear on the surface. An injection test was conducted in the carbonatite in 2017 (SRK 2017). In the test fresh water was injected at a rate of 350 to 480 gpm over a period of 33 days. This caused a maximum stabilized increase in the brine level in the carbonatite close to the injection well of approximately 30 feet. This is approximately the same maximum injection rate that is anticipated for the grouting, so the head build-up should be no greater than in the test. If so, the brine level in the aquifer is expected to rise to no higher than about 270 feet below ground surface, far lower than would allow discharge of brine to the surface or the surficial glacials from this cause.

13.4 Mine Design

13.4.1 Selection of Mining Method

The mining method selected for this ore body was based on modifying factors such as economic parameters and geotechnical information, ensuring it was suitable for the mineralized geometry. A number of studies from the recent past have evaluated different mining methods for this deposit, such as caving, open or sublevel stoping, or room and pillar methods. Due to its depth and the requirement to have selectivity in mill feed grades, the underground longhole stoping method (LHS) was determined as a suitable mining method. Given the bulky geometry of the deposit, a block caving or sub-level caving method also could have been considered economically viable. However, the limited selectivity of such methods would not allow for optimizing the higher value of this deposit given the mill production constraints. To maximize the recovery of the high-grade zones, the longhole stoping method utilizing cemented paste backfill was chosen. Figure 13‑14 below shows a cross-sectional view of the current mine design. Three large blocks of resources are defined by the mine plan and will generally be mined together in a declining FeNb grade strategy.

186 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Source: Amplify Mine Planning, 2026

Figure 13‑14: 2026 Current Design

The stope dimensions are planned to be 49 ft wide, with stope lengths varying based on Nb2O5 mineralization grade from 33 ft to a maximum of 49 ft per panel, and a maximum level spacing height of 131 ft. The varying stope length allows for optimizing the Nb2O5 grade with a minimal increase in operating costs. The level spacing of 131 ft was designed because of its beneficial operating and sustaining capital costs. Each block is mined with a bottom-up sequence. A sill pillar level is designed to be left between each of the three mining blocks until that sill level is scheduled to be partially mined. The extraction of ore from the sill pillar level is expected to be 62.5% by volume using production upholes drilled through the first 82 ft of the bottom of the 131 ft thick sill pillar. The mining of the sill pillar is scheduled only after the upper block immediately above is mined out and is accounted for within the reserves. This methodology will allow partial mining of ore on the sill pillar level, while at the same time allowing the development of the lower mining blocks as well as establishing an earlier start to the mining of the upper mining block. Using this approach minimizes the impact on initial capital investment. The backfill was designed to have adequate strength after curing to allow for mining adjacent to filled stopes, thus eliminating the need for rib pillars.

The mine design process centered on using four Deswik© modules – Mine Design, Stope Optimizer, Sequencing, and Scheduling software to determine potentially mineable areas based on 4 main parameters:

• Estimated minimum cut-off net smelter return (CoNSR) value

• Nb2O5 grades

• Mining dimensions parameters

• Geotechnical design and sequencing constraints

The reader should note that since the stope cut-off grade value based on overall mining costs (CoG) of $218/ton is much lower than the resulting average stope CoNSR value of roughly $591/ton, the CoNSR was not the only decisive factor in the stope optimization process. Mining dilution of

187 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

approximately 6% was applied to all stopes and development, based on 3% for the primary stopes, 9% for the secondary stopes, and 5% for ore development. The mining dilution was added to the designed tonnage to account for unplanned sources of dilution such as backfill and host rock around the periphery of the ore mass. An ore recovery factor of 95% was applied to account for unrecoverable ore left within the stopes.

The mine design and schedule were based on recognizing a milling design constraint of 3,047 tpd as defined by NioCorp’s design process. At this rate, the mill is expected to produce approximately 8,282 t/y of ferroniobium during the years of full production. Planned mine life of mine of about 43 years with 40 years at full production. Optimization work indicated that the grade of Nb2O5, (0.803%) at a unit NSR of US$ 591/ton could sustain and produce a consistent ferroniobium production over the LOM. Scandium trioxide and titanium tetrachloride as well as six rare earth metals (Dy2O3, Nd2O3, Pr2O3, and Tb2O3, Sm-Eu-Gd carbonate, Ho-Er-Tm-Yb-Lu-Y carbonate) that accompany the ferroniobium production in the mine plan. NioCorp favored a higher Nb2O5 COG approach to maximize the LOM NPV for production scheduling while at the same time maintaining the annual ferroniobium target.

13.4.2 Stope Optimization

As mentioned in Section 13.4.1 the minable shape optimization software module provided by Deswik© was used to determine potentially mineable areas based on 1) cut-off net smelter return (CoNSR) calculation provided by NioCorp, 2) Nb2O5 grades provided by DGC, and 3) mining dimension parameters designed by Amplify Mine Planning and Dumas. The estimated cut-off NSR value (CoNSR) of US$ 218/t provided by NioCorp was used as a starting point for the analysis. As the CoNSR value is much lower than the resulting average stope NSR revenue value, the CoNSR was not the decisive factor in the stope optimization process. Rather than using just a minimum CoNSR, the mine design also targeted an average cut-off Nb2O5 grade of 0.65% and a milling constraint of 3,047 tpd which resulted in a steady-state average annual ferroniobium production of 8,282 tons during the years of full production. This strategy results in a LOM NSR average value of US$590.84/ton. Figure 13‑15 and Table 13‑7 below show the mineable stopes optimized for varying CoNSR scenarios. An average dilution of approximately 6% was added to the designed tonnage which accounts for unplanned sources of dilution such as backfill and the host rock around the periphery of the ore mass while a recovery factor was applied to account for unrecoverable material which will be left within the stopes. The average dilution was derived from applying 3% dilution by volume to primary stopes, 9% dilution by volume to secondary stopes, and 5% dilution by volume for development drifts. As discussed in Section 12, the dilution is a natural consequence of the mining process and the defined amounts of dilution by mining type reflects Amplify Mine Planning’s understanding of the unique facts and data of the deposit and used in the mine planning process and acknowledges the relevant accuracy of those facts and data applied during the planning process to create a successful mining plan.

188 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Source: Amplify Mine Planning, 2026

Figure 13‑15: Undiluted Stope Optimization Results for Varying NSR Cut-Offs

Table 13‑7: Undiluted Stope Optimization Results for Varying NSR Cut-offs

Source: Amplify Mine Planning, 2026

13.4.3 Stope Design

Figure 13‑16 shows a cross-sectional sketch of a typical 2-level and primary/secondary stope extraction design. The stope width is a constant 49 ft with a vertical height of 131 ft from sill to sill. The length (depth) of the stopes is designed to a maximum panel length of 49 ft and a minimum panel length of 33 ft. Figure 13‑17 shows a typical level arrangement of the stopes, cross- cuts, footwall

189 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

drive, ramp and other infrastructures servicing a single level. The mine plan stope orientation is perpendicular to the general strike of the deposit, which is 20° off the measured principal stress. This offset will not have a significant impact on stope stability. The actual planned stope lengths currently have a maximum length of 49 ft in both fresh and moderately weathered rock, which is a conservative design in relation to the stability assessment described in Section 13.2.2.

Stope Width: 49 ft
Stope Height: 131 ft
Stope Drift: 15ft x 17ft

Source: Amplify Mine Planning, 2026

Figure 13‑16: Stopes and Crosscut Accesses (Cross Section View)

190 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Source: Amplify Mine Planning, 2026

Figure 13‑17: Level Layout with Stopes and Footwall Accesses (Rotated View Looking North)

13.4.4 Development Design

The production stopes are accessed through a footwall drive drift that is offset approximately 82ft from the nearest edge of a stope. The crosscuts (x-cuts) are driven into the center of each target primary or secondary stope from the footwall drive, as shown in Figure 13‑18. This figure provides a plan view showing the distinct offset difference between the mine access/infrastructure locations which are offset to the production stopes located in the deposit.

Source: Amplify Mine Planning, 2026

191 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Figure 13‑18: Completed Mine Design (Plan View)

These footwall access drifts are connected by the ramp system and further connect to ventilation raises, and on some levels, they are connected to the secondary haulage ramp which contains the Railveyor© train. Much of the mine infrastructure is located in waste rock, but some infrastructure areas can be found in lower grade material as it gets closer to the ore body.

The designed vertical extent of the mine production area is approximately 2,380 ft, with a bottom elevation of roughly 3,050 ft below the surface elevation. Figure 13‑19 shows the completed mine design highlighting several main infrastructure areas and the vertical extent of the current mine plan. The ramps, internal slot or drop raises, and underground infrastructure included in the design are discussed in other subsections. The three mining blocks are generally mined simultaneously, based on declining grade strategy using a primary/secondary stoping sequence that will utilize cemented paste backfill to support the mined-out stopes once the backfill is cured. Altogether, they provide an estimated life-of-mine (LOM) of 43 years.

The primary access ramp and secondary haulage ramp are designed to reach a depth of roughly 3,050 ft below the surface.

Source: Amplify Mine Planning, 2026

Figure 13‑19: Completed Mine Design (Cross Sectional View)

Figure 13‑20 is a closer view of the mine in profile view looking south showing main infrastructure locations and their connection to the main producing stopes.

192 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Source: Amplify Mine Planning, 2026

Figure 13‑20: Completed Mine Design - Main Infrastructure (Looking South)

Figure 13‑21 and Figure 13‑22 show the mine design colored by Nb2O5 grade and NSR, respectively.

0.25 to 0.45
0.45 to 0.6
0.6 to 0.75
0.75 to 0.9
0.9 to 1.05
1.05 to 1.2
1.2 to 1.35
1.35+

Source: Amplify Mine Planning, 2026

Figure 13‑21: Mine Design Coloured by Nb2O5 Grade.

193 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

91 - 363
363 - 454
454 - 544
544 - 635
635 - 726
726 - 816
816 - 907

Source: Amplify Mine Planning, 2026

Figure 13‑22: Mine Design Coloured by NSR ($/t)

Table 13‑8 Summarizes the mine design by activity type.

Table 13‑8: Mine Design Summary - by Activity Type

General Summary	Units	LOM Statistics
Ore Tons	(T)	45,929,463
FeNb Tons	(T)	316,099
Nb2O5 Grade - Mined	(%)	0.759
Sc Grade - Mined	(ppm)	69.3
TiO2 Grade - Mined	(%)	2.68
TREO Grade - Mined	(ppm)	3,447
Development Ore Tons	(T)	1,135,621
Stope Production Tons	(T)	44,793,842
Total Waste Tons	(T)	6,482,430
Total Tons Moved	(T)	52,436,964

194 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

General Summary	Units	LOM Statistics
Lateral Development:
RAMP DEVELOPMENT	(ft)	38,711
LEVEL ACCESSES	(ft)	13,040
PRODUCTION LEVELS	(ft)	33,872
STOPE DEVELOPMENT	(ft)	184,184
LOADOUTS	(ft)	5,219
AUXILIARY LATERAL DEVELOPMENT	(ft)	23,035
TOTAL LATERAL DEVELOPMENT	(ft)	298,061
Vertical Development:
RETURN AIR RAISE	(ft)	130
ORE BIN	(ft)	394
ORE PASS	(ft)	1,837
ORE PASS FINGER	(ft)	940
WASTE BIN	(ft)	394
WASTE PASS	(ft)	1,838
WASTE PASS FINGER	(ft)	887
TOTAL VERTICAL DEVELOPMENT	(ft)	6,420

Source: Amplify Mine Planning, 2026

13.4.5 Mine Access

13.4.5.1 Dual Portal Box Cut

The underground mine will be accessed via a purpose-designed box cut excavation incorporating two portals, designated as the Service Portal (also referred to as the North Portal) and the Production Portal (also referred to as the South Portal). These portals terminate at the closest finished face of competent bedrock beneath the overburden, thereby establishing stable entry points into the underground workings in accordance with standard industry practices for portal location and development. At the rock interface, the two underground decline ramps—the North Service Ramp and the South Production Ramp—commence, providing controlled access to the various production levels of the mine.

At the time of this report, construction of the mine portal box cut has commenced on site. For the purposes of the economic analysis and establishment of capital costs in this Technical Report Summary, the portal box cut, associated sockets, and fresh air raise are assumed to be fully completed and available for operations. Actual capital expenditures incurred to date for portal construction will be tracked separately and reconciled against the study estimates as detailed engineering and construction progress.

The mine access box cut area will remain excavated and will not be backfilled, ensuring permanent, open access for ongoing operations, maintenance, and emergency response. Highwalls of the box cut will be stabilized in full compliance with site-specific geotechnical recommendations and established best-practice guidelines for slope and bench stability. Stabilization measures will incorporate

195 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

appropriate batter angles, benching where required, and systematic ground support systems (such as fibre-reinforced shotcrete, welded mesh, rock bolts, and cable bolts) to mitigate rockfall hazards, erosion, and potential instabilities in the near-surface weathered zone. These designs are derived from detailed geotechnical investigations, kinematic and numerical stability analyses, and engineering best practices, ensuring long-term reliability of the access infrastructure.

The box cut floor will descend from the original surface start point at a gradient of 15%. From the portal rock interface, the North Service Ramp will decline to the mine bottom at a gradient of 15%, while the South Production Ramp will continue at an 18% gradient. This dual-ramp configuration within a single box cut excavation follows proven technical approaches for similar underground operations, where twin declines enable functional separation of traffic while maintaining a compact surface footprint and optimized geotechnical conditions at depth.

The North Service Ramp will serve as the primary means of egress to the underground mine for personnel and vehicular traffic, supporting safe, efficient movement of workers, equipment, and materials under normal operating conditions. The South Production Ramp will be dedicated to production activities utilizing a Railveyor conveyance system for the continuous transport of ore and waste materials from underground to the designated surface dumps. In addition, the South Production Ramp will function as an alternate means of egress during emergencies, providing essential redundancy and thereby reducing the overall risk profile associated with single-access scenarios in accordance with contemporary mine portal design principles.

Both the North and South Portal Ramps will incorporate a short enclosure extending from the rock interface, sufficient to provide localized weather protection and structural transition at the portal face while aligning with the service-oriented functions.

Surface runoff entering the box cut excavated area will be collected and pumped to the site’s stormwater pond independent of the mine dewatering system. This arrangement incorporates dedicated sumps and pumping capacity as part of comprehensive surface water management, preventing inundation, erosion, or uncontrolled water ingress into the mine and ensuring compliance with environmental and operational safety requirements.

13.4.5.2 Fresh Air Raise

The underground mine incorporates a purpose-developed fresh air raise as a third independent mine access opening, providing vertical ingress and egress to the underground workings as a redundant pathway in addition to the primary dual-portal box cut excavation (North Service Portal and South Production Portal). This raise is established as a vertical shaft commencing at a stabilized surface collar and extending through overburden and competent bedrock to connect underground via a horizontal drift, thereby ensuring multiple means of access and egress in compliance with regulatory requirements and contemporary mine design standards for operational safety and emergency preparedness.

Raise collar construction establishes a secure foundation through installation of secant piles within the glacial till overburden, followed by a steel-reinforced concrete collar pad. The upper coping section of the raise is excavated mechanically through stiff to very stiff lean-to-fat clay glacial till, with a steel-reinforced, cast-in-place concrete liner installed in staged lifts to maintain ground control, dimensional accuracy, and groundwater isolation. The intermediate section transitions into un-weathered to slightly weathered shale and moderately hard limestone, where excavation shifts to controlled drill-and-blast methods. A concrete liner is placed in coordination with sinking advances

196 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

to ensure structural continuity and long-term stability. Upon completion of the vertical raise, an access drift is developed to establish the underground connection, with ground support comprised of rock bolts, wire mesh, and shotcrete. This raise-and-drift development provides a stable, permanent access opening sized and supported in accordance with the variable ground conditions encountered.

To enable safe personnel movement within the fresh air raise and to provide a dedicated third means of access and egress should the primary portal entrances become compromised, a suitable man-way ladder system is incorporated throughout the vertical raise. The ladderway is designed in accordance with MSHA standards (30 CFR § 57.11036–57.11041) and industry best practices for shaft escapeways. It features fixed ladders with a minimum unobstructed cross-sectional opening of 24 in × 24 in measured from the ladder face, substantial landings or offset ladder sections with gates at intervals not exceeding 30 ft for ladders steeper than 70° from horizontal, and protective cages or equivalent fall-arrest systems where required. The manway provides direct vertical access from surface to the underground drift connection, ensuring rapid self-escape or rescue team intervention independent of the ramp portals.

Collectively, the dual-portal box cut and the fresh air raise establish a robust, multi-redundant mine access framework. This configuration enhances personnel safety and operational resilience while meeting geotechnical, regulatory, and infrastructure requirements for permanent underground access. All elements are engineered for long-term structural integrity, groundwater control, and seamless integration with the overall mine development.

13.5 Production Schedule

The production schedule is based on the mine design and access to defined reserves as discussed in previous sections. In general, a strategy of prioritizing grade for Nb2O5, while following a bottom-up pyramidal stoping sequence via scheduled, available development access drifts provides the basis for the production schedule.

13.5.1 Productivity

Productivities for mine development and production were derived from first principal calculations by Dumas. Additional input from supporting mining contractors, blasting suppliers, and other equipment vendors were used by Dumas to assist with estimating the key parameters. The rates developed from first principles were also subject to potential adjustments based on relevant benchmarking and the experience and judgment of the mine design team.

The productivity rates used for mine scheduling are shown in Table 13‑9, followed by a description of the general and activity-specific parameters upon which the productivity rates are based.

Typical dimensions by heading types are presented in Table 13‑10. These will all be developed by contractors in accordance with the productivity rates and levelled in the schedule by crew assignments.

Table 13‑9: Productivity Rates

Activity	Type	Dimensions	Rate
Lateral Development	Priority Face	See Table 16-10	16.4 ft/d
	Non-Priority Face		9.8 ft/d

197 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Activity	Type	Dimensions	Rate
Vertical Development	Fresh Air Raise	13 ft diameter	9.8 ft/d
	Return Air Raise	13 ft diameter	9.8 ft/d
	Ore Bin	20 ft diameter	3.3 ft/d
	Waste Bin	20 ft diameter	3.3 ft/d
	Conical Sump	16 ft diameter	3.3 ft/d
	Ore Pass Finger	6.5 ft x 6.5 ft	9.8 ft/d
	Waste Pass Finger	6.5 ft x 6.5 ft	9.8 ft/d
	Ore Pass	9.8 ft x 9.8 ft	9.8 ft/d
	Waste Pass	9.8 ft x 9.8 ft	9.8 ft/d
Stoping	Slot Development	-	10.5 d
	Drilling	-	656 ft/d
	Stope Production	-	1020 t/d
	Backfill Preparation	-	10.0 d
	Backfilling	-	42,378 ft³/d
	Backfill Curing	-	28.0 d

Source: Amplify Mine Planning, 2026

Table 13‑10: Dimensions by Heading Types

Heading Types	Width (ft)	Height (ft)	Area (ft2)	Rate
RAILVEYOR BYPASS	26.2	19.0	499	16 ft/d
LEVEL AXS	18.0	19.0	343	16 ft/d
LOADOUT	18.0	19.0	343	16 ft/d
MUCKBAY	18.0	19.0	343	10 ft/d
PASSING BAY	18.0	19.0	343	16 ft/d
RAMP	18.0	19.0	343	16 ft/d
RAMP ACCESS	18.0	19.0	343	10 ft/d
FRESH AIR ACCESS	14.8	14.8	218	10 ft/d
LATRINE	14.8	14.8	218	10 ft/d
PRODUCTION LEVEL	14.8	14.8	218	16 ft/d
ELECTRICAL LOAD CENTER	14.8	14.8	218	10 ft/d
ORE PASS ACCESS	14.8	14.8	218	16 ft/d
PARKING BAY	14.8	14.8	218	10 ft/d
PRIMER MAGAZINE	14.8	14.8	218	10 ft/d
RETURN AIR ACCESS	14.8	14.8	218	10 ft/d
SUMP	14.8	14.8	218	10 ft/d
WASTE PASS ACCESS	14.8	14.8	218	16 ft/d
MAIN SUMP	14.8	17.1	252	10 ft/d
POWDER MAGAZINE	14.8	17.1	252	10 ft/d

198 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Heading Types	Width (ft)	Height (ft)	Area (ft2)	Rate
REFUGE BAY	14.8	17.1	252	10 ft/d
STOPE DRIFT	14.8	17.1	252	10 ft/d
STOPE CROSSCUT	14.8	17.1	252	10 ft/d
DRILL BAY	14.8	17.1	252	10 ft/d
SHOP	23.0	23.0	527	10 ft/d
CHARGING STATION	29.5	19.0	562	10 ft/d
WAREHOUSE	29.5	19.0	562	16 ft/d

Source: Amplify Mine Planning, 2026

General Parameters

Table 13‑11 provides the general schedule parameters applicable to all underground mining activities for the ramp-up period and life of mine production.

Table 13‑11: Workforce Schedule Parameters for Underground

Schedule Parameters	Value	Units
Annual Mining Days	365	days/yr
Mining Days per Week	7	days/wk
Shifts per Day	2	shifts/day
Scheduled Shift Length	12	hrs/shift

Pre-shift meeting	15	min
Travel to work area via ramp or cage	15	min
Inspection pre-start	10	min
Lunch	30	min
Cleanup and setup for cross shift	10	min

Travel to surface	10	min
Handover meeting	10	min
Non-productive time	100	min
Work Time	620	min

Total Work Time Per Shift	10.33	hr/shift
Total Work Time per Day	20.66	hr/day

Efficiency	86.10%

Source: Dumas 2026

Refer to Section 13.2.2.6 for detailed ground support requirements.

The mine plan has conservatively designed a plan using grouted rebar in the back (roof) of all excavations. Split sets are designed for walls of all excavations, but not in the roof (back).

199 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

13.5.2 Box Cut, Portal and Ramp Development

The proposed box cut design dimensions are shown in Table 13‑12 and Figure 13‑23. Construction of the box cut commenced in February 2026 and is fully funded. The descriptions herein are provided for completeness, but costs are not included in the economic model associated with this technical report, as the box cut will be complete before the balance of project execution is undertaken. The portion of the box cut that lies within the bedrock has a high wall at a 75° angle. The portion of the box cut that lies within the overburden and shale will have 1:1 sloped wall with benches at 41’ heights.

Table 13‑12: Cut Design Dimensions

Box Cut Dimension	Unit	Value
Length	ft	1,228
Width	ft	320
Maximum Depth	ft	132
Excavation Volume	Yd³	628,423

Source: Dumas, 2026

Source: Dumas, 2026

Figure 13‑23: Box Cut Design Dimensions – Plan View Looking Northeast

The box cut slopes in the overburden will be soil nailed to preserve the 1:1 slope per the GSI proposal #168695633 (Figure 13‑24).

200 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Figure 13‑24: GSI Proposal for Slope Stability

The initial ramps are both going to be driven at the same time (18 ft wide x 19 ft high) from the box cut and proceed down to 210L, shown in Figure 13‑25. Ventilation loops will be established as the ramps are driven by breaking through from one ramp to the other. The South Ramp will be used for the Railveyor and driven at 18% maximum grade and will facilitate the movement of both ore and waste as well as being the main ventilation path for the return air. The North Ramp will facilitate the movement of larger mining equipment, services and the workforce to and from the mine and will be driven at 15% maximum grade. It will also act as the fresh air path for the mine ventilation system.

Source: Dumas, 2026

201 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Figure 13‑25: Initial Ramp Development – Isometric View Looking North

13.5.3 Primary Haulage Ramp & Secondary Access Ramp

The ore body will be accessed by two spiral access ramps at decline angles of 15 and 18 degrees from the face of a box cut ramp and spaced a minimum of 16.4ft between the ramp openings. Excavating both spiral primary haulage and secondary access ramps will be carried out simultaneously. In addition, a short vertical shaft will be excavated in the development timeline connecting the surface to the primary access ramp to provide a route for air ventilation supply purposes. The main mine fan will be constructed at the surface of this shaft to provide ventilation to the mine as well as cooling and heating depending on the time of year. Driving both ramps simultaneously allows the initial lateral development entries to begin from the first sill level location of the primary haulage ramp while the primary haulage and secondary access ramps continue to be excavated to lower elevations to facilitate extraction of higher niobium grade stopes located at the lower levels.

The primary haulage ramp will be excavated to a total depth of 3,050 ft and is estimated to be a total 18,240 ft in length. The secondary access ramp will also be excavated to the depth of 3,050 ft given an estimated total length of 20,360 ft. The primary haulage and secondary access ramps will be excavated simultaneously using conventional mine drilling and blasting methods in conjunction with probe drilling and grouting as needed ensure ground water in-flow control. The planned rate of excavation averages 16.3 ft/d; this rate was developed in collaboration with mine contractors given the strata material expected to be encountered. The average rate captures the activities of drilling, blasting, mucking, and bolting, with experiential rate adjustments due to rock types and shaft depth. The ore or waste material will be removed by an LHD which loads into a mine truck and hauls the waste and ore to the surface until such time as the vertical muck raises are excavated and the Railveyor is installed and operational.

Both ramps are developed to finished dimensions of 18 ft wide by 19 ft high which excludes the required cement lining thickness required for the ground support program, discussed earlier. These ramps have been sized to allow the safe passage of required production equipment, personnel, mining parts and supplies, service lines, and most importantly, the ventilating air required to dilute, render harmless, and carry away all noxious gases and dusts from mining operations.

The secondary access ramp will be excavated with the same dimensions and method as the primary haulage ramp also to a depth of 3,050 ft. Conventional drifting coupled with a probe drilling and grouting to contain any leakage into the ramp from the potential water-bearing structures. This method, unlike other potential methods considered for accessing the ore body, allows better control over potential formation water inflows.

An LHD loader to truck haulage system will be utilized to move ore and waste from lateral mine development prior to the completion and installation of the permanent Railveyor in the haulage ramp.

13.5.4 Development and Production Schedule

The production and development schedules were completed using the Deswik© scheduling module software. The production schedule is based on the rate assumptions shown in Table 13‑13.

A delay of 28 days was used before driving on paste backfill or mining adjacent to a paste backfilled stope. These delays account for curing time as well as multiple pours.

202 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

The mining operation schedule is based on 365 days/year, 7 days/week, with two 12 hour shifts each day. A production rate of 3,047 tons/d was targeted with a ramp-up to full production as quickly as possible. The schedule timeframe is monthly for the entire life of mine.

Primary access ramp and secondary haulage ramp excavation preparation begins upon completion of the box cut excavation on surface. Production stoping begins sixteen months after the start of ramp development, with a production ramp-up period through the following six months, after which the mine and plant are operating at full capacity.

Table 13‑13 shows the annual mine production schedule, and Figure 13‑26 shows the mine production schedule colored by year.

Table 13‑13: Mine Production Schedule

Year	Ore Tons (tons)	Mined Nb2O5 (%)	Mined TiO2 (%)	Mined Sc (ppm)	Mined Waste Tons (tons)	Backfill Volume (ft3)
Year 0					396,351
Year 1	22,663	1.153	3.33	75.73	919,483
Year 2	491,681	0.786	2.54	65.32	657,959	3,191,046
Year 3	1,194,029	0.770	2.66	66.99	646,590	12,741,436
Year 4	1,247,664	0.771	2.58	60.23	540,800	12,338,948
Year 5	1,232,616	0.767	2.49	63.21	557,650	12,504,055
Year 6	1,193,599	0.744	2.47	65.14	576,777	12,370,694
Year 7	1,210,747	0.744	2.53	69.58	277,252	12,454,386
Year 8	1,133,751	0.789	2.73	63.61	33,508	12,437,151
Year 9	1,177,200	0.733	2.41	62.03	68,466	11,995,000
Year 10	1,214,345	0.772	2.48	70.71	149,448	12,445,117
Year 11	1,172,803	0.743	2.42	70.18	81,576	12,418,233
Year 12	1,176,621	0.762	2.65	69.11	96,378	12,370,014
Year 13	1,163,999	0.784	2.78	71.89	55,943	12,566,035
Year 14	1,159,979	0.741	2.74	76.95	37,909	12,287,642
Year 15	1,159,636	0.763	2.69	73.13	25,221	12,411,519
Year 16	1,175,711	0.732	2.71	77.21	61,118	12,361,373
Year 17	1,197,510	0.721	2.58	72.95	106,387	12,429,481
Year 18	1,184,559	0.751	2.58	73.64	73,191	12,386,938
Year 19	1,186,644	0.748	2.48	73.40	67,671	12,445,413
Year 20	1,172,192	0.753	2.64	70.64	57,481	12,275,126
Year 21	1,163,531	0.739	2.71	69.37	50,346	12,227,143
Year 22	1,115,642	0.822	2.72	77.79	36,848	12,446,536
Year 23	1,155,006	0.804	2.81	73.00	97,671	11,915,615
Year 24	1,107,493	0.815	2.79	71.14	60,499	12,284,901
Year 25	1,155,661	0.781	2.63	70.94	78,175	11,719,351
Year 26	1,181,405	0.761	2.63	67.20	60,017	12,266,487

203 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Year	Ore Tons (tons)	Mined Nb2O5 (%)	Mined TiO2 (%)	Mined Sc (ppm)	Mined Waste Tons (tons)	Backfill Volume (ft3)
Year 27	1,164,560	0.773	2.82	71.78	39,732	12,462,230
Year 28	1,171,849	0.750	2.77	68.11	60,265	12,320,050
Year 29	1,165,828	0.729	2.69	69.07	68,341	12,183,031
Year 30	1,163,315	0.744	2.61	67.03	58,765	12,477,265
Year 31	1,156,476	0.740	2.77	66.50	27,827	12,325,815
Year 32	1,157,871	0.768	2.90	69.08	38,545	12,243,565
Year 33	1,156,848	0.745	2.72	69.32	42,351	12,361,994
Year 34	1,150,141	0.781	2.88	68.26	63,944	12,345,009
Year 35	1,162,321	0.743	2.82	67.08	54,451	12,900,177
Year 36	1,153,279	0.743	2.83	66.74	36,341	12,445,163
Year 37	1,151,331	0.787	2.81	71.45	25,728	12,107,186
Year 38	1,164,743	0.716	2.71	66.09	27,788	12,506,866
Year 39	1,138,302	0.746	2.79	67.82	0	12,103,058
Year 40	910,483	0.802	2.86	70.60	27,351	9,558,283
Year 41	972,938	0.716	2.59	66.37	40,283	10,440,185
Year 42	242,493	0.716	2.71	63.96	0	3,060,371
Year 43						311,007
Totals	45,929,462	0.759	2.68	69.27	6,482,430	483,440,895

Source: Amplify Mine Planning, 2026

204 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Date Range - annual
Date From
Color
Year 0
Year 1
Year 2
Year 3
Year 4
Year 5
Year 6
Year 7
Year 8
Year 9
Year 10
Year 11
Year 12
Year 13
Year 14
Year 15
Year 16
Year 17
Year 18
Year 19
Year 20
Year 21
Year 22
Year 23
Year 24
Year 25
Year 26
Year 27
Year 28
Year 29
Year 30
Year 31
Year 32
Year 33
Year 34
Year 35
Year 36
Year 37
Year 38
Year 39
Year 40
Year 41
Year 42
Year 43

Source: Amplify Mine Planning, 2026

Figure 13‑26: Mine Production Schedule - Colored by Year

13.6 Mining Operations

13.6.1 Production Schedule

The ore feed to the plant comes primarily from stope production. In aggregate, development drifts contribute less than 3% of the total ore produced over the life of mine. Stopes are mined using the longhole open stoping method with cemented backfill on a primary-secondary stope mining sequence. Individual stope blocks are designed to be 49ft wide, up to 49ft long and oriented roughly parallel to the main stress. Levels are spaced 131ft apart in height, and each stope block has top and bottom access drift called the crosscut (x-cut: 14.8 ft x 17 ft flat back drifts) traversing the middle of the stope. Each crosscut is developed to its’ full extent within each stope before the stope is set up for retreat mining.

The majority of ore processed by the plant is sourced from longhole open stoping operations, with development ore contributing less than 3% of the total life-of-mine mill feed. Production stopes are designed as longitudinal longhole stopes measuring approximately 50 ft wide by 50 ft long (15 m by 15 m) and are oriented generally parallel to the principal stress direction to optimize geotechnical stability. Mining levels are vertically spaced at 131 ft (40 m) intervals. Each stope is accessed by upper and lower crosscuts measuring 15 ft × 15 ft (4.5 m × 4.5 m) and associated stope drifts

205 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

measuring 15 ft × 17 ft (4.5 m × 5.2 m). Production drilling is completed from the upper stope access using ITH longhole production drills equipped with 3.0-in (76-mm) diameter drill steel. Initial stope void creation is established through the development of a slot raise using a slot reaming machine producing a 30-in (762-mm) diameter opening. The slot is subsequently expanded through blasting to establish the free face required for production blasting. Mining follows a level-by-level, bottom-up extraction sequence utilizing a primary-secondary stope mining strategy. Following ore extraction, both primary and secondary stopes are backfilled with high-strength cemented paste backfill (CPB) to provide regional ground support and maintain overall mine stability. All production blasting is conducted using bulk emulsion explosives. Stope extraction typically consists of an initial slot expansion blast followed by one or more production blasts to recover the remaining stope inventory. Broken ore is mucked from the lower stope access using a 10.3-yd³ (7.9-m³) battery-electric load-haul-dump (LHD) unit with an 18-tonne (19.8-short-ton) payload capacity and remote-operation capability. Ore is transported by the LHD either directly to an ore pass or to a remuck bay, where required, to optimize stope mucking productivity and minimize the impact of haulage distances on production efficiency. Development ore generated from lateral and vertical mine development activities is recovered and transported through the same material handling system as production ore. Development ore represents less than 3% of the total life-of-mine mill feed and is integrated into the production schedule as available.

13.6.2 Development

Lateral development includes interlevel ramps, level accesses, stope accesses, and short connecting drifts for ventilation, water handling, supply storage, and power. The interlevel ramp system is 18 ft wide by 19ftm high at a maximum 15% gradient for the Access ramp and a maxim 18% gradient for the Railveyor®. Level accesses are planned at 18 ft wide by 19 ft high and are mined higher at the remuck bays to allow the haul trucks to be loaded by the LHD. Stope access drifts 14.8 ft wide by 17 ft high. Stope access is oriented perpendicular to the strike of the orebody.

The lateral development is sized for the operation of the mining equipment fleet selected for the operation. The development profiles include allowances for ventilation ducting and services

13.6.3 Truck and LHD Haulage

The underground material haulage system for the Elk Creek Project combines conventional load-haul-dump (LHD) units and haul trucks during the initial development phase, including an early introduction of the Railveyor™ electric railcar haulage system. This hybrid approach provides operational flexibility during ramp and level development while transitioning to a highly efficient, low-emission primary haulage method during steady-state production. Mobile equipment utilized during early development will consistently of conventional units, with a progressive transition towards electrification as infrastructure and operational requirements evolve. The use of battery-electric equipment is central to the long-term strategy to minimize underground heat load, reduce emissions, and limit ventilation demand, consistent with the overall electrification strategy of the Project.

13.6.3.1 Development Phase Haulage

During early ramp and level development, primary muck haulage is performed using 45-tonne haul trucks. Muck is transported from remuck bays or temporary stockpile locations to surface via the service and production ramps. Haulage performance has been evaluated using first-principles cycle-time analysis that incorporates bucket capacity, fill factor, material density (broken), and varying

206 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

haul distances along the ramps. The resulting productivity assumptions are considered appropriate for the mine planning included in this Technical Report Summary.

Mucking at the development face is carried out with 8 yd³ LHDs. The 8 yd³ bucket size provides a good match with the 45-tonne (49.6 ton) haul trucks and offers suitable versatility for ramp and crosscut development activities.

13.6.3.2 Transition to Railveyor Haulage

As underground development advances, the haulage system progressively transitions from truck-based transport to the Railveyor material-handling system. Initial Railveyor installation is planned at the 210 Level. The first operational Railveyor segment (from the 210 Level to surface) will be commissioned as part of the development program.

Once the initial Railveyor segment is operational, ore and waste material will be loaded directly onto Railveyor trains at dedicated underground loading stations, significantly reducing average trucking distances and the number of haul trucks required underground. Truck haulage will remain available as a flexible backup for development activities, waste handling, and any areas not yet served by the Railveyor system.

13.6.3.3 Production Phase Haulage

During steady-state production, the Railveyor system becomes the primary underground-to-surface haulage method. Ore and waste from the three main load levels (490L, 690L, and 930L) are transferred to the Railveyor via ore-pass systems equipped with grizzlies, arc gates, and vibratory feeders. The Railveyor operates with five 1,080 ft trains at a nominal capacity of 374 tons per hour, supporting the planned peak production rate.

At the production faces, 10 yd³ battery-electric LHDs are utilized to handle ore from stopes and deliver it to the ore passes. Haulage performance for production LHDs has been evaluated using first-principles analysis based on an average tramming distance of approximately 1,000 ft, bucket fill factors, and material density. Based on these assumptions, a fleet of up to three 10 yd³ battery-electric LHDs is expected to be sufficient to support the planned production rate at a level of confidence appropriate for the 2026 Elk Creek Study.

The primary access headings (North and South Ramps) remain available throughout the Life-of-Mine to support continued development, excavation of ore and waste passes, transfer bins, and progressive expansion of the Railveyor infrastructure.

The haulage system configuration and equipment selections described above are based on the production profiles and equipment productivity assumptions detailed in this Technical Report Summary. Final fleet sizing, Railveyor phasing, and productivity verification will be confirmed during detailed engineering once vendor data, site-specific operating conditions, and early development performance are available. The system is designed to support safe, efficient, and low-emission material movement in compliance with MSHA standards under 30 CFR Part 57, Subpart M (Machinery and Equipment).

207 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

13.6.4 Backfilling

13.6.4.1 Normal Operation

The Paste Backfill System operator will coordinate with the Hydrometallurgical Plant, underground operations, and the TSF. During typical operation, the Paste Backfill Plant’s belt conveyor network will direct process waste from the Hydrometallurgical Plant to paste mixers for paste production. When paste backfill is required while the Hydrometallurgical Plant is offline, the system will draw process waste from the Surge Storage Facility (SSF), with the belt conveyor network reconfigured accordingly. SSF capacity will be monitored to ensure that it can absorb excess process waste should the Paste Backfill System unexpectedly go offline.

Paste backfill campaigns will be planned and documented in a Backfill Letter. The Backfill Letter will specify the paste mix design, the required quantity of paste backfill, and the destination for paste placement. Before start-up, the operator will complete a pre-operational checklist to confirm the availability of process waste, binder, and water; assess the condition of equipment; and coordinate with the Hydrometallurgical Plant, TSF, and underground supervisors. The Paste Backfill Plant operator must also confirm with the underground supervisor that stope barricades are suitable for retaining paste backfill.

Start-up will begin with a pre-flush of the Paste Distribution System (PDS) to provide confirmation that the PDS is correctly configured and sending material to the target destination. This confirmation may be provided by a camera feed at the stopes or by visual observation by workers.

Before a planned shutdown, the operator will confirm that the required quantity of paste backfill has been delivered. Once the Paste Backfill Plant ceases paste production, the operator will flush the PDS with water to remove residual paste from the piping

13.6.4.1.1 Paste Backfill Quality Control

Paste backfill will be sampled regularly to verify that it meets specification. This will include bleed water testing and UCS testing. For UCS testing, paste will be cast into cylinder molds 50 mm in diameter by 100 mm in height. Each sample set will include six cylinders, with three for 7-day breaks and three for 28-day breaks. For each paste mixer and for each paste mix design, sampling sets will be collected once per 1,000-2,000 yd³ of paste produced, or once per 12-hour shift, whichever occurs first. For every 50,000 yd³ of a given paste mix design placed, one set of UCS cylinders will be sent to a third-party laboratory for testing. Slump testing will be performed hourly to confirm that the paste meets slump and slump flow specifications.

13.6.4.2 Upset Conditions

In the event of a power outage during paste production, the system will cease operation. The operator will assess whether critical equipment has shut down safely. Selected equipment will be connected to backup power to facilitate the clearing of paste from the system to prevent it from setting. This equipment will include the flush pump to clear the PDS, sump pumps to collect paste discharged from the paste mixers and paste hoppers, the wastewater tank’s agitator and pumps, and PDS diverter valves.

In the event of a blockage in the PDS, paste operations will be immediately suspended to prevent additional material from building up and to reduce potential damage to the system. The operator must notify the Hydrometallurgical Plant supervisor and the relevant underground or TSF supervisor

208 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

of the blockage and determine the location of the blockage. The operator will assess whether the blockage can be cleared by controlled flushing. If flushing is unsuccessful or unfeasible, the contents of the PDS may be discharged by a remotely actuated valve. Once the PDS is cleared, it must undergo a flushing sequence followed by the standard start-up procedure before operations resume.

13.6.5 Ground Support

Refer to Section 13.2.2.6 for detailed information regarding ground support.

13.6.6 Grade Control and Reconciliation

Grade control is an integral component of the long-hole stoping mining method at the Elk Creek Project. It provides confirmation of in-situ grade and tonnage ahead of extraction, supports short-term production scheduling, and enables ongoing validation of the resource block model against actual mining results. Production core drilling is conducted in advance of each production face, aligned to the planned stope geometry, to confirm grade continuity and domain boundaries prior to blasting and extraction.

In the 2026 Elk Creek Study, the Elk Creek Project has incorporated a three-stage reconciliation framework into the mine design and production schedule. Reconciliation is planned to compare (1) the long-term resource block model, (2) the short-term production (grade control) block model informed by production drilling, and (3) production actuals derived from mined tons and mill/plant feed grades. Differences between these stages are planned to be tracked on a stope by stope basis to identify systematic bias, informing ongoing calibration of estimation parameters. All detailed reconciliation procedures, sampling protocols, and acceptance criteria remain to be developed during subsequent detailed engineering. The grade control strategy described is considered appropriate to support the selected long-hole stoping method and production reporting requirements, with no material technical constraints identified that would prevent the Project development or operation.

13.7 Ventilation

The Elk Creek deposit comprises a large, near-vertical, tabular orebody. Production levels are spaced at ~131 ft (40 m) vertical intervals (sill-to-sill) across a total vertical mining span of approximately ~2,230 ft (680 m). The proposed mine layout employs a dual-ramp configuration developed from a single box cut, with each ramp terminating at its own portal.

The uppermost production horizon is the 210 Level, situated approximately ~689 ft (210 m) below surface. The two ramps are designated as follows:

•
Ramp 1 – Personnel and Equipment Access. This ramp is dedicated to the transport of personnel, equipment, and materials. It is developed to dimensions of ~18 ft (5.5 m) wide by ~19 ft (5.8 m) high at a maximum gradient of 15%.
•
Ramp 2 – Railveyor® Haulage System. This ramp accommodates the Railveyor® haulage system and is developed to the same dimensions, ~18 ft (5.5 m) wide × ~19 ft (5.8 m) high, but at a steeper gradient of up to 18%. The Railveyor system services dedicated ore and waste bin infrastructure at the 490 Level, 690 Level, and 930 Level loading points.

All remaining capital development, including footwall drifts and crosscuts (draw points), is constructed to dimensions of ~14.8 ft (4.5 m) high by ~14.8 ft (4.5 m) wide.

209 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

The mine ventilation system is designed as a simple, unidirectional circuit. Fresh air is supplied via Ramp 1 (personnel and equipment access) and exhausted via Ramp 2 (Railveyor® decline). This configuration forms the foundation of the overall ventilation network, which has been developed using numerical modelling (VentSim) to ensure adequate airflow distribution, heat management, and air quality throughout the mine life. Return air is routed through the Railveyor decline, with split louver regulators on each level providing precise airflow control. A schematic of the proposed overall mine ventilation layout is illustrated in Figure 13‑27.

210L
250L
290L
330L
370L
410L
SHOP
450L
490L
530L
570L
610L
650L
690L
730L
770L
810L
850L
890L
930L - PROD
970L

Source: Dumas 2026

Figure 13‑27: Current Overall Mine Ventilation Layout

Owing to the selection of battery-electric mobile equipment and the Railveyor® haulage system, diesel particulate matter and exhaust emissions are eliminated from the ventilation design basis. Airflow requirements are therefore governed by worker comfort, heat dissipation, and velocity criteria rather than regulatory diesel standards. The system is engineered as a positive-pressure (“push”) ventilation network, with surface facilities providing conditioned intake air to address the humid continental climate of southeast Nebraska (hot, humid summers and cold winters). Detailed airflow quantities, fan configurations, auxiliary ventilation, refrigeration, heating, and control philosophy are presented in subsequent sections of this report.

13.8 Airflow Requirements

The selection of battery-electric mobile equipment and a Railveyor® haulage system have eliminated diesel particulate matter and exhaust emissions from the ventilation design basis. This has allowed

210 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

the ventilation system to focus on providing adequate air movement for worker comfort, heat dissipation, and maintenance of overall air quality throughout the underground workings.

Consequently, airflow requirements for the Elk Creek Mine are determined solely on the basis of minimum and maximum air velocity criteria established in the Ventilation Design Criteria, rather than regulatory diesel ventilation standards. Ventilation simulation modelling (VentSim) has been performed for both the development phase and the life-of-mine (LoM) steady-state peak production scenario to quantify the required airflow quantities and confirm distribution throughout the ramp, drift, and production horizons.

The LoM steady-state model establishes a total underground airflow requirement of 240 m³/s (508,531 CFM), inclusive of modelled leakage and autocompression. This quantity represents the maximum design airflow demand and defines the duty for the surface intake fans and associated conditioning plant. A detailed breakdown of airflow by activity (development and production zones), heading type, support facilities (shops), and velocity-based allocation is provided in Table 13‑14.

211 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Table 13‑14: Airflow Determination

TOTAL U/G Airflow Required Steady State
Activity		Quantity	Power (hp)	Total Power (hp)	Total Power (kW)	Velocity	Area	Volume (heading)	Volume (m3/s Total)	Volume (CFM Total)
Development
Mid Zone	Jumbo
1 Dev area	8 yard LHD
	Bolter
	Truck TH550B
	No. of Dev. Faces @ 5.5 m x 5.8 m	1				0.75	31.9	24

						1.15		28

									28	58298

Lower Zone	Jumbo
1 Dev Area	8 yard LHD
	Bolter
	Truck TH550B
	No. of Dev. Faces @ 5.5 m x 5.8 m	1				0.75	31.9	24

						1.15		28
									28	58298
Production
Mid Zone - 5 level plus loading	Jumbo
1 Prod	8 yard LHD
1 Main Heading	Bolter
1 Secondary Heading
	No. of Production Areas @ 4.5 m x 4.5 m	1				1	20.25	20

212 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

TOTAL U/G Airflow Required Steady State
Activity			Quantity	Power (hp)	Total Power (hp)	Total Power (kW)	Velocity	Area	Volume (heading)	Volume (m3/s Total)	Volume (CFM Total)
Only 4 LH518iB 10 yard total		No. of Main Headings @ 4.5 m x 4.5 m	1				0.5	20.25	10
		No. of Secondary Headings @ 4.5 m x 4.5 m	1				0.25	20.25	5
									35
										35	75088

Lower Zone - 7 level plus loading		Jumbo
3 Prod		8 yard LHD
2 Main Heading		Bolter
1 Secondary Heading
		No. of Production Areas @ 4.5 m x 4.5 m	3				1	20.25	61
Only 4 LH518iB 10 yard total		No. of Main Headings @ 4.5 m x 4.5 m	1				0.5	20.25	10
		No. of Secondary Headings @ 4.5 m x 4.5 m	1				0.25	20.25	5
									76
										76	160902
Air Velocity	Min
Secondary Headings	0.25 m/s (50 ft/min)	Drift size 4.5 x 4.5	1				0.25	20.25	5.06
Main Heading	0.5 m/s (100 ft/min)	Drift size 4.5 x 4.5	1				0.5	20.25	10.13
Production	1.0 m/s (200 ft/min)	Drift size 4.5 x 4.5	1				1	20.25	20.25
Development	0.75 m/s (150 ft/min)	Drift size 5.5 x 5.8	1				0.75	31.9	23.93
Shops	0.75 m/s (150 ft/min)	Drift size 5.5 x 5.8	1				0.75	31.9	23.93
		Summary
		Dev Areas Upper	0							0	0

213 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

TOTAL U/G Airflow Required Steady State
Activity		Quantity	Power (hp)	Total Power (hp)	Total Power (kW)	Velocity	Area	Volume (heading)	Volume (m3/s Total)	Volume (CFM Total)
	Dev Areas Lower	0							0	0
	Production Areas Mid Zone	1							35	75088
	Production Areas Lower Zone	1							76	160902
	Main Shop	1							24	50694
	Sat Shop	1							24	50694
										0
Subtotal									159	337,379
	Modeled Leakage and Autocompression (actual)								81	171,629
	Total Underground Volume Requirement								240	508,531
Source: Dumas 2026

	Production	4
	Main Heading Development	0
	Main Headings	2
	Secondary Headings	2
		8
214 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

More detailed velocity limits, dust mitigation measures, numerical modelling results, and the integration of auxiliary ventilation are addressed in subsequent sections of this report. The airflow quantities established here form the design basis for the surface fresh-air intake system, which is sized to deliver approximately 509,000 CFM of conditioned air under peak LoM conditions.

13.8.1 Ventilation Controls

The ventilation control system for the Elk Creek underground mine has been developed to provide integrated, automated management of airflow distribution, fan operation, auxiliary ventilation, and environmental monitoring. The system ensures safe working conditions, optimizes energy consumption, and maintains compliance with regulatory requirements while supporting the unidirectional ventilation circuit described in prior sections. Complete control and monitoring of all ventilation and cooling parameters are available from the Operations Control Center (OCC) or any Human Machine Interface (HMI) connected to the Process Control Network (PCN). The architecture also supports management through the VentSim™ Control Ventilation on Demand (VOD) system. Further refinement of control logic, hardware selection, and hazard reviews will occur during detailed engineering.

13.8.1.1 Ventilation on Demand (VOD)

A Ventilation on Demand (VOD) system forms the core of the automated airflow management strategy. The VOD system utilizes real-time data from the PCN to automatically allocate sufficient ventilation throughout the mine to maintain safe working conditions. It can operate in fixed-speed mode, be scheduled to ramp up or down at shift changes or dynamically adjust based on measured flow requirements. The level of automation is user-selectable, ranging from manual control (Level 1) to advanced control strategies that optimize airflow distribution (Level 5). Level 4 incorporates vehicle tracking data to determine and control flow setpoints. These automation levels, adapted from industry-standard VOD frameworks, enable progressive implementation of demand-driven ventilation while preserving operational flexibility. The VOD package will be vendor-supplied, with final integration details confirmed during detailed design.

13.8.1.2 Surface Intake Fans

The main surface intake fans operate in flow-control mode. Fan speed is automatically adjusted via variable frequency drives (VFDs) to maintain the required total airflow into Ramp 1. This mode supports production targets while minimizing power consumption and ensuring that underground heat loads and contaminant levels remain within design limits.

13.8.1.3 Auxiliary Fans

Auxiliary fans and associated ducting deliver fresh air to development headings, production areas, and infrastructure locations. These fans are controlled remotely through the HMI or automatically through the VOD system. On/off commands may be issued manually by the ventilation engineer or executed automatically by the VOD system based on equipment and personnel presence (via scheduling, tracking data, or direct commands). Each auxiliary fan includes local start/stop buttons, remote HMI control, and full integration with VOD for remote and automatic operation. Starters are located at the nearest electrical substation and communicate directly with the PCN, allowing real-time status visibility on OCC HMIs and field devices (tablets or Wi-Fi/LTE-enabled interfaces).

215 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

13.8.1.4 Monitoring and Control Infrastructure

Level-specific ventilation control is achieved through Air Monitoring Stations (AMSs) installed in close proximity to regulators at each mining level exit and major access points to the Railveyor haulage ramps. Each AMS includes an air flow meter, wet-bulb globe temperature compound instrument (relative humidity, barometric pressure, and dry-bulb temperature), carbon monoxide and nitrogen dioxide sensors, two electrically actuated louvers forming a split/door-type regulator, differential pressure measurement across the regulator, and regulator position feedback. The AMS flow and temperature cascade controller actuates the regulator to maintain minimum flow and maximum temperature setpoints established by the ventilation engineer or VOD system. Active and inactive levels are dynamically identified within the control system. In the event that temperature setpoints cannot be met at a level, the refrigeration plant setpoint is adjusted to deliver cooler intake air where possible. Excess airflow is managed by ramping down the refrigeration plant to raise outlet temperature toward the design setpoint.

Air Quality Stations (AQSs) provide supplementary monitoring at every level access and major decline/ramp fresh-air route (primarily on the intake side, with selected exhaust-side installations during early development). Each AQS is equipped with an air flow meter, dust (opacity) analyzer, carbon monoxide sensors, and a wet-bulb globe temperature compound instrument. Alarms are generated for dust, carbon monoxide, temperature, and low-flow conditions.

All monitoring and control data are routed through local Remote I/O (RIO) panels to the PCN, ensuring full visibility on mine HMIs, the OCC, and the VOD system. This architecture supports real-time decision-making, automated response to changing conditions, and compliance with modern mine ventilation standards for continuous environmental oversight. Detailed alarm setpoints, interlocks, and control sequences for the surface cooling plant and heating systems are addressed in subsequent sections of this report.

13.8.2 Ventilation Model

13.8.2.1 Ventilation Numerical Modelling

Two modelling stages were evaluated using VentSim Version 6.0: a development scenario extending to the 210 Level, and a Life-of-Mine (LoM) steady-state model documented in the file “Niocorp_IFU_20251117.vsm.” VentSim is an industry-standard three-dimensional mine ventilation simulation software employed globally for the analysis of airflow distribution, pressure losses, heat transfer, gas concentrations, and climatic conditions in underground mining operations.

The LoM model represents mine conditions during the steady-state peak production period. This scenario captures the combined effects of the furthest extent of the ventilation infrastructure and the highest total airflow demand, thereby defining the maximum fan duty requirements.

There is limited potential to increase airflow throughout the mine without enlarging excavation dimensions, which would result in higher capital development costs. Consequently, the total airflow rate is considered fixed. With the airflow rate established, the capacity of the ventilation system to remove heat from the underground workings is constrained. As a result, heat load becomes a primary driver of the overall mine energy demand, and climatic modelling has determined that the installation of a surface cooling plant is recommended.

216 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

500 kWR Refrigeration
Main Fresh Air
1 x 1000 HP Fans
Blade Angle 28.2
Total 180 Kcfm
Airlock Doors
176 KCFM
176 KCFM
Stage 1
Dev Model
Aux Vent
2 x 100 HP Fans
2 x 48 Inch PVC Duct
210 Level
Aux Vent
2 x 100 HP Fans
2 x 48 Inch PVC Duct
60 KCFM
60 KCFM
Fresh Airway and Flow
Exhaust Airway and Flow
Mixed/Active Airway and Flow
Fans
Numerical Model Legend

Source: Dumas, 2026

Figure 13‑28: Stage 1 Development to 210 Level

217 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Source: Dumas, 2026

Figure 13‑29: Life-of-Mine (LoM) Stage

The ventilation modelling results provide the technical foundation for the detailed design of the surface intake fans, auxiliary ventilation network, and climate-control infrastructure. These models ensure that both the early development phase and the full production phase can be ventilated safely and efficiently while highlighting the critical role of heat management in the overall mine energy balance. More detailed results, including airflow distribution, pressure profiles, and auxiliary ventilation requirements, are presented in subsequent sections of this report.

13.8.3 Ventilation Equipment

13.8.3.1 Main Surface Ventilation

The mine ventilation system is designed as a positive-pressure (“push”) system capable of delivering up to 240 m³/s (~508,000 cfm) of conditioned fresh air to the underground workings. Return air flows through the Railveyor decline, which connects directly to the ore-zone exit on each production level. Split louver regulators installed at each level provide precise control of airflow distribution throughout the mine, enabling balanced ventilation to meet varying production demands while minimizing short-circuiting and maintaining design velocities.

218 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

The main ventilation system comprises the following key surface installations:

•
Main fresh-air supply fans, direct-fired natural-gas mine-air heaters, and bulk-air coolers.
•
Variable-frequency drives (VFDs) on all primary fans to provide operational flexibility in air-volume capacity and to allow real-time adjustment to changing production requirements.

Figure 13‑30 illustrates a typical parallel-fan installation, consisting of a refrigeration system, a direct-fired natural-gas mine-air heater, a fan, and an evase. The parallel configuration employs Howden 9250-AMF-6100 full-bladed, 1,000 HP (~745 kW) vane-axial fans. Each branch is equipped with a 4 MW (~13.5 MMBTU/hr) direct-fired natural-gas mine-air heater and 3,000 kWR (~853 RT) of refrigeration capacity. This arrangement ensures redundancy, high efficiency, and the ability to deliver conditioned intake air under the full range of seasonal climatic conditions encountered at the Elk Creek site. The main fan configuration is typical parallel installation showing refrigeration plant, direct-fired heater, Howden vane-axial fan, and evase; after Jodouin Mine Ventilation Ltd., 2026.

PLANT ROOM
CONDENSER COOLING TOWERS
SITE LAYOUT
ISSUED FOR INFORMATION
BBE CONSULTING
CANADA
MINE VENTILATION AND BULK AIR CONDITIONING SPECIALISTS
www.bbegroup.com
CLIENT
NioCORP
TITLE
SITE LAYOUT
D 25621-00-00-100-01 A

Source: Dumas, 2026

Figure 13‑30: Main Fan Configuration

This surface ventilation infrastructure forms the primary air-supply pathway for the unidirectional circuit, integrating seamlessly with the Ventilation on Demand (VOD) control system described in Section 16.9. Detailed specifications for the refrigeration plant, heating system, and associated electrical and control interfaces are presented in subsequent sections.

13.8.3.2 Auxiliary Ventilation

Auxiliary ventilation systems are employed throughout the Elk Creek underground mine to deliver fresh air to development headings, crosscuts, draw points, ore and waste passes, and various underground infrastructure locations that are not adequately served by the primary ventilation

219 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

circuit. These localized systems consist of vane-axial auxiliary fans connected to PVC ducting, sized to overcome frictional losses and leakage while maintaining the required airflow quantities and velocities at the working faces and enclosed areas. All auxiliary fans are fully integrated with the mine’s Ventilation on Demand (VOD) control system, enabling remote start/stop capability and automatic operation based on equipment and personnel presence. This integration supports efficient ventilation management, energy optimization, and compliance with air-quality and climatic criteria.

13.8.3.3 Development Headings

Development headings are excavated to dimensions of ~18 ft (5.5 m) wide by ~19 ft (5.8 m) high. Given ventilation lengths often exceeding ~3,280 ft (1 km) and the resulting high frictional pressure drops, twin ~1,219 mm (48-inch) PVC ducts are utilized in conjunction with 54-inch (~1,372 mm), 100 HP (~75 kW) Howden 5400-VAX-2700 fans. This configuration delivers approximately 40 m³/s (~86,000 cfm) at the face. The fans are installed in a staggered arrangement within the airway to minimize the extent of slashing required while optimizing airflow distribution.

13.8.3.4 Crosscut (Draw Points) and Ore/Waste Pass Ventilation

Crosscuts and draw points are developed to ~14.8 ft × 14.8 ft (4.5 m × 4.5 m) dimensions. To achieve the minimum required air velocity of ~100 fpm (0.5 m/s), 32-inch (~813 mm), 100 HP (~75 kW) Howden 3200-VAX-2100 fans connected to 36-inch (~914 mm) ducting are specified. These fans are sized to deliver ~22,000 cfm (10.5 m³/s) while accounting for typical duct leakage.

13.8.3.5 Substations, Sumps, and Refuge Station Ventilation

Substations, sumps, and refuge stations, also excavated to ~14.8 ft × 14.8 ft (4.5 m × 4.5 m) dimensions, are ventilated using 24-inch (~610 mm), 3 HP (~2.2 kW) Howden 2400-VAX-1800 fans with 24-inch (~610 mm) ducting to provide the required ~4,200 cfm (2 m³/s) of fresh air.

13.8.3.6 Railveyor Loadout Ventilation

The Railveyor loadout areas utilize 36-inch (~914 mm) auxiliary ventilation ducting to maintain the necessary clearance above the Railveyor assembly (minimum 74 inches (~1,880 mm) from the top of the drift) while minimizing frictional pressure losses. Appropriate fan selections and duct configurations are provided for the temporary development at the 210 Level and the permanent loading levels at the 490L, 690L, and 930L to satisfy the specific airflow and velocity requirements at each location.

The auxiliary ventilation design ensures reliable fresh-air delivery to localized work areas, complementing the main surface ventilation system and supporting safe, productive operations across all phases of mine development and production. Detailed fan performance curves, pressure-volume calculations, and integration with the overall control philosophy are addressed in subsequent sections of this report.

13.8.4 Recommended Ventilation Infrastructure

JMVL compiled a list to estimate the required quantity and locations of ventilation controls such as fans, bulkheads, large equipment air doors, man doors, and regulators. For this exercise, the Life-of-Mine (LoM) ventilation model was examined level-by-level to count required ventilation infrastructure. A summary of the required ventilation infrastructure is provided in Table 13‑15 (Infrastructure Matrix).

220 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Table 13‑15: Ventilation Infrastructure Matrix

Level	New Crosscut Fans	Reused Crosscut Fans	Typical Aux Duct Length to Face	36" Duct Length	Sumps / Slurry Pumps	24" Duct Length	Sump Fans	Elec Fans	24" Duct Length	Elec Sub Fans	Charging Stations	24" Duct Length	Charging Station Fans	Ore/Waste Feed Conveyor	24" Duct Length	Conveyor Fans	Refuge Station
	QTY	QTY	FT	FT	QTY	FT	QTY	QTY	FT	QTY	QTY	FT	QTY	QTY	FT	QTY	QTY
Surface	0	0	0	0	2	164	2	5	410	5	0	0	0	0	0	0	0
210L	6	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
250L	6	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
290L	6	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
330L	6	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
370L	6	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
450L	6	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0	0
490L	6	0	0	0	1	82	1	0	0	0	0	0	0	0	0	0	0
530L	6	0	0	0	1	82	1	1	82	1	0	0	0	0	0	0	0
570L	6	0	0	0	0	0	0	1	82	1	0	0	0	0	0	0	0
610L	0	6	492	2953	1	82	1	1	82	1	1	82	1	0	0	0	0
650L	0	6	1312	7874	2	164	2	1	82	1	1	82	1	0	0	0	1
690L	0	6	1115	6693	0	0	0	1	82	1	0	0	0	0	0	0	0
730L	0	6	820	4921	0	0	0	1	82	1	0	0	0	0	0	0	1
770L	0	6	1230	7382	0	0	0	1	82	1	0	0	0	0	0	0	0
810L	0	6	984	5906	0	0	0	1	82	1	0	0	0	0	0	0	0
850L	0	6	656	3937	0	0	0	1	82	1	1	82	1	0	0	0	0
890L	0	6	820	4921	2	164	2	1	82	1	1	82	1	1	82	1	0
930L	0	6	558	3346	1	82	1	1	82	1	0	0	0	0	0	0	0
Level	24" Duct Length	Refuge Fans	Loadout Fan Power	36" Loadout Ducting Length	Ore/Waste Pass Fan	36" Duct Length	Ore/Waste Pass Fan	Intake Fans 9250-AMF-6100	Heaters	Bulk Air Coolers	Condenser Cooling Towers	Chillers (3.5 MWR)	Evap and Cond Pumps	Regulators	Bulkheads	Personnel Door	Airlock Door
	FT	QTY	kW	FT	QTY	QTY	QTY	QTY	QTY	QTY	QTY	QTY	QTY	QTY	QTY	QTY	QTY
Surface	0	0	0	0	0	0	0	2	2	2	2	2	4	0	2	2	2
210L	0	0	13	656	0	0	0	0	0	0	0	0	0	1	1	2	2
250L	0	0	0	0	1	50	1	0	0	0	0	0	0	2	2	1	0
290L	0	0	0	0	1	50	1	0	0	0	0	0	0	1	1	1	0
330L	0	0	0	0	1	50	1	0	0	0	0	0	0	1	1	1	0
370L	0	0	0	0	1	50	1	0	0	0	0	0	0	1	1	1	0
450L	0	0	0	0	1	50	1	0	0	0	0	0	0	1	1	1	0
490L	0	0	0	0	1	50	1	0	0	0	0	0	0	1	1	1	0
530L	0	0	0	0	1	50	1	0	0	0	0	0	0	1	1	1	0
570L	0	0	0	0	1	50	1	0	0	0	0	0	0	1	1	1	0
610L	0	0	0	0	1	50	1	0	0	0	0	0	0	1	1	1	0
650L	25	1	40	1841	1	50	1	0	0	0	0	0	0	1	1	1	0
690L	0	0	0	0	1	50	1	0	0	0	0	0	0	1	1	1	0
730L	25	1	0	0	1	50	1	0	0	0	0	0	0	1	1	1	0
770L	0	0	0	0	1	50	1	0	0	0	0	0	0	1	1	1	0
810L	0	0	0	0	1	50	1	0	0	0	0	0	0	1	1	1	0
850L	0	0	0	0	1	50	1	0	0	0	0	0	0	1	1	1	0
890L	0	0	0	0	1	50	1	0	0	0	0	0	0	1	1	1	0
930L	0	0	0	0	1	50	1	0	0	0	0	0	0	1	1	1	0

Source: Dumas, 2026

221 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

The infrastructure comprises auxiliary fans of various diameters and power ratings with associated PVC ducting to supply fresh air to development headings, crosscuts and draw points, Railveyor loadout facilities, substations, sumps, and refuge stations. Split louver regulators are specified at strategic locations to enable precise regulation of airflow to individual mining levels. Large equipment air doors, man doors, and bulkheads are incorporated to direct airflow, provide isolation, and maintain the integrity of the unidirectional ventilation circuit.

This infrastructure is fully integrated with the main surface ventilation system (Section 13.8.3.1) and the auxiliary ventilation network (Section 13.8.3.2). It supports the Ventilation on Demand (VOD) control philosophy (Section 13.8), ensuring reliable delivery of conditioned air to active working areas while minimizing short-circuiting, maintaining design velocities, and facilitating effective heat and contaminant management. The quantities and locations identified in the Infrastructure Matrix provide the basis for procurement, detailed design, and installation planning, with final configuration to be confirmed during detailed engineering.

The recommended ventilation infrastructure ensures compliance with safety and operational requirements across all phases of mine development and production, consistent with industry best practices for underground hard-rock mines.

13.8.5 Ventilation Power Consumption

The Life-of-Mine (LoM) ventilation scenario was evaluated in accordance with the detailed numerical modeling and infrastructure requirements presented in the Mine Ventilation Design Report prepared by Jodouin Mine Ventilation Ltd. (February 2026). This assessment accounts for all operating primary and auxiliary fans, direct-fired mine-air heaters, the surface refrigeration plant, condenser cooling towers, and associated pumps operating under steady-state peak-production conditions. The electrical consumption of the refrigeration plant is based on an equivalent of three months of full-load operation per year to reflect seasonal cooling requirements in the Nebraska climate.

The ventilation system is projected to have an instantaneous power demand of 10 MW, corresponding to an annual electrical energy consumption of approximately 78 GWh. At a revised electricity rate of US$0.0918/kWh (as of March 2026), the total annual electricity cost for the ventilation systems included in this scope is estimated at US$7.16 million. This figure comprises the following components:

•
Sump fans: US$11,286/yr
•
Electrical substation fans: US$18,059/yr
•
Charging station fans: US$4,514/yr
•
Conveyor fans: US$1,129/yr
•
Refuge station fans: US$2,257/yr
•
Loadout fans: US$86,851/yr
•
Ore and waste pass fans: US$180,939/yr
•
Primary intake fans: US$1,414,141/yr
•
Heaters (electricity portion only): US$105,754/yr (natural-gas costs excluded)
•
Bulk air coolers: US$0/yr
•
Condenser cooling towers: US$19,829/yr
•
Chillers: US$213,541/yr
•
Chiller pumps: US$63,887/yr

222 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

These estimates are derived from the LoM steady-state model and reflect the unidirectional push-ventilation system design, including variable-frequency drives on primary fans and auxiliary ventilation for development, production, and service areas. Actual operating costs will be subject to final equipment selection, site-specific energy tariffs, maintenance practices, and realized production schedules. The values presented herein are suitable for this level of mine planning and are consistent with the ventilation design criteria established for the Elk Creek Project.

13.8.6 Mine Air Heating

Heat inputs for the ventilation numerical model were developed in accordance with the Mine Ventilation Design Report prepared by Jodouin Mine Ventilation Ltd. (February 2026) to support the determination of both mine air heating and cooling requirements for the Elk Creek Project. These inputs form the basis for climatic modeling that establishes the required capacity of the surface direct-fired natural gas mine-air heaters.

13.8.6.1 Primary Equipment Heat

Heat generation was modeled based on primary mining equipment, including load-haul-dump (LHD) units, longhole drills, jumbo drills, secondary breakage equipment, and bolters. For the Life-of-Mine (LoM) scenario, a single truck was modeled on the ramp near the intake portal. Heat loads from underground pickup trucks and utility vehicles were combined and positioned at the top of the intake ramp.

For the development scenario, two trucks, two LHDs, and two jumbos were modeled at the advancing faces of both the Railveyor ramp and the personnel/equipment ramp.

Detailed estimates of heat output from each piece of equipment are summarized in Table 13‑14.

13.8.6.2 Railveyor Heat Loads

The total heat output from the 154 Railveyor drive stations was calculated to be 263.28 kW (898,000 BTU/hr). This heat load was uniformly distributed along the 18,674 ft (5,692 m) length of the Railveyor ramp, resulting in a linear heat generation rate of 0.04625 kW/m (0.0141 BTU/hr per ft).

13.8.6.3 Sumps, Substations, Shops, and Refuge Stations

Heat loads associated with ancillary excavations (sumps, electrical substations, maintenance shops, and refuge stations) were provided by the respective discipline work packages and incorporated into the model at representative locations.

These heat inputs were used in the ventilation and climatic simulations to confirm that the surface mine-air heating system is sized to maintain acceptable underground working temperatures under design winter conditions. The heaters form an integral part of the positive-pressure ventilation system and operate in conjunction with the main intake fans and bulk air coolers. Actual heating requirements will be refined during detailed design based on final equipment selections, production schedules, and site-specific operating data. The values presented are suitable for planning and are consistent with the ventilation design criteria established for the project.

223 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Table 13‑16: Equipment Heat

Category	Equipment	Brand	Model	Underground Utilization	Qty req. Preprod	Qty. Production	Additional Information	User	Comments	Selected
Development	Bolter	Sandvik	DS412iE	☐	3	3	Electric	Contractor		x
Development	Haul Truck	Sandvik	TH550B	☐	3	1	Electric	Contractor		x
Development	Jumbo	Sandvik	DD422iE	☐	3	3	Electric	Contractor		x
Development	LHD - 10 YD	Sandvik	LH518iB	☐	4	4	Electric	Contractor		x
Development	LHD - 2 YD	Sandvik	LH203	☐	1	1	Diesel	Contractor	Low utilization	x
Development	LHD - 6 YD	Sandvik	LH410	☐	1	1	Diesel	Contractor	Low utilization	x
Development	Cable bolter	Sandvik	DS422i	☐	1	1	Diesel	Contractor		x
Light vehicle	UG Pickup - Mechanic	Kovatera	KT200	☐	1	1	Electric	Contractor		x
Light vehicle	UG Pickup - Safety Supervision	Kovatera	KT200	☐	1	1	Electric	Contractor		x
Light vehicle	UG Pickup - Survey / Engineering	Kovatera	KT200	☐	1	1	Electric	Contractor		x
Light vehicle	Utility vehicle - Electrician	Kovatera	KM200e Cable Reeler With Scissor Deck	☐	1	1	Electric	Contractor		x
Light vehicle	Utility vehicle - Explosives transport	Kovatera	KT200	☐	1	1	Electric	Contractor		x
Light vehicle	Utility vehicle - Face cleaning	Kovatera	KM200e Mine Utility Vehicle c/w fork and lift	☐	1	1	Electric	Contractor		x
Light vehicle	Utility vehicle - Loading	Kovatera	KM200e Mine Utility Vehicle c/w basket and anfo	☐	2	2	Electric	Contractor		x
Light vehicle	Utility vehicle – Man carrier	Kovatera	KT300e Personnel Carriers - Closed Box 2+8	☐	2	3	Electric	Contractor		x
Light vehicle	Utility vehicle - Mechanic	Kovatera	KT300e Mobile Mechanical Support w crane	☐	1	1	Electric	Contractor		x
Light vehicle	Utility vehicle - Mechanic	Kovatera	KT300e Mobile Mechanical Support w crane	☐	1	1	Electric	Owner		x
Light vehicle	Utility vehicle - Mine Rescue	Kovatera	KT300e Mine Rescue - Closed Box	☐	1	1	Electric	Contractor		x
Light vehicle	Utility vehicle - Service	Kovatera	KM200e Mine Utility Vehicle c/w fork and backhoe	☐	1	1	Electric	Contractor		x
Light vehicle	Utility vehicle - Supervision	Kovatera	KT300e Mine Utility Vehicle - flat deck	☐	1	1	Electric	Contractor		x
Light vehicle	Utility vehicle - Supervision	Kovatera	KT300e Mine Utility Vehicle	☐	3	5	Electric	Owner		x
Other	SatStat - Fuel	Rock-Tech	SE90 0F	☐	1	1	Electric	Contractor		x
Other	SatStat - Lube	Rock-Tech	SE90 0L	☐	1	1	Electric	Contractor		x
Production	Raise bore	Epiroc	Easer E10SG	☐	0	1	Electric	Contractor		x
Production	Longhole	Sandvik	DL422iE	☐	1	3	Electric	Contractor		x

224 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Category	Equipment	Brand	Model	Underground Utilization	Qty req. Preprod	Qty. Production	Additional Information	User	Comments	Selected
Production	Secondary breaking drill	Sandvik	DB331	☐	0	1	Diesel	Contractor	Low utilization	x
Supporting	Boom truck	MacLean	BTS EV	☐	1	1	Electric	Contractor		x
Supporting	Explosives Loader - Anfo	MacLean	ACS EV	☐	1	1	Electric	Contractor	Development	x
Supporting	Explosives Loader - Emulsion	MacLean	ECS EV	☐	1	1	Electric	Contractor	Production	x
Supporting	Grader	MacLean	GRS EV	☐	1	1	Electric	Contractor		x
Supporting	Scissor lift	MacLean	SLS EV	☐	2	2	Electric	Contractor		x
Supporting	Shotcrete Sprayer	MacLean	SSS EV	☐	1	1	Electric	Contractor		x
Supporting	Transmixer	MacLean	TMS EV	☐	1	1	Electric	Contractor		x
Category	Equipment	Brand	Model	Max Speed (km/h)	Grade	Distance Up (m)	Distance Down (m)	Distance Flat (m)	Time Idle (mins)	Avg Heat Load (kW)
Development	Bolter	Sandvik	DS412iE	5	N/A	N/A	N/A	400	240	90
Development	Haul Truck	Sandvik	TH550B	15	15%	6000	6000	400	180	253
Development	Jumbo	Sandvik	DD422iE	N/A	N/A	N/A	N/A	N/A	N/A	160
Development	LHD - 10 YD	Sandvik	LH518iB	10	N/A	N/A	N/A	N/A	N/A	132
Development	LHD - 2 YD	Sandvik	LH203	10	N/A	N/A	N/A	N/A	N/A	46
Development	LHD - 6 YD	Sandvik	LH410	10	N/A	N/A	N/A	N/A	N/A	129
Development	Cable bolter	Sandvik	DS422i	N/A	N/A	N/A	N/A	N/A	N/A	75
Light vehicle	UG Pickup - Mechanic	Kovatera	KT200	15	15%	6000	6000	400	240	11
Light vehicle	UG Pickup - Safety Supervision	Kovatera	KT200	15	15%	6000	6000	400	240	11
Light vehicle	UG Pickup - Survey / Engineering	Kovatera	KT200	15	15%	6000	6000	400	240	11
Light vehicle	Utility vehicle - Electrician	Kovatera	KM200e Cable Reeler With Scissor Deck	15	15%	6000	6000	400	240	11
Light vehicle	Utility vehicle - Explosives transport	Kovatera	KT200	15	15%	6000	6000	400	240	11
Light vehicle	Utility vehicle - Face cleaning	Kovatera	KM200e Mine Utility Vehicle c/w fork and lift	15	15%	6000	6000	400	240	11
Light vehicle	Utility vehicle - Loading	Kovatera	KM200e Mine Utility Vehicle c/w basket and anfo	15	15%	6000	6000	400	240	11
Light vehicle	Utility vehicle – Man carrier	Kovatera	KT300e Personnel Carriers - Closed Box 2+8	15	15%	6000	6000	400	240	11
Light vehicle	Utility vehicle - Mechanic	Kovatera	KT300e Mobile Mechanical Support w crane	15	15%	6000	6000	400	240	11
Light vehicle	Utility vehicle - Mechanic	Kovatera	KT300e Mobile Mechanical Support w crane	15	15%	6000	6000	400	240	11
Light vehicle	Utility vehicle - Mine Rescue	Kovatera	KT300e Mine Rescue - Closed Box	15	15%	6000	6000	400	240	11
Light vehicle	Utility vehicle - Service	Kovatera	KM200e Mine Utility Vehicle c/w fork and backhoe	15	15%	6000	6000	400	240	11

225 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Category	Equipment	Brand	Model	Underground Utilization	Qty req. Preprod	Qty. Production	Additional Information	User	Comments	Selected
Light vehicle	Utility vehicle - Supervision	Kovatera	KT300e Mine Utility Vehicle - flat deck	15	15%	6000	6000	400	240	11
Light vehicle	Utility vehicle - Supervision	Kovatera	KT300e Mine Utility Vehicle	15	15%	6000	6000	400	240	11
Other	SatStat - Fuel	Rock-Tech	SE90 0F	15	15%	6000	6000	400	240	11
Other	SatStat - Lube	Rock-Tech	SE90 0L	15	15%	6000	6000	400	240	11
Production	Raise bore	Epiroc	Easer E10SG	N/A	N/A	N/A	N/A	N/A	N/A	110
Production	Longhole	Sandvik	DL422iE	5	N/A	N/A	N/A	N/A	N/A	160
Production	Secondary breaking drill	Sandvik	DB331	12	N/A	N/A	N/A	400	240	48
Supporting	Boom truck	MacLean	BTS EV	10	N/A	N/A	N/A	400	240	29
Supporting	Explosives Loader - Anfo	MacLean	ACS EV	10	N/A	N/A	N/A	400	240	26
Supporting	Explosives Loader - Emulsion	MacLean	ECS EV	10	N/A	N/A	N/A	400	240	26
Supporting	Grader	MacLean	GRS EV	5	15%	6000	6000	400	0	38.2
Supporting	Scissor lift	MacLean	SLS EV	10	N/A	N/A	N/A	400	240	29
Supporting	Shotcrete Sprayer	MacLean	SSS EV	10	N/A	N/A	N/A	400	240	30
Supporting	Transmixer	MacLean	TMS EV	10	15%	6000	6000	400	0	59.1

Source: Dumas, 2026

226 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

13.8.7 Thermal Exposure

The ventilation and cooling system for the Elk Creek Project has been designed to control thermal exposure and maintain underground workplace ambient conditions within acceptable limits for worker health and safety. Design underground workplace conditions, as established in the Ventilation Design Criteria (Jodouin, 2025), are as follows:

•
Maximum dry-bulb temperature: ~104°F (40.0°C)
•
Maximum wet-bulb temperature: ~82.4°F (28.0°C)
•
Maximum reject Wet-Bulb Globe Temperature (WBGT): ~82.4°F (28.0°C)

Refrigeration is incorporated into the ventilation system when wet-bulb temperatures exceed ~80.6°F (27.0°C).

Climatic modeling performed using VentSim™ Version 6.0 for both the development stage and the Life-of-Mine (LoM) steady-state scenario, as documented in the Mine Ventilation Design Report (Jodouin, 2026), incorporated all major heat sources, including primary mobile equipment, the Railveyor haulage system, sumps, substations, shops, refuge stations, geothermal heat from the rock mass, and auto-compression effects. The modeling confirmed that a surface refrigeration plant and bulk air coolers are required to manage the combined heat loads under peak summer conditions. The positive-pressure (“push”) ventilation system supplies conditioned air via the personnel and equipment ramp (Ramp 1), ensuring that design thermal limits are maintained at the working faces and throughout the active production areas.

The integrated heating, ventilation, and cooling strategy—comprising surface direct-fired natural-gas mine-air heaters for winter operation and the refrigeration plant with bulk air coolers for summer operation—provides effective thermal exposure management across the full vertical mining span of approximately ~2,230 ft (680 m). These engineered controls, together with the unidirectional ventilation circuit and auxiliary ventilation systems, ensure compliance with the specified thermal criteria under both development and full-production conditions.

The thermal exposure parameters and associated system capacities are suitable for planning at the level of the 2026 Elk Creek Study. Final verification and refinement of refrigeration loads, control setpoints, and system performance will be completed during detailed engineering based on confirmed equipment selections, production schedules, and site-specific monitoring data.

13.9 Mine Infrastructure and Services

13.9.1 Material Handling System

The material handling system for the Elk Creek Project consists of a fully electric, automated Railveyor haulage system that transports ore and waste from underground loading stations to surface discharge points. The system comprises underground loading stations, the Railveyor railcar haulage network (including the dedicated Ramp 2), two surface discharge loops (one for ore and one for waste), a surface railcar maintenance facility, and associated track switches, bypass spurs, and control infrastructure. Ore is transferred from the surface stockpile to the crusher circuit by wheel loaders, while waste is stockpiled separately. All components are described in detail in the NioCorp – Elk Creek Project Material Handling Engineering Study (Railveyor Technologies Global Inc., 2026),

227 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

which was prepared specifically for the 2026 Elk Creek Study and is illustrated in the schematic shown in Figure 13‑31.

The Railveyor system is a shuttle configuration utilizing lightweight railcars propelled by stationary electric drive stations along a light-gauge track. The system is controlled by a centralized automation platform and is designed to operate continuously and autonomously. The south portal Ramp 2 is dedicated exclusively to the Railveyor and has been developed at an 18% grade with nominal dimensions of ~18 ft (5.5 m) wide by ~19 ft (5.8 m) high.

The system has a Life-of-Mine (LoM) capacity of 48.8 million short tons (~44.3 million metric tonnes) of ore and 5.4 million short tons (~4.9 million metric tonnes) of waste. It is sized to sustain a nominal production rate of 5,500 short tons per day (~4,990 metric tonnes per day) based on a 16.2-hour daily operating schedule, with a peak continuous capacity of 340 short tons per hour (~308 metric tonnes per hour) using five trains, each 1,080 ft (~329 m) in length at full mine build-out. The trains are powered by a total of 154 drive stations strategically located along the route to provide the required tractive effort for starting, stopping, and continuous movement under full load.

The Railveyor system is installed in a phased manner to align with mine development and production ramp-up. During the development phase, temporary loading points are established at the 210L horizon using mobile feeders (e.g., Terex or equivalent) supplied by haul trucks or LHDs. Production loading occurs at the three primary load levels (490L, 690L, and 930L), each equipped with two ore-pass discharge points (one for ore and one for waste). Ore passes are fitted with 16 in. × 16 in. (~406 mm × 406 mm) grizzlies, arc gates, high-speed vibratory feeders, discharge chutes with scalper bars, and overhead tramp-metal magnets. Weigh scales and light-fence profile monitors downstream of each feeder ensure trains are loaded to design capacity without overloading.

Loaded and empty trains pass each other in four automated bypass spurs located along the ramp. Each bypass is equipped with automated track switches that allow the loaded train to remain on the mainline while the empty train diverts to the offset track. On surface, automated track switches direct trains to the appropriate discharge loop (ore or waste). The discharge loops are constructed on engineered earth ramps with retaining walls and elevated steel skid structures. Material is discharged by inverting the train around the loop; the empty train then reverses direction and returns underground. A separate maintenance loop and 40 ft × 100 ft (~12.2 m × 30.5 m) maintenance shop are located west and south of the portal to allow complete trains to be removed from the production circuit for servicing.

Each train consists of individual railcars connected by clevis pins and spherical bearings to permit articulation through horizontal and vertical curves and the discharge-loop inversion. Cars are equipped with rubber-lined steel troughs. The lead and trailing cars incorporate rail-sensing instrumentation and communication equipment. Each drive station comprises two 100 hp (~75 kW) AC motors driving gearboxes fitted with commercial truck tires that apply squeeze traction to the sides of the train. Spring-applied/electric-release brakes provide parking and emergency stopping capability. Variable-frequency drives (VFDs) located in electrical control cabinets (ECCs) control the motors, with regenerative braking utilized to reduce energy consumption.

System control is achieved through four programmable logic controllers (PLCs) networked via fibre-optic cable. One PLC functions as the master, coordinating all drive stations, track switches, feeders, scales, and safety devices. Operator interface is provided by a SCADA system located in the surface Underground Control Center (UCC). Closed-circuit video (CCTV) cameras at drive stations, switches, load points, and discharge points allow real-time monitoring.

228 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

The Railveyor material handling system provides a reliable, low-maintenance, and energy-efficient means of underground-to-surface haulage that is fully integrated with the mine’s phased development schedule and production requirements. The design parameters and capacities summarized above are based on the engineering study completed for the 2026 Elk Creek Study and are suitable for planning purposes. Final system performance will be confirmed during detailed design, procurement, and commissioning once vendor data, site-specific geotechnical conditions, and operating experience are incorporated.

WASTE PILE
ORE PILE
SURFACE
ROCK FROM EXCAVATIONS
(56.2 TON/ft^3 NOMINAL BROKEN DENSITY)
LEVEL -450
ORE BIN
HEIGHT [ft] 105
DIAMETER [ft] 24.6
LIVE VOLUME [ft^3] 4970
WASTE BIN (TYP.)
ORE BIN (TYP.)
WASTE BIN
HEIGHT [ft] 105
DIAMETER [ft] 24.6
LIVE VOLUME [ft^3] 4970
VIBRATORY FEEDER (TYP.)
SOUTH / RAILVEYOR RAMP
LEVEL -490
L490 SYSTEM MAX CAPACITY (PHASE 1)
NOMINAL CAPACITY [TON/HR] 340
TRAINS IN SYSTEM 3
ACTIVITY [HR/DAY] 24
RAILVEYOR SYSTEM
LEVEL -650
VIBRATORY FEEDER
CYCLE [HR/DAY] 24
MAX. CAPACITY [TON/HR] 985
ROCK BREAKER (TYP.)
GRIZZLY FEEDER (TYP.)
14"x14" OPENINGS
LEVEL -690
L690 SYSTEM MAX CAPACITY (PHASE 2)
NOMINAL CAPACITY [TON/HR] 340
TRAINS IN SYSTEM 4
ACTIVITY [HR/DAY] 24
RAILVEYOR SYSTEM
LEVEL -890
GATE (TYP.)
ROCK BOX (TYP.)
BELT MAGNET (TYP.)
LEVEL -930
L970 SYSTEM MAX CAPACITY (PHASE 3)
NOMINAL CAPACITY [TON/HR] 340
TRAINS IN SYSTEM 5
ACTIVITY [HR/DAY] 24
RAILVEYOR SYSTEM

Source: Dumas, 2026

Figure 13‑31: Railveyor System Schematic

13.9.2 Mine Dewatering System

The mine dewatering system for the Elk Creek Project has been designed to manage both surface precipitation entering the box-cut area and groundwater ingress plus operational water from the underground workings, thereby preventing flooding and maintaining safe, dry operating conditions throughout the Life-of-Mine (LoM). The system comprises surface portal pump stations, temporary mobile underground pump stations, permanent underground pump stations, associated sumps, pipelines, and vertical boreholes. Design parameters and capacities are based on the engineering completed for the 2026 Elk Creek Study.

Surface dewatering is provided to intercept and remove precipitation from the box-cut excavation before water can enter the service (Ramp 1) or production (Ramp 2) portals. The portal pump-station capacity is based on the 10-year, 24-hour design storm event for the Tecumseh, Nebraska area (4.71

229 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

in. or ~120 mm of precipitation). The box-cut area of 509,135 ft² (~47,300 m²) generates a peak runoff of 1,040 gpm (~236 m³/h).

A settling sump collects runoff and removes solids prior to gravity feeding into a clear-water sump. Four operating submersible pumps (plus one spare) are installed in the clear-water sump and are sized to handle flows up to 1,000 gpm (~227 m³/h). Discharge is routed to the site stormwater management pond for discharge or reuse as process water.

The portal and the associated pumping infrastructure are currently under construction and are expected to be completed before project Final Investment Decision (FID).

Underground dewatering collects natural groundwater inflow from rock faces together with water introduced by mining and development activities. The combined maximum inflow is estimated at 1,500 gpm (~341 m³/h). The net average inflow consists of 200 gpm (~45 m³/h) of formation water and an additional 200 gpm (~45 m³/h) of water used for mine operations purposes.

The groundwater at the Elk Creek site is expected to exhibit moderate to high salinity (brackish character with elevated total dissolved solids, primarily chlorides and sodium), consistent with hydrogeological characterization data for the deposit. In addition, mine water will contain residues from explosives (such as nitrates) and trace machinery oil/hydrocarbons introduced during development and production activities. These constituents are addressed through the dewatering system design, which includes settling sumps for solids and oil separation, followed by transfer to the surface holding pond. Final treatment occurs in the site water-treatment plant, which may incorporate processes such as softening, clarification, multimedia filtration, and reverse osmosis to manage salinity and remove contaminants prior to reuse in process circuits or other site applications. This integrated approach ensures compliance with water quality requirements and supports the project’s zero-discharge objectives.

Water is collected in sumps installed along both the service and production ramps. Boreholes convey water from higher-level sumps to the respective pump-station horizons, where it is directed into settling sumps for solids removal. Horizontal transfer pumps then move the clarified water to the main vertical pumping stations.

The system incorporates both temporary and permanent pumping infrastructure phased to match mine development:

•
Temporary Mobile Pump Stations (210 Level and 650 Level): Skid-mounted centrifugal pump stations (six pumps operating in pairs) with 2,640 gal (~10,000 L) integrated tank capacity provide variable flow up to 1,500 gpm (~341 m³/h). These units are deployed as required during early development. Water from the 210 Level station is pumped to surface via pipeline installed in the production ramp. Water from the 650 Level station is pumped to the permanent 450 Level station through a vertical borehole.

•
Permanent Pump Stations (450 Level and 930 Level): Each station is equipped with four positive-displacement pumps sized for variable flow up to 1,500 gpm (~341 m³/h).
o
The 450 Level station pumps water to surface: first via vertical borehole to the 210 Level, then continuing up the production ramp pipeline.
o
The 930 Level station pumps water to the 450 Level station via vertical borehole.

230 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

•
Bottom-Level (930 Level) Pumping: Submersible pumps located at the lowest mine elevation transfer dirty water to the 930 Level settling sump through a dedicated vertical borehole.

All underground water is ultimately delivered to the surface holding pond, where it undergoes treatment in the site water-treatment plant prior to reuse in process circuits. The dewatering design ensures that pump capacities exceed maximum anticipated inflows under both development and full-production scenarios, providing operational flexibility and redundancy.

The system parameters summarized above are consistent with the project’s design basis and will be refined during detailed engineering on the basis of final geotechnical data, confirmed inflow measurements, equipment vendor data, and site-specific operating experience.

13.9.3 Compressed Air System

The compressed air system for the Elk Creek Project is designed to supply clean, dry, pressurized air to underground workshops, active mining areas, Railveyor loading-station dust-suppression systems, and refuge shelters (as an emergency backup air supply). The system is located in Facility 23, the surface Underground Electrical Maintenance Substation and Compressor Facility, in accordance with the Basis of Design – Electrical Generator Power (Dumas / NioCorp, Rev A, January 2026).

Compressed air is generated by two 150 hp air compressors (one operating, one standby) rated to deliver air at 125 psi (862 kPa) with a total system capacity of up to 600 cfm (1,020 m³/h). The compressors are equipped with variable-speed drives (VSDs) to optimize energy efficiency and respond to fluctuating demand. Each unit includes integrated filtration and a refrigerant dryer to condition the air. A dry-air receiver is provided to stabilize system pressure and minimize compressor cycling.

Distribution piping is routed down the production ramp (Ramp 2) to serve the underground operations, with temporary piping installed in the service ramp (Ramp 1) during early development. Branch lines are provided at each mine level. Water drains are installed at every level and at all sumps to remove accumulated condensate from the air lines.

Point-of-use treatment is provided as follows:

•
Filter-regulators at refuge stations on the 450, 610, 730, and 850 levels.
•
Filter-regulators at the Railveyor dust-suppression systems on the 490, 690, and 930 levels.
•
Filter-regulator-lubricators (and, where required, small local air receivers) at the maintenance shops on the 450 and 650 levels to support pneumatic tools.

The compressed air system is fully integrated with the surface facilities and underground infrastructure. The design parameters summarized above are based on engineering appropriate for the 2026 Elk Creek Study. Detailed piping design, pressure-drop calculations, and final equipment selection will be completed during the detailed design phase, incorporating vendor data, confirmed operating requirements, and site-specific conditions.

13.9.4 Underground Water Supply

The underground process water supply system for the Elk Creek Project supplies water to underground workshops, active mining areas, Railveyor loading-station dust-suppression systems, foam-type fire suppression systems in the maintenance shops, latrines, and refuge shelters.

231 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Process water is sourced from reclaimed water produced by the surface water treatment plant and supplemented by externally sourced water as required. The system is designed to deliver a supply capacity exceeding 500 gpm (114 m³/h) at a pressure range of 45 to 80 psi (310 to 552 kPa).

Distribution piping is installed down the production ramp (Ramp 2) to serve all underground levels, with temporary piping provided in the service ramp (Ramp 1) during early development. Branch lines are provided at each mine level. Pressure-reducing valves are installed at each level to regulate pressure increases resulting from hydrostatic head with depth and to protect equipment and piping infrastructure.

The process water system is fully integrated with the surface water management and dewatering facilities. All underground water is ultimately delivered to the surface, treated, and made available for reuse. The design parameters summarized above are based on engineering appropriate for the 2026 Elk Creek Study. Detailed hydraulic calculations, final pipe sizing, pressure-drop analysis, and valve specifications will be completed during detailed design once vendor data, confirmed flow requirements, and site-specific operating conditions are incorporated.

13.9.5 Underground Fuel Storage and Distribution

The Elk Creek Project is designed as a highly electrified underground operation utilizing the Railveyor™ electric haulage system and a predominantly battery-electric mobile equipment fleet. Dedicated battery swap, storage, and charging bays are incorporated to support battery-electric vehicles (BEVs) throughout the Life-of-Mine (LoM).

To support the project’s battery-electric mobile equipment fleet (including loaders, trucks, drills, bolters, and utility vehicles), dedicated battery swap, storage, and charging bays are provided at strategic underground locations, including proximity to maintenance shops, refuge stations, and key production levels. These facilities are designed to minimize equipment downtime, maintain high fleet availability, and integrate with the underground electrical distribution network.

Industry-proven technologies will be incorporated:

•
Automated battery exchange systems enable fully automated battery exchange in approximately three minutes. The operator remains in the cabin, and the vehicle self-swaps the depleted battery for a fully charged unit without requiring overhead cranes or additional heavy infrastructure.

•
Flexible opportunity charging infrastructure, including remote charge posts connected up to 948 ft (300 m) from central charging cabinets. This decentralized approach reduces tramming distances, minimizes queuing, and supports mixed-fleet compatibility.
•
Onboard charging design philosophy, which eliminates the need for extensive stationary charging bays in many applications and provides operational flexibility for production-support duty cycles.

Battery bays will include high-power chargers compatible with the selected equipment voltages, battery storage racks, fire detection and suppression systems, spill containment, forced ventilation for thermal management, and appropriate safety interlocks. The layout provides sufficient maneuvering space for safe vehicle access and egress. Charging infrastructure is sized based on equipment duty cycles, production scheduling, and electrical load distribution from the surface substations and underground power distribution system. Regenerative braking energy recovery is utilized where applicable to improve overall energy efficiency.

232 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

The BEV charging infrastructure described above supports the project’s overall electrification strategy and phased transition to full battery-electric operations. Detailed bay configurations, charger ratings, number of bays, and battery management protocols will be finalized during detailed engineering once the final BEV fleet composition, duty cycles, and vendor-specific recommendations are confirmed. The design parameters summarized herein are based on engineering suitable for the 2026 Elk Creek Study.

13.9.6 Workshop, Maintenance Bays, and Warehouse

The Elk Creek Project includes dedicated underground maintenance workshops at the 450 Level and 650 Level to support the repair, servicing, and maintenance of mobile equipment, as well as the storage of spare parts and consumables. These facilities are sized to accommodate the battery-electric and support-equipment fleet throughout the Life-of-Mine (LoM) and are integrated with the underground electrical distribution, compressed-air, process-water, ventilation, drainage and fire-suppression systems. A temporary surface workshop will be utilized during early development until the underground facilities are commissioned.

The 450 Level workshop comprises 12 maintenance bays and includes the following dedicated areas:

•
Substation and electrical integration area
•
Office and maintenance supervision space
•
Warehouse for parts storage
•
Lube storage and handling facilities
•
Two heavy repair bays equipped with monorail hoists
•
Service bay
•
Heavy repair bay equipped with an overhead bridge crane
•
Electrical shop
•
Tire repair bay
•
Welding and Fabrication Bay
•
Combined lube and wash bay

The 650 Level workshop comprises 9 maintenance bays and includes:

•
Substation
•
Warehouse for parts storage
•
Office space
•
Lube storage
•
Service bay
•
Electrical shop
•
Heavy repair bay equipped with an overhead bridge crane
•
Tire repair bay
•
Combined lube and wash bay

Each underground workshop is equipped with a wash bay containing a water and oil separator. The wash bay is located on the downslope side of the facility to capture any water and foam discharged from the foam-type fire-suppression system in the event of a fire.

A surface workshop will be constructed and equipped with an overhead bridge crane and sufficient space to service multiple vehicles simultaneously. This facility will also include office space and personnel amenities. The surface workshop will serve as the primary maintenance area during the

233 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

initial development phase and will be decommissioned or repurposed once the underground workshops become operational.

The conceptual layouts and functional descriptions are based on assumptions appropriate for the 2026 Elk Creek Study and are considered appropriate to support the planned battery-electric mobile equipment fleet, development sequence, and production profile. Detailed architectural, structural, and equipment specifications will be developed during detailed engineering once final fleet composition, duty cycles and vendor data are confirmed.

13.9.7 Explosives Storage

Explosives storage requirements for Elk Creek Project have been evaluated at a level appropriate for the 2026 Elk Creek Study. Facilities are planned to support safe underground development and production blasting while complying with MSHA 30 CFR Part 57 Subpart E, ATF 27 CFR Part 55 Subpart K, and Nebraska Title 272 regulations. Storage concepts incorporate guidance from the MSHA Program Policy Manual and the American Table of Distances. Final designs, locations and operating parameters will be confirmed during detailed engineering.

Surface Explosives Storage

Surface storage is planned to utilize ATF-equivalent Type 1 or Type 4 magazines located outside active portal and processing areas. Magazine siting is expected to satisfy American Tabel of Distances separation requirements consistent with ATF and MSHA guidance. A cleared safety zone of approximately 25 ft (7.6 m) surrounding each magazine is planned to reduce ignition risk.

Magazines are expected to be fire-resistant, weather-resistant, theft resistant, and vandal-resistant, with non-sparking interiors, secure locking, ventilation, grounding, and lightning protection. Separate storage is planned for detonators. Inventory control, housekeeping, and access procedures will follow MSHA and ATF requirements. Exact locations and capacities will be finalized during detailed engineering.

Underground Explosives Storage

Underground storage is expected to include central magazines and smaller day-use units such as powder chests or portable magazines. Storage locations will be selected in competent or supported ground, positioned away from active blast areas and traffic, and separated from workplaces and other facilities in accordance with MSHA underground storage guidance (approximately 200 ft minimum separation). Detonators and explosives will be stored separately.

Underground Storage concepts include restricted quantities, adequate ventilation, housekeeping, non-sparking materials, and routine inspection/inventory procedures. Day-use powder chests or portable units are planned near active faces to minimize transport distances. Inventory will be managed on a just-in-time basis to limit on-site quantities.

Safety, Security and Operational Considerations

Explosives storage strategies are intended to support safe blasting operations while minimizing on-site inventories through controlled supply and just-in-time delivery. Storage and handling concepts are integrated with the Project’s ventilation, traffic management, access control, and emergency response framework. Hazards will be managed through engineering controls, administrative procedures, training, and regulatory compliance. Detailed procedures and emergency response plans will be developed during detailed engineering.

234 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Engineering Maturity

Explosives storage concepts reflect engineering accuracy appropriate for the 2026 Elk Creek Study and are considered sufficient to support evaluation of the Project’s technical and economic viability. No material explosives storage related constraints have been identified. Final magazine designs, capacity, siting, security features, and regulatory submissions will be completed during detailed engineering prior to construction and operation. All parameters are based on planning consistent with the Project’s safety and environmental design criteria.

13.9.8 Refuge Stations

The Elk Creek Project incorporates a network of permanent built-in refuge stations and portable refuge chambers to provide safe, breathable environments for underground personnel in the event that immediate egress via the primary escapeways is compromised. The refuge station network consists of two (2) permanent built-in refuge stations and three (3) portable refuge chambers, consistent with the Project cost estimate. Refuge facilities are designed and will be operated in full compliance with Mine Safety and Health Administration (MSHA) mandatory standards for underground metal and nonmetal mines under 30 CFR § 57.11050 (Escapeways and refuges), 30 CFR § 57.11052 (Refuge areas), and 30 CFR § 57.11054 (Communication with refuge stations).

Refuges are positioned such that they can be reached within 30 minutes from any workplace. The design follows MSHA Program Policy guidance and industry best practices. Nebraska state oversight of underground mining safety aligns with these federal requirements. The combination of built-in and portable stations, together with the dual ramp escapeway system, provides comprehensive emergency shelter coverage across the mine.

Built-in Refuge Station

Permanent built-in refuge stations are integrated into the mine infrastructure at strategic locations along the main ramps and production levels. At the current planning stage, stations are located at the 650 Level and 850 Level. These stations are constructed as hardened, airtight rooms or alcoves in competent or supported ground and located off primary travel ways to provide protection from blast effects, fire, smoke and mobile equipment traffic. Each station includes dedicated connections to the underground compressed-air system (including filter-regulators for emergency backup air) and the process-water supply. Typical features include independent ventilation, lighting, sanitation facilities, first-aid supplies, emergency rations, and communication links to the surface Underground Control Center. The built-in stations provide long-duration shelter capability consistent with the project’s escapeway design and are sized to accommodate the expected number of personnel in each mining block consistent with the mine’s emergency response design philosophy.

Portable Refuge Stations

Portable refuge chambers (also referred to as refuge alternatives) will be deployed during the development phase and in active production areas to supplement the permanent built-in network. These MSHA-approved mobile units are typically steel-constructed chambers equipped with self-contained life-support systems, including breathing-air supply, carbon-dioxide scrubbing, temperature and humidity control, food, water, sanitation, and monitoring equipment. They are designed to provide a minimum 96-hour survival period for a designated number of miners and can be relocated forward with advancing development and production faces. Portable chambers will be positioned to ensure that miners can reach one within 30 minutes from any working place, in

235 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

accordance with 30 CFR § 57.11050(b). They will be maintained, inspected, and tested in accordance with manufacturer recommendations and MSHA guidelines.

Integration with Emergency Response and Engineering Maturity

Refuge stations form an integral component of the Project’s overall emergency response framework, which includes multiple escapeways, ventilation controls, underground communications, the surface control room, and mine rescue capability. Operational practices include routine inspection, maintenance, testing, and readiness verification of refuge facilities in accordance with regulatory requirements and manufacturer recommendations. Access, signage, and training related to refuge station use are incorporated into workforce training and emergency preparedness programs.

Refuge station concepts described in this section reflect engineering accuracy appropriate for the 2026 Elk Creek Study and are considered appropriate to support evaluation of the Project’s technical and operational viability. Final refuge station specifications, capacities, exact locations, life-support configurations, and inspection and maintenance procedures will be completed during detailed engineering and finalized prior to commencement of underground operations in consultation with MSHA.

13.9.9 Surface Electrical Distribution

Electrical power for the Elk Creek Project is supplied by a contract power generation facility provided by Liberty, located on the north side of the project site, to the main surface mine substation. From there, power is distributed underground at 13.8 kV to the Underground Electrical Maintenance Substation and Compressor Facility (Facility 23), which serves as the primary surface electrical distribution hub. Facility 23 also supplies power to selected surface facilities, specifically:

•
Facility 31A – Mine Dry, Underground Control Center, and First Aid Facility
•
Facility 31B – Railveyor Maintenance Facility
•
Facility 31C – Battery Charging and Maintenance Facility
•
Facility 31D – Mine Ventilation Plant

The switchgear lineup in Facility 23 is configured in a main-tie-main arrangement. Under normal operating conditions, the tie breaker remains closed, creating a common bus that is segmented into two distribution sections. This configuration provides operational flexibility for maintenance and isolation while ensuring continuity of service during fault conditions and maintaining power to essential loads.

Loads have been categorized into two principal sections to support power reliability planning:

(1)
Safety-Critical and Operational Infrastructure (Section A), and
(2)
Production, Surface Facilities, and Haulage Systems (Section B).

These categories were used to evaluate power continuity requirements during an unplanned utility outage. There will be no dedicated on-site emergency backup generators. For construction, Liberty will provide 6 × 2.5 MW units, with 4 running and 2 on standby. For operations, Liberty will provide 20 × 2.5 MW units, with 16 running at peak load along with 4 on standby. This level of redundancy ensures that standby units can be brought online in 5–6 minutes, eliminating the need for separate backup generators while maintaining continuity of service to critical loads.

236 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Facility 23 distributes power to the underground mine electrical infrastructure via redundant feeders routed through both the service ramp (Ramp 1) and the production ramp (Ramp 2). This dual-path strategy enhances system reliability for critical underground loads.

The surface electrical distribution system is described in detail in the Basis of Design – Electrical Power Distribution (Document 4498-BOD-PWR-A-RI, Rev A, January 2026) and is illustrated on the associated single-line diagrams (Drawings 4498-E-840 and 4498-E-841). The design provides a robust, maintainable, and redundant power supply suitable for the full Life-of-Mine (LoM) production schedule. Final equipment ratings, protective relaying, and arc-flash studies will be completed during detailed engineering to incorporate vendor data, site-specific utility coordination, and updated load profiles. The parameters summarized above are based on engineering appropriate for the 2026 Elk Creek Study and are suitable for planning purposes.

13.9.10 Underground Electrical Distribution

The underground electrical distribution system for the Elk Creek Project is supplied at 13.8 kV from the switchgear lineup located in the surface Underground Electrical Maintenance Substation and Compressor Facility (Facility 23). Facility 23 receives power from the main surface power generation facility, located on the north side of the project site.

To ensure continuity of supply to safety-critical underground infrastructure, Facility 23 utilizes a main-tie-main switchgear arrangement. Under normal operation, the tie breaker remains closed, creating a common bus segmented into two distribution sections. This configuration provides operational flexibility for maintenance and fault isolation while maintaining power to essential loads.

Power is distributed underground via redundant 13.8 kV feeders routed through both the service ramp (Ramp 1) and the production ramp (Ramp 2). This dual-path strategy enhances system reliability and allows for isolation of sections without interrupting critical underground services. Underground electrical substations step down voltage as required to serve power distribution panels (PDPs), motor control centers (MCCs), lighting panels, and other equipment at standard utilization voltages, including 4,160 V, 480 V, and 208/120 V.

Loads are segregated between safety-critical infrastructure (ventilation systems, dewatering pumps, communications networks, and refuge stations) and non-critical production and haulage loads. This segregation supports reliable operation of essential systems during power disruptions. The design incorporates comprehensive grounding, protective relaying and coordination, and power quality management, including active harmonic filters to mitigate the effects of variable-frequency drives (VFDs) used throughout the mine.

The underground electrical distribution system is fully described in the Basis of Design – Electrical Power Distribution (Document No. 4498-BOD-PWR-A-RI, Rev A, January 2026) and is illustrated on the project single-line diagrams (Drawings 4498-E-840 through 4498-E-843). As a greenfield project, all underground electrical infrastructure is new and has been designed specifically for the planned production schedule and equipment fleet.

Detailed protection and coordination studies, arc-flash hazard analyses, and final equipment sizing will be completed during detailed engineering. The design parameters and configuration summarized above are based on engineering appropriate for the 2026 Elk Creek Study and are appropriate for planning purposes.

237 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

13.9.11 Electrical Buried Services Distribution

The surface electrical buried services distribution system for the Elk Creek Project provides reliable, protected power delivery between the main mine substation, Facility 23 (Underground Electrical Maintenance Substation and Compressor Facility), and the other surface facilities (Facility 31A – Mine Dry/Underground Control Center/First Aid; Facility 31B – Railveyor Maintenance; Facility 31C – Battery Charging & Maintenance; and Facility 31D – Mine Ventilation Plant). The system consists of underground duct banks, cable trenches, and direct-buried cable runs designed to safeguard conductors from mechanical damage, environmental exposure, and surface activities while maintaining system integrity and operational redundancy.

Buried services are routed in dedicated cable trenches and multi-duct concrete-encased duct banks to avoid conflicts with other underground utilities, roads, and surface infrastructure. Cable trenches are detailed in the plan views of the Compressor and Electrical Building (Facility 23) and include provisions for future expansion and maintenance access. Power feeds to the underground ramps enter the portals via buried duct banks, providing dual-path redundancy through both Ramp 1 (service) and Ramp 2 (production). All buried installations are coordinated with the overall site grading and stormwater management plans.

The design and installation of buried electrical services comply with the National Electrical Code (NFPA 70), Article 300.5 (Underground Installations) and Table 300.5 (Minimum Cover Requirements), the National Electrical Safety Code (NESC) for utility coordination, and Nebraska state electrical requirements (which adopt the current NEC with state-specific amendments). Burial depths, conduit materials (typically rigid PVC or steel), separation distances, and marking practices follow these standards and MSHA best-practice guidance for surface electrical installations at metal/nonmetal mines (30 CFR Part 57, Subpart T – Electrical). Grounding, surge protection, and cathodic protection (where required for steel conduits) are incorporated to mitigate corrosion and fault hazards in the Nebraska soil conditions.

The buried services distribution system supports the project’s main-tie-main switchgear arrangement in Facility 23, ensuring that critical loads remain supplied during utility outages. As a greenfield project, all buried electrical infrastructure is newly designed and installed. Detailed trench/duct-bank profiles, cable schedules, pull-box locations, and final burial-depth verification will be completed during detailed engineering, incorporating site-specific geotechnical data and final load calculations. The parameters summarized above are based on engineering appropriate for the 2026 Elk Creek Study and are suitable for planning purposes.

13.9.12 Development Face Grouting

Probe drilling and pre-excavation grouting ahead of the development face are integral components of the ground control and water management strategy for the Elk Creek Project. These measures are implemented during ramp and level advance to identify and seal water-bearing fractures, faults, or weak zones in advance of the working face, thereby minimizing groundwater inflow, maintaining stable ground conditions, and ensuring safe, efficient development. The program is designed in accordance with MSHA mandatory standards under 30 CFR Part 57, Subpart C (Ground Control) and Subpart E (Explosives), as well as best practices outlined in the MSHA Program Policy Manual (Volume IV) and Nebraska state mining guidelines, which adopt federal MSHA requirements for metal and nonmetal underground operations.

Probe Drilling

238 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Probe drilling is conducted from the development face using production drill jumbos or dedicated probe rigs. Holes are drilled 100 to 150 ft (~30 to 46 m) ahead of the face on a pattern that covers the full excavation perimeter plus a safety margin. Drilling parameters, including hole diameter, spacing, and inclination, are adjusted based on real-time geological observations and water inflow data. All probe holes are logged for geology by systematic collection and visual description of rock cuttings returned to the collar at regular intervals (typically every 3 m or 10 ft), supplemented by real-time monitoring of drilling parameters (penetration rate, thrust, torque, and rotation speed) via the jumbo’s on-board instrumentation. These data enable identification of changes in rock type, fracturing, alteration, or hardness. Water pressure and inflow rates are quantified by direct measurement at the collar as drilling progresses. This practice aligns with MSHA recommendations for proactive water control and ground stability during tunnel advance (30 CFR § 57.3401 and related ground control guidelines).

Grouting

Where probe drilling indicates significant water-bearing zones or unstable ground, systematic pre-excavation grouting is performed. Grout is injected under controlled pressure through packers installed in the probe holes to permeate fractures and create an impermeable curtain ahead of the face. The grouting sequence follows a primary–secondary–tertiary hole pattern to ensure comprehensive coverage. Grout takes are monitored in real time to verify seal effectiveness before excavation resumes.

Equipment

•
Production jumbo drills or dedicated probe drill rigs for probe hole drilling.
•
High-pressure grout pumps (piston or progressive cavity type) with automated mixing and injection controls.
•
Mechanical packers and inflatable packers for hole sealing during injection.
•
Grout mixers, agitators, and delivery lines rated for the required pressures and volumes.

Materials

Primary grout materials consist of Portland cement-based mixes, supplemented by microfine cement or chemical grouts (e.g., polyurethane or silicate-based) where finer fractures or high-flow conditions are encountered. Accelerators, retarders, and superplasticizers are used as required to control set time and penetration. All materials meet MSHA-approved standards for underground use and are stored in accordance with 30 CFR § 57.6100 (Storage of Explosives and Other Materials) and best-practice guidelines for chemical handling.

Resources

Grouting operations are performed by specialized crews trained in accordance with 30 CFR Part 48. Materials are procured and stockpiled on surface with just-in-time delivery to the face to minimize inventory. Dedicated water supply and compressed air are provided from the underground utility networks. The program is integrated with the overall development schedule and ventilation plan to maintain air quality during grouting activities.

The development face grouting program described above is based on engineering appropriate for the 2026 Elk Creek Study. Final probe patterns, grout mix designs, injection pressures, and performance criteria will be refined during detailed engineering once site-specific geotechnical data from early probe drilling and laboratory testing are available. The measures ensure compliance with

239 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

MSHA and Nebraska regulatory requirements while supporting safe and efficient ramp and level advance to the planned production depths.

13.9.13 Dust Suppression System

Dust suppression systems are provided at all underground Railveyor loading stations to control airborne dust generated during the transfer of ore and waste material from the ore passes through the vibratory feeders and discharge chutes into the Railveyor trains. Separate dry-fog dust suppression systems are installed at the ore and waste loading locations on the 490 Level, 690 Level, and 930 Level.

A dry-fog (ultra-fine mist) system is utilized at each loading station. Strategically placed air-atomizing nozzles are positioned around the material loading chute gates and vibratory feeder discharge points. These nozzles generate water droplets in the 1- to 10-micron range that agglomerate with airborne dust particles, causing them to settle back into the material stream. The dry-fog approach requires significantly less water addition than conventional water-spray systems, thereby minimizing the introduction of moisture into the ore and waste material and reducing potential impacts on material flow and downstream processing.

Each system utilizes process water and compressed air supplied from the underground utility distribution networks. Appropriate filtration, pressure regulation, and controls are provided to ensure reliable operation. The dust suppression systems assist in maintaining respirable dust concentrations in compliance with MSHA regulatory requirements for underground metal and nonmetal mines (30 CFR Part 57, Subpart D – Air Quality).

The dry-fog dust suppression systems form an integral part of the Railveyor loading station general arrangement (Drawing 4498-G-111) and are described in detail in the NioCorp – Elk Creek Project Material Handling Engineering Study (Railveyor Technologies Global Inc., 2026). The configuration described is based on engineering appropriate for the 2026 Elk Creek Study. Final system sizing, nozzle layout, performance criteria, and integration with the ventilation system will be confirmed during detailed design once vendor data and site-specific operating conditions are incorporated.

13.9.14 Communications Systems

The communications and surveillance system for the Elk Creek Project is designed to provide reliable, continuous, and MSHA-compliant voice, data, tracking, and video coverage throughout all active underground areas, including the ramps, drifts, stopes, refuge stations, and mobile equipment. The system also supports surface facilities and enables centralized monitoring and control from the Underground Control Center located in Facility 31A.

The network architecture consists of a single-mode fibre-optic backbone supplemented by Wi-Fi access points (with LTE as an alternative technology where required) to deliver voice communications, remote equipment operation, real-time personnel and asset tracking, and video surveillance. Coverage is determined by mine geometry and operational requirements, with access points, cameras, and network switches strategically spaced to account for signal attenuation, bends in drifts, and the need for redundancy. Redundant fibre uplink paths are incorporated to eliminate single points of failure.

The system is sized to meet minimum bandwidth, latency, and device performance requirements necessary to support remote-operated equipment, fleet management systems, ventilation and dewatering controls, alarm systems, and emergency response communications. Power resilience is

240 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

provided through uninterruptible power supplies (UPS). The communications infrastructure is described in detail in the Basis of Design – Communications & Surveillance (Document No. 4498-BOD-COM-A-RI, Rev A, January 2026) and is illustrated on the Mine Communications Architecture Diagram (Drawing 4498-E-844). As a greenfield project, all communications infrastructure is newly designed and installed. The design satisfies the requirements of 30 CFR Part 57, Subpart T (Electrical – Surface and Underground) and related MSHA Program Policy guidance for underground communications at metal and nonmetal mines.

The parameters and configuration summarized above are based on engineering appropriate for the 2026 Elk Creek Study and are suitable for planning purposes. Final system sizing, detailed cable routing, access-point placement, cybersecurity provisions, and integration with the mine automation platform will be completed during detailed engineering once vendor data, confirmed mine layout, and operational procedures are finalized.

13.9.15 Safety and Health

Safety and health considerations have been integrated into all aspects of the Elk Creek Project mine design, equipment selection, and operating assumptions at a level appropriate for the 2026 Elk Creek Study. The Project will be developed and operated in full compliance with applicable United States federal and state occupational safety and health regulations, primarily those administered by the Mine Safety and Health Administration (MSHA) under 30 CFR Part 57 (Safety and Health Standards – Underground Metal and Nonmetal Mines).

Key safety-in-design measures incorporated in the 2026 Elk Creek Study include multiple escapeways, refuge facilities, battery-electric mobile equipment selection to reduce diesel emissions and heat load, ventilation and cooling provisions, ground control measures, and centralized surface control room concept. Principal occupational hazards typical of underground hard-rock mining have been identified and considered in mine planning. Risk management will follow a hierarchy-of-controls approach.

A formal Safety and Health Management System, mine rescue capability, detailed emergency response plans, training programs, and ground control standards will be developed during detailed engineering in accordance with MSHA requirements and recognized industry practice. Based on the assessment completed in connection with the 2026 Elk Creek Study, no material safety- or health-related constraints have been identified that would reasonably be expected to prevent development or operation of the Project. Residual risks are typical of underground hard-rock mining and are considered manageable through engineering controls, administrative practices, training, and regulatory compliance.

13.9.16 Workforce

Workforce requirement for the Elk Creek Project has been estimated based on detailed, role-based Labor loading assessments prepared specifically for the 2026 Elk Creek Study cost estimate. Workforce estimates distinguish between owner-operated (Mine) personnel and contractor personnel and further segregate direct (production, development, and construction) and indirect (management, technical, maintenance and support) roles.

Workforce levels are derived from the planned production schedule, mine development rates, selected equipment fleet, and operating philosophy defined at a level appropriate for the 2026 Elk Creek Study. Staffing levels, rotations, and shift structures presented herein represent planning

241 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

assumptions applied in mine scheduling, infrastructure sizing, and operating cost estimation and do not constitute finalized employment or contracting arrangements.

The Project is planned to operate under a hybrid owner-operator model, whereby owner-operator personnel provide core management, technical authority, safety, environmental, and key maintenance functions, while contractors perform most of the underground development, construction and production activities. Personnel training and competency assumptions are consistent with Mine Safety and Health Administration (MSHA) requirements under 30CFR Part 48 and are described in Section 13.9.15.

The Project does not contemplate construction of an on-site accommodation camp. Workforce accommodation is assumed to be provided through existing housing services, and infrastructure within the regional communities in the vicinity of Elk Creek, consistent with operating practices for mining projects located near established population centers.

13.9.16.1 Development Phase

Total workforce is estimated at approximately 297 personnel (83 owner-operated +214 contractor). Contractor personnel operate on a 14-days-on / 14-days-off, 12-hour shift rotation. Peak underground personnel on site are estimated at 115-125 persons.

13.9.16.2 Full Production Phase

Total workforce is estimated at approximately 228 personnel (84 owner-operated + 144 contractor). Peak underground personnel on site are estimated at 95-110 persons. Contractor levels decline as construction activities conclude and steady-state operations commence.

13.9.16.3 Direct and Indirect Designations

Direct personnel include equipment operators, miners, and blasters engaged in production and development face activities. Indirect personnel include supervisory, technical, maintenance, electrical, automation, logistics, safety, environmental, and administrative roles. Underground construction crews are classified as indirect for the level of planning appropriate for the 2026 Elk Creek Study, as their work is schedule-driven and not directly rate-limiting to production or development advance rates.

The 2026 Elk Creek Study cost estimate also includes the allowances for specialized, short-duration construction crews supporting vertical development, ore/waste passes, bins, and phased Railveyor system installation and commissioning. These crews are mobilized on a campaign basis, treated as indirect resources, and are not reflected in permanent site staffing levels.

Detailed role breakdowns and quantities supporting the cost estimate are provided in the project labor loading documentation. Actual staffing levels and contractor scopes will be refined during detailed engineering.

13.9.16.4 Engineering Maturity and Risk Statement

Workforce assumptions reflect engineering accuracy appropriate for the 2026 Elk Creek Study and are consistent with the mine design, development sequence, equipment selection, and automation strategy. No material workforce-related constraints have been identified that would prevent development or operation of the Project. The hybrid owner-operator model with phased contractor support is considered appropriate and achievable. Residual risks, including Labor availability and

242 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

contractor mobilization timing, are typical of underground hard-rock projects and are considered manageable. Final workforce arrangements will be confirmed during detailed engineering and operations planning.

13.9.17 Equipment

Lateral development for the Elk Creek Project comprises the primary access ramps—the North Ramp, which provides personnel, equipment, and service access, and the South Ramp, which is dedicated to the Railveyor™ haulage system—as well as level access drives, footwall drifts, crosscuts, and other underground mine infrastructure excavations. Excavation cross-section dimensions have been established based on equipment clearance requirements, operational needs, and mine ventilation design, and are considered appropriate for the selected mining method and planned production rate.

13.9.17.1 Equipment Strategy and Fleet Basis

The underground mining equipment fleet has been sized to support the development and full-production schedules described in Section 16.5. The equipment strategy prioritizes battery-electric equipment to minimize underground emissions, heat load, and ventilation demand, consistent with the Project’s overall electrification strategy. The primary underground-to-surface material handling system is the Railveyor™ electric railcar system, which is fully integrated into the South Ramp design.

Limited temporary conventional (diesel-powered) units will be utilized during early development prior to commissioning of permanent charging infrastructure.

All mobile and fixed mining equipment is expected to comply with Mine Safety and Health Administration (MSHA) mandatory standards under 30 CFR Part 57, Subpart M, governing machinery guarding, maintenance, and safe operation. Mining equipment regulatory oversight in Nebraska defers to federal MSHA requirements, and no additional state-specific equipment standards are anticipated beyond MSHA approval and certification for underground use

13.9.17.2 Underground Haulage and Material Handling

The underground material handling system is based on a combination of load–haul–dump (LHD) units, underground haul trucks, and the Railveyor™ system. This approach is expected to provide sufficient operational flexibility during mine development and ramp-up while enabling efficient, predominantly electric material transport during steady-state operations.

During early underground development, primary haulage of development muck is planned to be undertaken using 45 t haul trucks transporting material from remuck locations to surface. Haulage performance for ramp development has been assessed using first-principles methods, incorporating assumed bucket capacities, fill factors, material densities, and estimated haulage cycle times over a range of haul distances. The resulting productivity assumptions are considered reasonable for the mine planning included in the 2026 Elk Creek Study.

As underground development advances, material haulage is expected to transition progressively from truck-based haulage to the Railveyor™ system, with initial installation planned at the 210 Level. The first Railveyor segment, extending from the 210 Level to surface, is assumed to be installed as part of the development program. Following commissioning of this initial segment, ore and waste material are expected to be transferred directly to the Railveyor using dedicated loading

243 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

arrangements. This transition is anticipated to reduce average trucking distances, limit the required underground haul truck fleet, and improve overall haulage efficiency.

Truck haulage is expected to remain available during and after Railveyor commissioning to support ongoing development activities, waste handling, and operational flexibility. The North and South Ramps are assumed to remain the primary access headings to facilitate continued development toward the 490 Level and to support excavation of ore and waste passes, transfer bins, and permanent Railveyor loading infrastructure. These activities are expected to enable staged expansion of the Railveyor system and support ramp-up to steady-state production.

13.9.17.2.1 Load-Haul-Dump Equipment

During early underground development, 8 yd³ LHDs are planned to be used for mucking and short-distance haulage. This bucket size is compatible with the selected 45 t haul trucks and represents an appropriate balance between productivity and operational versatility for ramp and level development activities.

During the production stage, 10 yd³ battery-electric LHDs are planned for ore handling from stopes. Production haulage performance has been assessed using first-principles methods, incorporating assumed bucket capacity, fill factor, material density, and estimated cycle times based on an average haulage distance of approximately 1,000 ft. Based on these assumptions, a fleet of up to three 10 yd³ battery-electric LHDs is expected to be sufficient to support the planned peak production rate at a level of confidence appropriate for the 2026 Elk Creek Study.

13.9.17.2.2 Engineering Maturity and Implementation

The equipment strategy summarized above is considered suitable for mine planning purposes at this stage of the study. Final fleet composition, battery-electric equipment specifications, MSHA approvals, and productivity confirmation are expected to be completed during detailed engineering and early operations once vendor data and site-specific operating experience are incorporated. All equipment is expected to be maintained in accordance with MSHA Subpart M requirements and manufacturer recommendations to ensure safe and reliable operation throughout the Project life.

13.9.17.2.3 Equipment Table

A summary of the major mobile equipment planned for the development and pre-production phase and for steady-state production is provided in the accompanying equipment table. The quantities shown represent phased concurrent underground equipment required to support the planned development, ramp-up, and steady-state production schedules in Table 13‑17.

Table 13‑17: Underground Equipment

Description	Brand / Model	Project Phases
		Initial Development	Production Ramp Up (3 Fleet)	Production Steady state (2 Fleet)
Mechanized Bolter	975S	3	0	0
Mechanized Bolter	975 EV	0	3	2
Development Jumbo	Boomer 282	3	0	0
Development Jumbo	M20 SG	0	3	2

244 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Description	Brand / Model	Project Phases
		Initial Development	Production Ramp Up (3 Fleet)	Production Steady state (2 Fleet)
LHD - 4YD	ST4	1	1	1
LHD - 6 YD	R1600	1	0	0
LHD - 6 YD	ST10 G	0	1	1
LHD - 8 YD - Development	ST14SG	0	3	2
LHD - 10 YD - Production	ST18SG	0	1	3
Haul Truck - Development	AD 45	3	3	1
Production drilling rigs	Simba E70 SG ITH	1	3	3
Raise bore - Slot	E10 SG	1	1	1
Explosives Loader - Anfo	AC3	1	0	0
Explosives Loader - Emulsion	EC5 EV	0	1	1
Scissor lift	SL3	2	0	0
Scissor lift	SL5	0	2	2
Boom truck	BT3	1	0	0
Boom truck	BT5 EV	0	1	1
Shotcrete Sprayer	SS3	1	0	0
Shotcrete Sprayer	SS5 EV	0	1	1
Trans-mixer	TM3	1	0	0
Trans-mixer	TM5 EV	0	1	1
Mobile Batch Plant	BP EV	0	0	0
Blockholer c/w Auto Explosive Charger	BH3 EV	0	1	1
Fuel Truck	FL3	1	0	0
Lube truck	FL5 EV	1	1	0
Grader	UG 20M	1	0	0
Grader	GR5 EV	0	1	1
Häggloader	7HR	1	1	0
Telehandler	TH1055	1	1	1
Light utility EV	Landcruiser EV	8	8	8
Service tractor c/w fork and lift	MM530 EV	2	2	2

245 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Source: Dumas, 2026

Notes:

(1) Equipment quantities are based on assumptions appropriate for the 2026 Elk Creek Study and reflect peak concurrent operational requirements.

(2) Battery-electric equipment is assumed where technically and commercially feasible; limited temporary diesel units may be utilized during early development prior to commissioning of permanent charging infrastructure.

(3) Final equipment selection, specifications, and fleet sizes will be confirmed during detailed engineering and early operations.

246 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

14 Process and Recovery Methods

14.1 Overview

The processing facility is designed to recover the following products from the Elk Creek Deposit: ferroniobium, scandium oxide, titanium tetrachloride, neodymium/praseodymium oxide, terbium oxide, dysprosium oxide, samarium-europium-gadolinium carbonate (“SEG”) and holmium-erbium-thulium-ytterbium-lutetium-yttrium carbonate. The facility is divided into three plants: a mineral process plant, a hydrometallurgical plant and a pyrometallurgical plant. While both the mineral processing and pyrometallurgical plants are composed of only one area. The hydrometallurgical plant is divided into 9 nine areas as follows:

(1)
AREA 100 – Ore Activation
(2)
AREA 200 – Ammonium Chloride Cycle
(3)
AREA 300 - Hydrochloric Acid Leach
(4)
AREA 400 – Sulfuric Acid
(5)
AREA 500 – Chlorination
(6)
AREA 600 – Rare Earth Elements Extraction
(7)
AREA 700 – Rare Earth Separation
(8)
AREA 800 – Chloride Recovery
(9)
AREA 900 – Sulfate Effluent Treatment

Run of mine ore is stockpiled on surface and fed to a jaw crusher. The jaw crusher product is stored in a three-bin system and conveyed to the mineral processing plant. The mineral processing plant contains a High-Pressure Grinding Roll and cone crusher in closed circuit with screens to produce a uniform –1 mm product suitable for hydrometallurgical processing.

Ore from the mineral processing unit is first activated in a rotary calciner to convert carbonate to oxides. Two of the main impurities, calcium and magnesium, are then sequentially leached and mineralized using an ammonium chloride cycle circuit. The ammonium chloride cycle leach residue, depleted in calcium and magnesium, is then subjected to a two-stage counter-current hydrochloric acid leach where iron, rare earths and scandium are solubilized.

The resulting pregnant leach solution is contacted with a DGA-6 organic solution to selectively recover rare earths and scandium. The rare earth and scandium strip liquor is then sent to the REE separation unit where the rare earth elements and scandium are separated and recovered as individual oxide or mixed-carbonate products.

The residue from the hydrochloric acid leach unit is dried before being subjected to a sulfuric acid bake where the niobium and titanium minerals are decomposed to soluble sulfate compounds. The residue from the acid bake process is leached with water and the non-soluble impurities are sent to paste backfill. The sulfate leach solution, rich in niobium and titanium, is hydrolyzed and the resulting hydrolysate, a combination of niobium and titanium compounds, is dewatered and calcined.

The calcined hydrolysate is chlorinated, converting both niobium and titanium into their respective chlorides. The vapor is then sequentially condensed and distilled to yield a pure titanium

247 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

tetrachloride product and a crude niobium chloride product. The crude niobium chloride product is then leached using water and re-hydrolyzed to generate a niobium oxide product which is subsequently converted into ferroniobium in the pyrometallurgical plant.

The chloride effluent from REE extraction is concentrated and pyro-hydrolyzed to produce a mixed-oxide by-product, regenerating the hydrochloric acid used in the hydrochloric acid leach unit. The resulting hydrochloric acid produced by the pyro hydrolysis unit is condensed and recovered.

All sulfate effluents are combined and neutralized using a combination of calcium carbonate and quicklime to precipitate all base metals as hydroxides and generate a treated water stream.

The solid effluents from the process are recovered and sent to the paste backfill plant, where they are pumped underground as a structural paste backfill or pumped to the tailings impoundments for disposal

14.2 Process Plant Design Criteria

14.2.1 Surface Crushing, Ore Storage & Mineral Processing

The primary driver of the comminution circuit design is the dry processing of ore, which will be used to avoid an expensive drying operation prior to acid leaching.

The process design relies upon two things; receiving a primary crusher product with a characteristic particle size of (P80) 115 mm at the comminution circuit feed bin and producing feed material for the downstream hydrometallurgical processing at a characteristic particle size of (P80) 1.1 mm.

The primary crusher product will be fed to the secondary cone crusher system, operating in closed circuit with a double deck screen. The screen undersize from the cone crusher system will be fed to an HPGR unit, operating in closed circuit with another double deck screen. The HPGR screen undersize is the comminution product that will report to the hydrometallurgical process. The process design criteria are provided in Table 14‑1.

Table 14‑1: Process Design Criteria

Description	Value	Unit
Throughput and Operational Time
Non-operational Time	0	h/a
Planned Down Time	252	h/a
Unplanned Down Time	1,276	h/a
Available Time	7,232	h/a
Availability	85%
Annual Design Throughput	1,008,129	t/a
Process Plant Throughput	125	t/h
Ore Characteristics
Average Specific Gravity	2.96	-
Moisture in Ore	5%
Bulk Density	1.8	t/m3
Angle of Repose	37	degrees
Angle of Reclaim	60	degrees
Test Work Parameters

248 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Description	Value	Unit
JK Drop Weight Test
A x b - Maximum	58.4	-
A x b - Minimum	44.3	-
SMC Test
A x b - Maximum	56.4	-
A x b - Minimum	34.9	-
M,a - Design	19.7	kWh/t
Mih - Design	15.0	kWh/t
Crushability and Grindability Tests
Cwi	12.0	kWh/t
Rw, - Design	17.9	kWh/t
Bw, - Design	15.4	kWh/t
A, - Design	0.112	g
Crushing Circuit	139	t/h
Feed Rate to Secondary Crusher
Primary Crusher Product Size (Pao)	115	mm
Primary Crusher Product Size (Ploo)	203	mm
Crushed Ore Bin Reclaim Feeder Type	Vibrating Feeder
Design Feeder Capacity (Total)	160	t/h
Number of Feeders	3	-
Secondary Crusher Screen
Screen Type	Double Deck Vibratory
Number of Screens	1	-
Fresh Feed Throughput	139	t/h
Secondary Crusher Recycle Throughput	171	t/h
Total Screen Feed	311	t/h
Number of Decks	2	-
Top Deck Opening Size	50	mm
Bottom Deck Opening Size	25	mm
Product Sze (Pao)	22.4	mm
Screen Size - Area	18	m2
Secondary Crusher
Crusher Type	Cone
Average Throughput	171	t/h
Number of Units	1	-
Feed Size - Maximum (Firm)	203	mm
Feed Size (Fao)	115	mm
Close Side Setting	25	mm
Product Size (Pao)	26	mm
Selected Crusher Size	HP300 or Equivalent	-

249 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Description	Value	Unit
Crusher Motor Size	200	kW
HPGR Circuit
Crusher Type	HPGR
Feed Size (Fao)	22.4	mm
Fresh Feed Throughput	139	t/h
Total Throughput	198	t/h
Number of Units	1
Specific Energy Consumption	4.18	kWh/t
Selected Size	POLYCOM 14/08 - 02
Installed Power	1,000	kW
Product Size (Pao)	1.1	mm
HPGR Screen
Screen Type	Double Deck Vibratory
Number of Screens	1	-
Screen Throughput	198	t/h
Screen Recycle Throughput (to HPGR)	59	t/h
Top Deck Opening Size	6	mm
Bottom Deck Opening Size	3	mm
Product Size (Pao)	1.10	mm
Screen Size - Area	18	m2
Fine Ore Bin
Fine Ore Bin - Storage Time	48.0	h
Crushed Ore Bin - Live Capacity	6,000	t
Fine Ore Bin Reclaim Feeder		-
Feeder Type	Vibrating Feeder
Design Feeder Capacity (Total)	144	t/h
Number of Feeders	3	-

Source: Magemi Mining Inc., 2026

14.2.2 Hydrometallurgical Plant

The purpose of the Hydromet Plant is to extract the pay metals while separating them from the impurities. The process involves a series of successive unit- operations that include ore activation, leaching, purification, hydrolysis, chlorination, and solvent extraction. The hydrometallurgical process design criteria have been established based on bench, pilot, and demonstration scale test work conducted by L3 and KPM. The design criteria is also informed by similar projects and standard industry practices. The plant design criteria are provided in Table 14‑2.

Table 14‑2: Plant Design Criteria

Description	Value	Unit
Throughput and Operational Time
Available Time	7,920	h/a

250 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Description	Value	Unit
Availability	90.4%
Design Throughput – Maximum	1,227,765	st/yr
Design Throughput - Average	1,109,900	st/yr
Process Plant Throughput	140.1	st/h
	126.9	mt/h
Ore Characteristics
Average Specific Gravity	2.96	-
Moisture in Ore	5%
Bulk Density	112.4	Lb/ft3
	1.8	t/m3

Source: L3 Process Developments 2026

Note: The following nomenclature is used to identify the source of the process design criteria data. NCP = Calculated or established by NioCorp; L3 = Calculated or established by L3 Process Development; L3-T = Established by L3 Process Development using test work data; L3-H = Assumption made by L3 Process Development; OTH = Calculated or established by other party; LIT = Literature; SUP = Information from supplier; SGS = Calculated or established by SGS Lakefield; TBD = To be determined during the next engineering phase.

Area 100 – Ore Activation

The process design criteria for Area 100 – Ore Activation is presented as Table 14‑3.

Table 14‑3: Area 100 – Ore Activation Process Design Criteria

Equipment / Description	DATA	UNIT	SOURCE
100 - ORE ACTIVATION UNIT
100 - CALCINATION CIRCUIT
100-RCA-001 - ORE ACTIVATION CALCINER
Discharge Temperature	1,454	°F	L3-T
Residence Time	30	min	L3-T
110-TEG-001 - CO2 DEHYDRATATION UNIT
Moisture Content	saturated	%	L3
Temperature	116	°F	L3-H

Source: L3 2026

Area 200 - Ammonium Chloride Cycle

The process design criteria for Area 200 – Ammonium Chloride Cycle is presented as Table 14‑4.

Table 14‑4: Area 200 – Ammonium Chloride Cycle Process Design Criteria

Equipment / Description	DATA	UNIT	SOURCE
200 - NH4Cl Leaching Unit
200 - 1st Stage Leaching Circuit
200-TAK-005-007 - NH4Cl LEACH STAGE 1 REACTOR #1 to #3
Temperature	210	°F	L3-T
Pressure	Ambient	-	L3
Residence Time (each)	13.3 each	min	L3-T
Percent Solid	10%		L3-T

251 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

200 – 2nd Stage Leaching Circuit
200-TAK-009-011 - NH4Cl LEACH STAGE 2 REACTOR #1 to #3
Temperature	210	°F	L3-T
Pressure	Ambient	-	L3
Residence Time	13.3	min	L3-T
Percent Solid	10%		L3-T
NH4Cl Solution Concentration	125	g/L	L3-T
200 - Filtration Circuit
200-FPR-012/112 - NH4Cl LEACH STAGE 2 CANDLE FILTER #1 / #2
Residue Percent Solid	80%		L3-H
Assumed filtration rate	5.25	ft3/h ft2	L3-H
210 - Filtration Circuit
210-FPR-001/101 - NH4Cl LEACH FILTER PRESS #1 / #2
Residue Percent Solid	80%		L3-H
220 - Crystallization Circuit
220-TAK-001 - 003 - Ca CARBONATATION REACTOR #1 to #3
Temperature	86	°F	L3-T
Pressure	Ambient	-	L3
Residence Time	10 each	min	L3-T
Percent Solid	3.6%
pH	8		L3-T
CO2	30	VCFH	L3-T
220-ROW-001 – REE EFFLUENT RO SYSTEM
Temperature	Ambient	-	L3
Water Recovery	80%	Wt%	L3
230 – NH4Cl Makeup Circuit
230-ROW-001 – NH4Cl RECOVERY RO SYSTEM
Temperature	Ambient	-	L3
Water Recovery	15%	%	L3
240 - Precipitation Circuit
240-TAK-002-004 - Mg CARBONATATION REACTOR #1 to #3
Temperature	Ambient	-	L3
Pressure	Ambient	-	L3
Residence Time	10 each	min	L3-T
Residual Ammonium Carbonate Concentration	5	g/L	L3
250 - MgCO3 Dewatering Circuit
250-BLF-001 - Mg CARBONATE RESIDUE BELT FILTER #1
Residue Percent Solid	80%		L3-H
Cake Moisture TDS	0.1	wt%	L3
260/270 – Reagent Recycle Circuit
200-TAK-002-004 - NH4Cl DEGASING TANK #1 to #3
Temperature	210	°F	L3
Pressure	atm	psig	L3
Residence Time	10	min	L3

Source: L3 2026
252 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Area 300 - Hydrochloric Acid Leach

The process design criteria for Area 300 - Hydrochloric Acid Leach is presented as Table 14‑5

Table 14‑5: Area 300 – Hydrochloric Acid Leach Process Design Criteria

Equipment / Description	DATA	UNIT	SOURCE
300 - HCl Leaching Unit
300 - 1st Stage Circuit
300-TAK-002/003 - 1ST STAGE HCl LEACH TANK
Temperature	176	°F	L3-T
Pressure	Ambient	-	L3-T
Residence Time	10 each	min	L3-T
Feed Percent Solid	27.5%		L3-T
Disch. Percent Solid	13.8%		L3
300 - 2nd Stage Circuit
300-TAK-004/005 - 2nd STAGE HCl LEACH TANK
Temperature	140	°F	L3-T
Pressure	Ambient	-	L3-T
Residence Time	10 each	min	L3-T
Disch. Percent Solid	15.9%		L3
Residual Molarity	6.8	M [HCl]	L3
310 - 1st Stage PLS Filtration
310-CAF-001/002/101 - 1ST STAGE HCl LEACH CANDLE FILTERS
Cake Percent Solid	80%		L3-T
Water Frac in Cake Moisture	99.99	wt%	L3
Wash Efficiency	70%		L3-H
Wash Stages	3	-	L3
320 - Residue Dewatering Filtration Circuit
320-HYC-001 to 003 - 101/102 - DEWATERING STAGE 1 PRIMARY HYDROCYCLONE
D95 to underflow	10	micron	L3
Underflow Percent Solid	65	wt%	L3-H
320-CAF-001/002-101 - HCl LEACH RESIDUE DEWATERING CANDLE FILTERS
Cake Percent Solid	80	wt%	L3-T
Wash Efficiency	70%		L3-H
330 - HCl Leach Residue Drying Circuit
330-SCH-001 - HCl LEACH RESIDUE PRE-HEATER
Discharge Temperature	212	°F	L3
Discharge Percent Solids	95	wt%	L3
Residence Time	20	Min	L3

253 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

330-DRY-001 - HCl LEACH RESIDUE ROTARY DRYER
Discharge Temperature	572	°F	L3
Discharge Percent Solids	100	wt%	L3
Residence Time	20	Min	L3

Source: L3 2026

Area 400 – Sulfuric Acid

The process design criteria for Area 400 – Sulfuric Acid is presented as Table 14‑6.

Table 14‑6: Area 400 – Sulfuric Acid Process Design Criteria

Equipment / Description	DATA	UNIT	SOURCE
400 - Acid Baking Unit
400 - Acid Bake Circuit
400-PUG-001 - ACID BAKE PUG MILL
Discharge Percent Solids	60	wt%	L3
H2SO4 Flow Rate Ratio	0.625:1		L3-T
400-KLN-001 - ACID BAKE KILN
Discharge Temperature	572	°F	L3-T
Residence Time		min	L3-T
400-SCR-001 - H2SO4 PRIMARY STAGE CONDENSING VENTURI
Discharge Temperature	536	°F	L3
400-SCR-001 - H2SO4 SECONDARY STAGE CONDENSING COLUMN
Discharge Temperature	356	°F	L3
410 - Water Leaching Unit
410 - Leaching Circuit
410-TAK-002-004 - WATER LEACH REACTOR #1 to #3
Temperature	176 amb to 176 maximum	°F	L3-T
Pressure	Ambient	-	L3
Residence Time	20	min	L3-T
Water Leach Solution Acidity (H2SO4)	0.3	M	L3-T
Percent Solid	30%		L3-T
410 - Filtration Circuit
410-CAF-001/002 - WTL PLS CANDLE FILTERS
Cake Percent Solid	80%		L3
Number of Stages	3		L3
Wash Ratio (Barren: Solids)	3 : 1		L3
Wash Efficiency	70%		L3-H

254 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

420 - Dewatering Circuit
420-HYC-001 to 003 - 101/102 - DEWATERING STAGE 1 CYCLONE
Solids Fraction to Underflow	98	wt%	L3-H
Underflow Percent Solid	70	wt%	L3-H
420-HYC-004 to 006 - 104/105 - DEWATERING STAGE 2 CYCLONE
Solids Fraction to Underflow	98	wt%	L3-H
Underflow Percent Solid	70	wt%	L3-H
420-HYC-007 to 010 - 107/108 - DEWATERING STAGE 3 CYCLONE
Solids Fraction to Underflow	98	wt%	L3-H
Underflow Percent Solid	70	wt%	L3-H
420-CAF-001/002-101 - WATER LEACH RESIDUE DEWATERING CANDLE FILTERS
Cake Percent Solid	80%		L3-H
Number of Wash Stages	1		L3
Wash Ratio (Barren : Solids)	2 : 1		L3
Wash Efficiency	70%		L3-H
430 - Hydrolysis Unit
430 - 1st Stage Circuit
430-TAK-001 - STG 1 HYDROLYSIS REACTOR
Temperature	212	°F	L3-T
Pressure	Ambient	-	L3-T
Residence Time	20	min	L3-T
430 - 2nd Stage Circuit
430-TAK-002 - STG 2 HYDROLYSIS REACTOR
Temperature	212	°F	L3-T
Pressure	Ambient	-	L3-T
Residence Time	20	min	L3-T
440 - Barren Filtration Circuit
440-CAF-001/003-101 - BARREN FILTRATION CANDLE FILTER
Cake Percent Solid	80%		L3-H
Number of Wash Stages	1		L3
Wash Ratio (Solution: Solids)	3 : 1		L3
Wash Efficiency	70%		L3-H
450 - Residue Drying Circuit
450-RCA-001 - HYDROLYSIS CAKE CALCINER
Discharge Temperature	1562	°F	L3-T

255 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

S Residual Concentration	0.27	wt%	L3-T

Source: L3 2026

Area 500 – Chlorination

The process design criteria for Area 500 – Chlorination is presented as Table 14‑7.

Table 14‑7: Area 500 – Chlorination Process Design Criteria

Equipment / Description	DATA	UNIT	SOURCE
500 - Chlorination Circuit
500-CLN-001/101 - CHLORINATOR
Temperature	1742	°F	L3
Petroleum Coke:Feed Ratio	0.27 : 1		L3
Discharge Chlorine Concentration	0.25	Mole %	L3
Discharge Nitrogen Concentration	35	Mole %	L3
500 - CLN Condensation Circuit
500-SCR-001 - Nb/Fe CONDENSER
Temperature	267	°F	L3
Solids Fraction in Bottoms	30	Wt%	L3
500-HTX-001 - Nb/Fe CONDENSER COOLER
Type	Shell & Tube		L3
Temperature (In/Out)
Process Side	267 / 248	°F	L3
Utility Side	140 / 248	°F	L3
Heat Transfer Fluid	Thermal Fluid		L3
510-SCR-002 - TiCl4 PRIMARY CONDENSER
Temperature	86	°F	L3
500-HTX-002 - TiCl4 PRIMARY CONDENSER COOLER
Type	Shell & Tube		L3
Temperature (In/Out)
Process Side	86 / 81	°F	L3
Utility Side	68 / 86	°F	L3
Heat Transfer Fluid	Cooling Water		L3
500-SCR-003 - TiCl4 SECONDARY CONDENSER
Temperature	19.4	°F	L3
500-HTX-003 - TiCl4 SECONDARY CONDENSER COOLER
Type	Shell & Tube		L3
Temperature (In/Out)
Process Side	19 / 0	°F	L3
Utility Side	-20 / 0	°F	L3
Heat Transfer Fluid	Ammonia		L3
510 - TiCl4 Treatment Unit
510 - TiCl4 Degas Circuit

256 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

510-TAK-002 - TiCl4 DEGAS TANK
Temperature	277	°F	L3
Pressure	TBD	In HG	TBD
Residence Time	60	min	L3
510-HTX-002 – CRUDE TiCl4 FEED HEATER
Type	Tube Bundle
Temperature (In/Out)
Process Side	277 / 277	°F	L3
Utility Side	482 / 302	°F	L3
Heat Transfer Fluid	Thermal Fluid		L3
510-CND-001 - TiCl4 DEGAS TANK CONDENSER
Type	Finned HTX		L3
Temperature (In/Out)
Process Side	277 / 86	°F	L3
510 - TiCl4 Vaporization Circuit
510-TAK-004 - TiCl4 VAPORIZOR #1
Temperature	277	°F	L3 Experience
Pressure	TBD	In HG	TBD
Residence Time	60	min	L3
Solids Content	33.3	Wt%	L3
510-HTX-004 – TiCl4 VAPORIZOR #1HEATER
Type	Tube Bundle
Temperature (In/Out)
Process Side	277 / 277	°F	L3
Utility Side	482 / 302	°F	L3
Heat Transfer Fluid	Thermal Fluid		L3
510-CND-002 - TiCl4 VAPORIZOR #1 CONDENSER
Type	Finned HTX		L3
Temperature (In/Out)
Process Side	277 / 201	°F	L3
510-TAK-006 - TiCl4 VAPORIZOR #2
Temperature	277	°F	L3 Experience
Pressure	TBD	In HG	TBD
Residence Time	60	min	L3
TiCl4 Vaporization Extent	92%		L3
510-HTX-006 – TiCl4 VAPORIZOR #2 HEATER
Type	Tube Bundle
Temperature (In/Out)
Process Side	277 / 277	°F	L3
Utility Side	482 / 302	°F	L3
Heat Transfer Fluid	Thermal Fluid		L3

257 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

510-CND-003 - TiCl4 VAPORIZOR #2 CONDENSER
Type	Finned HTX		L3
Temperature (In/Out)
Process Side	277 / 201	°F	L3
520 - TiCl4 Purification Unit
520 - TiCl4 Stripping Circuit
520-SCR-001 - TiCl4 STRIPPER
Type	Packed Column		L3
Reboiling Ratio (Vapor / Feed)	2.51		L3
Reflux Ratio (Reflux / Feed)	1.61		L3
520-HTX-001 – TiCl4 STRIPPER REBOILER
Type	Shell & Tube Thermosiphon		L3
Temperature (In/Out)
Process Side	277 / 284	°F	L3
Utility Side	482 / 302	°F	L3
Heat Transfer Fluid	Thermal Fluid		L3
510-CND-003 - TiCl4 STRIPPER O/H CONDENSER
Type	Finned HTX		L3
Temperature (In/Out)
Process Side	277 / 86	°F	L3
520 - TiCl4 Purification Circuit
520-COL-001 - TiCl4 PURIFICATION COLUMN
Type	Mixed, Packing and Trays		L3
Reboiling Ratio (Vapor / Feed)	1.50		L3
Reflux Ratio (Reflux / Feed)	0.39		L3
520-TAK-004 - TiCl4 PURIFICATION COLUMN REBOILER TANK
Temperature	284	°F	L3
Pressure	TBD	In HG	TBD
Residence Time	120	min	L3
Mineral Oil Addition Rate (Mineral Oil / Feed)	0.0014		L3
Bleed Rate (Bleed / Feed)	0.034		L3
520-HTX-004 – TiCl4 PURIFICATION COLUMN REBOILER HEATER
Type	Tube Bundle
Temperature (In/Out)
Process Side	277 / 284	°F	L3
Utility Side	392 / 374	°F	L3
Heat Transfer Fluid	Thermal Fluid		L3

258 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

510-CND-003 - TiCl4 PRODUCT O/H CONDENSER
Type	Finned HTX		L3
Temperature (In/Out)
Process Side	277 / 104	°F	L3
530 - Nb Recovery Unit
530 - Nb Recovery Circuit
530-SCH-001 - Nb/Fe CHLORIDE DRYER
Type	Screw Dryer		L3
Temperature (In/Out)
Process Side	267 / 464	°F	L3
Utility Side	482 / 392	°F	L3
Heat Transfer Fluid	Thermal Fluid		L3
Solids Discharge %	100	Wt%	L3
530-SCR-001 - TiCl4 RECOVERY CONDENSER
Temperature	277	°F	L3
530-HTX-001 - TiCl4 RECOVERY CONDENSER COOLER
Type	Finned HTX		L3
Temperature (In/Out)
Process Side	277 / 86	°F	L3
540 - TiCl4 Vapor Recovery Unit
540 - TiCl4 Vapor Recovery Circuit
540-SCR-001 - TiCl4 VENT CONDENSER
Discharge Temperature	81	°F	L3
530-HTX-001 - TiCl4 RECOVERY CONDENSER COOLER
Type	Finned HTX		L3
Temperature (In/Out)
Process Side	81 / 77	°F	L3
540-SCR-002 - TiCl4 VENT SCRUBBER
TiCl4 Scrubbing Efficiency	100%		L3
Cl2 Scrubbing Efficiency	> 99%		L3
550 - Chlorination OFF-GAS Management Unit
550 - CO Boiler & FGD Scrubber Circuit
550-TOX-001 - THERMAL OXIDIZER
Discharge Temperature	1,600	°F	L3
Heat Recovery Temperature (In/Out)
Process Side	1,600 / 284	°F	L3
Utility Side	68 / 482	°F	L3
Heat Transfer Fluid	Thermal Fluid		L3
550-SCR-001 - FGD SCRUBBER VENDOR PACKAGE
SO2/SO3 Scrubbing Efficiency	> 97%		L3
560 - Nb Recovery Unit

259 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

540 - Nb Hydrolysis Circuit
560-TAK-001/002/003 - Nb/Fe STAGE #1/#2/#3 HYDROLYSIS TANK
Temperature	212	°F	L3
Pressure	Ambient	-	L3
Residence Time	30	min	L3
Steam Injection Ratio	0.55		L3
Dilution Ratio	3		L3
560-CND-001/002/003 - Nb/Fe STAGE #1/#2/#3 HYDROLYSIS CONDENSER
Type	Finned HTX		L3
Temperature (In/Out)
Process Side	212 / 176	°F	L3
560 - Nb Dewatering Circuit
560-CA-001/002 - Nb/Fe HYDROLYSIS CANDLE FILTER
Cake Percent Solid	70%		L3-H
Number of Wash Stages	1		L3
Wash Ratio (Solution: Solids)	3 : 1		L3
Wash Efficiency	70%		L3-H
560 - Nb Product Calcination Circuit
560-RCA-001 - Nb CALCINER
Discharge Temperature	1,112	°F	L3

Source: L3 2026

Area 600 – Solvent Extraction

The process design criteria for Area 600 – Solvent Extraction is presented as Table 14‑8.

Table 14‑8: Area 600 – Solvent Extraction Process Design Criteria

Equipment / Description	DATA	UNIT	SOURCE
600 - REE Extraction
600 - REE Extraction
600-COL-001 - DGA-6 EXTRACTION COLUMN
Temperature	AMB	°C	L3-T
Capacity Factor	40	m3/(m2*h)	SUP
Efficiency / Stage per Meter	4		SUP
600-COL-002 - DGA-6 SCRUB COLUMN
Temperature	AMB	°C	L3-T
Capacity Factor	40	m3/(m2*h)	SUP
Efficiency / Stage per Meter	4		SUP
610 - Acid Scrub
610 - Acid Scrub
610-MSE-001|101 - DGA-6 ACID SCRUB MIXER-SETTLER

260 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Mixer Residence Time	5	min	L3
Settler Residence Time	12.5	min	L3
Overall O:A Ratio	1:3		L3-T
Internal O:A Ratio	0.9:1		L3
Scrub Solution pH	1.5		L3
610 - Acid Scrub Neutralization
610-TAK-006-008 - DGA-6 ACID SCRUB. NEUT. REACTOR #1 TO #3
Temperature	Amb	°C	L3
Pressure	atm	psig	L3
Residence Time	60	min	L3-H
610 - Acid Scrub Filtration
610-CAF-001-003 - DGA-6 ACID SCRUB NEUT. RESIDUE FILTER #1 TO #3
Cake Percent Solid	70%		L3-H
Number of Wash Stages	2		L3
Wash Efficiency	80%		L3-H
Filtrate Mg Concentration	51	g/L	L3
620 – REE Strip
620 – REE Strip
600-MSE-002-005 - DGA-6 STR 1 TO 4 MIXER-SETTLER
Mixer Residence Time	5	min	L3
Settler Residence Time	12.5	min	L3
Overall O:A Ratio	2:1		L3
Internal O:A Ratio	1.1:1		L3
630 - Iron Removal
630 - Neutralization circuit
630-TAK-001-003 - DGA-6 STRIP LIQ. NEUT. REACTOR #1 TO #3
Temperature	Amb	°C	L3
Pressure	atm	psig	L3
Residence Time	60	min	L3
630 - DGA-6 Strip Filtration
630-CAF-001-003 - DGA-6 STRIP LIQ. NEUT. RESIDUE FILTER #1 TO #3
Cake Percent Solid	80%		L3-H
Number of Wash Stages	1		L3
Wash Efficiency	80%		L3-H
Cake Moisture TDS	0.01	Wt%	L3

Source: L3 2026

Area 700 – Rare Earth Separation

The process design criteria for Area 700 – Rare Earth Separation is presented as Table 14‑9.

Note: The following nomenclature is used to identify the solvent extraction process stage. SAP = Saponification, EXT = Extraction, SCB = Scrubbing, STR = Stripping and SCV = Scavenging.

Table 14‑9: Area 700 – Rare Earth Separation

Equipment / Description	DATA	UNIT	SOURCE

261 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

700 - Primary Circuit
700 - Primary Circuit
700-MSE-001|01-02 – PRIMARY CIRCUIT: SAP
Number of Stages	2		L3
Mixer Residence Time	5	min	L3
Settler Residence Time	12.5	min	L3
Overall O:A Ratio	2		L3
Internal O:A Ratio	1.1		L3
Extractant – Cyanex 572	35	V%	L3
Diluent – D80 Kerosene	65	V%	L3
Saponification Solution	NH4OH, NH4Cl		L3
700-MSE-002|01-06 - PRIMARY CIRCUIT: EXT
Number of Stages	6		L3
Mixer Residence Time	5	min	L3
Settler Residence Time	12.5	min	L3
Overall O:A Ratio	0.048		L3
Internal O:A Ratio	1.1		L3
Raffinate pH	2.1		L3
700-MSE-003|01-16 - PRIMARY CIRCUIT: SCB
Number of Stages	16		L3
Mixer Residence Time	5	min	L3
Settler Residence Time	12.5	min	L3
Overall O:A Ratio	2.56		L3
Internal O:A Ratio	1.1		L3
Scrub Solution HCl Concentration	0.70	Mol/L	L3
700-MSE-004|01-24 - PRIMARY CIRCUIT: STR1
Number of Stages	24		L3
Mixer Residence Time	5	min	L3
Settler Residence Time	12.5	min	L3
Overall O:A Ratio	3.8		L3
Internal O:A Ratio	1.1		L3

262 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Strip Solution HCl Concentration	1.10	Mol/L	L3
700-MSE-005|01-06 - PRIMARY CIRCUIT: STR2
Number of Stages	6		L3
Mixer Residence Time	5	min	L3
Settler Residence Time	12.5	min	L3
Overall O:A Ratio	6.53		L3
Internal O:A Ratio	1.1		L3
Strip Solution HCl Concentration	1.80	Mol/L	L3
710 - NdPr Circuit
710 - NdPr Circuit
710-MSE-001|01-02 - NdPr CIRCUIT: SAP
Number of Stages	2		L3
Mixer Residence Time	5	min	L3
Settler Residence Time	12.5	min	L3
Overall O:A Ratio	2		L3
Internal O:A Ratio	1.1		L3
Extractant – Cyanex 801	35	V%	L3
Diluent – D80 Kerosene	65	V%	L3
Saponification Solution	NH4OH, NH4Cl		L3
710-MSE-002|01-12 - NdPr CIRCUIT: EXT
Number of Stages	12		L3
Mixer Residence Time	5	min	L3
Settler Residence Time	12.5	min	L3
Overall O:A Ratio	0.066		L3
Internal O:A Ratio	1.1		L3
Raffinate pH	1.8		L3
710-MSE-003|01-24 - NdPr CIRCUIT: SCB
Number of Stages	24		L3
Mixer Residence Time	5	min	L3
Settler Residence Time	12.5	min	L3
Overall O:A Ratio	1.99		L3

263 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Internal O:A Ratio	1.1		L3
Scrub Solution HCl Concentration	0.80	Mol/L	L3
710-MSE-004|01-06 - NdPr CIRCUIT: STR
Number of Stages	6		L3
Mixer Residence Time	5	min	L3
Settler Residence Time	12.5	min	L3
Overall O:A Ratio	4.67		L3
Internal O:A Ratio	1.1		L3
Strip Solution HCl Concentration	1.25	Mol/L	L3
720 - Tb Circuit
720 - Tb Circuit
720-MSE-001|01-02 - Tb CIRCUIT: SAP1
Number of Stages	2		L3
Mixer Residence Time	5	min	L3
Settler Residence Time	12.5	min	L3
Overall O:A Ratio	0.5		L3
Internal O:A Ratio	1.1		L3
Extractant – Cyanex 572	35	V%	L3
Diluent – D80 Kerosene	65	V%	L3
Saponification Solution	NH4OH, NH4Cl		L3
720-MSE-002|01-16 - Tb CIRCUIT: EXT
Number of Stages	16		L3
Mixer Residence Time	5	min	L3
Settler Residence Time	12.5	min	L3
Overall O:A Ratio	0.84		L3
Internal O:A Ratio	1.1		L3
Raffinate pH	1.25		L3
720-MSE-003|01-12 - Tb CIRCUIT: SCB
Number of Stages	12		L3
Mixer Residence Time	5	min	L3
Settler Residence Time	12.5	min	L3

264 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Overall O:A Ratio	2.5		L3
Internal O:A Ratio	1.1		L3
Scrub Solution HCl Concentration	1.1	Mol/L	L3
720-MSE-004|01-02 - Tb CIRCUIT: SAP2
Number of Stages	2		L3
Mixer Residence Time	5	min	L3
Settler Residence Time	12.5	min	L3
Overall O:A Ratio	0.5		L3
Internal O:A Ratio	1.1		L3
Saponification Solution	NH4OH, NH4Cl		L3
720-MSE-005|01-32 - Tb CIRCUIT: SCV
Number of Stages	32		L3
Mixer Residence Time	5	min	L3
Settler Residence Time	12.5	min	L3
Overall O:A Ratio	1.73		L3
Internal O:A Ratio	1.1		L3
Feed Solution pH	0.93		L3
Raffinate pH	1.2		L3
720-MSE-006|01-24 - Tb CIRCUIT: STR
Number of Stages	24		L3
Mixer Residence Time	5	min	L3
Settler Residence Time	12.5	min	L3
Overall O:A Ratio	6.02		L3
Internal O:A Ratio	1.1		L3
Strip Solution HCl Concentration	1.30	Mol/L	L3
730 - Dy Circuit
730 - Dy Circuit
730-MSE-001|01-02 - Dy CIRCUIT: SAP
Number of Stages	2		L3
Mixer Residence Time	5	min	L3
Settler Residence Time	12.5	min	L3

265 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Overall O:A Ratio	0.5		L3
Internal O:A Ratio	1.1		L3
Extractant – Cyanex 572	35	V%	L3
Diluent – D80 Kerosene	65	V%	L3
Saponification Solution	NH4OH, NH4Cl		L3
730-MSE-002|01-12 - Dy CIRCUIT: EXT
Number of Stages	2		L3
Mixer Residence Time	5	min	L3
Settler Residence Time	12.5	min	L3
Overall O:A Ratio	2.06		L3
Internal O:A Ratio	1.1		L3
Feed Solution pH	1.0
Raffinate pH	1.25		L3
730-MSE-003|01-24 - Dy CIRCUIT: SCB
Number of Stages	24		L3
Mixer Residence Time	5	min	L3
Settler Residence Time	12.5	min	L3
Overall O:A Ratio	4.92		L3
Internal O:A Ratio	1.1		L3
Scrub Solution HCl Concentration	1.45	Mol/L	L3
730-MSE-004|01-06 - Dy CIRCUIT: STR
Number of Stages	6		L3
Mixer Residence Time	5	min	L3
Settler Residence Time	12.5	min	L3
Overall O:A Ratio	13.1		L3
Internal O:A Ratio	1.1		L3
Strip Solution HCl Concentration	2.5	Mol/L	L3
740 - SEG Recovery Unit
740 - SEG Carbonate Precipitation Circuit
740-TAK-002-004 - SEG CARBONATE PRECIP. TANK #1 to #3
Temperature	amb	°C	L3

266 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Pressure	atm	psig	L3
Residence Time	60	min	L3
740-CLR-001 - SEG CARBONATE CLARIFIER
Discharge Solids Fraction	50.0%		L3
740 - SEG Carbonate Dewatering Circuit
740-CAF-001/101 - SEG CARBONATE CANDLE FILTER #1/#2
Cake Percent Solid	65%		L3-H
Number of Wash Stages	2		L3
Cake Moisture TDS	0.01	Wt%	L3
Wash Efficiency	80%		L3-H
740 - SEG Carbonate Drying Circuit
740-RD-001 - SEG CARBONATE ROTARY DRYER
Discharge Temperature	248	°F	L3
Residence Time	15	Min	L3-H
750 - HREY Recovery Unit
750 - HREY Carbonate Precipitation
750-TAK-002-004 - HREY CARBONATE PRECIP. TANK #1 to #3
Temperature	amb	°F	L3
Pressure	atm	psig	L3
Residence Time	60	min	L3
750-CLR-001 - HREY CARBONATE CLARIFIER
Discharge Solids Fraction	50.0%		L3
750 - HREY Carbonate Dewatering
750-CAF-001/101 - HREY CARBONATE CANDLE FILTER #1/#2
Cake Percent Solid	65%		L3-H
Number of Wash Stages	2		L3
Cake Moisture TDS	0.01	Wt%	L3
Wash Efficiency	80%		L3-H
750 - HREY Carbonate Drying Circuit
750-RD-001 - HREY CARBONATE ROTARY DRYER
Discharge Temperature	248	°F	L3
Residence Time	15	Min	L3-H
760 - NdPr Recovery Unit

267 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

760 - NdPr Oxalate Precipitation Circuit
760-TAK-002-004 - NdPr OXALATE PRECIP. TANK #1 to #3
Temperature	Amb	°F	L3
Pressure	atm	psig	L3
Residence Time	60	min	L3
Residual Oxalic Acid Concentration	5	g/L	L3
760 - NdPr OXALATE Dewatering Circuit
760-CAF-001/101 - NdPr OXALATE CANDLE FILTER #1/#2
Cake Percent Solid	65%		L3-H
Number of Wash Stages	2		L3
Cake Moisture TDS	0.01	Wt%	L3
Wash Efficiency	80%		L3-H
760 - NdPr OXALATE Calcining Circuit
760-RCA-001 - NdPr OXALATE ROTARY CALCINER
Discharge Temperature	1,562	°F	L3
Residence Time	30	Min	L3-H
770 - Tb Recovery Unit
770 - Tb Oxalate Precipitation Circuit
770-TAK-002-004 - Tb OXALATE PRECIP. TANK #1 to #3
Temperature	Amb	°F	L3
Pressure	atm	psig	L3
Residence Time	60	min	L3
Residual Oxalic Acid Concentration	5	g/L	L3
770 - Tb OXALATE Dewatering Circuit
770-CAF-001/101 - Tb OXALATE CANDLE FILTER #1/#2
Cake Percent Solid	65%		L3-H
Number of Wash Stages	2		L3
Cake Moisture TDS	0.01	Wt%	L3
Wash Efficiency	80%		L3-H
770 - Tb OXALATE Calcining Circuit
770-RCA-001 - Tb OXALATE ROTARY CALCINER
Discharge Temperature	1,562	°F	L3
Residence Time	30	Min	L3-H
780 - Dy Recovery Unit
780 - Dy Oxalate Precipitation Circuit

268 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

780-TAK-002-004 - Dy OXALATE PRECIP. TANK #1 to #3
Temperature	Amb	°F	L3
Pressure	atm	psig	L3
Residence Time	60	min	L3
Residual Oxalic Acid Concentration	5	g/L	L3
780 - Dy OXALATE Dewatering Circuit
780-CAF-001/101 - Dy OXALATE CANDLE FILTER #1/#2
Cake Percent Solid	65%		L3-H
Number of Wash Stages	2		L3
Cake Moisture TDS	0.01	Wt%	L3
Wash Efficiency	80%		L3-H
780 - Dy OXALATE Calcining Circuit
780-RCA-001 - Dy OXALATE ROTARY CALCINER
Discharge Temperature	1,562	°F	L3
Residence Time	30	Min	L3-H
790 - Sc Recovery Unit
790 - Scandium Prestripitation Circuit
790-TAK-002/003 - Sc PRESTRIPITATION TANK #1/#2
Temperature	122	°F	SGS
Pressure	atm	psig	L3
Residence Time	30	min	L3-H
[NaOH]	100	g/L	L3
[NaCl]	1	Mol/L	L3
Tank #2 O:A	2:1		L3
Tank #2 O:A	1:1		L3
790-CAF-001/101 - Sc BARREN ORG. CANDLE FILTER
Cake Percent Solid	80%		L3-H
Cake Flush Water Ratio	4		L3
790-THK-001 - Sc PRESTRIPITATION 3-PHASE SEPARATOR
Residence Time	24	min	L3-H
Underflow Phases	Aqueous / Solids		L3
790-CAF-002/003 - Sc(OH)3 CANDLE FILTER #1/#2
Cake Percent Solid	75%		L3-H

269 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Number of Wash Stages	1		L3
Wash Ratio (Solution : Solids)	3 : 1		L3
Wash Efficiency	70%		L3-H
795 - Scandium Purification
795 - Scandium Hydroxide Leach Circuit
795-TAK-001 - Sc(OH)3 LEACH TANK
Temperature	Amb	°F	L3
Pressure	atm	psig	L3
Residence Time	60	min	L3-H
Residual H2SO4	0.01	M	L3-H
795 - Scandium Purification Circuit
795-TAK-003 - ScP EXT TANK
Temperature	Amb	°F	SGS
Pressure	atm	psig	SGS
Residence Time	60	min	L3-H
O:A Ratio	1		SGS
Extractant – Alamine 336	2.5	V%	SGS
Extractant – Aliquat 336	2.5	V%	SGS
Modifier - Tridecanol	2.5	V%	SGS
Diluent – D80 Kerosene	92.5	V%	SGS
795-TAK-004 - ScP LOADED ORG. TANK
Temperature	Amb	°F	NCP
Pressure	atm	psig	L3
Residence Time	60	min	L3-H
O:A Ratio	1		NCP
[H2SO4]	50	g/L	NCP
795-TAK-005 - ScP COND TANK
Temperature	Amb	°F	NCP
Pressure	atm	psig	L3
Residence Time	60	min	L3-H
[NaOH]	50	Wt%	NCP
795 - Scandium Oxalate Precipitation
795-TAK-006 - Sc OXALATE PRECIPITATION TANK

270 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Temperature	Amb	°F	NCP
Pressure	atm	psig	L3
Residence Time	60	min	L3
Oxalic Acid Stochiometric Excess Ratio	1.25		L3
795-BLF-001 - Sc OXALATE VACUUM BELT FILTER
Cake Solids Fraction	70%		L3
Wash Water to Solid Ratio	5	m3/dmt	L3
Number of Wash Stages	3		L3
Wash Efficiency	98%		L3
795 - Scandium Oxalate Calcination
795-RCA-001 - SCANDIUM OXIDE ROTARY CALCINER
Discharge Temperature	1,832	°F	L3-H
Residence Time	30	Min	L3-H

Source: L3 2026

Area 800 – Chloride Recovery

The process design criteria for Area 800 – Chloride Recovery is presented as Table 14‑10.

Table 14‑10: Area 800 – Chloride Recovery Process Design Criteria

Equipment / Description	DATA	UNIT	SOURCE
820 – HCl Recovery
820 – HCl Absorption
820-COL-001/011 - HCl QUENCH TOWER
Type	Packed-Bed Column		L3
Temperature	122	°F
820-HTX-001/011 – HCl QUENCH COOLER
Type	Shell & Tube		L3
Temperature (In/Out)
Process Side	122 / 41	°F	L3
Utility Side	-20 / -10	°F	L3
Heat Transfer Fluid	Ammonia		L3
820-COL-002/012 - HCl CONDENSER
Type	Packed-Bed Column		L3
Temperature	86	°F
820-HTX-002/012 – HCl CONDENSER COOLER
Type	Shell & Tube		L3

271 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Temperature (In/Out)
Process Side	86 / 41	°F	L3
Utility Side	-20 / -10	°F	L3
Heat Transfer Fluid	Ammonia		L3
840 - MgCl2 Pyrohydrolysis Unit
840 - MgCl2 Pre-Evaporation Circuit
840-EVP-001 – CHLORIDE PRE-EVAPORATOR
Type	Vertical tubes		L3
Temperature	263	°F	L3
Chloride Concentration in Concentrate	430	g/L	L3
Temperature (In/Out)
Utility Side	482/ 248	°F	L3
Heat Transfer Fluid	Heat Transfer Fluid		L3
840-CND-001 – Chloride PRE-EVAP CONDENSER
Type	Finned HTX		L3
Temperature (In/Out)
Process Side	262 / 176	°F	L3
850 - MgCl2 Spray Roasting Circuit
850-SPR-001 - CHLORIDE PYROHYDROLYSIS SPRAY ROASTER
Temperature	1,472	°F	L3
Gas Velocity	1.65	ft/s	L3
Gas residence time	30	sec	L3

Source: L3 2026

Area 900 – Sulfate Effluent Treatment

The process design criteria for Area 900 – Sulfate Effluent Treatment is presented as Table 14‑11.

Table 14‑11: Area 900 – Sulfate Effluent Treatment Process Design Criteria

Equipment / Description	DATA	UNIT	SOURCE
950 – Sulfate Effluent Treatment
950 – Sulfate Effluent Neutralization
950-TAK-002/003/004 – SULFATE EFFLUENT NEUTRALIZATION TANK
Temperature	Amb	°F	L3
Pressure	atm	psig	L3
Residence Time	20	min	L3
Neutralization Reagent	CaCO3		L3
Discharge pH	4.5		L3
950-TAK-021/022/023 – SULFATE EFFLUENT NEUTRALIZATION TANK

272 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Temperature	Amb	°F	L3
Pressure	atm	psig	L3
Residence Time	20	min	L3
Neutralization Reagent	Ca0		L3
Discharge pH	8		L3
950-BLF-030/031/040/041 – SULFATE EFFLUENT BELT FILTER
Cake Solids Fraction	65%		L3

Source: L3 2026

14.2.3 Pyrometallurgical Plant

As stated in a previous report, niobium improves the mechanical properties of the high-grade steel and producing a ferro-niobium alloy was an attractive way for NioCorp to supply potential future steelworks factories customers.

The pyrometallurgical process design criteria were established based on thermodynamic calculations, inspired by test results completed by and supported by the literature available on the aluminothermic reduction as well as on the niobium pyrometallurgy. Table 14‑12 presents the pyromet design criteria.

Table 14‑12: Pyrometallurgical process design criteria.

Section	Description	Value	Units
NaNbO3 Precipitate Pelletized	NaNbO3 Precipitate Feed Rate (Dry Basis)	1.16	t/h
		27.9	t/d
	Moisture Content (After Pelletizing)	<1%
	Storage capacity	14	days
	Bulk density	4.3	Tm/m3
Sodium Niobium trioxide Precipitate Composition	Na	15.6	%w/w
	Nb	55.0	%w/w
Nb Precipitate Pellets	Number of bins	1	ea.
	Storage time	11	days
	Capacity	324	t
Aluminum (Al) pellets	Aluminum (Al) feed rate	3.9	t/batch
	Number of bins	1	ea.
	Storage time	13	days
	Capacity	162	t

273 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Section	Description	Value	Units
Hematite (Fe2O3) Pellets	Hematite (Fe2O3) feed rate	2.4	t/batch
	Number of bins	1	ea.
	Storage time	13	days
	Capacity	150	t
Calcium fluoride (CaF2)	Feed rate	0.15	t/batch
	Super sacks rack (1 Tm or 2Tm)	1	ea.
Limestone (CaCO3)	Limestone feed rate	0.87	t/batch
	Super sacks rack (1 Tm or 2Tm)	1	ea.
FeNb Furnace – Aluminothermic Reduction	Total Feed to FeNb Furnace	11.2	t/batch
	Operating Temperature	1700 to 1750	°C
FeNb Furnace Power	Electric Induction Furnace	420	kW
	Power Consumption Per Ton Precipitate Pellets	182	kW/t
	Furnace Thermal Efficiency	60.0%
	Furnace Design Power	1000	kW
	Nb Recovery	96.6%
Furnace Cooling system	Water Flow Rate	36	m³/h
	Cooling Tower	1	ea.
FeNb Furnace - FeNb Alloy Composition	Nb	64.9	%w/w
	Fe	34.0	%w/w
	Al	0.9	%w/w
FeNb Alloy Tapping	FeNb Alloy per batch	4.7	t/batch
	Tapping Schedule	2	taps/8-hour shift
		4	taps/day
	Tapping Time	10.0	min/tap
	Mass per tap	5.6	t/tap
	Daily production	22.4	t/d
	density	8.2	t/m3
Slag production	Slag per batch	9.9	t/batch
	Nb2O5	1.0	%w/w

274 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Section	Description	Value	Units
Furnace Slag Composition	Fe2O3	1.9	%w/w
	FeNb (trapped)	0.3	%w/w
	Al2O3	92.1	%w/w
	CaO	3.2	%w/w
	CaF2	1.5	%w/w
	Slag density	4.0	t/m³
Slag tapping	Slag per tap	9.9	t/batch
	Tapping Schedule	4
		8	taps/day
	Tapping Time	15.0	min/tap
	Daily slag production	39.6	t/day
FeNb Furnace Off gas Handling	Dust: largely recycled	___	%
	Gas generation	0.07	t/day
FeNb Pelletizing system	Cooling water	15.1	m³/h

Source: MCS 2026

Notes:

(1)
This Process Design Criteria applies for Hydromet feed and 2025 campaign test.
(2)
The mass distribution presented reflects the conversion of oxide feed materials into metallic alloy and slag phases during aluminothermic reduction. The apparent increase in condensed-phase mass relative to the initial solid feed is primarily attributed to oxygen transfer from metal oxides to aluminum, resulting in the formation of Al₂O₃-rich slag, as well as the contribution of fluxing agents. Gas generation, including CO₂ from limestone decomposition and sodium-bearing vapors, is not included in the condensed-phase mass balance and accounts for the observed difference between total feed and product streams

14.3 Flowsheets and Process Description

14.3.1 Surface Crushing, Ore Storage & Mineral Processing Plant

The ROM ore from the underground mine will be transported to a surface ROM stockpile, located in front of the primary crushing circuit. The ore will be fed via grizzly feeder and screen to a C135 primary jaw crusher, and the crushed product with a top size of 203 mm and characteristic size (Pao) of 115 mm, will be delivered by the means of a three-way diverter splitter to three crushed ore bins each with a capacity of 1,400mt. This part of the crushing circuit will operate on a 10 hours per day schedule with the subsequent crushing and the processing plant will operate 24 hour per day.

The ore from the primary crushing circuit will be reclaimed from the ore bins by three feeders with a total capacity of 139 t/h and passed on to the secondary crusher circuit via the secondary crusher screen feed conveyor.

275 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

At the secondary crushing stage, the ore will be sized on a dry, double deck screen with a top deck aperture size of 50 mm and bottom deck aperture size of 25 mm. The screen oversize from both decks will report to the secondary crushing stage consisting of a single cone crusher unit. The screen undersize will be conveyed to a High-Pressure Grinding Rolls (HPGR) circuit.

The screen oversize fractions will be crushed in a single secondary cone crusher operating with a closed side setting of 25 mm. The secondary crushed product will be sized by the same double deck screen with the primary crusher discharge ore.

The screen undersize, at an approximate characteristic particle size (Pao) of 22 mm, will be further crushed in the HPGR circuit. The HPGR circuit will consist of a single HPGR unit, with a separate double-deck vibrating screen with top and bottom deck aperture sizes of 6 mm and 3 mm, respectively. The recirculating load of the HPGR circuit is expected to be in the range of 30 to 40% of the circuit new feed.

The HPGR screen undersize will be the final comminution product and is expected to have a characteristic particle size (Pao) of 1.1 mm. The ore will be stored in a fine ore bin, then reclaimed by a vibrating feeder with a design capacity of 132 t/h, and then passed on to the acid leach circuit via the acid leach feed conveyor for further processing. The overall primary, secondary, and HPGR crushing conceptual block flow diagram is presented in Figure 14‑1.

Source: Magemi Mining Inc., 2026

Figure 14‑1: Overall Crushing Conceptual Block Flow Diagram

14.3.2 Hydrometallurgical Plant

The majority of the unit processes selected for the hydrometallurgical flowsheet have been extensively reported in literature and are predominately proven and existing processes. The plant consists of multiple buildings that will house separate physical and chemical processes required to separate the niobium, scandium, titanium and rare earth elements that are contained in the ore and to regenerate and recover reagents for reuse.

276 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Area 100 – Ore Activation

The ore activation area is used to convert the carbonate minerals in the feed material to oxides through thermal decomposition while recovering the CO2 generated in the process. A simplified block flow diagram is presented as Figure 14‑2.

CRUSHED ORE
ELK CREEK
001
UNIT 110
CAL
CO2 HANDLING
CO2
AREA 200
ELK CREEK
UNIT 100
CAL
ORE ACTIVATION
100
ACTIVATED MATERIAL
AREA 200

Source: L3 2026

Figure 14‑2: Area 100 – Ore Activation Block Flow Diagram

Unit 100 – Ore Activation

The ore activation circuit converts the carbonates in the feed material to oxides through thermal decomposition.

Activation of the feed ore is accomplished by heating the feed material to approximately 1454°F (790°C) in the indirect natural gas rotary calciner. The high heat converts the carbonate feed material into their oxide components. The conversion releases CO2 gas that is captured, treated, and reused. Following the calcination process, the calcined ore is cooled in the activated material cooler and conveyed to Area 200 – Ammonium Chloride Cycle by the Activated Material Conveyor.

Waste heat from the calciner natural gas combustion is recovered using the activation Calciner Waste heat exchanger. The energy is recovered using thermal fluid.

The CO2 released during the calcination process is captured and filtered using an electro-filter. The filtered gas is then cooled, and physical liquid is separated from the gas in the CO2 Knockout Drum. Once the remaining moisture has been removed from the CO2 gas, the CO2 is transferred and stored via a blower. It is stored in the CO2 distribution tank.

Area 200 – Ammonium Chloride Cycle

The ammonium chloride cycle area is used to selectively leach calcium and magnesium from the calcined ore feed material using a closed loop circuit. The calcium and magnesium are then sequentially recovered through carbonate mineralization, regenerating the ammonium chloride leach reactant, which is recycled to the leach circuit. A simplified block flow diagram is presented as Figure 14‑3.

277 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

ACTIVATED MATERIAL
AREA 100
100
UNIT 200
NHL
NH4Cl LEACH
UNIT 270
BCO
VENTURI SCRUBBER
UNIT 260
BCO
(NH4)2CO3
CO2
AREA 100
UNIT 210
NHL
DEWATERING
210
UNIT 220
CaP
Ca CARBONATATION
UNIT 240
MgP
Mg CARBONATATION
215
NHL RESIDUE
AREA 300
UNIT 230
CaP
DEWATERING
UNIT 250
MgP
DEWATERING
230
250
CaCo3
MgCo3

Source: L3 2026

Notes: The following abbreviations are used in the block flow diagram: NHL = Ammonium Chloride Leach; CaP = Calcium Precipitation; MgP = Magnesium Precipitation; BCO = Scrubbing Unit.

Figure 14‑3: Area 200 – Ammonium Chloride Cycle Block Flow Diagram

Unit 200 – NH4Cl Leach

The ammonium chloride leach circuit is used to selectively leach calcium and magnesium from the calcined ore feed material. This leach reaction converts ammonium chloride into ammonium hydroxide which is partially vaporized and recovered.

The calcined material from Unit 100 – Ore Activation is stored in a day bin, prior to being fed into the NH4Cl Leach reactors where is it mixed with the stage 2 leach ammonium chloride solution and the resulting slurry is pumped to the stage 1 NH4Cl Leach Circuit. The stage 1 NH4Cl Leach Circuit is composed of a cascade of three agitated tanks in series, each with external heating loops to maintain the reactors at their operating temperature. The discharge of the third reactor is hydrocycloned and the overflow is filtered using candle filters. The filtrate is sent to Unit 220 – Calcium Carbonatation while the solids are sent to the stage 2 NH4Cl Leach Circuit. In stage 2, the residue from stage 1 is mixed with fresh hot NH4Cl solution from Unit 260 – Degassing and processed in a cascade of three agitated tanks in series, each with external heating loops to maintain the reactors at their operating temperature. The discharge of the third reactor is sent to Unit 210 – NH4Cl Filtration.

Vapor leaving the reactors are condensed in the ammonium carbonate scrubber located in Unit 260/270 – Ammonium Carbonate and Scrubber Units.

Unit 210 – NH4Cl Filtration

278 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

The NH4Cl Filtration circuit comprises three identical filtration trains which the NH4Cl Leach slurry from Unit 200 – NH4Cl Leach is split between. The slurry is filtered using plate and frame presses to separate the Ca/Mg-rich pregnant leach solution from the remaining oxide solids in the system. The filtrate from the process is collected and sent to Unit 220 – Calcium Carbonatation where calcium is mineralized. The residue from the filters from all three trains is combined and dried before being sent to Area 300 – Hydrochloric Acid Leach.

Unit 220 – Calcium Carbonatation

The calcium carbonatation circuit is designed to mineralize the calcium leached in the ammonium chloride process by converting it to solid calcium carbonate.

NH4Cl PLS from Unit 210 – NH4Cl Filtration enters the circuit and is cooled to 86°F (30°C) before being mixed with an ammonium hydroxide solution condensed from the leach reactors’ overhead condensers. The PLS is then contacted with carbon dioxide in the CaCO3 reactor train to mineralize calcium as a carbonate and the resulting slurry is sent to Unit 230 – Calcium Carbonate Dewatering. Excess CO2 is recovered and recycled in the process.

Unit 230 – Calcium Carbonate Dewatering

The slurry Unit 220 – Calcium Carbonatation is filtered using Belt Filters installed in parallel and the resulting cake is washed using clean water. The wash water is sent to the NH4Cl Mixing Tank located in Unit 200 – NH4Cl Leach while the calcium barren solution continues to Unit 240 – Magnesium Carbonation. The solids sent to area 900 – Sulfate Effluent and to paste backfill.

Unit 240 – Magnesium Carbonation

The magnesium carbonation circuit is designed to mineralize the magnesium leached in the ammonium chloride process by converting it to solid magnesium carbonate using a metathesis reaction with ammonium carbonate.

Barren solution from Unit 230 – Calcium Carbonate Dewatering enters the circuit and is combined with an ammonium carbonate solution, mineralizing the magnesium as a carbonate. The resulting slurry is sent to Unit 250 – MgCO3 Dewatering.

Unit 250 – MgCO3 Dewatering

The slurry Unit 240 – Magnesium Carbonatation is filtered using Belt Filters installed in parallel and the resulting cake is washed using clean water. The wash water and the magnesium barren are sent to Unit 260/270 – Ammonium Carbonate and Scrubber Units. The solids are sent to paste backfill.

Unit 260/270 – Ammonium Carbonate and Scrubber Units

The barren solution from Unit 250 – MgCO3 Dewatering and the wash solutions from both Unit 230 – Calcium Carbonate Dewatering and Unit 250 – MgCO3 Dewatering are combined and heated to decompose and vaporize residual ammonium carbonate and excess ammonium hydroxide prior to being recycled in the NHL unit. The vapors are then recovered and mixed with additional ammonium hydroxide and carbon dioxide rich off gas from the NHL Degassing tanks to prepare the ammonium carbonate solution used in Unit 240 – Magnesium Carbonation.

Area 300 - Hydrochloric Acid Leach

279 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

The hydrochloric acid leach area is used to leach the rare earth elements, including scandium, away from the niobium and titanium-containing minerals, simplifying the latter elements’ recovery and purification. Elements such as iron, calcium, thorium and other impurities are also recovered in the chloride pregnant leach solution (HCl PLS). A simplified block flow diagram is presented as Figure 14‑4.

HCl 32%
NHL RESIDUE
AREA 200
210
UNIT 300
HCL
LEACH
UNIT 310
HCL
PLS FILTRATION
310
HCl PLS
AREA 600
UNIT 320
HCL
DEWATERING
UNIT 330
HCL
RESIDUE DRYING
330
HCl RESIDUE
AREA 400

Source: L3 2026

Figure 14‑4: Area 300 – Hydrochloric Acid Leach Block Flow Diagram

Unit 300- HCl Leach

The hydrochloric leach circuit is used to leach the REEs, including scandium, away from the Nb and Ti minerals present in the ammonium chloride leach residue. A counter-current system is used to maximize recovery and control the acidity of the PLS prior to extraction in Area 600 – Solvent Extraction.

NHL residue from Area 200 – Ammonium Chloride Cycle is combined with 2nd stage leach filtrate, 2nd stage leach wash solution and 1st stage leach wash solution into the HCl leach stage 1 cascade of agitated tanks. External recirculation flows are planned to maintain the leach reactors’ temperatures.

Leach slurry from the 1st stage HCl leach step is dewatered in a 2-step hydrocyclone unit. The cyclone underflow is sent to the 2nd stage HCl leach circuit while the overflow is sent Unit 310 – HCl Leach Filtration. In the second stage, the cyclone underflow is combined with hot hydrochloric acid in a cascade of agitated tanks where all leachable elements are extracted into the PLS. External circulation flows are planned to maintain the leach reactors’ temperatures. The residual slurry from the second HCl leach stage is sent to Unit 320 – HCl Leach Dewatering.

Unit 310 – HCl Leach Filtration

The HCl leach filtration unit is used to ensure no solids are entrained in the PLS prior to the solvent extraction circuits.

HCl PLS from the 1st stage leach cyclone in Unit 300 - HCl Leach is filtered in a candle filter with a 3-stage counter-current wash. Each stage is undertaken in batch mode with 2 candle filters operating at different stages to allow for a continuous operation. The residue is sent to the Area 400 – Sulfuric Acid.

Unit 320 – HCl Leach Dewatering

The HCl dewatering unit is used to recover and wash HCl leach residue prior to the acid baking circuit.

280 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Slurry from the 2nd Stage HCl Leach Reactor cascade, located in Unit 300 - HCl Leach, is washed in a 3 counter-current stages cyclone circuit that includes repulps between each stage. The discharge of the 3rd cyclone stage is then filtered, and the solution is used to repulp the intermediate solids between the 2nd and 3rd cyclone stages. The overflow of the 1st and 2nd cyclone stages is sent back to Unit 300 - HCl Leach and the washed cake is sent to Unit 330 – HCl Residue Drying.

Unit 330 – HCl Residue Drying

The HCl residue drying unit is used to remove moisture and HCl traces prior to the acid bake circuit using a hollow flight screw conveyor followed by an indirect rotary dryer.

Dewatered HCl leach residue from Unit 320 – HCl Leach Dewatering is first partially dried to 95 wt% solids using a hollow flight screw dryer heated with thermal fluid. The partially dried material is then fed to an indirect rotary dryer where it is fully dried. Vapors are collected and sent to Unit 340 – HCl Water Scrubber.

Unit 340 – HCl Water Scrubber

The HCl water scrubber unit recovers off gases from the HCl unit and cleans them through a water scrubber. The discharge of the scrubber is sent to Area 800 - Chloride Neutralization.

The HCl water scrubber is a packed column where vapors and off gasses from the HCl unit are cleaned with water. Water vapor is condensed in the process and the resulting non-condensables are sent to the facility caustic scrubber.

Area 400 – Sulfuric Acid

The sulfuric acid area is used to convert the Nb and Ti-bearing minerals to leachable sulfate compounds. The resulting sulfates are then leached using water and both the niobium and titanium sulfate compounds are hydrolyzed before being dewatered, calcined and sent to AREA 500 – Chlorination for further processing. A simplified block flow diagram is presented as Figure 14‑5.

281 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

R.O. WATER
UNIT 400
ABK
H2SO4 RECOVERY
H2SO4
UNIT 400
ABK
ACID BAKE
HCl RESIDUE
AREA 300
330
UNIT 410
WTL
WATER LEACH
UNIT 420
WTL
DEWATERING
420
UNIT 430
HYD
HYDROLYSIS
UNIT 440
HYD
BARREN DEWATERING
UNIT 450
HYD
RESIDUE DRYING
450
HYDROLYSATE
AREA 500
440
BARREN
AREA 900
425
WATER LEACH RESIDUE
AREA 900

Source: L3 2026

Figure 14‑5: Area 400 – Sulfuric Acid Block Flow Diagram

Unit 400 – Acid Baking

The acid baking unit reacts HCl leach residue, a Nb and Ti rich solid, with concentrated sulfuric acid at elevated temperatures to convert the minerals to solid anhydrous sulfates. Vaporized sulfuric acid is recovered and recycled in the circuit using a 2-step scrubbing circuit.

Dry HCl leach residue from Area 300 – Hydrochloric Acid Leach is combined with hot, concentrated sulfuric acid and mixed thoroughly in a pug mill. The pug mill discharge is conveyed in the Acid Bake Kiln where the mixed materials are heated in steps to push the reaction to completion and vaporize any residual liquid sulfuric acid. The reacted materials are then sent to Unit 410 Water Leaching.

Vaporized sulfuric acid from the acid bake kiln is recovered through a 2-stage condensing scrubbing system which allows for the recovery of concentrated sulfuric acid while purging the system of water.

Unit 410 Water Leaching

The water leaching circuit is used to solubilize the sulfate compounds from the acid bake process into an aqueous phase, leaving the insoluble contaminants in the solid residue to be dewatered, washed and sent to sulfate management for paste backfill preparation.

Acid bake solids from Unit 400 – Acid Baking are mixed with a heated combination of recycled solutions and reverse osmosis water (ROW). The resulting slurry is pumped into the water leach

282 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

cascade of three agitated tanks, each maintained at a temperature of 176°F (80°C) with a circulation heating loop. The slurry leaving the water leach tanks is sent to Unit 420 – Water Leach Dewatering.

Unit 420 – Water Leach Dewatering

The water leach dewatering unit is used to filter and wash the water leach residue to maximize niobium recovery.

The slurry leaving Unit 410 Water Leaching is dewatered, and the solids are sent through a series of repulp and cyclone operations using a counter-current setup. The water leach PLS from the first cyclone stage is sent to Unit 430 – Hydrolysis while the final repulp is filtered using candle filters. The residue is then washed using acidified hydrolysis barren solution and sent to AREA 900 – Sulfate Effluent for treatment before being sent to paste backfill. A portion of the wash solutions are sent to Unit 410 Water Leaching.

Unit 430 – Hydrolysis

The hydrolysis unit is used to convert soluble niobium and titanium sulfates compounds into insoluble compounds comprised of a mixture of oxide, hydroxide and oxy-hydroxy-sulfates.

Filtered water leach PLS from Unit 420 – Water Leach Dewatering is pumped to a three-stage reaction unit where it is sequentially diluted using hot reverse osmosis water (“ROW”) and steam, converting niobium and titanium sulfates compounds into insoluble compounds comprised of a mixture of oxide, hydroxide and oxy-hydroxy-sulfates.

The resulting slurry is sent to Unit 440 – Hydrolysis Dewatering and Filtration.

Unit 440 – Hydrolysis Dewatering and Filtration

The hydrolysis dewatering and filtration unit is used to recover and dewater hydrolysis solids prior to their calcination.

The hydrolysate slurry from Unit 430 – Hydrolysis is filtered and washed using ROW in candle filters. The hydrolysate cake is sent to Unit 450 – Hydrolysate Calcination while the barren solution is partially recycled in Unit 410 Water Leaching and Unit 430 – Hydrolysis.

Unit 450 – Hydrolysate Calcination

The hydrolysate calcination unit is used to dry the hydrolysate cake and minimize moisture to the chlorination unit. It also allows for a reduction of volatile elements such as sulfur.

Hydrolysis cake from Unit 440 – Hydrolysis Dewatering and Filtration is calcined in a rotary calciner and sent to Area 500 – Chlorination. Off gas from the calciner is collected and treated in the plant caustic scrubber.

Area 500 – Chlorination

The chlorination area is used to convert hydrolysate cake to gaseous metal chlorides and recover each element individually. Niobium and iron are first solidified in a titanium tetrachloride slurry. The titanium tetrachloride is subsequently vaporized, and the mixture of niobium and iron chloride is hydrolyzed. Niobium is recovered as an oxide with iron residuals while iron is sent to the chloride management unit as a ferric chloride solution. The crude titanium tetrachloride solution is then distilled into a pure titanium tetrachloride product.

283 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Products:

•
Niobium / Iron Oxide (to Pyromet)
•
Titanium Tetrachloride (TiCl4)

A simplified block flow diagram is presented as Figure 14‑6.

CL2
PETROLEUM COKE
AIR
HYDROLYSATE
AREA 400
450
UNIT 500
CLN
CHLORINATION
VTA
TO UNIT 540
TO UNIT 540
UNIT 550
CLN GO BOILER
& FGD SCRUBBER
GYPSUM
AREA 900
550
CaCO3
UNIT 500
CLN
CONDENSATION
505
UNIT 530
CLN
Nb RECOVERY
500
TO UNIT 540
TO UNIT 540
530
R.O. WATER
UNIT 510
CLN
TiCl4 TREATMENT
UNIT 570
CLN
MINERAL OIL COND.
UNIT 560
CLN
Nb/Fe HYDROLYSIS
565
CHLORIDE EFFLUENT
AREA 800
510
TO UNIT 540
560
FROM UNIT 500
FROM UNIT 510
FROM UNIT 520
FROM UNIT 530
FROM UNIT 570
UNIT 540
CLN TiCl4
VAPOR RECOVERY
AREA 520
CLN
TiCl4 PURIFICATION
NIOBIUM OXIDE
PRODUCT
520
TiCl4
PRODUCT

Source: L3 Process Developments 2026

Figure 14‑6: Area 500 – Chlorination Block Flow Diagram

The chlorination unit is used to convert the hydrolysate cake to a mixture of individual metal chlorides using a fluid bed reactor. The metal chlorides exit the chlorinator as gases and are recovered by staged condensation. Iron and niobium are solidified first in a titanium tetrachloride slurry as a crude titanium tetrachloride solution is condensed.

Hydrolysate cake is mixed with petroleum coke and fed to the chlorinator, a fluid bed reactor using a sub-stoichiometric chlorine mixture to ensure a minimum amount of unreacted chlorine is lost. Air is also injected into the chlorinator to maintain the temperature of the fluid bed, ensure fluidization and support proper conversion. Cooling water is sparged on the outside of the chlorinator to maintain the reaction below 1,742 °F (950 °C), protecting the equipment.

284 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

The gaseous discharge of the chlorinator is filtered using Electro-Filters and sent to the condensation circuit. The solid residue accumulating in the chlorinator is periodically purged and discarded during shutdowns, prior to the equipment being rebuilt.

The chlorination unit operates as a single train, with a full alternate train available. In a typical operation, while one train is in operation, the other train is being maintained.

Chlorinator off gases are condensed in a series of three venturi absorbers with decreasing operating temperatures (Nb/Fe Condenser, Primary Condenser, Secondary Condenser), with residual vapors and non-condensable gases discharging to Unit 550 – CO Boiler and FGD Scrubber.

The Nb/Fe condenser uses a venturi spray tower without packing to solidify and recover niobium and iron chloride in a titanium tetrachloride slurry. The bottom of the tower is gravity discharged to the clarifier and the underflow is sent to Unit 530 – Nb/Fe Recovery. Excess titanium tetrachloride is sent to the Unit 510 – Crude TiCl4 Treatment. The off gas of the Nb/Fe condenser is sent to the primary condenser. The Nb/Fe condenser cooling circulation loop uses thermal fluid to operate near the boiling point of titanium tetrachloride (277 °F, 136.4 °C).

The primary condenser uses a venturi spray tower with packing to condense a titanium tetrachloride solution. The bottom of the tower is sent to Unit 510 – Crude TiCl4 Treatment. The off gas from the primary condenser is sent to the secondary condenser. The primary condenser cooling circulation loop uses cooling water to operate near ambient temperature.

The secondary condenser uses a venturi spray tower with packing to condense a titanium tetrachloride solution. The bottom of the tower is sent to the primary condenser. The off gas of the secondary condenser is sent to Unit 550 – CO Boiler and FGD Scrubber. The secondary condenser cooling circulation loop uses an ammonia vaporizer unit to obtain a secondary condenser recirculation operating temperature of 0°F (-18°C).

Unit 510 – Crude TiCl4 Treatment

The crude TiCl4 Treatment Unit is used to remove most dissolved metals and gases from the TiCl4 prior to its purification using a series of three vaporizers (TiCl4 Degas Tank, Vaporizer #1, Vaporizer #2) and related aero condensers.

The first vaporizer is used to de-gas crude TiCl4 from Unit 500 – Chlorination and recycled TiCl4 from unit 520 – TiCl4 Purification by vaporizing it under full reflux conditions to vaporize dissolved non-condensable gases. The TiCl4 Degas tank overflows to the TiCl4 Vaporizer #1 where it is combined with recovered TiCl4 from the Nb/Fe Dryer Condenser and a bleed from the TiCl4 Vaporizer #2. The TiCl4 Vaporizer #1 boils titanium tetrachloride which is fully condensed and pumped to the TiCl4 Vaporizer #2. The TiCl4 Vaporizer #2 boils titanium tetrachloride which is fully condensed and sent to Unit 520 – TiCl4 Purification. Each vaporizer uses fully submerged tube bundles operated with thermal fluid.

The second vaporizer in the train (Vaporizer #1) operates at the saturation point of metals dissolved in the crude TiCl4, and as such, as TiCl4 is vaporized and removed from the system, those metals precipitate and form a slurry. A bleed from the vaporizer #1 to the Nb/Fe Condenser in Unit 500 – Chlorination is used to control the solids’ fraction in Vaporizer #1.

The third vaporizer in the train (Vaporizer #2) operates below the saturation point of metals dissolved in the crude TiCl4, and as such, as TiCl4 is vaporized and removed from the system, those
285 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

metals concentrate in Vaporizer #2. A bleed from Vaporizer #2 to Vaporizer #1 is used to control the dissolved metals concentration in Vaporizer #2.

Unit 520 – TiCl4 Purification

The TiCl4 purification unit is used to prepare pure TiCl4 that meets commercial purity specifications using a combination of stripping and distillation.

Treated TiCl4 from Unit 510 – Crude TiCl4 Treatment is fed to the TiCl4 Stripper, a packed column used to separate all non-condensable gases dissolved in the treated TiCl4, such as chlorine, nitrogen, carbon monoxide and carbon dioxide through partial reboiling and full reflux. Following the TiCl4 stripper, the TiCl4 is maintained under an inert blanket to ensure no other gases can redissolve in it.

Stripped TiCl4 is then fed to the TiCl4 Purification Column, a mixed packed / tray column used to remove metals through distillation of TiCl4, using both reboiling and reflux to control the TiCl4 purity.

A bleed from the bottom section is used to control the metal impurities in the column. The bleed stream is sent to Unit 510- Crude TiCl4 Treatment. Mineral oil is also added to the reboiler to raise the vapor pressure of metal impurities.

The excess condensate on top of the purification column is sent to storage as a pure TiCl4 product.

Unit 530 – Nb/Fe Recovery

The Nb/Fe recovery unit is used to recover all Nb from the Nb/Fe TiCl4 slurry as a dry, TiCl4-free solid mixture of niobium chloride and iron chloride.

The Nb/Fe Recovery Unit is used to vaporize all TiCl4 from the Nb/Fe TiCl4 slurry in a sloped hollow-flight conveyor. The off gas from the dryer is condensed in the Nb/Fe Dryer Condenser, a venturi scrubber circuit similar in design to the Primary Condenser Circuit.

The resulting niobium and iron chloride solids are conveyed to Unit 560 - Nb/Fe Recovery while the recovered crude TiCl4 is pumped to Unit 510 – Crude TiCl4 Treatment and the Vapor is sent to Unit 540 – TiCl4 Vapor Recovery Unit.

The Nb/Fe dryer uses hollow screws and thermal fluid to vaporize TiCl4 and dry the niobium and iron chlorides. The Nb/Fe chloride recovery condenser uses a venturi spray tower with packing to condense a titanium tetrachloride solution.

Unit 540 – TiCl4 Vapor Recovery Unit

The TiCl4 vapor recovery unit is used to recover TiCl4 from various equipment vapor streams before the caustic scrubber discharges to the atmosphere.

TiCl4 vapors from the various units are collected and TiCl4 is condensed in a spray tower with packing. The off gas from the vent condenser is then scrubbed with a caustic solution prior to being vented to the atmosphere. The recovered TiCl4 is recycled back to Unit 520 – TiCl4 Purification.

Unit 550 – Chlorination Off Gas Management

The chlorination off gas management unit is used to treat the chlorination condensation non condensable gases such as chlorine, carbon monoxide and sulfur oxides.

Non condensable gases, specifically carbon monoxide from Unit 500 – Chlorination condensation, are first oxidized in the thermal oxidizer before being scrubbed in the Chlorination Wet Flue Gas

286 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Desulfurization (“FGD”) Scrubber. The FGD scrubber circuit is used to recover sulfur oxides and hydrochloric acid gases by calcium carbonate neutralization. Air is injected in the scrubber to oxidize the calcium sulfite to gypsum, which is recovered from the circuit and sent to paste backfill. The FGD scrubber is then vented to the atmosphere.

Unit 560 – Nb Recovery

The hydrolysis unit uses heat and dilution to convert niobium chloride into insoluble niobium compounds while solubilizing ferric chloride. The resulting niobium solid is dewatered and calcined into a final product.

The niobium and iron chlorides from Unit 530 – Nb/Fe Recovery are sequentially dissolved in wash water from the niobium hydrolysate filter and hydrolyzed using steam injection in a series of three reactors. The resulting slurry is then phase separated using a clarifier to skim the mineral oil present in the chloride solids. The mineral oil mixture is then coalesced, and the aqueous solution is returned to the phase separator. The mineral oil is then sent to Unit 570 -Mineral Oil Conditioning.

The Nb hydroxide hydrolysate solids are calcined to generate the niobium oxide product sent to the pyrometallurgy Plant to be converted to ferroniobium (FeNb).

Unit 570 – Mineral Oil Conditioning

The mineral oil conditioning is used to vaporize any entrained fluids and dry the recycled mineral oil prior to reintroducing it to the chlorination unit.

Area 600 – Rare Earth Element Recovery

AREA 600 – REE Recovery involves the extraction of scandium, and rare earth elements from the HCl pregnant leach solution (HCl PLS) generated in Area 300 – Hydrochloric Acid Leach and the preparation of a REE solution to feed Area 700 – REE Separation.

The REE Recovery Area uses dimethyloctyl dihexyl diglycolamide (DGA-6) diluted in ethyl-hexanol.

A simplified block flow diagram is presented as Figure 14‑7.

287 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

HCl PLS
AREA 300
310
UNIT 600
REE
EXTRACTION
R.O. WATER
MgCl2
CHLORIDE EFFLUENT
600
AREA 800
UNIT 610
ACID
SCRUB
R.O. WATER
MgCO3
IRON
HYDROXIDE EFFLUENT
AREA 900
UNIT 620
REE
STRIP
HCl
R.O. WATER
UNIT 630
IRON
REMOVAL
MgCO3
HCl
R.O. WATER
IRON
HYDROXIDE EFFLUENT
AREA 900
REE + Sc SOLUTION
630
AREA 700

Source: L3 2026

Figure 14‑7: Area 600 - REE Recovery Block Flow Diagram

Unit 600 – REE Extraction

The REE Extraction circuit is used to extract scandium and rare earth elements using an organic solution made of 50 v% DGA-6, diluted in Ethyl-Hexanol from HCl PLS, in a series of solvent extraction stages.

Barren organic from the REE strip circuit is contacted with HCl PLS from Area 300 – Hydrochloric Acid Leach in a Karr Column, extracting scandium and rare earth elements. The raffinate solution is sent to Area 800 – Chloride Recovery.

The loaded organic leaving the extraction column is scrubbed in a second Karr column using a dilute hydrochloric acid and magnesium chloride solution. Some of the iron and a significant portion of the thorium, lanthanum and cerium are scrubbed with negligible amounts of scandium and magnet rare earth elements. The scrub liquor is combined with the raffinate and sent to Area 800 – Chloride Recovery. The scrubbed organic is sent Unit 610 – Acid Scrub.

Unit 610 – Acid Scrub

The acid scrub circuit is used to remove residual hydrochloric acid along with a significant portion of the co-extracted iron.

Scrubbed organic from Unit 600 – REE Extraction is contacted with a recycled magnesium chloride solution in two mixer-settlers installed in parallel. The organic is then sent to Unit 620 – REE Strip

288 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

while the scrub liquor is neutralized in a cascade of three agitated tanks using magnesium carbonate from Area 200 – Ammonium Chloride Cycle to precipitate any iron chloride as ferric chloride. The iron residue is dewatered, washed and sent to paste backfill. A bleed from the resulting chloride solution is sent to Unit 600 – REE Extraction and the remaining solution is combined with wash water from the iron hydroxide filters and recycled to the acid scrub mixer settlers.

Unit 620 – REE Strip

The REE Strip circuit is used to recover the rare earth elements from the loaded organic using a low activity magnesium chloride solution.

Scrubbed organic is pumped through a series of 4 mixer-settlers installed in co-current fashion, each with its own strip solution feed. The strip liquors are combined, coalesced and sent to Unit 630 – Iron Removal. The barren organic is recycled into Unit 600 – REE Extraction.

Unit 630 – Iron Removal

The Iron Recovery unit uses magnesium carbonate to precipitate iron as iron hydroxide and prepare a REE solution suitable for the separation circuits.

Strip liquor from Unit 620 – REE Strip is neutralized in a cascade of three agitated tanks using magnesium carbonate from Area 200 – Ammonium Chloride Cycle to precipitate any iron chloride as ferric chloride. The iron residue is dewatered, washed and sent to paste backfill. The filtrate is combined with wash solutions and sent to Area 700 – REE Separation.

Area 700 – Rare Earth Separation

AREA 700 – Rare Earth Separation involves the separation of magnetic rare earth elements and of scandium from the mixed rare earth strip liquor and the precipitation of four commercial products and 2 by-products using conventional solvent extraction technology.

Products

•
2.5 N Dydimium oxide
•
4 N Terbium oxide
•
2.5N Dysprosium oxide
•
4N Scandium oxide

By-Products:

•
Mixed samarium, europium and gadolinium (SEG) carbonates
•
Mixed heavy rare earths and yttrium (HREY) carbonates

The neutralized strip liquor from Unit 630 - Iron Removal is separated in Unit 700 – Primary Circuit into four fractions: a raffinate solution containing light rare earths, a mid-fraction containing SEG, terbium and minor amounts of heavies, a heavy rare earth fraction and scandium is recovered from the organic through prestripitation.

The raffinate is further refined in Unit 710 – NdPr Circuit where the praseodymium and neodymium are separated from lanthanum and cerium. The mid-fraction is further processed in Unit 720 – Tb Circuit where the terbium is separated from the SEG and from the heavier elements. The heavy

289 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

fraction is further processed in Unit 730 – Dy Circuit where dysprosium is separated from heavier rare earths and from yttrium.

The three magnetic rare earths products are precipitated using oxalic acid and calcined to oxide while the two byproducts are precipitated using ammonium carbonate and dried. A simplified block flow diagram is presented as Figure 14‑8.

MREE
AREA 600
630
UNIT 700
REE
PRIMARY CIRCUIT
700
UNIT 710
REE
NdPr CIRCUIT
710
UNIT 760
REE
NdPr RECOVERY
760
NdPr OXIDE
HCl
TO UNIT 700
TO UNIT 710
TO UNIT 720
TO UNIT 730
701
UNIT 720
REE
Tb CIRCUIT
720
UNIT 770
REE
Tb RECOVERY
770
Tb OXIDE
NH4OH
TO UNIT 700
TO UNIT 710
TO UNIT 770
TO UNIT 730
UNIT 740
REE
SEG RECOVERY
SEG CARBONATE
OXALIC ACID
TO UNIT 760
TO UNIT 770
TO UNIT 780
TO UNIT 795
SODIUM CARBONATE
TO UNIT 740
TO UNIT 750
702
UNIT 730
REE
Dy CIRCUIT
730
UNIT 780
REE
Dy RECOVERY
780
Dy OXIDE
NaOH
TO UNIT 790
UNIT 750
REE
HREY
HREY CARBONATE
H2SO4
TO UNIT 795
UNIT 790
REE
Sc RECOVERY
UNIT 795
REE
Sc PURIFICATION
795
Sc OXIDE

Source: L3 2026

Figure 14‑8: Area 700 – Rare Earth Separation Block Flow Diagram

Unit 700 – Primary Circuit

The primary circuit is used to extract REE heavier than Sm using an organic solution composed of 35% Cyanex 572 diluted in D80 kerosene.

The saponified organic from Area 790 – Sc Recovery is mixed with barren organic and sent to the extraction battery where it is contacted with neutralized rare earth strip liquor from Unit 630 – Iron Removal and reflux scrub solution. The raffinate containing LREE elements is coalesced to recover any entrained organic and sent to Unit 710 – NdPr Circuit.

290 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

The Sm+ loaded organic leaving the extraction battery is scrubbed in a battery of mixer-settlers using an HCl acid solution. The LREE elements are removed from the loaded organic along with minor amounts of SEG elements. The scrub liquor is then refluxed back into the battery. The scrubbed organic continues to the primary circuit strip battery 1.

The scrubbed organic is partially stripped in a battery of mixer-settlers using an HCl acid solution. The unit is configured to fully strip terbium, while minimizing the heavier elements’ recovery.

The organic phase then continues to the second stripping stage while the stripped liquor is sent to Unit 720 – Tb Circuit to be further processed.

The remaining organic is further stripped in a battery of mixer-settlers using an HCl acid solution, removing all the remaining elements except scandium from the organic phase. A portion of the barren organic is recycled back to the organic circulation tank and the remainder is sent to Unit 790 – Sc Recovery. The strip liquor is coalesced and sent to Unit 730 – Dy Circuit.

Unit 710 – NdPr Circuit

The NdPr circuit is used to separate didymium from lanthanum and cerium using an organic solution composed of 45% Cyanex 801 diluted in D80 kerosene.

Barren organic is conditioned with a diluted NH4OH/NH4Cl solution to saponify the extractant. The effluent solution which contains residual NH4Cl is sent to AREA 200 – Ammonium Chloride Cycle after being coalesced to recover any entrained organic.

The saponified organic is then sent to the extraction battery where it is contacted with the raffinate solution from Unit 700 – Primary Circuit and reflux scrub solution. The raffinate containing lanthanum and cerium is coalesced to recover any entrained organic and sent to AREA 800 – Chloride Recovery.

The LREE loaded organic leaving the extraction battery is scrubbed in a battery of mixer-settlers using an HCl acid solution. La and Ce are removed from the loaded organic along with minor amounts of Pr and Nd. The scrub liquor is then refluxed back the battery. The scrubbed organic continues to the NdPr circuit strip batter.

The remaining organic is fully stripped in a battery of mixer-settlers using an HCl acid solution, removing all of the remaining elements from the organic phase. The barren organic is recycled back to the organic circulation tank while the strip liquor is precipitated using oxalic acid in Unit 760 – NdPr Recovery.

Unit 720 – Tb Circuit

The Tb circuit is used to separate Tb using an organic solution composed of 45% Cyanex 572 diluted in D80 kerosene.

Barren organic is first contacted with diluted NH₄OH/NH₄Cl solution to saponify the extractant. The effluent solution which contains residual NH4Cl is sent to AREA 200 – Ammonium Chloride Cycle after being coalesced to recover any entrained organic.

The saponified organic is then sent to the extraction battery where it is contacted with a partially neutralized strip 1 liquor from Unit 700 – Primary Circuit. The raffinate containing SEG is coalesced to recover any entrained organic and sent to Unit 740 – SEG Recovery.

291 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

The Tb and Dy loaded organic leaving the extraction battery is scrubbed in a battery of mixer-settlers using an HCl acid solution. The SEG elements are removed from the loaded organic along with minor amounts of the Tb and Dy elements. The scrub liquor is then refluxed back the extraction battery.

The scrubbed organic is then stripped in a battery of mixer-settlers using an HCl solution. All Tb is removed from the organic and the partially stripped organic phase, still containing Dy, is sent to Unit 730 – Dy Circuit. The strip liquor flows to the Tb scavenging battery. The strip liquor pH is raised using ammonium hydroxide prior to the scavenger battery.

Barren organic is fed to the scavenger battery of mixer-settlers where the remaining Dy in the strip liquor is extracted along with heavier elements into the organic and sent back to the Tb strip battery. The scavenger raffinate is coalesced before being sent to Unit 770 – Tb Recovery.

Unit 730 – Dy Circuit

The Dy circuit is used to separate dysprosium from heavier rare earths using an organic solution composed of 45% Cyanex 572 diluted in D80 kerosene.

Barren organic is conditioned with a diluted NH4OH/NH4Cl solution to saponify the extractant. The effluent solution which contains residual NH4Cl is sent to AREA 200 – Ammonium Chloride Cycle after being coalesced to recover any entrained organic.

The saponified organic is then sent to the extraction battery where it is contacted with a partially neutralized strip 2 solution from Unit 700 – Primary Circuit and reflux scrub solution. The raffinate containing dysprosium is coalesced to recover any entrained organic and sent to Unit 780 – Dy Recovery.

The loaded organic leaving the extraction battery is combined with Dy loaded organic from Unit 720 – Tb Circuit and scrubbed in a battery of mixer-settlers using an HCl acid solution. Dy is removed from the loaded organic along with minor amounts of heavier elements. The scrub liquor is then refluxed back to the extraction battery. The scrubbed organic continues to the Dy circuit strip battery.

The remaining organic is fully stripped in a battery of mixer-settlers using an HCl acid solution, removing all the remaining elements from the organic phase. The barren organic is recycled back to the organic circulation tank while the strip liquor is precipitated using ammonium carbonate in Unit 750 – HREY Recovery.

Unit 740 – SEG Recovery

The SEG Recovery unit uses an ammonium carbonate solution to precipitate and recover Sm, Eu, and Gd from the Tb circuit raffinate as a mixed SEG carbonate by-product. The SEG carbonate is then dewatered, dried and packaged. The resulting barren solution is sent to AREA 200 – Ammonium Chloride Cycle.

Unit 750 – HREY Recovery

The HREY Recovery unit uses an ammonium carbonate solution to precipitate and recover Y and elements heavier than Dy from the Dy circuit strip liquor as a mixed HREY carbonate by-product. The HREY carbonate is then dewatered, dried and packaged. The resulting barren solution is sent to AREA 200 – Ammonium Chloride Cycle.

Unit 760 – NdPr Recovery

292 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

The NdPr Recovery unit uses oxalic acid to precipitate and recover Pr and Nd from the NdPr circuit strip liquor as a didymium oxalate slurry. The didymium oxalate slurry is then dewatered, dried and calcined to generate a didymium oxide product. The resulting barren solution is sent to AREA 200 – Ammonium Chloride Cycle.

Unit 770 – Tb Recovery

The Tb Recovery unit uses oxalic acid to precipitate and recover Tb from the Tb circuit strip liquor as a terbium oxalate slurry. The terbium oxalate slurry is then dewatered, dried and calcined to generate a terbium oxide product. The resulting barren solution is sent to AREA 200 – Ammonium Chloride Cycle.

Unit 780 – Dy Recovery

The Dy Recovery unit uses oxalic acid to precipitate and recover Dy from the Dy circuit raffinate solution as a dysprosium oxalate slurry. The dysprosium oxalate slurry is then dewatered, dried and calcined to generate a dysprosium oxide product. The resulting barren solution is sent to AREA 200 – Ammonium Chloride Cycle.

Unit 790 – Scandium Recovery

Barren organic from Unit 700 – Primary Circuit is contacted with a sodium hydroxide solution in a series of agitated tanks at 122°F (50°C) and the resulting 3-phase slurry is decanted. The heavier aqueous slurry is filtered; the scandium hydroxide solids are washed and sent to Unit 795 – Scandium Purification.

The aqueous solution is sent to the NaOH adjustment tank where its NaOH and NaCl contents are adjusted prior to being recycled to the prestripitation circuit.

The organic solution is also filtered, and the filtrate is sent back to the circuit circulating tank. Any recovered solids are slurried with RO water and returned to the decanter.

The temperature of the solutions in the Scandium Prestripitation Circuit is maintained at 122°F (50°C) to support optimum phase separation as proposed by SGS Lakefield.

Unit 795 – Scandium Purification

Slurried scandium hydroxide from Unit 790 - Scandium Recovery is re-leached using dilute sulfuric acid and the resulting PLS is filtered successively through a candle filter and a cartridge filter to remove any residual solids before being sent to the scandium purification circuit.

The scandium purification circuit is a batch solvent extraction circuit designed to selectively extract niobium, zirconium and titanium from the crude scandium solution and yield a pure scandium solution. Scandium PLS is first contacted with a mixture of Alamine 336 and Aliquat 336, diluted in D80 kerosene in the extraction tank and the agitation is stopped to let the phases separate. A sample of the aqueous phase is assayed and, if the impurity level is acceptable, the aqueous phase is pumped to the scandium precipitation circuit where scandium is precipitated with oxalic acid. The scandium oxalate slurry is then dewatered, dried and calcined to generate a scandium oxide product which is packaged. The resulting barren solution is sent to AREA 900 – Sulfate Effluent Treatment.

The loaded organic is then fed to the strip tank where it is mixed with sulfuric acid to strip the niobium, titanium and zirconium impurities. Once the reaction is completed, the agitation is stopped and the phases are separated. The strip liquor is sent to AREA 900 – Sulfate Effluent Treatment while

293 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

the stripped organic is sent to the conditioning tank where it is mixed with a dilute caustic solution. Once the conditioning is completed, the agitation is stopped and the phases are separated. The strip liquor is sent to AREA 900 – Sulfate Effluent Treatment while the conditioned organic is recycled to the extraction stage.

Area 800 – Chloride Recovery

The chloride recovery area is used to recover chloride ions as hydrochloric acid that can be recycled in the process. It is divided into three sections: ferric chloride, other chlorides and hydrochloric acid recovery. The ferric chloride section uses ferric chloride pyro-hydrolysis, while the other chloride section uses a pyro-hydrolysis based magnesium cycle to recover most chloride ions as hydrochloric acid. A simplified block flow diagram is presented as Source: L3 2026

Figure 14‑9.

CHLORIDE PROCESS
BLEED STREAMS
AREA 600
DG6 RAFFINATE
AREA 600
600
Nb HYDROLYSIS
FILTRATE
AREA 500
565
UNIT 840
CIR
Cl PRE-EVAP.
UNIT 850
CIR
Cl PYROHYDROLYSIS
UNIT 820
CIR
HCl RECOVERY
HCl 32%
TO STORAGE
DILUTE HCl
MIXED-OXIDES
TO PASTE BACKFILL
850

Source: L3 2026

Figure 14‑9: Area 800 – Chloride Recovery Block Flow Diagram

Unit 820 – Hydrochloric Acid Recovery

The hydrochloric acid recovery unit is used to absorb hydrochloric acid produced in the pyro-hydrolysis units. The unit is composed of 2 circuits in parallel, each composed of 2 columns in series.

HCl vapor from Unit 850– Chloride Pyro-Hydrolysis is divided into 2 equal streams and quenched to 122°F (50°C) in the HCl quench tower by a recirculation stream cooled to 41°F (5°C). The column bottom 10M HCl overflow is sent to the HCl regen tank. The vapor discharge of the quench tower is then cooled to 86°F (30°C) in the condensing tower by a recirculation stream cooled to 41°F (5°C). The column bottom overflow is sent to the HCl quench tower.

Unit 840– Chloride Pre-Evaporation

The chloride pre-evaporation unit is used to concentrate chlorides in the concentrate solution and reduce the size of subsequent units.

The chloride pre-evaporation circuit collects all of the facility chloride effluents, with the exception of Unit 700 – Rare Earth Separations effluents. Unit 700s effluents are sent to Area 200 – Ammonium Cycle because of their high ammonium content. The following effluents are aggregated in Unit 840:

•
Sc organic conditioning solution from Unit 790 – Sc Recovery
•
DG6 raffinate from Unit 600 – REE Recovery
•
HCl Scrubber Bleed from Unit 340 – HCl Water Scrubber
•
Nb Hydrolysis filtrate from Unit 560 – Nb/Fe Hydrolysis Dewatering

294 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

The mixed-chloride solution is concentrated in an evaporation unit and the resulting concentrated magnesium chloride solution is sent to Unit 850– Chloride Pyro Hydrolysis. Vapor from the evaporator is condensed as weak HCl acid and recycled in the hydrometallurgical plant process.

Unit 850– MgCl2 Pyro-Hydrolysis

The chloride pyro-hydrolysis unit is used to recover mixed-oxides and hydrochloric acid from the concentrated chloride solution.

Concentrated chloride solution from Unit 840– Chloride Pre-Evaporation is pyro hydrolyzed to mixed-oxides in a natural gas fluid bed reactor. The off-gas from the pyro-hydrolysis reactor is cleaned of any entrained dust and sent to Unit 820 – Hydrochloric Acid Recovery. The mixed-oxides solids are sent to paste backfill.

Area 900 – Sulfate Effluent

The sulfate effluent area is used to treat the sulfate effluent and generate tailings that can be used for paste backfill. The treated water can be reused in the process or sent to wastewater. A simplified block flow diagram is presented as Figure 14‑10.

CaCO3
CaO
PLANT EFFLUENT
UNIT 900
SULFATE EFFLUENT
TREATMENT
TREATED WATER
SULFATE EFF. CAKE
TO PASTE BACKFILL
AREA 900
900

Source: L3 2026

Figure 14‑10: Area 900 – Sulfate Effluent Block Flow Diagram

Unit 900 – Sulfate Effluent Treatment

All sulfate effluents are neutralized simultaneously in a cascade of agitated tanks using calcium carbonate from Area 200 – Ammonium Chloride Cycle to reach a pH of 4.5. The discharge of that cascade is further neutralized to a pH of 8 using calcium oxide.

The sulfate effluent dewatering is used to dewater the sulfate effluent sludge to meet the paste backfill requirements. The sludge is first thickened, then filtered.

14.3.3 Pyrometallurgical Plant

The process flow diagram for the pyrometallurgical plant is presented in the figure below. The selected process is based on the aluminothermic reduction of oxide phases produced during the calcination step, following the hydrometallurgical niobium precipitation stage. In line with ongoing process development, the design basis maintains flexibility to accommodate variations in feed composition, including sodium niobate (NaNbO₃) and titanium–niobium oxide systems, reflecting the current range of expected Hydromet products.

A disc pelletization stage is incorporated immediately downstream of the final hydrometallurgical precipitation step, where the material retains sufficient moisture to promote effective agglomeration. This approach produces mechanically stable pellets suitable for handling and feeding, while

295 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

minimizing dust generation. The pellets are subsequently calcined to produce a stable oxide phase for pyrometallurgical processing. The calcined material is then conveyed to the Furnace Feed Preparation Area (FPA) and stored in a closed bin providing approximately eleven days of storage capacity. This storage capacity is aligned with operating requirements to accommodate upstream slowdowns and ensure continuity of furnace operations.

Aluminum (in the form of wire cuts or granules) and hematite (Fe₂O₃), supplying the reductant and iron units for the aluminothermic reaction, are stored in dedicated bins, each designed to provide approximately fourteen days of storage capacity. This storage philosophy ensures operational resilience in the event of interruptions in raw material supply. Fluxing agents, including calcium carbonate (CaCO₃) and calcium fluoride (CaF₂), are stored separately in bins and supersacks, respectively, and are used to control slag properties during the reaction.

All feed bins and supersack stations are equipped with load cells to ensure accurate mass-based dosing of each component in accordance with the defined reaction recipe. Each material stream is conveyed independently to the furnace feed conveyor, where final proportioning is controlled prior to charging.

The process is operated on a batch basis. The prepared charge is introduced into an induction furnace, where temperature is progressively increased until the aluminothermic reaction is initiated. Once ignition occurs, the exothermic nature of the reaction sustains the process. Control of the reaction is achieved through precise control of feed composition and batch preparation, ensuring consistent operating conditions.

The process design incorporates sufficient flexibility to accommodate variations in feed composition while maintaining control of key parameters, including slag chemistry and phase separation behavior, which are critical to achieving effective metal recovery.

296 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

HYDROMET
DISC PELLETIZER
CALCINER
DUST COLLECTOR
WATER
DRYER
SCALE
STORAGE
SLAG
COOLING WATER
NioCorp
Critical Mineral Security
F. D'ARCY
S. HARTON
N/A
N/A
PYROMET
NIOCORP – PYROMET
PROCESS FLOW DIAGRAM
NIOCORP001
0

Source: L3 2026

Figure 14‑11: Pyrometallurgical Processing Simplified Flowsheet

14.3.3.1 Furnace Feed System

As mentioned earlier, weight-controlled storage and dosing systems are provided for the main furnace feed components:

NaNbO₃ pellets from the Hydromet circuit, or alternative Nb₂O₅–TiO₂-bearing feed where applicable

•
Aluminum reductant
•
Hematite (Fe₂O₃)
•
Limestone (CaCO₃)
•
Calcium fluoride (CaF₂), where required for slag chemistry control

Off-specification FeNb alloy may also be recycled to the furnace in combination with fresh Hydromet-derived feed.

Each storage bin discharges onto load-cell-equipped conveyors forming part of the furnace feed mass measurement system. The system is automatically controlled through a programmable logic controller (PLC) to ensure precise and repeatable batching in accordance with the defined charge recipe.

Furnace feed preparation is conducted as a batch process. Individual charge components are proportioned gravimetrically and discharged at controlled rates to produce a consistent furnace charge. This approach supports control of the Fe/Nb ratio, reductant addition, and slag chemistry, thereby contributing to stable furnace operation.

297 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

14.3.3.2 Furnace Operation

The FeNb induction furnace operates within a temperature range of approximately 3,092°F to 3,227°F (1,700°C to 1,775°C), depending on the composition and phase characteristics of the Hydromet feed.

Electrical energy is supplied to heat the furnace charge and initiate the aluminothermic reaction. Aluminum acts as the primary reductant and is oxidized to Al₂O₃, which forms the principal component of the slag phase. Limestone decomposes to CaO and CO₂, with CaO reporting to the slag system. Sodium-bearing species partition between the slag and off-gas streams depending on process conditions and feed composition. Any Ti present in the feed reports to the slag as TiO2.

A molten metal heel is maintained in the furnace and covered by a slag layer. This operating practice supports thermal stability, improves metallurgical consistency, and promotes phase separation. The following figure illustrates the furnace design concept for separate slag and FeNb alloy tapping.

14.3.3.3 Design of the Induction Furnace

Following completion of the aluminothermic reaction and a holding period to promote metal–slag separation, slag and alloy are tapped at scheduled intervals.

14.3.3.3.1 Tapping Schedule — Design Basis

Operations are conducted over two 8-hour shifts per day.

Slag

•
Four taps per 8-hour shift, with higher frequency expected for TiO₂-rich Hydromet feed
•
Approximately 15 minutes per tap
•
Average of 4.9 tonnes per tap, subject to increase for TiO₂-rich feed

FeNb Alloy

•
Two taps per 8-hour shift
•
Approximately 10 minutes per tap
•
Average of 5.6 tonnes per tap

Tap-holes are opened using a tapping drill and resealed using a clay gun system. Slag and metal levels are monitored to maintain stable operating conditions.

Slag Handling

The furnace produces an Al₂O₃–CaO–CaF₂ slag containing sodium-bearing constituents where applicable. Slag is tapped into segmented steel molds, where it cools and solidifies. The segmented mold design facilitates removal in manageable pieces and enables mold reuse.

Solidified slag is transferred to a slag bunker and subsequently processed through:

•
Vibrating feeder
•
Jaw crusher
•
Gravity separation circuit

The gravity separation circuit recovers entrained FeNb metal particles for recycle. Residual slag is directed to the tailings management facility.

FeNb Product Handling

298 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Molten FeNb alloy is tapped through a refractory-lined launder into a pelletizing pan and granulated in a water basin to produce pellets typically ranging from 6 to 15 mm in diameter.

Pellets are recovered using a pocket conveyor and transferred to a rotary dryer for moisture removal. After drying, the material is screened and packaged for shipment. Undersize material is recycled to the furnace feed system.

Dust Collection and Off-Gas Handling

Dust generated in the feed preparation area is captured and treated through a cyclone and baghouse system. Collected dust is returned to the feed preparation circuit and recycled in accordance with the furnace charge recipe.

Furnace off-gas and fumes generated during reaction, tapping, and casting are captured and directed to the furnace baghouse. Baghouse dust is recycled to the furnace or pelletizing circuit where appropriate.

Cleaned exhaust air is discharged through dedicated stacks equipped with monitoring and sampling systems to support compliance with applicable environmental regulations.

14.4 Mass Balances

14.4.1 Surface Crushing, Ore Storage & Mineral Processing Plant

The process material balance (MB) for the comminution circuit is presented in Table 14‑13.

Table 14‑13: Comminution Circuit Material Balance

Description	Primary Crusher Feed	Secondary Crusher Screen Feed	Secondary Screen Fines	Secondary Screen Coarse	Secondary Crusher Product	HPGR Product	HPGR Screen Coarse	HPGR Screen Fines	To Shuttle Conveyor	HCl Leach Feed
Solids (t/h)	139.30	310.64	139.30	171.34	171.34	197.81	58.51	139.30	139.30	139.30
Liquid (t/h)	7.17	15.96	7.17	8.80	8.80	10.25	3.08	7.17	7.17	6.35
Density (t/m3)	2.70	2.70	2.70	2.70	2.70	2.70	2.70	2.70	2.70	2.70
Volume (m3/h)	54.23	120.91	54.23	66.68	66.68	77.07	22.84	54.23	54.23	48.58
Nb (t/h)	0.78	1.74	0.78	0.96	0.96	1.11	0.33	0.78	0.78	0.70
Sc (t/h)	0.01	0.02	0.01	0.01	0.01	0.01	0.00	0.01	0.01	0.01
Ti (t/h)	2.33	5.19	2.33	2.86	2.86	3.30	0.98	2.33	2.33	2.09

Source: Magemi Mining Inc., 2026

299 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

14.4.2 Hydrometallurgical Plant

The mass and energy balance for the hydrometallurgical plant has been integrated into a METSIM model based on the process design criteria available in Section 14.2.2 and the flowsheet described in Section 14.3.2. A summary flowsheet is available as Figure 14‑12.

CRUSHED ORE
ELK CREEK
001
AREA 100
ORE ACTIVATION
100
AREA 200
AMMONIUM CHLORIDE CYCLE
215
AREA 300
HYDROCHLORIC ACID LEACH
330
AREA 400
SULFURIC ACID
310
450
AREA 600
REE EXTRACTION
630
AREA 700
RARE EARTH SEPARATION
AREA 500
CHLORINATION
795
760
770
780
520
560
Sc OXIDE
NdPr OXIDE
Tb OXIDE
Dy OXIDE
Nb OXIDE
TiCl4
PRODUCT

Source: L3 2026

Figure 14‑12: Product Summary Block Flow Diagram

Recovery of saleable products across the flowsheet is presented as Table 14‑14.

Table 14‑14: Recovery of Saleable Products

Element / Unit	100 / 200	300	400	500	600	700	Overall
Ti	100.0%	99.0%	81.2%	100.0%			80.5%
Nb	100.0%	99.7%	85.4%	99.6%			84.7%
Sc	100.0%	96.2%			98.1%		94.3%

300 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Pr	100.0%	90.0%	100.0%	98.5%	88.7%
Nd	100.0%	94.9%	100.0%	99.4%	94.4%
Tb	100.0%	95.0%	100.0%	99.3%	94.4%
Dy	100.0%	95.0%	100.0%	99.5%	94.6%

Source: L3 2026

It should be noted that recoveries presented in Table 14‑14 may vary from reserve calculation recoveries as they are derived from the mass balance integration using an averaged feed composition and an assumed mineralogical distribution of elements coupled with solution-based chemical balance. It should be understood that pay element recovery variations are to be expected during the facility operation based on those factors and that the difference is within the expected uncertainty margin at this stage of project development.

Summary mass balance tables are provided as Table 14‑15 to Table 14‑20 to support the reader. The stream numbers presented in the tables are associated with the block flow diagrams presented in Section 14.3.2 and as Figure 14‑12.

301 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Table 14‑15: Area 100 / 200 Summary Mass Balance Table

Stream	Units	1	100	210	215	230	250
Description		Elk Creek Ore	Activated Ore	Ammonium Chloride Leach PLS	Ammonium Chloride Leach Residue	Calcium Carbonate By-Product	Magnesium Carbonate By-product
Mass Flow
Total	stph	138.38	80.67	614.29	62.81	23.69	22.32
Aqueous	stph	6.92		614.29		3.55	4.46
Solids	stph	131.46	80.67		62.81	20.14	17.85
Volume Flow
S/L	US gpm	346.32	87.59	2310.8	69.11	41.67	41.97
Solids / Gas Composition
Mg	wt %	5.23	8.52		2.71	1.32	27.5
Ca	wt %	8.63	14.06		5.43	38.2	1.85
Ba	wt %	2.96	4.82		6.2
Si	wt %	4.61	7.52		9.67
Al	wt %	1.16	1.89		2.42
Fe	wt %	12.14	19.79		25.44
Ti	wt %	1.58	2.58		3.31
Nb	wt %	0.53	0.86		1.1
Sc	wt %	0.0069	0.0112		0.0144
Pr	wt %	0.0127	0.0207		0.0266
Nd	wt %	0.0408	0.0664		0.0854
Tb	wt %	0.0014	0.0023		0.0029
Dy	wt %	0.0053	0.0087		0.0111
Aqueous Concentration
Mg	g/L			13.74
Ca	g/L			9.22

Source: L3 2026

302 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Table 14‑16: Area 300 / 400 Summary Mass Balance Table

Stream	Units	310	330	420	425	440	450
Description		HCl Leach PLS	HCl Leach Residue	Sulfuric Acid PLS	Sulfuric Acid Residue	Water Leach Barren	Calcined Hydrolysate
Mass Flow
Total	stph	230.35	33.22	105.26	42.24	482.26	3.87
Aqueous	stph	230.35		105.26	8.45	482.26
Solids	stph		33.22		33.79		3.87
Volume Flow
S/L	US gpm	773.27	39.79	382.12	91.12	1989.52	3.66
Solids / Gas Composition
Mg	wt %		0.58		0.22
Ca	wt %		7.88		7.48
Ba	wt %		11.69		11.49
Si	wt %		18.27		17.97
Al	wt %		2.19		1.77
Fe	wt %		5.35		1.21		3.81
Ti	wt %		6.21		0.92		43.22
Nb	wt %		2.08		0.25		15.23
Sc	wt %		0.001		0.001
Pr	wt %		0.005		0.0045
Nd	wt %		0.008		0.0001
Tb	wt %		0.0003		0
Dy	wt %		0.001		0.0005
Aqueous Concentration
Mg	g/L	11.72		1.42	0.27	0.27
Ca	g/L	2.58		1.07	0.21	0.21
Fe	g/L	73.34		16.11	2.8	2.8
Ti	g/L	0.074		18.44	0.18	0.18
Nb	g/L	0.0064		6.39	0.04	0.04
Sc	g/L	0.045		0	0	0
Pr	g/L	0.078		0	0	0
Nd	g/L	0.263		0.03	0.01	0.01
Tb	g/L	0.009		0	0	0
Dy	g/L	0.034		0	0	0

Source: L3 2026

303 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Table 14‑17: Area 500 Summary Mass Balance Table

Stream	Units	500	505	510	520	530	560
Description		Chlorinator Discharge	Nb/Fe Slurry	Treated TiCl4	Pure TiCl4	Nb/Fe Chlorides	Nb Oxide
Mass Flow
Total	stph	13.78	6.51	6.73	6.63	2.14	0.85
Aqueous	stph		4.55	6.73	6.63
Solids	stph		1.95			2.13	0.85
Volume Flow
S/L	US gpm	0	10.13	10.25	9.79	3.12	0.76
Solids / Gas Composition
Mg	wt %	0	0	0	0	0	0
Ca	wt %	0	0	0	0	0	0
Ba	wt %	0	0	0	0	0	0
Si	wt %	0	0	0	0	0	0
Al	wt %	0	0	0	0	0	0
Fe	wt %	1.07	6.88	0	0	6.87	0.9
Ti	wt %	12.13	0	0	0	0	0
Nb	wt %	4.28	27.52	0	0	27.52	69.01
Sc	wt %	0	0	0	0	0	0
Pr	wt %	0	0	0	0	0	0
Nd	wt %	0	0	0	0	0	0
Tb	wt %	0	0	0	0	0	0
Dy	wt %	0	0	0	0	0	0
Aqueous Concentration
Mg	g/L	0	0	0	0	0	0
Ca	g/L	0	0	0	0	0	0
Fe	g/L	0	11.09	0.09	0	0	0
Ti	g/L	0	591.92	662.93	683.93	0	0
Nb	g/L	0	44.67	0.36	0	0	0

Source: L3 2026

Table 14‑18: Area 600 / 700 Summary Mass Balance Table

Stream	Units	600	630	700	701	702	710
Description		Chloride Effluent	REE + Sc Solution	PC Raffinate	PC STR 1	PC STR 2	NdPr STR
Mass Flow
Total	stph	338.29	92.24	109.88	1.54	0.89	1.87
Aqueous	stph	338.29	92.24	109.88	1.54	0.89	1.87
Solids	stph

304 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Volume Flow
S/L	US gpm	1154.87	363.3	423.68	5.28	3.06	6.36
Aqueous Concentration
Mg	g/L	8.48	3.72
Ca	g/L	1.78	0.2
Fe	g/L	47.24
Ti	g/L	0.05
Nb	g/L	0
Sc	g/L		0.1
Pr	g/L	0	0.17	0.14	0	0	12.18
Nd	g/L	0	0.61	0.51	0	0	44.78
Tb	g/L		0.02	0	1.44	0	0
Dy	g/L		0.08	0	2.45	6.93	0

Source: L3 2026

Table 14‑19: Area 700 Summary Mass Balance Table

Stream	Units	720	730	760	770	780	795
Description		Tb SCV Raffinate	Dy Raffinate	NdPr Oxide	Tb Oxide	Dy Oxide	Scandium Oxide
Mass Flow
Total	stph	0.47	2.71	0.1063	0.0022	0.0098	0.01
Aqueous	stph	0.47	2.71
Solids	stph			0.1063	0.0022	0.0098	0.01
Volume Flow
S/L	US gpm	1.8	10.41	0.06	0.0087	0.0053	0.01
Solids / Gas Composition
Sc	wt %						65.196
Pr	wt %			18.2008
Nd	wt %			66.8792
Tb	wt %				86.777	0.0997
Dy	wt %				0.0426	86.537
Aqueous Concentration
Tb	g/L	4.18
Dy	g/L		3.27

Source: L3 2026

Table 14‑20: Area 800 Summary Mass Balance Table

Stream	Units	850	900
Description		Mixed-Oxides	Sulfate Effluent Tailings
Mass Flow

305 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Total	stph	29.87	42.49
Aqueous	stph		14.87
Solids	stph	29.87	27.62
Volume Flow
S/L	US gpm	30	25.53
Solids / Gas Composition
Mg	wt %	8.2	0.94
Ca	wt %	1.71	18.16
Ba	wt %	Tr.	0.03
Si	wt %	Tr.	0
Al	wt %	2.66	3.34
Fe	wt %	46.2	5.94
Ti	wt %	Tr.	0.35
Nb	wt %	Tr.	0.07
Sc	wt %	Tr.	0
Pr	wt %	Tr.	0
Nd	wt %	Tr.	0
Tb	wt %	Tr.	0
Dy	wt %	Tr.	0

Source: L3 2026

Component thermodynamic parameters have been derived from multiple literature sources and commercial databases such as HSC, OLI systems and ASPEN tech. The rare earth separation mass balance has been established using L3’s proprietary predictive rare earth separation modeling algorithm SEASE, calibrated from bench and pilot scale data.

14.4.3 Pyrometallurgical Plant

A detailed mass balance and associated energy model were developed based on the defined production target of 22.4 t/d FeNb alloy.

NaNbO₃ Feed Requirement

Based on the following assumptions:

•
Target alloy Nb content: 64.9%
•
Nb recovery to metal: 96.6%
•
Nb fraction in NaNbO₃: 55%

The required NaNbO₃ feed rate is estimated at:

•
26.6 t/d (dry basis)
•
Equivalent to 1.11 t/h

Major Feed Inputs (Design Basis)

306 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Elemental partitioning between metal, slag, and off-gas phases was modeled using partition coefficients derived from test work conducted at XPS Industry Relevant Solutions and supported by thermodynamic evaluation.

The modeled niobium recovery to the alloy is approximately 96.6% and is subject to confirmation during industrial operation.

Table 14‑21: Reagent and approximate feed rate (t/d).

Reagent	Approximate Feed Rate (t/d)
NaNbO3	27.9
Fe2O3	11.8
Aluminum	16.1
Limestone (CaCO3)*	10.9
(CaF2)*	5.2
*As required by slag chemistry Source: MCS, 2026

Niobium-bearing dust and metal fines are assumed to be effectively captured and recycled to the furnace feed system, contributing to overall recovery.

Table 14‑22: FeNb Furnace Partition Coefficients

Element	To Metal	To Slag	To off gas
	%	%	%
Nb	96.6	3.4	-
Fe	95.0	5.0	-
Na	-	50.0	50.0
CO2 (from CaCO3)	-	-	100.0
Al	0.9	99.1	-
Ca	-	100.0	-

Source: Metallurgy Concept Solutions, 2026

The pyrometallurgical plant is designed to produce 22.4 tons per day (t/d) of FeNb alloy containing approximately:

•
64.9% Nb
•
34.0% Fe
•
~0.9% originating from the aluminothermic reduction process

307 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

```
HYDROMET FEED
(Nb precipitate)
        |
        ▼
PELLETIZATION → CALCINATION (~550°C)
        |
        ▼
FURNACE FEED (Batch)
NaNbO₃ + Al + Fe₂O₃ + CaCO₃ + CaF₂
        |
        ▼
INDUCTION FURNACE (1700-1775°C)
Ignition → Aluminothermic Reaction
        |
  ┌─────┴──────────────┐
  ▼                    ▼
FeNb ALLOY          SLAG
(Nb~65%, Fe~34%)    (Al₂O₃-CaO-CaF₂ + Na)
  ▼                    ▼
Tapping              Tapping
  ▼                    ▼
Granulation          Crushing + Gravity
+ Drying             (FeNb recovery)
  ▼                    ▼
PRODUCT              TMF + Recycle
```

OFF-GAS

CO_2 + Na-bearing vapors + dust

(dust recycled)

ELEMENT DISTRIBUTION

Nb → Metal (96.6%)

Fe → Metal (~95%)

Al → Slag (~99%)

Ca → Slag (100%)

Na → Slag / Gas (~50/50)

KEY CONTROL

- Feed ratio (Al / Nb / Fe)
- Temperature → ignition
- Slag chemistry
- Separation time

KEY RISK

Slag viscosity → metal losses

Source: MCS 2026

Figure 14‑13: Summary of the pyrometallurgical plant

14.5 Process Equipment

14.5.1 Surface Crushing, Ore Storage & Mineral Processing Plant

The primary equipment list (Table 14‑23) and the ancillary equipment list (Table 14‑24) for the comminution area were prepared based on the process design criteria. The installed power of the major equipment determined during the process design is shown in Table 14‑23.

Although the ancillary equipment list for the comminution area is shown in this report for completeness, the associated installed power is not determined as part of the process design process. The installed motor power of ancillary equipment is reported as provided by the Qualified Person for materials handling design.

Table 14‑23: Primary Equipment List

Comminution Circuit Primary Equipment	No. of Units	Unit Installed Power (kW)	Total Installed Power (kW)
Primary Crushing Grizzly Feeder and Screen	1	10	10
Primary Jaw Crusher (C130)	1	186	186

308 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Comminution Circuit Primary Equipment	No. of Units	Unit Installed Power (kW)	Total Installed Power (kW)
Primary Crusher HPU	1	38	38
Double Deck Vibrating Screen	1	5.5	5.5
Secondary Crusher (Metso HP300 or equivalent)	1	200	200
High Pressure Grinding Rolls (Polycom 14/08 - 02 or equivalent)	1	1,000	1,000
HPGR Product Double Deck Screen	1	37.5	37.5

Source: Magemi Mining Inc., 2026

Table 14‑24: Ancillary Equipment List

Comminution Circuit Ancillary Equipment	No. of Units	Unit Installed Power (kW)	Total Installed Power (kW)
Stationary Magnet	1	10	10
Primary Jay Crusher Lubrication Unit	1	19	19
Crusher Ore Belt Conveyor # 1	1	94	94
Belt Magnet # 1	1	19	19
Crushed Ore Reversing Shuttle Belt Conveyor # 2	1	19	19
Silos Slide Gate Power Unit	1	23	23
Crushed Ore Bin Vibrating Feeder	3	3.75	11.25
Secondary Crusher Screen Feed Conveyor	1	75	75
Secondary Crusher Recycle Conveyor	1	15	15
HPGR Feed Conveyor	1	11.5	11.5
HPGR Screen Feed Conveyor	1	11.5	11.5
HPGR Recycle Conveyor	1	22	22
Fine Ore Bin Feed Conveyor	1	30	30
Fine Ore Bin	1	n/a	n/a
Fine Ore Bin Vibrating Feeder	3	3.75	11.25
Fine Ore Conveyor	1	30	30
Conveyor Scales	3	3.75	11.25
Tramp Magnet	1	3.75	3.75

Source: Magemi Mining Inc., 2026

14.5.2 Hydrometallurgical Plant

The equipment list for the Hydrometallurgical Plant was developed based on the design criteria and using the mass balance provided by the METSIM and ASPEN models. Summarized list of equipment for reference in this report is presented in this section. A more detailed list and sizing was used in the capital cost estimate.

Area 100 – Ore Activation

The summarized equipment list for Area 100 – Ore Activation is presented in Table 14‑25.

309 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Table 14‑25: Area 100 – Ore Activation Summary Equipment List

EQUIPMENT NUMBER	EQUIPMENT NAME	QTY
UNIT 100	ORE ACTIVATION
100-RFC-001	ORE RIGID FILTER CONVEYOR	1
100-DVC-001	ORE DROP VALVE CONVEYOR	1
100-BIN-001	ORE DAY BIN	1
100-LBF-001	ORE LIVE BOTTOM FEEDER	1
100-SCC-001	ORE CALCINER FEED SCREW CONVEYOR	1
100-RCA-001	ORE ACTIVATION CALCINER	1
100-COL-001	ACTIVATED MATERIAL COOLER	1
100-CNV-001	ACTIVATED MATERIAL CONVEYOR	1
100-HTX-001	ACTIVATION CALCINER WASTE HEAT RECOVERY	1
100-BLO-003	ACTIVATION CALCINER O/G BLOWER	1
100-ESK-002	ACTIVATION CALCINER EXHAUST STACK	1
100-DUC-001	ORE DUST COLLECTOR	1
100-ROV-001	ORE DUST COLLECTOR ROTARY VALVE	1
100-PCN-001	ORE PNEUMATIC CONVEYOR	1
100-BLO-002	ORE CONVEYOR BLOWER	1
100-FLT-001	ORE CONVEYOR INLET FILTER	1
100-BLO-001	ORE DUST COLLECTOR BLOWER	1
100-ESK-001	ORE DUST COLLECTOR EXHAUST STACK	1
100-BLO-004	ACTIVATION CALCINER BURNER BLOWER	1
100-FLT-002	ACTIVATION CALCINER BURNER INLET FILTER	1
UNIT 110	CO2 RECOVERY
110-TEG-001	CO2 DEHYDRATATION UNIT	1
110-ELF-001	CO2 DUST ELECTROFILTER	1
110-ROV-001	CO2 DUST ELECTROFILTER ROTARY VALVE	1
110-BIN-001	CO2 DUST ELECTROFILTER CATCH BIN	1
110-HTX-001	CO2 WASTE HEAT RECOVERY	1
110-HTX-002	CO2 COOLER	1
110-TAK-002	CO2 KNOCK OUT DRUM	1
110-BLO-001	CO2 DRYING FEED BLOWER	1
110-TAK-003	COMPRESSED CO2 KNOCK OUT VESSEL	1
110-MVR-001	CO2 COMPRESSOR	1
110-TAK-004	CO2 DISTRIBUTION TANK	1
110-MEP-001|101	CO2 CONDENSATE PUMP	2
110-TAK-005	LIQUID CO2 STORAGE TANK	1
110-EVS-001	CO2 EVAPORATION SKID	1

Source: L3 2026

Area 200 – Ammonium Chloride Cycle

The summarized equipment list for Area 200 – Ammonium Chloride Cycle is presented as Table 14‑26.

310 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Table 14‑26: Area 200 – Ammonium Chloride Cycle Summary Equipment List

EQUIPMENT NUMBER	EQUIPMENT NAME	QTY
UNIT 200	NHL-NH4Cl LEACH
200-BIN-001	ACTIVATED MATERIAL DAY BIN	1
200-ROV-001	ACTIVATED MATERIAL ROTARY VALVE	1
200-SCC-001	ACTIVATED MATERIAL SCREW FEEDER	1
200-TAK-001	NH4Cl LEACH MIXING TANK	1
200-AGI-001	NH4Cl LEACH MIXING TANK AGITATOR	1
200-SLP-001|101	NH4Cl LEACH FEED PUMP	2
200-HTX-001|101	NH4Cl DEGASING FEED HEAT EXCHANGER	2
200-AGI-002	NH4Cl LEACH STAGE 1 REACTOR #1 AGITATOR	1
200-TAK-002	NH4Cl LEACH STAGE 1 REACTOR #1	1
200-SLP-002|102	NH4Cl LEACH STAGE 1 TRANSFER PUMP	2
200-SLP-202|302	NH4Cl LEACH STAGE 1 RECIRC. PUMP	2
200-HTX-002|102	NH4Cl LEACH STAGE 1 HEAT EXCHANGER	2
200-AGI-003	NH4Cl LEACH STAGE 1 REACTOR #2 AGITATOR	1
200-TAK-003	NH4Cl LEACH STAGE 1 REACTOR #2	1
200-SLP-003|103	NH4Cl LEACH STAGE 1 TRANSFER PUMP	2
200-SLP-203|303	NH4Cl LEACH STAGE 1 RECIRC. PUMP	2
200-HTX-003|103	NH4Cl LEACH STAGE 1 HEAT EXCHANGER	2
200-AGI-004	NH4Cl LEACH STAGE 1 REACTOR #3 AGITATOR	1
200-TAK-004	NH4Cl LEACH STAGE 1 REACTOR #3	1
200-SLP-004|104	NH4Cl LEACH STAGE 1 TRANSFER PUMP	2
200-SLP-204|304	NH4Cl LEACH STAGE 1 RECIRC. PUMP	2
200-HTX-004|104	NH4Cl LEACH STAGE 1 HEAT EXCHANGER	2
200-HYC-001|002 |003|004|005	NH4Cl LEACH STAGE 2 PRIMARY HYDROCYCLONE	5
200-HYC-006|007 |008|009|010|011|012|013	NH4Cl LEACH STAGE 2 SECONDARY HYDROCYCLONE	8
200-AGI-005	NH4Cl LEACH STAGE 2 REACTOR #1 AGITATOR	1
200-TAK-005	NH4Cl LEACH STAGE 2 REACTOR #1	1
200-SLP-205|305	NH4Cl LEACH STAGE 2 RECIRC. PUMP	2
200-SLP-005|105	NH4Cl LEACH STAGE 2 TRANSFER PUMP	2
200-HTX-005|105	NH4Cl LEACH STAGE 2 HEAT EXCHANGER	2
200-AGI-006	NH4Cl LEACH STAGE 2 REACTOR #2 AGITATOR	1
200-TAK-006	NH4Cl LEACH STAGE 2 REACTOR #2	1
200-SLP-206|306	NH4Cl LEACH STAGE 2 RECIRC. PUMP	2
200-SLP-006|106	NH4Cl LEACH STAGE 2 TRANSFER PUMP	2
200-HTX-006|106	NH4Cl LEACH STAGE 2 HEAT EXCHANGER	2
200-AGI-007	NH4Cl LEACH STAGE 2 REACTOR #3 AGITATOR	1
200-TAK-007	NH4Cl LEACH STAGE 2 REACTOR #3	1
200-SLP-207|307	NH4Cl LEACH STAGE 2 RECIRC. PUMP	2
200-SLP-007|107	NH4Cl LEACH STAGE 2 TRANSFER PUMP	2
200-HTX-007|107	NH4Cl LEACH STAGE 2 HEAT EXCHANGER	2
200-AGI-008	NH4Cl LEACH STAGE 2 FILTER FEED TANK AGITATOR	1
200-TK-008	NH4Cl LEACH STAGE 2 FILTER FEED TANK	1

311 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

EQUIPMENT NUMBER	EQUIPMENT NAME	QTY
200-SLP-008|108	NH4Cl LEACH STAGE 2 FILTER FEED PUMP	2
200-CAF-008|108	NH4Cl LEACH STAGE 2 CANDLE FILTER #1 / #2	3
200-AGI-009	NH4Cl LEACH STAGE 2 FILTRATE TANK AGITATOR	1
200-TK-009	NH4Cl LEACH STAGE 2 FILTRATE TANK	1
200-SLP-009|109	NH4Cl LEACH STAGE 2 FILTRATE PUMP	2
200-SCC-008	NH4Cl LEACH STAGE 2 DEWATERING SCREW CONVEYOR	1
UNIT 210	NHL-NH4Cl LEACH RESIDUE FILTRATION
210-AGI-001	NH4Cl RESIDUE FILTER FEED TANK AGITATOR	1
210-TAK-001	NH4Cl RESIDUE FILTER FEED TANK	1
210-AGI-002	NH4Cl RESIDUE FILTER FEED TANK AGITATOR	1
210-TAK-002	NH4Cl RESIDUE FILTER FEED TANK	1
210-SLP-001|101	NH4Cl FILTRATION FEED PUMP	2
210-SLP-002|102	NH4Cl FILTRATION FEED PUMP	2
210-FPR-001|101	NH4Cl LEACH FILTER PRESS #1 / #2	2
210-CHU-001	NH4Cl LEACH RESIDUE FILTER PRESS #1 CHUTE	1
210-SCC-001	NH4Cl LEACH RESIDUE FILTER PRESS #1 SCREW CONVEYOR	1
210-CHU-101	NH4Cl LEACH RESIDUE FILTER PRESS #2 CHUTE	1
210-SCC-101	NH4Cl LEACH RESIDUE FILTER PRESS #2 SCREW CONVEYOR	1
210-AGI-003	NH4Cl PLS TANK AGITATOR	1
210-TAK-003	NH4Cl PLS TANK	1
210-AGI-004	NH4Cl PLS TANK AGITATOR	1
210-TAK-004	NH4Cl PLS TANK	1
210-SLP-003|103	NH4Cl PLS PUMP	2
210-SLP-004|104	NH4Cl PLS PUMP	2
210-SCC-002	NH4Cl LEACH RESIDUE SCREW CONVEYOR	1
210-CBR-001	NH4Cl RESIDUE CAKE BREAKER	1
210-SCH-001	NH4Cl LEACH RESIDUE SCREW HEATER	1
UNIT 220	CaP-CALCIUM CARBONATATION UNIT - CHRYSTALLIZATION CIRCUIT
220-ROW-001	REE EFFLUENT R,O, SYSTEM	1
220-HTX-001	Ca CARBONATION REACTOR FEED COOLER	1
220-AGI-001	Ca CARBONATATION REACTOR #1 AGITATOR	1
220-TAK-001	Ca CARBONATATION REACTOR #1	1
220-JTP-001	Ca CARBONATATION REACTOR #1 JET PUMP	1
220-AGI-002	Ca CARBONATATION REACTOR #2 AGITATOR	1
220-TAK-002	Ca CARBONATATION REACTOR #2	1
220-JTP-002	Ca CARBONATATION REACTOR #2 JET PUMP	1
220-AGI-003	Ca CARBONATATION REACTOR #3 AGITATOR	1
220-TAK-003	Ca CARBONATATION REACTOR #3	1
220-JTP-003	Ca CARBONATATION REACTOR #3 JET PUMP	1
220-AGI-004	Ca CARBONATE FILTER FEED TANK AGITATOR	1
220-TAK-004	Ca CARBONATE FILTER FEED TANK	1
220-SLP-004|104|204|304	Ca CARBONATE FILTER FEED PUMP	2
220-TAK-006	CO2 KNOCKOUT VESSEL	1

312 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

EQUIPMENT NUMBER	EQUIPMENT NAME	QTY
220-BLO-001	CO2 BLOWER	1
UNIT 230	CaP-CALCIUM CARBONATATION UNIT- FILTRATION CIRCUIT
230-BLF-001	Ca CARBONATE RESIDUE BELT FILTER #1	1
230-VAP-001	Ca CARBONATE FILTER #1 VACUUM PUMP	1
230-SLP-201|301	Ca CARBONATE FILTER #1 FILTRATE TRANSFER PUMP	2
230-SLP-001|101	Ca CARBONATE FILTER #1 WASH WATER PUMP	2
230-CHU-001	Ca CARBONATE FILTER #1 CHUTE	1
230-SCC-001	Ca CARBONATE FILTER #1 SCREW CONVEYOR	1
230-BLF-002	Ca CARBONATE RESIDUE BELT FILTER #2	1
230-VAP-002	Ca CARBONATE FILTER #2 VACUUM PUMP	1
230-SLP-202|302	Ca CARBONATE FILTER #2 FILTRATE TRANSFER PUMP	2
230-SLP-002|102	Ca CARBONATE FILTER #2 WASH WATER PUMP	2
230-CHU-002	Ca CARBONATE FILTER #2 CHUTE	1
230-SCC-002	Ca CARBONATE FILTER #2 SCREW CONVEYOR	1
230-CNV-002	Ca CARBONATE RESIDUE CONVEYOR	1
230-AGI-003	Ca CARBONATE FILTER FILTRATE TANK AGITATOR	1
230-TAK-003	Ca CARBONATE FILTER FILTRATE TANK	1
230-SLP-003|103	Ca CARBONATE FILTER FILTRATE TRANSFER PUMP	2
230-ROW-001	NH4Cl RECOVERY R.O. WATER SYSTEM	1
230-AGI-005	NH4Cl RECOVERY TANK AGITATOR	1
230-TAK-005	NH4Cl RECOVERY TANK	1
230-SLP-005|105	NH4Cl RECOVERY TRANSFER PUMP	2
UNIT 240	MgP-MAGNESIUM CARBONATATION UNIT- PRECIPITATION CIRCUIT
240-AGI-002	Mg CARBONATATION REACTOR #1 AGITATOR	1
240-TAK-002	Mg CARBONATATION REACTOR #1	1
240-SLP-202|302	Mg CARBONATATION TRANSFER PUMP	2
240-SLP-002|102	Mg CARBONATATION RECIRC. PUMP	2
240-MIX-002	Mg CARBONATION STATIC MIXER	1
240-AGI-003	Mg CARBONATATION REACTOR #2 AGITATOR	1
240-TAK-003	Mg CARBONATATION REACTOR #2	1
240-SLP-203|303	Mg CARBONATATION TRANSFER PUMP	2
240-SLP-003|103	Mg CARBONATATION RECIRC. PUMP	2
240-MIX-003	Mg CARBONATION STATIC MIXER	1
240-AGI-004	Mg CARBONATATION REACTOR #3 AGITATOR	1
240-TAK-004	Mg CARBONATATION REACTOR #3	1
240-SLP-204|304	Mg CARBONATATION FILTER FEED PUMPS	2
240-MIX-004	Mg CARBONATION STATIC MIXER	1
240-SLP-004|104	Mg CARBONATATION RECIRC. PUMP	2
UNIT 250	MgP-MAGNESIUM CARBONATATION UNIT- FILTRATION CIRCUIT
250-BLF-001	Mg CARBONATE RESIDUE BELT FILTER #1	1
250-VAP-001	Mg CARBONATE FILTER #1 VACUUM PUMP	1
250-SLP-001|101	NH4Cl PLS TRANSFER PUMP	2
250-CHU-001	Mg CARBONATE FILTER #1 CHUTE	1

313 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

EQUIPMENT NUMBER	EQUIPMENT NAME	QTY
250-SCC-001	Mg CARBONATE FILTER #1 SCREW CONVEYOR	1
250-SCC-005	Mg CARBONATE RESIDUE SCREW CONVEYOR	1
250-CBR-001	Mg CARBONATE RESIDUE CAKE BREAKER	1
250-CNV-001	Mg CARBONATE RESIDUE BELT CONVEYOR	1
unit 260	NH4Cl DEGASING
260-AGI-001	NH4Cl DEGASING TANK #1 AGITATOR	1
260-TAK-001	NH4Cl DEGASING TANK #1	1
260-HTX-001|101	NH4Cl DEGASING HEAT EXCHANGER	2
260-AGI-002	NH4Cl DEGASING TANK #2 AGITATOR	1
260-TAK-002	NH4Cl DEGASING TANK #2	1
260-AGI-003	NH4Cl DEGASING TANK #3 AGITATOR	1
260-TAK-003	NH4Cl DEGASING TANK #3	1
260-SLP-003|103	NH4Cl DEGASING TRANSFER PUMP	2
UNIT 270	SCUBBER UNIT - VENTURI SCRUBBER CIRCUIT
270-SCR-001	VENTURI SCRUBBER	1
270-BLO-001	VENTURI SCRUBBER BLOWER	1
270-AGI-001	VENTURI SCRUBBER TANK AGITATOR	1
270-TAK-001	VENTURI SCRUBBER TANK	1
270-SLP-001|101	VENTURI SCRUBBER PUMP	2
270-HTX-001|101	VENTURI SCRUBBER COOLERS	2
270-CND-005	STAGE 2 LEACH CONDENSER	1
270-CND-004	STAGE 1 LEACH CONDENSER	1
270-CND-003	NH3 VENT CONDENSER	1
270-AGI-002	CONDENSED NH4OH TANK AGITATOR	1
270-TAK-002	CONDENSED NH4OH TANK	1
270-SLP-002|102	CONDENSED NH4OH PUMP	2
270-TAK-005	STAGE 2 LEACH CONDENSER SEPARATOR	1
270-TAK-004	STAGE 1 LEACH CONDENSER SEPARATOR	1
270-TAK-003	NH3 VENT CONDENSER SEPARATOR	1
UNIT 280	MAGNESIUM CARBONATATION UNIT- AMMONIUM CARBONATE CIRCUIT
280-AGI-001	(NH4)2CO3 COLUMN #1 AGITATOR	1
280-TAK-001	(NH4)2CO3 COLUMN #1	1
280-JTP-001	(NH4)2CO3 COLUMN #1 JET PUMP	1
280-AGI-002	(NH4)2CO3 COLUMN #2 AGITATOR	1
280-TAK-002	(NH4)2CO3 COLUMN #2	1
280-JTP-002	(NH4)2CO3 COLUMN #2 JET PUMP	1
280-AGI-003	(NH4)2CO3 COLUMN #3 AGITATOR	1
280-TAK-003	(NH4)2CO3 COLUMN #3	1
280-JTP-003	(NH4)2CO3 COLUMN #3 JET PUMP	1
280-AGI-004	(NH4)2CO3 HOLDING TANK AGITATOR	1
280-TAK-004	(NH4)2CO3 HOLDING TANK	1
280-SLP-001|101	(NH4)2CO3 FEED PUMP	2
280-TAK-005	CO2 KNOCKOUT VESSEL	1

314 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

EQUIPMENT NUMBER	EQUIPMENT NAME	QTY
280-BLO-001	CO2 BLOWER	1

Source: L3 2026

Area 300 - Hydrochloric Acid Leach

The summarized equipment list for Area 300 - Hydrochloric Acid Leach is presented as Table 14‑27.

Table 14‑27: Area 300 - Hydrochloric Acid Leach Summary Equipment List

EQUIPMENT NUMBER	EQUIPMENT NAME	QTY
UNIT 300	WPL-HCl LEACH
300-BIN-001	NH4Cl LEACH RESIDUE DAY BIN	1
300-LBF-001	NH4Cl LEACH RESIDUE LIVE BOTTOM FEEDER	1
300-SCC-001	NH4Cl LEACH RESIDUE SCREW CONVEYOR	1
300-AGI-001	HCl LEACH FEED MIXING TANK AGITATOR	1
300-TAK-001	HCl LEACH FEED MIXING TANK	1
300-HTX-001|101	HCl LEACH FEED HEAT EXCHANGER	2
300-SLP-001|101	HCl LEACH FEED PUMP	2
300-AGI-002	1ST STAGE HCl LEACH AGITATOR TANK	1
300-TAK-002	1ST STAGE HCl LEACH TANK	1
300-SLP-002|102	1ST STAGE HCl LEACH RECIRC.PUMP	2
300-HTX-002|102	1ST STAGE HCl LEACH HEAT EXCHANGER	2
300-SLP-202|302	1ST STAGE HCl LEACH TRANSFER PUMP	2
300-AGI-003	1ST STAGE HCl LEACH AGITATOR TANK	1
300-TAK-003	1ST STAGE HCl LEACH TANK	1
300-SLP-003|103	1ST STAGE HCl LEACH RECIRC. PUMP	2
300-HTX-003|103	1ST STAGE HCl LEACH HEAT EXCHANGER	2
300-SLP-203|303	1ST STAGE HCl LEACH TRANSFER PUMP	2
300-HYC-001|002 |003|101|102	2ND STAGE HCl LEACH PRIMARY HYDROCYCLONE	5
300-AGI-004	2ND STAGE HCl LEACH TANK AGITATOR	1
300-TAK-004	2ND STAGE HCl LEACH TANK	1
300-SLP-004|104	2ND STAGE HCl LEACH RECIRC. PUMP	2
300-HTX-004|104	2ND STAGE HCl LEACH HEAT EXCHANGER	2
300-SLP-204|304	2ND STAGE HCl LEACH TRANSFER PUMP	2
300-AGI-005	2ND STAGE HCl LEACH TANK AGITATOR	1
300-TAK-005	2ND STAGE HCl LEACH TANK	1
300-SLP-005|105	2ND STAGE HCl LEACH RECIRC. PUMP	2
300-HTX-005|105	2ND STAGE HCl LEACH HEAT EXCHANGER	2
300-SLP-205|305	2ND STAGE HCl LEACH TRANSFER PUMP	2
300-HTX-006|106	HCl HEAT EXCHANGER	2
UNIT 310	HCL-1ST STAGE HCl LEACH FILTRATION
310-AGI-001	1ST STAGE HCI LEACH FILTRATION FEED TANK AGITATOR	1
310-TAK-001	1ST STAGE HCI LEACH FILTRATION FEED TANK	1
310-SLP-001|101	1ST STAGE HCI LEACH FILTER #1 FEED PUMP	2
310-SLP-002|102	1ST STAGE HCI LEACH FILTER #2 FEED PUMP	2

315 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

EQUIPMENT NUMBER	EQUIPMENT NAME	QTY
310-SLP-003|103	1ST STAGE HCI LEACH FILTER #3 FEED PUMP	2
310-CAF-001|002|101	1ST STAHE HCl LEACH CANDLE FILTERS	3
310-AGI-002	1ST STAGE HCl LEACH FILTER WASH #1 TANK AGITATOR	1
310-TAK-002	1ST STAGE HCl LEACH FILTER WASH #1 TANK	1
310-SLP-002|102	1ST STAGE HCl LEACH FILTER WASH #1 PUMPS	2
310-AGI-003	1ST STAGE HCl LEACH FILTER WASH #2 TANK AGITATOR	1
310-TAK-003	1ST STAGE HCl LEACH FILTER WASH #2 TANK	1
310-SLP-003|103	1ST STAGE HCl LEACH FILTER WASH #2 PUMPS	2
310-AGI-004	1ST STAGE HCl LEACH FILTER WASH #3 TANK AGITATOR	1
310-TAK-004	1ST STAGE HCl LEACH FILTER WASH #3 TANK	1
310-SLP-004|104	1ST STAGE HCl LEACH FILTER WASH #3 PUMPS	2
310-SCC-001	1ST STAGE HCl LEACH RESIDUE SCREW CONVEYOR	1
310-AGI-005	HCl LEACH PLS FEED TANK AGITATOR	1
310-TAK-005	HCl LEACH PLS FEED TANK	1
310-AGI-105	HCl LEACH PLS FEED TANK AGITATOR	1
310-TAK-105	HCl LEACH PLS FEED TANK	1
310-AGI-205	HCl LEACH PLS FEED TANK AGITATOR	1
310-TAK-205	HCl LEACH PLS FEED TANK	1
310-AGI-305	HCl LEACH PLS FEED TANK AGITATOR	1
310-TAK-305	HCl LEACH PLS FEED TANK	1
310-SLP-005	HCl LEACH PLS FEED PUMP	1
310-SLP-105	HCl LEACH PLS FEED PUMP	1
310-SLP-205	HCl LEACH PLS FEED PUMP	1
UNIT 320	HCl - HCl LEACH RESIDUE DEWATERING
320-HYC-001|002 |003|101|102	DEWATERING STAGE 1 PRIMARY HYDROCYCLONE	5
320-AGI-001	DEWATERING STAGE 1 TANK AGITATOR	1
320-TAK-001	DEWATERING STAGE 1 TANK	1
320-SLP-001|101	DEWATERING STAGE 1 TRANSFER PUMP	2
320-SLP-201|301	DEWATERING STAGE 1 RECIRC. PUMP	2
320-HYC-004|005 |006|104|105	DEWATERING STAGE 2 PRIMARY HYDROCYCLONE	5
320-AGI-002	DEWATERING STAGE 2 TANK AGITATOR	1
320-TAK-002	DEWATERING STAGE 2 TANK	1
320-SLP-002|102	DEWATERING STAGE 2 TRANSFER PUMP	2
320-SLP-202|302	DEWATERING STAGE 2 RECIRC. PUMP	2
320-HYC-007|008 |009|010|107|108	DEWATERING STAGE 3 PRIMARY HYDROCYCLONE	6
320-AGI-003	CANDLE FILTER FEED TANK AGITATOR	1
320-TAK-003	CANDLE FILTER FEED TANK	1
320-SLP-003|103	CANDLE FILTER FEED PUMP	2
320-SLP-203|303	DEWATERING STAGE 3 RECIRC. PUMP	2
320-CAF-001|002|101	HCl LEACH RESIDUE DEWATERING CANDLE FILTERS	3
320-SCC-001	HCl LEACH RESIDUE SCREW CONVEYOR	1
UNIT 330	HCl - HCl LEACH RESIDUE DRYING
330-SCH-001	HCl LEACH RESIDUE PRE-HEATER	1

316 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

EQUIPMENT NUMBER	EQUIPMENT NAME	QTY
330-CBR-001	HCl LEACH RESIDUE LUMP BREAKER	1
330-SCC-001	HCl LEACH RESIDUE SCREW CONVEYOR	1
330-CNV-001	HCl LEACH RESIDUE BELT CONVEYOR	1
330-BIN-001	HCl LEACH RESIDUE BIN	1
330-LBF-001	HCl LEACH RESIDUE LIVE BOTTOM FEEDER	1
330-DRY-001	HCl LEACH RESIDUE ROTARY DRYER	1
330-FLT-001	HCl LEACH RESIDUE BURNER FILTER	1
330-BLO-001	HCl LEACH RESIDUE BURNER BLOWER	1
330-BLO-002	HCl LEACH RESIDUE 0/G BLOWER	1
330-ESK-001	HCl LEACH RESIDUE EXHAUST STACK	1
330-SCC-002	HCl LEACH RESIDUE SCREW CONVEYOR	1

Source: L3 2026

Area 400 – Sulfuric Acid

The summarized equipment list for Area 400 – Sulfuric Acid is presented as Table 14‑28.

Table 14‑28: Area 400 – Sulfuric Acid Summary Equipment List

EQUIPMENT NUMBER	EQUIPMENT NAME	QTY
UNIT 400	ABK-ACID BAKE
400-HOP-001	ACID BAKE FEED MATERIAL HOPPER	1
400-SWF-001	PUG MILL SCREW FEEDER	1
400-CNV-001	PUG MILL ACID FEED CONVEYOR	1
400-CHU-001	ACID BAKE MIXING CHUTE	1
400-PUG-001	ACID BAKE PUG MILL	1
400-AGI-001	H2SO4 FEED TANK AGITATOR	1
400-TAK-001	H2SO4 FEED TANK	1
400-SLP-001|101	H2SO4 FEED PUMP	2
400-KLN-001	ACID BAKE KILN	1
400-FLT-001	ACID BAKE KILN BURNER INLET FILTER	1
400-BLO-001	ACID BAKE KILN BURNER BLOWER	1
400-CNV-002	ACID BAKE RESIDUE TRANSFER CONVEYOR	1
400-HTX-001|101	REGEN H2SO4 COOLER	2
400-BLO-002	ACID BAKE KLIN COLLECTOR BLOWER	1
400-ESK-001	ACID BAKE KLIN EXHAUST STACK	1
400-SCR-001	H2SO4 PRIMARY STAGE CONDENSING VENTURI	1
400-AGI-002	H2SO4 PRIMARY STAGE RECOVERY TANK AGITATOR	1
400-TAK-002	H2SO4 PRIMARY STAGE RECOVERY TANK	1
400-SLP-002|102	H2SO4 PRIMARY STAGE RECOVERY RECIRC. PUMP	2
400-HTX-002|102	H2SO4 PRIMARY STAGE RECOVERY CONDENSER	2
400-SCR-002	H2SO4 SECONDARY STAGE CONDENSING COLUMN	1
400-AGI-003	H2SO4 SECONDARY STAGE RECOVERY TANK AGITATOR	1
400-TAK-003	H2SO4 SECONDARY STAGE RECOVERY TANK	1
400-SLP-003|103	H2SO4 SECONDARY STAGE RECOVERY RECIRC. PUMP	2
400-HTX-003|103	H2SO4 SECONDARY STAGE RECOVERY CONDENSER	2

317 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

EQUIPMENT NUMBER	EQUIPMENT NAME	QTY
400-CND-004|104	H2SO4 SECONDARY STAGE O/H CONDENSER	2
400-TAK-004	H2SO4 SCRUBBER O/H KNOCK OUT VESSEL	1
400-VAP-001	H2SO4 SCRUBBER VACUUM PUMP	1
UNIT 410	WTL-WATER LEACH
410-HOP-001	ACID BAKE RESIDUE HOPPER	1
410-CBR-001	ACID BAKE CAKE BREAKER	1
410-LBF-001	WATER LEACH LIVE-BOTTOM FEEDER	1
410-HTX-001	WATER LEACH HEATER	1
410-AGI-001	WATER LEACH MIXING TANK AGITATOR	1
410-TAK-001	WATER LEACH MIXING TANK	1
410-SLP-001|101	WATER LEACH REACTOR TRANSFER PUMP	2
410-SLP-201|301	WATER LEACH REACTOR RECIRC. PUMP	2
410-AGI-002	WATER LEACH REACTOR #1 AGITATOR	1
410-TAK-002	WATER LEACH REACTOR #1	1
410-SLP-002|102	WATER LEACH REACTOR #1 TRANSFER PUMP	2
410-HTX-002|102	WATER LEACH REACTOR #1 HEATER	2
410-SLP-202|302	WATER LEACH REACTOR #1 RECIRC. PUMP	2
410-AGI-003	WATER LEACH REACTOR #2 AGITATOR	1
410-TAK-003	WATER LEACH REACTOR #2	1
410-SLP-003|103	WATER LEACH REACTOR #2 TRANSFER PUMP	2
410-HTX-003	WATER LEACH REACTOR #2 HEATER	1
410-SLP-203	WATER LEACH REACTOR #2 RECIRC. PUMP	1
410-AGI-004	WATER LEACH REACTOR #3 AGITATOR	1
410-TAK-004	WATER LEACH REACTOR #3	1
410-SLP-004|104	WATER LEACH REACTOR #3 TRANSFER PUMP	2
410-HTX-004	WATER LEACH REACTOR #3 HEATER	1
410-SLP-204	WATER LEACH REACTOR #3 RECIRC. PUMP	1
410-AGI-005	WTL PLS FILTER TANK AGITATOR	1
410-TAK-005	WTL PLS FILTER TANK	1
410-SLP-005|105	WTL PLS FILTER FEED PUMP	2
410-SLP-205|305	WTL PLS FILTER FEED PUMP	2
410-CAF-001|002	WTL PLS CANDLE FILTERS	2
410-AGI-006	WTL PLS FILTER WASH #1 TANK AGITATOR	1
410-TAK-006	WTL PLS FILTER WASH #1 TANK	1
410-SLP-006|106	WTL PLS FILTER WASH #1 PUMPS	2
410-AGI-007	WTL PLS FILTER WASH #2 TANK AGITATOR	1
410-TAK-007	WTL PLS FILTER WASH #2 TANK	1
410-SLP-007|107	WTL PLS FILTER WASH #2 PUMPS	2
410-AGI-008	WTL PLS FILTER WASH #3 TANK AGITATOR	1
410-TAK-008	WTL PLS FILTER WASH #3 TANK	1
410-SLP-008|108	WTL PLS FILTER WASH #3 PUMPS	2
410-SCC-001	WATER LEACH RESIDUE DEWATERING SCREW CONVEYOR	1
UNIT 420	WTL-WATER LEACH FILTRATION

318 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

EQUIPMENT NUMBER	EQUIPMENT NAME	QTY
420-HYC-001|002 |003|101|102	DEWATERING STAGE 1 HYDROCYCLONE	5
420-AGI-001	WATER LEACH DEWATERING STAGE 1 TANK AGITATOR	1
420-TAK-001	WATER LEACH DEWATERING STAGE 1 TANK	1
420-SLP-001|101	WATER LEACH DEWATERING STAGE 1 TRANSFER PUMP	2
420-SLP-201|301	WATER LEACH DEWATERING STAGE 1 RECIRC. PUMP	2
420-HYC-004|005 |006|104|105	DEWATERING STAGE 2 HYDROCYCLONE	5
420-AGI-002	WATER LEACH DEWATERING STAGE 2 TANK AGITATOR	1
420-TAK-002	WATER LEACH DEWATERING STAGE 2 TANK	1
420-SLP-002|102	WATER LEACH DEWATERING STAGE 2 TRANSFER PUMP	2
420-SLP-202|302	WATER LEACH DEWATERING STAGE 2 RECIRC. PUMP	2
420-HYC-007|008 |009|010|107|108	DEWATERING STAGE 3 HYDROCYCLONE	6
420-AGI-003	WATER LEACH DEWATERING STAGE 3 TANK AGITATOR	1
420-TAK-003	WATER LEACH DEWATERING STAGE 3 TANK	1
420-SLP-003|103	WATER LEACH DEWATERING STAGE 3 TRANSFER PUMP	2
420-CAF-001|002|101	WATER LEACH RESIDUE DEWATERING CANDLE FILTERS	3
420-SCC-001	WATER LEACH RESIDUE DEWATERING SCREW CONVEYOR	1
UNIT 430	HYD-HYDROLYSIS
430-AGI-003	HYDROLYSIS FEED TANK AGITATOR	1
430-TAK-003	HYDROLYSIS FEED TANK	1
430-SLP-003|103|203	HYDROLYSIS FEED PUMP	3
430-HTX-001|101	STAGE 1 HYDROLYSIS PRE-HEATER	2
430-MIX-001	STG 1 HYDROLYSIS MIXER	1
430-AGI-001	STG 1 HYDROLYSIS REACTOR AGITATOR	1
430-TAK-001	STG 1 HYDROLYSIS REACTOR	1
430-SLP-001|101	STG 1 HYDROLYSIS TRANSFER PUMP	2
430-HTX-002|102	STG 1 HYDROLYSIS HEATER	2
430-MIX-002	STG 2 HYDROLYSIS MIXER	1
430-HTX-201|301	STG 2 HYDROLYSIS PRE-HEATER	2
430-AGI-002	STG 2 HYDROLYSIS REACTOR AGITATOR	1
430-TAK-002	STG 2 HYDROLYSIS REACTOR	1
430-SLP-002|102	STG 2 HYDROLYSIS TRANSFER PUMP	2
430-HTX-003|103	STG 2 HYDROLYSIS HEATER	2
430-AGI-004	HYDROLYSIS BARREN TANK AGITATOR	1
430-TAK-004	HYDROLYSIS TANK AGITATOR	1
430-SLP-004|104	HYDROLYSIS BARREN TRANSFERT PUMP	2
UNIT 440	HYD-HYDROLYSIS FILTRATION
440-CAF-001|002|003|101	BARREN FILTRATION CANDLE FILTER	4
440-SCC-003	HYDROLYSATE SCREW CONVEYOR	1
440-CNV-001	HYDROLYSATE CONVEYOR	1
440-TAK-002	BARREN HOLDING TANK	1
440-SLP-001|101	BARREN TRANSFER PUMP	2
UNIT 450	HYD - HYDROLYSATE CALCINATION
450-BIN-001	HYDROLYSIS CAKE BIN	1

319 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

EQUIPMENT NUMBER	EQUIPMENT NAME	QTY
450-LBF-001	HYDROLYSIS CAKE DRYING LIVE BOTTOM FEEDER	1
450-SCC-001	HYDROLYSIS CAKE DRYING FEED SCREW CONVEYOR	1
450-RCA-001	HYDROLYSIS CAKE CALCINER	1
450-FLT-001	HYDROLYSIS CAKE DRYING BURNER INLET FILTER	1
450-BLO-001	HYDROLYSIS DRYER BURNER BLOWER	1
450-HTX-001	HYDROLYSIS CAKE DRYING WASTE HEAT RECOVERY	1
450-BLO-002	HYDROLYSIS CAKE DRYING CALCINER COLLECTOR BLOWER	1
450-ESK-001	HYDROLYSIS CAKE DRYING CALCINER EXHAUST STACK	1

Source: L3 2026

Area 500 – Chlorination

The summarized equipment list for Area 500 – Chlorination is presented as Table 14‑29.

Table 14‑29: Area 500 – Chlorination Summary Equipment List

EQUIPMENT NUMBER	EQUIPMENT NAME	QTY
UNIT 500	CHLORINATION UNIT
500-BIN-001	HYDROLYSATE FEED BIN	1
500-BIN-002	PETROLEUM COKE FEED BIN	1
500-SCC-001	HYDROLYSATE SCREW CONVEYOR	1
500-SCC-002	PETROLEUM COKE SCREW CONVEYOR	1
500-CHU-001	CHLORINATION CHUTE	1
500-DIV-001	CHLORINATION DIVERTER VALVE	1
500-SWF-001|101	CHLORINATION SCREW FEEDER	2
500-CLN-001|101	CHLORINATOR	2
500-CYC-001|101	CYCLONE BANK	2
500-ROV-001|101	ROTARY VALVE	2
500-EFR-001	CHLORINATED MIX METALS ELECTROFILTER	1
500-SCR-001	Nb/Fe CONDENSER	1
500-SLP-001|101	Nb/Fe CONDENSER DISCHARGE PUMP	2
500-SLP-002|102	Nb/Fe CONDENSER CIRCULATION PUMP	2
500-HTX-001|101	Nb/Fe CONDENSER COOLER	2
500-SLP-003|103	Nb/Fe CONDENSER CRUDE TiCl4 DISCHARGE PUMP	2
500-SCR-002	TiCl4 PRIMARY CONDENSER	1
500-SLP-004|104	TiCl4 PRIMARY CONDENSER CIRCULATION PUMP	2
500-HTX-002|102	TiCl4 PRIMARY CONDENSER COOLER	2
500-SLP-005|105	TiCl4 PRIMARY CONDENSER CRUDE TiCl4 DISCHARGE PUMP	2
500-SCR-003	TiCl4 SECONDARY CONDENSER	1
500-SLP-007|107	TiCl4 SECONDARY CONDENSER CIRCULATION PUMP	2
500-HTX-004|104	TiCl4 SECONDARY CONDENSER COOLER	2
500-SLP-006|106	TiCl4 SECONDARY CONDENSER DISCHARGE PUMP	2
UNIT 510	TiCl4 TREATMENT UNIT
510-TAK-001	CRUDE TiCl4 BUFFER TANK	1
510-SLP-001|101	CRUDE TiCl4 FEED PUMP	2
510-TAK-002	TiCl4 DEGAS TANK	1
320 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

EQUIPMENT NUMBER	EQUIPMENT NAME	QTY
510-HTX-001	CRUDE TiCl4 FEED HEATER	1
510-CND-001	TiCl4 DEGAS TANK CONDENSER	1
510-VLS-001	TiCl4 DEGAS REFLUX DRUM V-L SEPARATOR	1
510-TAK-003	TiCl4 DEGAS REFLUX DRUM	1
510-SLP-002|102	TiCl4 DEGAS REFLUX DRUM PUMP	2
510-TAK-004	TiCl4 VAPORIZOR #1	1
510-HTX-004	TiCl4 VAPORIZOR #1 HEATER	1
510-SLP-003|103	TiCl4 VAPORIZOR #1 PUMP	2
510-CND-002	TiCl4 VAPORIZOR #1 CONDENSER	1
510-VLS-002	TiCl4 VAPORIZOR #1 REFLUX DRUM V-L SEPARATOR	1
510-TAK-005	TiCl4 VAPORIZOR #1 REFLUX DRUM	1
510-TAK-006	TiCl4 VAPORIZOR #2	1
510-HTX-006	TiCl4 VAPORIZOR #2 HEATER	1
510-SLP-004|104	TiCl4 VAPORIZOR #2 PUMP	2
510-CND-003	TiCl4 VAPORIZOR #2 CONDENSER	1
510-VLS-003	TiCl4 VAPORIZOR #2 REFLUX DRUM V-L SEPARATOR	1
510-TAK-007	TiCl4 VAPORIZOR #2 REFLUX DRUM	1
510-SLP-005|105	TiCl4 PUMP	2
UNIT 520	TI PURIFICATION
520-TAK-001	TREATED TiCl4 TANK	1
520-SLP-001|101	TiCl4 STRIPPER FEED PUMP	2
520-SCR-001	TiCl4 STRIPPER	1
520-CND-001	TiCl4 STRIPPER O/H CONDENSER	1
520-VLS-001	TiCl4 STRIPPER O/H V-L SEPARATOR	1
520-TAK-002	TiCl4 STRIPPER O/H SEPARATOR	1
520-SLP-002|102	TiCl4 STRIPPER O/H SEPARATOR REFLUX PUMP	2
520-SLP-003|103	TiCl4 PUMP	2
520-HTX-001	TiCl4 STRIPPER REBOILER	1
520-TAK-003	TiCl4 PURIFICATION COLUMN FEED TANK	1
520-SLP-004|104	TiCl4 PURIFICATION COLUMN FEED PUMP	2
520-COL-002	TiCl4 PURIFICATION COLUMN	1
520-CND-002	TiCl4 PRODUCT O/H CONDENSER	1
520-VLS-002	TiCl4 STRIPPER O/H V-L SEPARATOR	1
520-TAK-005	TiCl4 PURIFICATION REFLUX DRUM	1
520-SLP-006|106	TiCl4 PURIFICATION REFLUX PUMP	2
520-SLP-007|107	TiCl4 RODUCT PUMP	2
550-TAK-006 TO 015	TiCl4 PRODUCT STORAGE TANKS (QTY: 11)	11
520-SLP-008|108	TiCl4 PRODUCT PUMP	2
520-TAK-004	TiCl4 PURIFICATION COLUMN REBOILER TANK	1
520-HTX-004	TiCl4 PURIFICATION COLUMN REBOILER HEATER	1
520-SLP-005|105	TiCl4 PURIFICATION COLUMN REBOILER PUMP	2
UNIT 530	Nb CHLORIDE RECOVERY UNIT
530-SCH-001	Nb/Fe CHLORIDE DRYER	1

321 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

EQUIPMENT NUMBER	EQUIPMENT NAME	QTY
530-CNV-001	Nb/Fe CHLORIDE CONVEYOR	1
530-BIN-001	Nb/Fe CHLORIDE FEED BIN	1
530-ROV-001	Nb/Fe CHLORIDE FEED BIN ROTARY VALVE	1
530-SCR-001	Nb/Fe RECOVERY CONDENSER	1
530-SLP-001|101	Nb/Fe CHLORIDE RECOVERY CONDENSER PUMP	2
530-SLP-002|102	Nb/Fe CHLORIDE RECOVERY CONDENSER CIRCULATION PUMP	2
530-HTX-001|101	Nb/Fe CHLORIDE RECOVERY CONDENSER COOLER	2

UNIT 540	TiCl4 VAPOR RECOVEY UNIT
540-SCR-001	TiCl4 VENT CONDENSER	1
540-SLP-001|101	TiCl4 VENT CONDENSER BOTTOM PUMP	2
540-TAK-001	TiCl4 VENT CONDENSER RECIRC TANK	1
540-SLP-002|102	TiCl4 VENT CONDENSER RECIRC PUMP	2
540-HTX-001|101	TiCl4 VENT CONDENSER COOLER	2
540-SLP-003|103	TiCl4 VENT CONDENSER TiCl4 PUMP	2
540-SCR-002	TiCl4 VENT SCRUBBER	1
540-TAK-002	TiCl4 VENT SCRUBBER TANK	1
540-SLP-202|302	TiCl4 VENT SCRUBBER RECIRC PUMP	2
540-SLP-402|502	TiCl4 VENT SCRUBBER SPENT LIQUOR PUMP	2
540-BLO-001	TiCl4 VENT SCRUBBER BLOWER	1
540-ESK-001	TiCl4 VENT SCRUBBER EXHAUST STACK	1
UNIT 550	CHLORINATION OFF GAS MANAGEMENT UNIT
550-TOX-001	THERMAL OXIDIZER	1
550-HTX-001|101	THERMAL OXIDIZER WASTE HEAT EXCHANGER	2
550-BIN-001	CaCO3 BIN	1
550-ROV-001	CaCO3 BIN ROTARY VALVE	1
550-TAK-001	CaCO3 SLACKER	1
550-AGI-001	CaCO3 SLACKER AGITATOR	1
550-MEP-001|101	LIME FEED PUMP	2
550-SCR-001	CHLORINATION WET FGD SCRUBBER	1
550-SLP-001|101	CHLORINATION WET FGD SCRUBBER RECIRCULATION PUMP	2
550-SLP-002|102	FDG SCRUBBER GYPSUM DISCHARGE PUMPS	2
550-FLT-001	CHLORINATION WET FGD SCRUBBER BLOWER INLET FILTER	1
550-BLO-001	CHLORINATION WET FGD SCRUBBER BLOWER	1
550-BLO-002	CHLORINATION WET FGD SCRUBBER VENT BLOWER	1
550-ESK-001	CHLORINATION WET FGD SCRUBBER VENT STACK	1
UNIT 560	Nb CHLORIDE HYDROLYSIS UNIT
560-TAK-001	Nb/Fe STAGE #1 HYDROLYSIS TANK	1
560-AGI-001	Nb/Fe STAGE #1 HYDROLYSIS TANK AGITATOR	1
560-SLP-001|101	Nb/Fe STAGE #1 HYDROLYSIS PUMP	2
560-CND-001	Nb/Fe STAGE #1 HYDROLYSIS CONDENSER	1
560-STG-001|101	Nb/Fe HYDROLYSIS steam generator (VP)	1
560-TAK-002	Nb/Fe STAGE #2 HYDROLYSIS TANK	1

322 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

EQUIPMENT NUMBER	EQUIPMENT NAME	QTY
560-AGI-002	Nb/Fe STAGE #2 HYDROLYSIS TANK AGITATOR	1
560-SLP-002|102	Nb/Fe STAGE #2 HYDROLYSIS PUMP	2
560-CND-002	Nb/Fe STAGE #2 HYDROLYSIS CONDENSER	1
560-TAK-003	Nb/Fe STAGE #3 HYDROLYSIS TANK	1
560-AGI-003	Nb/Fe STAGE #3 HYDROLYSIS TANK AGITATOR	1
560-SLP-003|103	Nb/Fe STAGE #3 HYDROLYSIS PUMP	2
560-CND-003	Nb/Fe STAGE #3 HYDROLYSIS CONDENSER	1
560-THK-001	Nb/Fe HYDROLYSIS CLARIFIER	1
560-SLP-004	Nb/Fe HYDROLYSATE SLURRY PUMP	2
560-COA-001	MINERAL OIL COALESCER TANK	1
560-SLP-005|105	MINERAL OIL COALESCER O/F PUMP	2
560-SLP-006|106	MINERAL OIL COALESCER U/F PUMP	2
560-TAK-005	Nb/Fe HYDROLYSIS FILTER FEED TANK	1
560-AGI-005	Nb/Fe HYDROLYSIS FILTER FEED TANK AGITATOR	1
570-SLP-205|305	Nb/Fe HYDROLYSIS FILTER FEED PUMP	2
560-CAF-001|101	Nb/Fe HYDROLYSIS CANDLE FILTER	2
560-TAK-006	Nb/Fe HYDROLYSIS FILTRATE TANK	1
560-AGI-006	Nb/Fe HYDROLYSIS FILTRATE TANK AGITATOR	1
570-SLP-206|306	Nb/Fe HYDROLYSIS FILTRATE PUMP	2
560-TAK-007	Nb/Fe HYDROLYSIS WASH WATER TANK	1
560-AGI-007	Nb/Fe HYDROLYSIS WASH WATER TANK AGITATOR	1
570-SLP-207|307	Nb/Fe HYDROLYSIS WASH WATER PUMP	2
560-SCC-001	Nb/Fe HYDROLYSATE SCREW CONVEYOR	1
560-BIN-001	Nb HYDROLYSATE CALCINING FEED BIN	1
560-LBF-001	Nb HYDROLYSATE LIVE BOTTOM FEEDER	1
560-SWF-001	Nb HYDROLYSATE SCREW FEEDER	1
560-SCC-002	Nb FEED SCREW CONVEYOR	1
560-RCA-001	Nb CALCINER	1
560-FLT-001	Nb CALCINER BURNER AIR FILTER	1
560-BLO-001	Nb CALCINER BURNER BLOWER	1
560-HTX-001	Nb WASTE HEAT RECOVERY	1
560-BLO-002	Nb/Fe COLLECTOR BLOWER	1
560-ESK-001	Nb/Fe EXHAUST STACK	1
560-TAK-007	Nb/Fe STAGE #1 HYDROLYSIS CONDENSER SEPARATOR	1
560-TAK-008	Nb/Fe STAGE #2 HYDROLYSIS CONDENSER SEPARATOR	1
560-TAK-009	Nb/Fe STAGE #3 HYDROLYSIS CONDENSER SEPARATOR	1
UNIT 570	MINERAL OIL CONDITIONNING
570-HTX-001	MINERAL OIL STRIPPER	1
570-MEP-001|101	MINERAL OIL PUMP	2

Source: L3 2026

Area 600 – Solvent Extraction

The summarized equipment list for Area 600 – Solvent Extraction is presented as Table 14‑30.

323 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Table 14‑30: Area 600 – Solvent Extraction Summary Equipment List

EQUIPMENT NUMBER	EQUIPMENT NAME	QTY
UNIT 600	REE EXTRACTION
600-COL-001	DGA-6 EXTRACTION COLUMN	1
600-COL-002	DGA-6 SCRUB COLUMN	1
600-AGI-001	DGA-6 SCB COLUMN SOLUTION TANK AGITATOR	1
600-TAK-001	DGA-6 SCB COLUMN SOLUTION TANK	1
600-SLP-001|101	DGA-6 SCB COLUMN SOLUTION PUMP	2
600-AGI-002	DGA-6 LO TANK AGITATOR	1
600-TAK-002	DGA-6 LO TANK	1
600-SLP-002|102	DGA-6 LO PUMP	2
600-TAK-003	DGA-6 RAFF COALESCER TANK	1
600-SLP-003|103	DGA-6 RAFF COALESCER PUMP	2
600-TAK-016	DGA-6 ORG TANK	1
600-AGI-016	DGA-6 ORG TANK AGITATOR	1
600-SLP-016|116	DGA-6 ORG FEED PUMP	2
600-TAK-017	DGA-6 STR LIQUOR COALESCER	1
600-SLP-017|117	DGA-6 STR LIQUOR PUMP	2
UNIT 610	ACID SCRUB
610-TAK-004	DGA-6 ACID SCRUB FEED TANK	1
610-SLP-004|104	DGA-6 ACID SCRUB FEED PUMP	2
610-MSE-001|101	DGA-6 ACID SCRUB MIXER-SETTLER	2
610-TAK-005	DGA-6 ACID SCRUB COALESCER	1
610-SLP-005|105	DGA-6 ACID SCRUB LIQUOR PUMP	2
610-AGI-006	DGA-6 ACID SCRUB NEUT. REACTOR #1 AGITATOR	1
610-TAK-006	DGA-6 ACID SCRUB NEUT. REACTOR #1	1
610-AGI-007	DGA-6 ACID SCRUB NEUT. REACTOR #2 AGITATOR	1
610-TAK-007	DGA-6 ACID SCRUB NEUT. REACTOR #2	1
610-AGI-008	DGA-6 ACID SCRUB NEUT. REACTOR #3 AGITATOR	1
610-TAK-008	DGA-6 ACID SCRUB NEUT. REACTOR #3	1
610-SLP-008|108	DGA-6 ACID SCRUB NEUT. FILTRATION FEED PUMP	1
610-BIN-009	DGA-6 ACID SCRUB NEUT. MgCO3 DAY BIN	1
610-ROV-009	DGA-6 ACID SCRUB NEUT. MgCO3 ROTARY VALVE	1
610-SCC-009	DGA-6 ACID SCRUB NEUT. SCREW CONVEYOR	1
610-AGI-010	DGA-6 ACID SCRUB NEUT. FILTER FEED TANK AGITATOR	1
610-TAK-010	DGA-6 ACID SCRUB NEUT. FILTER FEED TANK	1
610-SLP-010|110	DGA-6 ACID SCRUB NEUT. FILTER #1 FEED PUMP	2
610-SLP-011|111	DGA-6 ACID SCRUB NEUT. FILTER #2 FEED PUMP	2
610-SLP-012|112	DGA-6 ACID SCRUB NEUT. FILTER #3 FEED PUMP	2
610-CAF-001|002|003	DGA-6 ACID SCRUB NEUT. RESIDUE FILTER #1 TO #3	3
610-SCC-001	DGA-6 ACID SCRUB NEUT. RESIDUE SCREW CONVEYOR	1
610-AGI-013	DGA-6 ACID SCRUB NEUT. FILTER WASH #1 TANK AGITATOR	1
610-TAK-013	DGA-6 ACID SCRUB NEUT. FILTER WASH #1 TANK	1
610-SLP-013|113	DGA-6 ACID SCRUB NEUT. FILTER WASH #1 PUMP	2

324 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

EQUIPMENT NUMBER	EQUIPMENT NAME	QTY
610-AGI-014	DGA-6 ACID SCRUB NEUT. FILTER WASH #2 TANK AGITATOR	1
610-TAK-014	DGA-6 ACID SCRUB NEUT. FILTER WASH #2 TANK	1
610-SLP-014|114	DGA-6 ACID SCRUB NEUT. FILTER WASH #2 PUMP	2
610-AGI-015	DGA-6 ACID SCRUB NEUT. FILTER WASH #3 TANK AGITATOR	1
610-TAK-015	DGA-6 ACID SCRUB NEUT. FILTER WASH #3 TANK	1
610-SLP-015|115	DGA-6 ACID SCRUB NEUT. FILTER WASH #3 PUMP	2
UNIT 620	REE STRIP
620-MSE-002	DGA-6 STR 1	1
620-MSE-003	DGA-6 STR 2	1
620-MSE-004	DGA-6 STR 3	1
620-MSE-005	DGA-6 STR 4	1
UNIT 630	IRON REMOVAL
630-BIN-001	DGA-6 STRIP LIQ. NEUT. MgCO3 DAY BIN	1
630-ROV-001	DGA-6 STRIP LIQ. NEUT. MgCO3 ROTARY VALVE	1
630-SCC-001	DGA-6 STRIP LIQ. NEUT. MgCO3 SCREW CONVEYOR	1
630-AGI-001	DGA-6 STRIP LIQ. NEUT. REACTOR #1 AGITATOR	1
630-TAK-001	DGA-6 STRIP LIQ. NEUT. REACTOR #1	1
630-AGI-002	DGA-6 STRIP LIQ. NEUT. REACTOR #2 AGITATOR	1
630-TAK-002	DGA-6 STRIP LIQ. NEUT. REACTOR #2	1
630-AGI-007	DGA-6 STRIP LIQ. NEUT. REACTOR #3 AGITATOR	1
630-TAK-007	DGA-6 STRIP LIQ. NEUT. REACTOR #3	1
630-SLP-007|107	DGA-6 STRIP LIQ. NEUT. FILTRATION FEED PUMP	2
630-AGI-004	DGA-6 STRIP LIQ. NEUT. FILTER FEED TANK AGITATOR	1
630-TAK-008	DGA-6 STRIP LIQ. NEUT. FILTER FEED TANK	1
630-SLP-001|101	DGA-6 STRIP LIQ. NEUT. FILTER #1 FEED PUMP	2
630-SLP-002|102	DGA-6 STRIP LIQ. NEUT. FILTER #2 FEED PUMP	2
630-SLP-003|103	DGA-6 STRIP LIQ. NEUT. FILTER #3 FEED PUMP	2
630-CAF-001|002|003	DGA-6 STRIP LIQ. NEUT. RESIDUE FILTER #1 to #3	3
630-SCC-002	DGA-6 STRIP LIQ. NEUT. RESIDUE SCREW CONVEYOR	1
630-AGI-008	DGA-6 STRIP LIQ. NEUT. FILTER WASH #1 TANK AGITATOR	1
630-TAK-004	DGA-6 STRIP LIQ. NEUT. FILTER WASH #1 TANK	1
630-SLP-004|104	DGA-6 STRIP LIQ. NEUT. FILTER WASH #1 PUMP	2
630-AGI-005	DGA-6 STRIP LIQ. NEUT. FILTER WASH #2 TANK AGITATOR	1
630-TAK-005	DGA-6 STRIP LIQ. NEUT. FILTER WASH #2 TANK	1
630-SLP-005|105	DGA-6 STRIP LIQ. NEUT. FILTER WASH #2 PUMP	2
630-AGI-006	DGA-6 STRIP LIQ. NEUT. FILTER WASH #3 TANK AGITATOR	1
630-TAK-006	DGA-6 STRIP LIQ. NEUT. FILTER WASH #3 TANK	1
630-SLP-006|106	DGA-6 STRIP LIQ. NEUT. FILTER WASH #3 PUMP	2
UNIT 640	DG6 MAKEUP AND SCRUBBER
640-TAK-005	DG6 TOTE	1
640-SLP-005	DG6 TOTE PUMP	1
640-TAK-006	EH ALCOHOL TOTE	1
640-SLP-006	EH ALCOHOL TOTE PUMP	1

325 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

EQUIPMENT NUMBER	EQUIPMENT NAME	QTY
640-TAK-007	DGA-6 ORG. MAKEUP TANK	1
640-AGI-007	DGA-6 ORG. MAKEUP TANK AGITATOR	1
640-SLP-007|107	DGA-6 ORG. MAKEUP PUMP	1
640-SCR-001	DG6 ORGANIC SCRUBBER	1
640-CEP-001	DG6 ORGANIC SCRUBBER DISCHARGE PUMP	1
640-THK-002	DG6 ORGANIC SCRUBBER LAMELLA THICKENER	1
640-TAK-014	DG6 ORGANIC SCRUBBER TOTE	1
640-SLP-020	DG6 ORGANIC SCRUBBER TOTE PUMP	1
640-CEP-002	DG6 ORGANIC SCRUBBER CIRCULATION PUMP	1
640-SCR-002	DG6 ORGANIC CAUSTIC SCRUBBER	1
640-TAK-015	DG6 ORGANIC CAUSTIC SCRUBBER MAKEUP TANK	1
640-CEP-003|103	DG6 ORGANIC CAUSTIC SCRUBBER MAKEUP PUMP	2
640-FLT-001|101	DG6 ORGANIC CAUSTIC SCRUBBER DUPLEX CARTRIDGE FILTER	2
640-HTX-001	DG6 ORGANIC CAUSTIC SCRUBBER MAKEUP COOLER	1
640-HX-001	DG6 ORGANIC CAUSTIC SCRUBBER MAKEUP CHILLER	1
640-BLO-001	DG6 ORGANIC CAUSTIC SCRUBBER INDUCED DRAFT FAN	1
640-ESK-001	DG6 ORGANIC CAUSTIC SCRUBBER EXHAUST STACK	1

Source: L3, 2026

Area 700 – Rare Earth Separation

The summarized equipment list for Area 700 – Rare Earth Separation is presented as Table 14‑31.

Table 14‑31: Area 700 – Rare Earth Separation Summary Equipment List

EQUIPMENT NUMBER	EQUIPMENT NAME	QTY
UNIT 700	PRIMARY CIRCUIT
700-TAK-001	PC ORG. CIRCULATION TANK	1
700-SLP-001|101	PC ORG. CIRCULATION PUMP	2
700-MSE-002|01-06	PC EXT MIXER-SETTLER (6)	6
700-TAK-003	PC EXT RAFF COALESCER	1
700-SLP-003|103	PC EXT RAFF PUMP	2
700-MSE-003|01-16	PC SCB MIXER-SETTLER (16)	16
700-MSE-004|01-24	PC STR1 CRUDE Tb MIXER-SETTLER (24)	24
700-TAK-004	PC STR1 CRUDE Tb COALESCER	1
700-SLP-004|104	PC STR1 CRUDE Tb PUMP	2
700-MSE-005|01-06	PC STR2 CRUDE Dy MIXER-SETTLER (6)	6
700-TAK-005	PC STR2 CRUDE Dy COALESCER	1
700-SLP-005|105	PC STR2 CRUDE Dy PUMP	2
UNIT 710	NdPr CIRCUIT
710-TAK-001	NdPr ORG. CIRCULATION TANK	1
710-SLP-001|101	NdPr ORG. CIRCULATION PUMP	2
710-MSE-001|01-02	NdPr SAP MIXER-SETTLER (2)	2
710-TAK-002	NdPr SAP EFFLUENT COALESCER	1
710-SLP-002|102	NdPr SAP EFFLUENT PUMP	2
710-MSE-002|01-12	NdPr EXT MIXER-SETTLER (12)	12

326 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

EQUIPMENT NUMBER	EQUIPMENT NAME	QTY
710-TAK-003	NdPr EXT COALESCER	1
710-SLP-003|103	NdPr EXT PUMP	2
710-MSE-003|01-24	NdPr SCB MIXER-SETTLER (24)	24
710-MSE-004|01-06	NdPr STR MIXER-SETTLER (6)	6
710-TAK-004	NdPr STR COALESCER	1
710-SLP-004|104	NdPr STR PUMP	2
UNIT 720	Tb CIRCUIT
720-TAK-001	Tb ORG. CIRCULATION TANK	1
720-SLP-001|101	Tb ORG. CIRCULATION PUMP	2
720-MSE-001|01-02	Tb SAP1 MIXER-SETTLER (2)	2
720-TAK-002	Tb SAP1 COALESCER	1
720-SLP-002|102	Tb SAP1 PUMP	2
720-MSE-002|01-16	Tb EXT MIXER-SETTLER (16)	16
720-TAK-003	Tb EXT COALESCER	1
720-SLP-003|103	Tb EXT PUMP	2
720-MSE-003|01-12	Tb SCB MIXER-SETTLER (12)	12
720-MSE-004|01-02	Tb SAP2 MIXER-SETTLER (2)	2
720-TAK-004	Tb SAP2 COALESCER	1
720-SLP-004|104	Tb SAP2 PUMP	2
720-MSE-005|01-32	Tb SCV MIXER-SETTLER (32)	32
720-TAK-005	Tb SCV COALESCER	1
720-SLP-005|105	Tb SCV PUMP	2
720-MSE-006|01-24	Tb STR MIXER-SETTLER (24)	24
UNIT 730	Dy CIRCUIT
730-TAK-001	Dy ORG. CIRCULATION TANK	1
730-SLP-001|101	Dy ORG. CIRCULATION PUMP	2
730-MSE-001|01-02	Dy SAP MIXER-SETTLER (2)	2
730-TAK-002	Dy SAP COALESCER	1
730-SLP-002|102	Dy SAP PUMP	2
730-MSE-002|01-12	Dy EXT MIXER-SETTLER (12)	12
730-TAK-003	Dy EXT COALESCER	1
730-SLP-003|103	Dy EXT PUMP	2
730-MSE-003|01-24	Dy SCB MIXER-SETTLER (24)	24
730-MSE-004|01-06	Dy STR MIXER-SETTLER (6)	6
730-TAK-004	Dy STR COALESCER	1
730-SLP-004|104	Dy STR PUMP	2
UNIT 740	SEG RECOVERY
740-TAK-001	SEG RAFFINATE MIXING TANK	1
740-AGI-001	SEG RAFFINATE MIXING TANK AGITATOR	1
740-SLP-001|101	SEG RAFFINATE MIXING PUMP	2
740-TAK-002	SEG CARBONATE PRECIP. TANK #1	1
740-AGI-002	SEG CARBONATE PRECIP. TANK #1 AGITATOR	1
740-SLP-002|102	SEG CARBONATE PRECIP. TANK #1 PUMP	2

327 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

EQUIPMENT NUMBER	EQUIPMENT NAME	QTY
740-TAK-003	SEG CARBONATE PRECIP. TANK #2	1
740-AGI-003	SEG CARBONATE PRECIP. TANK #2 AGITATOR	1
740-SLP-003|103	SEG CARBONATE PRECIP. TANK #2 PUMP	2
740-TAK-004	SEG CARBONATE PRECIP. TANK #3	1
740-AGI-004	SEG CARBONATE PRECIP. TANK #3 AGITATOR	1
740-SLP-004|104	SEG CARBONATE PRECIP. TANK #3 PUMP	2
740-CLR-001	SEG CARBONATE CLARIFIER	1
740-SLP-005|105	SEG CARBONATE SLURRY PUMP	2
740-TAK-005	SEG CARBONATE FEED TANK	1
740-AGI-005	SEG CARBONATE FEED TANK AGITATOR	1
740-SLP-006|106	SEG CARBONATE FEED PUMP	2
740-CAF-001|101	SEG CARBONATE CANDLE FILTER #1/#2	2
740-SCC-001	SEG CARBONATE DEWATERING SCREW CONVEYOR	1
740-TAK-006	SEG CARBONATE FILTRATE TANK	1
740-SLP-007|107	SEG CARBONATE FILTRATE TANK PUMP	2
740-FLT-001|101	SEG CARBONATE FILTRATE DULPEX CARTRIDGE FILTER	2
740-LIW-001	SEG CARBONATE LOSS-IN-WEIGHT FEEDER	1
740-RD-001	SEG CARBONATE ROTARY DRYER	1
740-CHU-001	SEG CARBONATE DRYER CHUTE	1
740-FLT-002	SEG CARBONATE INLET FILTER	1
740-BLO-001	SEG CARBONATE CONVEYOR BLOWER	1
740-PCN-001	SEG CARBONATE PNEUMATIC CONVEYOR	1
740-PIA-001	SEG CARBONATE STORAGE CONVEYOR RIGID FILTER	1
740-SVL-001	SEG CARBONATE STORAGE CONVEYOR DROP VALVE	1
740-SIL-001	SEG CARBONATE PRODUCT STORAGE SILO	1
740-ROV-001	SEG CARBONATE PRODUCT STORAGE SILO ROTARY VALVE	1
740-LCL-001	SEG CARBONATE LOAD CELL	1
740-DUC-001	SEG CARBONATE DUST COLLECTOR	1
740-ROV-002	SEG CARBONATE DUST COLLECTOR ROTARY VALVE	1
740-BLO-002	SEG CARBONATE EXHAUST BLOWER	1
740-ESK-001	SEG CARBONATE EXHAUST STACK	1
UNIT 750	HREY RECOVERY
750-TAK-001	HREY RAFFINATE MIXING TANK	1
750-AGI-001	HREY RAFFINATE MIXING TANK AGITATOR	1
750-SLP-001|101	HREY RAFFINATE MIXING PUMP	2
750-TAK-002	HREY CARBONATE PRECIP. TANK #1	1
750-AGI-002	HREY CARBONATE PRECIP. TANK #1 AGITATOR	1
750-SLP-002|102	HREY CARBONATE PRECIP. TANK #1 PUMP	2
750-TAK-003	HREY CARBONATE PRECIP. TANK #2	1
750-AGI-003	HREY CARBONATE PRECIP. TANK #2 AGITATOR	1
750-SLP-003|103	HREY CARBONATE PRECIP. TANK #2 PUMP	2
750-TAK-004	HREY CARBONATE PRECIP. TANK #3	1
750-AGI-004	HREY CARBONATE PRECIP. TANK #3 AGITATOR	1

328 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

EQUIPMENT NUMBER	EQUIPMENT NAME	QTY
750-SLP-004|104	HREY CARBONATE PRECIP. TANK #3 PUMP	2
750-CLR-001	HREY CARBONATE CLARIFIER	1
750-SLP-005|105	HREY CARBONATE SLURRY PUMP	2
750-TAK-005	HREY CARBONATE FEED TANK	1
750-AGI-005	HREY CARBONATE FEED TANK AGITATOR	1
750-SLP-006|106	HREY CARBONATE FEED PUMP	2
750-CAF-001|101	HREY CARBONATE CANDLE FILTER #1 / #2	2
750-SCC-001	HREY CARBONATE DEWATERING SCREW CONVEYOR	1
750-TAK-006	HREY CARBONATE FILTRATE TANK	1
750-SLP-007|107	HREY CARBONATE FILTRATE TANK PUMP	2
750-FLT-001|101	HREY CARBONATE FILTRATE DUPLEX CARTRIDGE FILTER	2
750-LIW-001	HREY CARBONATE LOSS-IN-WEIGHT FEEDER	1
750-RD-001	HREY CARBONATE ROTARY DRYER	1
750-CHU-001	HREY CARBONATE DRYER CHUTE	1
750-FLT-002	HREY CARBONATE INLET FILTER	1
750-BLO-001	HREY CARBONATE CONVEYOR BLOWER	1
750-PCN-001	HREY CARBONATE PNEUMATIC CONVEYOR	1
750-PIA-001	HREY CARBONATE STORAGE CONVEYOR RIGID FILTER	1
750-SVL-001	HREY CARBONATE STORAGE CONVEYOR DROP VALVE	1
750-SIL-001	HREY CARBONATE PRODUCT STORAGE SILO	1
750-ROV-001	HREY CARBONATE PRODUCT STORAGE SILO ROTARY VALVE	1
750-LCL-001	HREY CARBONATE LOAD CELL	1
750-DUC-001	HREY CARBONATE DUST COLLECTOR	1
750-ROV-002	HREY CARBONATE DUST COLLECTOR ROTARY VALVE	1
750-BLO-002	HREY CARBONATE EXHAUST BLOWER	1
750-ESK-001	HREY CARBONATE EXHAUST STACK	1
UNIT 760	NdPr RECOVERY
760-BAG-001	OXALIC ACID BAG UNLOADER	1
760-ROV-001	OXALIC ACID ROTARY VALVE	1
760-CHU-001	OXALIC ACID FEED CHUTE	1
760-LIW-001	NdPr OXALIC ACID LOSS-IN-WEIGHT FEEDER	1
760-TAK-002	NdPr OXALATE PRECIP. TANK #1	1
760-AGI-002	NdPr OXALATE PRECIP. TANK #1 AGITATOR	1
760-SLP-002|102	NdPr OXALATE PRECIP. TANK #1 PUMP	2
760-TAK-003	NdPr OXALATE PRECIP. TANK #2	1
760-AGI-003	NdPr OXALATE PRECIP. TANK #2 AGITATOR	1
760-SLP-003|103	NdPr OXALATE PRECIP. TANK #2 PUMP	2
760-TAK-004	NdPr OXALATE PRECIP. TANK #3	1
760-AGI-004	NdPr OXALATE PRECIP. TANK #3 AGITATOR	1
760-SLP-004|104	NdPr OXALATE PRECIP. TANK #3 PUMP	2
760-TAK-005	NdPr OXALATE FEED TANK	1
760-AGI-005	NdPr OXALATE FEED TANK AGITATOR	1
760-SLP-005|105	NdPr OXALATE FEED PUMP	2

329 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

EQUIPMENT NUMBER	EQUIPMENT NAME	QTY
760-CAF-001|101	NdPr OXALATE CANDLE FILTER #1 / #2	2
760-SCC-001	NdPr OXALATE DEWATERING SCREW CONVEYOR	1
760-TAK-006	NdPr OXALATE FILTRATE TANK	1
760-SLP-006|106	NdPr OXALATE FILTRATE TANK PUMP	2
760-FLT-001|101	NdPr OXALATE FILTRATE DUPLEX CARTRIDGE FILTER	2
760-LIW-002	NdPr OXALATE LOSS-IN-WEIGHT FEEDER	1
760-RCA-001	NdPr OXALATE ROTARY CALCINER	1
760-CHU-002	NdPr OXALATE CALCINER CHUTE	1
760-FLT-002	NdPr OXALATE INLET FILTER	1
760-BLO-001	NdPr OXALATE CONVEYOR BLOWER	1
760-PCN-001	NdPr OXALATE PNEUMATIC CONVEYOR	1
760-PIA-001	NdPr OXALATE STORAGE CONVEYOR RIGID FILTER	1
760-SVL-001	NdPr OXALATE STORAGE CONVEYOR DROP VALVE	1
760-SIL-001	NdPr OXALATE PRODUCT STORAGE SILO	1
760-ROV-003	NdPr OXALATE PRODUCT STORAGE SILO ROTARY VALVE	1
760-LCL-001	NdPr OXALATE LOAD CELL	1
760-DUC-001	NdPr OXALATE DUST COLLECTOR	1
760-ROV-002	NdPr OXALATE DUST COLLECTOR ROTARY VALVE	1
760-BLO-002	NdPr OXALATE EXHAUST BLOWER	1
760-ESK-001	NdPr OXALATE EXHAUST STACK	1
UNIT 770	Tb RECOVERY
770-BAG-001	OXALIC ACID BAG UNLOADER	1
770-ROV-001	OXALIC ACID ROTARY VALVE	1
770-CHU-001	OXALIC ACID FEED CHUTE	1
770-LIW-001	Tb OXALIC ACID LOSS-IN-WEIGHT FEEDER	1
770-TAK-002	Tb OXALATE PRECIP. TANK #1	1
770-AGI-002	Tb OXALATE PRECIP. TANK #1 AGITATOR	1
770-SLP-002|102	Tb OXALATE PRECIP. TANK #1 PUMP	2
770-TAK-003	Tb OXALATE PRECIP. TANK #2	1
770-AGI-003	Tb OXALATE PRECIP. TANK #2 AGITATOR	1
770-SLP-003|103	Tb OXALATE PRECIP. TANK #2 PUMP	2
770-TAK-004	Tb OXALATE PRECIP. TANK #3	1
770-AGI-004	Tb OXALATE PRECIP. TANK #3 AGITATOR	1
770-SLP-004|104	Tb OXALATE PRECIP. TANK #3 PUMP	2
770-TAK-005	Tb OXALATE FEED TANK	1
770-AGI-005	Tb OXALATE FEED TANK AGITATOR	1
770-SLP-005|105	Tb OXALATE FEED TANK PUMP	2
770-CAF-001|101	Tb OXALATE CANDLE FILTER #1 / #2	2
770-SCC-001	Tb OXALATE DEWATERING SCREW CONVEYOR	1
770-TAK-006	Tb OXALATE LIQOUR TANK	1
770-SLP-006|106	Tb OXALATE FILTRATE TANK PUMP	2
770-FLT-001|101	Tb OXALATE FILTRATE DUPLEX CARTRIDGE FILTER	2
770-LIW-002	Tb OXALATE LOSS-IN-WEIGHT FEEDER	1

330 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

EQUIPMENT NUMBER	EQUIPMENT NAME	QTY
770-RCA-001	Tb OXALATE ROTARY CALCINER	1
770-CHU-002	Tb OXALATE CALCINER CHUTE	1
770-FLT-002	Tb OXALATE INLET FILTER	1
770-BLO-001	Tb OXALATE CONVEYOR BLOWER	1
770-PCN-001	Tb OXALATE PNEUMATIC CONVEYOR	1
770-PIA-001	Tb OXALATE STORAGE CONVEYOR RIGID FILTER	1
770-SVL-001	Tb OXALATE STORAGE CONVEYOR DROP VALVE	1
770-SIL-001	Tb OXALATE PRODUCT STORAGE SILO	1
770-ROV-003	Tb OXALATE PRODUCT STORAGE SILO ROTARY VALVE	1
770-LCL-001	Tb OXALATE LOAD CELL	1
770-DUC-001	Tb OXALATE DUST COLLECTOR	1
770-ROV-002	Tb OXALATE DUST COLLECTOR ROTARY VALVE	1
770-BLO-002	Tb OXALATE EXHAUST BLOWER	1
770-ESK-001	Tb OXALATE EXHAUST STACK	1
UNIT 780	Dy RECOVERY
780-BAG-001	OXALIC ACID BAG UNLOADER	1
780-ROV-001	OXALIC ACID ROTARY VALVE	1
780-CHU-001	OXALIC ACID FEED CHUTE	1
780-LIW-001	Dy OXALIC ACID LOSS-IN-WEIGHT FEEDER	1
780-TAK-002	Dy OXALATE PRECIP. TANK #1	1
780-AGI-002	Dy OXALATE PRECIP. TANK #1 AGITATOR	1
780-SLP-002|102	Dy OXALATE PRECIP. TANK #1 PUMP	2
780-TAK-003	Dy OXALATE PRECIP. TANK #2	1
780-AGI-003	Dy OXALATE PRECIP. TANK #2 AGITATOR	1
780-SLP-003|103	Dy OXALATE PRECIP. TANK #2 PUMP	2
780-TAK-004	Dy OXALATE PRECIP. TANK #3	1
780-AGI-004	Dy OXALATE PRECIP. TANK #3 AGITATOR	1
780-SLP-004|104	Dy OXALATE PRECIP. TANK #3 PUMP	2
780-TAK-005	Dy OXALATE FEED TANK	1
780-AGI-005	Dy OXALATE FEED TANK AGITATOR	1
780-SLP-005|105	Dy OXALATE FEED TANK PUMP	2
780-CAF-001|101	Dy OXALATE CANDLE FILTER #1 / #2	2
780-SCC-001	Dy OXALATE DEWATERING SCREW CONVEYOR	1
780-TAK-006	Dy OXALATE FILTRATE TANK	1
780-SLP-006|106	Dy OXALATE FILTRATE TANK PUMP	2
780-FLT-001|101	Dy OXALATE FILTRATE DUPLEX CARTRIDGE FILTER	2
780-LIW-002	Dy OXALATE LOSS-IN-WEIGHT FEEDER	1
780-RCA-001	Dy OXALATE ROTARY CALCINER	1
780-CHU-002	Dy OXALATE CALCINER CHUTE	1
780-FLT-002	Dy OXALATE INLET FILTER	1
780-BLO-001	Dy OXALATE CONVEYOR BLOWER	1
780-PCN-001	Dy OXALATE PNEUMATIC CONVEYOR	1
780-PIA-001	Dy OXALATE STORAGE CONVEYOR RIGID FILTER	1

331 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

EQUIPMENT NUMBER	EQUIPMENT NAME	QTY
780-SVL-001	Dy OXALATE STORAGE CONVEYOR DROP VALVE	1
780-SIL-001	Dy OXALATE PRODUCT STORAGE SILO	1
780-ROV-003	Dy OXALATE PRODUCT STORAGE SILO ROTARY VALVE	1
780-LCL-001	Dy OXALATE LOAD CELL	1
780-DUC-001	Dy OXALATE DUST COLLECTOR	1
780-ROV-002	Dy OXALATE DUST COLLECTOR ROTARY VALVE	1
780-BLO-002	Dy OXALATE EXHAUST BLOWER	1
780-ESK-001	Dy OXALATE EXHAUST STACK	1
UNIT 790	SCANDIUM RECOVERY
790-TAK-001	NaOH ADJ. TANK	1
790-AGI-001	NaOH ADJ. TANK AGITATOR	1
790-SLP-006|106	PRESTRIPITATION NaOH PUMP	2
790-HTX-002|102	PRESTRIPITATION NaOH HEATER	2
790-TAK-002	Sc PRESTRIPITATION TANK #1	1
790-AGI-002	Sc PRESTRIPITATION TANK #1 AGITATOR	1
790-SLP-013|113	Sc PRESTRIPITATION TANK #1 PUMP	2
790-TAK-003	Sc PRESTRIPITATION TANK #2	1
790-AGI-003	Sc PRESTRIPITATION TANK #2 AGITATOR	1
790-SLP-014|114	Sc PRESTRIPITATION TANK #2 PUMP	2
790-THK-001	Sc PRESTRIPITATION THICKENER	1
790-SLP-007|107	Sc PRESTRIPITATION THK U/F PUMP	2
790-TAK-004	Sc BARREN ORG. TANK	1
790-AGI-004	Sc BARREN ORG. TANK AGITATOR	1
790-SLP-008|108	Sc BARREN ORG. PUMP	2
790-SLP-001|101	Sc BARREN ORG. CANDLE FILTER	2
790-TAK-010	Sc(OH)3 FILTER TANK	1
790-AGI-010	Sc(OH)3 FILTER TANK AGITATOR	1
790-SLP-015|115	Sc(OH)3 FILTER FEED PUMP	2
790-CAF-002	Sc(OH)3 CANDLE FILTER #1	1
790-CAF-003	Sc(OH)3 CANDLE FILTER #2	1
790-TAK-011	Sc(OH)3 FILTER WASH #1 TANK	1
790-AGI-011	Sc(OH)3 FILTER WASH #1 TANK AGITATOR	1
790-SLP-017|117	Sc(OH)3 FILTER WASH #1 PUMP	2
790-TAK-012	Sc(OH)3 FILTER WASH #2 TANK	1
790-AGI-012	Sc(OH)3 FILTER WASH #2 TANK AGITATOR	1
790-SLP-018|118	Sc(OH)3 FILTER WASH #2 PUMP	2
790-TAK-013	Sc(OH)3 FILTER FILTRATE TANK	1
790-AGI-013	Sc(OH)3 FILTER FILTRATE TANK AGITATOR	1
790-SLP-019|119	Sc(OH)3 FILTER FILTRATE PUMP	2
790-SCC-001	Sc(OH)3 RESIDUE DEWATERING SCREW CONVEYOR	1
UNIT 795	SCANDIUM PURIFICATION
795-TAK-001	Sc(OH)3 LEACH TANK	1
795-AGI-001	Sc(OH)3 LEACH TANK AGITATOR	1

332 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

EQUIPMENT NUMBER	EQUIPMENT NAME	QTY
795-SLP-001|101	Sc PLS PUMP	2
795-CAF-001	Sc PLS CANDLE FILTER #1	1
795-TAK-002	Sc FILTRATE TANK	1
795-SLP-002|102	Sc FILTRATE CENTRIFUGE PUMP	2
795-FLT-002|102	Sc FILTRATE DUPLEX CARTRIDGE FILTER	2
795-TAK-003	ScP EXT TANK	1
795-AGI-003	ScP EXT TANK AGITATOR	1
795-SLP-003|103	Sc LIQUOR PUMP	2
795-SLP-004|104	ScP LOADED ORG. PUMP	2
795-TAK-004	ScP LOADED ORG. TANK	1
795-AGI-004	ScP LOADED ORG. TANK AGITATOR	1
795-SLP-005|105	ScP STR LIQ PUMP	2
795-SLP-006|106	ScP BARREN ORG PUMP	2
795-TAK-005	ScP COND TANK	1
795-AGI-005	ScP COND TANK AGITATOR	1
795-SLP-007|107	ScP COND PUMP	2
795-TAK-006	ScP COND PHASE SEP. TANK	1
795-SLP-008|108	ScP COND ORG. PUMP	2
795-SLP-009|109	ScP EFFLUENT PUMP	2
795-BAG-001	OXALIC ACID BAG UNLOADER	1
795-CHU-001	OXALIC ACID FEED CHUTE	1
795-LIW-001	OXALIC ACID LOSS-IN-WEIGHT SCREW FEEDER	1
795-TAK-007	Sc OXALATE PRECIP. TANK	1
795-AGI-007	Sc OXALATE PRECIP. TANK AGITATOR	1
795-SLP-010|110	Sc OXALATE PRECIP. PUMP	2
795-BLF-001	Sc OXALATE VACUUM BELT FILTER	1
795-VAP-001	Sc OXALATE BELT FILTER VACUUM PUMP	1
795-TAK-008	Sc STRIP LIQUOR TANK	1
795-SLP-011|111	Sc STRIP LIQUOR PUMP	2
795-CHU-002	Sc OXALATE WET CAKE FILTER CHUTE	1
795-SCC-002	Sc OXALATE FILTER SCREW CONVEYOR	1
795-CBR-001	Sc OXALATE CAKE BREAKER	1
795-SCH-001	Sc OXALATE SCREW HEATER	1
795-CHU-003	Sc OXALATE LUMP BREAKER CHUTE	1
795-LB-001	Sc OXALATE LUMP BREAKER	1
795-SIL-001	Sc OXALATE LIVE BOTTOM FEEDER SILO	1
795-LBF-002	Sc OXALATE LIFE BOTTOM FEEDER	1
795-LIW-003	Sc OXALATE LOSS-IN-WEIGHT FEEDER	1
795-RCA-001	SCANDIUM OXIDE ROTARY CALCINER	1
795-SCC-004	SCANDIUM OXIDE SCREW CONVEYOR	1
795-SIL-002	SCANDIUM OXIDE PRODUCT SILO	1
795-ROV-001	SCANDIUM OXIDE ROTARY VALVE	1
795-LCL-001	SCANDIUM OXIDE LOAD CELL	1

333 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

EQUIPMENT NUMBER	EQUIPMENT NAME	QTY
795-FLT-003	SCANDIUM OXIDE DUST COLLECTOR INLET FILTER	1
795-DUC-001	SCANDIUM OXIDE DUST COLLECTOR	1
795-ROV-002	SCANDIUM OXIDE COLLECTOR ROTARY VALVE	1
795-BLO-001	SCANDIUM OXIDE EXHAUST BLOWER	1
795-ESK-001	SCANDIUM OXIDE EXHAUST STACK	1
795-TAK-009	D80 KEROSENE TOTE	1
795-SLP-012	D80 KEROSENE TOTE PUMP	1
795-TAK-010	ALAMINE 336 TOTE	1
795-SLP-013	ALAMINE 336 TOTE PUMP	1
795-TAK-011	ALIQUAT 336 TOTE	1
795-SLP-014	ALIQUAT 336 TOTE PUMP	1
795-TAK-012	TRIDECANOL TOTE	1
795-SLP-015	TRIDECANOL TOTE PUMP	1
795-TAK-013	ScP ORGANIC MAKEUP TANK	1
795-AGI-013	ScP ORGANIC MAKEUP TANK AGITATOR	1
795-SLP-016|116	ScP ORGANIC MAKEUP PUMP	2
795-SCR-001	ScP ORGANIC SCRUBBER	1
795-CEP-001	ScP ORGANIC SCRUBBER DISCHARGE PUMP	1
795-THK-002	ScP ORGANIC SCRUBBER LAMELLA THICKENER	1
795-TAK-014	ScP ORGANIC SCRUBBER TOTE	1
795-SLP-020	ScP ORGANIC SCRUBBER TOTE PUMP	1
795-CEP-002	ScP ORGANIC SCRUBBER CIRCULATION PUMP	1
795-SCR-002	ScP ORGANIC CAUSTIC SCRUBBER	1
795-TAK-015	ScP ORGANIC CAUSTIC SCRUBBER MAKEUP TANK	1
795-CEP-003|103	ScP ORGANIC CAUSTIC SCRUBBER MAKEUP PUMP	2
795-FLT-004|104	ScP ORGANIC CAUSTIC SCRUBBER DUPLEX CARTRIDGE FILTER	2
795-HTX-001	ScP ORGANIC CAUSTIC SCRUBBER MAKEUP COOLER	1
795-HX-001	ScP ORGANIC CAUSTIC SCRUBBER MAKEUP CHILLER	1
795-BLO-002	ScP ORGANIC CAUSTIC SCRUBBER INDUCED DRAFT FAN	1
795-ESK-002	ScP ORGANIC CAUSTIC SCRUBBER EXHAUST STACK	1

Source: L3 2026

Area 800 – Chloride Recovery

The summarized equipment list for Area 800 – Chloride Recovery is presented as Table 14‑32.

Table 14‑32: Area 800 – Chloride Recovery Summary Equipment List

EQUIPMENT NUMBER	EQUIPMENT NAME	QTY
UNIT 820	HCl RECOVERY
820-COL-001	HCl QUENCH TOWER	1
820-SLP-001|101	HCl QUENCH TOWER RECIRC. PUMP	2
820-HTX-001|101	HCl QUENCH COOLER	1
820-SLP-003|103	HCl QUENCH DISCHARGE PUMP	2
820-COL-002	HCl CONDENSER	1

334 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

EQUIPMENT NUMBER	EQUIPMENT NAME	QTY
820-SLP-002|102	HCl CONDENSER RECIRC. PUMP	2
820-HTX-002|102	HCl CONDENSING CONDENSER	1
820-SLP-004|104	HCl CONDENSING DISCHRARGE PUMP	2
820-COL-011	HCl QUENCH TOWER	1
820-SLP-011|111	HCl QUENCH TOWER RECIRC. PUMP	2
820-HTX-011|111	HCl QUENCH COOLER	1
820-SLP-013|113	HCl QUENCH DISCHARGE PUMP	2
820-COL-012	HCl CONDENSER	1
820-SLP-012|112	HCl CONDENSER RECIRC. PUMP	2
820-HTX-012|112	HCl CONDENSING CONDENSER	1
820-SLP-014|114	HCl CONDENSER DISCHRARGE PUMP	2
820-AGI-005	REGENERATED HCl TANK AGITATOR	1
820-TAK-005	REGENERATED HCl TANK	1
820-SLP-005	REGENERATED HCl PUMP	2
UNIT 840	CHLORIDE PRE-EVAPORATION
840-AGI-001	CHLORIDE PRE-EVAPORATOR FEED TANK AGITATOR	1
840-TAK-001	CHLORIDE PRE-EVAPORATOR FEED TANK	1
840-SLP-001|101	CHLORIDE PRE-EVAPORATOR FEED PUMP	2
840-EVP-001	CHLORIDE PRE-EVAPORATOR	1
840-CND-001	CHLORIDE PRE-EVAPORATOR CONDENSER	1
840-AGI-001	CHLORIDE PRE-EVAPORATOR CONCENTRATE TANK AGITATOR	1
840-TAK-002	CHLORIDE PRE-EVAPORATOR CONCENTRATE TANK	1
840-SLP-002|102	CHLORIDE PRE-EVAPORATOR CONCENTRATE FEED PUMP	2
840-TAK-003	PRE EVAPORATOR O/H SEPARATOR	1
840-SLP-003|103	CHLORIDE PRE-EVAPORATOR RECIRC. PUMP	1
840-TAK-004	CHLORIDE PRE-EVAPORATOR CONDENSATE TANK	1
840-SLP-004|104	CHLORIDE CONDENSATE PUMP	2
UNIT 850	CHLORIDE SPRAY ROASTING
850-SPR-001	CHLORIDE PYROHYDROLYSIS SPRAY ROASTER	1
850-BUR-001	CHLORIDE PYROHYDROLYSIS SPRAY ROASTER BURNER	1
850-BUR-002	CHLORIDE PYROHYDROLYSIS SPRAY ROASTER BURNER	1
850-BLO-001	PYROHYDROLYSIS BURNER BLOWER	1
850-FIL-001	PYROHYDROLYSIS INLET FILTER	1
850-ROV-001	OXIDE RECOVERY ROTARY VALVE	1
850-FIL-002	OXIDE CONVEYOR INLET FILTER	1
850-PCN-001	OXIDE CONVEYOR PNEUMATIC CONVEYOR	1
850-CYC-001|002 |003|004|005|006|007|008	CHLORIDE PYROHYDROLYSIS CYCLONE	8
850-HTX-001	CHLORIDE PYROHYDROLYSIS WASTE HEAT RECOVERY	1

Source: L3 2026

Area 900 – Sulfate Effluent Treatment

The summarized equipment list for AREA 900 – Sulfate Effluent Treatment is presented as Table 14‑33.

335 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Table 14‑33: Area 900 – Sulfate Effluent Summary Equipment List

EQUIPMENT NUMBER	EQUIPMENT NAME	QTY
UNIT 950	SULFATE EFFLUENT NEUTRALIZATION
950-TAK-001	SULFATE EFFLUENT CaCO3 MIXING TANK	1
950-SLP-001|101	SULFATE EFFLUENT CaCO3 MIXING TANK PUMPS	2
950-LBF-001	SULFATE EFFLUENT WTL RESIDUE LIVE BOTTOM FEEDER	1
950-LBF-002	SULFATE EFFLUENT CaCO3 LIVE BOTTOM FEEDER	1
950-SCC-001	SULFATE EFFLUENT CaCO3 BY-PASS SCREW CONVEYOR	1
950-TAK-002	SULFATE EFFLUENT CaCO3 TANK #2	1
950-TAK-003	SULFATE EFFLUENT CaCO3 TANK #3	1
950-TAK-004	SULFATE EFFLUENT CaCO3 TANK #4	1
950-SLP-004|104	SULFATE EFFLUENT CaCO3 PUMPS	2
950-BIN-001	SULFATE EFFLUENT CaO FEED BIN	1
950-SCC-021	SULFATE EFFLUENT CaO FEED CONVEYOR	1
950-TAK-020	SULFATE EFFLUENT CaO MIXING TANK	1
950-SLP-020|120	SULFATE EFFLUENT CaO MIXING TANK PUMPS	2
950-CLR-020	SULFATE EFFLUENT CaO CLARIFIER	1
950-SLP-022|122	SULFATE EFFLUENT CaO SLURRY PUMPS	2
950-TAK-025	SULFATE EFFLUENT CaO PUMP BOX	1
950-SLP-023|123	SULFATE EFFLUENT CaO TRANSFER PUMPS	2
950-TAK-021	SULFATE EFFLUENT CaCO3 TANK #1	1
950-TAK-022	SULFATE EFFLUENT CaCO3 TANK #2	1
950-TAK-023	SULFATE EFFLUENT CaCO3 TANK #3	1
950-SLP-021|121	SULFATE EFFLUENT CaO PUMPS	2
950-BLF-030	SULFATE EFFLUENT CaO BELT FILTER #1	1
950-SCC-030	SULFATE EFFLUENT CaO BELFILTER #1 SCREW CONVEYOR	1
950-SLP-030|130	SULFATE EFFLUENT CaO FILTRATION TRANSFER PUMPS	2
950-BLF-031	SULFATE EFFLUENT CaO BELT FILTER #2	1
950-SCC-031	SULFATE EFFLUENT CaO BELFILTER #2 SCREW CONVEYOR	1
950-SLP-031|131	SULFATE EFFLUENT CaO FILTRATION TRANSFER PUMPS	2
950-SCC-032	SULFATE EFFLOUENT CaO CAKE SCREW CONVEYOR	1
950-BLF-040	SULFATE EFFLUENT CaO BELT FILTER #3	1
950-SCC-040	SULFATE EFFLUENT CaO BELFILTER #3 SCREW CONVEYOR	1
950-SLP-040|140	SULFATE EFFLUENT CaO FILTRATION TRANSFER PUMPS	2
950-BLF-041	SULFATE EFFLUENT CaO BELT FILTER #4	1
950-SCC-041	SULFATE EFFLUENT CaO BELFILTER #4 SCREW CONVEYOR	1
950-SLP-041|141	SULFATE EFFLUENT CaO FILTRATION TRANSFER PUMPS	2

Source: L3 2026

14.5.3 Pyrometallurgical Plant

Major Equipment Sizing and Cost Basis

Based on the established design criteria and mass balance results, major process equipment and selected minor equipment items were sized for the pyrometallurgical plant. Equipment sizing formed

336 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

the basis for the capital and operating cost estimates presented in this study. Allowances were included for auxiliary systems, minor equipment, and supporting facilities required to provide a complete and operable installation.

The principal equipment items included in the capital cost estimate are listed in Table 14‑34.

Table 14‑34: Pyrometallurgical processing major equipment list.

Induction Furnace preparation Feed area

Equipment Name	Qty	Description/Size/Model
FeNb Off Spec Operations Bin	1	1.37 m dia. x 2.28 m height
Disk Pelletizer	1	2.0m dia.
Rotative calciner	1	1.76m dia. X 3.91m long
FeNb Furnace	1	Electric Arc Furnace, - 6.00m3, 1000kW
FeNb Pelletizing Basin	1	1.5m x 1.5m x 1.5m
Rotary Dryer	1	1.21m dia. x 3.60m length
Slag Jaw Crusher	1
Screening System	1
Cooling Tower	1
Dust Collection	1

Source: MCS 2026

14.6 Power Requirements

14.6.1 Surface Crushing, Ore Storage & Mineral Processing Plant

The power requirements for the comminution circuit were developed based on the process design criteria established for the Project. The primary and ancillary equipment power requirements are summarized in Section 14.5.1, Table 14‑23 and Table 14‑24.

14.6.2 Hydrometallurgical Plant

The total installed power for the Hydrometallurgical process plant including areas 100 through 900 is 18,861 kVA. After applying the power factor and a 92% utilization rate, the installed operating

337 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

power requirement is 17,352 kVA, which gives a total annual electrical energy consumption 149,379 MVAh/y. A summary unit breakdown is shown in Table 14‑35.

Table 14‑35: Installed power breakdown

Processing Unit	Units	Value
Hydrometallurgy	kVA	13,431
Solvent Extraction	kVA	739
Hydrochloric Acid Regen	kVA	4,691
Total	kVA	18,861

Source: L3 2026

14.6.3 Pyrometallurgical Plant

For the Pyrometallurgical process plant, the total installed power is 5,200 kVA (including the furnace). After applying the power factor and a 90% utilization rate, the installed operating power requirement is 3,500 kVA, which gives a total annual electrical energy consumption of 30,724 MVAh/y. The power requirement was estimated based on scoping test work and from calculations from previous FeNb test work (XPS, KPM, and Hazen). Furnace equipment / technology vendors also confirmed the estimated power requirement for the FeNb Furnace, as summarized in Table 14‑36.

Table 14‑36: FeNb Furnace Power Requirements

Furnace Power Parameter	Units	Value
Electrical Power per ton Furnace Feed	kWh/t	334
Furnace Efficiency	%	60
Total Peak Power Input	kW	950
Furnace Design Power	kW	1,000

Source: Tetra Tech, 2017

14.7 Plant Layout

14.7.1 General

The site process facilities include the Mineral Processing Plant, Hydrometallurgical Plant and the Pyrometallurgical Plant (Figure 14‑14). These facilities, as well as other support and Infrastructure facilities, are located west of State Hwy 50, and south of County Road 721.

338 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Source: Dumas 2026

Figure 14‑14: Process Plant Layout

14.7.2 Mineral Processing Plant, Surface Crushing and Ore Storage

339 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

14.7.3 Hydrometallurgical Plant

The Hydromet Plant building is a very large multi-level engineered steel structure with dimensions approximately 550 ft x 200 ft (167.64 m x 60.96 m) with a 100 ft (30.5 m) eave height. The building will house the equipment on two levels for the individual processes required to produce the scandium, rare earth and titanium products along with the niobium intermediate product that is then sent to the pyromet plant. The equipment has been placed to allow for ease of material movement and maintenance access. Some of the equipment, such as the calcinators and kilns, will be located outside on elevated steel support structures adjacent to the building. The electrical room is centrally located on the west side of the building. Personnel areas such as offices, break rooms, maintenance rooms and the Control Room are located near the electrical room. Longitudinally the building is split into three long bays to allow two separate 20-ton bridge cranes to service the east and west sides of the building. The center bay is open for vehicle and maintenance access.

Figure 14‑15: Hydromet Plant

14.7.4 Pyrometallurgical Plant

Figure 14‑16 through Figure 14‑22 depict the pyromet plant. The pyromet building will house most of its equipment within a single building. This building will be an engineered steel structure with dimensions approximately 150 ft x 150 ft (45.7 m x 45.7 m ) with a 75 ft (22.9 m ) eave height. The open floor layout will allow for ease of material movement and maintenance of equipment.

340 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Source: Tetra Tech, 2017

Figure 14‑16: Pyromet Building Southeast View

The bulk furnace feedstock storage and prep areas are located in the southwest quadrant of the building and utilize inclined sidewall conveyors to elevate the feed product into the storage bins.

Source: Tetra Tech, 2017

Figure 14‑17: Bulk Feed and Storage

The furnace feed preparation is performed as a batch process with specified mass measurement of the niobium oxide and other reagents and fluxes done by the load cells fixed on each storage bins.

341 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Each ingredient, weighed accordingly to the recipe, is fed onto the furnace feed conveyor at the exact amount of quantity required for a batch.

Source: Tetra Tech, 2017

Figure 14‑18: FeNb Furnace Feed System

The FeNb furnace, dryer, pelletization basin and product packaging are located on the east side of the building. The electrical room has been located close to the furnace to minimize the length of the high voltage water cooled cables for the furnace.

Source: Tetra Tech, 2017

Figure 14‑19: FeNb Furnace, Pelletization Basin, Dryer and Packaging Equipment

342 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

The personnel spaces such as offices, control room, restrooms and break room are located in the northwest quadrant of the building and utilize a two-level design to minimize the space requirements and to allow better communication.

Source: Tetra Tech, 2017

Figure 14‑20: Office and Control Room

Several small building extensions are included to provide protection for reagent delivery equipment and the slag crusher equipment. A bridge crane shown in yellow below has been provided over the furnace equipment on the east side of the building to assist with maintenance and operation functions.

Source: Tetra Tech, 2017

343 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Figure 14‑21: Pyromet Building Northwest View

The dust collection equipment which includes the baghouse, a fan and a stack is located outside of the building as are the cooling towers, pumps and water storage tanks containment area. All equipment is located close to its functional use point to minimize piping, ducting and energy consumption.

Source: Tetra Tech, 2017

Figure 14‑22: Dust Collection and Cooling Systems

344 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

15 Project Infrastructure

15.1 General Information Site Layout

There are several local communities near the Project site including Elk Creek, Syracuse, Tecumseh and Pawnee City that are capable of providing local housing for the Project construction and operating staff. There are several other communities within driving distance, and the large cities of Lincoln and Omaha are also within reasonable driving distance of the site. Both cities have substantial regional airports.

Presently, the site has no existing infrastructure except for access via the Nebraska state highway 50 and County Road 721 along with two core sheds to support field operations. The Project site will be accessed from County Road 721 through a guarded gatehouse into the Project property.

The site comprises an area of approximately 630 acres. Figure 15‑1 shows the layout. Note that tailings impoundments 5 and 6 are located east and south of the main plant site and are detailed in Section 15.11.

721 ROAD
STATE
HWY 62
HIGHWAY 50
STATE HWY 50
Beethe Life Estate
TOWNSHIP 4 NORTH RANGE 11-EAST SECTION 33
N

1	RAILVEYOR DISCHARGE PILE & PUSHWALL
2	WHEEL LOADER OPERATING SPACE
3	ORE CRUSHING PIT & RAMP
4	CRUSHED ORE BELT CONVEYOR NO.1
5	CRUSHED ORE BIN NO.1
6	CRUSHED ORE SHUTTLE BELT CONVEYOR NO.2
7	CRUSHED ORE BELT CONVEYOR NO.3
8	MINERAL PROCESSING BUILDING
9	WASTE ROCK STOCKPILE & RAILVEYOR DISCHARGE
10	ORE STOCKPILE
11	MINE PORTALS (UNDER CONSTRUCTION)
12	PYROMETALLURGICAL PLANT
13	PROCESS, POTABLE, & FIRE WATER TREATMENT BUILDING
14	HYDROMETALLURGICAL PLANT
15	CALCINER & COOLER SPACE
16	TSF CELL 4
17	REAGENT STORAGE
18	TSF CELL 1
19	TSF CELL 2
20	TSF CELL 3
21	PASTE BACKFILL PLANT
22	TAILINGS STOCKPILE
23	U/G ELECTRICAL SWITCH GEAR/COMPRESSOR FACILITY
24	SEDIMENT POND
25	RCRA WASTE STORAGE
26	WATER TANKS (FIRE, POTABLE) (2X225,000 GAL)
27	CONNECTION TO TECUMSEH CITY WATER
28	MICROGRID (6 ACRES)
29	NATURAL GAS METER / PR / ODORANT & BLOWDOWN STATION
30	PROCESS ANALYSIS BUILDING
31	MINE DRY / U/G CONTROL, OFFICES & FIRST AID
32	CRUSHED ORE BELT CONVEYOR NO. 4
33	NOT USED
34	HCL REGEN TANK FARM
35	MAINTENANCE & WAREHOUSE BUILDING

36	EMPLOYEE PARKING
37	MAIN PDC
38	SEWAGE TREATMENT LAGOONS
39	GATE HOUSE / SCALE HOUSE
40	SURFACE FUEL STATION
41	GEOLOGY BUILDING
42	CORE SHACK (EXISTING)
43	MOBILE EQUIPMENT MAINTENANCE SHOP
44	VISITOR PARKING (FUTURE ADMINISTRATION BUILDING)
45	TRUCK SCALE
46	ADMINISTRATION TRAILERS (FUTURE VISITOR PARKING)
47	MINE WATER HOLDING POND
48	EXPLOSIVE STORAGE AREA
49	PYROMET CONVEYOR
50	(8) TURBO MISTERS
51	NOT USED
52	TOPSOIL STOCKPILE
53	HCL REGEN STRUCTURE
54	PASTE BACKFILL PLANT CONVEYOR
55	RAILVEYOR MAINTENANCE SHOP
56	STORMWATER SEDIMENT POND
57	SURFACE SHOP FOR U/G VEHICLE MAINTENANCE & BATTERY CHARGER/SWAP
58	U/G VENTILATION PLANT FACILITY
59	MAIN ENTRANCE
60	PORTAL SOIL STORAGE (UNDER CONSTRUCTION)
61	TEMP FUEL & PROCESS WATER
62	TEMP OFFICE DRY, MINE RESCUE
63	DIVERSION CHANNEL

GENERAL NOTES

1. PERIMETER FENCE LINE TO EXTEND TO AND ALONG THE SOUTH PROPERTY LINE.

NOT FOR CONSTRUCTION

Source: Dumas 2026

Figure 15‑1: Elk Creek Project Site Plan Layout

345 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

15.2 Electrical Power

15.2.1 Microgrid

The local power utility (Omaha Public Power District) will provide approximately 200 kW of grid power to the site, using an existing connection to a powerline that runs on the east side of Highway 50.

A 6-acre parcel of land on the north side of the Property adjacent to County Road 721 has been set aside to host a third party microgrid to supply the majority of the power during construction and operations. This land area is adequate for the microgrid and will allow the micorogrid operator to access the microgrid directly from County Road 721.

The construction microgrid will consist of 6 x 2.5 MW natural gas fired generators, along the switchgear and transformers to provide power to surface and underground construction. The peak demand during construction is estimated to be 8 MW. The microgrid owner will construct, operate and maintain the microgrid, and the system has been designed with enough redundant generating capacity such that emergency backup generators will not be needed. The construction microgrid will be supplied with gas in two ways: via trucked LNG delivered to a storage and vaporization system located near the microgrid, and through a temporary gas pipeline connected to a distribution line located 5 miles east of the project site. The power demand for operations has been estimated to be 37 MW, and a larger, permanent microgrid will be deployed to service this need. This microgrid will be deployed by the same third party as the construction microgrid and will consist of 20 x 2.5 MW natural gas fired generators. Operation of this large microgrid will require the installation of a larger gas supply line from a local utility. This larger gas line will connect to a main distribution line located approximately 30 miles west of the project site and will be ready for service at the end of the second year of construction. The third-party owner of the microgrid will construct, operate and maintain the system over the life of the operation.

15.2.2 Electrical Power Distribution - Plant and Facilities

The microgrid will feed 13.8 kV power distribution lines for distribution to the surface plant, supporting infrastructure and mine.

15.2.3 Electrical Power Distribution – Underground

Underground electrical power is supplied at 13.8 kV from the Underground Electrical Maintenance Substation and Compressor Facility (Facility 23), which receives power from the main surface electrical distribution system. Redundant feeders routed through both the service and production ramps provide reliable power distribution to underground substations, where voltage is stepped down for mine infrastructure and operational loads. The system has been designed to provide reliable power to critical underground services, including ventilation, dewatering, communications, and refuge stations, while supporting the planned mining equipment and production requirements. As a greenfield project, all underground electrical infrastructure will be newly constructed

15.2.4 Emergency Power Generation

As both the construction and operational microgrids will have built-in redundancy, there will be no need for additional emergency generators at the project site.

346 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

15.3 Control & Communications

15.3.1 Process Control System

Distributed processing will be implemented throughout the processing facilities. The Allen Bradley Control Logix 5000 PLC/PAC family of processors or equivalent will be used. Several networks will be utilized to maintain security, throughput and functionality.

15.3.2 Site Communications

Site communications are handled via phone service, radio communications and email communications. Internet service will be provided through a connection to an existing high speed fiber internet line that runs along the west side of the main property.

15.3.3 Access and Security System

The entire site will be enclosed with a barbed wire fence. Site access will be permitted through a manned security gate for vehicles, or through employee turnstiles operated electronically by card key. A security network will be installed, allowing for control of gate access and security camera control. Locked gates will be located around the facility perimeter to facilitate access for maintenance or areas that are not actively being used to support the project, as well as to provide access over the life of the project for additional construction activities such as those associated with future tailings impoundments.

15.4 Natural Gas

15.4.1 Natural Gas Pipeline to Site

Natural gas will be used throughout the Elk Creek during the construction and operation phases of the project. The initial supply for construction will be from either trucked LNG or from a temporary gas pipeline connected to a gas distribution pipeline located 5 miles east of the project site. As gas demand will be much higher during operations, a larger gas pipeline connected to a gas distribution pipeline located approximately 30 miles west of the facility will be constructed with an in-service date at the end of the second year of construction. The natural gas will be used to generate power using the on-site microgrid and is also essential to provide heat for surface building and the mine along with heat for the numerous high temperature operations contained in the surface production process.

15.4.2 Natural Gas Distribution on Site

Natural gas will be distributed to all on-site facilities utilizing HDPE natural gas distribution pipe. Natural gas piping located inside of facilities will consist predominately of carbon steel pipe. Maximum on-site pipeline distribution pressure will be 100 psi. Natural gas will be used for facility heating, water heating, and for natural gas-fired process equipment.

15.5 Plant Water

15.5.1 Water Treatment Plant

Water used for all on-site for all process needs and activities will be supplied from mine dewatering activities, recycling and from a local water utility (City of Tecumseh). Approximately 1,000 gpm of fresh water is needed to maintain a site water balance, and the supply from the City of Tecumseh will supply 1,500 gpm. Water from the mine and the surface water plant will be treated in a water

347 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

treatment plant, which will produce a clean water stream for re-use in site operations as well as a solid salt that will be sent to the salt impoundment on the north side of the project site.

The Water Treatment System is designed to reduce the hardness, metals, and dissolved solids of the process wastewater, cooling tower blowdown, well/utility and mine water streams. The system consists of precipitation softening, clarification, pH adjustment, multimedia filtration (MMF), and reverse osmosis (RO). Concentrated brine from the RO system will be sent to a thermal evaporator and crystallizer to produce a salt cake for disposal with the distillate being returned and combined with RO permeate for reuse.

The Process Water Treatment System includes the following major equipment units:

(1)
Process Water Influent Equalization Tank
(2)
Softening Reactor
(3)
Clarifiers
(4)
pH Adjustment Reactor
(5)
Multimedia Filters
(6)
Reverse Osmosis Units
(7)
Sludge Holding Tank
(8)
Filter Presses (shared with CTMU system)
(9)
Evaporator/Crystallizer System
(10)
Crystallizer Solids Dewatering System
(11)
Chemical Feed Systems

The following Table 15‑1 was used as the design basis.

Table 15‑1: Design Requirements

Parameter	Quantity (gpm)	Notes
Plant Source Water	1,188	City of Tecumseh supply, mine formation water, water entrained in ore, water in reagents
Pyromet Feed Make-up	10	From RO Units
Hydromet Feed	2,231	Supplied from RO system, fresh water, water in reagents, water entrained in ore
Mine Operations	200	Supplied from fresh water
Cooling Towers	811	Supplied from RO system

Source: NioCorp 2019

The following is a summary description of the Proposed Water Treatment Plant.

348 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

15.5.1.1 Flow Equalization

Process wastewater and underground mine water from NioCorp will be pumped into an equalization tank. Cooling Tower Blow Down (CTBD) will also be added to this tank since it will contain elevated total dissolved solids and hardness. The tank will also receive intermittent return flows from MMF backwash and the sludge dewatering system. The equalization tank will allow for storage during a shutdown and to sustain consistent flow to the system. The combined process wastewater and mine water will be pumped from the equalization tank to the softening reactor at a controlled rate. In the case of a system shutdown, it was assumed there would be enough storage capacity to accommodate reduced or no flow of mine water to the treatment system.

15.5.1.2 Softening Clarification

The combined streams will enter a Turbomix® softening reactor where chemicals will be added for precipitation softening. The advantage of the Turbomix design is that it promotes precipitation/crystallization of the dissolved particles to maximize their size and density. This results in faster settling rates, improved sludge handling characteristics, and improved sludge thickening and dewatering rates. To enhance the crystallization reaction kinetics and to maximize the density of the settled sludge, a portion of the precipitated sludge collected in the downstream clarification process will be recycled back to the Turbomix draft tube. Hydrated lime and soda ash will be fed to the Turbomix based on the flow rate, hardness, and alkalinity of the incoming water. A coagulant also will be added.

TheTurbomix reactor will overflow to two flocculating clarifiers to provide redundancy to allow one unit to be taken down for short durations for maintenance. A polymer will be added to the clarifier center well to promote flocculant growth and improve the settling characteristics of the precipitated solids. A rotating rake assembly including two long rake arms will move the settled solids to a center sludge discharge sump. The clarifier rake drive will be equipped with a high torque alarm and an automatic rake lift to raise the rotating rake mechanism should a torque overload condition occur.

The settled sludge will be withdrawn from the bottom of the clarifiers continuously by underflow pumps. The settled softening sludge is expected to have a solids concentration of close to 10%.

The clarifier effluent will be collected in a launder and will exit the clarifier through a drop box and be conveyed to the pH adjustment reactor tank ahead of the multimedia filters. The pH will be reduced to near neutral. This will allow any residual aluminum to precipitate for subsequent removal in the Multimedia Filter (MMF). An oxidant will also be added to this tank for ammonia removal. Water will be pumped from this tank to the MMF to further reduce the suspended solids prior to RO.

15.5.1.3 Multimedia Filtration

The effluent from the pH Adjustment Reactor (MMF Feedtank) is pumped to the MMF System. The goal of the filtration system is to reduce the inlet suspended solids concentration prior to RO. The vessels contain three separate layers of filtration media and a gravel support bed. The gravel supports the top three active filter layers consisting of anthracite, sand and fine garnet. This layered media profile provides a high sediment holding capacity as compared to conventional dual media/sand filters. The larger incoming particles are trapped on the upper layer of the media allowing the smaller particles to continue through the bed where they are trapped in the lower layers, producing a high-quality effluent. A filter aid will be added to the inlet of the MMF to enhance solids-liquid separation process and achieve deep bed filtration versus conventional surface filtration.

349 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

During operation, the softened water enters the multimedia filter vessel under pressure at the top and is distributed uniformly over the top layer of the media bed. After passing through the media bed, the filtered service water exits the vessel through the under-drain assembly at the bottom. As the water flows through the media bed, the suspended solids and turbidity present in the feed water will be removed. The filter media bed slowly exhausts from top to bottom. When the turbidity and/or the differential pressure from the media bed approaches a predetermined set point, the media bed is exhausted and is subjected to cleaning/backwash cycle.

15.5.1.4 Reverse Osmosis (RO) System

Filtered water from the MMF is collected in the RO Feed Tank and will be pressurized through a single pass RO system for removal of total dissolved solids. A small portion of the filtered water will be utilized for Multimedia Filter backwash purposes.

The RO process separates dissolved contaminants from the feed water by passing through a semipermeable thin film composite membrane. These membranes remove 95 ~ 99% of the dissolved solids present in the feed water and essentially perform a complete removal of all particulate matter.

During operation, the filtered water from the RO feed tank is pumped to the cartridge filter vessels. The water pressure forces the feed water through the filter elements while leaving any residual impurities behind on the filter element surface. The cartridge slowly exhausts, and when they are clogged with impurities, the pressure drop across the cartridge filter system exceeds the desired limit, and the dirty filter elements are taken out of service for replacement. An antiscalant will be added at the RO cartridge filter inlet to prevent any potential scaling issues across the downstream RO system.

The filtered water from the cartridge filter is then pressurized using the RO booster pump and is fed to the first stage membranes in the RO system. The concentrate from the RO system is routed to the RO Reject Tank prior to being discharged. The concentrate will be sent to the evaporation / crystallization process for further concentration. The permeate stream from the system is collected in the RO Product tank where it blends with the distillate from the evaporator and crystallizer and is pumped to the Hydromet process, cooling tower and other water users.

Over a period of time, the RO membrane elements will be subjected to potential fouling by suspended material or sparingly soluble material that may be present in the feed water. Upon an increase of the feed pressure or decline of permeate quantity/quality, the RO system will be taken offline, and the membranes will be cleaned.

15.5.1.5 Sludge Handling

Sludge from the PW will be collected in a sludge storage tank.

Intermittently the sludge from the storage tank will be pumped to the filter presses for dewatering. Pumps are provided to feed the filter presses. Filter press filtrate will flow by gravity to the building sump and then pumped to the Process Water Equalization Tank using sump pumps. The building sump will also receive filter backwash from the MMFs.

15.5.1.6 Evaporation and Crystallization System

Evaporator Brine Flow

350 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

The RO concentrate will be processed through an Evaporator/Crystallizer system to produce a salt cake for disposal. The RO concentrate contains a certain amount of alkalinity. In order to prevent calcium carbonate fouling of the Evaporator heat exchanger, it is important to eliminate all the carbonate alkalinity in the feed stream. This is accomplished in a three-stage process: feed acidification with sulphuric acid, feed preheating and feed deaeration / decarbonation. Feed acidification (via metered sulphuric acid addition) is performed within the Evaporator Feed Tank. The sulphuric acid converts the carbonate and bicarbonate ions to CO2. The CO2 is subsequently stripped out of the feed stream in the Feed Deaerator following heat recovery in the Feed Preheater. Brine from the Evaporator Feed Tank is pumped to the Feed Preheater where the temperature is increased by exchanging heat with the Evaporator and Crystallizer condensate. The feed then enters the Feed Deaerator where vapor and non-condensable gasses (NCGs) vented from the shell side of the Evaporator, heats the feed and allows for the release of CO2 to the atmosphere. The feed then enters the Evaporator.

The purpose of the Evaporator is to remove the majority of the water in the most energy and cost-efficient manner prior to the crystallization system. The feed flow enters the vapour body and is pumped up through the center of the heater via Evaporator Recirculation Pump. The recirculating brine stream is introduced into a vertical heat exchanger tube bundle utilizing a vendor double distributor plate design. The brine falls down the inside of the heater tubes where it is heated by vapors condensing on the outside of the tubes, causing the brine to boil. The concentrated brine gathers in the vapor body below the heater, where it is recirculated again.

Antifoam can be added to the Evaporator on an as needed basis to ensure that no liquid is carried over through the mist eliminators. Caustic is added to the Evaporator to maintain the pH between 8.0 and 8.5 to ensure the system will not be susceptible to corrosion.

The concentrated brine leaves the Evaporator via a purge line off the discharge of the Evaporator Recirculation Pump and is pumped to the Crystallizer Feed Tank for further concentration.

Low-pressure steam is created by the auxiliary boiler. This steam is utilized for start-up purposes and as supplemental heat for the system when required.

Crystallizer Brine Flow

The concentrated brine from the Evaporator is pumped to the Crystallizer Feed Tank. Caustic is again added to the system at the Crystallizer Feed Tank. Caustic is needed at this point to make up for metal hydroxides that precipitate as the brine is concentrated. The target pH in the Crystallizer is 8.0-8.5. The Crystallizer is a forced circulation unit meaning the recirculation pump circulates the concentrated brine through the Crystallizer Heater, where heat is transferred through the tubes. The hydrostatic head from the level in the Crystallizer Vapor Body suppresses boiling in the tubes. This prevents scaling that may occur if dry spots form on the heater tubes (which can be the case if boiling occurs in the tubes).

Brine entering the Crystallizer Vapor Body from the heater flash boils and releases heat in the form of water vapor. The concentrated brine collects in the vapor body and is re-circulated through the heater again. As the evaporation process continues, the concentration of the brine contained in the vapour body increases. As the concentration increases, the solution becomes supersaturated, and salts precipitate from solution resulting in a brine slurry.

Antifoam can be added to the Crystallizer on an as-needed basis to ensure that no liquid is carried over through the mist eliminators into the Crystallizer First Stage Fan during upset conditions.

351 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Slurry from the Crystallizer is removed from the vapor body and is pumped through a recirculation loop to the Crystallizer Centrifuges by the Slurry Pump. The feed flow to each centrifuge is controlled to maintain the proper slurry density, ~25 wt% suspended solids, in the recirculating brine. The slurry is pumped from the vapour body, and a slipstream is diverted to each centrifuge for dewatering while the remaining portion recirculates back to the Crystallizer. This recirculating slurry highway is utilized to maintain a relatively high fluid velocity to avoid any solids settling and plugging in the piping.

The centrifuges process the Crystallizer product slurry. The resultant wet-cake is discharged for on-site disposal. The centrate is sent to the Centrate Tank and returned to the Crystallizer.

Make-up steam can be added as necessary but is normally only needed during start-up. Figure 15‑2 is the block flow diagram of the proposed Process Water Treatment Plant.

POTABLE WATER
SODIUM HYPOCHLORITE
500 GPM
HYDROMET COOLING TOWER
PYROMET COOLING TOWER
GRANULATOR CIRCUIT (CLOSED LOOP)
FURNACE COOLING WATER (CLOSED LOOP)
PYROMET PROCESS
HYDROMET PROCESS
1,475 GPM
ACID PLANT 40 GPM
SULPHURIC ACID SOLUTION
450 GPM
40 GPM
2114 GPM
RO TREATED WATER
POTABLE WELL WATER TANK
CTMU TANK
2375 GPM
POLYMER
PRETREATMENT
CLARIFIERS
LIME
SODIUM HYPOCHLORITE
SODA ASH LIME/FERRIC CHLORIDE
1000 GPM
INFLUENT EQUALIZATION TANK
SOFTENING REACTOR TANK
2504 GPM
THICKENERS
FILTER PRESS
117 GPM
91 GPM
PH REACTOR TANK
96% SULPHURIC ACID
7 GPM
RO FEED TANK
REVERSE OSMOSIS 70% RECOVERY
75%
25%
RO PERMEATE TANK
BRINE EVAPORATOR
CRYSTALLIZER
MF BACKWASH
317 GPM
WATER TREATMENT PLANT BATTERY LIMITS
VEOLIA BATTERY LIMITS
IMPOUNDMENT WATER FROM TAILING (INTERMITTENT)
1000 GPM FROM UNDERGROUND CARBONATITE
BRACKISH WATER HOLDING
MAKEUP POTABLE WATER FROM WELLS
TO UNDERGROUND PROCESS WATER 450 GPM
PRODUCTION SHAFT
SALT CAKE TO LANDFILL (TAILINGS PILE)
FILTER SLUDGE
TO PASTE BACKFILL

NíoCorp
SUPERALLOY MATERIALS

NIOCORP - ELK CREEK RESOURCES
WATER TREATMENT AREA
PLANT WATER BALANCE
BLOCK FLOW DIAGRAM

Source: NioCorp 2019

Figure 15‑2: Process Water Treatment Plant Block Flow Diagram

15.5.2 Process Water

Process water will be produced at the Water Treatment Plant. Plant process water will be required in the Hydromet Plant, Paste Backfill Plant and the Pyromet Plant. Additional treated water will be required for both the Mine, as well as for site potable and fire water systems.

352 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

The vast majority of process water will be required in the Hydromet Plant. The Paste Backfill Plant will utilize RO permeate for backfill, as will the mine for underground operations. The remaining plants identified will require small quantities of make-up water primarily for cooling and chilling purposes.

The overall water balance is shown in Figure 15‑3.

Source: NioCorp 2026

Figure 15‑3: Overall Water Balance

15.5.3 Fire Water

The firewater system will be comprised of two 225,000 gallon insulated fire water tanks and two independent firewater pumps capable of delivering 2,000 gpm for a minimum period of four hours. Both pumps will be powered by the facility microgrid, which has enough redundant generating capacity such that a dedicated emergency generator or diesel-powered pump is not needed. A fire water distribution system will be installed throughout the site. Dry and wet sprinkler systems, hydrants, hose reels and fire extinguishers will be utilized per the design.

All infrastructure facilities on the surface, except for the gate house, will include fire suppression systems. Process building fire suppression systems will include wet sprinklers in all office spaces and control rooms. Dry sprinkler systems will be utilized in the hydrometallurgical buildings within specified high hazard areas. The remaining open process/factory areas of these two process facilities, as well as the open areas of the mineral processing building, will utilize fire hose protection from outside hydrants, as well as interior located fire hose reels. The pyromet operation will have a separate fire protection system appropriate for use with molten metal.

15.5.4 Potable Water

Potable water will be supplied at an operational flow rate of 1500 gpm to dedicated potable water tankage. The supply will be furnished by the City of Tecumseh (1,500 gpm). Potable water will be distributed to all site facilities via a dedicated pumping system with redundancy at 50 psig pressure.

353 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

The nominal flow rate will be 100 gpm for the entire facility, with a peak flow rate of 750 gpm during shower usage at shift change.

15.6 Auxiliary Buildings and Facilities

15.6.1 Mining Infrastructure

The Elk Creek Project includes several purpose-built surface facilities to support underground development and full-production operations. These facilities are strategically located in close proximity to the box-cut area and mine portals for operational efficiency and are illustrated on the General Site Plan (Drawing 4498-G-010).

Mine Dry, Underground Control Centre and First Aid Facility (Facility 31A)

Facility 31A houses the mine dry (change rooms, showers, lockers, and laundry facilities), the Underground Mine Control Centre for monitoring and remote operation of underground systems, the first-aid and emergency-response station, offices, lunchroom, muster room, and medical bay. The facility is located near the mine access box-cut area.

Railveyor Railcar Maintenance Facility (Facility 31B)

Facility 31B provides dedicated maintenance and service for the Railveyor train sets. The building is equipped with an overhead crane and a maintenance track loop that allows complete trains to be moved through the facility for inspection, repair, and component replacement.

Surface Vehicle Maintenance and Battery Charging Facility (Facility 31C)

Facility 31C serves as the surface maintenance shop for mobile equipment and the primary battery charging and swap station for the battery-electric vehicle fleet. The facility is sized to support initial development operations as well as complex repairs that are more efficiently performed on surface.

Mine Ventilation Plant (Facility 31D)

Facility 31D houses the main mine ventilation plant, including fans, heaters, and bulk air coolers. It is located in close proximity to the North Ramp portal. The ventilation plant design and capacity are detailed in Section 13.7.

Compressed Air and Electrical Substation Facility (Facility 23)

Facility 23 combines the surface compressed-air plant with the primary underground electrical distribution substation. It houses the main air compressors, dryers, receivers, and the 13.8 kV switchgear lineup that distributes power to surface facilities and the underground mine via redundant feeders in both the service ramp (Ramp 1) and production ramp (Ramp 2).

All facilities are new construction for this greenfield project and are integrated with the site utilities, stormwater management, and emergency power systems. Detailed general arrangements and elevations are provided in Drawings 4498-G-060 through 4498-G-076 and the associated Basis of Design documents.

The mining infrastructure described supports the full Life-of-Mine production schedule. Final facility layouts, equipment specifications, and architectural details will be completed during detailed engineering.

354 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Source: Dumas 2026

Figure 15‑4: Building 31 A – General Mine Admin, First Aid, Dry, and Underground Central Control

Source: Dumas 2026

Figure 15‑5: Building 31C - Shop and Battery Charging

15.6.2 Supporting Infrastructure

Administration & Service Building

355 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

The Administration Building will consist of modular units or a long-term leased building that will house offices for support staff and site management. Dimensions will be 160 ft x 24 ft.

Maintenance Shop

The Maintenance Shop and the Warehouse will both be located in a single-story, steel-framed structure, 240 ft x 61 ft located centrally within the site. The Maintenance shop will include a wash bay and a Maintenance Shop area. The Warehouse will be the primary hub for receiving all parts and materials for the mine and processing facilities and shipping of all products.

Mobile Maintenance Shop

The Mobile Maintenance Shop will be equipped to service and maintain the surface vehicle fleet. It will consist of a single story, steel framed building measuring 180 ft x 70 ft.

Process Plant and Maintenance Modular Offices

Additional office space for processing area and maintenance personnel will be provided in modular units located in the vicinity of the Hydrometallurgical Building

Assay Laboratory

The Process Analysis Laboratory will be housed in a single story, steel-framed building located near the main processing facilities with dimensions of 80 ft x 48 ft.

Gate House

A Gate House, a portable lease building of 30 ft x 16 ft (9.1m x 4.9 m), will be located at the main site access point. The Gate House will host the security personnel controlling access into the site.

Geology Building

The Geology Building will supplement the existing two core shacks on site and serve as base of operations for the site geology team. It will include areas for drill core logging and processing as well as sample preparation. It will consist of a single story, steel-framed building measuring 100 ft x 40 ft.

Site Drainage

Stormwater will be collected on-site by a stormwater collection system that will consist of a combination of buried HDPE pipe and surface swales and ditches. Surface water from disturbed areas will be collected in a stormwater retention basin prior to its release into the local stream.

Stormwater that is collected from areas of potential contamination from hazardous material from process areas will be collected separately from other surface water sources and analyzed prior to discharge to the stormwater collection system. The fuel island, as well as the retention pond pipe inlet, will include oily water separators to ensure any petroleum that is in the surface water is not discharged to local waters and is collected for off-site disposal.

Sanitary Wastewater System

Sanitary wastewater will be collected in an underground PVC SR35 sewer piping network combining manholes and sewage lift stations. The system is designed for a peak flow rate of 750 gpm during peak shower usage and 27,300 gpd daily nominal volume. The sanitary wastewater will be routed to a sewage treated lagoon. The lagoon area will also include two buildings – the Aeration Blower shack (30 ft x 20 ft) and the NitrOx Blower shack (30’x20’). Treated water will be discharged to Elk Creek.

356 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

First Aid Facilities

The Administration building, as well as the Mine Change building, will each have a first aid station for treatable on-site injuries. There will be an on-site emergency mine rescue vehicle and a rescue trailer.

Laydown Area / Cold Storage

During normal operation of the mine and processing facilities, there will be minimal need for laydown areas or additional, covered or enclosed storage. The spacing between buildings as well as the area for future tailings storage facilities has been chosen to provide adequate clearances for construction, and space for staging equipment and replacement parts for maintenance and plant turnarounds.

Reagent Storage

Reagents will be used in the Hydromet, Pyromet, Acid Plant, HCI Regeneration Plant and the Paste Backfill Plant. Liquid reagents will be stored in the reagent or raw material tank farm located adjacent to the Hydromet Plant. The tank farm will include truck unloading stations and transfer pumps to transfer reagent to their required process. All tanks of specific reagents will be isolated from other reagents and located within their own diked containment areas.

Products Storage, Packaging, Shipping

Process facilities will also store reagent tanks, bunkers, bins and silos. Additional plant reagents will be stored in the process buildings.

Packaging of the products will take place at the outlet of the respective final processing equipment, as a continuation of the process flow. Packaged products that won’t be immediately shipped to customers will be stored in the on-site warehouse.

The anticipated production rates of niobium and titanium products will warrant multiple shipments per week of each product via over-the-road vehicles. The anticipated production rate of scandium and rare earth products will yield much smaller volumes. Frequency of shipments of scandium and rare earth products will be less frequent, and the small volume of these containers will be stored inside the Maintenance / Warehouse Building until shipment.

The types and locations of loading and unloading facilities will be specific to the material or products being received and shipped.

Waste Storage

This storage area will include a concreted diked containment area for the storage of wastes, including any hazardous wastes generated at the facility prior to offsite disposal. The storage area will include a perimeter fence and a locked access gate.

Truck Scale

A truck scale will be located near the primary site access.

Fuel Storage - Surface Fuel Station

Fueling facility for surface vehicles will be provided.

357 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

15.7 Roads

15.7.1 Main Access Road to Site

The primary access to the site will be from County Road 721. Access into the site will be controlled by security personnel stationed at the Guard Gate. The site access road will provide access to the mine, the administration building, reagent / supply unloading areas and all other locations at the main project site.

15.7.2 Secondary Site Access Roads

A second, emergency access to the site will be connecting to Nebraska State Route 50 approximately 0.75 miles south of the main access road. The secondary access will be used to access the core shed, geology building, mine, stormwater infrastructure and the sewage lagoon.

15.7.3 Secondary Site Roads

Secondary roads on site include access roads connecting the plant site to the tailings storge facilities and light vehicle access roads connecting infrastructure throughout the site. Light vehicles include light-duty pickups and service vehicles supporting infrastructure.

15.8 Carbonatite Rock Stockpile

The Carbonatite Stockpile has been designed to store approximately 1.4 million tons (Mtons) of Carbonatite and will be developed using a sequential approach involving site preparation, drainage collection system installation, waste rock material placement, and construction of the adjacent collection pond. The final Stockpile configuration is planned to have a maximum stack height of approximately 110 feet and an overall slope of 2.5H:1V (horizontal: vertical) (Figure 15‑6).

Tierra Group/BBA classified the Stockpile in accordance with the industry-accepted guidelines (Hawley and Cunning, 2017) for mine waste dumps and stockpiles. Based on site conditions (regional settings, foundation, and material quality) and design performance (geometry, physical stability, construction, and stability performance), the Stockpile was classified as a moderate (waste hazard class III) hazard. This classification process allows assignment of geotechnical design criteria for the facility based on potential consequences and does not reflect probability of failure.

The design basis was also defined in accordance with the Nebraska Administrative Code (NAC) Title 132 – Integrated Solid Waste Management Regulations. Where appropriate, additional design criteria were included based on professional judgment, standard engineering practices, and site-specific conditions.

358 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

CELL 1
(IN PROGRESS)
PROCESSING PLANT
PERIMETER ACCESS
CROSSING STRUCTURE BY OTHERS (SEE NOTE 4)
PERMANENT PORTAL EXCAVATION
U.S.ROUTE 50
CELL 3
(IN PROGRESS)
CARBONATITE STOCKPILE
CHANNEL 30
EXISTING BUILDINGS - DO NOT DISTURB AREA
TOPSOIL STOCKPILE (BY OTHERS)
STORMWATER POND
STOCKPILE POND
FOR REVIEW
CELL 4
(IN PROGRESS)
EXISTING CULVERT
ELK CREEK
CHANNEL 64
14637500.0N
14636875.0N
14636250.0N
2424375.0E
2425000.0E
2425625.0E
2426250.0E
2426875.0E

Source: Tierra Group/BBA 2026

Figure 15‑6: Carbonatite Stockpile Layout

Given the current understanding of the characteristics of the stockpile material, it is reasonable to anticipate potential for constituents of concern in the material to have the potential to mobilize due to interaction with precipitation over the life of the project and in closure. Therefore, the containment design for the stockpile includes a composite liner system comprising (from bottom to top):

•
Prepared subgrade constructed by moisture conditioning and compacting native or fill materials to obtain a minimum Standard Proctor (ASTM D-698) density of 95%;
•
Geosynthetic Clay Liner (GCL);
•
60-mil (1.5mm) Linear Low Density Poly-Ethylene (LLDPE) double-sided textured geomembrane; and
•
A minimum 2-foot thick crushed, clean, and free-draining gravel fill placed in a single uncompacted lift above the geomembrane to provide drainage and protect the geomembrane during stockpile material placement.

359 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

The GCL is equivalent or better than the prescribed low permeability soil liner and achieves a better degree of engineering control.

15.9 Surface Water Management for TSF and Temporary Stockpile Areas

15.9.1 Stockpile

The stockpile’s water management strategy separates non-contact and contact water. Non-contact water (surface runoff) will be diverted through diversion ditches outside the stockpile, while contact water will be conveyed through the drainage collection channel and stored in the Collection Pond. The collection pond is designed to contain the 100-year, 24-hour storm event.

The drainage collection system was designed to limit hydraulic head on the geomembrane and consists of primary pipes (250 mm, 10 inches), secondary pipes (150 mm, 6 inches), and tertiary pipes (100 mm, 4 inches) installed above the geomembrane within the drain fill (clean gravel). Tertiary pipes will convey flows to secondary pipes, which then convey flows to primary pipes, leading to the lined collection pond. The corrugated and perforated pipes collect infiltrated water for conveyance by gravity to the collection pond.

15.9.2 Tailings Storage Facility (“TSF”)

The surface water management plan aims to deliver technically and environmentally efficient water management infrastructure. The primary water management plan goals include:

•
Keep non-contact water separate from contact water by diverting runoff from undisturbed basins whenever possible and controlling the discharge to the natural drainage ways;
•
Categorize the contact water sources and manage them accordingly; and
•
Apply sedimentation and erosion best management practices (BMPs) when applicable.

The TSF internal water management is based on the low free water content of the tailings paste, which is expected to “bleed” only minimal water once deposited. Within the facility, each cell is designed with adequate freeboard to safely contain direct precipitation and stormwater runoff without the need for operational discharge. Any accumulated water will be pumped to the site water treatment system for recycling and reuse. The operational criteria for the TSF cells include provision for storage of extreme rainfall events without overflow through the spillway during normal operational conditions. However, during final cell filling and grading to achieve closure configuration, the spillway will act as an emergency outlet to prevent overtopping of the embankments and will become the primary outlet for post-closure surface water flows.

The water management strategy consists of capturing, collecting, conveying, and diverting surface runoff within the TSF area (TSF West Cells and TSF East Cells). Table 15‑2 summarizes the surface water management infrastructure within the TSF area, while Figure 15‑7 and Figure 15‑8 illustrate the conceptual water management system

Table 15‑2: TSF Infrastructure Description

Infrastructure	Description
Non-Contact Water Diversion

The non-contact water diversion channel will convey runoff from undisturbed watershed basins surrounding the facility and safely divert it to natural drainage channels. The TSF diversion channel has been designed for this purpose. The channel is designed for the

360 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Infrastructure	Description
100-year return-period storm event, while incorporating a configuration that facilitates future upgrading to accommodate the 500-year return-period closure design event.
Stormwater Pond (West Cells)

This structure was designed to collect and store surface water runoff generated from the box cut disturbance area and the watershed basin located immediately upstream of the stormwater pond. The pond has been designed to provide storage for the 10-year return-period storm event, while the spillway has been sized to convey flows associated with the 100-year return-period storm event.

Stormwater Pond (East Cells)
Contact Water Diversions

Contact water diversion systems will collect and convey contact water generated on the dam embankment slopes through drainage ditches to check dams. Runoff discharged from the check dams may be safely released to the natural drainage system. The drainage ditches have been designed to convey runoff from the 100‑year return-period storm event.

Culverts

Culvert structures will be provided at road crossings, as required. The culverts will be designed to safely convey flows associated with the 100-year return-period storm event while maintaining sufficient freeboard to prevent roadway overtopping and ensure safe operation of the access roads.

Spillways

Post-closure spillways are inclined open-channel structures constructed along the dam slopes to provide a safe conveyance path for runoff generated during extreme hydrological events. The spillways associated with TSF Cells 2, 3, and 4 discharge into the TSF diversion channel, while those associated with TSF Cells 1, 5, and 6 discharge directly to the natural drainage system. The spillways have been designed to convey runoff generated by the Probable Maximum Precipitation (PMP).

Underdrain

A subdrain system is designed within the former natural drainage channel underlying TSF Cells 3 and 4 to intercept and safely convey any incident groundwater or subsurface flow that may occur beneath the foundations of these facilities.

Leak Detection Sump

The Leak Detection Sump is designed to collect any potential leakage that may migrate through the primary TSF liner. Water collected within the Leak Detection Sumps will be conveyed and removed by a dedicated pumping system for appropriate management.

Tailings Deposition and Excess Water Reclaim Systems (by others)	Tailings paste pumped in pipelines and deposited into the TSF cells at points along the embankment crest. Excess fluid pumped from the tailings cells for use in the process plant.

Source: Tierra Group/BBA 2026

361 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

N
DIVERSION DITCH SYSYEM
SALT CELL
TSF CELL 02
PROCESSING PLANT
DIVERSION DITCH SYSTEM
TSF CELL 01
SPILLWAY
LDS 01
DIVERSION DITCH SYSTEM
SPILLWAY
LDS 02
SPILLWAY
TSF CELL 03
LDS 03
DIVERSION DITCH SYSTEM
CARBONITATE STOCKPILE
PERMANENT PORTAL EXCAVATION
DIVERSION CHANNEL
SPILLWAY
TSF CELL 04
POND
STORMWATER POND
UNDERDRAIN SYSTEM
CHANNEL 64
LDS 04
DIVERSION DITCH SYSYEM
ELK CREEK

Source: Tierra Group/BBA 2026

Figure 15‑7: TSF West Cells Water Management

N
ELK CREEK
EXISTING DRAINAGE
STORMWATER
TSF05
WEST
STORMWATER
TSF05
EAST
STORMWATER
TSF06
EXISTING DRAINAGE
LDS
05
SPILLWAY
LDS
06
SPILLWAY
DIVERSION DITCH SYSTEM
TSF
CELL 05
TSF
CELL 06
DIVERSION DITCH SYSTEM

Source: Tierra Group/BBA 2026

Figure 15‑8: TSF East Cells Water Management

362 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

15.10 Tailings Surface Logistics

The tailings will be transported by conveyor from the Hydromet building to the paste plant area. When the paste plant is running, all of the tailings will be introduced into the paste production process and either pumped underground as structural backfill or pumped to one of the six surface TSFs. The paste plant will be equipped with a concrete containment equipped with a discharge conveyor, to allow for stockpiling of tailings during periods where the paste plant is not operating. A hopper and transfer conveyor will allow the reintroduction of stockpiled tailings back into the paste production process using a wheel loader. Slag will be transported from the Pyromet building by truck or skid loader to the concrete containment adjacent to the paste plant

15.11 Tailings Storage and Associated Facilities

15.11.1 Overview and Capacity

The Tailings Storage Facility (“TSF”) consists of six discrete cells that will be developed in phases over the life of the project. The cells have varying storage capacities based on site conditions and facility geometry, providing a flexible and scalable approach to tailings management. This phased configuration allows storage capacity to be expanded as operational requirements evolve while optimizing construction sequencing and facility utilization. Table 15‑3 summarizes the TSF capacity and lifespan by cell, and Figure 15‑9 presents the facility arrangement. The design will accommodate the anticipated tailings and waste scheduled for disposal in the TSF. Based on the current mine plan, the tailings production rate of 2,290 tonnes per day will be split with approximately 78% delivered to the TSF at 60% solids content and 2% binder (by weight), with the remainder of the tailings utilized for mine backfill. Combined with approximately 4.09 million tonnes (Mt) of mine waste scheduled to the TSF, the total required capacity over the LOM is approximately 31 Mt. The lifespan of each cell ranges from 3 years to over 10 years. Some additional capacity is available in Cell 6 beyond the currently defined LOM.

Table 15‑3: TSF Capacity Summary

Cell	Storage Volume (m3) [1]	Cumulative Volume (m3)	Cumulative Tonnage [2]	Cell Lifespan
1	1,024,431	1,024,431	1,577,624	3 years
2	4,044,039	5,068,470	7,805,444	6 years & 2 months
3	3,604,375	8,672,845	13,356,181	7 years & 4 months
4	4,246,850	12,919,695	19,896,330	8 years & 10 months
5	5,042,938	17,962,633	27,662,455	10 years & 8 months
6	3,911,341	21,873,974	33,685,920	6 years [3]

Source: Tierra Group/BBA 2026

Notes:

[1] Storage volume considering a 3-foot freeboard.
[2] Based on in-place tailings density of 1.54 t/m3 (T Engineering, 2026).
[3] Cell 6 has more capacity than required for the LOM.

363 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

SALT CELL
PROCESSING PLANT (BY OTHERS)
CELL 2
LEAK DETECTION SUMP
ACCESS RAMP 2 - 1
ACCESS RAMP 1
CELL 1
CHANNEL 30
CELL 3
ACCESS RAMP 2 - 2
ACCESS RAMP 3 - 1
PERMANENT PORTAL EXCAVATION (BY OTHERS)
STOCKPILE CARBONATITE
STOCKPILE (BY OTHERS)
CELL 4
ACCESS RAMP 3 - 2
LEAK DETECTION SUMP
EXISTING BUILDINGS - DO NOT DISTURB AREA
STORMWATER POND
TOPSOIL STOCKPILE (BY OTHERS)
STOCKPILE POND
CHANNEL 84
ACCESS RAMP 4 - 1
721 ROAD
PROPERTY BOUNDARY (SEE NOTE 6)
ELK CREEK
TSF EAST CELLS (SEE DRAWING 19)
STORMWATER POND 5 WEST
STORMWATER POND 5 EAST
720 ROAD
STORMWATER POND 6
ACCESS RAMP 5 - 1
ACCESS RAMP 6 - 1
ACCESS RAMP 5 - 2
CELL 5
CELL 6
U.S. ROUTE 50
TOPOGRAPHY LIMIT PROVIDED BY THE CLIENT
620 AVENUE
INTERNAL REVIEW

Source: Tierra Group/BBA 2026

Figure 15‑9: TSF General Arrangement

15.11.2 Design Basis

Design criteria for the TSF was assigned in compliance with Nebraska Administrative Code (“NAC”) Title 132 Integrated Solid Waste Management Regulations (NDEQ, 2016) and Title 458 Rules for the Safety of Dams and Reservoirs, overseen by the Department of Environment and Energy (“NDEE”) and the Nebraska Department of Natural Resources (NDNR), respectively. Internationally recognized guidance for tailings facilities and dams was also utilized, as appropriate (ICOLD, 2025) and (GISTM, 2020).

15.11.3 Embankment Configuration

The TSF embankment will be constructed of compacted glacial till derived from required site excavations and is designed to provide stable, long-term containment of tailings during operations, closure, and post-closure. Embankment heights range from approximately 55 to 87 ft (downstream toe to crest), depending on site topography and storage requirements. The embankments include a 30-foot-wide crest, upstream slopes of 2.5H:1V (horizontal: vertical), and downstream slopes of 3H:1V to promote stability and facilitate construction. Compacted glacial till will be used due to its low permeability, adequate shear strength, and local availability. Placement and compaction of engineered fills will be verified through quality assurance and quality control programs to ensure compliance with design requirements and long-term performance objectives.

364 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

15.11.4 Liner System

The TSF liner is a composite containment system designed to control seepage, provide redundant containment with provision for leak detection and collection to limit hydraulic head on the liner. The system incorporates multiple engineered layers that work together to protect groundwater and maintain the facility’s long-term environmental performance.

The liner system consists of the following components (from the top down):

•
Primary liner: A 60-mil (1.5-millimeter [mm]) double-sided textured high-density polyethylene (HDPE) geomembrane that serves as the primary seepage barrier;
•
Geocomposite drainage layer: Drainage and leak-detection layer between the primary and secondary liners designed to collect and convey potential seepage for monitoring and management.
•
Secondary liner: A 60-mil (1.5-mm) double-sided textured HDPE geomembrane that provides redundant containment beneath the primary liner;
•
Geosynthetic clay liner (GCL) A low-permeability, bentonite-based barrier to enhance seepage control and containment performance; and
•
Prepared subgrade.

15.11.5 Instrumentation

The TSF instrumentation and monitoring program is designed to evaluate embankment performance, monitor seepage conditions, and verify that the facility is performing in accordance with design expectations throughout construction, operation, and closure. Instrumentation provides critical data on pore water pressures, groundwater conditions, deformation, and settlement, supporting ongoing performance assessment and informed operational decision-making:

•
Vibrating wire piezometers monitor pore water pressures within the embankment and foundation to assess seepage conditions and embankment performance;
•
Open standpipe piezometers measure groundwater and phreatic surface elevations to support seepage monitoring and verification of drainage performance;
•
Dataloggers automatically collect, store, and transmit instrumentation data, enabling continuous monitoring and trend evaluation;
•
Survey monuments provide reference points for monitoring embankment movement, deformation, and long-term stability;
•
Inclinometers measure lateral displacement within the embankment and foundation materials to detect potential instability or ground movement; and
•
Settlement plates monitor vertical settlement of embankment and foundation materials during construction and operation.

15.11.6 Conceptual Closure

The conceptual closure plan for the TSF includes progressive closure of individual TSF cells as they reach final capacity, providing for phased reclamation rather than end-of-life closure of the facility as

365 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

a whole. Each completed cell would be regraded to promote positive drainage toward the outer slopes and designated spillway, consistent with the overall closure landform objectives. A composite closure cover system is proposed as part of this conceptual approach, beginning with installation of a geomembrane liner across the surface of each closed cell. The liner would be overlain by approximately 36 inches of engineered overliner material to provide protection and long-term stability. A final cover system consisting of 12 inches of cover material and 12 inches of growth media would then be placed over the TSF surface and embankment areas to support vegetation establishment and long-term erosion control. This multilayer system, applied in a progressive, cell-by-cell manner, is intended to enhance geotechnical stability, minimize infiltration, and promote long-term environmental closure performance while enabling reclamation activities to advance concurrently with ongoing TSF operations. A complete description of the closure and reclamation approach is provided in Section 17.5.

15.12 Salt Management Cells

The Mine Water Holding Pond and Wastewater Treatment Solids Impoundment (hereafter referred to as ‘salt cell’, as the primary solids from wastewater treatment will be residual salt from the hydrometallurgical operation) will be a surface impoundment located in the northern portion of the site. The salt cell is designed to hold brackish water from the mine during construction as well as salt cake (and other waste solids) from the process wastewater treatment system during normal mine operation.

15.12.1 Mine Water Holding Function

Formation water during construction is expected to be brackish and unsuitable for direct discharge from the site. During normal operation, this formation water will be sent to the process water treatment plant and reused in the process. During construction and before the surface plant is complete, this water will be sent to the salt cell for storage until it can be treated. Treatment in this instance will be through the use of turbomisters, spray evaporators that will maintain a manageable level in the pond through forced evaporation of the unwanted excess water. The remaining salt ‘brine’ will remain in the salt cell, which will then act as the final disposal location for this material.

Potential formation water flow is expected between 100 - 400 gpm, with 400 gpm the average value during operation. The turbomisters have a capacity of 57 GPM and there will be eight (8) turbomisters as part of the assembly. The pond itself is designed to act as a surge basin for episodes of high flow or rain events for mine dewatering.

The quality of the brackish water from the formation is shown in Table 15‑4:

Table 15‑4: Expected Quality of Formation Water to WWT

Parameters	Units	Mine	Parameters	Units	Mine
Flow	gpm	1000	Ni	mg/L	0
Ca	mg/L	522	Se	mg/L	0.024
Mg	mg/L	128	Ag	mg/L	0
Na	mg/L	5998	Tl	mg/L	0
K	mg/L	79	V	mg/L	0
Al	mg/L	0.8	U	mg/L	0.001
Ba	mg/L	0.14	Zn	mg/L	0.01
Sr	mg/L	41	SO4	mg/L	1260
NH3	mg/L	1.8	Cl	mg/L	9580
Fe	mg/L	6.2	PO4	mg/L	1.13

366 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Parameters	Units	Mine	Parameters	Units	Mine
Mn	mg/L	0.33	NO3	mg/L	0
As	mg/L	0.012	SiO2	mg/L	23
Be	mg/L	0	B	mg/L	3.15
Cd	mg/L	0	Total Alkalinity	mg/L	230
Cr	mg/L	0	Total Hardness Calc	mg/L	1830
Co	mg/L	0	TOC	mg/L	4.4
Cu	mg/L	0.02	pH	SU	7.85
Pb	mg/L	0	Temp	F	70
Li	mg/L	1.25	TDS	mg/L	17926
Hg	mg/L	0	Cond	us/cm	26755
Mo	mg/L	0

Source: (Veolia Water Technologies, Inc., 2019)

15.12.2 Wastewater Treatment Solids Disposal

Once the process wastewater treatment plant is operational it will receive the mine water (instead of the salt cell/mine water holding pond). It will then be treated and reused in the hydrometallurgical operation. The wastewater treatment plant is designed to recover all available water from the process and the mine dewatering. It will send all recoverable water back into the hydrometallurgical process and pull out all the solids from the wastewater. These solids will be sent to the salt cell for disposal. The only water sent to the salt cell will be in the form of bound water, either entrained within the solid matrix or existing as hydrates in the salt cake (where the additional energy expenditure to drive off the bound moisture would be inefficient).

These solids will primarily be salts (and a large portion of these will be chloride salts). The expected flows to the salt cell of the primary constituents from the wastewater treatment is shown below in Table 15‑5. Note there may be traces of other salts – chlorides, carbonates, and sulfates – as well as residual tailing material from the hydrometallurgical process. However, no hazardous constituents will be sent to the salt cell based on generator knowledge.

Table 15‑5: Primary Expected Solid Flows to Salt Cell from Process Water Treatment

Component	Flow (kg/hr)
Calcium Chloride	2130
Potassium Chloride	1499
Sodium Chloride	736
Calcium Sulfate	345
Magnesium Chloride	45

Source: Tetra Tech 2026

Based on the volume of the cell of 16 MM c.f. and the flows shown above, it will take approximately 15 years to meet the nominal storage capacity of the salt cell (with a 15% safety factor). To ensure the salt cell is not filled to capacity, part of the operational strategy of the plant will be to find avenues to reduce and reuse the salt from the wastewater treatment process. In addition, contracts will be set up with local landfills to accept a portion of this waste as needed.

Because the salt cell will be used as a temporary storage pond for mine dewatering activities and will contain sludge from wastewater treatment (the saltcake), it meets the definition of a wastewater

367 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

works and will need to have a synthetic liner per Nebraska Title 123, ‘Rules and Regulations for the Design, Operation, and Maintenance of Wastewater Works’. The construction and materials of the pond will meet these regulatory criteria.

15.13 Paste Backfill System and Underground Distribution

15.13.1 Paste Backfill Plant

The Elk Creek Paste Backfill System will receive the full stream of process waste produced by the Hydrometallurgical Plant to produce backfill for both underground backfilling and surface storage at the TSF. Approximately 22% of process waste by mass of the ore mined will be returned underground as paste backfill. The remaining process waste will be directed to the TSF as paste backfill. In terms of annual quantities, the Paste Backfill System will accept approximately 950,000 tons of process waste per year to produce an average of 1,120 yd3/d of paste backfill to underground and 2,475 yd3/d of paste backfill to the TSF.

The Paste Backfill System will consist of the Paste Backfill Plant with the adjacent Surge Storage Facility (SSF) for process waste storage, and a Paste Distribution System (PDS) to deliver paste backfill to either the TSF on surface or mine workings underground.

The process waste will be delivered to the Paste Backfill System via a belt conveyor. A system of belt conveyors will direct the process waste to the Paste Backfill Plant during paste backfill production, or to the SSF when paste backfill is not being produced.

The Paste Backfill Plant will blend the process waste from the Hydrometallurgical Plant with binder and water to produce paste backfill. The paste mix design will vary depending on the intended use, with the primary variable being the binder content. Based on laboratory test work and hydraulic modelling, paste backfill delivered to the TSF and to UG stopes will have a solids content of 60%, with binder contents of 2% and 20%, respectively.

15.13.1.1 Basis of Design

All process waste from the Hydrometallurgical Plant will be converted to paste, whether for UG All process waste from the Hydrometallurgical Plant will be converted to paste, whether for UG backfilling or deposition at the TSF. As such, the Paste Backfill Plant will be a critical and non-circumventable component of managing process waste.

Since the Hydrometallurgical Plant will operate continuously, the Paste Backfill Plant must also be designed for continuous operation and be capable of producing paste at a rate consistent with the Hydrometallurgical Plant’s production of process waste. Therefore, the Paste Backfill Plant is designed with adequate redundancy. This will allow the system to have a high rate of availability (85%).

The Paste Backfill Plant must be able to store surplus process waste during operational interruptions at the Paste Backfill Plant. The SSF will allow temporary decoupling of the Paste Backfill Plant from the Hydrometallurgical Plant. The SSF may also provide additional feed material to the Paste Backfill Plant during periods of higher-than-normal UG paste backfill demand. The SSF will be designed to store an amount of material equivalent to 24 hours of process waste output from the Hydrometallurgical Plant, approximately 2,600 yd³.

368 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

The Paste Backfill Plant will be located near the Hydrometallurgical Plant to minimize the conveyance distance of process waste. This location is also roughly in the center of the mine and TSF cells, reducing the maximum lengths of the PDS.

15.13.1.2 Key Design Parameters

A summary of key design parameters used for the design of the Paste Backfill System is detailed in Table 15‑6 below.

Table 15‑6: Paste Backfill System Key Design Parameters

Description	Value	Unit
Average Annual Ore Production	1,171,756	st/yr
Average Daily Ore Production	3,210	st/d
Average Annual Mined Voids	454,363	yd3/yr
Average Annual Paste Demand	408,927	yd3/yr
Average Daily Paste Demand	1,120	yd3/d
Replacement Ratio	22.1%	-
Hourly Process Waste Streams Production Rate	108.4	stph
Ratio of Carbonates to Process Waste	51%	wt%
Ratio of Iron Oxides to Process Waste	18%	wt%
Ratio of Leach Residue to Process Waste	31%	wt%
Average Ore SG	3.06	-
Carbonates SG	1.91	-
Iron Oxides SG	4.52	-
Leach Residue SG	2.81	-
Combined Tailings SG	2.40	-
Combined Process Waste Solids Content	83%	wt%
Paste Backfill Solids Content	60%	wt%
UG Paste Backfill UCS Requirement	58.0	psi
UG Paste Backfill Binder Content	20%	wt% (solids)
TSF Paste Backfill Binder Content	2%	wt% (solids)

Source: T Engineering 2026

15.13.1.3 Process Description

The Paste Backfill Plant will receive a combined stream of process waste from the Hydrometallurgical Plant, including carbonates, iron oxides, and leach residue, with the combined material containing
369 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

approximately 83% solids by weight. The process waste will be mixed with binder and water to produce a homogeneous, non-segregating paste at 60% solids that can be pumped to UG or the TSF.

At the Paste Backfill Plant, process waste from the Hydrometallurgical Plant will be discharged to a live-bottom feeder equipped with a hopper, steadily feeding onto a two-way belt conveyor. The two-way belt conveyor will direct process waste to either the Paste Backfill Plant or to the SSF.

A front-end loader will manage material within the SSF. When the material is reclaimed for paste production, the front-end loader will feed process waste to a live-bottom feeder equipped with a hopper, with process waste discharging onto the incline conveyor that feeds the paste plant. This reclaim conveyor will be equipped with a belt scale to measure and monitor the rate of process waste added to the paste mixer. The primary incline conveyor that feeds the Paste Backfill Plant will also be equipped with a belt scale to measure the total feed to the plant.

The binder system of the Paste Backfill Plant will consist of two binder storage silos, one dedicated to GU cement and another to fly ash. These silos will be loaded by cement trucks equipped with onboard blowers. At the base of each silo, the binder will be fluidized by air and discharged through a rotary valve. A mass flow meter will measure the binder feed rate to adjust the flow rate through the rotary valve. Both storage silos will supply binder to a shared day-use binder silo through pneumatic conveying, wherein the binder types will mix. The day-use binder silo will dispense binder via a rotary valve and will be equipped with a mass flow meter, allowing binder addition based on the binder requirements in the selected paste mix design. A two-way screw conveyor will direct the binder to one of two paste mixers.

In the Paste Backfill Plant, the process waste will be mixed with binder and water in a continuous twin-shaft-type mixer. The rate of water added to the mixer will be based on the power drawn by the paste mixer. This control will maintain the flow properties of the paste. The paste mixer will discharge paste through a hatch to connect to a paste hopper below, with each hopper connected to a piston-type paste pump. The paste pumps will pump the paste backfill to the TSF or UG via the Paste Distribution System.

Because the Paste Backfill Plant is an independent structure, it will have its own clean water, compressed air, and wastewater collection system.

The Paste Backfill Plant will have a clean water system that is supplied by the site’s clean water source and stored in a clean water tank. This water will be distributed to high-pressure washers, the Paste Distribution System for flushing, and to the paste mixers.

A compressed air system will be included to supply both plant air and instrument air. The instrument air will have a dedicated receiver that serves sensitive components, such as valve actuators, dust collectors, and the binder fluidizer.

An agitated wastewater tank will collect wastewater from the sumps. Under emergency conditions, the sumps may also receive paste discharge from the paste mixers and hoppers. Wastewater may be used as trim water for paste production, but will otherwise be sent to the mine’s water management system.

The process flow diagram for the Paste Backfill Plant is provided in Figure 15‑10 and Figure 15‑11.

370 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

FLY ASH
FROM FLY ASH SUPPLY
FLY ASH TRUCK
(NOTE 1)
GU
FROM GU SUPPLY
GU TRUCK
(NOTE 1)
MIXED WASTE
FROM HYDROMET. PLANT
OTHERS
T ENG.
HYDROMET. BELT CONVEYOR
100
1000-HOP-001
HOPPER
1000-FDR-001
LIVE BOTTOM FEEDER
1000-HOP-002
HOPPER
1000-FDR-002
LIVE BOTTOM FEEDER
1000-BCR-003
INCLINE CONVEYOR
110
1000-BCR-001
TWO-WAY BELT CONVEYOR
105
1000-BWR-002
BELT SCALE
1000-BCR-004
INCLINE CONVEYOR
1000-BWR-001
BELT SCALE
120
1000-BCR-002
INCLINE CONVEYOR
1000-STP-001
SURGE STORAGE
FACILITY
FRONT-END LOADER
115
TO
ATMOSPHERE
1000-BGH-004
DUST COLLECTOR
1000-CHU-001
DIVERTER CHUTE
125
130
TO
ATMOSPHERE
1000-BGH-001
DUST COLLECTOR
1000-SIL-001
GU SILO
TO
ATMOSPHERE
1000-BGH-002
DUST COLLECTOR
1000-SIL-002
FLY ASH SILO
1000-ROV-001
ROTARY VALVE
TO
ATMOSPHERE
1000-FIT-002
MASS FLOW METER
1000-ROV-002
ROTARY VALVE
1000-BGH-003
DUST COLLECTOR
1000-FIT-001
MASS FLOW METER
1000-BLO-002
PNEUMATIC CONVEYOR
1000-BLO-001
PNEUMATIC CONVEYOR
1000-SIL-003
DAY-USE
BINDER SILO
1000-ROV-003
ROTARY VALVE
1000-FIT-003
MASS FLOW METER
1000-SCV-001
TWO-WAY SCREW
CONVEYOR
140
135
CLEAN WATER FROM CLEAN WATER TANK
25506-PFD-002
235
WASTEWATER FROM WASTEWATER TANK
25506-PFD-002
CLEAN WATER FROM CLEAN WATER TANK
25506-PFD-002
240
WASTEWATER FROM WASTEWATER TANK
25506-PFD-002
S (NOTE 2)
1000-MIX-001
PASTE MIXER #1
145
PASTE BACKFILL
TO PASTE HOPPER #1
25506-PFD-002
S (NOTE 2)
1000-MIX-002
PASTE MIXER #2
(STANDBY)
150
PASTE BACKFILL
TO PASTE HOPPER #1
25506-PFD-002
155
PASTE BACKFILL
TO PASTE HOPPER #2 (STANDBY)
25506-PFD-002
165
S (NOTE 2)
160
170
PASTE BACKFILL
TO SUMP
25506-PFD-002

APPROVED

NOT FOR CONSTRUCTION

NOTES:

1. TRUCK WITH UNLOADING BLOWERS
2. PASTE TO BE COLLECTED AT SAMPLE POINT FOR QUALITY CONTROL

LEGEND:

————	MAIN STREAM
— · · —	STANDBY STREAM
— — —	ALTERNATE STREAM
··········	INTERMITTENT STREAM

THIS DOCUMENT HAS BEEN PREPARED BY T ENGINEERING FOR THE EXCLUSIVE USE OF NIOCORP DEVELOPMENTS LTD. AT THE ELK CREEK PROJECT. ALL CONTENT IS CONFIDENTIAL AND MAY NOT BE DISCLOSED, COPIED, QUOTED, PUBLISHED, OR MODIFIED WITHOUT PRIOR WRITTEN CONSENT FROM T ENGINEERING. T ENGINEERING ACCEPTS NO RESPONSIBILITY FOR DAMAGES RESULTING FROM RELIANCE ON THIS DOCUMENT BY ANY PARTY OTHER THAN THE CLIENT. NO WARRANTY IS GIVEN REGARDING THE ACCURACY OR COMPLETENESS OF INFORMATION PROVIDED BY OR ON BEHALF OF THE CLIENT. T ENGINEERING ACCEPTS NO LIABILITY FOR ACTIONS TAKEN, OR NOT TAKEN, BASED ON THIS DOCUMENT WITHOUT FURTHER ADVICE FROM T ENGINEERING. THIS DOCUMENT MUST NOT BE ALTERED, EDITED, OR MODIFIED IN ANY WAY WITHOUT THE WRITTEN CONSENT OF T ENGINEERING. T ENGINEERING ACCEPTS NO RESPONSIBILITY OR LIABILITY FOR ANY USE OF, OR RELIANCE ON, A VERSION OF THIS DOCUMENT THAT HAS BEEN MODIFIED WITHOUT SUCH CONSENT.

DRAWING NUMBER	DRAWING NAME
25506-PFD-002	PROCESS FLOW DIAGRAM - PAGE 2

REFERENCE DRAWINGS

REGISTERED PROFESSIONAL

REV	ISSUE FOR	BY	APP'D	DATE
A	INTERNAL REVIEW	AE	BT	JUL 02 2025
B	CLIENT REVIEW	AE	BT	JUL 07 2025
C	APPROVAL	EW	BT	APR 24 2026
D	APPROVAL	EW	BT	APR 28 2026
E	APPROVED	EW	BT	JUN 22 2026

REVISIONS

T ENGINEERING

NioCorp
Critical Mineral Security

DESIGNED BY BERNIE TING DATE JUNE 22, 2026	DRAWN BY ERIC WEN DATE JUNE 22, 2026
CHECKED BY ADAM ERENIA DATE JUNE 22, 2026	PROJECT MANAGER BERNIE TING DATE JUNE 22, 2026
CLIENT SCOTT HONAN DATE	CLIENT RICK SISBERRY DATE

ELK CREEK PROJECT
NIOCORP DEVELOPMENTS LTD.
PASTE BACKFILL PLANT
PROCESS FLOW DIAGRAM - PAGE 1

UNIT	SCALE	DWG. NO.	REV
N/A OR AS NOTED	NTS OR AS NOTED	25506-PFD-001	E

ORIGINAL PAPER SIZE ANSI D

Source: T Engineering 2026

Figure 15‑10: Process Flow Diagram of Paste Backfill Plant - Page 1

371 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

PASTE BACKFILL FROM PASTE MIXERS
25506-PFD-001
PASTE BACKFILL FROM PASTE MIXER #1
25506-PFD-001
PASTE BACKFILL FROM PASTE MIXER #2 (STANDBY)
25506-PFD-001
PASTE BACKFILL FROM PASTE MIXER #2 (STANDBY)
25506-PFD-001
170
145
150
155
1000-HOP-003
PASTE HOPPER #1
1000-HOP-004
PASTE HOPPER #2 (STANDBY)
205
215
210
200
1000-RCV-001
AIR RECEIVER
1000-RCV-002
INSTRUMENT AIR RECEIVER
INSTRUMENT AIR DISTRIBUTION
1000-CMP-001
AIR COMPRESSOR
PLANT AIR
1000-DRY-001
AIR DRYER
1000-PMP-001
SUMP PUMP
1000-PMP-002
SUMP PUMP
1000-PMP-003
SUMP PUMP
1000-PMP-004
PASTE PUMP #1
1000-PMP-005
PASTE PUMP #2 (STANDBY)
1000-DIV-001
DIVERTER VALVE #1
1000-DIV-002
DIVERTER VALVE #2
220
225
PASTE BACKFILL TO UDS
PASTE BACKFILL TO TSF
245
1000-PMP-008
FLUSH PUMP
1000-PMP-010
CLEAN WATER PUMP (STANDBY)
1000-PMP-009
CLEAN WATER PUMP
CLEAN WATER FROM CLEAN WATER SOURCE
PLANT CLEAN WATER
1000-AGI-001
WASTEWATER TANK AGITATOR
1000-TNK-002
WASTEWATER TANK
1000-PMP-013
WASTEWATER PUMP (STANDBY)
1000-PMP-012
WASTEWATER PUMP
230
WASTEWATER TO PASTE MIXER #1
25506-PFD-001
WASTEWATER TO PASTE MIXER #2 (STANDBY)
25506-PFD-001
WASTEWATER TO WATER TREATMENT
PRESSURE WASHER WAND
1000-PMP-011
PRESSURE WASH PUMP
1000-TNK-001
CLEAN WATER TANK
1000-PMP-007
TRIM WATER PUMP (STANDBY)
1000-PMP-006
TRIM WATER PUMP
235
240
CLEAN WATER TO PASTE MIXER #1
25506-PFD-001
CLEAN WATER TO PASTE MIXER #2 (STANDBY)
25506-PFD-001

APPROVED

NOT FOR CONSTRUCTION

LEGEND:

- MAIN STREAM
- STANDBY STREAM
- ALTERNATE STREAM
- INTERMITTENT STREAM

THIS DOCUMENT HAS BEEN PREPARED BY T ENGINEERING FOR THE EXCLUSIVE USE OF NIOCORP DEVELOPMENTS LTD. AT THE ELK CREEK PROJECT. ALL CONTENT IS CONFIDENTIAL AND MAY NOT BE DISCLOSED, COPIED, QUOTED, PUBLISHED, OR MODIFIED WITHOUT PRIOR WRITTEN CONSENT FROM T ENGINEERING. T ENGINEERING ACCEPTS NO RESPONSIBILITY FOR DAMAGES RESULTING FROM RELIANCE ON THIS DOCUMENT BY ANY PARTY OTHER THAN THE CLIENT. NO WARRANTY IS GIVEN REGARDING THE ACCURACY OR COMPLETENESS OF INFORMATION PROVIDED BY OR ON BEHALF OF THE CLIENT. T ENGINEERING ACCEPTS NO LIABILITY FOR ACTIONS TAKEN, OR NOT TAKEN, BASED ON THIS DOCUMENT WITHOUT FURTHER ADVICE FROM T ENGINEERING. THIS DOCUMENT MUST NOT BE ALTERED, EDITED, OR MODIFIED IN ANY WAY WITHOUT THE WRITTEN CONSENT OF T ENGINEERING. T ENGINEERING ACCEPTS NO RESPONSIBILITY OR LIABILITY FOR ANY USE OF, OR RELIANCE ON, A VERSION OF THIS DOCUMENT THAT HAS BEEN MODIFIED WITHOUT SUCH CONSENT.

DRAWING NUMBER	DRAWING NAME
25506-PFD-001	PROCESS FLOW DIAGRAM - PAGE 1

REFERENCE DRAWINGS

REGISTERED PROFESSIONAL

REV	ISSUE FOR	BY	APPD	DATE
A	INTERNAL REVIEW	AE	BT	JUL 02 2025
B	CLIENT REVIEW	AE	BT	JUL 07 2025
C	APPROVAL	EW	BT	APR 24 2026
D	APPROVAL	EW	BT	APR 28 2026
E	APPROVED	EW	BT	JUN 22 2026

REVISIONS

T ENGINEERING

NioCorp
Critical Mineral Security

DESIGNED BY BERNIE TING DATE JUNE 22, 2026

DRAWN BY ERIC WEN DATE JUNE 22, 2026

CHECKED BY ADAM ERENKA DATE JUNE 22, 2026

PROJECT MANAGER BERNIE TING DATE JUNE 22, 2026

CLIENT SCOTT HONAN DATE

CLIENT RICK SIXBERRY DATE

ELK CREEK PROJECT
NIOCORP DEVELOPMENTS LTD.
PASTE BACKFILL PLANT
PROCESS FLOW DIAGRAM - PAGE 2

UNIT N/A OR AS NOTED | SCALE NTS OR AS NOTED | DWG. NO. 25506-PFD-002 | REV E

ORIGINAL PAPER SIZE ANSI D

Source: T Engineering 2026

Figure 15‑11: Process Flow Diagram of Paste Backfill Plant - Page 2

15.13.1.4 Paste Backfill Plant Design

The Paste Backfill Plant building has a footprint of approximately 62 ft by 60 ft, with a height of 52 ft. The plant layout was developed to follow the flow of paste production, with process waste received at the uppermost level, feeding to the paste mixers. The Paste Backfill Plant is to be enclosed to control the indoor environment. The adjacent SSF will be hosted within a domed enclosure, approximately 73 ft in diameter and 39 ft in height.

Plan and elevation views of the paste backfill plant and SSF are shown in Figure 15‑12 and Figure 15‑13, respectively.

372 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

FRONT END LOADER
BELT CONVEYOR
CLEAN WATER TANK
PASTE MIXER #1
PASTE MIXER #2

PLAN

FOR APPROVAL

NOT FOR CONSTRUCTION

NOTES:

1. BUILDING ENCLOSURE OMITTED FROM THIS VIEW FOR CLARITY.

THIS DOCUMENT HAS BEEN PREPARED BY T ENGINEERING FOR THE EXCLUSIVE USE OF NIOCORP DEVELOPMENTS LTD AT THE ELK CREEK PROJECT. ALL CONTENT IS CONFIDENTIAL AND MAY NOT BE DISCLOSED, COPIED, QUOTED, PUBLISHED, OR MODIFIED WITHOUT PRIOR WRITTEN CONSENT FROM T ENGINEERING. T ENGINEERING ACCEPTS NO RESPONSIBILITY FOR DAMAGES RESULTING FROM RELIANCE ON THIS DOCUMENT BY ANY PARTY OTHER THAN THE CLIENT. NO WARRANTY IS GIVEN REGARDING THE ACCURACY OR COMPLETENESS OF INFORMATION PROVIDED BY OR ON BEHALF OF THE CLIENT. T ENGINEERING ACCEPTS NO LIABILITY FOR ACTIONS TAKEN, OR NOT TAKEN, BASED ON THIS DOCUMENT WITHOUT FURTHER ADVICE FROM T ENGINEERING. THIS DOCUMENT MUST NOT BE ALTERED, EDITED, OR MODIFIED IN ANY WAY WITHOUT THE WRITTEN CONSENT OF T ENGINEERING. T ENGINEERING ACCEPTS NO RESPONSIBILITY OR LIABILITY FOR ANY USE OF, OR RELIANCE ON, A VERSION OF THIS DOCUMENT THAT HAS BEEN MODIFIED WITHOUT SUCH CONSENT.

DRAWING NUMBER	DRAWING NAME
25506-GAD-002	GENERAL ARRANGEMENT - SECTION A
25506-GAD-003	GENERAL ARRANGEMENT - SECTION B & C
25506-GAD-004	GENERAL ARRANGEMENT - SECTION D
25506-GAD-005	GENERAL ARRANGEMENT - SECTION E

REFERENCE DRAWINGS

REGISTERED PROFESSIONAL

REV	ISSUE FOR	BY	APP'D	DATE
A	INTERNAL REVIEW	TZ	BT	22/MAY/26
B	CLIENT REVIEW	VL	BT	25/MAY/26
C	APPROVAL	VL	BT	20/JUN/26

REVISIONS

T ENGINEERING

NioCorp Critical Mineral Security

DESIGNED BY TOM ZHU DATE JUNE 20, 2026	DRAWN BY VIVIAN LIU DATE JUNE 20, 2026
CHECKED BY ADAM EREMIA DATE JUNE 20, 2026	PROJECT MANAGER BERNIE TING DATE JUNE 20, 2026
CLIENT RICK SIABERRY DATE	CLIENT SCOTT HONAN DATE

ELK CREEK PROJECT

NIOCORP DEVELOPMENTS LTD

PASTE BACKFILL PLANT

GENERAL ARRANGEMENT - PLAN

UNIT	SCALE	DWG. NO.	REV.
N/A	NTS	25506-GAD-001	C

ORIGINAL PAPER SIZE ANSI D

Source: T Engineering 2026

Figure 15‑12: Plan View of the Paste Backfill Plant and SSF

373 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

SECTION A

FOR APPROVAL

NOT FOR CONSTRUCTION

REFERENCE DRAWING NUMBER	REFERENCE DRAWING NAME
[illegible]	GENERAL ARRANGEMENT - PLAN
[illegible]	GENERAL ARRANGEMENT - SECTION [illegible]
[illegible]	GENERAL ARRANGEMENT - SECTION [illegible]
[illegible]	GENERAL ARRANGEMENT - SECTION [illegible]

REV	DESCRIPTION	BY	APPD	DATE
A	INTERNAL REVIEW	[illegible]	[illegible]	[illegible]
B	CLIENT REVIEW	[illegible]	[illegible]	[illegible]
C	APPROVAL	[illegible]	[illegible]	[illegible]

REVISIONS

T ENGINEERING

NioCorp

Critical Mineral Security

ELK CREEK PROJECT
NIOCORP DEVELOPMENTS LTD
PASTE BACKFILL PLANT
GENERAL ARRANGEMENT - SECTION A

REV. C

ORIGINAL PAPER SIZE ANSI D

Source: T Engineering 2026

Figure 15‑13: Elevation View of the Paste Backfill Plant and SS

374 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

15.13.1.5 Power Requirements

The Paste Backfill Plant has a total connected load of 4,253.6 kW and an estimated maximum demand of 1,477.0 kW. Emergency power will be sourced from the site’s electrical distribution system.

15.13.2 Paste Distribution System

Paste backfill will be pumped to underground mine workings or to the TSF on surface via a network of pipelines called the Paste Distribution System (“PDS”). The underground portion of the PDS is called the Underground Distribution System (“UDS”).

15.13.2.1 Throughput

Four throughput cases were considered for sizing the PDS: Minimum, Nominal to UG, Nominal to TSF, and Maximum. The Nominal Rate represents the rate of paste production required to process waste from the Hydrometallurgical Plant at the same rate it is generated.

The Nominal Rates of paste flow are 478 GPM (109 m³/h) to the TSF and 575 GPM (131 m³/h) to UG. These rates fall within the recommended operating range for an 8-inch PDS, which ranges from 467 GPM (106 m³/h) to 660 GPM (150 m³/h). The lower value represents the recommended lower limit of the optimal backfilling range for an 8-inch system, while the higher value reflects the practical pump size limit before the paste pump becomes oversized. A summary of these rates is provided in Table 15‑7.

Table 15‑7: Backfill Throughput Rates

Rate	Paste Throughput		Basis
	GPM	m3/h
Nominal Rate (TSF)	478	109	The backfill rate at which all process waste from the hydrometallurgical plant is converted into paste backfill, to the TSF.
Nominal Rate (UG)	575	131	The backfill rate at which all process waste from the hydrometallurgical plant is converted into paste backfill, to UG.
Minimum Design Rate	467	106	The recommended lower limit of the optimal backfilling range for an 8-inch distribution system.
Maximum Design Rate	660	150	Practical upper limit of selected paste pump capacity before larger pumping equipment would be required.

Source: T Engineering 2026

15.13.2.2 Hydraulic Modelling

To design the PDS, steady-state hydraulic modelling was performed. Modelling incorporated data from rheology test work and proposed pipeline paths from the plant to a variety of mine levels and TSF cells. Modelling assessed the hydraulic grade line, operating pressure during typical paste backfilling, as well as the maximum hydrostatic pressure under no-flow (e.g. during pipeline blockage) scenarios. These scenarios assessed the most extreme operating conditions the PDS may experience to support the selection of pipeline pressure requirements, pipe sizing, pump requirements, and overpressure protection provisions.

375 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Source: T Engineering 2026

Figure 15‑14 shows paths of the Paste Distribution System used for hydraulic modelling.

Source: T Engineering 2026

Figure 15‑14: Paths of the Paste Distribution System Modelled

15.13.2.3 Paste Distribution System Process Description

Because paste will be pumped across a long lateral distance to reach both stopes and the TSF, the paste pump will be a 120-bar continuous positive-displacement pump, with a maximum flow rate of 660 GPM (150 m3/h).

The PDS will begin at the paste pump discharge. A diverter valve downstream of the paste pump will direct paste backfill to either the UDS or the TSF. Piping is specified in accordance with ASME B31.3. Most of the distribution system will use carbon steel piping, with final sections near stopes or the TSF to be constructed from HDPE piping. Surface piping will either be heat-traced or trenched below the frost line to prevent freezing in the winter. The pipeline will be sloped to promote self-drainage.

The underground portion of the PDS, the UDS, will consist of approximately 2,900 ft of surface piping to reach the portal, where the UDS will travel via the ramp piping to access levels. Likewise, to reach the TSF, the PDS will run at the surface from the Paste Backfill Plant to the TSF. The length of piping to reach TSF Cell 1 is approximately 2,400 ft.

The PDS will be designed with appropriate safeguards to prevent over-pressurization. Flushing will be performed to reduce solids accumulation in the pipeline. Flush water volumes will be based on the length and configuration of each PDS segment to optimize water use. A pre-flush will still be applied to slick the pipeline before use and verify that the PDS has been correctly configured. Emergency dump valves will also be installed at strategic locations to prevent loss of boreholes in the event of a blockage.

15.13.3 Paste Backfill Test Work

Test work on paste backfill and associated process wastes was performed to inform the design of the paste backfill and the Paste Backfill Plant. Test work involved characterization and UCS testing on a variety of paste backfill types.

376 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

15.13.3.1 Characterization

Characterization included analyses of particle size distribution (“PSD”), mineralogy, chemical composition, and specific gravity (SG) for all process waste types assessed in the paste mix design program. Sand used in the test work was assessed for PSD and SG.

•
PSD analysis was performed either by T Engineering’s laboratory in Sudbury, Ontario, using wet laser diffraction and/or sieve analysis, or by the XPS laboratory in Falconbridge, Ontario, using dry laser diffraction.
•
Mineralogy was performed by QEMSCAN testing by the XPS laboratory in Falconbridge, Ontario.
•
Chemical characterization was performed by Inductively Coupled Plasma (“ICP”) testing by the AGAT laboratory in Mississauga, Ontario.
•
SG testing was performed by pycnometer by the XPS laboratory in Falconbridge, Ontario.

15.13.3.2 Paste Mix Design

A laboratory program was undertaken to assess whether process waste generated by the Hydrometallurgical Plant could be used to produce a paste backfill with sufficient pumpability and unconfined compressive strength (UCS) of 400 kPa, and to determine the solids content and binder content required to achieve these properties. Eleven blends of process waste were assessed as part of the program, identified as Blend A and Blends 1 through 10. Blend 1 is the base case for the study, as it most closely represents the properties and proportions of process wastes expected to be produced by the Hydrometallurgical Plant under the current design. Some blends modified the proportions of the process waste types, eliminated a process waste type, or incorporated sand. These cases were investigated to inform future optimization but were not adopted as the basis of design for this study.

For each blend, the solids content of the paste was adjusted to target a static yield stress of approximately 200 Pa, providing a consistent basis across batches for assessing pumpability from the Paste Backfill Plant to the stopes or the TSF.

Each blend was tested across a range of binder contents to assess the effect on UCS, with binder contents ranging from 5% to 20%. Although the Paste Backfill Plant is expected to use a blend of GU cement and fly ash, only GU cement was used for the test work due to limited fly ash availability, except for Batch 2.

Several blends exhibited low strength development, with some batches showing limited or no improvement in UCS with increased curing time or binder content. This low strength may be caused by chemical reactions between process waste types or between process waste and binder, inhibiting binder hydration and UCS development. Although some blends with sand added were able to reach the target UCS at a relatively reduced binder content, it was determined that sand addition is not optimal, as it negatively impacts the replacement ratio. In other words, less process waste can return underground, increasing the size of the TSF. Blend 1, the base case, was able to reach the target strength at 20% binder content at a solids content of 61.6%. Blend 1 exhibited improved UCS compared to Blend A, which had the same mix design except for using unwashed carbonates instead of washed carbonates.

377 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

16 Market Studies

The market section of this Report constitutes a review of both current and historical market reports and offtake agreements as relevant for niobium, scandium, titanium and rare earth elements (REEs) in support of the 2026 Elk Creek Study.

16.1 Market Studies

NioCorp has commissioned market reports for each commodity upon which project revenue is derived. These market reports include:

•
Niobium: CMP Group Market Report, 2025
•
Scandium: OnG Market Report, 2025
•
Titanium: TZMI Market Report and Pricing Estimate, 2025
•
Magnetic Rare Earths: Adamas Intelligence Q2/25 outlook, base case
•
SEG and Heavy Rare Earths: Adamas forecast 2025, base case

16.1.1 Niobium Market Overview

Niobium has a wide range of applications and is extremely versatile. Niobium improves the material properties that often lead to increased efficiencies, performance and enhances the properties of advanced steels, batteries and electronics. Specifically, ferroniobium is used as a microalloy and accounts for approximately 90% of the total niobium consumption (CPM Group, 2025). The remaining 10% is consumed in various markets at a much smaller volume such as superconductors, high-performance alloys, carbides, electronics, lithium-ion battery components, and functional ceramics.

The commercial trade is dominantly ferroniobium, which is typically described in metric tonnes as a gross weight (FeNb) and has a niobium content of approximately 65% with some variations and has applications in non-ferrous metallurgy in the form of vacuum-grade FeNb (CPM Group, 2025).

The niobium market is dominated by three major producers:

•
Companhia Brasileria de Metalurgia e Mineração (CBMM)
•
Magris Resources
•
China Molybdenum Co. Ltd (CMOC)

Even though there are three major producers of niobium the market operates as a monopoly with CBMM setting the market price and the other operators acting as the price takers. CBMM also performs its own research and development activities to evaluate the additional/increasing usage of niobium that has a positive impact for other market participants. For the past several decades, CBMM has become the reliable supplier/producer which has significantly reduced supply disruptions and which has effectively returned an increased supply to accommodate market demand growth. While supply into the market from China and its available capacity is unknown (and is expected to be minimal), the principal producers have a combined annual capacity of 117kt Nb (CPM Group, 2025).

Table 16‑1 provides the reported annual production capacity from the three significant producers.

Table 16‑1: Niobium Producers

Mine/Project	Owner	Country	Resources (Est.)	Annual Ferroniobium Production Capacity (Est.)

378 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Araxa (OP)	CBMM	Brazil	829 Mt @ 2.4% Nb2O5 (weathered)	110 kt/y

936 Mt @ 1.57% Nb2O5 (fresh)

Niobec (UG)	Magris Resources	Canada	95 Mt @ 0.54% Nb2O5	7.1 kt/y
Catalao (OP)	CMOC	Brazil	Area I 143 Mt at 1.01% Nb2O5	10 kt/y
Area II 169 Mt at 0.34% Nb2O5

Source: NioCorp, 2026, updated from CMP Group, 2025

Due to niobium not being a publicly traded commodity, transactions typically occur directly between producers and consumers. Trading firms do play a small role as market intermediaries and quoted prices for various ferroniobium and niobium oxide products are established based on the traders transactions.

Niobium Demand

Global ferroniobium demand in 2024 is estimated at approximately 69kt of contained Nb, based on international trade volumes and assumptions about consumption in key markets. Looking ahead, the base case forecast projects demand growing to around 90kt Nb by 2035 (CAGR of 2.6%), roughly in line with GDP growth and assuming stable intensity of use in steel production — a level consistent with the 2019 peak in Brazilian and Canadian exports. A more pessimistic scenario, driven by a bearish outlook for Chinese steel production, projects slower growth to around 80kt by 2035 (CAGR of 1.5%) (CPM Group, 2025). Figure 16‑1 represents the ferroniobium demand forecast from 2025 to 2035.

Source: CMP Group, 2025

Figure 16‑1: Ferroniobium Demand 2025-2035 (kt Nb)

Niobium Pricing

Ferroniobium prices have been historically stable. However, future prices are highly dependent upon CBMM, as CBMM could flood the market with low-cost production, decreasing the average price and

379 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

driving out competition. To date, CBMM has shown tolerance for additional producers and has controlled their own production levels to maintain stable pricing.

CPM Group, Niobium Review and Outlook (CPM Group, 2025), has further indicated that ferroniobium pricing has a long history of being stable. Starting from a 2024 baseline of US$46/kg contained Nb, CPM's two price forecast scenarios project modest growth: a high case tied to global inflation expectations and a low case assuming steady 2% annual growth (Figure 16‑2). Significant deviations from this range are considered unlikely absent major supply disruptions, with prolonged price declines also not anticipated (CPM Group, 2025).

Using CPM’s forecast, a price of $52/kg for ferroniobium was selected for the economic analysis of the Elk Creek Project.

Source: CMP Group, 2025

Figure 16‑2: Ferroniobium Price Forecast 2025-2035 (US$/kg)

16.1.2 Titanium Tetrachloride (TiCl4) Market Overview

Titanium tetrachloride (TiCl₄) is a dense, colourless, volatile liquid (density 1.72–1.73 g/cm³ at 68°F (20°C); boiling point 277.5°F (136.4°C); freezing point -11.38°F (−24.1°C)) that serves as the primary intermediate in the production of both titanium dioxide (TiO₂) pigment via the chloride process and metallic titanium via the Kroll sponge process. It is produced by the high-temperature carbochlorination of titaniferous feedstocks, typically rutile, synthetic rutile, upgraded slag, or chloride-grade slag, in the presence of petroleum coke as reductant.

NioCorp will produce TiCl₄ as a co-product from the proposed Elk Creek Project. The hydrolysate generated during niobium and scandium processing at Elk Creek contains a significant titanium content (generally 3.5 parts Ti to 1-part Nb, along with minor Fe) that is amenable to chlorination. This section summarises the TiCl₄ market context, key demand segments, pricing dynamics, and North American production cost benchmarks that are material to the Project’s commercial assessment. The market analysis presented herein was prepared by TZMI (TZMI, 2025) and forms the basis of the discussion below.

380 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

The TiCl₄ value chain originates at mine sites where titanium-bearing minerals are extracted and beneficiated into marketable feedstocks. These feedstocks are chlorinated to yield crude TiCl₄, which is subsequently purified by condensation, distillation, and chemical treatment before being directed to either (i) chloride-process TiO₂ pigment manufacture, (ii) titanium sponge production (via the Kroll or Hunter process), or (iii) a range of specialty chemical end uses. TiO₂ pigment manufacture accounts for the overwhelming majority of global TiCl₄ consumption; titanium metal and the specialty chemical segments represent a comparatively small but commercially important portion of the merchant market. The largest volume end market, by far, is titanium pigment and all other end uses are much smaller by comparison.

Titanium Tetrachloride Supply

Currently, North America hosts eight major TiCl₄ production sites, all operated as captive units integral to chloride-process TiO₂ pigment plants. Four companies—Chemours, INEOS, Tronox, and Kronos—account for all North American chloride pigment and associated TiCl₄ production. Together these facilities produce over 4.1 million tonnes of TiCl₄ per year on a captive basis, as estimated by TZMI, are summarised in Table 16‑2 below.

Table 16‑2: North American TiCl₄ Producers (2024)

Site	Location	Estimated TiCl₄ Production (t)
Altamira	Tampico, Mexico	803,415
Ashtabula 1	Ohio, USA	300,287
Ashtabula 2	Ohio, USA	288,047
De Lisle	Mississippi, USA	817,770
Hamilton	Mississippi, USA	549,839
Lake Charles	Louisiana, USA	389,897
New Johnsonville	Tennessee, USA	799,142
Varennes C	Quebec, Canada	217,617

Source: TZMI Project 12176 (July 2025).

Titanium Tetrachloride Demand

TiCl₄ is consumed in two distinct market arenas. First, and by far the largest in absolute volume, is captive TiCl₄ produced and consumed internally by chloride-process TiO₂ pigment manufacturers; this stream does not enter the merchant market. Second, a much smaller merchant market exists comprising titanium sponge production and a suite of specialty chemical applications. The analysis below addresses the merchant market, as this is the relevant commercial context for the Elk Creek Project.

Within the merchant market, titanium metal (sponge) accounts for approximately 98% of total TiCl₄ consumption. The remaining 2% is distributed across specialty applications including ultrafine TiO₂, pearlescent pigments, Ziegler-Natta (ZN) catalysts, organo-titanates, barium titanates, and laboratory/pharmaceutical uses. Despite their small absolute volume, the specialty segments command significantly higher unit prices than sponge-grade supply, creating potential revenue uplift opportunities for a new merchant entrant.

381 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Table 16‑3: TiCl4 Demand by End-Use Application (Excl. TiO2 Pigment)

Application	Market Share*	Est. Volume (t/yr)	Indicative Price	Purity Requirements
Pearlescent Pigments	35%	15,000 – 30,000	US$0.75 – 1.50/lb	Similar to finished TiO₂; moderate
Ultrafine TiO₂	39%	Included above	Variable	Moderate
Ziegler-Natta Catalyst	10%	3,500 – 5,000	US$1.30 – 2.60/lb	Very high (Al, Si critical)
Organo-titanates	9%	750 – 7,500	US$0.60 – 1.50/lb	Less stringent
Barium Titanates	4%	750 – 3,000	US$1.15 – 2.00/lb	Very high (conductivity metals)
Laboratories / Pharma	3%	750 – 1,500	US$2.00 – 40.00/lb	Very stringent
Notes: *Share of non-TiO₂ merchant TiCl₄ demand. Prices are at long-term Cl₂ pricing
Source: TZMI Project 12176 (July 2025).

Titanium Tetrachloride Pricing

As noted in Table 16‑3 above, there are various price ranges for titanium tetrachloride based on the end use application and product purity. Currently China hosts the only broadly traded spot market for TiCl4 of significant volume which is sold to mainly titanium sponge manufactures. These Chinese market prices peaked in mid-2022 with an approximate price of US$1,242-1,380 per tonne prior to declining approximately 41% by early 2025 (Figure 16‑3). The price correction was largely driven by lower merchant chlorine gas prices and weakening downstream sponge and pearlescent pigment demand. These prices are likely to remain under downward pressure (TZMI, 2025).

Note: Prices are based on TiCl4 prices in Liaoning Province, ex-works inclusive of VAT.

Source: TZMI Project 12176 (July 2025), www.cnfeol.com.

Figure 16‑3: Chinese Indicative TiCl4 Pricing

The US merchant TiCl₄ market is thin, opaque, and dominated by bilateral long-term contracts between pigment producers and sponge manufacturers. Historically, US merchant TiCl₄ prices have broadly tracked a range of US$1,300–2,000/t in nominal terms (approximately US$1,500–2,700/t in real 2024 USD terms), with cyclical peaks coinciding with tight sponge market conditions in 2012 and 2022.

382 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

US TiCl₄ production costs are materially more sensitive to merchant chlorine prices than other global regions. Between early 2021 and mid-2023, US merchant liquid chlorine prices approximately doubled from US$0.23/lb Cl₂ to US$0.60/lb Cl₂, driven by retirement of older diaphragm-cell capacity and constrained membrane-cell replacement. As a consequence, chlorine’s contribution to TiCl₄ production costs rose from 13–18% of total costs in 2021 to 37–45% at the 2023 peak, before moderating to 28–34% by 2024. This volatility has motivated US pigment producers, including Chemours and Ineos, to invest in captive chlor-alkali capacity to reduce exposure to merchant chlorine price cycles.

TZMI’s base-case forecast for US TiCl₄ prices (ex-works, nominal) anticipates a modest recovery from the 2025–2026 trough, with prices gradually recovering toward US$1,600–1,800/t by 2030, supported by growing sponge demand and potential ATI Rowley restart activity. The high-case scenario reaches approximately US$1,900–2,000/t by 2030, reflecting accelerated aerospace demand recovery and domestic sourcing premiums. The low-case scenario maintains prices near US$1,300–1,400/t through 2028 before modest recovery, reflecting persistent Chinese oversupply and demand softness. In real 2024 US dollar terms, the base-case trajectory remains flat to modestly positive, reflecting structural improvements in demand relative to the 2024 trough.

A cost-plus pricing arrangement with a major TiO₂ pigment producer (structured on the basis of production cost recovery plus a defined margin) represents a commercially viable and lower-risk off-take structure for a new entrant such as Elk Creek. Under such an arrangement, a TiO₂ plant receiving one tonne of merchant TiCl₄ effectively recovers approximately 0.75 tonnes of chlorine for internal recycle within its chlorination circuit, providing a direct cost offset that enhances the economics of the purchase relative to captive production. Figure 16‑4 outlines the titanium tetrachloride historical and forecast pricing in the US.

Nominal

US$/tonne
2,200
2,000
1,800
1,600
1,400
1,200
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029
2030
High
Base
Low
© TZMI Project 12176
Niocorp

Real 2024 US$

US$/tonne
3,000
2,700
2,400
2,100
1,800
1,500
1,200
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
2026
2027
2028
2029
2030
High
Base
Low
© TZMI Project 12176
Niocorp

Source: TZMI Project 12176 (July 2025).

383 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Figure 16‑4: Historical and Forecast TiCl4 Pricing

TZMI developed an indicative cost model for TiCl4 production using a new entrant whose feedstock is high-grade, as titanium feedstock remains the largest cost driver that accounts for approximately 37-38% of total production costs at standard chlorine pricing. The cost model presented in Table 16‑4, presents two different scenarios which reflect both base and peak chorine pricing (US$350/t Cls and US$800/t Cl2 respectively).

Table 16‑4: Indicative TiCl4 Production Cost Breakdown (TZMI Model)

Cost Component	Consumption Rate	Unit Cost (US$)	Total (US$/t TiCl₄)
Raw Materials
Ore	0.50	800	400
Chlorine Gas (base Cl₂ price)	0.78	350	273
Chlorine Gas (peak Cl₂ price)	0.78	800	624
Petroleum Coke	0.15	400	60
Calcium Hydroxide	0.09	200	18
Utilities
Gas	2.20 GJ/t	7.5	16.5
Electricity	237 kWh/t	0.075	17.77
Water	0.60	0.3	0.18
Labor	—	—	55
Others (steam, fixed costs)	—	—	100
Maintenance	—	—	120
Total (Base Cl₂ @ US$350/t)			~US$1,063/t
Total (Peak Cl₂ @ US$800/t)			~US$1,414/t
Source: TZMI 2025 Note: Feedstock conversion cost excludes ore input costs

At base chlorine pricing (US$350/t), total production cost is estimated at approximately US$1,063/t TiCl₄ with a feedstock conversion cost of US$663/t. At the 2023 peak chlorine price of US$800/t, total costs increase to approximately US$1,414/t Comparing these costs against the 2024 North American captive producer range of US$626–798/t illustrates that a new standalone TiCl₄ facility would be structurally higher cost than integrated pigment-plant producers, who benefit from economies of scale, existing infrastructure, and recycled chlorine streams. Any viable business case for Elk Creek TiCl₄ production therefore depends critically on securing a price premium via (i) strategic supply of sponge-grade TiCl₄ to a domestic sponge restart (e.g., ATI Rowley), (ii) a cost-plus supply agreement with an existing pigment producer, or (iii) selective targeting of higher-value specialty chemical segments.

As part of this Technical Report Summary, the economic analysis assumes a constant long-term price of US$1.86/kg, based on TMZI market report and benchmark on pricing estimate and assumes no discounts on the recycled Cl2 reuse.

16.1.3 Scandium Trioxide Market Overview

Scandium production remains dominated by China as a by-product of iron ore and rare earth production. Based on Altinsel el. al, paper in 2018 on “Extraction of Scandium from Lateritic Nickle-Cobalt Ore Leach Solution by Ion Exchange” scandium is generally produced as a co-product of

384 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

primary metals processes, wastes and reprocessed tailings. Scandium is the 50th most abundant element with an average crustal abundance of 20-30 ppm, but current does not have an identified single deposit type due to its natural occurrence as a dispersed state. Scandium has been identified as a critical mineral and has utilization potential in key areas such as solid fuel cells, aerospace and other electronic industries.

The scandium market still remains fairly obscure, and NioCorp has engaged OnG Commodities LLC (OnG) to produce an independent market assessment report. The market analysis presented in detail below was prepared by OnG and forms the basis of the discussion below.

16.1.3.1 Scandium Trioxide Market Supply

As of September 2025, OnG notes that all of the scandium supply in 2025 was a byproduct of various streams with the primary producers noted in Table 16‑5 totalling approximately 59 tonnes of scandium trioxide (Sc2O3).

Table 16‑5: Known Scandium Oxide Producers, Feedstock and Status

Producer	Country	Feedstock / Process	Nameplate Capacity (tpy Sc₂O₃)[1]	Est. 2025 Output (tpy Sc₂O₃)[2]	Primary Market / Notes
Hunan Oriental Scandium	China	Titanium dioxide sulphate process acid waste streams	50 (~40 effective)	~40	Primary supplier to Bloom Energy. Expansion to ~100 tpy Sc₂O₃ possible from existing sulphate plant feedstock.
China MinMetals / MCC	China	Nickel laterite; Ramu mine concentrate (Papua New Guinea)	Unknown	~10–15 (estimated)	Two production lines commissioned; merchant supply volume uncertain. Likely strategic / captive use.
Rio Tinto	Canada	Titanium dioxide acid waste streams (TiO₂ refinery)	3 (pilot scale)	0 (not operating)	Planned expansion to 12 tpy on hold. DoD purchase agreement secured (up to 6.4 t through 2030, ~US$ 40M).
Sumitomo Metal Mining	Philippines	Nickel laterite HPAL circuit residues	7.5	~4–5 (oxalate equivalent)	Established long-term supply relationship with Bloom Energy at ~US$ 2,000/kg Sc₂O₃. Export data sporadic; circuit consistently underperforms nameplate.
Rusal[3]	Russia	Red mud lagoon treatment (alumina refinery waste)	1.5 (claims 20–25 tpy potential)	~1.5	Rusal claims scalability to 20–25 tpy. Excluded from Western market supply projections due to geopolitical constraints (Russia–Ukraine conflict).
Rosatom[3]	Russia	Uranium solvent extraction acid streams	~1–3 (historical estimate)	Unknown	Information flows halted since 2022. Excluded from Western market supply projections.
Source: OnG Commodities LLC Notes: (1) Nameplate capacity figures represent reported or estimated installed capacity; effective operating capacity may differ materially

385 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

(2) Output represents OnG Commodities LLC estimates based on trade data, export records and industry sources
(3) Russian supply included for completeness, but excluded from Western Market supply/demand and pricing projections

China remains the primary producer of scandium globally, even with new production coming online and available to the market. A key aspect of western supply is the production of scandium from Rio Tinto, which is currently under strategic review by that company and represents the most consequential near-term uncertainty on western supply.

In September, the Defense Logistics Agency announced plans to procure more than 6,000 kilograms of scandium oxide for the National Defense Stockpile from Rio Tinto’s operations in Sorel-Tracy, Quebec, Canada; this procurement would take place over a 5-year period with a minimum commitment of $2 million and a potential total value of as much as $40 million. In October, the Canada Growth Fund committed $18 million to the Sorel-Tracey operation to expand scandium oxide production capacity to 9 tonnes per year; this commitment was accompanied by an offtake agreement with the Government of Canada (USGS, 2026). These strategic investments by various governments indicates specific intent on securing a western supply chain, however, the implied price of approximately US$6,250/kg is not a realistic market price and likely represents the economics of production including high capital costs, small-scale outputs, labor intensive processes and low recoveries from pilot scale operations.

16.1.3.2 Scandium Trioxide Market Demands

The current global scandium trioxide demand is estimated at approximately 37 tonnes in 2025 and is projected to reach 711 tonnes by 2035 across all market segments (OnG, 2025). Primary market drivers for scandium trioxide can be summarized into the following markets: solid oxide fuel cells and electrolysers, electronics, titanium replacement alloys, aerospace and automotive.

Solid Oxide Fuel Cells and Electrolysis Cells

OnG provided an overview of scandium use in the SOFC market and notes that Bloom Energy (Bloom) is reliant on scandium to ensure delivery of high reliability and ability to operate the SOFCs at a much lower temperature than competing markets. Bloom has pioneered the use of scandium-cerium-doped zirconia (CeScSZ) as the solid ceramic electrolyte in its SOFC stacks and is considered the largest single consumer of scandium. While there are no official public numbers, OnG estimates that approximately 75-100kgs of Sc2O3 are needed per MW of installed SOFC capacity and represents approximately 5% of product cost per MW. Each SOFC stack has a usage duration of approximately 10 years with spent ceramic wafers recycled at approximately 85% efficiency and estimates 20-25% of gross scandium from recycled material.

Between the late 2010s through 2023 Bloom experienced an estimated revenue growth of ~20% per year with power sales growth of up to 25% per year. These revenue growths did stall in 2024 for unknown reasons, Revenue growth appears to have resumed at an estimated 25% per year trajectory and is expected to continue through the mid-2030s which is driven by AI data center power demands. To date, Bloom has supplied 300 MW of data center power and OnG projects a 30% CAGR in data center fuel center installs which is driven by the US power supply shortfall of 25-30 GW by 2030 related to AI and data processing facilities. Bloom is also expanding their maritime and hydrogen electrolysis business units. OnG estimates that Bloom is nearing the practical capacity of Hunan Oriental and will need to secure additional non-Chinese supply.

386 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

OnG notes that Bloom is also expanding it SOEC (solid oxide electrolysis cells). These SOEC systems use the same scandium bearing CeScSz ceramics but in reverse. SOEC splits steam into hydrogen and oxygen at high efficiencies and Bloom claims ~38 kWh per kg of hydrogen versus ~40-45 kWh for alkaline systems. Large scale green hydrogen programs are underway in the EU and Asia, and the SOEC market is expected to grow from ~1% today to 3% by 2030 and 8% by 2035. The total combined SOEC/SOFC demand not supplied by Bloom is projected at 319 tpy Sc2O3 by 2035.

Electronics

OnG’s scandium report notes that currently there is widespread commercial use of scandium in radio frequency filters which allow devices to transmit data on allocated networks and an emerging use in micro-electromechanical systems (MEMS) and semiconductors by utilizing scandium with gallium nitrides (GaN). All of these applications use scandium aluminum nitrides (ScAIN) at an approximate weight percent of 30% Sc as part of the established ceramic choice for 5G radio frequency band-pass filters. While the amount of Sc required per device is extremely small (~50μg) an approximate input of 20-25kg of Sc2O3 is required for every 1kg of finished product due to fabrication losses. OnG estimates that electronics demand is estimated at 5 tpy in 2025 and expanding to 26 typ by 2030 and 55 typ by 2035.

Specialty Alloys

Scandium was evaluated in the early 2010s by the US Department of Defense as an alloying agent to create a range of high temperature alloys able to substitute for titanium in military (mainly aerospace) applications, more for weight than cost and also for manufacturability. The project reportedly met its technical goals yet foundered due to concerns over the scandium supply chain. However, alloys that showed the potential to maintain adequate strength at 300 C (a key operating threshold) were developed and the project did not completely disappear (OnG, 2025). Following the initial evaluation of titanium, evaluation began on aluminum-cerium alloys for high temperature casting, combined with low levels of scandium. The addition of scandium to the alloy, the alloys are able to approach and potentially meet the 572°F (300°C) threshold.

Aluminium-cerium-scandium (AlCeSc) alloys continue to be under development as low-cost, lightweight alternatives to titanium in applications requiring corrosion resistance and moderate elevated-temperature performance. The addressable titanium market in heat exchangers, desalination tubing, offshore and marine structures, and non-structural aerospace components is estimated at 40,000–50,000 tonnes of titanium today, with approximately 8–9% annual growth projected through 2035. The indifference price for AlCeSc alloys (at 0.2 weight percent Sc) versus the lowest-value titanium applications is estimated at approximately USD 10,000/kg Sc2O3, making price a non-binding constraint on adoption.

Despite favorable economics, adoption is expected to be slow due to material qualification timelines and institutional resistance to change in safety-critical and cost-insensitive industries. The market analysis applies a 50% demand derating factor to capture this sentiment. Scandium demand from titanium substitution is projected at approximately 14 tonnes Sc2O3 by 2030 and 55 tonnes by 2035.

Aerospace

Commercial passenger aircraft represent a technically attractive but practically inaccessible near-term market for scandium-aluminium alloys, constrained by supply chain qualification requirements, recycling obligations, and competition from engine efficiency improvements. Other

387 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

than limited use on Russian narrow-body aircraft, demand from commercial aviation is negligible and is expected to remain so through 2035.

Drones — including commercial delivery drones, civilian surveillance platforms, and military/heavy-lift systems — are identified as a more accessible and high-value market. High-scandium alloys such as Scalmalloy (registered trademark of Airbus) can reduce drone aluminium structure weight by 15–20%, translating to significant payload benefits. The indifference price for scandium in drone applications at current payload values is estimated at USD 20,000 or more per kg Sc2O3 on a one-year payback basis. Demand is forecast at approximately 20 tonnes Sc2O3 by 2030 and 40 tonnes by 2035.

Automotive

The global automotive aluminium market consumes approximately 15 million tonnes per year. While the potential demand for scandium-bearing alloys in electric vehicle (EV) battery enclosures and structural castings is theoretically large, the economics are considered unfavourable through 2035. At a minimum viable Western World scandium oxide price of approximately USD 2,000/kg, an AlCeSc alloy at 0.2% Sc would add approximately USD 4–6/kg alloy cost relative to standard automotive aluminium. Mass market adoption requires either significantly lower scandium prices (incompatible with new capital investment) or dramatic reductions in scandium alloy intensity below 0.05 weight percent with demonstrated equivalent or superior performance. The market analysis projects zero attributable automotive demand through 2035 for planning purposes.

Overall, the base case supply-demand OnG projects indicates that the scandium market will move into structural deficit during 2029, based on projected demand growth across the SOFC/SOEC, electronics, titanium substitution and drone sectors outpacing supply. Supply additions from NioCorp (2030), Rio Tinto expansion (2028–2030), and EU ScaVanger (2030) are projected to return the market to surplus in 2030–2031, with a tightening trend resuming toward 2035 as demand continues to accelerate.

The following integrated supply-demand comparison identifies key market inflection points in Figure 16‑5 and Table 16‑6 below.

388 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Supply and demand, established demand segments only,
tonnes scandium oxide
700
600
500
400
300
200
100
0
2025
2026
2027
2028
2029
2030
2031
2032
2033
2034
2035
Demand
Supply

Source: OnG 2025

Figure 16‑5: Sc2O3 tonnes Supply and Demand; Established Demand Segments Only

Table 16‑6: Scandium Oxide Supply vs. Demand by Year

	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
Total Demand (t)	37	51	84	117	171	228	300	379	478	583	711
Total Supply (t)	59	79	115	141	170	291	427	529	589	661	671
Surplus / (Deficit) (t)	22	28	31	24	(-1)	63	127	150	111	78	(-40)

Source: OnG, 2025

Notes: Figures in tonnes Sc2O3; negative values denote market deficit assumes no accelerated Chinese supply

OnG highlighted key observations below based on the supply-demand analysis:

•
The 2029 market deficit is most likely to be mitigated by accelerated capacity additions at Hunan Oriental, which has demonstrated willingness to invest ahead of demand. Spot prices are expected to firm in 2027–2029 in anticipation of tightening.
•
The projected 2030–2032 supply surplus reflects simultaneous commissioning of NioCorp, Rio Tinto expansion, and EU ScaVanger, alongside continued Chinese supply growth. This surplus is expected to moderate rather than collapse pricing, given the bifurcated Western / Chinese price structure.
•
The global supply and demand projections encompass both Chinese and non-Chinese supply. In practice, a bifurcated market means Western World consumers will experience the tighter

389 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

supply-demand balance of non-Chinese supply, supporting elevated non-China prices throughout the forecast period.
•
Commissioning delays, which are common in new hydrometallurgical operations, would materially tighten the Western World market in the 2030–2032 period.

16.1.3.3 Scandium Trioxide Pricing

OnG discussed that Scandium oxide prices in 2025 are estimated at approximately USD 800/kg Sc2O3 (3N purity, tonne quantities, ex-China). This price reflects a global market capacity utilisation of approximately 67%, consistent with short-run marginal cost pricing well below reinvestment-level economics. The independent market analyst identifies the threshold for sustained price appreciation at approximately 85% capacity utilization. A central conclusion of the OnG’s market analysis is that the global scandium market will bifurcate into Chinese and non-Chinese pricing regimes through the forecast period. This bifurcation is driven by:

•
China's imposition of export controls on scandium, aligning it with strategic critical minerals subject to state direction;
•
Bloom Energy's strategic imperative to diversify supply outside China within 2–3 years, driving committed offtake agreements at prices above Chinese market levels;
•
The inability of non-Chinese producers to justify capital investment at current Chinese price levels (estimated minimum viable price of USD 2,000/kg for byproduct recovery operations and approximately USD 3,000/kg for dedicated mining projects such as Burra); and
•
Demonstrated US government willingness to provide pricing support and capital for critical minerals supply (MP Materials rare earth contract; DoD purchase from Rio Tinto; ExIm Bank engagement with NioCorp and Sunrise).

As a result, Chinese spot prices are expected to remain in the range of USD 800–1,200/kg Sc2O3 through 2035, while non-Chinese average prices are projected to trade in the range of approximately USD 1,900–2,700/kg Sc2O3, with peak pricing in 2029–2030 and 2034–2035 corresponding to market tightness periods. OnG Pricing estimates are noted in Source: OnG, 2025

Figure 16‑6 and Table 16‑7 below.

390 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Source: OnG, 2025

Figure 16‑6: Projected Sc2O3 Price per Kg through 2035

Table 16‑7: Price Forecast by Region 2025 through 2035

Source / Region	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
China (avg.)	$ 800	$ 800	$ 1,000	$ 1,000	$ 1,200	$ 1,000	$ 950	$ 850	$ 900	$ 950	$ 1,200
World Average	$ 902	$ 876	$ 1,113	$ 1,099	$ 1,398	$ 1,429	$ 1,330	$ 1,255	$ 1,384	$ 1,637	$ 1,826
Non-China Average	$ 2,000	$ 2,000	$ 2,300	$ 2,273	$ 2,444	$ 2,412	$ 2,056	$ 1,929	$ 2,144	$ 2,508	$ 2,652
Sumitomo	$ 2,000	$ 2,000	$ 2,000	$ 2,000	$ 2,000	$ 2,000	$ 2,000	$ 2,000	$ 2,000	$ 2,000	$ 2,000
Rio Tinto	—	—	$ 3,000	$ 3,000	$ 3,000	$ 3,000	$ 3,000	$ 3,000	$ 3,000	$ 3,000	$ 3,000
NioCorp (Elk Creek)	—	—	—	—	—	$ 2,000	$ 1,750	$ 1,500	$ 1,800	$ 2,250	$ 2,500

Source: OnG, 2025

Notes:

(1)
All prices in USD per kg Sc2O3: Non-China average reflects weighted average of all non-Chinese supply sources.
NioCorp and other Western sources subject to supply-demand cycle pricing between US$1,500 (floor) and US$2,500 (ceiling) through 2035

391 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

OnG also evaluated scandium pricing specific to NioCorp and noted the following as important factors on pricing projections:

•
Prices in China and the rest of the world will bifurcate, with China likely enjoying excess supply and soft pricing while the western world sees tight supply and elevated prices. OnG do not expect this to be as abrupt a change as, say, the gallium market but OnG believes things are well down this path and will not soon turn back.
•
Bloom is already close to the point at which a second non-Chinese source of scalable scandium supply is necessary. Since Bloom's balance sheet cannot support a non-recourse financing, Bloom will have to turn to Rio (for which there are no financial contingencies) or else turn to a partner (such as SK, or perhaps the US Government) to provide loan guarantees.
•
Near term (pre-2030) only Rio and Syerston are realistic candidates to supply Bloom and Bloom will need only one of them. OnG expect Rio (more likely) and Syerston (if Rio exits the market) to expand. In either case, the project will require firm prices and OnG estimates $3,000 per Kg scandium oxide as the price needed to justify capital investment here.
•
OnG expects secondary recovery in the EU, some red mud recovery in the US, and NioCorp all to enter production in the period 2029-2032. None of these companies possess the market power of Rio and none of them can take the risk of a committed supply, thus OnG expects all these emerging suppliers to obtain prices between the China price and Rio's price, with the actual price per Kg determined by industry utilization lagged by 6-12 months (because prices will tend to be sticky). OnG also expects Sumitomo to continue to supply product to Bloom at around $2,000 per Kg scandium oxide although we see this business as limited in volume.

OnGs expectation is that western producers (other than Rio) will experience price fluctuations based on supply-demand imbalances but will likely enjoy substantially higher prices than Chinese producers. OnG noted difficulty in differentiating between NioCorp and EU/US recovery operations from red mud and titanium pigment operations and expect all these sources to experience the same price volatility over time.

As part of the Projects economics, a base price through LOM is estimated to be $1,966/kg of Sc2O3 averaged throughout the Project life.

16.1.4 Rare Earth Market Overview

In the mineral exploration and mining industry, the rare earth elements (“REEs”) are commonly defined as the lanthanide series, together with yttrium (“Y”). These include lanthanum (“La”), cerium (“Ce”), praseodymium (“Pr”), neodymium (“Nd”), samarium (“Sm”), europium (“Eu”), gadolinium (“Gd”), terbium (“Tb”), dysprosium (“Dy”), holmium (“Ho”), erbium (“Er”), thulium (“Tm”), ytterbium (“Yb”), lutetium (“Lu”), and yttrium.

Rare earth elements are not termed “rare” because they are necessarily scarce in the Earth’s crust. For example, cerium has a crustal abundance broadly comparable to copper. Rather, the term reflects the difficulty of identifying REE mineralization in concentrations, mineralogical forms, and geological settings that can be economically mined, processed, and refined. REEs typically occur together in mineral assemblages and are generally recovered into an intermediate product, such as a mixed rare earth carbonate, mixed rare earth oxide, or concentrate, before being separated into individual rare earth oxide products for use in downstream supply chains.

392 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Periodic Table of Elements
1A
2A
3B
4B
5B
6B
7B
8B
11B
12B
3A
4A
5A
6A
7A
8A
Light Rare Earth Element (LREEs)
Heavy Rare Earth Element (HREEs)
REEs are commonly Defined as the Lanthanide Series. The series can be split into Light and Heavy
Actinide Series**
Los Alamos NATIONAL LABORATORY
CHEMISTRY
element names in blue are liquids at room temperature
element names in red are gases at room temperature
element names in black are solids at room temperature

Source: Van Gosen 2014

Figure 16‑7: Lanthanide Series for REE's modified after Van Gosen 2014.

The REE market comprises of a range of sectors. Principal uses of REEs include battery alloys, catalysts, ceramics, pigments and glazes, glass polishing powders and additives, metallurgy and alloys, permanent magnets, phosphors, and other applications in chemicals, communications, healthcare, defence, and advanced technologies.

Although REEs are used across a broad range of applications, the market is commonly assessed with reference to the distribution of the individual rare earth oxides within a project’s total rare earth oxide (“TREO”) basket.

The magnetic rare earths (Nd, Pr, Tb and Dy) account for roughly 90% of the value of the overall rare earth market consumption (Adamas Intelligence, 2019). As such, these four REEs dominate the REE value within essentially all REE mineral projects, including Elk Creek (SRK, 2022).

The economic significance of an REE mineral project is therefore commonly influenced by several interrelated factors, including:

•
total rare earth oxide (TREO) grade;
•
the relative distribution of individual rare earth oxides;
•
the proportion of magnet rare earth oxides, particularly Nd, Pr, Dy, and Tb;
•
mineralogy and liberation characteristics;
•
metallurgical recoveries and processing requirements;

393 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

•
levels of deleterious or radioactive elements, particularly uranium and thorium;
•
ability to produce a saleable concentrate, carbonate, or oxide product;
•
access to downstream separation and refining capacity;
•
jurisdiction, infrastructure, permitting, and environmental considerations; and
•
potential strategic interest from governments, and downstream users.

The REE market is increasingly driven by demand for permanent magnets used in defence, electric vehicles, wind turbines, high-efficiency motors, aerospace and advanced electronics. Magnetic REEs (Nd, Pr, Dy, Tb), are expected to remain the primary value drivers. Projects located outside China with favourable mineralogy, and a credible downstream processing pathway are likely to attract increasing strategic interest.

16.1.4.1 Market Demand

Demand for the magnet feed magnetic REEs (Nd, Pr, Tb, and Dy) make up the vast majority of global REE value today and, in the years ahead, demand growth for these four REEs is expected to exceed demand growth for all other rare earth elements, challenging the ability of the supply-side to keep up.

Adamas Intelligence forecasts that global demand for NdPr oxide will increase at a compound annual growth rate (“CAGR”) of 8.2% from 2025 through 2040. As nearly all PrNd oxide consumed globally is used in the production of NdPr alloy and subsequently NdFeB permanent magnets, this forecast supports continued demand growth for the principal light magnet-feed rare earths.

Looking ahead, further U.S. domestic rare earth and magnet supply-chain participants are expected to emerge as federal funding, equity investment, and strategic partnerships continue to support projects that link mining, processing, separation, metal and alloy production, and magnet manufacturing. Heavy rare earth supply and rare earth metal-making capacity are expected to remain potential bottlenecks for the expansion of the U.S. magnet industry and other non-China supply chains. As a result, these segments may attract increased investment, strategic partnerships, and merger and acquisition activity (Adamas Intelligence, 2025).

Rare earth permanent magnet consumption was temporarily disrupted during the COVID-19 period; however, the market has since moved beyond the immediate recovery phase and is now driven by structural growth in electrification, renewable energy, high-efficiency motors, robotics, defence, aerospace, and advanced electronics. The International Energy Agency (“IEA”) reported that demand for magnetic rare earth elements has doubled since 2015 and is projected to increase by a further one-third by 2030 under current policy settings. The USGS also identifies magnets as the leading global end use for rare earths, confirming the importance of the permanent magnet sector as a major driver of REE demand (IEA, 2026).

394 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Source: Adamas 2020

Figure 16‑8: Historical global consumption and forecasted demand for NdFeB magnets by end-use category

In addition to dominating demand, China also dominates the production of REEs. The largest source of rare earths globally is the Bayan Obo mine, in the Baotou region of China, and has historically been the dominate global producer of REEs since the 1990s (SRK, 2022) Rare earths are also produced from the Maoniuping mine and several other mines in China. Recently, within the last decade, additional production has been brought online, most notably from Myanmar (South Asian clays), Australia (Mt. Weld), and the United States (MP Materials).

MP Material halted export to China in April 2025 as the US-China trade wars heated up. In April 2025 exports from Mynamar to China spiked as press agencies reported that the Kachin independence army had taken control of key mine sites key for critical exports to China choking the supply chain (Adamas Intelligence, 2025). To counter this China moved into the Shan state to counter the losses from the Kachin state. This has been effective but illustrated the need for global alternative sources of REE to alleviate pressure on these volatile supply sources.

U.S. government policy has become an increasingly important driver of rare earth market demand, particularly for magnetic rare earths used in neodymium-iron-boron (“NdFeB”) permanent magnets. Not only has mining enjoyed this improved support, but also downstream processing, metal and alloy production, and magnet manufacturing. These are strategic focus areas specifically within the domestic mine-to-magnet supply chains.

In 2025, MP Materials and Vulcan Elements, together with its partner ReElement Technologies, received significant investment support from the U.S. government. In January 2026, the U.S. Department of Commerce announced a non-binding letter of intent to provide USA Rare Earth with up to US$277 million in direct funding and up to US$1.3 billion in senior secured debt under the CHIPS and Science Act to support domestic rare earth processing and NdFeB magnet production (USA Rare Earth Inc., 2026). This investment reflects a common strategic theme for the support of vertically integrated rare earth supply chains, near-term or existing production capability, scalable development potential, and stated ambitions to establish domestic NdFeB permanent magnet manufacturing capacity of approximately 10,000 tonnes per annum (SRK, 2026).

395 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

The White House has also identified rare earth permanent magnets as derivative products of processed critical minerals that are vital to electronics, vehicles, defence systems, and broader national-security supply chains.

These policy measures aim to support increased demand for Nd, Pr, Dy, and Tb by encouraging domestic magnet manufacturing capacity. Supported by offtake agreements, stockpiling initiatives, and strategic investment in non-China rare earth supply chains the market show that this support will improve the entire value chain. Similarly, Adamas Intelligence also identified that this type of policy support will improve production capacity and limit potential near term bottlenecks and grow the supply chain.

16.1.4.2 Pricing

Adamas 2025, reported that following the Q1 2025 performance average magnet rare earth oxides prices were starting to trend higher into Q2 2025 in line with previous BASE Case expectations they had reported. Overall magnet rare earth prices trended higher due to the tightening concentrate supplies to China amidst the export restrictions.

The anticipated tightening in heavy rare earth supply conditions broadly materialised later 2025, particularly outside China, following Chinese export controls and continued dependence on Chinese heavy rare earth separation capacity (Adamas Intelligence, 2025). However, the price movements were uneven across elements and regions. Tb remained strongly supported by supply-chain concerns, while Dy pricing showed signs of correction in the Chinese domestic market as export restrictions and licensing delays contributed to material being retained domestically. As such, the late-2025 market was characterised less by a uniform HREO price increase and more by element-specific price divergence and widening regional price bifurcation.

Pricing forecasts by Adamas Intelligence for Nd oxide, Pr oxide, Tb oxide, and Dy oxide are presented in Figure 16‑9 to Figure 16‑11 below (Adamas Intelligence, 2022). These pricing forecasts support the inclusion of REEs in the Mineral Resource for the Elk Creek Project.

396 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

USD per KG
$700
$600
$500
$400
$300
$200
$100
$-

	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040
Dy Oxide	$382.41	$295.00	$310.00	$340.00	$380.00	$390.00	$400.00	$410.00	$430.00	$450.00	$470.00	$495.00	$530.00	$565.00	$580.00	$585.00	$580.00	$575.00	$570.00

Tonnes
2,000
1,500
1,000
500
-
(500)
(1,000)
(1,500)
(2,000)
(2,500)

	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040
Inventory	1,492	1,196	577	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Balance	1,150	900	(43)	(849)	(927)	(888)	(729)	(765)	(865)	(1,256)	(1,419)	(1,634)	(1,831)	(1,852)	(1,907)	(1,940)	(1,943)	(1,899)	(1,810)

Source: Adamas 2022

Figure 16‑9: Forecasted China domestic price of dysprosium oxide

$3,000
$2,500
$2,000
$1,500
$1,000
$500
$-
USD per KG

	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040
■ Tb Oxide	$2,046.1	$1,401.2	$1,550.0	$1,666.0	$1,824.0	$1,833.0	$1,840.0	$1,845.0	$1,892.0	$1,935.0	$1,997.5	$2,103.7	$2,252.5	$2,401.2	$2,465.0	$2,486.2	$2,465.0	$2,443.7	$2,422.5

300
200
100
-
(100)
(200)
(300)
(400)
(500)
(600)
Tonnes

	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040
■ Inventory	234	112	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
■ Balance	112	(11)	(184)	(223)	(241)	(233)	(205)	(215)	(236)	(314)	(349)	(394)	(435)	(442)	(455)	(464)	(468)	(463)	(449)

Source: Adamas 2022

397 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Figure 16‑10: Forecasted China domestic price of terbium oxide

$300
$250
$200
$150
$100
$50
$-
USD per KG

	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040
Nd Oxide	$134.22	$101.55	$121.42	$131.42	$139.78	$142.47	$145.16	$147.31	$158.06	$172.04	$186.02	$196.77	$207.53	$212.80	$220.38	$225.75	$228.98	$236.50	$239.73
Pr Oxide	$128.39	$98.28	$115.48	$127.53	$132.80	$135.35	$137.90	$139.95	$150.16	$163.44	$176.72	$186.94	$197.15	$202.16	$209.51	$214.62	$217.69	$224.84	$227.91
NdPr Oxide	$124.30	$95.00	$113.50	$123.00	$130.00	$132.50	$135.00	$137.00	$147.00	$160.00	$173.00	$183.00	$193.00	$197.90	$205.00	$210.00	$213.00	$220.00	$223.00

20,000
-
(20,000)
(40,000)
(60,000)
(80,000)
(100,000)
Tonnes

	2022	2023	2024	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036	2037	2038	2039	2040
Inventory	8,864	7,392	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Balance	14,292	5,920	(7,856)	(10,867)	(14,378)	(11,854)	(10,402)	(13,346)	(19,165)	(33,120)	(42,926)	(53,903)	(63,619)	(67,569)	(73,323)	(78,665)	(83,655)	(87,653)	(90,232)

Source: Adamas 2022

Figure 16‑11: Forecasted China price of neodymium oxide, praseodymium oxide and didymium oxide.

Publicly available rare earth price benchmarks in early May 2026 indicated NdPr oxide pricing up to $115.00/kg DDP USA, Tb oxide pricing of approximately US$1,130/kg FOB China and US$4,250/kg DDP USA, and Dy oxide pricing of US$280/kg FOB China and US$1,200/kg DDP USA (Argus Media (2026). These prices should be considered indicative only and are inclusive of estimated shipping terms. Mixed intermediate products, including SEG carbonate, SEG+ precipitate and heavy rare earth carbonate, are less transparent than separated oxides and are commonly valued by reference to contained rare earth value, with Dy and Tb content being particularly important. The 2026 Mountain Pass TRS (SRK, 2026), using Adamas analysis, applies a long-term SEG+ precipitate benchmark of US$51.30/kg REO equivalent for MP Materials specifications, while noting that mixed precipitate pricing remains relatively opaque.

Table 16‑8: Comparison of NioCorp Pricing to publicly available information.

Report Comparisons
Product	NioCorp Price			Adamas Q3 2025		Argus 2026 DDP USA		Mountain Pass 2025
	Price	Recovery	Units	Price	Units	Price	Units	Price	Units
NdPr Oxide, 99.5%	$125	92%	$/kg	$62.50	$/kg	$115	$/kg

398 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Report Comparisons
Product	NioCorp Price			Adamas Q3 2025		Argus 2026 DDP USA		Mountain Pass 2025
	Price	Recovery	Units	Price	Units	Price	Units	Price	Units
Tb2O3, 99.99%	$1,845	92%	$/kg	$977.50	$/kg	$4,250	$/kg
Dy2O3, 99.5%	$410	92%	$/kg	$240.00	$/kg	$1,200	$/kg
SEG Carbonate	$8.97	92%	$/kg					$51.30	$/kg
Heavies Carbonate	$5.05	92%	$/kg

Source: NioCorp 2026

For the purposes of U.S.-focused market analysis, China domestic spot prices should be treated as indicative reference prices only. U.S.-delivered rare earth oxide prices may differ materially due to supply-chain qualification, logistics, tariffs, export controls, contract terms, and ex-China premiums, particularly for heavy rare earths such as Dy and Tb. In December 2025, Argus report U.S.-delivered price assessments for NdPr oxide, Nd oxide, Pr oxide, Dy oxide, Tb oxide, Y oxide, and Gd oxide, reflecting the need for more transparent pricing benchmarks in the U.S. market. The U.S. Department of Defense’s 2025 agreement with MP Materials, which included a US$110/kg NdPr price floor, also provides a relevant policy-supported benchmark for domestic rare earth supply-chain development.

Current market conditions support the use of NioCorp pricing in this technical report.

16.2 Contracts and Status

The Company has entered into one executed offtake agreement covering ferroniobium produced from the Project, and has advanced a second offtake agreement, covering ferroniobium together with the balance of the Project’s saleable commodities, to a draft definitive stage. The two agreements together form the contractual framework that underpins the marketing assumptions used elsewhere in this Report. The summaries below describe the material commercial terms of each agreement and are qualified in their entirety by reference to the complete text of the relevant agreement. The executed agreement has been filed by the Company on SEDAR+. The draft agreement remains under negotiation as at the effective date of this Report and would be filed if and when executed in substantially the form described below.

16.2.1 Ferroniobium Offtake Agreement with Thyssen Krupp Metallurgical Products GmbH

On November 10, 2014, NioCorp entered into an offtake agreement with Thyssen Krupp Metallurgical Products GmbH (the “TK Agreement”), a company organized under the laws of Germany. The TK Agreement remains in force as at the effective date of this Report and has been filed by the Company on SEDAR+. The agreement grants Thyssen Krupp the exclusive right to purchase a Committed Product Amount of ferroniobium from the Project for sale within a defined Territory, being Europe and such other countries as the parties may agree from time to time in writing. The Committed Product Amount is 50% of annual ferroniobium production from the Project, capped at

399 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

3,750 tonnes per year. The recitals to the TK Agreement record the parties’ expectation that the Project will produce approximately 7,500 tonnes of ferroniobium per annum, against which the cap was set. In any single month the Buyer is entitled to order up to 150% of one-twelfth of the Committed Product Amount, subject to the annual cap. Ferroniobium production in excess of the Committed Product Amount may be sold by the Company to other customers, provided that such other customers are not permitted to on-sell into the Territory. The agreement also contemplates a third-party investment scenario in which an investor in the Project may be permitted to participate provided that the investor does not distribute the product within the Territory.

Pricing under the TK Agreement is referenced to the low quotation for ferroniobium published in the Metal Pages “Ferro-niobium 65% Nb (EU)” Index for the week prior to delivery (or such other price as the parties may agree in writing for a particular order). The settlement calculation, in sequence, applies any agreed customer discount or premium to produce a Market Price 1, deducts the Buyer’s actual logistics, financing and handling costs (freight, marine insurance, port and warehouse handling, customs clearance, import duties, storage, and inland freight) to produce a Market Price 2, and deducts a commission of 3.75% calculated on the Market Price 2 to arrive at the Settlement Price payable to the Company. The Buyer pays 85% of the Provisional Price within ten days of shipment against the Seller’s invoice, bill of lading or equivalent waybill, certificate of origin and certificate of quality and quantity, with a true-up at the end of the month following delivery once actual logistics costs are fixed. Deliveries are generally made FCA or FOB Port of Shipment under Incoterms 2010. The term of the TK Agreement commences within 30 days of the first commercial production of ferroniobium and continues for 10 years from that date, extendable by mutual written agreement of the parties. The agreement is governed by the substantive laws of Switzerland (excluding the United Nations Convention on Contracts for the International Sale of Goods) and provides for binding arbitration under the Rules of the International Chamber of Commerce, seated in Paris, France, conducted in the English language.

16.2.2 Definitive Offtake Agreement with Traxys North America LLC

NioCorp and Traxys North America LLC (“Traxys”), a Delaware limited liability company, have advanced a draft definitive offtake agreement (the “Traxys Agreement”) that, upon execution, will supersede and replace the parties’ prior arrangements in their entirety, being (i) the ferroniobium offtake agreement originally entered into between NioCorp and CMC Cometals on June 13, 2016 (subsequently assigned to Traxys, as amended), and (ii) the scandium offtake agreement between NioCorp and Traxys dated October 3, 2018. The draft of the Traxys Agreement reviewed for the purposes of this disclosure is dated April 13, 2026. The Traxys Agreement has not been executed as at the effective date of this Report. Certain commercial terms in the draft, including the reference pricing publication and quotation period applicable to ferroniobium, the per-order and aggregate caps on deductible marketing costs, the agreed commission rates applicable to the products other than ferroniobium, and the form of credit support to be provided by the Buyer, remain to be agreed between the parties prior to execution. There can be no assurance that the Traxys Agreement will be executed on the terms summarized below, or that it will be executed at all.

The draft Traxys Agreement covers two product categories. The first is ferroniobium produced from the Project, in respect of which the Committed Product Amount is 50% of annual ferroniobium production. The second is the balance of the Project’s saleable commodities (the “Other Products”), comprising niobium pentoxide, scandium oxide, scandium metal, scandium-aluminum master alloy, titanium dioxide, titanium chloride and the rare earth elements identified in the schedule to the

400 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

agreement. Traxys has been granted the exclusive right to market and sell 100% of the Other Products produced from the Project on a best-efforts basis, subject to small quantities reserved by NioCorp for sampling, quality control and regulatory requirements. The Territory for ferroniobium is global, excluding the territory reserved to Thyssen Krupp under the TK Agreement for so long as the TK Agreement remains in effect; the Territory for the Other Products is worldwide. The draft Traxys Agreement also includes a Strategic Transaction mechanism, under which NioCorp may identify and negotiate commercial arrangements with third parties relating to the marketing and sale of any Product, with all such sales (other than sales pursuant to the TK Agreement) executed through Traxys as marketing and sales intermediary. Where a Strategic Transaction results in economics more favourable than would otherwise be realized under the standard pricing structure, the incremental economics are allocated 75% to NioCorp and 25% to Traxys.

Pricing under the draft Traxys Agreement is structured around a Provisional Price for ferroniobium (referenced to a Pricing Publication and Quotation Period to be specified prior to execution) and, for each Other Product, a Market Price to be mutually agreed in writing prior to each shipment. In each case the settlement calculation deducts from the reference price (i) any agreed customer discount or premium, (ii) the Buyer’s actual logistics costs, at cost and without mark-up, (iii) the Buyer’s actual marketing costs, subject to per-order and annual aggregate caps to be specified, (iv) finance charges of U.S. Prime multiplied by 1.3333 in respect of any agreed customer credit terms in excess of net 30 days, and (v) a commission of 3.5% calculated on the net amount resulting from the foregoing deductions (or, for each Other Product, the commission rate agreed in writing between the parties in the relevant exhibit to the agreement, with a default rate of 3.5% applying in the absence of such agreement). The Buyer is required to pay the Provisional Price in full within ten days of shipment, with a settlement true-up at the end of the month following delivery once actual logistics costs are fixed. Deliveries are generally made FCA Seller’s plant under Incoterms 2020. The Buyer is required to maintain detailed records of all costs and deductions taken under the pricing clauses and is subject to an annual right of audit by an independent accounting firm.

The term of the draft Traxys Agreement commences on the Commercial Production Date, defined as the first day of the month during which the Project’s output of the applicable Product over the three preceding calendar months equals or exceeds 80% of Planned Production on an annualized basis, and continues for an initial term of 10 years, with automatic renewals for successive one-year periods unless either party provides 12 months’ written notice of non-renewal. If the Commercial Production Date has not occurred on or before the date that is 60 months after execution, either party may unilaterally terminate the agreement within the 90 days following that date; force majeure events do not suspend or extend that 60-month sunset. The Buyer is required to provide customary credit support for its obligations in forms acceptable to NioCorp and its lenders, the form of which remains to be agreed. The agreement is governed by the laws of the State of New York (without regard to choice of law principles) and provides for binding arbitration under the Rules of the International Chamber of Commerce, seated in New York, New York, conducted in the English language by a single arbitrator.

Other than the two agreements described above, the Company has not entered into any binding offtake or marketing arrangements covering production from the Project as at the effective date of this Report. Marketing of the balance of ferroniobium production not committed under the TK Agreement (and, following its execution, the Traxys Agreement), and of the Other Products, will be subject to commercial arrangements to be concluded in the ordinary course, including any Strategic Transactions implemented through Traxys under the framework of the draft Traxys Agreement once

401 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

executed. The TK Agreement constitutes, and the Traxys Agreement upon execution is expected to constitute, a material contract for the purposes of applicable Canadian securities disclosure obligations.

16.3 Market Dynamics

Since the commissioning of the market reports that support the Elk Creek Project’s Mineral Resource and Mineral Reserve, there have been changes of substance to the market prices for dysprosium, terbium and scandium. All three of these elements are an important part of the project’s economics and are produced predominantly in China. China began to implement market export controls in April 2025. In June 2026, China added specific US rare-earth producers and defense-linked manufacturers to its extraterritorial export control list. The net impact of these changes has been a bifurcation of the market for the dysprosium, terbium and scandium into two pieces: A Chinese market, and a market for the rest of the world. The practical impact of this bifurcation is a dramatic difference in price for these products in China versus the rest of the world; in general, prices outside of China are 3 to 4 times the price inside China at the time of writing. The light rare earths, niobium and titanium are not impacted by these changes.

In considering the impact of these price changes, this report presents conservative prices in Section 19.1 of this report as the long-term basis for the project’s Mineral Resource and Mineral Reserve. However, to account for the economic impacts of the current high price environment (which does not show any signs of abating), higher prices for terbium, dysprosium and scandium are used in the Project’s economic model. Additional information for each of these products is presented in Sections 19.3.1 and 19.3.2 below.

16.3.1 Scandium

The text below is adapted from OnG’s reassessment of Scandium pricing in June 2026:

“We have reassessed our scandium pricing forecast since August of 2025. There are a range of reasons, some unchanged and some new, and we summarize the logic below.

First, unchanged from 2025, we believe prices in China and the rest of the world will bifurcate, with China likely enjoying excess supply and soft pricing while the western world sees tight supply and elevated prices. As of late June 2026, prices in China appear to be in the range of $850-900/Kg oxide (for a 3N oxide) while western world prices are perhaps 4x higher in the commercial market and almost 6x higher as paid by the US DLA to Rio.

Prices for scandium oxide in China appear to have risen modestly in recent months, according to The Rare Earth Observer. We believe these prices are reasonably representative of domestic China prices but, thanks to export control and dual use legislation in China, are currently unmoored from global pricing.

Second, Bloom is one of the beneficiaries of the enormous capital investment surge in AI, potentially set to reach $650 billion in 2026 if company announcements are to be believed. Within the US, both Goldman and JP Morgan estimate very large medium-term power shortages due to congested grids, shortage of interconnect plant, and long lead times for new gas turbines. JP Morgan estimates a shortfall in available AI power in the US of about 50GW in 2028. This explains why many data centres are turning to fast-to-deploy power (solar plus storage) and islanded (no grid reliance) power infrastructure to help accelerate time to market.

402 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Bloom has several headline AI related agreements, including Brookfield (up to $5 billion), Oracle (master agreement for 2.8 GW), AEP (up to 1 GW), and Nebius (328MW for 2026 installation). At an estimated 75 Kg/MW scandium intensity, Nebius alone represents almost 25 tons of scandium oxide demand. The four announced agreements together represent likely over 400 tons of incremental scandium oxide demand.

While growth in the hydrogen market appears to be slowing and being pushed out, the next 5 years were not anticipated to represent meaningful scandium demand and we do not see a slowdown in electrolysis demand as having a meaningful impact on Bloom's business in the next 5 years.

Bloom may defer or decline opportunities in its core business and may slow down its work on maritime power - in fact, we think both these outcomes are probably inescapable - however the scale of AI demand and probable further growth in orders imply Bloom likely has to expend dramatically, and quickly, its scandium supply. This could come from China, from laterite secondary recovery, and from emerging Western World projects such as Rio and Sunrise.

Third, Bloom's revenue and demand growth in the past twelve months, plus the risk of reliance on Chinese scandium, mean Bloom likely has to move aggressively to develop alternative sources of supply outside of China. The company has never disclosed any perceived risk of scandium supply but it is widely understood Bloom is heavily dependent on Chinese scandium oxide and (less clear but widely understood to be the case) ceramic elecrodes. Scandium itself is categorised in China as a dual use material and we believe continued supply cannot be taken for granted. Thus Bloom will have to commit to expand supply and without a currently bankable balance sheet will need to pay a premium for supply.

Fourth, in the near term (pre-2030) there are limited options for Bloom. Rio is developing a 12-ton per year plant but whether it goes beyond this is an open question for a tiny unit within a $5 billion-range business unit (Rio Tinto Fer et Titan) that is currently an asset held for sale. We understand there are plans to expand recovery at Sumitomo's operations in the Philippines, however the plant appears from export data never to have produced more than about 75% of nameplate capacity (7.5 tpy scandium oxide). Syerston (Sunrise's primary scandium project) is approaching a final investment decision probably subject to adequate debt finance, but we doubt an agreement with Bloom could backstop debt meaning Sunrise will need either Government guarantees or a willing lender, for which margin-based covenants will be important. This means higher prices, of course.

There is no doubt that the laterite nickel-cobalt operations in Indonesia, the Philippines and Papua New Guinea contain thousands of tons of scandium in their ores. Actual recovery is minuscule in contrast (Sumitomo in Tagano Bay) and probably China MinMet via the Ramu project in Papua New Guinea, currently perhaps 10-20 tpy of scandium oxide although with large uncertainties.

We could imagine small pilot plants at other laterite operations in the medium term, but doubt the risk of affecting a large part of the material flow at any of these plants, to recover scandium for Bloom, would represent an acceptable commercial risk for any laterite operator.

Fifth, there appears to be strongly increasing interest in scandium-aluminium alloys and additive manufacturing, especially in aerospace where scalmalloy powders (on average around 1 weight percent contained scandium) are showing striking benefits in aluminium additive printing. The MoUs between Traxys and Niocorp and Sunrise and Lockheed make the point that additive manufacturing alloys are likely a near term demand source for scandium, albeit that neither offtaker is willing (both are able) to provide bankable financing.

403 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Additive parts offer several benefits, including the ability to achieve complex shapes for parts inaccessible via more established metal making, the ability to reduce material intensity and frequently by double-digit percentages over standard metallurgy parts, the ability to prototype and iterate rapidly, and a buy-to-fly bill of materials close to one.

For aerospace, a bona fide weight reduction for a civilian aircraft is estimated to be worth $4,000 per Kg. Hence if scalmalloy allows a 1% weight reduction for a 1% addition of scandium metal, crudely put the part can tolerate a scandium price of $4,000. Of course, there is more to the matter but this very naive arithmetic illustrates the possible value of scandium alloys in aerospace.

One final data point here is the emergingevidence (private communications from industry actors) that Scalmalloy enables aluminium additive printing in ways other aluminium alloys cannot, especially in achieving desired as-built alloy strength. We understand the focus of the Lockheed-Sunrise deal is Scalmalloy, for instance.

We expect industrial applications of scandium to grow faster than our prior projections once a supply is established (probably from Sunrise), creating price competition for Bloom as aluminium additive and wider use of scandium in industrial alloys starts to grow.

Our former projections from August 2025 are reproduced below in Table 16‑9:

Table 16‑9: Price projections, current US$, scandium oxide per Kg by source, 2025-35.

	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035
China	800	800	1000	1000	1200	1000	950	850	900	950	1200
Sumitomo	2000	2000	2000	2000	2000	2000	2000	2000	2000	2000	2000
Rio	0	0	3000	3000	3000	3000	3000	3000	3000	3000	3000
NioCorp	0	0	0	0	0	2000	1750	1500	1800	2250	2500
Other	0	0	0	0	0	2000	1750	1500	1800	2250	2500
Average	902	876	1113	1099	1398	1429	1330	1255	1384	1637	1826

Source: OnG Estimates & Analysis, August 2025

Today things look very different. We no longer believe that China prices can be relied upon by Western consumers. Thus, low-capacity utilisation in China, something we expect to persist while also maintaining low prices and driving net demand there, is unlikely to operate so as to exert significant downward leverage on Western market pricing. Ultimately, the Government of China's goal is to export end products rather than raw materials hence access to refined minerals, or components such as solid oxide electrolytes, risk becoming much harder to source from China.

Moreover, western firms are certain to be aware of supply constraints. Scandium is currently (a) essential for certain cell phone 5G components and (b) largely unobtainable outside China. This is sure to engender a loss of trust in China's ability to supply that will be hard to overcome even if Chinese policies changed today. All in all, this means that western firms will be forced to buy what they can from non-Chinese sources, what they must from China, and hope the supply meets their needs for their businesses.

So, where does this leave prices? The current Rio price, based on market rumours, is close to $5,000/Kg of scandium oxide (probably a 3N product). Rumours also suggest prices from Taganito have picked up from a low around $1,000/Kg scandium oxide in 2023 (using Philippines export data)

404 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

to closer to $1,500/Kg for a similar quality oxide. The Sunrise data that is public suggests an oxide price of $1,500/Kg would be sufficient, however this is before significant capital has been expensed and our view is costs and pricing are optimistic. Moreover, whatever Sunrise's initial price (which we expect to be $2,000/Kg or higher), further expansions ought to see higher pricing.

We do not expect other emerging miners (Scandium International, Scandium Canada, Australian Mines etc) to be able quickly to raise capital in the event Sunrise is actually able to reach financial close (still a moot point at time of writing). There are no bankable offtakes in sight and as we discuss below, there are several risks to our forecast.

The impact of AI is decisive in our model of supply and demand. Eliminating everything except Bloom, electronics demand and half of aerospace/drone demand, the scandium market (even with our former China projections) is expected to be short supply until 2031 and to remain above 90% utilisation except in 2034. Hence prices will in our view trade well above our August 2025 projections. Prices will have to rise enough (a) to stimulate extra supply; (b) perhaps to enable some additional Chinese exports; and (c) to depress demand in lower value segments (some metal alloy markets, possibly some existing Bloom business). Revised Sc pricing projection is shown below in Table 16‑10.

Table 16‑10: Revised Price projections, current US$, scandium oxide per Kg by source, 2025-36

	2025	2026	2027	2028	2029	2030	2031	2032	2033	2034	2035	2036
China	800	800	1000	1200	1200	1000	950	850	900	950	1200	1200
Sumitomo	1250	1500	2500	3000	3000	3000	3000	3000	3000	3000	3000	3000
Rio	3000	4900	4500	3500	3500	3500	3500	3500	3250	3500	3500	3500
NioCorp						3250	3250	3250	2900	3250	3250	3250
Sunrise				2000	2500	3000	3000	3000	2500	3000	3000	3000
Other						3250	3250	3250	2900	3250	3250	3250
Average	963	1106	1736	2105	2051	2144	2287	2333	2082	2360	2433	2433
Non-China average	1750	2427	3500	3350	3350	3308	3282	3293	3001	3324	3324	3324

Source: OnG Estimates & Analysis, June 2026

We expect current non-China prices to rise rapidly through 2027, then to dip somewhat as Sunrise starts up and offers (we estimate) $2,000/Kg for oxide initially. We do not expect this to last.

Our view is that prices will have to reach and remain in the $3,000/Kg range for oxides to permit adequate scandium supply. We expect small volumes of red mud and EU Scavanger-type supply through our planning period, however (a) these are not low-cost operations and (b) the heterogeneity of these resources means their contribution to overall supply will be measured.

We do not expect a positive price environment to help the sundry scandium juniors to enter the market quickly. Capital will in our opinion remain short for pure scandium operations, Sunrise aside thanks to the shareholding of Robert Friedland.

There are several risks to our forecast.

1.
The AI boom may turn out to be a bubble. We do not believe current levels of capital investment are sustainable and the revenue model is unproven, but there is a plausible argument that AI represents the long-delayed returns to innovation that followed mass

405 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

electrification. Still, a large downturn in near-term AI capital spending would drastically reduce scandium demand and therefore our price outlook.
2.
Trade war may turn into trade peace. Were this to happen (we think it highly improbable over our forecast horizon) Chinese raw materials would immediately undercut western demand across a host of critical industries. For this reason and regardless of what China wants, we see growth in domestic and bloc-style critical material supply as a long-term global shift.
3.
Large scale reclamation of scandium from laterites may start. Whether this would redound to the benefit of western firms is open to doubt, not least since many projects operate using Chinese technology and this will impose export controls on scandium.
4.
Demand may quickly exceed our projections in metal markets. The value of scandium is likely to be extremely high in additive-printed aluminium and even a modest share will push prices higher for all other consumers.
5.
Broader application in electronics (such as power electronics) could rapidly grow demand in semiconductors. This, too, would pressure supply into Bloom.
6.
Finally, if Chinese scandium exports are substantially curtailed at any time during the balance of this decade, all bets are off. There is not enough scandium to meet market needs and the economic damage will be widespread unless Bloom can dramatically (by a factor of 3-10 depending on timing) reduce scandium intensity per MW. We have no reason to believe the company is even close to this capability.

Our base case is what it is. We believe all the above variations are relatively low probability and while they do not cancel out, our price outlook provides a reasonable view of the current landscape for scandium pricing evolution.”

16.3.2 Dysprosium and Terbium

The market dynamics for dysprosium and terbium closely mirror those for scandium. Reputable rare earth market services are now reporting in China and outside China pricing. The demand for these two elements outside of China has not abated, and the available supplies are commanding a price that is 3 to 4 times the in China price. A compilation of pricing reported by Argus in the second quarter 2026 appears below in Table 16‑11.

Table 16‑11: Argus Non-Ferrous Market Pricing for Dy and Tb

2Q26 Average
Dy	$1,308
Tb	$4,523

Issue	Date	Dysprosium Oxide min 99.5% ddp US, $/kg			Terbium Oxide min 99.99% ddp US, $/kg
		Low	High	Average	Low	High	Average
26-66	7-Apr-26	$ 1,050	$ 1,200	$ 1,125	$ 3,800	$ 4,250	$ 4,025
26-68	9-Apr-26	$ 1,050	$ 1,200	$ 1,125	$ 3,800	$ 4,250	$ 4,025
26-70	13-Apr-26	$ 1,050	$ 1,200	$ 1,125	$ 3,800	$ 4,250	$ 4,025
26-71	14-Apr-26	$ 1,050	$ 1,200	$ 1,125	$ 3,800	$ 4,250	$ 4,025
26-72	15-Apr-26	$ 1,050	$ 1,200	$ 1,125	$ 3,800	$ 4,250	$ 4,025

406 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

26-73	16-Apr-26	$ 1,050	$ 1,200	$ 1,125	$ 3,800	$ 4,250	$ 4,025
26-74	17-Apr-26	$ 1,050	$ 1,200	$ 1,125	$ 3,800	$ 4,250	$ 4,025
26-82	29-Apr-26	$ 1,050	$ 1,200	$ 1,125	$ 3,800	$ 4,250	$ 4,025
26-83	30-Apr-26	$ 1,050	$ 1,200	$ 1,125	$ 4,000	$ 4,250	$ 4,125
26-86	6-May-26	$ 1,050	$ 1,200	$ 1,125	$ 4,000	$ 4,250	$ 4,125
26-87	7-May-26	$ 1,050	$ 1,200	$ 1,125	$ 4,000	$ 4,250	$ 4,125
26-88	8-May-26	$ 1,050	$ 1,200	$ 1,125	$ 4,000	$ 4,250	$ 4,125
26-90	12-May-26	$ 1,050	$ 1,200	$ 1,125	$ 4,000	$ 4,250	$ 4,125
26-91	13-May-26	$ 1,050	$ 1,200	$ 1,125	$ 4,000	$ 4,250	$ 4,125
26-92	14-May-26	$ 1,200	$ 1,600	$ 1,400	$ 4,500	$ 5,000	$ 4,750
26-93	15-May-26	$ 1,200	$ 1,600	$ 1,400	$ 4,500	$ 5,000	$ 4,750
26-94	18-May-26	$ 1,200	$ 1,600	$ 1,400	$ 4,500	$ 5,000	$ 4,750
26-96	20-May-26	$ 1,200	$ 1,600	$ 1,400	$ 4,500	$ 5,000	$ 4,750
26-97	21-May-26	$ 1,200	$ 1,600	$ 1,400	$ 4,500	$ 5,000	$ 4,750
26-98	22-May-26	$ 1,200	$ 1,600	$ 1,400	$ 4,500	$ 5,000	$ 4,750
26-99	26-May-26	$ 1,200	$ 1,600	$ 1,400	$ 4,500	$ 5,000	$ 4,750
26-101	28-May-26	$ 1,200	$ 1,600	$ 1,400	$ 4,500	$ 5,000	$ 4,750
26-102	29-May-26	$ 1,200	$ 1,600	$ 1,400	$ 4,500	$ 5,000	$ 4,750
26-103	1-Jun-26	$ 1,200	$ 1,600	$ 1,400	$ 4,500	$ 5,000	$ 4,750
26-104	2-Jun-26	$ 1,200	$ 1,600	$ 1,400	$ 4,500	$ 5,000	$ 4,750
26-105	3-Jun-26	$ 1,200	$ 1,600	$ 1,400	$ 4,500	$ 5,000	$ 4,750
26-106	4-Jun-26	$ 1,200	$ 1,600	$ 1,400	$ 4,500	$ 5,000	$ 4,750
26-107	5-Jun-26	$ 1,200	$ 1,600	$ 1,400	$ 4,500	$ 5,000	$ 4,750
26-108	8-Jun-26	$ 1,200	$ 1,600	$ 1,400	$ 4,500	$ 5,000	$ 4,750
26-109	9-Jun-26	$ 1,200	$ 1,600	$ 1,400	$ 4,500	$ 5,000	$ 4,750
26-110	10-Jun-26	$ 1,200	$ 1,600	$ 1,400	$ 4,500	$ 5,000	$ 4,750
26-111	11-Jun-26	$ 1,200	$ 1,600	$ 1,400	$ 4,500	$ 5,000	$ 4,750
26-112	12-Jun-26	$ 1,200	$ 1,600	$ 1,400	$ 4,500	$ 5,000	$ 4,750
26-113	15-Jun-26	$ 1,200	$ 1,600	$ 1,400	$ 4,500	$ 5,000	$ 4,750
26-114	16-Jun-26	$ 1,200	$ 1,600	$ 1,400	$ 4,500	$ 5,000	$ 4,750
26-115	17-Jun-26	$ 1,200	$ 1,600	$ 1,400	$ 4,500	$ 5,000	$ 4,750
26-116	18-Jun-26	$ 1,200	$ 1,600	$ 1,400	$ 4,500	$ 5,000	$ 4,750
26-117	19-Jun-26	$ 1,200	$ 1,600	$ 1,400	$ 4,500	$ 5,000	$ 4,750
26-118	22-Jun-26	$ 1,200	$ 1,600	$ 1,400	$ 4,500	$ 5,000	$ 4,750
26-119	23-Jun-26	$ 1,200	$ 1,600	$ 1,400	$ 4,500	$ 5,000	$ 4,750
26-121	25-Jun-26	$ 1,200	$ 1,600	$ 1,400	$ 4,500	$ 5,000	$ 4,750
26-122	26-Jun-26	$ 1,200	$ 1,600	$ 1,400	$ 4,500	$ 5,000	$ 4,750

Source: (Argus, 2026)

16.3.3 Economic Model Pricing

Based on the information presented in Sections 16.3.1 and 16.3.2, Table 16‑12 below presents a comparison between the pricing used for the resources and reserves presented in this report, along with the pricing utilized in the project’s economic model. Note that the scandium pricing presented in Section 16.3.1 is averaged over the forecast period.

407 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Table 16‑12: Pricing Comparison – Resource/Reserve versus Economic Model

Product	2026 Pricing For Resources/Reserves	2026 Pricing For Economic Model
Ferroniobium	$23.59/lb Nb $52.00/kg Nb	$23.59/lb Nb $52.01/kg Nb
Scandium Trioxide	$892/lb $1,966/kg	$1,562.90/lb $3,443.61/kg
Titanium Tetrachloride	$0.84/lb $1.86/kg	$0.84/lb $1.86/kg
Nd/Pr oxide	$56.7/lb $125/kg	$62.78/lb $138.40/kg
Dy oxide	$186/lb $410/kg	$593.30/lb $1,308/kg
Tb oxide	$837/lb $1,845/kg	$2,048.21/lb $4,515.52/kg
SEG Carbonate	$4.07/lb $8.97/kg	$4.07/lb $8.97/kg
Heavies Carbonate	$2.29/lb $5.05/kg	$2.29/lb $5.05lg

Source: NioCorp 2026

408 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

17 Environmental Studies, Permitting & Plans, Negotiations, or Agreements with Local Individuals or Groups

17.1 Environmental Studies

17.1.1 Soils

As outlined in the previous technical report summary (Batty et al. 2022), the Natural Resources Conservation Service identifies soils in the area as primarily comprised of clay, silty clay, silt loam, and clay loam; the ecological site is typified as “rangeland”. Infiltration is generally “slow” to “very slow”, and the depth to any restrictive layer in all soil types is more than 200 cm below ground surface (bgs). The area’s soils range in slope from 2% to 30% with the majority having slopes between 6% and 11% and are generally eroded (NRCS, 2015).

17.1.2 Climate/Meteorology/Air Quality

A dedicated meteorological station was installed at the Elk Creek site in July 2014. The instrument package included devices for: wind speed; wind direction; temperature; temperature difference (3 feet to 30 feet); dew point temperature; precipitation; pressure; and solar radiation. These meteorological data were continuously monitored until 2022, periodically audited by a third party, and are available for use in air dispersion modeling and air quality permitting.

Upon meeting with the Nebraska Department of Environment and Energy (NDEE, now DWEE) in 2016 regarding the on-site air monitoring program and air quality permitting needs, it was determined that the ambient monitoring program must include PM2.5 data collection. At that time, this parameter was under review by the U.S. Environmental Protection Agency (EPA). Thus, monitoring for PM2.5 was initiated in February 2017; PM10 monitoring was added in March 2017, along with CO, NOx, SOx, and ozone.

The Elk Creek site obtained an air quality construction permit in 2020, which remains active. Follow-up meetings with DWEE in late 2025 to update the agency on the status of and changes to the project resulted in determination that a modification to the air quality construction permit would be necessary due to a change in the PM2.5 air quality standard. In January 2026, it was also determined that a second air quality construction permit would be required as on-site power generation would be necessary due to the Company’s decision to use an on-site microgrid to provide power during construction and operations. Coordination with the microgrid provider is ongoing at this time, with initiation of air quality permitting for this additional source to follow.

17.1.3 Cultural and Archaeological Resources

As outlined in the previous technical report summary (Batty et al. 2022), there are no significant archaeological resources which will be impacted by construction of the Project, including the mine and processing area, evaporation pond and tailings impoundment area.

The Project will be subject to the provisions of the Nebraska Unmarked Human Skeletal Remains and Burial Goods Protection Act (Neb. Rev. Stat. §28-1301) during construction.

17.1.4 Vegetation

As outlined in the previous technical report summary (Batty et al., 2022), cultivated cropland makes up the predominant surface land cover within the project boundary, with native and non-agricultural

409 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

vegetation found along field margins and in riparian areas associated with surface water drainages. NRCS (2015) ecosite descriptions note that areas in proximity to the project have predominantly annual and perennial weedy forbs and less desirable grasses which resulted from the abandonment of adjacent farmland. NioCorp has committed to best management practices which include project development predominantly on previously disturbed land.

17.1.5 Wildlife

As outlined in the previous technical report summary (Batty et al., 2022), the project is located within the Tallgrass Prairie Ecoregion of Nebraska (Schneider et al., 2011). This ecoregion is home to more than 300 species of resident and migratory birds and 55 mammal species, most of which are also found in central and western Nebraska.

17.1.6 Threatened, Endangered, and Special Status Species

As listed in the previous technical report summary (Batty et al., 2022), the following “Tier I at-risk species” for the state of Nebraska may occur in the vicinity of the project:

Birds:

•
Greater Prairie-Chicken (Tympanuchus cupido);
•
Henslow’s Sparrow (Ammodramus henslowii);
•
Loggerhead Shrike (Lanius ludovicianus); and
•
Wood Thrush (Hylocichla mustelina)

Reptiles:

•
Massasauga (Sistrurus catenatus); and
•
Timber Rattlesnake (Crotalus horridus)

Insects:

•
Iowa Skipper (Atrytone arogos iowa);
•
Regal Fritillary (Speyeria idaliaI);
•
Married Underwing (Catocala nuptialis); and
•
Whitney Underwing (Catocala whitneyi)

Mollusks:

•
Pimpleback (Quadrula pustulosa);
•
Pistolgrip (Tritogonia verrucosa); and
•
Plains Pocketbook (Lampsilis cardium)

Mammals:

•
Plains Harvest Mouse (Reithrodontomys montanus griseus)

The U.S. Fish and Wildlife Service (USFWS) Information for Planning and Consultation (IPaC) tool and the Nebraska Game and Parks Commission (NGPC) Conservation and Environmental Review

410 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Tool (CERT) were used to review the project for risks to threatened and endangered species. NioCorp and Olsson also coordinated with NGPC via two conference calls in December 2025. Olsson completed a biological assessment at the request of NGPC, which included effects determinations for the northern long-eared bat (Myotis septentrionalis) and western massasauga (Sistrurus tergeminus). Because these determinations were “no effect” and “may affect, but not likely to adversely affect”, respectively, NGPC gave its approval for state-level permitting. NioCorp committed to make every effort practicable to only remove trees from the site within the inactive period for the bat (September 15 – March 31), and to use downward-facing lighting on the project site whenever possible and practicable.

Based on a review of the USFWS IPaC and NGPC CERT results, there is no designated critical habitat for threatened, endangered, or proposed species within the project area. The USFWS IPaC identified three proposed species as potentially occurring within the project site: monarch butterfly (Danaus plexippus), Suckley’s cuckoo bumble bee (Bombus suckleyi), and western regal fritillary (Argynnis idalia occidentalis). As there is no federal nexus for the project, these three species were not further considered. USFWS IPaC did not identify any currently listed species with the potential to occur within the project area.

17.1.7 Land Use

As outlined in the previous technical report summary (Batty et al., 2022), farming for livestock, crops, and pasture have been the most important land uses within Johnson County. Land use in the vicinity of the project is most suitable for rangeland and hay or corn, sorghum, or soybeans if irrigated (USDA, 1984).

17.1.8 Hydrogeology (Groundwater)

As outlined in the previous technical report summary (Batty et al., 2022), a hydrogeological characterization of the deposit was conducted in 2014. The data collected here was used to establish prospective mine water inflow. The hydrogeological issues associated with preliminary findings were significant enough to warrant a second investigation in 2015. The results of this testing were used to develop a preliminary conceptual model.

The data was re-analyzed in 2017 by Adrian Brown, a mining geohydrological consultant. Based on his review, Brown concluded that mine inflow control could be achieved using ground freezing and grouting for the shafts and grouting in the mine development. Additional work in 2025 by Adrian Brown determined that improved control of formation water inflow to the mine could be achieved through grouting. Water treatment of the mine dewatering flow can be handled by reverse osmosis (RO), and the RO permeate can then be used in the surface plant. The salts/brines from the RO will be evaporated or crystallized into a solid salt, which can then be disposed of in engineered and lined salt management cells or disposed offsite (Batty et al., 2022).

While sampling from 2014 and 2015 indicated similar water quality, results varied across the site. Deep groundwater test samples identified dissolved solids sometimes over 18,000 ppm (with major contributors of sodium and chloride) as well as maximum contaminant load (MCL) exceedances of arsenic, gross alpha, and Ra-226 + Ra-228. These deep groundwater samples also documented exceedances of secondary MCLs for chloride, fluoride, iron, manganese, sulphate, and total dissolved solids (Batty et al., 2022). The deep groundwater quality is a pre-exiting condition, and suggests that the water is remnant of the shallow sea the existed around the time the Pennsylvanian marine sediments formed.

411 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

It is noted that the project will include a grouting program to minimize seepage of deep groundwater into the mine and that any seepage will be treated as described above.

17.1.9 Hydrology (Surface Water)

As outlined in the previous technical report summary (Batty et al., 2022), surface water sampling has been conducted at the site periodically since early 2014 to establish baseline monitoring results for upstream and downstream areas of the project. The preliminary results identified: (1) minor water quality impairments; (2) average stream TDS concentrations that fluctuated, although this is likely the result of post-harvest runoff; (3) circum-neutral stream pH; and (4) gross alpha, beta, Ra-226 and Ra-228 detection in some water samples, although below MCLs

•
Wetlands / Riparian Zones

Olsson Associates (now Olsson) completed a wetland delineation for the project in 2015. Olsson identified 45 wetlands totaling 4.3 hectares (10.64 acres). In 2016, Olsson submitted a request for an Approved Jurisdictional Determination (AJD) from the U.S. Army Corps of Engineers; this AJD identified 11 stream reaches and associated wetlands as jurisdictional waters of the U.S. (Batty et al., 2022). It is noted that federal law governing jurisdictional waters has changed significantly since this determination.

Olsson completed another wetland delineation for the project in 2022, which included overlap with the original area delineated in 2015 and a small additional area to the southeast at the corner of Highway 50 and County Road 720. This delineation also reduced the area of delineation to only east of County Road 620 and south of County Road 721. This delineation identified 29 wetlands totaling 1.67 hectares (4.13 acres) and four stream channels totaling 15,981 linear feet (4,871 meters) . An AJD request was submitted in 2025 based on this updated wetland delineation; this AJD identified two jurisdictional linear features (Elk Creek and an associated intermittent tributary running west-to-east across the site) and two wetlands associated with these linear features. This more recent AJD will be valid until February of 2031.

17.1.10 Environmental Geochemistry

NioCorp has developed a comprehensive environmental geochemistry characterization program for tailings, ore, and waste rock. Ore and waste rock were thoroughly characterized during the 2017 study (SRK, 2017). Tailings quantities have been limited, and geochemical characterization has lagged other test work that is critical for production, such as geotechnical analyses and paste strength testing. Consequently, characterization work on tailings materials recently produced from metallurgical testing is in progress at the time of writing this report. Geochemical characterization results received to date are described in the following sections.

Niobium Mineralized Material

NioCorp plans to temporarily stockpile limited quantities of ore on ground surface before processing. Laboratory testing indicates that the ore has the potential to leach various constituents upon exposure to meteoric precipitation. Leach testing of a composite sample of this material from drill hole NEC11-001 was completed using the Meteoric Water Mobility Procedure (MWMP), and indicates that, at a minimum, fluoride and nitrate are likely to be mobilized during surface stockpiling. It is worth noting that fluoride is the only analyte in the test leachate that exceeds the Environmental Protection Agency’s Primary Maximum Contaminant Level (MCL). Nitrate and several metals are detectable, but not at concentrations exceeding their respective MCL for drinking water

412 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

The mineralized material contains naturally occurring uranium and thorium. Drilling data indicate that the average thorium and uranium contents in the mineral resource are 0.011% and 0.0033%, respectively (DGC, written communication, 2026).

Laboratory leach testing of potential waste rock has not produced concentrations of radionuclides above regulatory limits, although concentrations in the rock are relatively elevated (SRK, 2017):

•
Uranium = 22 ppm
•
Thorium = 153 ppm
•
Gross alpha = 83 pCi/g
•
Gross beta = 67 pCi/g
•
Radium 226 = 28 pCi/g
•
Radium 228 = 8 pCi/g

The current assay database for the Elk Creek Project contains 22,153 samples for which uranium and thorium were analyzed and detected. Of this dataset, 1,713 samples had a combined uranium + thorium concentration greater than 500 ppm. The mean and median concentration of uranium + thorium was 146 ppm and 50 ppm, respectively.

Waste Rock and Overburden

There are two basic types of waste rock associated with the deposit. These include:

(1)
Pennsylvanian limestones and mudstones – The upper 100 ft (30 m) of lithology consists of unconsolidated glacial till, underlain by 560 to 590 ft (170 to 180 m) of low-permeability, Pennsylvanian-aged mudstone and limestone. The Pennsylvanian is reportedly continuous across the state of Nebraska, and locally it behaves as a very effective aquitard. This material is acid-neutralizing due to its high carbonate content. In terms of metal leaching characteristics, MWMP testing suggests that the Pennsylvanian has the potential to leach antimony and selenium at concentrations above general surface water standards. Additionally, the Pennsylvanian exhibits a propensity to leach gross alpha and radium above regulatory limits. This lithology is the primary source for construction aggregate in Nebraska.
(2)
Non-ore grade carbonatite – Assessment of the host rock identified visual sulfide content of up to 1% based on observations by core loggers. Laboratory analyses confirmed the sulfide content at around 1.34%. This sulfide consists mainly of pyrite, chalcopyrite, bornite, galena, sphalerite, and possibly pyrrhotite. However, even with detectable sulfide content, the carbonatite waste rock is still net neutralizing given the high carbonate content.

Of the 94 rock samples collected over an 837 ft (255 m) vertical length of the waste rock and mineralized zone, eight samples registered a reading of >25 µRads/hour. These levels are not considered to be hazardous but may be used as a diagnostic tool to identify elevated concentrations of uranium and thorium.

413 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Temporary surface disposal of waste rock will be predicated on minimizing meteoric infiltration and leaching of this material. NioCorp has conservatively elected to line the waste rock and low-grade mineralized material stockpiles, and actively manage any runoff derived from these materials until such time as that, and residual ore and low-grade mineralized materials can be processed, and the surface waste rock transferred to the TSF for final disposal.

NioCorp will use Pennsylvanian waste rock as construction fill in the mine area and will selectively favor the limestone unit for this purpose. Among the various waste rock lithologies, limestone is the most environmentally favorable and therefore the best option for fill. The unit’s radionuclide content is significantly lower than the other Pennsylvanian lithologies, and MWMP testing indicates low concentrations of metals in the leachate (SRK, 2017).

Tailings

The geochemical characterization program relies on representative samples of the five materials planned for disposal in the TSF, which include the three post-processing tailings products from the metallurgical testing program (Water Leach Tailings, Fe-Oxide, and Mg/Ca Carbonate), waste rock, and low-grade ore.

At the time of writing this report, geochemical characterization of tailings is still in progress. Results from geochemical analyses of tailings that have been completed are described below.

Short term leach testing was completed on tailings using the Toxicity Characterization Leaching Procedure (EPA method 1311) and the Synthetic Precipitation Leaching Procedure (EPA method 1312), which are designed to determine the mobility of both organic and inorganic analytes present in the liquid, solid, and multiphasic wastes, and assist in the proper classification of waste materials. The tailings material tested under the TCLP protocol showed negligible mobility of regulated constituents, indicating a non-hazardous classification.

Other test work completed on tailings include whole rock analyses by L3 Process Development, and detailed mineralogical analyses by SGS Laboratory. Results from these analyses will help in evaluating geochemical characterization data that will be generated from the tests currently in progress.

A testing program in progress at ACZ Laboratory includes the following:

•
Humidity cell test (HCT). The humidity cell will test the leachate chemistry of a composite sample blended from the five materials described above, in the proportions at which they will be deposited in the TSF, as follows:
o
Water Leach Residue: 35%
o
Fe-Oxide: 21%
o
Mg/Ca Carb: 24%
o
Waste rock: 10%
o
Low-grade ore: 10%
o
Multi-element analysis of the HCT leachate and solids
o
Radiochemical analysis of the HCT leachate and solids

414 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

17.1.11 Known Environmental Issues

At this time, there are no known environmental concerns that would materially impact NioCorp’s ability to extract the mineral reserves or mineral resources near Elk Creek. Environmental permitting timelines at the state level require up to six months for processing of most individual permits, with roughly 18 months needed for solid waste permitting for tailings impoundments. Broadly speaking, general permits can be active within seven to 10 days of providing a full and complete application package.

17.2 Waste Management & Disposal

17.2.1 Mine Overburden

Excavated marine sediments and will be crushed and used as construction fill/material.

17.2.2 Tailings/Waste Rock/Process Waste (Onsite)

Waste rock sourced from the carbonatite will be placed in a lined impoundment on the surface or co-disposed with the tailings in lined impoundments. Tailings and process waste streams will be combined with water, cement, and fly ash and either pumped underground as structural fill in the underground mine or pumped to engineered and lined surface disposal impoundments. Pyrometallurgical slag will be hauled to the same engineered and lined surface disposal impoundments.

Due to the presence of naturally occurring radioactive materials (NORMs) in the ore and waste materials, including the RO water treatment salts and the final process waste streams that will make up the bulk of the tailings mass, there is potential for limited reaction to contact with water. Previous regulatory testing of these materials indicated they are classified as non-hazardous. As such, sitewide non-contact stormwater will be routed to a detention pond with periodic discharge as needed. Following closure, it is not anticipated that any of the mine development or waste rock would remain exposed on the surface.

As previously mentioned, reject brine from the proposed RO process will be evaporated/crystallized into a solid salt. This solid salt will then be disposed of in engineered and lined salt management cells (Batty et al., 2022).

17.2.3 Project Waste Disposal (Offsite)

Solid Waste

Sanitary solid waste (other than waste rock, tailings, and other process-related solid waste) will be disposed of through contract with a local solid waste hauler.

Hazardous Waste

Any hazardous waste generated by the project will be transported by a licensed hazardous waste operator to the Clean Harbors Environmental Services Facility in Deer Trail, Colorado, which is approximately 470 miles (756 km) from the project site. This will be done in accordance with all applicable state and federal regulations (Batty et al., 2022).

17.2.4 Site Monitoring

The baseline surface water and groundwater monitoring will continue during the life of the project, with monitoring areas added as deemed necessary during the regulatory process. Monitoring efforts

415 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

will include, but may not be limited to, groundwater monitoring upgradient and downgradient of the tailings storage facilities. With the solid waste disposal permit, geotechnical monitoring of the tailings storage facilities will also be completed on a regular basis (Batty et al., 2022).

Ambient air quality monitoring (including emission control monitoring during operations if necessary) will be conducted in accordance with corresponding air permits (Batty et al., 2022).

17.2.5 Water Management

Construction Water Management

The advancement of the underground workings is anticipated to require dewatering for the first several years of construction. Dewatered shallow groundwater and stormwater within the footprint of the portal excavation will be directed to a stormwater detention pond and discharged intermittently as needed to an intermittent tributary of Elk Creek. NioCorp has obtained both required DWEE permits (Dewatering and Construction Stormwater Permit), as well as the floodplain development permit needed from Johnson County for the construction of the stormwater pond.

Operational Water Management

NioCorp anticipates a shortfall of operational and processing water when using the water from dewatering for mine facilities. As outlined in the previous technical report summary (Batty et al. 2022), NioCorp anticipates receiving an adequate supply of water for operations from the Tecumseh Board of Public Works water supply.

Internal contact water from tailings being deposited within the TSF cells will also need to be managed during operations. This internal contact water will be collected and treated in the facility wastewater treatment system, which includes softening/precipitation and reverse osmosis (RO) treatment steps. The reverse osmosis permeate water can then be reused in the process plant; RO reject water will be crystalized and the salt deposited in a Salt Management Cell.

Post-Closure Management

Groundwater and stormwater management and monitoring may continue past the closure for verification/sustainability monitoring. TSF contact water streams will need to be evaluated during the final years of operation.

17.2.6 Chemical and Reagents Handling

As outlined in the previous technical report summary (Batty et al. 2022), process reagents and chemicals will be transported to the site and stored in specially designed and constructed containers located within appropriate secondary containment set-ups (concreted and concrete-bermed areas). For liquid chemicals and reagents, the bermed storage area will be designed to hold a minimum of 110% capacity of the largest storage tank or series of tanks within the containment.

Other liquids such as fuel, antifreeze, petroleum oils, and solvents will be delivered in tanker trucks, totes, and barrels and transferred to appropriate onsite storage tanks. These storage tanks will also be stored in bermed areas designed to hold a minimum of 110% capacity of the largest storage tank or series of tanks within the containment (Batty et al. 2022). Spill Prevention, Controls and Countermeasures (SPCC) are required during construction and operational phases, and initiation of SPCC inspections and planning has begun.

416 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Explosive materials including blasting agents and initiation devices will be stored in both surface and underground magazines, with explosive magazines stored separately from other components. The magazines in conformance with U.S. Bureau of Alcohol, Tobacco and Firearms, MSHA, and other applicable state and local regulations (Batty et al., 2022).

17.3 Project Permitting Requirements

Engagement of local and state regulators is currently in progress. While the formal operational permitting program for the Project is dependent upon the completion of the mine plan, preliminary permitting and consultation as necessary in anticipation of construction has commenced. At this time, NioCorp had completed the following:

(1)
Nebraska Department of Water, Energy, and Environment (DWEE) Mineral Exploration Permit for exploration drilling;
(2)
DWEE air quality construction permit;
(3)
DWEE authorization for Class V underground injection well for the hydrogeological portion of the exploration drilling;
(4)
Johnson County road use and maintenance agreement;
(5)
Johnson County special use permit;
(6)
DWEE construction stormwater permit;
(7)
DWEE construction dewatering discharge permit;
(8)
Notification of Commencement of Operations with the Mine Safety and Health Administration (MHSA); and
(9)
Johnson County floodplain development permit.

These permits and authorizations have allowed for mine portal construction activities, and other construction and operations permits as needed have been scheduled for initiation as needed to support remaining stages of construction and commencement of operation. These are further summarized in Section 17.3.5.

Additional permitting requirements may include those from: Johnson County, the State of Nebraska, and U.S. Environmental Protection Agency (EPA) and U.S. Army Corps of Engineers (USACE). The full list of potentially applicable permits and authorizations are included in Table 17‑1 below, including current status as relevant.

Table 17‑1: Project Permits

Permit/Approval	Issuing Authority	Permit Purpose	Status
Federal Permits, Approvals, and Registrations
Explosives Permit	U.S. Bureau of Alcohol, Tobacco, and Firearms (BATF)	Storage and use of explosives	Required – Explosives will be used and stored on site during portal excavation.
EPA Hazardous Waste Registration	U.S. Environmental Protection Agency (EPA)	Registration as a Conditionally Exempt Small Quantity	May Be Required – NioCorp facilities are

417 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Permit/Approval	Issuing Authority	Permit Purpose	Status
		Generator (CESQG) or a Small Quantity Generator (SQG) of waste	likely to generate small quantities of hazardous waste.
Spill Prevention, Control, and Countermeasure (SPCC) Plan	EPA	Regulation of facilities having an aggregate aboveground oil storage capacity greater than 1,320 gallons or an underground storage capacity greater than 42,000 gallons	Required – There will be onsite fuel storage during construction (in process).
Notification of Commencement of Operations	Mine Safety and Health Administration (MSHA)	Mine safety inspections, safety training plan, mine registration	Completed and obtained.
Obstruction Evaluation/Airport Airspace Analysis (OE/AAA)	Federal Aviation Administration (FAA)	Regulations requiring notification for any construction or alteration exceed 200 feet above ground level	Required – If any structures will exceed 200 feet above ground level.
Federal Communications Commission Permit	Federal Communications Commission (FCC)	Frequency registrations for radio/microwave communication facilities	Required – If NioCorp intends to use business radios to transmit their own frequency.
Clean Water Act Section 404	U.S. Army Corps of Engineers	If impacts to jurisdictional water features exceed regulatory thresholds	May be required – If any impacts to jurisdictional features are anticipated.
State Permits, Authorizations, and Registrations
Explosives Permit	Nebraska State Patrol	Regulates the use, storage, or manufacturing of explosive materials	Required – Explosives will be used on site; also regulated by MSHA, DHS, and BATF.
Permit to Discharge under the National Pollutant Discharge Elimination System (NPDES) – Construction Dewatering	DWEE	Permits groundwater dewatering on industrial sites	Completed and obtained.
NPDES – Construction Stormwater	DWEE	Regulates construction activity that cause a land disturbance of more than one acre and provide guidelines for stormwater control	Completed and obtained.
NPDES – Industrial Stormwater	DWEE	Regulates discharge of stormwater from industrial sites	Required – NioCorp will need this permit for operations.
NPDES – Sanitary Wastewater Discharge	DWEE	Regulates discharge of wastewater	Required – NioCorp will need this permit for discharge of sanitary wastewater during operation.

418 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Permit/Approval	Issuing Authority	Permit Purpose	Status
Operation of Wastewater Works	DWEE	Regulates design, operation, and maintenance of wastewater works	Possibly required – Early discussions with DWEE indicate permitting for Salt Management Cell may be required under Title 123
Mineral Exploration Permit	DWEE	Regulates the exploration for minerals by boring, drilling, diving, or digging	Complete and obtained.
Air Construction Permit	DWEE	Regulates emissions during construction activities	One permit completed and obtained; modification required due to changes in regulations and additional source(s) due to on-site power generation for construction and operations.
Air Operating Permit	DWEE	Regulates emissions during operation	Required – The project will have emissions which may impact ambient air quality. Application no sooner than after the completion of 1 year of operations
Authorization for Class V Well Underground Injection; Other Underground Injection TBD	DWEE	All activities conducted pursuant to Title 122 – Rules and Regulations for Underground Injection and Mineral Production Wells	May be required for placement of tailings/treated wastewater in mining voids.
Boiler Inspection Certificate	Nebraska Department of Labor	Inspection and approval for boilers	Required – For any boiler installations for the project.
Section 401 Water Quality Certification	DWEE	Evaluation of federal permits and licenses which involve discharge to waters of the state and determine whether or not the activity complies with Title 117 – Nebraska Surface Water Quality Standards.	May Be Required – If Section 404 permitting requirements are triggered.
Fire and Life Safety Permit	Nebraska State Fire Marshal	Review of non-structural features for safety purposes	Required – NioCorp will need to submit operations and building plans for approval.
State Business License	Nebraska Secretary of State	License to operate in the state of Nebraska	Complete and obtained.
Retail Sales Permit or Exemption Certificate	Nebraska State Tax Commissioner	Permit to by wholesale or sell retail	May Be Required – If NioCorp intends to do direct sales of products.

419 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Permit/Approval	Issuing Authority	Permit Purpose	Status
Solid Waste Management Permit	DWEE	Regulates construction and operation of solid waste management facilities	Required – NioCorp intends to create an onsite solid waste management facility (i.e. tailings).
Hazardous Waste Management	DWEE	Management and recycling of hazardous waste	Required – This entails reporting hazardous waste generated and/or transported from facility.
Dam Safety Approval	DWEE	Regulates design and construction of any dam	May Be Required – If artificial barriers with the ability to impound water or liquid-borne materials (includes tailings) will be utilized at any onsite impoundment
Permit to Impound Water	DWEE	Regulates any water impoundment that has a normal operating water volume of at least 15 AF below the spillway	May be Required – If any impoundment will impound greater than 15 AF below the spillway.
Groundwater Well Registration	DWEE	Registers groundwater wells in a statewide database	Obtained; required if NioCorp constructs additional groundwater wells.
Permit to Operate a Public (Non-transient, Non-Community) Water System	DWEE	Regulates water systems regularly serving at least 25 people not living in a community.	Required if NioCorp owns the service line and connection from the City of Tecumseh and operates the water system within the boundaries of the project site.
Groundwater Transfer Permit	DWEE	Permits the transfer of groundwater off of land from which it is extracted.	Required (City of Tecumseh as permit holder) if Tecumseh provides water to NioCorp.
Local Permits for Nemaha Natural Resources District, Johnson County, and Pawnee County
Permit to Construct a Water Well	Nemaha Natural Resources District	Permits the construction of high-capacity groundwater wells and withdrawal of groundwater.	Required if operations dictate need for extraction of groundwater beyond that provided by the City of Tecumseh.
Building and Construction Permit	Johnson County Zoning Administrator	Ensure compliance with local building standards/requirements	Required – This is required of all development in Johnson County.

420 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Permit/Approval	Issuing Authority	Permit Purpose	Status
County Road Use and Maintenance Permit/Agreement	Johnson County	Sets terms and conditions for use and maintenance of county roads	Completed and in effect.
County Law Enforcement Agreement	Johnson County	NioCorp will pay for a sherrif’s deputy during construction	Completed and in effect
Special Use Permit	Johnson County Zoning Administrator	Authorizes permitted use in a zoning district and sets conditions for operations	Completed and obtained.
Permitted Use Zoning Permit	Johnson County Zoning Administrator	Regulates construction of new buildings	Required – This is required of all development in Johnson County.
Floodplain Development Permit	Johnson County Zoning Administrator	Regulatory requirements for structures being constructed within a floodplain	Completed and obtained.
Building and Construction Permit	Pawnee County Zoning Administrator	Ensure compliance with local building standards/requirements	May be required if operations extend into Pawnee County in the future.
County Road Use and Maintenance Permit/Agreement	Pawnee County Zoning Administrator	Sets terms and conditions for use and maintenance of county roads	May be required if operations extend into Pawnee County in the future.
Special Use Permit	Pawnee County Zoning Administrator	Authorizes permitted use in a zoning district and sets conditions for operations	May be required If operations extend into Pawnee County in the future.
Permitted Use Zoning Permit	Pawnee County Zoning Administrator	Regulates construction of new buildings	May be required if operations extend into Pawnee County in the future.
Floodplain Development Permit	Pawnee County Zoning Administrator	Regulatory requirements for structures being constructed within a floodplain	May be required if operations extend into Pawnee County in the future.

Source: Olsson, 2026

The following is a brief discussion of some permits which were or are considered likely to be required for the project.

17.3.1 Nebraska Underground Injection Control

NioCorp may reinject reject waters from the RO process versus crystallization, should crystallization be determined to be impractical. If reinjection is pursued, this permit will be required. The UIC Program at DWEE issues and reviews permits, conducts inspections and performs compliance reviews for wells used to inject fluids into the subsurface, to ensure compliance with state and federal regulations. DWEE has authority and manages Class I, III, and V wells; Class II wells are associated with oil and gas production and are regulated by the Nebraska Oil and Gas Conservation Commission.

421 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

This water treatment system brine re-injection well would likely classify as a Class V well, as it would not be used to inject industrial or municipal wastewater or for the purpose of extracting minerals.

Additionally, DWEE may require UIC permitting for placement of tailings mixed with treated process wastewater into mining voids. However, indications are that such a permit is not a concern to obtain and likely would not be needed as this material may qualify as beneficial fill and would not behave as a waste material.

Additional guidelines related to groundwater protections include following rules and regulations identified in the Nemaha Natural Resources District’s Groundwater Management Plan.

As noted, this is included only as an alternative to the current planned treatment and disposal of water.

17.3.2 DHHS Radioactive Materials Program and Licensing

As previously noted, the post-processing tailings from the project will contain trace amounts of NORMs (specifically uranium and thorium). Preliminary conversations with the State of Nebraska (December 2018), as discussed in the previous technical report summary (Batty et al. 2022), indicated that a Specific License of Broad Scope Radioactive Materials would be necessary. However, upon further communication with the State in 2026, it was determined that no licensing was expected to be needed as concentrations of uranium and thorium were below regulatory thresholds. Should additional testing yield different results, additional discussion with the State would be needed and licensing may be required.

17.3.3 Nebraska Air Quality Permitting

The Nebraska air quality regulations are primarily based on regulations developed by the EPA to address the Clean Air Act. DWEE’s Air Quality Program facilitates air permitting to implement the Clean Air Act for the state of Nebraska. Facilities which anticipate potential air emissions above specified levels are required to obtain a construction permit and/or operating permit.

For construction, generally, a facility must obtain a state-level construction permit before constructing, reconstructing, or modifying any air contaminant source or emission unit where there is an increase in the potential emissions above regulatory thresholds. At the federal level, there are two types of permits: a Prevention of Significant Deterioration (PSD) permit, which applies to areas with pollution levels below the national ambient air quality standards (NAAQS; i.e. attainment zones), and New Source Review permits, which apply to areas with pollution levels above the NAAQS (i.e. nonattainment zones). EPA has provided guidance to states to implement these permitting programs under the Clean Air Act. Nebraska is currently in attainment for all ambient air quality standards. The emissions thresholds for either of these construction permitting pathways generally are higher than the state-designated thresholds that trigger a state construction permit. Given the potential emissions profile of the project, a state construction permit was obtained on June 2, 2020. In follow-up discussion with DWEE in late 2025, it was determined that this permit would require modification due to changes in the PM2.5 standard. Additionally, NioCorp elected to obtain construction and operational power from an on-site microgrid operated by a third party. The on-site generators associated with the microgrid will also require air quality permitting; it is likely that the modification of the existing air quality construction permit will encompass both the changes due to PM2.5 standards and the on-site power generation.

422 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

DWEE also issues operating permits based on a facility’s level of emissions. Operating permits incorporate all of a facility’s requirements into one permit, including those identified in the construction permit limitations and associated federal regulations. An operating permit usually comes with additional monitoring, reporting, and recordkeeping requirements. There are two types of operating permits: Major Source (Class I or Title V) and Minor Source (Class II). The federal major source program regulates Class I sources, which have potential to emit quantities greater than:

•
100 tons per year (tpy) of any criteria air pollutant excluding lead
•
10 tpy of any single hazardous air pollutant (HAP) or 25 tpy of a combination of HAPs
•
5 tpy of lead

Class II facilities can be classified as synthetic minor sources or natural minor sources based on the following:

•
Synthetic minor – potential emissions above Class I emissions but federally enforceable limits are taken to keep emissions below Class I emission levels
•
Natural minor – potential emissions below Class I emissions; actual emissions above 50% of Class I emissions

These potential emissions are based on operating the unit/source 24 hours per day at maximum capacity.

This facility is likely to qualify as a Class II facility and will need an operating permit, the application for which must be submitted to DWEE within 12 months of the emission unit(s) beginning operations.

17.3.4 Nebraska Dam Permitting

Per DWEE, a dam is defined as any artificial barrier with the ability to impound water or liquid-borne materials. DWEE approval is required when the dam has a total height of 25 feet or more, or the dam has an impounding capacity at the top of the dam of 50 acre-feet or more. Before constructing, reconstructing, altering, breaching, removing, or abandoning a dam in Nebraska, approval from DWEE must be obtained. All approved dams are also subject to the Safety of Dams and Reservoirs Act.

To receive DWEE approval for the dam, an application for approval of plans for dams must be submitted including dam design plans stamped by a licensed engineer. Upon construction of the dam, a construction certification form must be submitted which states that the dam was constructed in accordance with the approved plans and specifications submitted to DWEE for approval.

In addition to dam approval, if the reservoir will impound more than 15 acre-feet below the lowest open overflow, a permit to impound water will also be required. Requirements for submittal will vary depending on the reservoir classification and corresponding Nebraska Administrative Code Title; this project would likely fall under Title 458 if the water impoundment has a dam associated with it.

Generally, these permits may be required for the project if artificial barriers with the ability to impound water or liquid-borne materials (includes tailings) will be utilized at any of the on-site impoundments.

17.3.5 Permitting Status

As outlined in the previous technical report summary, initial permitting activities for the project began in January 2015 with the submittal of a Jurisdictional Delineation report to USACE. In the years following, additional meetings with federal, state, and local agencies were held in order to introduce

423 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

the project and discuss potential regulatory requirements (Batty et al., 2022). Permits received thus far are:

(1)
DWEE Mineral Exploration Permit – Initially issued April 19, 2011 and renewed thereafter, for the exploration drilling program for the project.
(2)
DWEE Authorization for Class V Well Underground Injection – This was initially issued for the project June 19, 2014, for the hydrogeological portion of the exploration drilling program, and will also be required for future disposal of tailings and/or crystallized brine gels.
(3)
Johnson County Special Use Permit – Issued to NioCorp on December 24, 2019.
(4)
DWEE Air Quality Construction Permit – Issued June 2, 2020 for the project. A permit modification application will need to be submitted for the project given changes to project plans, including on-site power generation, since initial submittal.
(5)
Johnson County Road Use and Maintenance Agreement/Permit – Issued December 29, 2025 for the project and covers all project use and constructed access to county roads in Johnson County.
(6)
DWEE NPDES Dewatering Discharges – The Notice of Intent was approved February 3, 2026 and the project was authorized to conduct dewatering discharges under the terms and conditions of NPDES General Permit NEG71000 2017. This permit establishes daily flow and PCE monitoring, and Discharge Monitoring Reports are required to be submitted quarterly to remain in compliance with the authorization.
(7)
DWEE NPDES Construction Stormwater Permit – The Notice of Intent was approved on February 10, 2026 and the project was authorized to discharge storm water under the terms and conditions of NPDES General Permit NER 210000. A separate stormwater permit will be required for discharge during operations.
(8)
MSHA Notification of Commencement of Operations – MSHA approved this in February 2026, and the mine is now listed as an operational mine under MSHA.
(9)
Johnson County Floodplain Development Permit – Issued to NioCorp on March 6, 2026.

17.3.6 Post-Performance and Reclamation Bonding

There are limited requirements in terms of post-performance and reclamation bonding for hardrock mining in Nebraska given the lack of a general regulatory framework specific to hardrock mining activities in the state. An exception to this would be if the facility is required to apply for a Special License for radioactive material (as described in Section 20.3.2), as this comes with specific decommissioning planning and funding requirements. At present, the state of Nebraska has determined that a Radioactive Materials License is not required. NioCorp has taken a conservative approach and assumed that the licensure program and financial surety requirements will apply. Of note, financial surety is required for both Specific Licenses of Broad Scope and for Specific Licenses, but the financial surety avenues differ between the two. For Specific Licenses of Broad Scope, the following methods are acceptable for financial surety (180 TAC 3-011.02(A)):

•
Surety bond

424 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

•
Cash deposit
•
Certificate of deposit
•
Deposit of government securities
•
Letters or lines of credit
•
Any combination of the above

Specific Licenses have more specific long-term reporting requirements and offer a more limited set of options for financial surety (180 TAC 3-018.06(B)):

•
Prepayment (trust fund)
•
Surety bond
•
Insurance
•
Letter of credit
•
Parent company guarantee of funds (based on a financial test)
•
External sinking fund

Financial surety will also apply to the TSFs, which are regulated under Integrated Solid Waste Management Regulations (DWEE Title 132). These regulations include requirements related to provision of a third-party closure cost estimate, a plan for proper disposal of all materials and waste, and post-closure care plan for the solid waste disposal area. These regulations allow for the following financial assurance methods:

•
Trust fund
•
Surety bond guaranteeing payment or performance
•
Letter of credit
•
Insurance
•
Corporate financial test
•
Local government financial test
•
Corporate guarantee
•
Local government guarantee
•
Other method approved by the state

At this time, the estimated cost of closure of the Project is US$106 million, but the type and phased amount of financial surety have not yet been determined. The specific requirements for closure, decommissioning, and financial surety will be refined through coordination with the relevant state regulatory agency staff members and submission of the appropriate documentation.

17.4 Community Relations and Social Responsibilities

As outlined in the previous technical report summary (Batty et al. 2022), NioCorp has pursued a multitude of engagement opportunities with local communities, including town halls (most recently in December 2025) as well as individual meetings with landowners. NioCorp has also met with local leadership, including county commissioners, as well as the Southwest Nebraska Development District. Regulatory agencies have also been actively engaged as of this Technical Report Summary, and a number of permits and authorizations have been received for the project (as discussed in Section 17.3.5).

NioCorp continues to be committed to garnering a Social License to Operate from the local community for this project. While overall feedback towards the project has been generally positive, there are local opponents as well as non-government organizations which oppose the project. NioCorp previously engaged with one of these local opposition groups, Bold Nebraska, on May 23,

425 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

2016, to discuss the project while it was still in early stages. NioCorp has continued to engage with the group and keep them informed of major developments (Batty et al., 2022).

17.4.1 Safety and Health

MSHA is the predominant regulatory agency over occupational health and safety for the underground mine elements of the project, under 30 CFR 1-199. 30 CFR 46-49 provides specific guidelines for training requirements for mine operations. Given the presence of U and Th in the ore, MSHA will likely require a radon exposure and monitoring program for all underground workers (in accordance with 30 CFR 57.5039 -57.5047).

Nebraska has not enacted any state workplace safety rules or regulations; therefore, regulations set by the Occupational Safety and Health Act (OSH Act) will be the predominant regulatory framework for general workplace health and safety for the surface portion of the project. Nebraska does have the Nebraska Occupational Health Surveillance Program, which tracks injuries, illnesses, and hazards to help monitor workplace trends and guide prevention efforts. In addition, the Nebraska Department of Labor (DOL) is responsible for health and safety through enforcement of the Nebraska Boiler Inspection Act. If the project will have any boilers or pressure vessels on site, DOL staff will need to inspect to ensure proper installation and maintenance.

17.5 Reclamation & Closure

As previously mentioned, there are limited state statutes, regulations, or obligatory requirements for reclamation and closure of mine properties in Nebraska. Within other regulatory statutes which apply to the project, however, there are specific provisions which are likely to be applied to the project during permitting and licensing. The following sections provide a summary of key elements that form the basis for the closure cost estimate also provided in this report.

17.5.1 Surface Disturbance

Surface reclamation will predominantly focus on returning lands disturbed by mining and associated operations to a productive post-mine land use. Baseline information has been collected for soils, vegetation, wildlife, and radiological conditions and this will be used as guidelines for reclamation post-closure. Reclamation will also include returning the site to similar topography and slope and will be designed to prevent soil erosion and re-establish natural drainage patterns.

17.5.2 Buildings and Equipment

All surface structures and equipment will be evaluated prior to closure to determine the appropriate end of life scenario, whether this be re-use or disposal. All equipment and structures will be decommissioned, decontaminated to the extent possible as deemed necessary, dismantled, and then either salvaged or disposed of properly. All wells, regardless of use, will be properly abandoned following the appropriate Nebraska Department of Health and Human Services (DHHS) regulations as well as any conditions set during permitting and licensing.

17.5.3 Tailings Disposal Facility

The TSF and salt management cells for the project will be subject to DWEE Title 132 (Integrated Solid Waste Management Regulations) and possibly Title 123 (Design, Operation, and Maintenance of Wastewater Works Regulations), which includes specific requirements for closure and decommissioning. The design of the TSF cells do allow for concurrent reclamation in order to reduce the amount of precipitation contact water that will require active management, and once a cell has

426 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

reached design capacity, it will be closed (Batty et al. 2022). The closure costs provided in this Technical Report Summary assume that only one cell will be active at any given time for which reclamation may be required. TSF construction and material placement will also be approached in such a way to allow the operator to concurrently close portions of each cell as they reach capacity.

As outlined in the previous technical report summary (Batty et al. 2022), at initial closure, a geomembrane liner will be placed over the tailings, which will be surface graded. This liner will have an over-liner drainage system that will discharge to the outer slope of the embankment for each TSF cell. The liner will also be of adequate thickness of cover to facilitate vegetative growth but may require a root barrier to prevent rooting into the tailings. Regulations require that solid waste disposal area operators must maintain post-closure care for at least 30 years. Currently, there are no plans for post-closure solution/drain down management given the nature of the materials in the tailings and the anticipated closure approach. There is the potential for other, additional technologies and/or approaches which may also provide the level of effectiveness as the method proposed here developed prior to actual reclamation of the site, but this presents the current, conservative approach to closure of the TSF cells. The salt management cells will be closed in a similar manner.

17.5.4 Closure Cost Estimate

Closure costs were estimated using current site design information and developed using the Standardized Reclamation Cost Estimator 2.0 (SRCE), available for download at www.nvbond.org, along with a user-defined cost data file (CDF).

Reclamation and closure cost for the Project includes concurrent reclamation of the TSF cells, scheduled prior to closure where appropriate, along with activities that will occur during the three-year closure and 30-year post closure periods. Decontamination of site facilities is included, however, select items may be decommissioned and disposed of on-site in the last open TSF rather than decontaminated and disposed of offsite. A cost of US$106 million has been estimated to cover reclamation activities and accounts for the earthwork associated with reclaiming surface disturbance areas, decontamination of facilities, demolition of surface facilities and features, closure of underground mine workings, re-establishing native vegetation, and closure/post-closure monitoring and maintenance activities.

17.6 International Standards & Guidelines

The United States is a Designated Country under the Equator Principles. Designated Countries are those countries deemed to have robust environmental and social governance, legislation systems, and institutional capacity designed to protect their people and the natural environment (Equator Principles Association, 2020).

The current version of the Equator Principles (EP4) was launched in July 2020 and came into effect on October 1, 2020. This version of the Equator Principles requires the same assessment and management structures for projects whether they are in Designated or Non-Designated Countries. As identified in the previous technical report summary, the project is in compliance with the 2020 EP4 requirements.

427 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

18 Capital and Operating Costs

Capital and operating cost estimates were prepared by Ausenco, Dumas, T Engineering, SRK and Tierra Group/BBA with contributions from NioCorp and were reviewed and adopted by Scott Honan, M.Sc., SME-RM, of NioCorp as the Qualified Person.

18.1 Capital Cost Estimate

18.1.1 Basis of Estimate

The estimate is suitable for the preparation of the 2026 Elk Creek Study and is reported in Q2 2026 U.S. constant dollars. The capital cost estimate reflects a detailed bottom-up approach that is based on key engineering deliverables that define the Project scope. This scope was described and quantified within material take-offs (MTOs) in a series of line items for the surface features of the project, and on a unit rate basis for the underground features. Capital costs are divided among the areas of underground mining, processing, infrastructure, water management, tailings management, indirect costs, owner’s costs and contingency. Sustaining capital costs are related to underground mining development, underground mine replacement equipment, process plant maintenance, infrastructure maintenance, tailings management and mine closure.

The maturity of the estimate supports a 10% contingency on all Project elements except for the surface plant. As the surface estimate is at a slightly less mature stage of design, the applied contingency for surface plant costs is 20%.

18.1.1.1 Mining, Process, and Infrastructure Capital Cost

The mining capital costs were developed, including a combination of vendor and contractor quotations, first principles buildup, allowances, and historical database costs. The estimates include Labor, materials, fixed equipment purchase and operation cost, rental equipment, supplies and freight. Energy is excluded, as it will be provided by the site microgrid and is carried in Owner’s costs. The costs developed include direct and indirect costs and included separate contingencies on both.

18.1.1.2 Tailings and Tailings Water Management Capital Costs

The capital cost for tailings facility construction was based on engineering and contractor estimates for earthworks and liner installation. Tierra Group/BBA’s estimates were developed from recent and relevant costs on other projects or developed from first principles.

18.2 Capital Cost Summary

Table 18‑1 shows the breakout in of initial and sustaining capital estimates, which total US$ 4,019 million over the project life. An overall 14 % contingency factor has been applied to the initial capital estimate, as described above. The pre-production period is defined as the first 35 months of construction, after which the mine and plant reach commercial production. The initial capital estimate is US$ 1,849 million which reflects the capitalized portion of the construction period.

Table 18‑1: Capital Costs Summary (US$ 000’s)

Description	Initial	Sustaining	Total
Capitalized Preproduction Expenses	$2,506		$2,506

428 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Description	Initial	Sustaining	Total
Site Preparation and Infrastructure	$24,722	$42,032	$66,754
Processing Plant	$870,468	$309,322	$1,179,790
Water Management & Treatment	$13,000		$13,000
Mining Infrastructure	$144,938	$382,347	$527,285
Tailings Management	$56,874	$168,930	$225,804
Site Wide Indirects	$3,894		$3,894
Processing Indirects	$33,620		$33,620
Mining Indirects	$169,167	$999,917	$1,169,084
Owner's Costs Indirects	$296,437	$2,522	$298,959
Closure and Reclamation	$0	$95,930	$95,930
Contingency	$233,409	$169,168	$402,577
Total Capital Costs	$1,849,036	$2,170,168	$4,019,204

Source: NioCorp 2026

18.2.1 Capitalized Pre-production Costs

Pre-production costs are defined as production operating expenses that are incurred in the pre-production period before the declaration of Commercial Production phase. For this study, costs were categorized as capital for taxation purposes. The mine and plant are expected to quickly ramp to full production, so only a very small proportion of mine development costs fall into this category, totalling US$2.506 million.

18.2.2 Mining Capital Costs

Mining capital costs primarily comprise the following areas: decline development, lateral mine development, and stationary/fixed mine infrastructure. It has been assumed that a mining contractor would be operating at the site from the beginning of the Project to the end of mine life. In addition, is assumed that the mine portal and box cut which commenced construction in February 2026 is complete for the purposes of this estimate. The mine contractor would be responsible for decline development, developing the underground drifts including the internal ramp, footwall and hanging wall access drifts, other underground mine infrastructure, the ventilation system and full production activities. The contractor would also develop all internal vertical development (ventilation raises, ore and waste passes).

The direct mining capital cost contribution is summarized in Table 18‑2. The indirect mining cost is summarized in Table 18‑3.

429 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Table 18‑2: Mine Direct Initial Capital Cost Breakdown

Item	US$000s
Permanent Mine Plant Infrastructure	$20,867
Site Preparation & Infrastructure	$3,854
Vertical Development	$1,941
Underground Development	$105,995
Underground Other	$37,002
Subtotal	$169,660
Contingency (10%)	$16,966
Total	$186,626

Source: Dumas 2026

Table 18‑3: Mine Indirect Capital Cost Breakdown

Item	US$000s
Contractor Indirects	$125,378
Owner Indirects	$43,788
Subtotal Mining	$169,166
Contingency (10%)	$16,916
Total Mining Indirect	$186,083

Source: Dumas 2026

18.2.3 Processing Plant Capital Costs

The surface processing plant capital summarized in Table 21-1 is further broken down in Table 18‑4.

Table 18‑4: Process Plant Costs Summary

Item	US$000s
Process Plant	$649,437
Process Plant Additional Areas	$35,665
Process Plant Services & Facilities	$95,512
On-site Infrastructure	$89,854
Total	$870,468

Source: Ausenco 2026

The table above includes the surface crusher, mineral processing plant, hydromet plant, pyromet plant, water treatment plant and supporting infrastructure.

430 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.
18.2.3.1 Processing Indirects

The processing indirect capital cost summarized in Table 18‑1 is further broken down in Table 18‑5.

Table 18‑5: Processing Indirects Cost Summary

Item	US$000s
Field Indirects	$23,028
Project Delivery	$139,275
Commissioning and Operations Readiness	$1,223
Vendor Representatives	$1,223
Spares	$3,620
First Fills	$4,525
Contingency	$38,331
Total	$211,226

Source: Ausenco 2026

18.2.3.2 Process Commissioning

The mine and plant are expected to ramp up quickly, and the plant is expected to go through 3 months of initial commissioning during which time the costs are primarily labor, followed by 2 months of commissioning with ore and one month of commissioning with ore when saleable product is expected to be produced. Total direct costs during the commissioning period are US$51,437 million.

18.2.4 Tailings, Stockpile, Salt Management and Paste Tailings Costs

During the initial capital build period, the initial tailings impoundment (TSF 1), the carbonatite stockpile and the salt management cell will be constructed. Costs for these features were estimated by Tierra Group/BBA and T Engineering based on equipment quotations and local contractor quotes. The cost for constructing these facilities is presented in Table 18‑6.

Table 18‑6: Pre-production Facilities

Item	US$000s
Earthworks	$21,985
Piping	$261
Geosynthetics (Supply and Installation)	$6,397
Instrumentation	$248
Water Management Channel	$15
Water Management Structures	$84
CQA Services	$1,944
Paste Backfill System	$24,658

431 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Item	US$000s
Subtotal	$55,593
Contingency	$5,687
Total	$61,281

Source: Tierra Group/BBA, T Engineering 2026

18.2.5 Water Management and Infrastructure

The cost for the on-site zero discharge water treatment plant is included in Table 18‑6. Water supply for the project will be provided by the City of Tecumseh, and the capital for this aspect of the project will be paid partially by NioCorp, with the remainder of the capital paid by the City of Tecumseh and recovered through the rate paid by NioCorp for the delivered water. NioCorp’s share of the capital is $13 million.

18.2.6 Site Preparation and Infrastructure Capital Costs

Site preparation and infrastructure capital costs total US$ 24.722 million. A contingency of 10% is applied to these costs, for a total of US$27.194 million. Theses costs include temporary surface infrastructure to support mine development, permanent mine infrastructure, infrastructure related to the Railveyor® and the mine fleet during the construction period.

18.2.7 Owner’s Costs

Table 18‑7 shows the Owner’s cost detail for the project. NioCorp owns the land needed for the initial construction of the project, and the remaining land acquisition costs are carried in sustaining capital late in the mine life to support land needed for TSF 5 and TSF 6.

Table 18‑7: Owner’s Costs

Item	USD$000s
Permitting, Environmental, & Social Resp.	$523
Total Land Acquisition	$16,648
Construction Power	$16,284
Temporary Gas Line	$4,905
Gas Line	$62,000
Compressors/ LNG Gas Back Up Supply	$1,736
Grouting	$48,945
Operations Readiness	$2,522
Construction Umbrella Insurance	$3,600
EPCM Site-Wide Premium	$139,275
Subtotal Owners Costs	$296,437

432 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Contingency	$39,268
Total Owners Costs	$335,705

Source: NioCorp 2026

18.2.8 Closure and Reclamation

Closure Cost Basis

The closure cost estimate for the Project was developed using the Standardized Reclamation Cost Estimator (SRCE) (available at www.nvbond.org) and a user-defined cost data file (CDF). The inputs to the CDF were obtained from the following sources:

•
Equipment costs have been obtained from Gana Trucking, a local Nebraska contractor. These include all-in operator rates, fuel consumption, consumables, and preventive maintenance.
•
The operator rates are included in the equipment hire costs. The Labor rates are input separately for non-operator rates only.
•
Material costs have been obtained from current quotes, where available.

Plant and Mine Facilities

Facilities and equipment associated with the underground mine and processing plant will be reclaimed as follows:

•
Plant site buildings will be decontaminated, the buildings will be demolished, and the debris hauled off-site.
•
Ponds no longer in use will have sediment and liners removed and hauled to the underground mine for disposal.
•
Residual wastes (solid and/or hazardous), will be hauled to appropriate off-site disposal facilities or to the tailings impoundments.
•
Groundwater wells will be no longer required at the end of operations and will be plugged and abandoned.
•
Underground access will be plugged to prevent public access post-closure.
•
On-site water pipelines will be removed.
•
General disturbances will be covered with soil and vegetated.
•
Tailings impoundments will be regraded, capped and vegetated. Reclamation will be carried out concurrently as each impoundment reaches the end of its operating life.

Post-Closure Monitoring

Monitoring is assumed to continue for 30 years after the end of operations and includes baseline and radiochemical profiles. Monitoring around the tailings and salt management cells will be conducted at three points. Long-term management costs include fence maintenance and repairs to covers and vegetated areas.

The total closure and reclamation cost is US$106 million, including contingency.

18.2.9 Sustaining Capital Costs

The sustaining capital for the mine includes lateral and vertical waste development and mine fixed equipment. The sustaining capital captures all costs related to supporting mining activities and includes fixed equipment purchase prices over the life of mine. The sustaining capital for the surface processing plant is a factored estimate based on the initial capital cost of the surface plant. Sustaining

433 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

capital also includes the construction of tailings impoundments TSF-2 through TSF-6 over the life of the project. These costs are detailed in Table 18‑1.

18.2.10 Contingency

The maturity of the estimate supports a 10% contingency on all project elements except for the surface plant. As the surface estimate is at a slightly less mature stage of design, the applied contingency for surface plant costs is 20%. The total direct cost contingency is US$171.383 million, the indirect cost contingency is US$ 62.259 million and the sustaining capital contingency is US$169.168 million.

18.3 Operating Costs

18.3.1 Basis of Estimate (BoE)

Operating cost estimates were developed to show annual costs for production. All unit costs are expressed as US $/short ton ($/ton) of ore feed to the hydrometallurgical plant and are based on Q2 2026 US$. This report includes the final products of Ferroniobium (FeNb), Scandium Oxide (Sc2O3), the rare earth products Neodymium/Praesodymium (NdPr), Dysprosium Oxide (Dy2O32) and Terbium Oxide (Tb2O3).

Operating costs are primarily divided between the underground mining, and the surface Operating costs are primarily divided between the underground mining and the surface facilities. The costing data for the surface facilities is consistent with an industrial chemical processing facility and categorizes costs by labor, reagent consumption, energy usage (fuel, electricity, natural gas), water consumption, other consumables, ongoing maintenance and repair costs, costs associated with quality assurance at each step (ie laboratory testing and quality control), and overhead costs associated with both managing the surface facilities and providing continued technical support to the facility. The costing data for mining is similarly derived, with the added costs associated with mining-specific activities.

All costing is derived from best estimates as applicable to the level of this report. Costs for reagents are derived from both industry averages and vendor quotes. This provides an estimate that is both directly relevant to the facility location and available suppliers while incorporating the larger market analysis that would mitigate against fluctuations and cost spikes. Natural gas costing is the best estimate for the delivered cost of the utility at the time of the report and incorporating the impact of both the cost of gas itself and the operation the natural gas pipeline.

18.3.1.1 Mining Operating Costs BoE

Mining operating costs for the Elk Creek Project have been developed based on a combination of first principles estimating, benchmarking, and input from equipment vendors, mining contractors, and industry sources.

The underground mining operation is planned to be executed under a hybrid owner operator model, whereby owner personnel provide management, technical oversight, and key support functions, while mining contractors perform the majority of underground development and production activities. Operating cost assumptions reflect this execution strategy.

Operating costs were developed using:

•
Production and development quantities derived from the mine plan;

434 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

•
Equipment fleet selection and utilization assumptions described in Section 16.9.17;
•
Labor requirements based on the planned workforce structure;
•
Productivity rates established from first principles calculations and benchmarked against comparable operations;
•
Unit costs for consumables, materials, and services based on vendor quotations and industry data, including freight where applicable.

Maintenance Labor and materials for mobile and fixed equipment, as well as supervision, technical services, and administrative functions, are included in the mining operating cost estimate consistent with the workforce assumptions presented in Section 13.9.16.

Backfill operating costs are included in the estimate consistent with the mine production schedule and backfill strategy. Cost assumptions reflect the integration of backfill within the overall mining sequence; however, detailed backfill design and mix parameters are defined separately as described in Section 13.6.4.

Operating costs vary annually in accordance with development requirements, production rates, and haulage distances as defined in the mine schedule. Haulage profiles and travel distances have been explicitly considered in estimating equipment productivity, fuel consumption, and maintenance requirements.

Scope boundaries between underground mining, backfill infrastructure, and surface facilities have been defined to ensure consistency with the overall Project cost estimate. A contingency allowance has been applied to mining operating costs consistent with the level of engineering definition at this study stage.

18.3.1.2 Process Plant Operating Costs BoE

The operation of the processing facilities is directly related to mineral processing and production will be carried out by the mine owner. The annual process operating costs were divided into the primary cost categories referenced above, then aggregated by process area. These include mineral processing, hydrometallurgy, pyrometallurgy, water treatment and the paste plant.

The primary methodology was to use a throughput derived from the most recent mass and energy balance. Both the details for the mass and energy balance and the cost per unit basis are provided for the individual sections of the report. The mass and energy consumption for a year of operation were then multiplied by the unit cost rates to determine annual operating cost. Additional costs associated with labor, maintenance and repair activities and quality assurance activities (such as laboratory testing and quality control) were estimated for one year of operation and aggregated with the total.

Packaging costs are considered separately and represent an overall minor contribution to the whole.

18.3.1.3 Tailings Management Costs

The tailings from the process plant will be sent either to the underground mine as structural backfill or to the Tailings Surface Facilities (TSF’s). The paste will be in a pumpable form and the primary method of transportation will be through a piping arrangement that will be contingent on the current active TSF and the volume sent to the active cell. There is consideration for hauling tailings material to the TSF’s via surface equipment to account for situations when the tailings material will not be

435 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

sent to the Paste Plant. Additionally, the estimate considers costs associated with hauling water treatment plant residuals to the salt pond. These costs were incorporated into the Infrastructure category in the form of both equipment operation, maintenance, fuel, and labor.

18.3.1.4 General and Administrative (G&A) Costs BoE

The annual general and administrative (G&A) costs were divided into two parts, Infrastructure Costs and Fixed Manufacturing Costs. Infrastructure costs are not dependent on production but are directly associated with production activities. These reflect the requirements to directly support day-to-day operation and include the costs to manage the tailings facilities and maintain the associated equipment. Fixed Manufacturing Costs are, for the most part, independent of production and reflect the indirect costs that will have very little fluctuation with respect to production.

18.3.1.5 Water Supply Operating Costs BoE

The annual costs associated with water supply were obtained from the most recent rate schedule from the City of Tecumseh dated 3/13/2026, which is expected to supply the entirety of the water required for the plant based on the latest estimate of water consumption.

Costs associated with process water treatment and reclamation were obtained via the budgetary proposal from Veolia dated 4/11/2019 and updated with 2026 dollars. The quality and flow of the water to the treatment plant, on which the proposal was based, is not expected to change substantially and as such remains a reasonable estimate for the operational cost associated with the water treatment plant.

18.3.1.6 Closure and Reclamation

The closure cost estimate for the Project was developed using the Standardized Reclamation Cost Estimator (SRCE) (available at www.nvbond.org) and a user-defined cost data file (CDF).

The most recent site layout was used to determine the buildings footprint and estimated demolition material amount to inform both decontamination and waste disposal costs.

The most recent design of the tailings surface facilities from Tierra Group/BBA was used to determine both material and labor costs associated with the closure of the tailings and other surface impoundments (stockpiles, salt cell, stormwater pond, sanitary lagoon).

The most recent design of the mine portal from Dumas/Tiley was used to estimate costs associated with demolition of the Railveyor and filling in and sealing the entrance to the mine.

Equipment rates are based on information from Gana Trucking (including labor) and the annual NDEP cost data file with data provided by Cashman Equipment Company (July 2025). Even though the onsite Elk Creek equipment fleet will be utilized, rental rates for equipment are used in order to generate a complete rate, which includes preventative maintenance, wear items, and tire costs as appropriate.

18.3.2 Operating Cost Summary

Table 18‑8 summarizes the operating costs by area, which equals 268.78 $/ton ore. These unit rates are stated on a LOM basis, where the costs are estimated from the beginning of construction to the end of the mine life. LOM operating costs include the pre-production and first/last years of production.

436 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Table 18‑8: LOM Operating Cost Unit Rate Summary

Description	LOM $/ton ore
Hydromet	128.01
Mining	71.34
Pyromet	17.69
Water Management	14.44
Site G&A	13.26
Infrastructure	8.60
Paste Plant	7.34
Mineral Processing	7.12
Product Packaging	0.97
Subtotal	268.78

Source: NioCorp 2026

18.3.2.1 Mining Operating Costs

Mining operating costs for the Elk Creek Project over the life of mine (LOM), when considering steady-state production (Years 4 to 42), average US$71.34 per ton mined. Table 18‑9 presents a detailed breakdown of unit costs by mining activity, including both production and supporting services.

The operating cost includes all activities required to sustain underground mining operations, namely:

•
production drilling and blasting,
•
ground support installation and shotcrete application,
•
loading, hauling, crushing, and material handling to surface,
•
ventilation and pumping,
•
underground and surface maintenance,
•
technical services and mine engineering,
•
backfill operations, and
•
mine supervision and general administration (G&A).

General services, infrastructure support, and labor costs are allocated across total ore production during steady-state operations.

While annual costs vary based on production sequencing, mine location, and activity levels, the total mining operating cost averages approximately US$79.2 million per year over the LOM steady-state period.

The unit costs presented are based on a Q1 2026 cost basis.

Years 0 to 3 are classified as pre-production. The final two years (Years 43 and 44) correspond to a planned ramp-down phase, during which production falls below nameplate capacity; accordingly, these years are excluded from the operating cost per ton calculation to maintain consistency with steady-state assumptions.

437 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Table 18‑9: Steady State Mining Operating Unit Cost

Mining Activity Category	Total Cost ($000) over 39-Year Steady-State Production	Cost per Short Ton of Ore (US$)
Production Drill & Blast	730,420	16.87
Development	256,015	5.91
Material Handling (LHD, Railveyor)	242,001	5.59
Energy – Mining	357,354	8.26
Underground Services and G&A	1,502,313	34.71
Total Operating Cost	3,088,102	71.34

Sustaining production rate	1,109,900	Short Tons/year
Average sustaining operating cost	$79,182,110	US$/year

Source: NioCorp 2026

18.3.2.2 Process Plants Operating Costs

The annual LOM operating costs for the Process and Infrastructure portion of the facility (which will encompass the bulk of the surface facilities) is summarized below in Table 18‑10 and is estimated at 197.44 $/ton of ore process. This estimate includes six (6) primary areas of the of the surface plant: Mineral Processing, Hydrometallurgy, Pyrometallurgy, Water Management and Treatment, Paste Plant, and Infrastructure. Product packaging is incorporated into this cost as well.

The estimate for each process area was developed by determining the required quantities of workforce (encompassing hourly, supervisory, technical, and support functions), energy (electrical, natural gas, and vehicle fuels), reagent consumption (based on the most recent mass balance for the facility), maintenance and repair costs (determined as a portion of the total operating cost), quality assurance costs (determined as a portion of the operating labor, as the basis is consistent with general guidelines costs associated with quality assurance activities), and other general costs required for one year of operation. When applicable, the estimate basis was multiplied by the unit cost to obtain the annual operating cost.

The operating costs for this project were based on processing 3,040 short tons per day of ore (3040 stpd) or 1,109,900 short tons per year.

438 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Table 18‑10: ROM Processing Operating Cost Unit Rate Breakdown

COST ITEMS	ANNUAL COST (3040 stpd) ($/y)	ANNUAL COST PER TON MILLED (3040 stpd)	POT
Mineral Processing	7,901,404	7.12	3.6%
Man Power - Mineral Processing	2,174,999	1.96	0.99%
Energy - Mineral Processing	2,194,500	1.98	1.00%
Electrical	2,194,500	1.98	1.00%
Natural Gas	0	0.00	0.00%
Reagents - Mineral Processing	0	0.00	0.00%
Consumables - Mineral Processing	1,493,127	1.35	0.68%
Maintence and Repairs	1,821,278	1.64	0.83%
Laboratory, Testing, and Analysis	217,500	0.20	0.10%
Hydromet	142,082,486	128.01	64.8%
Man Power - Hydromet	8,699,994	7.84	3.97%
Energy - Hydromet	39,698,817	35.77	18.12%
Electrical	7,771,500	7.00	3.55%
Natural Gas	31,927,317	28.77	14.57%
Reagents - Hydromet	80,449,913	72.48	36.71%
Consumables - Hydromet	536,876	0.48	0.24%
Maintence and Repairs	11,826,886	10.66	5.40%
Laboratory, Testing, and Analysis	869,999	0.78	0.40%
Pyromet	19,638,885	17.69	9.0%
Man Power - Pyromet	2,174,999	1.96	0.99%
Energy - Pyromet	732,665	0.66	0.33%
Electrical	708,200	0.64	0.32%
Natural Gas	24,465	0.02	0.01%
Reagents - Pyromet	15,183,957	13.68	6.93%
Consumables - Pyromet	288,364	0.26	0.13%
Maintence and Repairs	1,041,402	0.94	0.48%
Laboratory, Testing, and Analysis	217,500	0.20	0.10%
Paste Plant	8,143,436	7.34	3.7%
Reagent	6,640,956	5.98	3.03%
Energy - Electrical	1,010,200	0.91	0.46%
Maintence and Repairs	492,280	0.44	0.22%
Water Management	16,031,561	14.44	7.3%
Incoming Water	781,678	0.70	0.36%
Operation and Maintenance	4,922,824	4.44	2.25%
Reagents	10,327,059	9.30	4.71%
Infrastructure	9,545,907	8.60	4.4%
Man Power - Infrastructure	1,449,999	1.31	0.66%
Energy - Infrastructure	1,937,075	1.75	0.88%
Electrical	1,216,505	1.10	0.56%
Natural Gas	71,870	0.06	0.03%
Energy - Vehicle Fuels	648,700	0.58	0.30%
Consumables - Infrastructure	439,144	0.40	0.20%
Non-Mine Mobile	1,328,250	1.20	0.61%
Maintence and Repairs	4,391,439	3.96	2.00%
Product Packaging	1,077,134	0.97	0.5%
Fixed Manufacturing Costs (G&A)	14,717,688	13.26	6.7%
Salary Labor	10,117,413	9.12	4.62%
Overhead	4,600,275	4.14	2.10%
TOTAL PROCESS	219,138,501	197.44	100%

Source: NioCorp 2026

439 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Operating costs for the surface facilities were systematically reviewed to ensure the requisite accuracy for this level of estimate and reflect the most up to date information of the mineral and metallurgical processing facilities.

The two largest items in the operating cost are the hydromet reagent consumption and hydromet natural gas consumption. Both the mass and energy balance for the hydromet facility were reviewed and updated to ensure the most accurate information utilized for the estimate.

Figure 18‑1 illustrates the relative proportion of the reagent consumption cost in the hydromet facility. Two (2) reagents represent about 70% of the reagent cost for the facility – Sulfuric Acid, and Liquid Chlorine. Acids are heavily utilized for leaching operations and chlorine is used to generate one of the primary products from the facility, titanium tetrachloride (TiCl4).

Reagent cost data was derived from both industry averages and vendor quotes. Vendor quotes were utilized to ensure costing data specific to the region and incorporated the delivered cost of the materials. Industry averages were also utilized to mitigate against pricing swings and the variability inherent in quotes from multiple vendors. The costing formula used a weighted average between the two.

Source: NioCorp 2026

Figure 18‑1: Reagent Consumption Percentages for the Hydrometallurgical facility

Natural gas consumption for the hydrometallurgical facility (approximately 76.8 Megatherms/yr) is heavily influenced by the chloride recovery circuit. The chloride recovery circuit is essential for recycling the hydrochloric acid in the process vs. consuming the entirety of the hydrochloric acid. Of the 6.66 MM lbs/day of 32% hydrochloric acid used in the process, 6.52 MM lbs/day is recovered and recycled back to the process (the balance, ~2.1%, is what is delivered to site). This represents a

440 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

substantial environmental benefit from the current process and would not only be costly but would generate significantly more waste if the entirety of this acid was consumed.

Figure 18‑2 illustrates the relative breakdown of the natural gas between the different unit operations.

42%
17%
9%
7%
6%
5%
4%
4%
3%
Pyrohydrolysis
Chloride PreEvaporation
ROM Calciner
Thermal Oil Heating - NH4Cl Leach
Thermal Oxidizer
Process Water Tmt - MVR and Crystallizer
Acid Bake
Thermal Oil Heating - Other Areas
NHL Residue Drying
HCl Residue Drying
Nb Calcining
Hydrolysate Calcining

Source: NioCorp 2026

Figure 18‑2: Natural Gas Consumption per Process area in Hydrometallurgy

18.3.2.3 Tailings and Salt Management Operating Costs

All costs associated with tailings and the management of the surface ponds (salt cell, stormwater pond, sanitary lagoon) are incorporated into the infrastructure section shown above.

18.3.2.4 Site G&A Operating Costs

Site general and administrative costs were divided between salary labor and non-labor overhead costs. These represent the fixed costs of operation that are invariant with respect to production and encompass multiple support activities (site management, technical services, health, safety, and environmental functions, human resources, supply chain management, information technology (IT), finance, and general support)

Salary workforce costs were determined by estimating the requisite organizational roles that would provide technical and supervisory support for the both the surface facilities and the hourly workforce. These are representative of similar industrial chemical processing facilities. Annual compensation costs for these roles were estimated from the Bureau of Labor and Statistics Labor Codes and scaled to 2026 dollars. The estimated salary workforce is shown below in Table 18‑11.

441 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Table 18‑11: Support Roles for Facility Operations

Category	Job Description	Positions	US Labor Code	2026 Salary	Bonus	Cumulative Compensation
Management	Plant Manager	1	420700	$185,300	$203,830	$185,300
	HES Manager	1	420700	$118,931	$130,824	$118,931
	HR Manager	1	446267	$143,115	$157,427	$143,115
	Controller	1	413395	$160,375	$176,413	$160,375
	IT Manager	1	409743	$151,978	$167,176	$151,978
	Purchasing/Logistics Manager	1	424353	$133,384	$146,722	$133,384
	Engineering Manager	1	2608503	$149,521	$164,473	$149,521
	Reliability Manager	1	2608503	$149,521	$164,473	$149,521
	Operations Manager	1	420700	$118,931	$130,824	$118,931
	Maint Superintendent	1	420700	$118,931	$130,824	$118,931
	Mine Superintendent	0	420700	$118,931	$130,824	-
	Chief Geologist	1	420700	$118,931	$130,824	$118,931
	QA/Lab Manager	1	420700	$118,931	$130,824	$118,931
Engineering	I&E Engineer	3	17-2071	$107,908	$118,699	$323,724
	Controls Engineer	2	17-2071	$107,908	$118,699	$215,816
	Mechanical (Fixed/Rotating) Engineer	4	17-2141	$94,977	$104,475	$379,908
	Environmental Engineer	1	17-2081	$100,550	$110,605	$100,550
	Mining Engineer	0	17-2141	$94,977	$104,475	-
	Chemical Engineer	3	17-2041	$121,762	$133,938	$365,286
	Geologist	1	19-2042	$90,779	$99,857	$90,779
	Lab Supervisor	1	19-2031	$81,700	$89,870	$81,700
Supervision	Mine Planner	0	51-1011	$72,780	$80,058	-
	Mine Supervisor	0	51-1011	$80,089	$88,098	-
	Maint Supervisor	8	51-1011	$65,835	$72,418	$526,677
	Operations Supervisor	5	51-1011	$80,089	$88,098	$400,445
	Safety/Mine Rescue/ Training Supervisor	4	51-1011	$80,089	$88,098	$320,356
	Safety Supervisor	2	51-1011	$80,089	$88,098	$160,178
Support	Trainer	2	51-1011	$72,780	$80,058	$145,560
	Safety	4	43-5071	$63,446	$69,791	$253,784
	Maint Planner - Mine	0	51-1011	$72,780	$80,058	-
	Maint Planner - Surface	3	51-1011	$72,780	$80,058	$218,340
	Shipping Receiving Warehouse Tech	4	43-5071	$45,671	$50,238	$182,684
	10 Lab Techs, in 4 or 5 work stations	8	19-4031	$62,713	$68,984	$501,702
	Geology Technician	1	17-3022	$71,876	$79,064	$71,876
	Tech Writer	2	17-3023	$57,727	$63,500	$115,454
	Admin Assistant	2	43-6014	$47,828	$52,610	$95,655
	Clerk	2	43-3099	$44,814	$49,295	$89,628
	HR Recruiters/Generalists	5	13-1071	$66,855	$73,541	$334,275
	IT technician	2	15-1231	$72,401	$79,641	$144,802
	Purchasing Agent	2	13-1020	$77,350	$85,084	$154,699
	Customer Service Rep	2	41-4012	$80,877	$88,965	$161,754
	Drafter/Document Control	2	17-3013	$61,621	$67,783	$123,242
	SUBTOTAL Salary	87				$7,226,723

Source: NioCorp 2026

442 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Non-labor overhead costs were estimated as a portion of both the manpower requirements of the facility and the capital cost of the facility itself. The estimate was derived from best practices consistent with the level of design in the current study for chemical process facilities (Turton, 2012).

18.3.3 Mine Operating Costs

Mining operating costs for the Elk Creek Project over the life of mine (LOM), when considering steady-state production (Years 4 to 42), average US$71.34 per ton mined.

Table 18‑12 presents a detailed breakdown of unit costs by mining activity, including both production and supporting services. The operating cost includes all activities required to sustain underground mining operations, namely:

•
Production drilling and blasting,
•
Ground support installation and shotcrete application,
•
Loading, hauling, crushing, and material handling to surface,
•
Ventilation and pumping,
•
Underground and surface maintenance,
•
Technical services and mine engineering,
•
Backfill operations, and
•
Mine supervision and general administration (G&A).

General services, infrastructure support, and labor costs are allocated across total ore production during steady-state operations.

While annual costs vary based on production sequencing, mine location, and activity levels, the total mining operating cost averages approximately US$79.2 million per year over the LOM steady-state period.

The unit costs presented are based on a Q1 2026 cost basis.

Years 0 to 3 are classified as pre-production. The final two years (Years 43 and 44) correspond to a planned ramp-down phase, during which production falls below nameplate capacity; accordingly, these years are excluded from the operating cost per ton calculation to maintain consistency with steady-state assumptions.

Table 18‑12: Steady State Mining Operating Unit Cost

Mining Activity Category	Total Cost ($x1000) over 39 yr Steady-State Production	Cost per Short Ton Ore US$
Production Drill & Blast	730,420	16.87
Development	256,015	5.91
Material Handling (LHD, Railveyor)	242,001	5.59
Energy mining	357,354	8.26
Underground Services and G&A	1,502,313	34.71
Total Operating Cost	3,088,102	71.34

443 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Sustaining production rate	1,109,900	Short Tons/year
Average sustaining Operation cost $/year	$ 79,182,110	$/year

Source: NioCorp 2026

444 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

19 Economic Analysis

19.1 Cautionary Statement

The results of the economic analysis represent forward-looking information that is subject to a number of known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those presented here. Forward-looking statements in this Report include, but are not limited to, statements with respect to future niobium, scandium, titanium and rare earth prices, the estimation of Mineral Resources and Mineral Reserves, the estimated mine production and niobium, scandium, titanium and rare earths recovered, the estimated capital and operating costs, and the estimated cash flows generated from the planned mine production. Actual results may be affected by:

•
Unexpected variations in the quantity of ore, grade or recovery rates, or presence of deleterious elements that would affect the process plant or waste disposal
•
Unexpected geotechnical and hydrogeological conditions from what was assumed in the mine designs, including water management during construction, mine operations, and post mine closure
•
Differences in the timing and amount of estimated future niobium, scandium and titanium production, costs of future niobium, scandium and titanium production, sustaining capital requirements, future operating costs, requirements for additional capital, unexpected failure of plant, equipment or processes not operating as anticipated.
•
Changes in government regulation of mining operations, environment, and taxes.
•
Unexpected social risks, higher closure costs and unanticipated closure requirements, mineral title disputes or delays to obtaining surface access to the property.
•
The production schedules and financial analysis annualized cash flow table are presented with conceptual years shown. Years shown in these tables are for illustrative purposes only. If additional mining, technical, and engineering studies are conducted, these may alter the Project assumptions as discussed in this Report and may result in changes to the calendar timelines presented and the information and statements contained in this Report. No development approval action has yet been taken by the NioCorp Board as the funds for project execution are still in the process of being raised at the time of writing. While permits are in hand for construction and construction has commenced as of February 2026, operating permits, are required to be granted prior to the commencement of operations

19.2 Methodology Used

The Project has been evaluated using discounted cash flow analysis. Cash inflows consist of annual revenue projections. Cash outflows consist of initial capital expenditures, sustaining capital costs, operating costs, taxes, royalties, and commitments to other stakeholders. These are subtracted from revenues to arrive at the annual cash flow projections. Cash flows are taken to occur at the end of each period. To reflect the time value of money, annual cash flow projections are discounted back to the Project valuation date using the yearly discount rate. The discount rate appropriate to a specific

445 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

project can depend on many factors, including the type of product, the cost of capital to the Project, and the level of Project risks (i.e., market risk, environmental risk, technical risk and political risk) in comparison to the expected return from the equity and money markets. The base case discount rate for the 2026 Elk Creek Study is 8%. The discounted present values of the cash flows are summed to arrive at the Project’s NPV (Net Present Value). In addition to the NPV, the IRR (Internal Rate of Return) and the payback period are also calculated. The IRR is defined as the discount rate that results in an NPV equal to zero. The payback period is calculated as the time required to achieve positive cumulative cash flow for the Project from the start of production.

19.3 Financial Model Parameters and Assumptions

The indicative economic results summarized in this section are based upon work performed by NioCorp in 2026. They have been prepared on both a periodic monthly format and an annual format. The metrics reported in this section are based on the annual cash flow model results. The metrics are on both a pre-tax and after-tax basis; a 100% equity basis with no Project financing inputs; and are in Q1 2027 U.S. constant dollars.

Key criteria used in the analysis are discussed in detail throughout this section. Principal Project assumptions used are shown summarized in Table 19‑1.

Table 19‑1: General Assumptions

Description	Value
Pre-Production Period	35 months
Process Plant Life	40 years
Mine Operating Days per Year	365
Mill Operating Days per Year	365
Discount Rate	EOP @ 8%
Commercial Production Year	Y2M34

Source: NioCorp, 2026

All costs incurred prior to June 2026 are considered sunk with respect to this analysis.

The selected Project discount rate is 8% as directed by NioCorp, and the valuation uses standard end-of-period discounting. A sensitivity analysis of the discount rate is discussed later in this section.

Foreign exchange impacts were deemed negligible as most, if not all costs and revenues are denominated in US dollars.

The major criteria adopted to define when the Project enters into Commercial Production include the following: (1) all major capital expenditures to bring the mine to nameplate capacity have been completed; (2) the process plant, and other facilities have been transferred to the control of the Operations team from the Commissioning team; (3) the plant has reached at least 80% of initial design capacity following an adequate ramp-up period; (4) product recoveries are at or near expected levels; (5) the mine has the ability to sustain ongoing production of ore at the required CoG (Cut-off Grade); and (6) costs are under control or within expectations.

Mineral Resource, Mineral Reserve and Mine Life

446 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

The Mineral Resource discussed in Section 14 was converted to the Mineral Reserve outlined in Section 12. The estimated Mineral Reserve will support a 40-year production life, using the mine plan as provided in Section 13.

Metallurgical Recoveries

The basis for the process recoveries is included in Section 13, and the process design is outlined in Section 14.

Product Prices

The product price basis is discussed in Section 19.

Capital and Operating Costs.

The capital and operating cost estimates are detailed in Section 18.

Closure Costs and Salvage Value.

Reclamation costs were included with the capital cost estimate and are detailed in Chapter 0.

Financing

The economic analysis assumes 100% equity financing and is reported on a 100% project ownership basis.

Inflation

The economic analysis assumes constant prices with no inflationary adjustments.

19.3.1 Physicals

Mining

Table 19‑2 is a summary of the estimated mine production over the 43-year LOM. Ore mined refers to Probable Mineral Reserves.

Table 19‑2: Mining Physicals

Description	Value
Ore Mined (st)	45,929
Target Production Rate (st/d)	3047
Niobium Grade	0.76%
Scandium Grade (ppm)	69.3
TiO2 Grade	2.68
TREO Grade	0.34
Contained Nb (st)	205
Contained Sc (st)	4,585
Contained TiCl4 (st)	2,341,367
Contained TREO (st)	53,309

Source: Amplify 2026, NioCorp 2026

Processing

A summary of the estimated process plant production for the Project is contained in Table 19‑3 for a 40-year operating life at an average capacity of 3047 st/d. Table 22-4 shows more detail of process

447 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

recovery rates for each product in the three plants. Ore processed refers to Probable Mineral Reserves.

Table 19‑3: Processing Physicals

Description	Value
Total Ore Processed (st 000s)	45,929
Recovery, Nb	84.70%
Recovery Sc	94.30%
Recovery Ti	80.50%
Recovery NdPr	93.04%
Recovery Tb	94.40%
Recovery Dy	94.60%
Contained Nb (st)	205,464
Contained Sc2O3 (st)	4,585
Contained TiCl4 (st)	2,341,367
Contained NdPr oxide (st)	25,923
Contained Tb oxide (st)	690
Contained Dy oxide (st)	2,649

Source: NioCorp and Amplify 2026

19.3.2 Revenue

Based on data discussed in Section 19, Table 19‑4 and Table 19‑5 show benchmark product pricing assumptions used in the economic analysis. The following criteria apply to the calculation of revenue:

•
Niobium measured in the resource and reserve as Nb2O5 but is produced as commercial ferroniobium, which is a mixture containing 65% Nb and 35% Fe. Ferroniobium pricing is based solely on its Nb content.
•
Ti is measured as TiO2 in the resource and reserve and is produced as TiCl4.
•
Scandium is measured as Sc in the resource and reserve and is produced and sold as the compound Sc2O3.
•
Rare earths are measured as oxides and are produced as oxides.

Table 19‑4: Pricing Assumptions

Description	Short Tons Saleable Product	LOM Benchmark Price US$/lb product
Payable Nb	202,407	$ 23.59
Payable Sc2O3	4,518	See Table 19-5
Payable TiCl4	2,305,195	$ 0.84
Payable TREO	44,354	See Table 19-6

Source: Amplify, OnG, Argus, and NioCorp 2026

448 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Table 19‑5: Scandium Trioxide Pricing Assumptions

Year	US$/lb
Y1	$1,474
Y2	$1,474
Y3	$1,474
Y4	$1,474
Y5	$1,474
Y6	$1,474
Y7	$1,315
Y8	$1,474
Y9	$1,474
Y10	$1,474
Y11	$1,474
Y12	$1,474
Y13 and on	$1,588

Source: OnG 2025 and 2026; NioCorp 2026

Table 19‑6: TREO Pricing Assumptions

Description	US$/lb
NdPr Oxide	$62.78
Tb2O3	$2,048.21
Dy2O3	$593.30
SEG Carbonate	$4.07
Heavies Carbonate	$2.29

Source: NioCorp, Argus and OnG 2026

The following is a breakdown of netback pricing assumptions for each product:

Niobium

•
Ferroniobium (65% Nb) product (FeNb product) with constant price of US$ 23.59/lb Nb.
•
All settlement Nb prices have a 3.75% discount to the netback price of benchmark price minus Buyers Logistics Costs (BLC) except with customers buying on spot pricing.
•
It is assumed that all FeNb product purchases have a 10 Net Days Outstanding (NDO) A/R term. At the time of this report, the Project had two committed offtake customers signed up for 10- year terms with all remaining annual FeNb production sold on a spot basis:
o
Buyer #1 - US-based metals trader with mill operations located in the southern half of the US:
▪
10-year commitment to purchase 25% of annual offtake production to a maximum of 2067 st/y.
o
Buyer #2 - European-based manufacturer with global mill operations:
▪
10-year commitment to purchase 50% of annual offtake production to a maximum of 4134 st/y.

449 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

o
Spot Buyer - It is assumed that all annual FeNb production not sold under an offtake agreement is sold at spot (or benchmark) pricing of constant US$ 23.59/lb Nb on an ex-mine gate basis with a 10-day NDO A/R term.

Titanium Tetrachloride

•
Offtake is subject to a Memorandum of Understanding with Traxys.
•
It is assumed that all annual TiCl4 production is sold at spot (or benchmark) pricing of constant US$ 0.84/lb on an ex-mine gate basis with a 10-day NDO A/R term.

Scandium Trioxide

•
Offtake is subject to a Memorandum of Understanding with Traxys.
•
Scandium Trioxide (Sc2O3) product with an average realized LOM price of US$ 1,562.90/lb.
•
It is assumed that all Sc2O3 product purchases have a 10-day NDO A/R term.

TREOs

•
Offtake is subject to a Memorandum of Understanding with Traxys.
•
It is assumed that all annual NdPr production is sold at spot (or benchmark) pricing of constant US$ 62.78/lb on an ex-mine gate basis with a 10-day NDO A/R term.
•
It is assumed that all annual Tb2O3 production is sold at spot (or benchmark) pricing of constant US$ 2,048.21/lb on an ex-mine gate basis with a 10-day NDO A/R term.
•
It is assumed that all annual Dy2O3 production is sold at spot (or benchmark) pricing of constant US$ 593.30/lb on an ex-mine gate basis with a 10-day NDO A/R term.
•
It is assumed that all annual SEG production is sold at spot (or benchmark) pricing of constant US$ 4.07/lb on an ex-mine gate basis with a 10-day NDO A/R term.
•
It is assumed that all annual Heavies Carbonate production is sold at spot (or benchmark) pricing of constant US$ 2.29/lb on an ex-mine gate basis with a 10-day NDO A/R term.

19.3.3 Operating

Operating cost metrics in the technical, economic model are reported on a LOM basis meaning that all of these unit rates are stated on a LOM basis where the costs are estimated from the beginning of construction to the end of mine life. LOM operating costs include the pre-production and first/last years of production.

The total LOM operating cost unit rate of US$ 265.94/ton processed is summarized in Table 19‑7.

Table 19‑7: Operating Cost Summary

Description	LoM US$/short ton ore
Mining Cost	70.95

450 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Process Cost	151.96
Water Mgmt	13.72
Tailings	8.08
Other Infrastructure	9.52
Site G&A	0.32

Subtotal	254.56
Royalties/Bond Premium	11.38
Total LOM Operating Cost	265.94

Source: NioCorp, 2026

19.3.4 Capital Costs

Total capital costs totaling US$ 3,923 billion, not including US$ 96 million of final closure/reclamation costs are summarized in Table 19‑8.

Table 19‑8: Capital Cost Summary (US$ 000’s)

Description	Initial	Sustaining	Total
Capitalized Preproduction Expenses	3		3
Site Preparation and Infrastructure	25	42	67
Processing Plant	870	309	1,180
Water Management & Treatment	13		13
Mining Infrastructure	145	382	527
Tailings Management	57	169	226
Site Wide Indirects	4		4
Processing Indirects	34		34
Mining Indirects	169	1,000	1,169
Owner's Costs Indirects	296	3	299
Contingency	233	169	403
Total Capital Costs	$1,849	$2,074	$3,923

Source: NioCorp 2026, Dumas, Ausenco, Tierra Group/BBA, SRK, and T Engineering 2026

Further details of the initial capital estimate are presented in Table 19‑9.

Table 19‑9: Initial Capital Costs Summary (US$ 000’s)

Description	Initial	% of Total
Capitalized Pre-Production Costs	$3	0%

Subtotal Preproduction Costs	$3	0%
Site Preparation and Infrastructure	$25	1%
Processing Plant	$870	47%
Water Management & Treatment	$13	1%
Mining Infrastructure	$145	8%
Tailings Management	$57	3%
Subtotal Direct Costs	$1,110	60%
Site Wide	$4	0%

451 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Description	Initial	% of Total
Processing	$34	2%
Mining	$169	9%
Owner's Costs	$296	16%
Subtotal Indirect Costs	$503	27%
Project Total Before Contingency	$1,616	86%
Contingency	$233	14%
Project Total	$1,849	100%

Source: NioCorp 2026, Dumas, Ausenco, Tierra Group/BBA, SRK, and T Engineering 2026.

19.4 Cashflow Forecasts & Annual Production Forecasts

Cashflow Forecasts are summarized on a LOM basis in this section.

The technical, economic model metrics are prepared on an annual pre-tax and after-tax basis, the results of which are summarized in Table 19‑10. Based on current assumptions and design listed in this report, the Project returns a pre-tax NPV 8% of US$ 4,111 million and an IRR of 24.0 % along with an after-tax NPV 8% of US$ 3,441 million and IRR of 22.8%.

Table 19‑10: Indicative Economic Results (US$ 000’s)

Pre-Tax NPV8% ($M)	$4,111
Pre-Tax IRR	24.0%
After-Tax NPV8% ($M)	$3,441
After-Tax IRR	22.8%
After-Tax Payback Period (years)	2.93
Total Upfront CAPEX ($M)	$1,849
Mine Life (years)	40
LoM Gross Revenue ($M)	$37,435
Niobium	$9,781
Scandium	$14,331
Titanium	$3,946
Rare Earths	$9,378
NdPr Oxide	$3,254
Dy Oxide	$3,137
Tb Oxide	$2,827
SEG Carbonate	$113
Heavy Rare Earth Carbonate	$46
Average Annual EBITDA over Full Production Years ($M)	$608
Average EBITDA Margin (EBITDA as % of total revenue)	67%
Average Annual Operating Cash Flow ($M)	$519
Revenue Per Ton, (US$/ton)	$815
Average Annual Operating Cost (OPEX) (US$/ton)	($255)
Effective Tax Rate	14.3%
Development Timeline (months)	35
Source: NioCorp 2026

452 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

19.5 Taxes, Royalties & Other Interests

Due to the Project’s location in a rural area of Nebraska with little industrial activity, taxes and depreciation for the Project were modelled based upon input from NioCorp, as well as a review of various guidelines such as the Nebraska Advantage Act, Nebraska tax credit and Federal tax rates. As such, a detailed tax methodology was developed for the technical, economic model to model the impacts of various government tax incentives.

The assumptions used in the methodology are described in this section and assumptions are as follows:

•
Taxes calculation is on an annual basis.
•
Corporate Income Tax (CIT) rates are 21% for Federal and 3.99% for Nebraska.
•
County property tax based on the end of year value of Project, net of capital improvements and depreciation taken, multiplied by 0.0136. A 10-year tax abatement has also been established based on the Company’s successful application for tax benefits under the Nebraska Advantage Act.
•
Net Operating Losses (NOL) is carried forward indefinitely and can be used up to 100% of annual positive taxable income per period.
•
Federal Depletion allowance is calculated using the co-product percentage depletion method as it was determined that the cost depletion method would be too small compared to the former method. The percentage of depletion rates applied against Gross Income from Mining (subject to 50% of Net Income from Mining limit) are:
o
Nb – 22%
o
TiO2 – 22%
o
Sc2O3 – 14%
o
TREO – 14%
•
Tax Depreciation allowance is calculated each year by the following methods:
o
Mining Development/Capitalized Pre-production Costs: 70% of cost expensed in the year incurred and remaining 30% amortized over 5 years.
o
Mine Fleet Equipment: 7 year Modified Accelerated Cost Recovery System (MACRS) depreciation starting in the year when the cost is incurred.
o
Plant: 7-year MACRS depreciation starting in the first year of commercial production.
o
Infrastructure: 10-year MACRS depreciation starting in the first year of commercial production.
•
Tax credits available to the Project include:
o
Nebraska Investment Tax Credit (ITC) is applied against NE state income tax payable from a beginning balance of US$ 144.1 million based on a formula incorporating development capital spent in area to date.

453 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

The calculated effective income tax rate for the Project is 14.3% (CIT Payable/Adjusted EBITDA).

The Project is subject to a private third party NSR royalty of 2%. For the purposes of this economic analysis, this royalty is better defined as a “Net Proceeds” royalty as annual operating costs are deducted along with freight/insurance costs.

There is a US$ 9.63 million reclamation bond premium payable on the Project to be paid quarterly in a five-year period from 2025 through 2029, at which point the Project will be eligible based on its financial statements to provide other means of financial assurance to the State of Nebraska.

19.6 Sensitivity Analysis

The sensitivity of NPV and IRR to a range of project metrics is presented in Figure 19‑1 through Figure 19‑3.

ds

Pre-Tax NPV Sensitivity Analysis
NPV ($M) at 8% Discount Rate
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
-30%
-25%
-20%
-15%
-10%
-5%
Base
5%
10%
15%
20%
25%
Nb Price
Sc2O3 Price
TiO2 Price
REE Price
Operating Costs
Capital Costs

Source: NioCorp 2026

Figure 19‑1: Pre-Tax NPV Sensitivity Analysis

454 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Pre-Tax IRR Sensitivity Analysis
IRR
50%
45%
40%
35%
30%
25%
20%
15%
10%
5%
0%
-30%
-25%
-20%
-15%
-10%
-5%
Base
5%
10%
15%
20%
25%
30%
Nb Price
Sc2O3 Price
TiO2 Price
REE Price
Operating Costs
Capital Costs

Source: NioCorp 2026

Figure 19‑2: Pre-Tax IRR Sensitivity Analysis

After-Tax NPV Sensitivity Analysis
NPV ($M) at 8% Discount Rate
$5,000
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
-30%
-25%
-20%
-15%
-10%
-5%
Base
5%
10%
15%
20%
25%
30%
Nb Price
Sc2O3 Price
TiO2 Price
REE Price
Operating Costs
Capital Costs

Source: NioCorp 2026

Figure 19‑3: After-Tax NPV Sensitivity Analysis

455 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

After-Tax IRR Sensitivity Analysis
IRR
50%
45%
40%
35%
30%
25%
20%
15%
10%
5%
0%
-30%
-25%
-20%
-15%
-10%
-5%
Base
5%
10%
15%
20%
25%
30%
Nb Price
Sc2O3 Price
TiO2 Price
REE Price
Operating Costs
Capital Costs

Source: NioCorp 2026

Figure 19‑4: After-Tax IRR Sensitivity Analysis

The economic model was tested for sensitivity to variances in head grades and recoveries for the major pay metals. Figure 19‑5 through Figure 19‑8 illustrate the results of pre/post tax basis with respect to these variables.

Source: NioCorp 2026

Figure 19‑5: Pre-Tax NPV Sensitivity to Grade and Recovery

456 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Source: NioCorp 2026

Figure 19‑6: After Tax NPV Sensitivity to Grade and Recovery

Source: NioCorp 2026

Figure 19‑7: Pre-Tax IRR Sensitivity to Grade and Recovery

457 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Source: NioCorp 2026

Figure 19‑8: After Tax IRR Sensitivity to Grade and Recovery

Discount rate sensitivity is always important in a project valuation, and with respect to this Project, there is a complex process plant flow sheet and market uncertainty to account for. NPV profile charts are presented in Figure 19‑9 and Figure 19‑10, which shows pre- and after-tax NPV results for 100 basis point increments between 0% and 20%.

Elk Creek
Before Tax NPV Profile
22,000
20,000
18,000
16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
NPV ($M)
0%
2%
4%
6%
8%
10%
12%
14%
16%
18%
20%
Hurdle Rate / Discount Rate

Source: NioCorp 2026

Figure 19‑9: Before-Tax NPV Profile

458 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Elk Creek
After Tax NPV Profile
NPV ($M)
16,000
14,000
12,000
10,000
8,000
6,000
4,000
2,000
0
0%
2%
4%
6%
8%
10%
12%
14%
16%
18%
20%
Hurdle Rate / Discount Rate

Source: NioCorp 2026

 Figure 19‑10: After-Tax NPV Profile

459 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

20 Adjacent Properties

Apex Critical Metals Corp. (“Apex”) has entered into option agreements on additional properties surrounding the Elk Creek Project properties (Figure 20‑1). Apex commenced a diamond drilling program on these properties in late January 2026, and the program remains ongoing as of the Effective Date of this Report. Exploration is focused on evaluating the potential for rare earth element mineralization associated with the eastern portion of the Elk Creek Carbonatite Complex.

The QPs have not independently verified the adjacent Property where applicable and mineralization or exploration results on adjacent properties are not necessarily indicative of mineralization on the Elk Creek Project.

735000
736000
737000
738000
739000
740000
741000
742000
743000
744000
745000
4465000
4464000
4463000
4462000
4461000
4460000
4459000
4458000
N
0 0.25 0.5 1
Miles
Spatial Reference
PCS: NAD 1983 UTM Zone 14N
Legend
ECRC Land Holdings
Resource Location
APEX Critical Metals Land Holdings

Source: DGC 2026

Figure 20‑1: Adjacent Properties

460 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

21 Other Relevant Data and Information

21.1 Project Implementation Plan

The key project objectives are as follows:

(1)
Deliver the Elk Creek Mine Project on time and on budget.
(2)
Ensure - the project maintains environmental compliance.
(3)
Ensure the safety of all Project stakeholders.
(4)
Ensure compliance with all applicable laws and regulations, at the local, state and federal levels.
(5)
Ensure positive economic impacts for SE Nebraska, including the use of local businesses wherever feasible, the employment of local residents and tax benefits for local governments.
(6)
Maintain a high level of engagement and communication with all stakeholders.
(7)
Ensure the Project meets design objectives including throughput, product quality, and operating budget objectives.

The Project Implementation Plan (PIP) execution is based on the use of two main contractors: one for underground and one for surface. The underground scope will be structured using an incentivized reimbursable model and the surface scope will be structured along EPCM lines. The approach is reflected in the capital cost estimate for the Project.

21.1.1 Project Cost Objectives

Section 18 of this report presents the capital cost of the Project. The cost objective of the Project is to reach 100% of production capacity within the total initial capex of US$ 1,850 million. Numbers are rounded to the nearest thousand.

21.1.2 Project Schedule Objectives

The scheduling objective is to deliver a fully constructed and commissioned facility within 35 months. The mine and surface plant will be constructed in parallel.

The schedule highlights are as follows:

•
The total duration of the project is 35 months from Authorization to Proceed to the end of the ramp-up period.
•
The schedule contemplates that the starting point for mine development is from the completed sockets in the mine portal. The establishment of the mine portal is underway at the time of writing of this report and the sockets are expected to be in place by the end of 2026.
•
An aggressive five-month commissioning and ramp-up period is included in the overall schedule in the last three months of the capital build period. During this time, the surface plant will be commissioned using approximately 148,000 tons of stockpiled ore which is generated during mine development.

461 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

•
The Project timeline is linked to both the mining-related activities and the surface operations in both sequencing and duration. The construction of the main surface plant buildings and supporting infrastructure is not on the critical path.

The critical path activities are the development of the underground mine and the establishment of the first producing stopes.

The Project construction schedule is reflected in the economic model for the Project.

21.1.3 Early Works

Project Execution requires key early work that includes the following:

•
Finalize contracts for the underground and surface scopes
•
Initiate operational environmental permitting, such that permits are in hand for the start of operations at the end of the construction period.
•
Complete the surface grouting program for the mine, and ensure that work does not conflict with underground mine development activities
•
Perform detailed engineering and procurement of long lead time items.
•
Complete contracting and deploy the third party microgrid power plant that will provide construction power
•
Complete contracting tied to the supply of natural gas to the project, for both construction and operational use
•
Complete the construction of the mine portal and the establishment of the decline sockets, which is underway at the time of writing.
•
Initiate work with the City of Tecumseh to supply fresh water to the project site

21.1.4 Project Team

The underground and surface contractors will report to NioCorp as the Project Sponsor. NioCorp will provide the following key functions as part of the Owner’s team: HES, legal, permitting, communications, finance and controls and project oversight. The NioCorp corporate team will remain in Denver, CO with a Project Team located both on the Elk Creek Mine site and in the Company's offices in nearby Tecumseh, NE. The project contractors will provide engineering, procurement, construction and commissioning services.

21.1.5 Project and Document Control

NioCorp will utilize a project controls system for monitoring, reporting, and controlling the Project schedule, the cost, and the scope of work (change management).

•
The NioCorp Project Team will be responsible for establishing project controls procedures and assuring its consistent application throughout the Project timeline.
•
The Project team will also develop a control budget to aid in managing the overall effort and will develop an appropriate Project accounting system.

462 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

•
The accounting system will be used to baseline the Project cost and aid in forecasting cash flow needs. The system will aid in the creation of Earned Value Reporting (EVR) for the Project.
•
The Project team will maintain the Project schedule with the use of scheduling software such as Primavera P6 or equivalent. The schedule will be updated on a regular basis to track Project progress, noting any deviations.
•
Change management will also be a function of the Project controls system and will be used to identify and track changes in the scope of work throughout the course of the Project.
•
The Project controls system will provide Project KPIs (Key Performance Indicators) through dashboards, monthly reports, and management reports. KPIs will be determined by management in conjunction with the contractors to measure Project success.

21.1.6 Engineering

Following the completion of the 2026 Elk Creek Study, detailed design and engineering activities will be undertaken by engineering teams at the surface and underground construction contractors.

21.1.7 Supply Chain and Procurement

The supply chain management responsibilities will reside with the construction Contractors. These duties include procurement, subcontracting, site material management, and development and management of work packages. The contractors will perform procurement work consisting of:

•
Development of the Long Lead Equipment list.
•
Development of site-wide procurement needs and packages.
•
Development of Equipment Procurement Packages.
•
Procurement of goods and services as required.
•
Administration of purchase orders.
•
Expediting of deliveries.
•
Quality Control of Fabrications.
•
Logistics.

The key long lead-time equipment currently identified are as follows:

•
Major building transformers and power distribution centers (PDCs)
•
The High Pressure Grinding Rolls (HPGR)
•
Hydromet CO2 compressors / blowers
•
Hydromet calciners and rotary dryers
•
Pyromet electric arc furnace

21.1.8 Construction Management

The construction contractors will perform construction management functions, including planning, organizing, and resolving issues involving subcontractors. They will be responsible for ensuring their work and the work of any subcontractors is performed according to the Project's safety, quality, schedule, and cost requirements. Additionally, the construction contractors are required to provide

463 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

the facilities and services, including security, to support construction activities. This practice will ensure that quality standards are maintained and will improve the use of shared resources and equipment. The primary construction management functions include planning and coordination, subcontractor management, quality assurance, resolving design engineering issues, quantity measurement, and materials management.

21.1.9 Commissioning, Operational Readiness, and Early Operations

Commissioning

The Owner's team, in conjunction with the construction contractors, will be responsible for commissioning activities. The team will develop a detailed commissioning plan during the course of detailed design that will address the following:

•
Lists of Handover Packages & Commissioning Systems.
•
Transition process.
•
Commissioning Sequence.
•
Alignment of Boundaries between Handover Packages and Construction Work Packages.
•
Commissioning Schedule.
•
Roles and Responsibilities.
•
Scope of Work Alignment.
•
HES Management for Commissioning.
•
Handover Documentation.
•
Vendor Management.
•
Monitoring of Inspection and Testing performed by work Contractors.
•
Commissioning deficiencies management.
•
Acceptance process.
•
Reporting.
•
Management of County of Origin for materials purchased

The team will also partner with other key stakeholders (vendors and suppliers) to complete the commissioning effort to hand over the Project to operating personnel for early operations and ramp up.

Operational Readiness and Ramp-up

Two Operations Readiness Plans will be prepared: the first Plan will be specific to the operation of the mine; the second Plan will be specific to the surface plant.

Training on equipment (both factory-based and on-site) will be provided by vendors. Request for quotations will require all vendors to supply Operation and Maintenance manuals, lists of spare parts for the first year of operation, list of commissioning spare parts, and training manuals. Vendors may

464 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

be requested to perform on-site training based on the complexity of the equipment and/or its controls.

Ramp-up consists of bringing the plant production from First Metal, achieved by commissioning of the plant, up to 100% of commercial capacity. For the purpose of ramp-up, commercial capacity involves the production of the planned product suite at facility nameplate capacity, in salable quality.

NioCorp internal resources will execute the ramp-up for the surface plant. The underground contractor will be responsible for the ramp-up of the mine.

21.2 Risk Assessment

The Project’s 2022 Risk Assessment was reviewed by NioCorp. The process used in the 2022 Risk Assessment was as follows: Each QP was provided with a semi-quantitative risk matrix where the likelihoods and consequences were assigned numbered levels that were multiplied to generate a numerical description of risk ratings. The values that were assigned to the likelihoods and consequences were not related to their actual magnitude, but to the numerical value that was derived for risk (Figure 21‑1). This approach provided for a standardized grouping and generation of indicated risk ratings. Each QP worked independently and reported their findings which were then compiled and summarized.

Source: NioCorp, 2022

Figure 21‑1: Likelihood and Consequence Matrix

21.2.1 2022 Risk and Current Status

The major risks identified in 2022 and their current status are outlined below. This Technical Report Summary has been built to address risks identified in 2022 and to generally improve and derisk the mine and surface plant. Each major risk identified in 2022 is followed by a status report indicating the progress that NioCorp has made in addressing the risk.

Mine Operational Risks

465 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

•
Shaft Location - Drilling pilot holes for shaft locations to determine local geological, geotechnical and hydrological characteristics and conditions that would be encountered during shaft sinking.

Status: The shafts have been replaced by ramp access. Geomechancial holes were drilled at each ramp location to characterize local geological, geomechanical and hydrogeologic conditions during the 2025 field program.

•
Resource/Reserve and Mine Design - Significant infill definition drilling is required during construction and operations phases to determine local geological, geotechnical and hydrological characteristics and conditions in conjunction.

Status: An additional 17 diamond drill holes were completed in 2025 with the objective of increasing confidence in the resource and reserve and increasing knowledge of the conditions that will be encountered underground. This program was successful and established measured resources and proven reserves, along with a plan for grouting the orebody.

•
Grade Control - A daily grade control monitoring program is required to maximize the value of ore mined and fed to the surface plant. The grade control process involves the predictive delineation of the tonnes and grade of ore that will be recovered by the mining team. The program will involve incorporating the results from the infill drilling program in conjunction with an underground chip sampling program to define the boundaries of mineable ore blocks and determine the daily/weekly feed grades to the plant.

Status: The daily grade control monitoring program will be deployed.

•
UG Ground Support/Hydrogeology – an ongoing probe hole drill program/grout program needs to be established to support mining activities and not create significant production delays. The need to develop and deploy a high-pressure grout injection system is required to protect the mine from excess inflow to safeguard the project from injury, property damage and loss of life or equipment.

Status: During the 2025 field program, extensive grouting tests were conducted, confirming that grouting is both feasible and effective. A surface grouting program covering both the underground production and underground infrastructure areas has been developed and integrated into the project’s schedule and budget. In addition, a probe hole and dental grouting program has been developed and integrated into the mine development plan.

•
An additional risk was identified subsequent to the 2019 formal risk assessment. In reviewing the 2015-2017 geotechnical drilling campaign, SRK noted both good and poor-quality rock. There is thus a concern about the ramp-up rate given that regions of poor ground conditions might be encountered early in the development schedule. This could result in a risk that shaft sinking could be delayed due to the combination of ground conditions and seepage inflows (even though the ground should be frozen). There is also the risk that the first development rates could be slowed by the need to install more ground support than anticipated without having room for drill jumbos.

Status: A2GC has reviewed prior geomechanical data and mandated extensive additional data collection during the 2025 field program. A2GC has developed an updated geomechanical model

466 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

for the mine and had identified both good ground conditions (75%) and poor ground conditions (25%). A2GC’s recommendations for ground support in both ground condition cases have been integrated into the mine plan contained in this report.

Ventilation

•
Air Requirement – Further detailed review of the ventilation design and specifically the air quantity required, are needed to ensure all aspects of potential pollutants, radon daughters, and environmental conditions, including those relating to heat stress, are adequately addressed.

Status: An updated ventilation model incorporating measurements of the ground temperature gradient has been developed for the mine by Dumas and Jodouin for this report. The ventilation system designed by Jodouin incorporates both heating in the winter and cooling in the summer and considered prospective contaminants in the air stream. As the mine has been designed around an electric fleet, the risk from combustion products has been eliminated.

Hydrometallurgical Process Risks

A summary of the recommended test work is presented below to reduce further the risks associated with the Hydromet process design. It is expected that the work would proceed in parallel with detailed engineering for the project and would take an estimated 4 months to complete. At the time of writing, the Company has contracted with L3 process development to construct a small-scale demonstration plant to complete the recommended test work and to also investigate the potential to recovery rare earths into commercial-grade products. This demonstration plant is scheduled to become operational in 2022.

HCl Leach

•
Optimize leaching of iron (Fe) to correlate with optimum niobium (Nb) precipitation and Fe/Nb ratios– aiming for the highest recovery of Nb while preventing titanium (Ti) co-precipitation. Validate the method used in the aging of the HCl Leach liquor prior to scandium (Sc) Solvent Extraction.

Status: The demonstration plant was operated using a 3- tonne sample of drill core from 2022 through 2025. Flowsheet improvements negated the need to optimise Fe/Nb ratios and improved both Nb and Ti recovery. Aging of the HCl leach liquor was incorporated into demonstration plant operations.

Acid Bake – Water Leach

•
Perform vendor testing and optimization of Acid Bake operations and equipment. Validate process control and equipment capabilities – optimizing mixing time, temperature, acid to residue ratio. Optimize water to residue ratio in Water Leach.

Status: The acid bake and water leach unit operations were constructed and operated during as part of the demonstration plant. Continuous operation of both units was achieved and water consumption in the water leach was minimized.

Iron Reduction

•
Verify reaction kinetics and the use of briquettes.

467 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Status: The iron reduction unit operation has been eliminated from the flowsheet.

Nb Precipitation

•
Optimize FeNb ratio. Optimize Precipitant (dilution water) acidity to maximize Nb precipitation and Ti selectivity. Optimize Final Free Acid (FAT) to maximize selectivity against Ti.

Status: The demonstration plant optimized Nb/Ti through a bulk hydrolysate precipitation followed by chlorination to separate Nb and Ti. This combination of unit operations achieved a very good separation between Nb and Ti while minimizing water consumption in hydrolysis.

Ti Precipitation

•
Further test work required to maximize the removal of uranium and thorium from the Titanium dioxide product to increase its value.

Status: The demonstration plant was based on bulk hydrolysis followed by chlorination to achieve a good separation of Nb and Ti, while effectively eliminating U and Th from the Ti product.

Sc Precipitation

•
Optimize the H3PO4 addition. Optimize the Fe addition. Perform locked cycle tests on the Calcium loop.

Status: The demonstration plant integrated Sc separation and recovery with rare earth separation and recovery in a single integrated solvent extraction operation. The unit operations noted above are no longer part of the production flowsheet.

Sc Refining

•
Optimize and further evaluate Zr/Nb removal using mixed organics – stripping acid. Optimize conditions to minimize Sc losses.

Status: As noted above, scandium separation, recovery and refining operations were optimized during the demonstration plant.

Sc oxalate Precipitation

•
Verify precipitation using solid oxalic acid – optimal amount for optimal recovery. Optimize acidity, temperature, and g/l with solid oxalic acid. Optimize the washing of Sc oxalate for calcining equipment integrity.

Status: This optimization work will be addressed during detailed engineering and plant commissioning. While the demonstration plant confirmed the flowsheet for separating and recovering scandium, optimization exercises such as those described above require larger quantities of scandium than the demonstration plant can deliver.

Acid Regeneration

•
Optimize the filtration – evaluate equipment and filtration media.

Status: This aspect of the flowsheet was eliminated as a result of demonstration plant testwork.

Sulfate Calcining

468 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

•
Optimize residence time. Vendor testing of different equipment and assembly.

Status: This unit operation preceded the sulphuric acid plant in the prior flowsheet. It has subsequently been eliminated.

General

•
Equipment selection, material of construction and vendor guarantee testing.

Status: These considerations will be addressed during detailed engineering.

•
Consider a fully integrated pilot testing to be operated onsite during construction of a full-size plant to make final adjustments and equipment selection.

Status: The demonstration plant was operated from 2022 to 2025, and included bench, pilot and fully integrated continuous operations of the project’s flowsheet.

•
Further perform process engineering during the detailed design phase.

Status: Extensive process engineering was completed concurrently with the development of the demonstration plant; this process will continue during detailed design.

•
Perform process simulation of the yearly or monthly elemental feed composition using the METSIM model and the compositions from the mine plan.

Status: The monthly, annual and life of mine plans were provided to L3 for modeling purposes as part of the development of this Technical Report Summary.

Scandium Market Risks and Sales Plan

At the time of this report, NioCorp had entered into one offtake agreement covering scandium trioxide production from the Project.

The scandium trioxide offtake agreement is structured similarly to the Niobium contracts. The agreement has a ten-year term and a minimum of 12 t/y. At that rate, approximately 10 – 15% of the projected annual production is contracted. Further, the customer may elect to take more material in any given year above the prescribed minimum quantity.

NioCorp is also working with other potential customers at the time of writing and discussions with these potential customers are proceeding under the provisions of Non-Disclosure Agreements (NDAs). These potential customers can be separated into the following categories or end products:

•
Scandium/Aluminum alloys used in aerospace, automotive, and other applications to increase strength and allow for a reduction of weight. Interested customers are situated at various points in the supply chains for aerospace manufacturing and operation; specialty alloy manufacturing; and specialty minerals and metal brokers/distributors.
•
Solid Oxide Fuel Cells. Scandium is used in the electrolyte of solid oxide fuel cells to increase the conductivity at lower temperatures, allowing for higher efficiency and longer life. Discussions with interested customers in this industry and its supply chains are continuing.

NioCorp has produced a small quantity of 99.9% pure scandium trioxide during lab pilot testing, which meets or exceeds the purity needed for virtually all mainstream commercial applications. This material has been sent and will continue to be sent to interested customers for their analysis.

Rare Earth Market Risks

469 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

•
At the time of this report, a steady increase in demand magnet feed REEs (Nd, Pr, Tb, and Dy) is forecast. NioCorp does not have any off-take agreements at present but is investigating potential customers.

Status: On April 9, 2026, NioCorp announced that it had entered into a non-binding agreement (the “Term Sheet”) with Traxys North America LLC (“Traxys”) outlining a long-term marketing and offtake arrangement for NioCorp’s remaining planned critical minerals products from its Elk Creek Critical Minerals Project. This includes the magnetic rare earth elements.

Pyrometallurgy Process Risks

Based on the XPS test results and the associated assessment of industrial operating conditions, the titanium-bearing Hydromet product should not be considered as it represents an operation risk for the Pyromet process. The titanium reports predominantly to the slag and provides no metallurgical benefit to the aluminothermic reduction. Its presence significantly increases the quantity of slag generated, asks more energy from the furnace, and requires a high frequency of slag tapping. At the projected production scale, this additional slag burden could interfere with normal furnace operation, restrict the time available for ferroniobium tapping, adversely affect metal–slag separation, and increase the risk of niobium losses.

The complex sodium-bearing product generated by the Hydromet process should not, however, be rejected solely because of its sodium content or mineralogical complexity. The test work indicates that this material may remain suitable for ferroniobium production, however the Hydromet circuit must consistently produce a feed showing the same chemical composition and mineralogical characteristics. The continued development of this feed should therefore focus on establishing a reproducible product composition and defining acceptable operating ranges for the constituents that materially affect the aluminothermic reaction, slag formation, metal–slag separation, niobium recovery, and final alloy quality.

As a fundamental design requirement, the composition of the Hydromet product and the Pyromet operating conditions should be established to maintain a metal/(metal + slag) mass ratio greater than 40%. Maintaining this ratio is considered necessary to limit the slag burden to an operationally manageable level, support effective metal–slag separation, and minimize the potential for niobium losses to the slag.

Attention must also be given to phosphorus. The last XPS test work confirmed that phosphorus contained in the titanium Hydromet feed can report to the ferroniobium alloy. Because phosphorus is tightly controlled in steelmaking due to its potentially adverse effects on steel ductility and toughness, a phosphorus-control strategy must be incorporated into the Hydromet process design.

470 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

22 Interpretations and Conclusions

22.1 Geology & Mineral Resource

The Elk Creek deposit is a carbonatite hosted, multi element system defined entirely by diamond drilling and geophysical interpretation, with no surface outcrop due to approximately 656 ft (200 m) of overlying Pennsylvanian marine sediments. Geological domain, informed by lithological logging of 65 drill holes, has established three estimation domains (MCARB, DOL_CARB, and LAMP) with hard boundaries supported by statistically significant grade populations among the three domains. The MCARB domain hosts most Measured and Indicated resources and exhibits the strongest grade continuity and lowest variability of the three domains, supporting confidence in the resource classification assigned to this domain.

The Mineral Resource Estimate, effective June 30, 2026, is prepared in accordance with the Regulation S-K 1300, and totals 209.1 Mtons of Measured + Indicated and 169.2 Mtons Inferred at a cut-off of NSR > US$218 per ton. The estimate incorporates a domain specific variography and Ordinary Kriging approach, validated through global mean comparison, swath plot analysis, and grade-tonnage curve reconciliation, with all analytes confirmed within 5% of the declustered composite mean. The Qualified Person considers the Mineral Resource estimate to be unbiased, geologically reasonable, and suitable for public disclosure under Regulation S-K 1300.

The following factors are considered material to the interpretation and reliability of the Mineral Resource Estimate:

•
Geological uncertainty at depth and domain margins: The absence of surface exposures means the geological model is reliant on drill hole density and geophysical interpretation. Uncertainty is elevated in the peripheral DOL_CARB domain, where wider drill spacing and higher grade variability result in a larger proportion of Inferred classification.
•
Classification and data density: The Inferred resource (169.2 Mt) is large relative to the combined Measured and Indicated resource (209.1 Mt), reflecting the extent of DOL_CARB drilled at wider spacing. Upgrading Inferred resources to Indicated classifications would require additional infill drilling in the peripheral domain.
•
Multi Element Estimation: The resource incorporates four reported analytes (Nb₂O₅, TiO₂, Sc, TREO) plus three additional NSR only streams (Tb₂O₃, NdPr Oxide, SEG Carbonate) not independently reported as resource attributes. The NSR cut-off used to define reasonable prospects of eventual economic extraction is therefore sensitive to metallurgical recovery and commodity price assumptions across all seven products, particularly niobium and scandium, which dominate the NSR value.

The Qualified Person is of the opinion that the geological model, database, and resource estimation methodology are appropriate and adequate to support the classification and reporting of Mineral Resources under Regulation S-K 1300. No factors have been identified that would materially affect the reliability of the Mineral Resource estimate as reported.

471 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

22.2 Mining & Mineral Reserve

Longhole stoping is seen as the appropriate mining method for the deposit geometry. The large stope sizes minimize the mining cost. The increased dilution due to large stopes sizes is not particularly material to the mine plan as dilution has some grade.

An NSR approach was used focused on targeted amounts of Nb2O5 and considers revenue for four product streams (Nb2O5, TiO2, Sc and rare earths). Stope optimization was completed to identify economic mining areas. The 3D mine design was completed on an elevated CoG, which achieved over 2.7 times the actual calculated cut-off. Three main mining blocks were designed, giving a 43-year LOM, although additional material, classified as indicated, exists in addition to the mine plan presented here.

The underground mine is accessed through a dual access ramp system from the surface box cut excavation to each of the mine working levels. The primary air intake ramp will also serve as the access ramp into the mine workings for all labor, materials, services, power, equipment, and supplies. The haulage ramp serves as the mine air exhaust, a second means of access, and a second mechanical emergency egress. Both ramps are excavated using conventional drifting. A short vertical ventilation shaft will be excavated near the surface exit of the ramp to allow the mine supply fans to be located on the surface and reduce the tendency for potential recirculation.

If upon review, it is found that the overall air volume requirement increases or decreases, it is currently assumed that current ramp sizing will not change. However, an increase in air volume may require additional considerations with respect to ramp or fan infrastructure aerodynamics and conveyance stability.

Tonnage and grades presented in the reserve include dilution and recovery and are benchmarked to other similar operations. Productivities were generated from first principles with inputs from mining contractors, blasting suppliers, and equipment vendors where appropriate. The productivities were also benchmarked to similar operations. Equipment used in this study is specified as battery electric equipment.

Monthly and yearly production schedules were generated using Deswik© scheduling software. The steady-state mine production schedule of 3,100 t/d ore was based on targeting mine production to match the mill processing throughput of 3,050 t/d. The mine design targeted 8,267 tons of annual ferroniobium production during full production, which resulted in an average annual production rate of 8,282 tons per year over the full production period of the mine life.

22.3 Recovery Methods

Hydrometallurgical Plant

The recovery methods described in Section 17 are based directly on the results of the test work presented in Section 13. Design criteria for all areas have been established at a level of definition appropriate for the 2026 Elk Creek Study. Where continuous operation and recycle streams are critical (for example in Area 200 – Ammonium Chloride cycle and Area 400 – Sulfuric Acid), the test work has been used to evaluate impurity buildup and required bleed ratios.

The recovery methods for Area 500 – Chlorination is based on the results of test work for the chlorination and for the recovery of niobium. The titanium tetrachloride purification circuit was

472 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

designed based on SMH/L3’s expertise and experience with such systems. SMH/L3’s engineers have been involved in various projects for the production of titanium tetrachloride used both in TiO2 pigment and in titanium metal.

The recovery methods for Area 800 – Chloride recovery is based on the results of test work for the pyro hydrolysis and for the recovery of hydrochloric acid. The hydrochloric acid tower circuit was designed based on SMH/L3’s expertise and experience with such systems. SMH/L3’s engineers have been involved in various projects for the synthesis and recovery of hydrochloric acid.

Pyrometallurgical Plant

Even if the Pyromet test program successfully demonstrated the production of ferroniobium alloy through aluminothermic reduction, the small-scale tests were not sufficient to establish a definitive industrial niobium recovery or to fully quantify the distribution of niobium between the metal, slag, dust, and residual metallic particles.

The Pyromet plant design should include provisions for collecting and recycling niobium-bearing dust and metallic fines generated during feed preparation, furnace operation, tapping, alloy handling, and crushing. Slag should also be evaluated for entrained ferroniobium particles and residual niobium-bearing phases to determine whether a dedicated slag-metal recovery step is technically and economically justified.

Further representative-scale testing is recommended to close the niobium mass balance and confirm the achievable overall recovery. The testing should quantify niobium reporting to the alloy, slag, dust, and other process residues and establish the recycle streams required for the final process design. Slag reprocessing should be considered a secondary recovery measure and should not be used to compensate for inadequate metal–slag separation in the primary Pyromet operation.

22.4 Processing & Metallurgical Testing

The hydrometallurgical test work program completed in support of the 2026 Elk Creek Study is considered adequate in scope, scale, and representativeness to support process design criteria, Mineral Reserve estimation, and the economic analysis presented in this Technical Report Summary.

Samples used for metallurgical testing were selected by Niocorp to represent the material included in the Mineral Reserves. Demonstration scale test work is on-going with regards to Ore variability with some results included in Section 13. The demonstration Plant operation indicates that the selected process route is technically viable for the range of feed materials expected during the life of mine.

The overall Hydromet recovery of the primary payable element products using the selected flowsheet is presented as Table 22‑1 .

Table 22‑1: Hydromet Elemental Recovery Summary

Element	Recovery
Nb	84.7%
Ti	80.5%

473 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Element	Recovery
Sc	94.3%
NdPr	88.7-94.4%
Tb	94.4%
Dy	94.6%

Source: L3 2026

Optimization test work is on-going with a focus on the process energy efficiency optimization as well as in the production of commercial samples for all products.

Further test work around the Chlorination will confirm the operating design and will optimize the niobium and titanium recoveries.

The Pyromet test program successfully demonstrated the technical feasibility of producing a ferroniobium alloy from the Hydromet feed through aluminothermic reduction. The fundamental reaction pathway has therefore been established, and the remaining development work should focus on improving and validating the supporting Pyromet design parameters required for reliable industrial operation.

Further testing should specifically address slag composition and fluidity to ensure effective metal–slag separation and practical slag tapping. The Hydromet feed must also be further developed to provide consistent chemical and mineralogical characteristics, since feed variability can directly affect reaction behaviour, slag formation, niobium recovery, and alloy quality. In parallel, refractory selection should be investigated to confirm chemical compatibility with the metal and slag phases, minimize refractory degradation and alloy contamination, and provide an acceptable service life.

The next phase of testing should therefore be conducted at a larger and more representative scale to optimize these parameters and establish the final process design criteria. The objective is no longer to demonstrate that ferroniobium can be produced, but to confirm that it can be produced consistently, efficiently, and at the required commercial quality under industrial operating conditions.

22.5 Infrastructure

Onsite and Offsite Infrastructure

Based upon the most current operating and process design information and expectations, the on-site and off-site infrastructure and services will meet each of the required needs of this entire facility.

Infrastructure buildings, office space, locker facilities and showers were sized and designed based upon current workforce projections for the site, as well as a tentative work schedule of 12-hr shifts for shift personnel, and standard 8-hr shifts for non-shift staff. A change in the number of shifts and/or shift durations may have an impact on the requirements of these facilities.

Likewise, both potable water and wastewater distribution systems were sized based upon the above shift criteria. Changes in the number of personnel, and/or changes in numbers of shifts and shift durations may have an impact on the potable and wastewater demands which must be addressed during the detail phase of this design.

474 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Off-site infrastructure in the form of natural gas and electrical power services provided by others are readily available, and well within the current demand requirements of the facility. Potable water sources yielding approximately 1,500 gpm are available from the local municipality (City of Tecumseh). The public water source would require a service extension from the existing system.

Foundation designs for large loads and structures, as well as roadway designs, were based upon the most current geotechnical reports and best engineering practices for the local site conditions.

The most current geotechnical report partially addressed the recommended designs for deep foundations or foundations for large loads; building columns, columns with bridge crane loads, large process equipment or structures. It will be important that the geotechnical reports completed during detailed engineering address these types of loads and provide specific recommendations, but that the final geotechnical site evaluation includes test borings in the final locations of buildings, process equipment and major structures. An extensive site geotechnical investigation was completed in the second quarter 2026, including geotechnical borings at the major building locations.

22.5.1 Tailings Storage Facility

The tailings storage facilities (“TSFs”) are designed for storage of paste tailings solids in lined facilities permitted under State of Nebraska Industrial Solid Waste regulations. Based on the parameters and assumptions outlined in Section 15.11, the TSFs have been designed with adequate containment and capacity to manage the planned production of waste streams over the life of the mine.

22.6 Environmental, Permitting & Social or Community Considerations

NioCorp has developed information and conducted environmental studies for the purpose of baseline site characterization. Hydrogeology and geochemistry studies are included in this, to characterize the production rate and dewatering water quality, which will dictate critical factors for onsite water balance and management practices that may be required.

There are low levels of naturally occurring radioactive materials (NORMs) in this ore body. Therefore, waste materials (e.g., RO treatment salts and process waste/tailings) and wastewater have the potential for low radioactivity levels. Gross alpha, gross beta, and radioactivity of nine isotopes indicated that fugitive dust and external radiation exposure are potential concerns for the site. Four of these radionuclides (gross alpha, gross beta, Ra-226, and Ra-228) exceeded the screening levels but were below respective MCLs. These results indicate that the site materials are non-hazardous and will be permitted/managed as non-hazardous.

There are limited requirements for reclamation and closure of mine properties in Nebraska due to the lack of specific hardrock mining regulations. Within the applicable regulatory frameworks for the project, however, there are provisions which will be applied to the project during the permitting and licensing process. The current estimate for closure and reclamation is US$106 million.

Engagement of local and state regulators is currently in progress. While the formal operational permitting program for the project is dependent upon the completion of the mine plan, preliminary permitting and consultation which can be applied for prior to finalized mine plans have commenced. At this time, NioCorp had completed the following:

(1)
Nebraska Department of Water, Energy, and Environment (DWEE) Mineral Exploration Permit for exploration drilling;

475 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

(2)
DWEE air quality construction permit;
(3)
DWEE authorization for Class V underground injection well for the hydrogeological portion of the exploration drilling;
(4)
Johnson County road use and maintenance agreement;
(5)
Johnson County special use permit;
(6)
DWEE construction stormwater permit;
(7)
DWEE construction dewatering discharge permit;
(8)
notification of Commencement of Operations with the Mine Safety and Health Administration (MHSA); and
(9)
Johnson County floodplain development permit. These permits and authorizations have allowed for the commencement of mine portal excavation and construction, and other construction and operations permits as needed have been scheduled for initiation as needed to support remaining stages of construction and commencement of operation.

At this time, there are no known environmental concerns that would materially impact NioCorp’s ability to extract the mineral reserves or mineral resources near Elk Creek. Environmental permitting timelines at the state level require up to six months for processing of most individual permits, with roughly 18 months needed for solid waste permitting for tailings impoundments. Broadly speaking, general permits can be active within 7 to 10 days of providing a full and complete application package.

Overall, the project has continued to advance at a pace which will initiate submittal of additional permitting for construction and operation as well as document practices for mine closure. Coordination with state regulatory agencies has assisted in providing regulatory officials with familiarity of this type of mining; however, it is important to acknowledge that risks still remain within the permitting process that could slow project development given the nascency of this type of mining in Nebraska and general lack of familiarity.

22.7 Market Studies & Contracts

Market studies were completed for all four of the major product groups that will be produced from the Elk Creek project: niobium, titanium, scandium and rare earths. Each of these products provides a meaningful contribution to revenue. The marketing studies used in this report are as follows:

•
Ferroniobium: Niobium Review and Outlook First Half 2025 (CPM Group 2025)
•
Scandium: A Market Appraisal (OnG Commodities LLC 2025, 2026)
•
Titanium: TiCl4 Market Analysis (TZMI, 2025)
•
Magnetic Rare Earths: Adamas Intelligence Q2/25 outlook (Adamas 2025) along with Argus Non-Ferrous Markets Rare Earth Pricing (Argus 2026)
•
SEG and Heavies carbonates: NioCorp Carbonates Value Forecasts (Adamas 2025)

476 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

NioCorp currently has two offtake agreements covering 75% of niobium production for the first 10 years of operation and an MOU covering the balance of the project’s product suite. NioCorp is in the process of converting the MOU to a definitive offtake agreement.

22.8 Projected Economic Outcomes

Total LOM capital costs, including initial, sustaining and reclamation costs, are US$ 4,019 million. The initial capital estimate of US$ 1,849 million is incurred during a 35-month construction period. An overall 14 % contingency factor has been applied to the initial capital estimate

Operating cost estimates were developed to show monthly and annual costs for production. All unit costs are expressed as US$/ton processed and are based on Q2 2026 US$. Operating cost metrics in the technical economic model are developed on a unit rate basis and applied to the 40-year operating period of the project, from the end of construction to the end of the mine life.

The total operating cost unit rate is US$ 268.78/ton processed.

This Technical Report Summary is based on processing of 45,929,462 short tons of ore over a 40-year operational life to produce 205,464 tons of Nb in the form of ferroniobium, 4,585 tons of scandium oxide, 2,341,367 tons of TiCl4, 25,923 tons of NdPr oxide, 690 tons of Tb oxide, 2,649 tons of Dy oxide, 13,886 tons of SEG carbonate and 10,161 tons of heavies carbonate.

On a pre-tax basis, the NPV (8% discount) is US$ 4,111 million, the IRR is 24.0%, and the payback period is 2.93 years.

On a post-tax basis, the NPV (8% discount) is US$ 3,441 million, the IRR is 22.8%.

477 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

23 Recommendations

23.1 Geology and Resources

During all drilling programs completed on the Project, further confidence in the geological continuity coupled with mineralization has expanded, resulting in further increasing the confidence in the Mineral Resource Estimation.

DGC recommends that during the drilling being completed as part of the grouting program as outlined in Section 13.3.2.4 by ABC, be incorporated into a resource infill program to further increase the confidence of the Mineral Resource Estimation as defined in this Report. By completing all grouting drill holes using coring methods, the same protocols and procedures can be used, and an additional 33 drill holes planned in the Mineral Resource Estimate can utilized for geological logging and analyses. These drill holes as defined by ABC in Section 13.3.2 of this Report and Figure 13‑8 align well with resource infill program. Costs to complete the data capture and sample analysis are outlined in Section 23.9 below.

23.2 Hydrometallurgical Plant

Test work has identified that carbonates generated by the Hydrometallurgical Plant have a negative impact on the unconfined compressive strength (UCS) of paste backfill. Therefore, it is recommended that future studies of the Hydrometallurgical Plant evaluate methods of reducing or eliminating carbonate content in waste streams directed to the Paste Backfill Plant, including by calcination of carbonates.

It is recommended that a comprehensive paste backfill testing program be conducted to further optimize the paste mix design. This program should evaluate paste produced from a revised hydrometallurgical plant waste stream with reduced carbonate content, whether achieved through carbonate removal or calcining, to determine the effect on UCS. This program should also identify opportunities to increase solids content and reduce binder content. The testing program should also assess the effect of fly ash on UCS.

Additionally, a more complete rheological testing program, including cemented rheology, should be performed on the resulting paste mixes to characterize pumpability. This work would support reducing the OPEX of the Paste Backfill System by reducing the binder requirement and reducing the size of the TSF by increasing the ratio of tailings returned to underground.

It is recommended that the on-going hydrometallurgical plant optimization test work be continued. For instance, significant gains in energy efficiency are likely to be realized with further optimization of the ammonium chloride circuit and the optimization of chloride pyrohydrolysis unit.

In addition, the piloting of the chlorination unit through commercial samples of niobium and titanium is likely to result in a reduction of capital cost through the reduction in engineering design factors in the titanium distillation process. Additional larger-scale piloting work in the chlorination unit is required to minimize phosphorus reporting to the ferroniobium product.

Finally, the QP recommends operating the chloride demonstration circuit through commercial samples of scandium, didymium, terbium and dysprosium oxides to perform the final calibration of the circuit steady state model and allow for subsequent reagent optimization and for the preparation

478 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

of a commercial plant circuit start-up strategy through the validation of the separation circuit dynamic model (digital twin) developed by L3 Process Development.

23.3 Geomechnical

It is recommended that underground observations be completed during mine development and early production to confirm the assumptions used in the geomechanical analyses and mine design.

•
Particular attention should be given to validating the in-situ stress regime, including both stress orientation and magnitude, as these parameters have an important influence on stope stability, dilution, and ground support requirements.
•
The presence, location and rock mass conditions of the degraded rock mass quality areas should be investigated. As such, it will be important to validate the location and thickness of the interpreted property-scale structures. A better definition and 3D understanding of the zones with lower quality (weathered areas) is needed for the detailed and reliable planning of the stoping area.
•
A Ground Control Management Plan (GCMP) should be developed. This plan will need to be regularly updated and audited during the mine life.
•
The dilution assumptions used in the 2026 Elk Creek Study should be validated against actual operating performance during initial mining.

23.4 Mining & Reserves

Ventilation design

Following the QP review, it is recommended that a more in depth and broader review be undertaken on the ventilation design and its optimization specifically addressing:

•
Thermal conditions that could be encountered underground during the summer,
•
Any need to manage radiation exposure requiring consistent ventilation though open areas,
•
A more detailed study of clean engine technologies and battery electric equipment to control diesel particulate matter,
•
The load diversity during concurrent development and production stages,
•
The shift load diversity and the capacity for it to be managed through ventilation on demand.
•
Production (haulage) ramp velocities and the influence of conveyances on airflows.

Other recommendations:

•
Infill Drilling during the pre-production period is recommended to help identify final locations for primary and infrastructure development locations.
•
Geotechnical review of active drifting and infill drilling is recommended to further refine final stope lengths by ground type.

479 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

•
Hydrogeological drilling and review is recommended to be conducted in conjunction with pre-production development to confirm surface grouting success and to reduce risk of un-planned water inundation.

Paste Backfill Underground Distribution System (“UDS”)

It is recommended that future study phases investigate the potential to route the paste backfill UDS via dedicated boreholes rather than via the ramp. This configuration would reduce the lateral distance of the UDS, reducing friction losses and thus increasing the solids content of the paste backfill to reach equivalent stopes. Routing the UDS outside of the ramp would also reduce potential interference that inspection, maintenance, or repair of the UDS may have on ramp traffic and operations. Lastly, because routing via boreholes would reduce the length of the UDS, it could potentially have a lower CAPEX and OPEX compared with routing via the ramp.

23.5 Pyrometallurgical Plant

Test work has successfully demonstrated that ferroniobium alloy can be produced from the Hydromet feed through aluminothermic reduction. Therefore, it is recommended that a larger-scale Pyromet testing program be conducted to further develop and confirm the operating and design parameters required for consistent industrial production. Additionally, a refractory evaluation program should be conducted to identify materials compatible with the expected metal and slag compositions, minimize alloy contamination, and provide an acceptable operating life. Representative metal, slag, dust, and residual materials should be fully characterized to close the elemental mass balance and confirm niobium recovery. Attention should be given to phosphorus, as testing has confirmed that phosphorus contained in the feed can report to the ferroniobium alloy. Feed and product limits should therefore be established to ensure that the final alloy consistently meets the applicable commercial specification. This program should focus on optimizing slag composition and fluidity, improving metal–slag separation, confirming tapping behavior, and maximizing niobium recovery to the alloy.

23.6 Recovery Methods

It is recommended that a full-scale heat integration and optimization analysis (Pinch Analysis) be undertaken on the Hydromet flowsheet to optimize energy recovery.

23.7 Infrastructure

General Infrastructure

Additional geotechnical investigation is recommended based upon the detail design requirements addressed in Section 22.5. This would include borings in the selected building and large equipment locations, high load and deep foundation recommendations, as well as pavement design recommendations based upon the type and frequency of vehicle traffic.

Any additional work required is included in the detailed engineering scope of work and included in the cost.

Tailings

With respect to tailings Tierra Group/BBA provides the following recommendations:

480 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

•
Complete a comprehensive tailings laboratory testing program to characterize the material and provide geomechanical properties to support detailed design of the TSF. The program should include index testing (grain size, specific gravity, Atterberg limits, Proctor density), slump, strength, settling and drying, permeability and consolidation tests.
•
Conduct a site specific seismic hazard assessment (“SHA”). This is a specialized engineering study used to define the exact earthquake shaking and ground failure risks for a particular project location. It replaces standard building code estimates with precise, localized data to optimize structural design and ensure safety.
•
Identify suitable locations for the storage of topsoil and any excess excavated material.
•
Conduct additional geotechnical investigations to further characterize foundation soils and assess potential borrow sources to support detailed design and construction planning across the Project site. Additional boreholes should be completed in the footprint of each TSF cell prior to final design and should include installation of additional piezometers to further define the groundwater conditions. Laboratory testing of collected samples should include index testing, permeability, consolidation and shear strength testing.
•
Update design parameters and optimize designs based on the results of the geotechnical and hydrogeological investigations. The primary parameters include seismicity, foundation and structural fill shear strength, consolidation and pore pressure response.
•
Utilize observations and lessons learned during early cell construction to refine design details and construction methods for subsequent cells. The primary considerations include the suitability of the materials from required excavations for use as structural fill, behavior of the foundation soils upon loading, and construction controls required to achieve the specifications.

Salt Management

The final salt product will be characterized for solubility, runoff chemistry, and geotechnical characteristics to aid in the detailed design of the proposed salt management cells.

Paste Backfill

Additional testing for the optimum paste backfill mixture during the next phase of the project is recommended. Additional testing could help further optimize the cement content, maximize early strength gain and minimize the paste backfill plant operating cost. By doing so early, the design for the paste backfill plant can be modified to allow for the addition of the relatively cheap, locally available fly ash as a binder, and for the paste backfill recipe to be perfected prior to detailed design or construction.

23.8 Environmental & Social

Olsson provides the following environmental, permitting, and social/community related recommendations to NioCorp:

481 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

•
Continue engagement and transparency with all relevant stakeholders which have been identified throughout the development process. This helps to reduce opposition to development and ensures genuine regulatory buy-in to the project.
•
Continue engagement with state and local regulatory bodies to ensure an up-to-date and ongoing understanding of the mine plan, including processing of materials and disposal of wastes. This will help to ensure that lead times for permitting are known in advance and will prevent delays in both the permitting and construction processes.

23.9 Summary of Costs for Recommended Work

Area	Program	Cost Estimate (US$)
Geology & Resource	Couple Proposed grouting plan with resource infill program to increase confidence in the Mineral Resource. Of the 68 planned surface grout holes, use 33 as resource infill. Costs include onsite geological support and expenses, analytical costs and shipping, and update to the Mineral Resource Estimate.	$7,500,000
Processing & Metallurgical Testing	Paste backfill test program, chlorination testwork, optimization, Pinch Analysis	$5,000,000
Mining Reserves	Additional infill drilling (will be accomplished through execution of the grouting program)	$0
Ventilation Design	Additional Ventilation Studies	$250,000
Geomechanical	Ground Control Management Plan	$200,000
Salt Management	Salt characterization program	$50,000
Pyrometallurgical Plant	Additional pyromet testing program	$150,000
Tailings	Tailings laboratory Testing Program, site specific hazard analysis, geotechnical investigations	$200,000
Paste Backfill	Covered above under Process	$0
TOTAL:		$13,350,000

482 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

24 References

A2GC. (2026a). Elk Creek Project—Rock Mass Characterization (76 p.) [Technical Report prepared by A2GC for NioCorp].

A2GC. (2026b). Elk Creek Project - Rock Engineering in Support of the Mine Design for the 2026 Feasibility Study [Technical Report under preparation] Andrieux & Associates Geomechanics Consulting, June 2026.

ABC. (2026). Groutability of the Elk Creek Mine Orebody. Adrian Brown Consultants.

Adamas Intelligence. (2019). Rare Earth Elements: Market Issues and Outlook (Q2 2019). 1–10.

Adamas Intelligence. (2022). Rare Earth Magnet Market Outlook to 2035. Online Abstract. (May 23, 2022). https://www.adamasintel.com/report/rare-earth-magnet-market-outlook-to-2035/

Adamas Intelligence. (2025). Rare Earth Magnet Market Outlook to 2040: Top Predictions for 2026. Toronto, Canada.

Anzman, J. R. (1976). Interpretation of Gravity and Magnetic Data, Elk Creek Anomaly, Johnson and Pawnee Counties, Nebraska. Molycorp Inc.

Argus. (2026). Argus Non-Ferrous Markets. Argus Media Group.

Barton, N. R., Lien, R., & Lunde, J. (1974). Engineering classification of rock masses for the design of tunnel support. Rock Mechanics, 6(4), 189–236.

Batty, M., Everett, B., Broili, A., Brown, A., Doundarov, G., Gorham, J., Hales, M., Harton, S., Jundis, R., Khwaja, M., Larochelle, E., Lepage, M., Marx, W., McKenzie, I., Sames, J., Smith, D., Tinucci, J., Willow, M., & Winters, D. (2022). NI 43-101 Technical Report Feasibility Study, Elk Creek Project, Nebraska [NI 43-101].

Berendsen, P., & Weis, T. (2001). New Kimberlite Discoveries in Kansas: Magnetic Expression and Structural Setting. 104(3–4), 223–236.

Birkett, T. C., & Simandl, G. J. (1999). Carbonatite Associated Deposits: Magmatic, Replacement and Residual. 3.

Brookins, D. G., Treves, S. B., & Bolivar, S. L. (1975). Elk Creek, Nebraska Carbonatite: Strontium Geochemistry. Earth and Planetary Science Letters, 28, 79–82.

Burchett, R. R. (1982). Thickness and structure maps of the Pennsylvanian and Permian rocks across Southern Nebraska (Report of Investigations No. 7). Nebraska Geological Survey.

Burchett, R. R., & Reed, E. C. (1967). Centennial Guidebook to the Geology of southeastern Nebraska. Lincoln, NE: University of Nebraska, Conservation and Survey Division.

Carlson, M. P. (1992). Tectonic implications and influence of the Midcontinent. Rift System in Nebraska and adjoining areas. In: (Richard W. Ojakangas, Albert B. Dickas, John C. Green, Eds. Proceedings of the Tenth International Conference on Basement Tectonics.

483 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Carlson, M. P., & Treves, S. B. (2005). The Elk Creek Carbonatite, Southeast Nebraska—An Overview. Natural Resource Research, Vol. 14(No.1), 39–45.

Carmichael, M. J., & Arulraj, G. P. (2017). Strength and Permeability Studies on Concrete with Nano-Cement. International Journal of Civil Engineering and Technology, 8(1), 132–139.

CIM. (2014). CIM Definition Standards on Mineral Resources and Mineral Reserves. Canadian Institute of Mining, Metallurgy and Petroleum, May 19, 2014.

CIM. (2019). CIM Estimation of Mineral Resources and Mineral Reserves Best Practice Guidelines [CIM Estimation of Mineral Resources & Mineral Reserves Best Practice Guidelines, November 29, 2019]. Canadian Institute of Mining, Metallurgy and Petroleum.

Clark, L. M. (1998). Minimizing dilution in open stope mining with a focus on stope design and narrow vein longhole blasting (p. 357 p.) [(Master Thesis). University of British Columbia]. Mining & Mineral Process Engineering.

Cook, W. B., & Shearer, R. L. (1986). Proposed Land Retention for 1986, Elk Creek, Nebraska. Internal Molycorp Memo, February 5, 1986.

Cordell, L. (1979). Gravimetric Expression of Graben Faulting in Santa Fe Country and the Espanola Basin, New Mexico. In: Ingersoll, R.V., Ed., Guidebook to Santa Fe Country. 59–64.

Cordell, L., & Grauch, V. J. S. (1985). Mapping Basement Magnetization Zones from Aeromagnetic Data in the San Juan Basin, New Mexico. In: Hinze, W.J., Ed., The Utility of Regional Gravity and Magnetic Anomaly Maps. Society of Exploration Geophysicists, 181–197.

CPM Group. (2025). Niobium Review and Outlook, A comprehensive study of the global niobium market including 10-year projections of niobium supply, demand by end use, and prices. (May 2025).

Darcy, H. (1856). Determination of the laws of flow of water through sand. In The Public Fountains of the City of Dijon, Victor Dalmont, Paris, 590–594.

Erdosh, G. (1979). The Ontario Carbonatite Province and Its Phosphate Potential. Economic Geology, 74, 331–338.

Farmer, J. D., Chamberlain, K. R., & Babcock, S. M. (2013). Final Technical Report for “Collaborative Research with the University of Nebraska and University of Colorado on the Age and Origin of the REE-Rich Elk Creek Carbonatite, Southeast Nebraska, USA. USGS Award Number G12AP20052.

GISTM. (2020). Global Tailings Review, Global Industry Standard on Tailings Management. (August 2020).

Grimstad, E., & Barton, N. (2014). Q-System—An Illustrated Guide Following 40 Years in Tunnelling (p. 43 p.) [Technical Report].

484 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Hoek, E. (1994). Strength of rock and rock masses. International Society for Rock Mechanics (ISRM) News Journal, I(2), 4–16.

Hoek, E., & Bray, E. T. (1974). Rock Slope Engineering. Institution of Mining and Metallurgy.

ICOLD. (2025). International Committee on Large Dams (ICOLD). Bulletin 194 on Tailings Dam Safety(April 28, 2025).

IEA. (2026). Rare Earth Elements: Pathways to Secure and Diversified Supply Chains. International Energy Agency, (8 April 2026).

Jodouin. (2025). NioCorp Elk Creek Technical Report Update Ventilation Design Criteria REV B. June 20, 2025.

Jodouin. (2026). Mine Ventilation Design Report.

King, P. B. (1969). The Tectonics of Middle North America.

Larochelle, T., Larochelle, E., Dissem, N., Sixberry, R., & Honan, S. (2024). A new paradigm for the recovery of rare earth elements: The high activity flowsheet as applied to the Elk Creek deposit.

Mathews, K. E., Hoek, E., Stewart, S. B. V., & Wyllie, D. C. (1980). Prediction of Stable Excavation Spans for Mining at Depths Below 1000 meters in Hard Rock, [CANMET Technical Report].

McBee, W. (2003). Nemaha Strike-Slip Fault Zone. Search and Discovery Article #10055.

Mitchell, R. H. (2005). Carbonatites and Carbonatites and Carbonatites. The Canadian Mineralogist, 43(6), 2049–2068.

Naugle, R. C. (2018). A Brief History of Nebraska. https://doi.org/ISBN%20978-0-933307-39-1

NDEQ. (2016). Nebraska Department of Environmental Quality (NDEQ), Nebraska Administrative Code. Title 132 – Integrated Solid Waste Management Regulations.

NGI. (2022). Using the Q-system—Rock mass classification and support design. Revised handbook edition.

Nickson, S. D. (1992). Cable support guidelines for underground hard rock mine operations. [(Master Thesis). University of British Columbia].

Nordmin. (2019). NI 43-101 Technical Report, Feasibility Study, Elk Creek Superalloy Materials Project, Nebraska [NI 43-101 (Effective Date: April 16th, 2019, Report Date: May 29, 2019). Prepared for NioCorp Developments Ltd.].

NRCS. (2015). United States Department of Agricultural Natural Resources Conservation Service Web Soil Survey. http://websoilsurvey.sc.egov.usda.gov/App/HomePage.html

OnG. (2025). Scandium: A Market Appraisal, prepared for NioCorp Ltd., by OnG Commodities LLC. (September 2025).

Palacas, J. G., Schmoker, J. W., Dawes, T. A., Pawlewicz, M. J., & Anderson, R. R. (1990). Petroleum source-rock assessment of Middle Proterozoic (Keweenawan) sedimentary

485 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

rocks, Eischeid #1 well, Carroll County, Iowa. Anderson, R.R., Ed., The Amoco M.G. Eischeid #1 Deep Petroleum Test, Carroll County, Iowa, Preliminary Investigations: Iowa Department of Natural Resources, Geological Survey Bureau, Special Repot Series No. 2, 119–134.

Potvin, Y. (1988). Empirical open stope design in Canada [(PhD Thesis). University of British Columbia].

Railveyor Technologies Global Inc. (2026). NioCorp—Elk Creek Project Material Handling Engineering Study, Released for Feasibility Study—Rev 01.

Richardson, D. G., & Birkett, T. C. (1996). Carbonatite associated Deposits. Geology of Canadian Mineral Deposit Types, (No. 4), 541–555.

Schneider, R., Stoner, K., Steinauer, G., Panella, M., & Humpert, M. (Eds). (2011). The Nebraska Natural Legacy Project: State Wildlife Action Plan. 2nd ed. The Nebraska Game and Parks Commission, Lincoln, NE.

SGS Canada Inc. (2016a). An Investigation into the Grinding Circuit Design Based on Bench Scale Grindability Testing for the Elk Creek Project. Project CALR-14379-008A-Final Report-Rev 1. (November 2, 2016).

SGS Canada Inc. (2016b). HPGR Characterization of a Single Sample from the Elk Creek Project. Prepared for Elk Creek Resources. Project 15953-001-Final Report. (December 20, 2016).

SRK. (2014). NI 43-101 Technical Report on resources, Elk Creek Niobium Project, Nebraska [Effective Date: September 9, 2014, Report Date: November 3, 2014, Prepared by SRK Consulting (U.S.), Inc. for NioCorp Developments Ltd.].

SRK. (2015). NI 43-101 Technical Report, Updated Preliminary Economic Assessment, Elk Creek Niobium Project, Nebraska [Effective Date: August 4, 2015, Original Report Date: September 4, 2015, Amended Report Date: October 16, 2015. Prepared by SRK Consulting (U.S.), Inc. for NioCorp Developments Ltd.].

SRK. (2017). Volume 2 Hydrogeology, Elk Creek Niobium Project Feasibility Study Report. August 10, 2017.

SRK. (2022). NI 43-101 Technical Report Feasibility Study Elk Creek Project, Nebraska. Effective Date: June 28, 2022; Report June 28, 2022.

SRK. (2026). SEC Technical Report Summary: 2025 S-K 1300 TRS Update, Mountain Pass Mine, San Bernardino County, California (Effective Date: October 1, 2025. Report Date: February 16, 2026. Prepared for MP Materials Corp. Denver, Colorado: SRK Consulting (U.S.), Inc SRK Project Number USPR002310).

Sweeney, R. E., & Hill, P. L. (2005). Nebraska, Kansas, and Oklahoma Aeromagnetic and Gravity Maps and Data: A Web Site for Distribution of Data. Data Series 138: On-Line Report. https://pubs.usgs.gov/ds/2005/138/neksok.html

486 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Syberg, F. J. (1972). A Fourier Method for the Regional-Residual Problem of Potential Fields. (Geophysical Prospecting), 47–75. https://doi.org/doi:10.1111/j.1365-2478.1972.tb00619.x

Tetra Tech Wardrop. (2012). Report to: Quantum Rare Earth Developments Corp, Elk Creek Nb Project, Nebraska, US, Resource Estimate Update [Document No. 1291370100-REP-R0001-02, Effective Date: April 23, 2012, prepared for Quantum Rare Earth Developments Corp.].

Treves, S. B., & Low, D. J. (1983). Precambrian Geology of Eastern and Central Nebraska. GSA Abstracts with Programs, North Central Section, 15(4), 266–267.

Turton, R. (2012). Analysis, Synthesis, and Design of Chemical Processes, 4th Edition.

TZMI. (2025). TiCl4 Market Analysis for NioCorp Developments Ltd. Project 12176, by TZ Minerals International Pty Ltd. (July 2025).

USA Rare Earth Inc. (2026). USA Rare Earth Announces Letter of Intent with the U.S. Government for Access to $1.6 Billion in Funding to Accelerate the Domestic Heavy Rare Earth Value Chain. Concurrently, USA Rare Earth Raises $1.5 Billion in Private Sector Investment. Press Release.

USDA. (1984). United States Department of Agriculture (USDA) Soil Conservation Service (SCS), Soil Survey of Johnson County, Nebraska. National Cooperative Soil Survey.

USGS. (2026). Mineral Commodity Summaries 2026. U.S. Geological Survey, Reston, Virginia Rare Earths. pp 152-155.

Van Gosen, B. S., Verplanck, P. L., Seal, R. R. I., Long, K. R., & Gambogi, J. (2017). Rare-earth elements. U.S. Geological Survey, Professional Paper 1802, O1–O31. https://doi.org/https://doi.org/10.3133/pp1802O

Veolia Water Technologies, Inc. (2019). NioCorp Elk Creek Operation Budgetary Proposal for Water Treatment.

Wayne, W. J. (1981). Kansan Proglacial Environment, east-central Nebraska. American Journal of Science, 281, 375–398.

Whiting, D. (1988). Permeability of Selected Concretes, in Permeability of Concrete, SP-108 A. American Concrete Institute.

Woolley, A. R. (1989). The Spatial and Temporal Distribution of Carbonatites. In: Carbonatites, Genesis, and Evolution (K. Bell, Ed.), 15–37.

Woolley, A. R., & Kempe, D. R. C. (1989). Carbonatites: Nomenclature, average chemical compositions, and element distribution. In: Bell K (Ed) Carbonatites: Genesis and Evolution, 1–13.

Xu, A. (1996). Mineralogy, Petrology, Geochemistry and Origin of the Elk Creek Carbonatite, Nebraska [Ph.D. thesis]. University of Nebraska-Lincoln.

487 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

24.1 Definition of Terms

Table 24‑1: Summary of general mining terms potentially used in this Technical Report Summary.

Term	Definition
Assay	The chemical analysis of mineral samples to determine the metal content.
Capital Expenditure	All other expenditures not classified as operating costs.
Composite	Combining more than one sample result to give an average result over a larger distance.
Concentrate	A metal-rich product resulting from a mineral enrichment process such as gravity concentration or flotation, in which most of the desired mineral has been separated from the waste material in the ore.
Crushing	The initial process of reducing the ore particle size to render it more amenable for further processing.
Cut-Off Grade (CoG)	The grade of mineralized rock, which determines as to whether or not it is economical to recover its gold content by further concentration.
Dilution	Waste, which is unavoidably mined with ore.
Dip	The angle of inclination of a geological feature/rock from the horizontal.
Fault	The surface of a fracture along which movement has occurred.
Footwall	The underlying side of an orebody or stope.
Gangue	Non-valuable components of the ore.
Grade	The measure of the concentration of gold within the mineralized rock.
Hanging wall	The overlying side of an orebody or slope.
Haulage	A horizontal underground excavation which is used to transport mined ore
Hydrocyclone	A process whereby material is graded according to size by exploiting
Igneous	Primary crystalline rock formed by the solidification of magma.
Kriging	An interpolation method of assigning values from samples to blocks that minimize the estimation error.
Level	A horizontal tunnel, the primary purpose is the transportation of personnel and materials.
Lithological	Geological description pertaining to different rock types.
LRP	Long Range Plan.
Milling	A general term used to describe the process in which the ore is crushed and ground and subjected to physical or chemical treatment to extract the valuable metals to concentrate or finished product.
Mineral/Mining Lease	A lease area for which mineral rights are held.
Mining Assets	The Material Properties and Significant Exploration Properties.
Ongoing Capital	Capital estimates of a routine nature, which is necessary for sustaining operations.
Ore Reserve	See Mineral Reserve.
Ore reserve Pillar	Rock left behind to help support the excavations in an underground mine.
Sedimentary	Pertaining to rocks formed by the accumulation of sediments, formed by the erosion of other rocks.
Shaft	An opening cut downwards from the surface for transporting personnel, equipment, supplies, ore and waste.
Sill	A thin, tabular, horizontal to sub-horizontal body of igneous rock formed by the injection of magma into planar zones of weakness.
Smelting

A high temperature pyrometallurgical operation conducted in a furnace, in which the valuable metal is collected to a molten matte or dolt phase and separated from the gangue components that accumulate in a less dense molten slag phase.

Stope	The underground void created by mining.
Stratigraphy	The study of stratified rocks in terms of time and space.
Strike	The direction of the line formed by the intersection of strata surfaces with the horizontal plane, always perpendicular to the dip direction.
Sulphide	A sulphur-bearing mineral.
Tailings	Finely ground waste rock from which valuable minerals or metals have been extracted.
Thickening	The process of concentrating solid particles in suspension.
Total Expenditure	All expenditures, including those of an operating and capital nature.

488 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Term	Definition
Waste Rock

Rock excavated during mining that is not processed as ore. The term is a standard mining term and does not, by itself, determine regulatory status, environmental classification, or beneficial-use potential; those determinations depend on material characteristics, proposed use or management, and applicable regulations.

Variogram	A statistical representation of the characteristics (usually grade).

489 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

24.2 Abbreviations

Abbreviation	Unit or Term	Abbreviation	Unit or Term
%	percent	LOI	loss on ignition
%w/w	percent mass fraction for percent mass	LOM	life of mine
<	less than	LREO	Light Rare Earth Oxide (Lanthanium through Neodymium)
>	greater than m2)	M	million
°	degree (degrees)	m	meter
°C	degrees Celcius	m.y.	million years
µm	micrometer per micron	m2	square meter
µRads/hour	microradian/hour	m3	cubic meter
A	ampere	m3/h	cubic meter per hour
AA	atomic absorption	Ma	mega-annum (1 million years)
Airn2	amperes per square meter	masl	meters above sea level
AMS	Air Monitoring Stations	MCL	maximum contaminant levels
ANFO	ammonium nitrate fuel oil	MDA	Mine Development Associates
AQS	Air Quality Stations	mg/L	Milligrams per liter
Au	gold	MgCO3	Magnesium Carbonate
BATF	U.S. Bureau of Alcohol, Tobacco and Firearms	MJ	megajoules
bgs	below ground surface	mm	millimeter
BoE	Basis of Estimate	mm2	square millimeter
CAA	Clean Air Act	mm3	cubic millimeter
CaCO3	Calcium Carbonate	MME	mine & mill engineering
CaF2	calcium fluoride	MMF	Multimedia Filter
CaO	Calcium Oxide	Mpa	megapascal
CAPEX	capital expenditure	MSHA	Mine Safety and Health Administration
CCTV	Closed-circuit video	Mt	million tonnes
CDF	cost data file	Mtpa	Million tonnes per annum
cfm	cubic feet per minute	MTW	measured true width
CIM	Canadian Institute of Mining, Metallurgy, and Petroleum	MW	million watts

490 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Abbreviation	Unit or Term	Abbreviation	Unit or Term
cm	centimeter	MWMP	meteoric water mobility procedure
cm2	square centimeter	NaNbO3	sodium niobate
cm3	cubic centimeter	Nb2O5	Niobium Pentoxide
CoG	cut-off grade	NCG	non-condensable gas
ConfC	confidence code	NDEE	Nebraska Department of Environmental and Energy
CoNSR	Cut-Off Net Smelter Return	NdPr	Neodymium/Praseodymium
CRC	Cultural Resources Consulting	NGO	non-governmental organization
CRec	core recovery	NH4	Ammonium
CRM	certified reference material	NH4Cl	Ammonium Chloride
CSS	closed-side setting	NI	43-101 Canadian National Instrument 43-101
CSV	comma separated values	NN	Nearest Neighbor
CTBD	Cooling Tower Blow Down	NORM	naturally occurring radioactive material
CTW	calculated true width	NPDES	national pollutant discharge elimination system
dia.	diameter	NPV	Net Present Value
DNR	Department of Natural Resources	NRCS	Natural Resources Conservation Service
DOL	Department of Labor	NSR	Net Smelter Return
EBITDA	Earning Before Interest, Taxes, Depreciation and Amortization	OCC	Operations Control Center
EIS	Environmental Impact Statement	OK	Ordinary Kriging
EMP	Environmental Management Plan	OP	open pit
EPA	U.S. Environmental Protection Agency	OPEX	operating expense
FeNb	ferroniobium	pCi/g	picocuries per gram
FGD	flue gas desulfurization	PCN	Process Control Network
FPA	Furnace Feed Preparation Area	PDP	power distribution panels
ft	foot (feet)	PDS	paste distribution system
ft2	square foot (feet)	PENN	Pennsylvanian-aged mudstone and limestone (Pennsylvanian strata)
ft3	cubic foot (feet)	PLC	programmable logic controller
g	gram	PLS	pregnant leach solution
G&A	General and Administrative	PMF	probable maximum flood

491 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Abbreviation	Unit or Term	Abbreviation	Unit or Term
g/cm3	grams per cubic centimeter	ppm	parts per million
g/L	gram per liter	PSD	prevention of significant deterioration
g/t	grams per tonne	QA/QC	quality assurance/quality control
Ga	giga-annum (1 billion years)	RC	rotary circulation drilling
gal	gallon	REE/REEs	Rare Earth Element(s)
GHG	greenhouse gases	RIO	Remote I/O
g-mol	gram-mole	RO	reverse osmosis
gpd	gallons per day	ROM	run of mine
gpm	gallons per minute	RPD	relative percentage difference
ha	hectare (10,000 square meters)	RQD	rock quality description
HAP	hazardous air pollutant	SEC	U.S. Securities & Exchange Commission
HCl	hydrochloric acid	sec	second
HDPE	height density polyethylene	SEG	samarium (Sm), eropium (Eu) and gadolinium (Gd)
HG	high grade	SG	specific gravity
High-Ti	high titanium basalt	SOFC	solid oxide fuel cells
HMI	Human Machine Interface	SPCC	spill prevention, control, and countermeasure
hp	horsepower	SPLP	synthetic precipitation leach procedure
HPGR	High Pressure Grinding Rolls	SPT	standard penetration testing
HQ	standard diamond drill core size; 2.5in diameter	SRCE	Standardized Reclamation Cost Estimator
HREO	Heavy Rare Earth Oxide (Samarium through Lutetium incl. Yttrium)	SSF	surge storage facility
HsSO4	sulfuric acid	t	tonne (metric ton) (2,204.6 pounds)
HTW	horizontal true width	t/d	tonnes per day
ICP	induced couple plasma	t/h	tonnes per hour
ID2	Inverse-Distance Squared	t/m3	tonnes per cubic meter
IFC	International Finance Corporation	t/y	tonnes per year
ILS	intermediate leach solution	TCLP	toxicity characteristic leaching procedure
IRR	internal rate of return	TiCl4	titanium tetrachloride
kA	kiloamperes	TiO2	Titanium Dioxide
492 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Abbreviation	Unit or Term	Abbreviation	Unit or Term
kg	kilogram	ton	short ton (2,000 pounds)
kg/m2	Kilogram per cubic meter	TREO	Total Rare Earth Oxide
kg/m3	Kilogram per square meter	TSF	tailings storage facility
km	kilometer	TSP	total suspended particulates
km2	square kilometer	UCC	Underground Control Center
koz	thousand troy ounce	UCS	uniaxial compressive strength
kt	thousand tonnes	UDS	underground distribution systems
kt/d	thousand tonnes per day	UG	underground
kt/y	thousand tonnes per year	UIC	underground injection control
kV	kilovolt	USACE	U.S. Army Corps of Engineers
kW	kilowatt	USD	US Dollars
kWh	kilowatt-hour	USGS	United States Geological Survey
kWh/t	kilowatt-hour per metric tonne	UTM	Universal Transverse Mercator
L	liter	V	volts
L/s	liters per second	VFD	variable frequency drive
L/s/m	liters per second per meter	VOD	ventilation on demand
lb	pound	W	watt
LG	low grade	XRD	x-ray diffraction
LHD	long-haul dump truck	XRF	x-ray fluorescence
LLDDP	linear low-density polyethylene plastic	y	year

493 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

25 Reliance on Information Provided By the Registrant

In preparing this Technical Report Summary, Qualified Persons have relied upon certain information provided by NioCorp and its professional advisors in areas outside the Qualified Persons' respective fields of expertise. Such reliance is limited to matters permitted under Regulation S-K 1300 and includes, as applicable, information concerning mineral title and tenure, surface rights, legal agreements, royalties and encumbrances, permitting, environmental obligations, taxation, governmental matters, stakeholder agreements, and commercial arrangements.

The Qualified Persons have reviewed the information provided to the extent considered appropriate for the purposes of this Technical Report Summary. The categories of information relied upon, the portions of the Technical Report Summary affected by such reliance, the extent of reliance, and the basis upon which the Qualified Persons consider such reliance reasonable are summarized in Table 25-1.

Table 25‑1: Information supplied by Registrant

Category	Information / Source	TRS Section	Extent of Reliance	Basis for Reasonable Reliance
Mineral Tenure	Title information supplied by Registrant/legal counsel	Section 3	Used to describe ownership, mineral rights and tenure	Legal matters are outside the QP's expertise and information was prepared/reviewed by qualified legal counsel
Permitting	Permit register supplied by Registrant/environmental consultant	Section 17	Used to describe current permit status	Information maintained by project personnel responsible for permitting
Environmental	Environmental studies and liabilities supplied by Registrant	Section 17	Used in assessment of environmental obligations and closure requirements	Prepared by appropriately qualified environmental specialists
Taxation	Tax assumptions supplied by Registrant/tax advisors	Section 19	Incorporated into economic analysis	Tax matters are outside QP expertise, and assumptions were supplied by qualified advisors
Offtake / Contracts	Commercial terms supplied by Registrant	Sections 16/19	Used in revenue and economic assumptions	Commercial agreements maintained by Registrant

494 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

26 Signature Page

This TRS entitled “SK-1300 Technical Report Summary – Elk Creek Project, Nebraska”, with an effective date of June 30, 2026, was prepared and signed by:

Dahrouge Geological Consulting USA Ltd. Signed and dated at Centennial, CO Date: September 23, 2026	/s/ Trevor Mills on behalf of Dahrouge Geological Consulting USA Ltd.
SMH Process Innovation Signed and dated at West Jordan, UT Date: September 23, 2026	/s/ Eric Larochelle on behalf of SMH Process Innovation
Dumas Contracting USA Inc. Signed and dated at Timmins, ON, Canada Date: September 23, 2026	/s/ Tony Linton on behalf of Dumas Contracting USA Inc.
Amplify Mine Planning LLC Signed and dated at Denver, CO Date: September 23, 2026	/s/ Scott Britton on behalf of Amplify Mine Planning LLC
BBA Consultants International LP Signed and dated at Ridgway, CO Date: September 23, 2026	/s/ Troy Meyer on behalf of BBA Consultants International LP
Adrian Brown Consultants Inc. Signed and dated at Granby, CO Date: September 23, 2026	/s/ Adrian Brown on behalf of Adrian Brown Consultants Inc.
Olsson Signed and dated at Omaha, NE Date: September 23, 2026	/s/ Brian Osborn on behalf of Olsson
Andrieux & Associates Geomechanics Consulting, L.P. Signed and dated at Nain, NL, Canada Date: September 23, 2026	/s/ Patrick Andrieux on behalf of Andrieux & Associates Geomechanics Consulting, L.P.
Tetra Tech Signed and dated at Salt Lake City, UT Date: September 23, 2026	/s/ David Winters on behalf of Tetra Tech.

495 | Page

SK-1300 Technical Report Summary – Elk Creek Project, Nebraska

NioCorp Developments Ltd.

Metallurgy Concept Solutions Signed and dated at Montreal, QC Date: September 23, 2026	/s/ Sylvain Harton on behalf of Metallurgy Concept Solutions
Magemi Mining Inc. Signed and dated at Toronto, ON Date: September 23, 2026	/s/ Georgi Doundarov on behalf of Magemi Mining Inc.
T Engineering Signed and dated at Montreal, QC Date: September 23, 2026	/s/ Bernie Ting on behalf of T Engineering
Scott Honan, M.Sc., SME-RM, NioCorp Signed and dated at Centennial, CO Date: September 23, 2026	/s/ Scott Honan

496 | Page